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As filed with the Securities and Exchange Commission on July 7, 2006

Registration No. 333-132931

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 4
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CALIPER LIFE SCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3826 (Primary Standard Industrial Classification Code Number)	33-0675808 (I.R.S. Employer Identification Number)

68 Elm Street
Hopkinton, MA 01748
(508) 435-9500
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

E. Kevin Hrusovsky
President and Chief Executive Officer
Caliper Life Sciences, Inc.
68 Elm Street
Hopkinton, MA 01748
(508) 435-9500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

copies to:
William T. Whelan, Esq. Megan N. Gates, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111 (617) 542-6000	Karen A. Dempsey, Esq. Heller Ehrman LLP 333 Bush Street San Francisco, CA 94104 (415) 772-6000

        Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of Xenogen Corporation and a wholly-owned subsidiary of the Registrant as described in the Agreement and Plan of Merger dated as of February 10, 2006.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Registration Fee

Common Stock, $.001 par value	19,425,000(1)	N/A	$75,563,000(3)	$8,085.24(5)
Warrants to Purchase Shares of Common Stock	5,425,000(2)	N/A	$36,835,750(4)	$3,941.43(5)
Preferred Stock Purchase Rights	19,425,000	N/A	(6)	(6)

(1)
Represents the estimated maximum number of shares of common stock of the Registrant to be issued in connection with the merger of Xenogen Corporation with a wholly-owned subsidiary of the Registrant and shares of common stock of the Registrant issuable in connection with future exercises of the warrants issued in connection with the merger. Of the total amount to be registered, 14,000,000 shares are based upon an exchange ratio of approximately 0.574 of a share of the Registrant's common stock for each share of Xenogen common stock and assumes (a) 20,451,979 shares of Xenogen common stock outstanding on March 30, 2006, (b) 2,396,958 shares of Xenogen common stock that may be issued between March 30, 2006 and the closing of the merger, assuming the exercise for cash of all outstanding options, and (c) 1,941,921 shares of Xenogen common stock that are issuable upon the exercise of warrants to purchase Xenogen common stock outstanding on March 30, 2006. For avoidance of doubt, this amount also includes 5,425,000 shares of common stock of the Registrant issuable upon the future exercise of warrants to purchase Caliper common stock issued in connection with the merger.

(2)
Represents the estimated maximum number of warrants to purchase shares of common stock of the Registrant to be issued in connection with the merger. Of the total amount to be registered, 5,425,000 warrants are based upon an exchange ratio of 0.223 of a warrant to purchase the Registrant's common stock for each share of Xenogen common stock and assumes (a) 20,451,979 shares of Xenogen common stock outstanding on March 30, 2006, (b) 2,396,958 shares of Xenogen common stock that may be issued between March 30, 2006 and the closing of the merger, assuming the exercise for cash of all outstanding options, and (c) 1,941,921 shares of Xenogen common stock that are issuable upon the exercise of warrants to purchase shares of Xenogen common stock outstanding on March 30, 2006.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and 457(f) under the Securities Act of 1933, as amended, and based upon $3.89, the average of the high and low sales prices of Xenogen common stock as reported on the Nasdaq National Market on March 30, 2006 and computed based upon the estimated maximum number of shares that may be exchanged for the Registrant's common stock being registered, including shares issuable upon exercise of outstanding warrants.

(4)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g), based on $6.79 per warrant, which is the exercise price per warrant to be issued in connection with the merger.

(5)
This fee has been calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, by multiplying the maximum aggregate offering price by .000107. This fee has been previously paid.

(6)
Preferred Share Purchase Rights, which are attached to the shares of Common Stock to be issued in connection with the merger, but will not trade separately from the shares of Common Stock until a triggering event occurs under the agreement governing the issuance of such rights. No offering price attaches to these rights.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until (i) the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or (ii) until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Joint Proxy Statement—Prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Joint Proxy Statement—Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[PRELIMINARY DRAFT DATED JULY 7, 2006, SUBJECT TO COMPLETION]

Caliper Life Sciences, Inc. 68 Elm Street, Hopkinton, MA 01748 (508) 435-9500	Xenogen Corporation 2061 Challenger Drive, Alameda, CA 94501 (510) 291-6100

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        The boards of directors of Caliper Life Sciences, Inc. and Xenogen Corporation have agreed to a merger of Caliper and Xenogen. We believe the combined company will be able to create substantially more stockholder value than could be achieved by the companies individually.

        The parties presently expect that holders of Xenogen common stock will receive in the merger approximately 0.575 of a share of Caliper common stock and approximately 0.223 of a warrant to acquire one Caliper common share at an exercise price of $6.79, in exchange for each Xenogen common share. These exchange ratios are subject to adjustment depending on the number of outstanding Xenogen shares and warrants to purchase Xenogen common stock at the effective time of the merger. In calculating the number of outstanding Xenogen shares at the time of the merger for this purpose, any options to purchase Xenogen common stock that are exercised between February 10, 2006, which is the date of the merger agreement, and the closing of the merger will be included in the number of outstanding shares as if they had been "net exercised," even if they are exercised by cash payment of the exercise price. "Net exercise" of an option means that the holder of the option surrenders some of the shares represented by the option in payment of the option's exercise price, which results in a smaller number of shares being issued under the option than would have been the case if the option was exercised by cash payment of the exercise price. For a more detailed discussion of the exchange ratios, see "Chapter One—The Merger—The Merger Agreement—Merger Consideration" on page I-102.

        In addition, each warrant to purchase shares of Xenogen common stock that is outstanding at the effective time of the merger will be assumed by Caliper and converted into a Caliper warrant to purchase the number of shares of Caliper common stock and warrants to purchase Caliper common stock that the warrant holder would have received if such holder had exercised such warrant for shares of Xenogen common stock prior to the merger. All Xenogen options will expire upon the effective time of the merger if they are not exercised before the effective time of the merger.

        The stock and warrant exchange ratios may differ from those that are used as examples in this document, and Xenogen stockholders will not know the final exchange ratios before submitting their votes on the proposal to adopt the merger agreement at the special meeting. Caliper common stock is currently listed on the Nasdaq National Market under the symbol "CALP." Caliper will apply to have the warrants to purchase Caliper common stock to be issued in the merger listed on the Nasdaq National Market under the symbol "CALP.W." Caliper expects to issue an aggregate of approximately 13,200,000 shares of its common stock, and warrants to purchase an aggregate of approximately 5,125,000 shares of its common stock, in the merger. We anticipate that the closing of the merger will occur not later than three business days following the Caliper and Xenogen stockholder votes.

        We are asking stockholders of Caliper to approve the issuance of shares of Caliper common stock and warrants to purchase shares of Caliper common stock. As this will be the annual meeting of Caliper stockholders, Caliper stockholders will also be asked to approve an increase in the number of authorized shares of Caliper common stock, to vote on Caliper director nominees and to ratify the selection of Ernst & Young LLP as Caliper's independent registered public accountants.

        We are asking stockholders of Xenogen to adopt the merger agreement at a special meeting of Xenogen stockholders. We cannot complete the merger unless Xenogen stockholders adopt the merger agreement and Caliper stockholders approve the issuance of Caliper shares and warrants pursuant to the merger agreement.

        Please give all of the detailed information on Caliper, Xenogen and the merger contained in the Joint Proxy Statement - Prospectus your careful attention, especially the discussion in the section entitled "Risk Factors" beginning on page I-22 of this Joint Proxy Statement - Prospectus.

        Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved the Caliper stock or warrants to be issued under this Joint Proxy Statement -Prospectus or passed upon the adequacy or accuracy of this Joint Proxy Statement - Prospectus. Any representation to the contrary is a criminal offense.

Joint Proxy Statement - Prospectus dated                        , 2006 and to be mailed on or around                        , 2006.

        Caliper has incorporated by reference into this Joint Proxy Statement - Prospectus important information about Caliper from documents filed with the SEC that are not included in or delivered with this Joint Proxy Statement - Prospectus. Caliper will provide you with copies of this information, free of charge, upon request to:

  Caliper Life Sciences, Inc.
  68 Elm Street
  Hopkinton, MA 01748
  Attention: Investor Relations
  Telephone: (508) 435-9500

        In order to receive timely delivery of the documents before the Caliper annual meeting, you should make your request no later than                         , 2006.

        Please also see "Where You Can Find More Information" on page VIII-1.

Caliper Life Sciences, Inc.
68 Elm Street
Hopkinton, MA 01748

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
CALIPER LIFE SCIENCES, INC.

TO BE HELD ON                        , 2006

To the Stockholders of Caliper Life Sciences, Inc.:

        The annual meeting of Caliper Life Sciences, Inc. will be held on                        , 2006, at 10:00 a.m., Eastern Time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts for the following purposes:

  1.
  To approve the issuance of shares of Caliper common stock and warrants to purchase shares of Caliper common stock pursuant to the Agreement and Plan of Merger, dated as of February 10, 2006, by and among Caliper, Xenogen Corporation, and Caliper Holdings, Inc., as described in the attached Joint Proxy Statement - Prospectus;

  2.
  To consider and vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1;

  3.
  To approve an amendment to Caliper's restated certificate of incorporation to increase the number of authorized shares of common stock from 70,000,000 shares to 100,000,000 shares, which represents an additional 30,000,000 shares, as described in the attached Joint Proxy Statement - Prospectus;

  4.
  To re-elect two current Caliper directors whose terms will continue until the 2009 Annual Meeting of Stockholders;

  5.
  To ratify the selection by the Audit Committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of Caliper for its fiscal year ending December 31, 2006; and

  6.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only stockholders of record at the close of business on                        , 2006 may vote at the meeting or any adjournment or postponement thereof. Only stockholders or their proxy holders and Caliper guests may attend the meeting. A list of stockholders entitled to vote will be kept at the offices of Caliper, 68 Elm Street, Hopkinton, Massachusetts for ten days before the meeting.

        Your vote is important. For a description of the votes necessary for approval of each of these proposals, please refer to "Vote Necessary to Approve Caliper and Xenogen Proposals" on page II-3. You are urged to attend the annual meeting in person, but if you are unable to do so, the board of directors would appreciate the prompt return of the enclosed proxy card, dated and signed, or, if your proxy card or voting instruction form so indicates, your prompt vote electronically via the Internet or telephone. We strongly encourage you to vote electronically if you have that option.

/s/ STEPHEN E. CREAGER Stephen E. Creager Secretary
, 2006

Xenogen Corporation
2061 Challenger Drive
Alameda, CA 94501
(510) 291-6100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
XENOGEN CORPORATION

TO BE HELD ON                        , 2006

To the Stockholders of Xenogen Corporation:

        A special meeting of stockholders of Xenogen Corporation will be held on                        , 2006, at 10:00 a.m., Pacific Time, at the corporate offices of Xenogen, 2061 Challenger Drive, Alameda, California, for the following purposes:

  1.
  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 10, 2006, by and among Caliper Life Sciences, Inc., Xenogen, and Caliper Holdings, Inc., as described in the attached Joint Proxy Statement - Prospectus;

  2.
  To consider and vote upon an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only stockholders of record at the close of business on                        , 2006 may vote at the special meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote will be kept at Xenogen, 2061 Challenger Drive, Alameda, California 94501, for ten days before the special meeting.

Please do not send any certificates for your stock at this time.

        Your vote is important. The affirmative vote of the holders of a majority of the shares of Xenogen common stock outstanding on the record date for the Xenogen special meeting is required for approval of Proposal No. 1 regarding adoption of the merger agreement. The affirmative vote of the holders of a majority of the votes cast in person or by proxy at the Xenogen special meeting is required to approve Proposal No. 2 regarding an adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. You are urged to attend the special meeting in person, but if you are unable to do so, the board of directors would appreciate the prompt return of the enclosed proxy card, dated and signed, or, if your proxy card or voting instruction form so indicates, your prompt vote by telephone If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement and an adjournment of the Xenogen special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1. If you fail to return your proxy card or vote by telephone, the effect will be a vote against the adoption of the merger agreement and your shares will not be counted for purposes of determining whether a quorum is present at the Xenogen special meeting. If you do attend the Xenogen special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Jason M. Brady Secretary
, 2006

TABLE OF CONTENTS

CHAPTER ONE—THE MERGER	I-1
QUESTIONS AND ANSWERS ABOUT THE MERGER	I-1
SUMMARY	I-5
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA	I-16
RISK FACTORS	I-22
RISKS RELATING TO CALIPER AND XENOGEN AS A COMBINED COMPANY	I-25
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	I-53
THE MERGER TRANSACTION	I-54
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	I-90
CALIPER UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS FOR THE QUARTER ENDED MARCH 31, 2006 AND THE YEAR ENDED DECEMBER 31, 2005	I-91
INTERESTS OF CERTAIN PERSONS IN THE MERGER	I-100
THE MERGER AGREEMENT	I-103
CHAPTER TWO—INFORMATION ABOUT THE MEETINGS AND VOTING	II-1
CHAPTER THREE—OTHER INFORMATION REGARDING CALIPER	III-1
BUSINESS OF CALIPER	III-1
CHAPTER FOUR—OTHER INFORMATION REGARDING XENOGEN	IV-1
BUSINESS OF XENOGEN	IV-1
CHAPTER FIVE—CERTAIN LEGAL INFORMATION	V-1
COMPARISON OF STOCKHOLDER RIGHTS	V-1
DESCRIPTION OF CALIPER CAPITAL STOCK	V-4
LEGAL MATTERS	V-7
EXPERTS	V-7
CHAPTER SIX—CALIPER ANNUAL MEETING PROPOSALS	VI-1
ITEM 1—MERGER PROPOSAL	VI-1
ITEM 2—AMENDMENT OF CALIPER'S CERTIFICATE OF INCORPORATION	VI-1
ITEM 3—ELECTION OF DIRECTORS	VI-2
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	VI-8
ITEM 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	VI-9
EXECUTIVE OFFICERS	VI-10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	VI-13
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	VI-15
COMPENSATION OF DIRECTORS	VI-16
COMPENSATION OF EXECUTIVE OFFICERS	VI-18
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION	VI-23
EQUITY COMPENSATION PLAN INFORMATION	VI-26
PERFORMANCE MEASUREMENT COMPARISON	VI-27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	VI-28
HOUSEHOLDING OF PROXY MATERIALS	VI-28
OTHER MATTERS	VI-28
CHAPTER SEVEN—XENOGEN SPECIAL MEETING PROPOSAL	VII-1
ITEMS 1 AND 2—XENOGEN MERGER PROPOSALS	VII-1
CHAPTER EIGHT—ADDITIONAL INFORMATION FOR STOCKHOLDERS	VIII-1
FUTURE STOCKHOLDER PROPOSALS	VIII-1
WHERE YOU CAN FIND MORE INFORMATION	VIII-1
INDEX TO FINANCIAL STATEMENTS	F-1
XENOGEN FINANCIAL STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31, 2006	F-2
XENOGEN FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005	F-17
ANNEX A AGREEMENT AND PLAN OF MERGER	A-1
ANNEX B OPINION OF COWEN AND COMPANY, LLC	B-1
ANNEX C OPINION OF THOMAS WEISEL PARTNERS LLP FINANCIAL ADVISORS	C-1
ANNEX D SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW	D-1
ANNEX E FORM OF XENOGEN VOTING AGREEMENT	E-1
ANNEX F FORM OF CALIPER VOTING AGREEMENT	F-1
ANNEX G FORM OF WARRANT	G-1
ANNEX H FORM OF CALIPER PROXY CARD	H-1
ANNEX I FORM OF XENOGEN PROXY CARD	I-1

CHAPTER ONE—THE MERGER

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    On what matters are Xenogen stockholders being asked to vote?

 A:    Xenogen stockholders will be asked to vote on the following items:

  •
  adoption of the merger agreement as described under "Chapter One—The Merger—The Merger Transaction—General" on page I-54;

  •
  adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement; and

  •
  such other matters as may be presented at the Xenogen special meeting, including the approval of any adjournment of the meeting.

Q:    On what matters are Caliper stockholders being asked to vote?

 A:    Caliper stockholders are asked to vote on the following items:

  •
  the issuance of shares of Caliper common stock and warrants to purchase shares of Caliper common stock pursuant to the merger agreement, described under "Chapter One—The Merger—The Merger Transaction—General" on page I-54;

  •
  the adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the issuance of shares of Caliper common stock and warrants to purchase shares of Caliper common stock pursuant to the merger agreement;

  •
  the amendment to Caliper's certificate of incorporation to increase the number of authorized shares of common stock from 70,000,000 shares to 100,000,000 shares, as described under "Chapter Six—Caliper Annual Meeting Proposals—Item 2—Amendment of Caliper's Certificate of Incorporation" beginning on page VI-1;

  •
  the re-election of two current Caliper directors to hold office until the 2009 annual meeting;

  •
  the ratification of the selection by the Audit Committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of Caliper for its fiscal year ending December 31, 2006; and

  •
  such other matters as may properly come before the Caliper meeting, including the approval of any adjournment of the meeting.

Q: What will happen in the merger?

 A:    In the merger, Xenogen will become a wholly-owned subsidiary of Caliper. Based solely upon the outstanding shares of Caliper common stock on June 30, 2006 and Xenogen's outstanding shares of common stock and stock options on June 30, 2006, immediately following the completion of the merger, Xenogen stockholders will own approximately [26%] of the combined company's outstanding common stock, assuming the exercise of all outstanding Xenogen stock options immediately prior to closing. Based upon the fully-diluted outstanding shares of Caliper and Xenogen on June 30, 2006, immediately following the completion of the merger, Xenogen security holders would own approximately [31%] of the combined company's outstanding common stock. This number assumes the exercise for cash of all Caliper warrants that are issued to Xenogen stockholders and warrant holders pursuant to the merger agreement, the exercise for cash of all Xenogen warrants that are assumed by

Caliper at the closing of the merger, and the exercise for cash of all outstanding Caliper stock options and restricted stock unit awards.

Q:    When and where are the stockholder meetings?

 A:    The Caliper annual meeting will take place on                , 2006 at 10:00 a.m., Eastern Time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. in Boston, Massachusetts.

The Xenogen special meeting will take place on                , 2006 at 10:00 a.m., Pacific Time, at the corporate offices of Xenogen, 2061 Challenger Drive, Alameda, California.

Q:    Do the board of directors of Caliper and Xenogen recommend voting in favor of the merger?

 A:    Yes, after careful consideration, Caliper's board of directors, by unanimous vote of those directors voting on such matters, has determined the merger to be fair to Caliper stockholders and in their best interests and declared the merger advisable. Mr. E. Kevin Hrusovsky, the President and Chief Executive Officer of Caliper and a member of its board of directors, was present at the meeting at which the Caliper board of directors voted on the merger agreement, but he recused himself from the vote of the Caliper board with respect to the merger agreement with Xenogen, because he is also a director of Xenogen. Caliper's board of directors approved the merger agreement and recommends that Caliper stockholders approve the issuance of the shares and warrants to be issued pursuant to the merger agreement. In considering the recommendation of the Caliper board of directors with respect to the merger agreement, Caliper stockholders should be aware that certain directors of Caliper have certain interests in the merger that are different from, or are in addition to, the interests of Caliper stockholders generally. We encourage you to read the section titled "Interests of Certain Persons in the Merger" at page I-100 for a discussion of these interests.

After careful consideration, Xenogen's board of directors has determined, by unanimous vote of those directors present, the merger to be fair to Xenogen stockholders and in their best interests and declared the merger advisable. Messrs. Hrusovsky and Robert W. Breckon were not present at the meeting at which the Xenogen board of directors considered and voted upon the merger and the merger agreement and, as a result, did not vote on such matters. Xenogen's board of directors approved the merger agreement and recommends the adoption of the merger agreement by Xenogen stockholders. In considering the recommendation of the Xenogen board of directors with respect to the merger agreement, Xenogen stockholders should be aware that certain directors and officers of Xenogen have certain interests in the merger that are different from, or are in addition to, the interests of Xenogen stockholders generally. We encourage you to read the section titled "Interests of Certain Persons in the Merger" at page I-100 for a discussion of these interests.

Q:    How do I vote?

 A:    You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted:

  •
  as you instruct, and

  •
  according to the best judgment of the proxy holders if a proposal comes up for a vote at the annual or special meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

  •
  if you are a Caliper stockholder, FOR the issuance of shares of Caliper common stock and warrants in the merger, FOR the amendment of Caliper's certificate of incorporation to increase the number of authorized shares, FOR the re-election of two current Caliper directors, FOR the ratification of Ernst & Young LLP as the independent registered public accounting firm, and FOR any proposal by the Caliper board of directors to adjourn the meeting;

  •
  if you are a Xenogen stockholder, FOR the adoption of the merger agreement and FOR adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement; and

  •
  according to the best judgment of the proxy holders if a proposal comes up for a vote at the annual or special meeting that is not on the proxy card or for the adjournment or postponement of the special meeting.

If you are a stockholder of record of Caliper, you may also vote by telephone at the toll-free number [1-800-PROXIES] or on the Internet at [www.voteproxy.com]. If you are a stockholder of record of Xenogen, you may also vote by telephone if your proxy card or voting instruction form so indicates. If you are a beneficial owner of Caliper or Xenogen, you may be able to vote electronically as well, if your proxy card or voting instruction form so indicates. See the instructions on your proxy card or voting instruction form. You are strongly encouraged to vote electronically if you are given that option.

Q:    What do I do if I want to change my vote?

 A:    Just send in a later-dated, signed proxy or proxy card to your company's Secretary before your meeting. Or, you can attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's Secretary at the address under "The Companies" on page I-5. If you voted by the Internet or telephone, you can submit a later vote using those same methods.

Q:    If my shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

 A:    If you do not provide your broker, bank or nominee with instructions on how to vote your "street name" shares, your broker, bank or nominee will not be permitted to vote them on the matters that are to be considered by the Caliper stockholders and the Xenogen stockholders at their respective meetings relating to the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

If you wish to vote your shares in person, you must bring to the meeting a letter from the broker, bank or nominee confirming your beneficial ownership in the shares to be voted.

Q:    What appraisal rights do stockholders have in connection with the merger?

 A:    The holders of Caliper common stock do not have any right to an appraisal of the value of their shares in connection with the merger. The holders of Xenogen common stock do have a right to an appraisal of the value of their shares in connection with the merger if they do not vote for the merger and if they follow certain procedures outlined on page I-105. For a full discussion of appraisal rights, we urge you to read the section entitled "—The Merger Agreement—Appraisal Rights" beginning on page I-113.

Q:    What happens if I do not return a proxy card or otherwise provide proxy instructions?

 A:    If you are a Caliper stockholder the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the annual meeting of Caliper stockholders for purposes of approving the issuance of shares and warrants pursuant to the merger agreement, which is required to transact business at the meeting. If you are a Xenogen stockholder, the failure to return your proxy card or otherwise provide proxy instructions will have the same effect as voting against the adoption of the merger agreement and could be a factor in establishing a quorum for the special meeting of Xenogen stockholders, which is required to transact business at the meeting.

Q:    Should I send in my stock certificates now?

 A:    No. If the merger is completed, we will send Xenogen stockholders written instructions for exchanging their stock certificates. Caliper stockholders will keep their existing certificates.

Q:    When do you expect the merger to be completed?

 A:    We are working towards completing the merger as quickly as possible. We hope to complete the merger by                , 2006. However, the exact timing of completion of the merger cannot be determined yet because completion of the merger is subject to a number of conditions.

Q:    How many authorized but unissued shares of Caliper common stock will exist after the closing of the merger?

 A:    Following the closing of the merger and, assuming the charter amendment is approved, the increase in the authorized shares of Caliper common stock from 70,000,000 to 100,000,000, we anticipate that there will be approximately 54,000,000 shares of authorized but unissued Caliper common stock. Following the closing of the merger and assuming the charter amendment is not approved, we anticipate that there will be approximately 24,000,000 shares of authorized but unissued Caliper common stock. In addition, in either case Caliper will be required to have reserved for future issuance following the merger approximately 13,821,000 shares, including approximately 7,580,000 shares pursuant to the exercise and/or issuance of Caliper common stock as a result of outstanding Caliper stock options and restricted stock awards, approximately 5,125,000 shares for issuance upon the exercise of the Caliper warrants to be issued to Xenogen stockholders and warrant holders in connection with the completion of the merger, and approximately 1,116,000 shares for issuance upon the exercise of outstanding Xenogen warrants to be assumed in connection with the merger.

Q:    What are the federal income tax consequences of the merger?

 A:    The companies expect the merger to be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. If the merger is treated as a tax-free reorganization, generally the stockholders of Xenogen, for federal income tax purposes, will recognize no gain or loss upon their receipt of Caliper common stock and warrants to purchase Caliper common stock in the merger, except with respect to cash received by Xenogen stockholders instead of fractional shares of Caliper common stock or fractional warrants to purchase Caliper common stock, or upon exercise of their dissenters' rights. A Xenogen stockholder who receives cash in lieu of fractional shares will generally recognize capital gain or loss based on the difference between the amount of the cash received and the Xenogen stockholder's aggregate adjusted tax basis in the Xenogen stock surrendered. Tax matters are very complicated, and the tax consequences of the merger to each Xenogen stockholder will depend on the facts of that stockholder's particular situation. You are urged to consult your own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws. See "—The Merger Transaction—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page I-86.

Q:    Who do I call if I have questions about the meetings or the merger?

 A:    Caliper stockholders may call Caliper Investor Relations at 650-623-0305. Xenogen stockholders may call The Altman Group, Inc. at 800-884-4725 or, for banks and brokers, 201-806-7300.

SUMMARY

        This summary highlights selected information from this Joint Proxy Statement - Prospectus and may not contain all of the information that is important to you. This summary discusses all of the material aspects of the merger. However, to understand the merger fully and for a more complete description of the legal terms of the merger, you should read this Joint Proxy Statement - Prospectus and the documents we have referred you to carefully. See "Chapter Eight—Additional Information for Stockholders—Where You Can Find More Information."

The Companies

Caliper Life Sciences, Inc.
68 Elm Street
Hopkinton, MA 01748
(508) 435-9500

        Caliper uses core technologies of liquid handling, automation, and LabChip® microfluidics to create enabling solutions for the life sciences industry. Caliper is a leader in microfluidic lab-on-a-chip technologies. In October 2005, Caliper acquired NovaScreen Biosciences Corporation, a provider of assay development and screening services for the biotechnology and pharmaceutical industry. Through its acquisition of NovaScreen, Caliper is also able to provide a comprehensive range of in vitro products and services.

Xenogen Corporation
860 Atlantic Avenue
Alameda, CA 94501
(510) 291-6100

        Xenogen's principal business is the sale of integrated systems of instruments and equipment, software and reagents to biomedical and biopharmaceutical researchers that Xenogen believes improve the productivity and efficiency of the drug discovery and development process. Using the detection and measurement of photons emitted from cells and animals that Xenogen genetically engineers to emit light, which Xenogen terms "biophotonic imaging," its patented and proprietary biophotonic IVIS® Imaging Systems, living animal models and research services are designed to expedite in vivo data collection and analysis, a critical bottleneck in drug discovery and development.

Reasons for the Merger

        Caliper and Xenogen are proposing the merger because, among other things, the companies believe that combining the products and technologies of the two companies will result in the combined companies' ability to offer a broader range of products and services to its customers, and will result in significant cost reductions in the combined companies' operations.

Factors Considered by, and Recommendation of, the Caliper Board of Directors (see page I-60)

        The Caliper board of directors approved the merger based on a number of factors, including, among other factors, the following:

  •
  The potential to improve Caliper's strategic position in the markets it serves by allowing it to supply its customers with systems and services for use in both in vitro and in vivo research;

  •
  Anticipated improvements in revenue, cash flow and profitability;

  •
  Anticipated academic and commercial marketplace synergies to be achieved by cross-selling Xenogen and Caliper products to previously less accessible markets;

  •
  Management experience successfully integrating companies and commercializing transformative technologies; and

  •
  An improved ability to fulfill the needs of researchers.

Factors Considered by, and Recommendation of, the Xenogen Board of Directors (see page I-73)

        The Xenogen board of directors approved the merger based on a number of factors, including, among other factors, the following:

  •
  the belief of the Xenogen board of directors that the merger represented the best value reasonably available to Xenogen's stockholders for their shares of Xenogen;

  •
  the likelihood that the combined company will have better opportunities for future growth;

  •
  the ability of Xenogen's stockholders to continue to participate in the growth of the business conducted by Caliper and Xenogen after the completion of the merger;

  •
  the strategic fit between Caliper and Xenogen;

  •
  the importance of scale in the increasingly competitive market environments in which both Caliper and Xenogen operate; and

  •
  the belief that the combined company will be able to better develop and commercialize its products in a more competitive timeframe and across a larger customer base.

Recommendations to Stockholders

Recommendation of Caliper's Board of Directors (see page I-63):

        The Caliper board of directors believes that the terms of the merger are fair to Caliper stockholders and in their best interest and recommends that Caliper stockholders vote FOR issuance of the shares and warrants pursuant to the merger agreement, FOR adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the issuance of shares and warrants pursuant to the merger agreement, FOR the amendment of Caliper's certificate of incorporation to increase the number of authorized shares of common stock, FOR the re-election of two current Caliper directors and FOR ratification of Ernst & Young as the independent registered public accounting firm of Caliper.

Recommendation of Xenogen's Board of Directors (see page I-76):

        The Xenogen board of directors believes that the merger is fair to Xenogen stockholders and in their best interest and recommends that Xenogen stockholders vote FOR the adoption of the merger agreement and FOR adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement.

Risks Relating to the Merger (see page I-22)

        In evaluating the adoption of the merger agreement or the issuance of shares and warrants of Caliper in the merger, you should carefully read this Joint Proxy Statement - Prospectus and especially consider the factors discussed in the section titled "Risk Factors," starting on page I-22, for a description of risks relating to the merger, the combined company's businesses, and the Caliper common stock.

The Merger Agreement (see page I-102)

        The merger agreement is attached as Annex A to this Joint Proxy Statement - Prospectus. You are encouraged to read the merger agreement as it is the legal document that governs the merger.

Merger Consideration (see page I-102)

        Under the terms of the merger agreement, in exchange for Xenogen's outstanding shares of common stock and warrants to purchase shares of Xenogen common stock, the parties currently estimate that Caliper will issue approximately 13,200,000 shares of common stock and warrants to purchase approximately 5,125,000 shares of Caliper common stock, together with cash in lieu of fractional shares of Caliper common stock and fractional Caliper warrants. The Caliper warrants issued in the merger will have a term of five years from the closing of the merger and an exercise price of $6.79 per share. In addition, each outstanding warrant to purchase Xenogen common stock will be assumed by Caliper in the merger and will become exercisable for the same number of shares of Caliper common stock and warrants to purchase Caliper common stock as would have been issuable in respect of shares issued upon the exercise of such warrant immediately prior to the closing of the merger (assuming the actual exercise of the assumed warrants occurs prior to the fifth anniversary of the closing of the merger, after which time only Caliper common stock would be issuable upon the exercise of such assumed warrants). The original term of, and exercise price for, each outstanding warrant to purchase Xenogen common stock that is assumed by Caliper in the merger will remain unchanged.

Consideration to Xenogen Common Stockholders:

        We presently expect that each holder of a Xenogen common share would receive:

  •
  approximately 0.575 of a share of Caliper common stock, and

  •
  approximately 0.223 of a warrant to acquire one Caliper common share at an exercise price of $6.79.

        The final exchange ratios will not be determined until the effective time of the merger, and will be based upon an adjusted number of outstanding Xenogen common shares and the actual number of outstanding warrants to purchase Xenogen common stock at the effective time of the merger. In calculating the number of outstanding Xenogen shares at the time of the merger for the purpose of determining the final exchange ratios, we will make an adjustment to the actual number of Xenogen shares outstanding. This adjustment will be based upon an assumption that any options to purchase Xenogen common stock that are exercised between February 10, 2006, which is the date of the merger agreement, and the effective time of the merger were exercised on a "net exercise" basis, even if they are exercised by cash payment of the option exercise price or by other means. Net exercise of an option means that the holder of the option surrenders some of the shares represented by the option in payment of the option exercise price, with the number of shares surrendered equal to the aggregate exercise price of the option divided by the per share value of the underlying stock. This results in a smaller number of shares being issued under the option than would have been the case if the option was exercised by cash payment of the exercise price. This adjustment, by reducing the number of Xenogen shares considered to be outstanding for the purpose of determining the final exchange ratio, will have the effect of increasing the final exchange ratios compared to what they would have been without this adjustment. There will not be any similar adjustment for the outstanding Xenogen warrants assumed in the merger.

        The final stock exchange ratio in the merger will be equal to the quotient obtained by dividing 13,200,000 by the sum of columns (a), (b) and (c) below:

(a)		(b)		(c)
Number of outstanding Xenogen shares immediately prior to closing, other than shares held by Caliper or Xenogen and other than shares issued upon the exercise of Xenogen options between February 10, 2006 and the effective time of the merger.	+	Number of Xenogen shares that would have been issuable upon the net exercise of all Xenogen options that are actually exercised between February 10, 2006 and the effective time of the merger, even if the options were exercised for cash.	+	Number of Xenogen shares issuable upon the exercise of all outstanding Xenogen warrants immediately prior to the effective time of the merger.

        We refer to the sum of columns (a), (b) and (c) in this Joint Proxy Statement - Prospectus as the "fully-diluted Xenogen stock."

        The final warrant exchange ratio for the issuance of Caliper warrants will be equal to the quotient obtained by dividing 5,125,000 by the fully-diluted Xenogen stock.

Sensitivity of Final Exchange Ratios

        As noted above, the final exchange ratios will not be determined until the effective time of the merger. However, for several reasons Caliper does not expect that the sum of (a) and (c) in the definition of the fully-diluted Xenogen stock will change in any material amount prior to the effective time of the merger. As is typical for transactions of this type, the merger agreement prohibits Xenogen from issuing new shares of stock (other than in connection with the exercise of already outstanding Xenogen options or warrants) or warrants, or from redeeming any outstanding Xenogen securities.

        In addition, if a warrant holder exercises its warrant prior to the effective time of the merger and pays the exercise price under the warrant in cash, the sum of (a) and (c) will be unchanged, because in this type of warrant exercise (a) would increase by the same amount that (c) would decrease. It is also theoretically possible that a warrant holder could "net exercise" its warrants prior to the effective time of the merger. In that case, the sum of (a) and (c) would decrease because (c) would decrease by an amount greater than (a) would increase (especially since the exercise prices of outstanding Xenogen warrants are currently either out-of-the-money or just slightly in-the-money, meaning that a relatively large number of warrant shares would be required to net exercise the warrants). Although this would increase the final exchange ratios and therefore the number of Caliper shares and new Caliper warrants that such warrant holder would receive at the effective time of the merger, both as a former warrant holder and as a holder of Xenogen common shares, Caliper believes that it is unlikely that a holder of outstanding Xenogen warrants would engage in a net exercise of its warrants prior to the effective time of the merger because the warrant holder would thereby give up the opportunity to share in any future appreciation in the price of Caliper's stock over the next four or more years for a larger number of total shares. If all outstanding Xenogen warrants were to be net exercised prior to the effective time of the merger, the expected stock exchange ratio would increase to approximately 0.624 and the expected warrant exchange ratio would increase to approximately 0.242.

        Unlike (a) and (c) above in the definition of fully-diluted Xenogen stock, Caliper expects that (b) could change prior to the effective time of the merger, which could have the effect of changing the exchange ratio. Under the terms of the merger agreement, all outstanding Xenogen options that are not exercised prior to the effective time of the merger will be terminated at that time. Accordingly, Caliper expects that any options that are in-the-money at the effective time of the merger will be exercised prior to the closing of the merger. As a result, the number of Xenogen options that are exercised will depend directly upon the share price of Xenogen stock immediately prior to the effective time of the merger. In addition, any options to purchase Xenogen common stock that are exercised between February 10, 2006, the date of the merger agreement, and the effective time of the merger will be deemed to have been "net exercised" whether such options were exercised for cash or by net exercise. The following table sets forth a range of anticipated share and warrant exchange ratios, assuming that no outstanding Xenogen warrants are net exercised prior to the closing of the merger, based on various assumed share prices of Xenogen's common stock at the time of the merger and assuming the related impact of the Xenogen stock price on the desirability of exercising options or letting them expire unexercised.

	Per Share Consideration
Assumed Share Price of Xenogen Common Stock at Effective Time	Number of Caliper Shares to be Received per Xenogen Share	Number of Caliper Warrants to be Received per Xenogen Share
$1.50	0.578	0.224
$2.00	0.577	0.224
$2.50	0.576	0.224
$3.00	0.576	0.223
$3.50	0.575	0.223
$4.00	0.574	0.223
$4.50	0.574	0.223
$5.00	0.573	0.223
$5.50	0.571	0.222

Rationale for New Caliper Warrants

        In negotiating the economic terms of the merger, Caliper and Xenogen included the new warrants to be issued by Caliper as a means of bridging the gap between the Xenogen board of directors' view of the value of Xenogen and the resulting price that the Xenogen board of directors' determined to be in the best interests of Xenogen's stockholders and warrant holders and the price that Caliper's board of directors was willing to pay for Xenogen. The parties believed that the new Caliper warrants would be an effective form of consideration to bridge this gap because it provides Xenogen stockholders and warrant holders with an opportunity to have additional participation in any future increases in the value of Caliper's common stock, if any, following completion of the merger.

Comparative Per-Share Market Price and Dividend Information (see page I-90)

        Caliper common stock and Xenogen common stock are both currently listed on the Nasdaq National Market. On February 10, 2006, the last full trading day before Caliper and Xenogen issued a press release announcing the merger agreement, the closing price of Caliper common stock as reported on the Nasdaq National Market was $5.45 per share, and the closing price of Xenogen common stock as reported on the Nasdaq National Market was $2.89 per share. The closing price of Xenogen common stock as reported on the Nasdaq National Market on June 30, 2006 was $            , and the closing price of Caliper common stock as reported on the Nasdaq National Market on June 30, 2006 was $            . Applying the anticipated exchange ratios based on the Xenogen and Caliper closing prices as of February 10, 2006, the pro forma equivalent value of a Xenogen share would have been $3.55 per share. Applying the anticipated exchange ratios based on the Xenogen and Caliper closing prices as of June 30, 2006, the pro forma equivalent value of a Xenogen share would have been [$    ] per share. These pro forma values include two components: 0.575 of one share of Caliper common stock, and 0.223 of one warrant to purchase a share of Caliper common stock. The common stock fraction was valued by multiplying 0.575 by the closing price of Caliper common stock on either February 10, 2006 or June 30, 2006. No warrants to purchase Caliper common stock are currently publicly traded.

Accordingly, Caliper has used a Black-Scholes-Merton method in valuing the warrant fraction for purposes of presenting these pro forma values. The Black-Scholes-Merton method necessarily involves making assumptions about the value of the warrant, which could cause the value to change if different assumptions were used. For purposes of the pro forma values presented in this section, the 0.223 of one warrant was valued using the Black-Scholes-Merton method at $0.42 as of February 10, 2006, and was valued at $    as of June     , 2006. The implied value of the total consideration to be paid to Xenogen's stockholders and warrant holders, based on the closing price of the Caliper common stock on February 10, 2006 of $5.45 per share, was $            . That value as of June     , 2006, based on the closing price of Caliper common stock on that date of $            per share, was $            . See "Comparative Per Share Market Price Information" on page I-90.

Listing of Caliper Common Stock and Warrants

        The shares of Caliper common stock to be issued in the merger will be listed on the Nasdaq National Market under the symbol "CALP". Caliper will apply to have the warrants to purchase Caliper common stock to be issued in the merger listed on the Nasdaq National Market under the symbol "CALP.W."

Ownership of Caliper After the Merger

        The parties currently estimate that Caliper will issue approximately 13,200,000 shares of Caliper common stock and warrants to purchase approximately 5,125,000 shares of Caliper common stock to Xenogen stockholders and warrant holders at the effective time of the merger. For a more detailed discussion of the exchange ratios, see "—The Merger—The Merger Agreement—Merger Consideration" on page I-102. Caliper stockholders will continue to own their existing shares after the merger. Caliper common stock is currently listed on the Nasdaq National Market under the symbol "CALP." Caliper will apply to have the warrants to purchase Caliper common stock to be issued in the merger listed on the Nasdaq National Market under the symbol "CALP.W."

        Based solely upon the outstanding shares of Caliper common stock on June 30, 2006 and Xenogen's outstanding shares of common stock and stock options on June 30, 2006, immediately following the completion of the merger, Xenogen stockholders will own approximately [26%] of the combined company's outstanding common stock, assuming the exercise for cash of all outstanding Xenogen stock options immediately prior to the effective time of the merger. Based upon the fully-diluted outstanding shares of Caliper and Xenogen on June 30, 2006, immediately following the completion of the merger, Xenogen security holders would own approximately [31%] of the combined company's outstanding common stock. This number assumes the exercise for cash of all Caliper warrants that are issued to Xenogen stockholders and warrant holders pursuant to the merger agreement, the exercise for cash of all Xenogen warrants that are assumed by Caliper at the closing of the merger, and the exercise for cash of all outstanding Caliper stock options and restricted stock unit awards.

Vote Necessary to Approve Caliper and Xenogen Proposals (see page II-3)

        For Caliper stockholders:    Approval of all matters, other than amendment of Caliper's certificate of incorporation, require the vote of a majority of the votes cast. Approval of the amendment of Caliper's certificate of incorporation requires the vote of a majority of Caliper common stock outstanding.

        For Xenogen stockholders:    Adoption of the merger agreement requires the vote of a majority of the outstanding shares of Xenogen common stock voting as a single class. Approval of the adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement requires the vote of a majority of the votes cast.

Voting Agreements (see page I-112)

        All executive officers and directors of Caliper, together with their affiliates, own as a group approximately [    ]% of the shares of Caliper common stock entitled to vote at the Caliper annual meeting. A vote of a majority of the total votes cast is required to approve the issuance of shares and warrants pursuant to the merger agreement.

        The following executive officers, directors, and greater than 5% stockholders of Caliper have entered into voting agreements with Xenogen: Allan Comstock, Daniel Kisner, David Milligan, Kathryn Tunstall, Robert Bishop, Van Billet, E. Kevin Hrusovsky, Thomas Higgins, Stephen Creager, Bruce Bal, Peter McAree, David Manyak and the Berwind Company LLC. Under the voting agreements, each of these executive officers, directors and stockholders has agreed to vote his, her or its shares of Caliper common stock:

  •
  in favor of the issuance of shares of Caliper common stock and warrants to purchase Caliper common stock pursuant to the merger agreement,

  •
  in favor of the other transactions contemplated by the merger agreement,

  •
  in favor of other matters relating to the consummation of the merger, and

  •
  against any other proposal properly put to a vote of the stockholders of Caliper that would be reasonably likely to result in or cause a breach of Caliper's representations and warranties set forth in the merger agreement.

        Holders of an aggregate of approximately    % of the Caliper common stock entitled to vote at the Caliper annual meeting have signed these voting agreements.

        All executive officers and directors of Xenogen, together with their affiliates, own as a group approximately [    ]% of the shares of Xenogen common stock entitled to vote at the Xenogen special meeting. A vote of a majority of the outstanding shares of Xenogen common stock is required to adopt the merger agreement.

        The following executive officers, directors and stockholders of Xenogen have entered into voting agreements with Caliper: Abingworth Bioventures III A L.P., Abingworth Bioventures III B L.P., Abingworth Bioventures III C L.P., Abingworth Bioventures III Executives L.P., Abingworth Management Ltd., Harvard Private Capital Holdings, Inc., David W. Carter, Michael F. Bigham, Michael R. Eisenson, Chris Jones, William A. Halter, Gregory T. Schiffman, Jason M. Brady, Pamela R. Contag, William A. Albright, Jr., Anthony F. Purchio, Bradley W. Rice, Michael J. Sterns, Stan Tanka and David DeNola. Under the voting agreements, each of these executive officers, directors and stockholders has agreed to vote his, her or its shares of Xenogen common stock:

  •
  in favor of the adoption of the merger agreement,

  •
  in favor of the other transactions contemplated by the merger agreement,

  •
  in favor of other matters relating to the consummation of the merger, and

  •
  against any other proposal properly put to a vote of the stockholders of Xenogen that would be reasonably likely to result in or cause a breach of Xenogen's representations and warranties set forth in the merger agreement.

        Holders of an aggregate of approximately [    ]% of the Xenogen common stock entitled to vote at the Xenogen special meeting have signed these voting agreements.

New Directors Following the Merger (see page I-106)

        Upon completion of the merger, the board of directors of Caliper will vote to expand its size by two seats, so that it will then consist of nine members, including seven of the current Caliper directors plus two nominees of Xenogen, one of whom shall be appointed to serve in the class of directors whose term expires at Caliper's 2008 annual stockholder meeting and the other of whom shall be appointed to serve in the class of directors whose term expires at Caliper's 2009 annual stockholder meeting. David W. Carter, who is currently Chairman and Chief Executive Officer of Xenogen, and Michael F. Bigham, who is currently a Director of Xenogen, have been selected as the nominees of Xenogen for this purpose. Mr. Carter will serve in the 2009 class, and Mr. Bigham will serve in the 2008 class.

Interest of Certain Persons in the Merger (see page I-100)

        When you consider the recommendations of the Xenogen board of directors that the Xenogen stockholders adopt the merger agreement, and Caliper board of directors that the Caliper stockholders vote in favor of the issuance of shares and warrants pursuant to the merger agreement, you should be aware that the members of the management and board of directors identified in "The Merger Transaction—Interests of Certain Persons in the Merger—Interests of Xenogen's Executive Officers and Directors in the Merger," and a Caliper officer and director may have interests in the merger that may be different from, or in addition to, the interests of Caliper or Xenogen stockholders. E. Kevin Hrusovsky, President and Chief Executive Officer of Caliper, is a member of both the board of directors of Caliper and the board of directors of Xenogen. Mr. Hrusovsky owns 10,993 shares of Xenogen common stock, and will receive the same consideration that is payable in the merger as will be received by all other stockholders of Xenogen. The Xenogen executive officers and directors who own shares or warrants of Xenogen will also receive the same consideration in the merger, and those persons who own options to purchase Xenogen common stock will have the vesting of their options accelerated prior to the merger. As noted above, two current directors of Xenogen will be made directors of Caliper upon the closing of the merger. Executive officers of Xenogen also would receive severance payments following the merger if their employment is involuntarily terminated following the merger. In addition, Caliper has agreed to provide indemnification and maintenance of directors' and officers' liability insurance for the benefit of officers and directors of Xenogen prior to the merger for a period of six years following the merger. Each of these interests is described starting on page I-100.

Treatment of Xenogen Stock Options and Warrants (see page I-105)

        Caliper will assume all warrants to purchase Xenogen common stock that are outstanding at the effective time of the merger. Xenogen's outstanding warrants will be converted into Caliper warrants which will be exercisable for, upon their timely exercise, the same number of Caliper common shares and, assuming such warrants are exercised prior to the fifth anniversary of the closing of the merger, Caliper warrants as the Xenogen warrant holders would have received if they had exercised such warrants immediately prior to the closing of the merger. The assumed Xenogen warrants will remain exercisable at the same price as was in effect prior to the merger. If the assumed Xenogen warrants are not exercised until after the fifth anniversary of the merger, then the Caliper warrants issuable upon the exercise of such assumed warrants may expire unexercised. Any and all of the outstanding stock options to purchase Xenogen common stock that are not exercised prior to the effective time of the merger will be terminated upon the closing.

Accounting Treatment (see page I-86)

        The merger will be accounted for as a purchase by Caliper under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of Xenogen will be recorded, as of the completion of the merger, at their respective fair values and added to those of Caliper. The reported financial condition and results of operations of Caliper issued after completion of the merger will reflect Xenogen's balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Xenogen. Following the completion of the merger, the earnings (loss) of the combined company will reflect purchase accounting adjustments, including in-process research and development charges and increased cost of sales, and amortization and depreciation expense for acquired assets. The balance sheet of the combined company will also reflect purchase accounting adjustments, including adjustments to Xenogen's pre-closing deferred revenue.

Conditions to the Completion of the Merger (see page I-109)

        The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

  •
  approval of the issuance of Caliper stock and warrants pursuant to the merger agreement by the Caliper stockholders;

  •
  adoption of the merger agreement by the Xenogen stockholders;

  •
  absence of all legal prohibition on completion of the merger;

  •
  Caliper's registration statement on Form S-4, which includes this Joint Proxy Statement - Prospectus, being effective and not subject to any stop order by the SEC;

  •
  the Caliper common stock and warrants to be issued in the merger shall have been listed on the Nasdaq National Market;

  •
  expiration or termination of the waiting period under the Hart-Scott Rodino Act relating to the merger and the merger agreement; and

  •
  Caliper's and Xenogen's receipt of opinions from their respective counsel that the merger will qualify as a tax-free reorganization.

        In addition, Xenogen's obligation to complete the merger is subject to, among other things, the following conditions:

  •
  accuracy as of closing of the representations and warranties made by Caliper to the extent specified in the merger agreement;

  •
  performance by Caliper of the obligations required to be performed by it at or prior to closing to the extent specified in the merger agreement; and

  •
  no occurrence of events or circumstances that has or would reasonably be expected to have a material adverse effect on Caliper.

        In addition, Caliper's obligation to complete the merger is subject to, among other things, the following conditions:

  •
  accuracy as of closing of the representations and warranties made by Xenogen to the extent specified in the merger agreement;

  •
  performance by Xenogen of the obligations required to be performed by it at or prior to closing to the extent specified in the merger agreement;

  •
  no occurrence of events or circumstances that has or would reasonably be expected to have a material adverse effect on Xenogen; and

  •
  appraisal rights shall not have been exercised by three or more stockholders holding in the aggregate more than ten percent (10%) of the outstanding voting shares of Xenogen.

        The parties do not anticipate that any material conditions to the merger will be waived by either party. However, if a material condition is waived, the parties may, depending on the specific condition being waived, delay the stockholder votes and circulate revised proxy materials in order to give stockholders the opportunity to consider the effect of the condition being waived.

Regulatory Approvals (see page I-89)

        Neither Caliper nor Xenogen is aware of any government regulatory approval required to be obtained with respect to the consummation of the merger, except for any filings required under the Hart-Scott Rodino Act, the filing of a certificate of merger with the office of the Secretary of State of the State of Delaware, the filing with the Securities and Exchange Commission of the Registration Statement on Form S-4 registering the merger shares and warrants and of this Joint Proxy Statement - Prospectus which constitutes a part thereof, and compliance with all applicable state securities laws regarding the offering and issuance of the merger shares and warrants. Caliper and Xenogen have made the required filings under the Hart-Scott Rodino Act with the Department of Justice and the Federal Trade Commission. On March 29, 2006, the waiting period under the Hart-Scott-Rodino Act expired. However, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.

Termination of the Merger Agreement (see page I-110)

        The merger agreement may be terminated by mutual written consent of Caliper and Xenogen. In addition, the merger agreement may be terminated by either Caliper or Xenogen if:

(1)
subject to certain exceptions set forth in the merger agreement, the merger has not been completed by August 31, 2006;

(2)
there is a permanent legal prohibition to closing the merger; or

(3)
Caliper or Xenogen stockholders fail to approve the issuance of shares of Caliper common stock and warrants or adopt the merger agreement, respectively, at a duly held meeting, provided that the party terminating may not be the party whose conduct was responsible for the failure to receive such vote.

        The merger agreement may be terminated by Caliper if:

(1)
Xenogen's board of directors has withdrawn or adversely modified its recommendation that its stockholders vote in favor of adoption of the merger agreement, Xenogen's board of directors has recommended to its stockholders that they approve or accept a competing proposal, Xenogen has materially breached certain of its obligations under the merger agreement, or a third party has commenced a tender or exchange offer or other transaction constituting a competing proposal and Xenogen has not sent a statement disclosing that Xenogen recommends rejection of the tender or exchange offer to its security holders within a specified time; or

(2)
neither Caliper nor Caliper Holdings, Inc. is in material breach of its obligations under the merger agreement, and there has been a breach by Xenogen of certain of its representations and warranties in the merger agreement, or there has been a breach by Xenogen of its covenants or agreements contained in the merger agreement, which breach of representations or covenants would cause the failure of a condition to the closing of the merger and which is not cured or curable within thirty days of written notice to Xenogen of such breach.

        The merger agreement may be terminated by Xenogen if:

(1)
Caliper's board of directors shall have withdrawn or adversely modified its recommendation that the stockholders of Caliper vote in favor of the issuance of shares of Caliper common stock and warrants in the merger;

(2)
Xenogen is not in material breach of its obligations under the merger agreement, and Caliper or Caliper Holdings has breached certain of its representations and warranties in the merger agreement, or Caliper or Caliper Holdings has breached its covenants or agreements contained in the merger agreement, which breach of representations or covenants would cause the failure of a condition to the closing of the merger and which is not cured or curable within thirty days of written notice to Caliper of such breach; or

(3)
necessary to enable Xenogen to enter into an acquisition agreement for certain types of competing proposals.

Termination Fees (see page I-111)

        Xenogen must pay Caliper a termination fee of $3.1 million in cash if the merger agreement is terminated for the following reasons: (1) Caliper terminates the agreement because (i) Xenogen's board of directors has withdrawn or adversely modified its recommendation that its stockholders vote in favor of adoption of the merger agreement, (ii) Xenogen's board of directors has recommended to its stockholders that they approve or accept a competing proposal, (iii) Xenogen has materially breached certain of its obligations under the merger agreement, or (iv) a third party has commenced a tender or exchange offer or other transaction constituting a competing proposal and Xenogen has not sent a statement disclosing that Xenogen recommends rejection of such tender or exchange offer to its security holders within a specified time, or (2) Xenogen terminates the agreement in order to enter into an acquisition agreement for certain types of competing proposals; provided that at the time of termination neither Caliper nor Caliper Holdings is in material breach of the merger agreement.

        Caliper must pay Xenogen a termination fee of $2.0 million in cash if the merger agreement is terminated by Xenogen because Caliper's board of directors shall have withdrawn or adversely modified its recommendation that the stockholders of Caliper vote in favor of the issuance of shares of Caliper common stock and warrants in the merger; provided that at the time of termination Xenogen is not in material breach of the merger agreement.

Opinion of Caliper's Financial Advisor (see page I-63)

        In deciding to approve the merger, the Caliper board of directors considered the opinion of its financial advisor, Cowen and Company, LLC, that, as of February 10, 2006, the consideration to be paid by Caliper to the Xenogen stockholders in connection with the merger is fair to Caliper from a financial point of view. This opinion is attached to this Joint Proxy Statement - Prospectus as Annex B.

Opinion of Xenogen's Financial Advisor (see page I-76)

        In deciding to approve the merger, the Xenogen board of directors considered the opinion of its financial advisor, Thomas Weisel Partners LLC, that, as of February 10, 2006, the merger consideration to be received by the stockholders of Xenogen pursuant to the merger is fair to such stockholders from a financial point of view. This opinion is attached to this Joint Proxy Statement - Prospectus as Annex C.

Other Caliper Annual Meeting Matters

        As this will be the annual meeting of Caliper stockholders, Caliper stockholders will also be asked to re-elect two current Caliper directors, approve the amendment of Caliper's certificate of incorporation, ratify the selection of Ernst & Young LLP as Caliper's independent registered public accountants, and conduct other business if properly presented.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

How the Financial Statements Were Prepared

        Caliper is providing the following information to aid you in your analysis of the financial aspects of the merger. The selected and historical financial data should be read in conjunction with:

  •
  Caliper's consolidated financial statements and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included in its annual report on Form 10-K for the year ended December 31, 2005 and its quarterly report on Form 10-Q for the period ended March 31, 2006; and

  •
  Xenogen's consolidated financial statements for the year ended December 31, 2005 and for the three months ended March 31, 2006 included in this Joint Proxy Statement—Prospectus. See "Chapter Eight of this Joint Proxy Statement—Prospectus—Where You Can Find More Information."

        This information is only a summary and you should read it together with Caliper's historical financial statements and related notes incorporated by reference in this Joint Proxy Statement - Prospectus. See "Chapter Eight—Additional Information for Stockholders."

Accounting Treatment

        The pro forma condensed combined consolidated statements of operations and pro forma condensed combined consolidated balance sheet were prepared by combining the historical amounts of each company in addition to pro forma adjustments due to the merger. The companies may have performed differently had they always been combined. You should not rely on the unaudited pro forma condensed combined consolidated financial information as being indicative of the historical results that Caliper would have had or the future results that Caliper will experience after the merger. See "Unaudited Pro Forma Condensed Combined Consolidated Financial Statements" on page I-91.

Merger-Related Expenses

        Caliper estimates that merger-related fees and expenses, consisting primarily of SEC filing fees, fees and expenses of investment bankers, attorneys and accountants, and financial printing and other related charges, will be approximately $5.5 million ($2.9 million for Caliper and $2.6 million for Xenogen) for the merger. See note (iv) on page I-97 and note (i) on page I-99.

Periods Covered

        The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2006 gives effect to Caliper's merger with Xenogen as if the transaction had occurred on that date. The pro forma condensed combined consolidated balance sheet is based on the historical balance sheets of Caliper and Xenogen as of March 31, 2006, in addition to the pro forma adjustments due to the merger. The unaudited pro forma condensed combined consolidated statement of operations for the three months ended March 31, 2006 and for the year ended December 31, 2005 give effect to Caliper's merger with Xenogen as if it had occurred on January 1, 2005, and also includes Caliper's merger with NovaScreen as if it occurred on January 1, 2005.

Selected Historical Financial Data of Caliper

        The following selected historical financial data has been derived from Caliper's consolidated financial statements. This information is only a summary and should be read together with Caliper's historical consolidated financial statements and related notes incorporated by reference in this Joint

Proxy Statement - Prospectus. See "Chapter Eight—Additional Information for Stockholders—Where You Can Find More Information."

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)
	(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA(1)
Revenues	$22,299	$18,402	$87,009	$80,127	$49,411	$25,833	$29,588
Loss from operations	$(4,559)	$(4,866)	$(14,549)	$(32,542)	$(52,843)	$(46,637)	$(33,647)
Net (loss) income	$(4,449)	$(4,930)	$(14,457)	$(31,556)	$(49,527)	$(40,964)	$3,823
Basic net (loss) income per share	$(0.13)	$(0.16)	$(0.46)	$(1.08)	$(1.88)	$(1.68)	$0.16
Diluted net (loss) income per share	$(0.13)	$(0.16)	$(0.46)	$(1.08)	$(1.88)	$(1.68)	$0.15
Weighted average shares used in per share calculation—basic	33,518	30,453	31,313	29,273	26,396	24,403	23,997
Weighted average shares used in per share calculation—diluted	33,518	30,453	31,313	29,273	26,396	24,403	25,634
		As of December 31,
	March 31, 2006
		2005	2004	2003	2002	2001
	(unaudited)
	(in thousands)
CONSOLIDATED BALANCE SHEET DATA(1)
Cash, cash equivalents, marketable securities and short-term restricted cash	$27,507	$31,704	$50,237	$66,996	$154,602	$166,176
Working capital	$30,832	$33,750	$52,234	$66,577	$155,583	$195,310
Total assets	$153,228	$158,209	$147,947	$168,230	$179,878	$222,543
Deferred revenue and customer deposits	$8,552	$8,235	$7,886	$7,203	$874	$3,082
Long-term obligations, less current portion	$292	$320	$—	$646	$1,986	$3,749
Stockholders' equity	$115,616	$118,438	$111,579	$134,797	$167,558	$206,564

(1)
Prior acquisitions, which included Zymark Corporation (acquired on July 14, 2003) and NovaScreen Biosciences Corporation (acquired on October 3, 2005) are reflected in the above selected historical financial data only for periods following each respective acquisition closing date. As a result, comparison of the financial data to prior historical periods presented may not be meaningful.

Selected Historical Financial Data of Xenogen

        The following selected historical financial data has been derived from Xenogen's consolidated financial statements. This information is only a summary and should be read together with Xenogen's historical consolidated financial statements and related notes incorporated by reference in this Joint

Proxy Statement - Prospectus. See "Chapter Eight—Additional Information for Stockholders—Where You Can Find More Information."

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)
	(in thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues	$8,734	$9,274	$39,665	$30,883	$20,063	$16,014	$13,244
Loss from operations	$(5,669)	$(5,019)	$(18,127)	$(21,867)	$(19,995)	$(31,195)	$(35,066)
Net loss	$(5,626)	$(5,145)	$(18,553)	$(21,777)	$(20,547)	$(62,552)	$(34,697)
Net loss attributable to common stockholders	$(5,626)	$(5,145)	$(18,553)	$(21,777)	$(26,520)	$(65,827)	$(39,601)
Basic and diluted net loss per share attributable to common stockholders(a)	$(0.28)	$(0.35)	$(1.11)	$(2.99)	$(33.89)	$(63.86)	$(72.51)
Weighted average shares used in per share calculation—basic and diluted	20,303	14,822	16,778	7,295	783	547	546

(a)
Per share amount in 2002 is net of a ($56.52) loss per share on the cumulative effect of an accounting change for the impairment of goodwill.

		As of December 31,
	March 31, 2006
		2005	2004	2003	2002	2001
	(unaudited)
	(in thousands)
CONSOLIDATED BALANCE SHEET DATA
Cash, cash equivalents and marketable securities	$18,310	$20,737	$21,916	$13,546	$6,670	$28,119
Working capital	$13,467	$19,011	$14,071	$6,314	$(2,498)	$20,636
Total assets	$35,457	$42,829	$39,938	$31,559	$24,305	$82,450
Deferred revenue	$9,074	$9,739	$8,638	$9,918	$5,095	$4,958
Long-term obligations, less current portion	$8,064	$8,099	$1,054	$5,182	$3,158	$4,354
Stockholders' equity (deficit)	$8,185	$12,905	$15,947	$8,190	$(109,544)	$(45,467)

Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data of Caliper and Xenogen

        The following selected unaudited pro forma condensed combined consolidated financial data has been derived from and should be read with the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and related notes on pages I-91 through I-99. This information is based on the historical consolidated balance sheets and related historical consolidated statements of operations of Caliper and Xenogen giving effect to the proposed merger. The proposed merger will be accounted for under the purchase method of accounting and is presented below as if the merger had been completed on January 1, 2005 (the first day of Caliper's fiscal year) for income statement purposes, and on March 31, 2006 for balance sheet purposes. The unaudited pro forma condensed combined consolidated financial data is based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the selected unaudited pro forma condensed combined consolidated financial data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

	Three Months Ended March 31, 2006	Year Ended December 31, 2005
	(in thousands, except per share data)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS DATA
Revenue	$31,033	$132,445
Loss from operations	$(11,037)	$(39,268)
Net loss	$(10,884)	$(39,490)
Basic and diluted net loss per share	$(0.24)	$(0.91)
Weighted average shares used in per share calculation—basic and diluted	45,602	43,397
As of March 31, 2006
(in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA
Cash, cash equivalents, marketable securities and short-term restricted cash	$45,817
Working capital	$46,149
Total assets	$263,881
Deferred revenue and customer deposits	$12,626
Noncurrent liabilities and accrued restructuring, excluding deferred revenue and customer deposits	$17,200
Stockholders' equity	$200,847

Comparative Per Share Data

        Caliper is providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with the historical consolidated financial statements and pro forma condensed combined consolidated financial statements of Caliper and Xenogen and the related notes that are included and incorporated elsewhere in this Joint Proxy Statement - Prospectus. The pro forma combined per share data presented below reflects the purchase method of accounting. The transaction will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141,

"Business Combinations." The pro forma per share data is not necessarily indicative of the results that would have occurred, your financial interest in such results, or the future results that will occur after the merger. Both Caliper's and Xenogen's latest fiscal year ended on December 31, 2005.

        At the effective time and as a result of the merger, the estimated aggregate consideration to be paid to the stockholders of Xenogen shall consist of that portion of the total merger consideration, based on the applicable exchange ratios, corresponding to the number of shares of Xenogen common stock outstanding.

        The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and Comparative Per Share Data below assume that approximately 1,116,000 shares of Caliper common stock and warrants to purchase approximately 433,000 shares of Caliper common stock at an exercise price of $6.79 per warrant share, are reserved for issuance upon the future exercise of outstanding 1,941,921 Xenogen warrants as follows:

	Total Estimated Consideration	Reserved for Issuance(1)	Estimated Number of Caliper Shares and Warrants Issued at Closing
Caliper common stock	13,200,000	1,116,000	12,084,000
Caliper warrants	5,125,000	433,000	4,692,000

(1) Reserved Caliper common stock	1,116,000
(1,941,921 Xenogen warrants x .575)
Reserved Caliper warrants	433,000
(1,941,921 Xenogen warrants x .223)

It is presently expected that each holder of a Xenogen common share would receive approximately 0.575 of a share of Caliper common stock and approximately 0.223 of a warrant to acquire one Caliper common share. The exchange ratios are subject to adjustment depending upon the number of outstanding shares and warrants to purchase Xenogen common stock at the effective time of the merger, provided that options to purchase Xenogen common stock that are exercised between February 10, 2006 and the closing of the merger will be included in the outstanding shares as if they had been exercised on a "net exercise basis," regardless of the manner in which they are exercised. For a more detailed discussion of the exchange ratios, see "—The Merger—The Merger Agreement—Merger Consideration" on page I-102.

        The historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period. The pro forma net loss per share is computed by dividing the pro forma net loss by the pro forma weighted average number of shares outstanding. The pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding at the end of the period. Xenogen equivalent pro forma per share amounts are calculated by multiplying the pro forma combined Caliper net loss per common share and the pro forma combined Caliper book value per share by the assumed common stock exchange ratio of 0.575.

	Three Months Ended March 31, 2006	Year Ended December 31, 2005
Caliper—Historical per share:
Basic and diluted net loss per common share	$(0.13)	$(0.46)
Book value per share	$3.41	$3.51
Xenogen—Historical per share:
Basic and diluted net loss per common share	$(0.28)	$(1.11)
Book value per share	$0.40	$0.64
Pro forma—Combined Caliper per share:
Basic and diluted net loss per common share	$(0.24)	$(0.91)
Book value per share	$4.37	n/a
Xenogen—equivalent pro forma per share:
Basic and diluted net loss per common share	$(0.14)	$(0.52)
Book value per share	$2.51	n/a

Recent Share Prices

        Caliper common stock began trading on the Nasdaq National Market under the symbol "CALP" on December 16, 1999. Xenogen common stock began trading on the Nasdaq National Market under the symbol "XGEN" on July 16, 2004.

        The following table sets forth the high and low prices per share of Caliper common stock and Xenogen common stock each as reported on the Nasdaq National Market on February 10, 2006, the last completed trading day prior to the announcement of the merger. The table below also includes the equivalent high and low sales prices per share of Xenogen common stock on that date. These equivalent high and low sales prices per share of Xenogen reflect the fluctuating value of Caliper common stock that Xenogen stockholders would receive in exchange for each share of Xenogen common stock if the merger had been completed on that date, applying the exchange ratio of 0.575 shares of Caliper common stock for each share of Xenogen common stock.

	Caliper Common Stock		Xenogen Common Stock		Xenogen Equivalent Price Per Share(1)
	High	Low	High	Low	High	Low
February 10, 2006	$5.63	$5.32	$2.90	$2.89	$3.23	$3.05

(1)
Does not include the value of the expected 0.223 of a warrant to purchase Caliper common stock to be issued in connection with the merger. The Black-Scholes-Merton value of 0.223 of a warrant estimated as of February 10, 2006 was $0.42.

        Because the market price of Caliper common stock is subject to fluctuation, the market value of the shares of Caliper common stock that holders of Xenogen common will receive in the merger may increase or decrease. Xenogen stockholders are urged to obtain a current market quotation for Caliper common stock.

RISK FACTORS

        You should consider the following risk factors in determining how to vote at your stockholders' meeting.

        This Joint Proxy Statement - Prospectus contains forward-looking statements. These statements relate to future events or the future financial performance of Caliper and Xenogen. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", or "continue" or the negative of such terms and other comparable terminology. These statements only reflect management's expectations and estimates. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined below. The risks described below are the risks that Caliper and Xenogen believe to be the most significant to the merger, the business of the combined company, and Caliper common stock at this time. These factors may cause Caliper's actual results to differ materially from any forward-looking statements. Caliper and Xenogen are not undertaking any obligations to update any forward-looking statements contained in this Joint Proxy Statement - Prospectus to reflect any future events or developments.

        The following factors should be considered carefully by Xenogen stockholders in evaluating whether to adopt the merger agreement and by Caliper stockholders in evaluating whether to approve the issuance of shares of Caliper common stock and warrants to purchase Caliper common stock in the merger. These factors should be considered in conjunction with any other information included or incorporated by reference herein, including in conjunction with forward-looking statements made herein. See "Chapter Eight—Additional Information for Stockholders—Where You Can Find More Information" on page VIII-1.

Risks Relating to the Merger

The ability of Caliper and Xenogen to successfully integrate their businesses is uncertain and could result in negative consequences for the combined company.

        After the merger, Caliper and Xenogen, each of which previously operated independently, will have to integrate their operations. The integration will require efforts from each company, including the coordination of their general and administrative functions. For example, integration of administrative functions includes coordinating employee benefits, payroll, financial reporting, purchasing and disclosure functions. Delays in successfully integrating and managing employee benefits could lead to dissatisfaction and employee turnover. Problems in integrating purchasing and financial reporting could result in control issues, including unplanned costs. Diversion of management attention could result in delays in manufacturing and research programs. The combination of Caliper's and Xenogen's organizations may result in greater competition for resources and elimination of research and development programs that might otherwise be successfully completed.

        Caliper management may have their attention diverted while trying to integrate the two companies, one of which is located in Hopkinton, Massachusetts and Mountain View, California and one of which is located in Alameda, California and Cranbury, New Jersey. As an example, Caliper intends to consolidate the facilities used by each company following the merger. This consolidation may divert the attention of the management team of the combined company, may be costly and disruptive to the combined company's operations, and may not ultimately result in the planned cost savings for the combined company. Such diversion of management's attention or difficulties in the transition process could have an adverse impact on the combined company. The transition period is expected to be largely complete within one year following the closing of the merger. The combined company may not succeed in its efforts to integrate the Caliper and Xenogen operations in a timely manner or successfully. If the integration is delayed or unsuccessful, it will have a material adverse effect on the value of Caliper common stock.

Failure to integrate the companies' operations successfully could result in delays in the companies' manufacturing and research and development programs.

        Caliper and Xenogen have entered into the merger agreement with the expectation that the merger will result in beneficial synergies, including:

  •
  the potential to improve the combined company's strategic position in the markets it serves by allowing it to supply its customers with systems and services for use in both in vitro and in vivo research;

  •
  anticipated improvements in revenue, cash flow and profitability;

  •
  anticipated academic and commercial marketplace synergies, to be achieved by cross-selling Xenogen and Caliper products to previously less accessible markets;

  •
  the opportunity to combine Xenogen's XenBio small animal in vivo services business with Caliper's NovaScreen in vitro services operations; and

  •
  an improved ability to fulfill the needs of researchers.

        Achieving these anticipated synergies and the potential benefits underlying the two companies' reasons for the merger will depend on a number of factors, some of which include retention of scientific staff, the avoidance of significant litigation adverse to Caliper and Xenogen, including, particularly, product liability litigation and patent and trademark litigation, the ability of the combined company to continue to perform services and to continue manufacturing and development of Caliper and Xenogen products and product candidates, and the ability of the combined company to continue offering products and services that respond to customers' needs.

        Even if the two companies are able to integrate their operations, there can be no assurance that these anticipated synergies will be achieved. The failure to achieve such synergies could have a material adverse effect on the business, results of operations and financial condition of the combined company, which, in turn will have a material adverse effect on the surviving company and the market value of Caliper common stock.

Caliper may not realize all of the anticipated benefits of the Xenogen acquisition.

        The success of the merger will depend, in part, on Caliper's ability to realize the anticipated synergies, cost savings, and growth opportunities from integrating the businesses of Xenogen with Caliper's business. Caliper's success in realizing these benefits and the timing of this realization depend upon the successful integration of the operations of Xenogen. The integration of two independent companies is a complex, costly, and time-consuming process. The difficulties of combining the operations of the companies include, among others:

  •
  cross-selling Xenogen products and services to Caliper customers, and cross-selling Caliper products and services to Xenogen customers;

  •
  consolidating research and development and manufacturing operations;

  •
  retaining key employees;

  •
  consolidating corporate and administrative infrastructures;

  •
  coordinating sales and marketing functions;

  •
  preserving Caliper's and Xenogen's research and development, distribution, marketing, promotion, and other important relationships;

  •
  minimizing the diversion of management's attention from ongoing business concerns; and

  •
  coordinating geographically separate organizations.

        The integration of Xenogen with Caliper may not result in the realization of the full benefits anticipated by Caliper to result from the merger.

The number and value of the shares of Caliper common stock and warrants to purchase Caliper common stock to be received is not fixed and may decline from its current value.

        The exchange ratios for the shares of Caliper common stock and warrants to purchase Caliper common stock to be received in the merger are not fixed and will be based on the aggregate number of outstanding shares of Xenogen common stock and warrants to purchase Xenogen common stock immediately prior to the closing of the merger. As a result, Xenogen stockholders will not know the final exchange ratios, or the resulting number of shares of Caliper common stock and warrants to purchase Caliper common stock that they will receive in the merger, until after the special meeting of Xenogen stockholders.

        In addition, because Caliper common stock is, and the warrants to purchase Caliper common stock to be issued in the merger will be, publicly traded, the value of a share of Caliper common stock or a warrant to purchase Caliper common stock may change on a daily basis. Therefore, the value of the shares of Caliper common stock and warrants to purchase Caliper common stock that each Xenogen stockholder is to receive in the merger may decline from the value as of the date of this Joint Proxy Statement - Prospectus. Consequently, at the time of your stockholders' meeting, you will not know the exact value of the Caliper common stock and warrants to purchase Caliper common stock that Xenogen stockholders will receive when the merger is completed.

Caliper's and Xenogen's directors and executive officers have interests that are in addition to those of other stockholders, which may influence them to support the merger.

        The directors and executive officers of Caliper and Xenogen participate in arrangements that provide them with interests in the merger that are in addition to yours. For example, Caliper has agreed that, as of the closing of the merger, it will cause Mr. David Carter and Mr. Michael Bigham, two of the current members of the Xenogen board of directors, to be appointed to the surviving company's board of directors. Also, for example, Mr. Hrusovsky, the President and Chief Executive Officer of Caliper is also a member of the board of directors of Xenogen and owns 10,993 shares of Xenogen common stock. If the merger is completed, Mr. Hrusovsky will receive 6,321 shares of Caliper stock and warrants to purchase 2,451 shares of Caliper stock in exchange for his Xenogen stock. See "Interests of Certain Persons in the Merger" on page I-100.

        Further, as a result of the merger, an aggregate of 7,354,888 shares of Xenogen common stock that are held by officers and directors of Xenogen, or their affiliates, will be exchanged for shares of Caliper common stock and warrants to purchase Caliper common stock. As a result, you should consider whether these directors and executive officers could be more likely to support approval of the merger than if they did not hold these interests.

Xenogen faces risks related to the proposed merger.

        If the merger is successfully completed, holders of Xenogen common stock will become holders of Caliper common stock and warrants to purchase Caliper common stock. Caliper's results of operations, as well as the price of Caliper's common stock, may be affected by factors different than those affecting Xenogen's results of operations and the price of its common stock before the merger.

        While the merger agreement is in effect, Xenogen is prohibited from soliciting or encouraging an "alternative acquisition transaction" as that term is defined in the merger agreement.

        Failure to complete the merger could negatively impact Xenogen's stock price, future business and operations.

        If the merger is not completed for any reason, Xenogen may be subject to a number of material risks, including the following:

  •
  Xenogen may be required, under certain circumstances, to pay Caliper a termination fee of $3.1 million;

  •
  The price of Xenogen common stock may decline, to the extent that the relevant current market price reflects a market assumption that the merger will be completed; and

  •
  The costs related to the merger, such as legal, accounting, financial printing and certain financial advisory fees, must be paid even if the merger is not completed.

        If the merger is not consummated, Xenogen's existing working capital at June 30, 2006 may not be sufficient to meet its operating, working capital, investing and financing requirements for the next twelve months, and Xenogen will need to reevaluate its current plans and business operations and substantially reduce its operating expenses, raise additional capital or take other actions in order to continue as an independent company.

        In addition, Xenogen's customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions concerning the relevant company. Any delay or deferral in those decisions by customers, strategic partners or supplies could have an adverse effect on the business of Xenogen, regardless of whether the merger is ultimately completed. Similarly, current and prospective Xenogen employees may experience uncertainty about their future roles with the combined company until Caliper's strategies with regard to the combined company are announced or executed. This may adversely affect current employees' job performance and Xenogen's ability to attract and retain key management, sales, marketing and technical personnel. During the first quarter of 2006 through June 30, 2006, several of Xenogen's employees have resigned or announced their resignation, in part as a result of uncertainty relating to the merger.

RISKS RELATING TO CALIPER AND XENOGEN AS A COMBINED COMPANY

Risks Related to the Business of Caliper and the Combined Entity

Caliper's LabChip products may not achieve widespread market acceptance, which could cause Caliper's revenue to grow slowly or decline and make it more difficult for Caliper to achieve or maintain profitability.

        The commercial success of Caliper's LabChip products depends upon market acceptance of the merits of Caliper's drug discovery and automated electrophoresis separations systems by pharmaceutical and biotechnology companies, academic research centers and other companies that rely upon laboratory experimentation. However, because Caliper's microfluidic drug discovery and automated electrophoresis systems have been in operation for only a limited period of time, their accuracy, reliability, ease-of-use and commercial value have not yet gained widespread commercial acceptance. If these systems do not continue to gain further market acceptance, Caliper's revenue may grow more slowly than expected or decline.

        In addition, Caliper's strategy for the LabChip 3000 system, its microfluidic-based high throughput screening product, depends upon the early users of these systems buying additional units as they spread the adoption of this technology throughout their organizations worldwide. New customers for Caliper's drug discovery systems may wait for indications from its initial drug discovery system customers that its drug discovery systems work effectively and generate substantial benefits. If the early users of Caliper's LabChip 3000 systems do not endorse the further adoption of these systems because they fail to generate the expected quantities and quality of data, are too difficult or costly to use, or are otherwise deficient in meeting the screening needs of these customers, further sales of these systems to these early users may be limited, and sales to new users will be more difficult.

        Because drug screening systems represent substantial capital expenditures, it is important that these systems be capable of performing a wide variety of different types of assays and experiments in order to justify the cost of the systems. Caliper intends to continue developing new versions of Caliper's microfluidic-based drug discovery systems with enhanced features that address existing and emerging customer needs, such as offering a broad range of standardized, easy-to-use assays. If they are unable to do so, Caliper's drug discovery systems may not become more widely used and Caliper may experience a decline in revenue or slow revenue growth and may not achieve or maintain profitability. Caliper currently has several assays in development, including assays that measure many important activities of cells and proteins. Caliper is also developing product extensions that are particularly well suited for the evaluation of kinases, one of the largest focus areas of drug discovery efforts today. Caliper is also developing kinase profiling and selectivity screening kits. If Caliper is not able to complete the development of any of these expanded applications and tools, or if Caliper experiences difficulties or delays, Caliper may lose revenues from Caliper's current customers and may not be able to obtain new customers.

        To date, a large portion of Caliper's microfluidic-based drug discovery systems have been sold as a result of senior-level relationship selling and Caliper has not yet achieved broad-based sales of Caliper's LabChip microfluidic instruments through Caliper's sales and marketing organization. If Caliper cannot market and sell these systems effectively, market acceptance of these products may be limited.

        For all of the foregoing reasons, Caliper's efforts to increase the adoption of its LabChip-based high-throughput drug screening and automated electrophoresis systems, by both existing and new users, may not be expeditious or effective.

        In summary, market acceptance of its LabChip systems will depend on many factors, including:

  •
  its ability to demonstrate the advantages and potential economic value of its LabChip drug discovery systems over alternative, well-established technologies;

  •
  its ability to develop a broader range of standard assays and applications that enable customers and potential customers to perform many different types of experiments on a single LabChip instrument system; and

  •
  its ability to market and sell its drug discovery systems and related consumable products through its marketing and sales organization without the involvement of its senior management.

If Caliper is not successful in developing new and enhanced liquid handling, LabChip and other life sciences products, Caliper may lose market share to its competitors.

        The life sciences productivity tools equipment market is very competitive and is characterized by rapid technological change and frequent new product introductions. The commercial success of Caliper's liquid handling systems, LabChip and other products depends upon continued improvement of its products and expanding market acceptance of its systems and products by pharmaceutical and biotechnology companies and genomics research organizations, and upon its ability to address quickly any performance problems that its customers encounter. Caliper anticipates that its competitors will introduce new, enhanced products in this market in the near future. Caliper's future success will depend on its ability to offer new products and technologies that researchers believe are an attractive alternative to current products and technologies, that address the evolving needs of its customers, and that are technologically superior to new products that may be offered by its competitors. The product development process is inherently uncertain. Caliper may experience difficulties or delays in its development efforts for new products and Caliper may not ultimately be successful in developing them. Any significant delay in releasing new products in this market could adversely affect Caliper's reputation, give a competitor a first-to-market advantage, or enable a competitor to achieve greater market share.

If Caliper is not successful in improving the cost of its LabChip products relative to the performance delivered, Caliper may not be successful in displacing alternative or more established products and technologies that are competitive with its LabChip products.

        Customers in the life sciences productivity tools equipment market tend to be very price- and cost-sensitive relative to product performance. The commercial success of Caliper's LabChip products will depend not only upon its ability to demonstrate that their performance is superior to the performance of conventional products, but also that their total cost to purchase and operate is competitive with or lower than the cost of alternative or more established products. Caliper may need to reduce its manufacturing costs in order to sell its LabChip products at more competitive prices. Although Caliper has been successful in achieving significant reductions in the manufacturing costs of its LabChip instruments and chips, Caliper is engaged in ongoing efforts to further reduce the costs of its LabChip products. Some of these efforts involve a substantial amount of technical risk, such as manufacturing its chips on plastic substrates rather than glass. If Caliper is not successful in achieving these additional cost reductions, the market demand for its LabChip products may be limited and the rate of adoption of these products may be slower than Caliper anticipates. Caliper's efforts to achieve further cost reductions may not be successful.

Caliper is subject to the capital spending patterns of the pharmaceutical industry, which recently have been adversely impacted by general economic conditions, industry consolidation and increased competition, and which have resulted in severe price competition among suppliers of products to that industry.

        Many of Caliper's instrument products represent relatively large capital expenditures by its customers. During the past several years, many of its customers and potential customers, particularly in the pharmaceutical industry, have reduced their capital spending budgets because of generally adverse prevailing economic conditions, consolidation in the industry and increased pressure on the profitability of pharmaceutical companies, due in part to more competition from generic drugs. These conditions have resulted in increased price competition and downward pressure on prices for the products that Caliper supplies, in particular with respect to its liquid handling automation products. If Caliper's customers and potential customers do not increase, or if they further reduce, their capital spending budgets because of continuing adverse economic conditions or further consolidation in the industry, Caliper could face weak demand for its products. If the demand for its instrument products is weak because of constrained capital spending by its pharmaceutical industry customers and potential customers, Caliper may not achieve its targets for revenue and cash flow from operations. In addition, if Caliper is not able to obtain sufficiently high prices for its products due to ongoing price competition with other suppliers in its industry, its results of operations may be materially adversely affected.

Caliper's future revenue growth depends to a significant extent on sales by Affymetrix of the GCAS automated target preparation system, which is based on the Caliper Sciclone liquid handling instrument. If end-user demand for this product is not as strong as anticipated by Affymetrix, Caliper's revenue targets may not be achieved.

        In collaboration with Affymetrix, Caliper has developed a new automated system for the preparation of nucleic acid target material to be applied to Affymetrix's GeneChip® devices, which system is based on Caliper's Sciclone liquid handling instrument. Affymetrix began to ship the commercial version of the GCAS system during the third quarter of 2005. Under the terms of the collaboration agreement, Affymetrix will market and sell the GCAS system. Caliper had no sales of GCAS systems to Affymetrix during the first quarter of 2006. Affymetrix announced in 2005 that certain technical issues and low initial-production yields of its commercial Mapping 500K Set Array had constrained shipment volumes for this product. Because users of Affymetrix's Mapping 500K Set Array product are also expected to be users of the GCAS systems, if Affymetrix continues to have technical issues and low production volumes for this product or experiences difficulties in launching other GeneChip® applications, the demand for GCAS systems will be adversely affected. In addition, Affymetrix may experience other difficulties in the marketing, sale, and support of the GCAS system. For all of these reasons, Caliper's revenues from the sale of GCAS systems could be less than anticipated. In addition, because the GCAS system is a relatively new product for which there is limited commercial experience, there can be no assurance that the demand for this product will materialize as expected.

Caliper's future revenue growth depends to a significant extent on the revenue growth of NovaScreen, which Caliper recently acquired. If NovaScreen's revenue does not grow as Caliper anticipates, Caliper's future revenue targets may not be achieved.

        In October 2005 Caliper acquired NovaScreen Biosciences, a privately held business which provides high throughput screening and compound profiling services. Caliper completed this acquisition, in part, because Caliper believes that the market for these services will grow at a relatively high rate as more pharmaceutical and biotech companies increase their outsourcing of these services. Pharmaceutical and biotech companies may not, however, continue to increase their demand for these services. If the trend toward more outsourcing of these services does not continue to grow, Caliper's revenues from the NovaScreen business may not increase as anticipated, making it more difficult for Caliper to achieve its future revenue growth targets.

A significant portion of Caliper's business depends upon collaborations with business partners, and its financial success depends upon its ability to develop new product concepts with compelling value propositions to generate new "Caliper Driven™" collaboration relationships, as well as its ability to manage its existing relationships.

        Historically, an important part of Caliper's business strategy has been to collaborate with business partners in the development of new applications for its microfluidic and liquid handling products, and the subsequent commercialization of the developed products. The costs associated with these product development efforts are generally significant, and the time to market for these product development efforts is generally two or more years. Accordingly, attracting a collaboration partner to undertake and underwrite a proposed product development effort requires a compelling value proposition.

        Moreover, even if Caliper is successful in initiating a new product development effort with a Caliper Driven partner, these collaborations can be difficult to manage. Technical problems encountered in the development programs or disagreements with its business partners may adversely impact its ability to complete development programs, and therefore to realize increased product sales through these collaborations. Caliper may not continue to be able to define compelling new product concepts, or to identify new collaboration partners, or to identify new applications for its technologies to develop with its existing collaboration partners. If Caliper is unable to define new product opportunities or to identify new collaboration partners or to agree on the terms of a collaboration, or if Caliper is unable to identify new applications for its technologies to develop and commercialize with an existing collaboration partner, its revenues could decline and the growth of its business could be adversely affected.

Acquisitions may have unexpected consequences or impose additional costs on Caliper.

        Caliper's business is highly competitive and its growth is dependent upon market growth and its ability to enhance its existing products, introduce new products on a timely basis and offer its customers products that provide a more complete solution. One of the ways Caliper may address the need to develop new products is through acquisitions of complementary businesses and technologies, such as its acquisition of Zymark in July 2003, Caliper's acquisition of NovaScreen in October 2005, and its anticipated acquisition of Xenogen. From time to time, Caliper considers and evaluates potential business combinations involving its acquisition of another company and transactions involving the sale of its company through, among other things, a possible merger or consolidation of its business into that of another entity.

        Acquisitions involve numerous risks, including the following:

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  difficulties in integration of the operations, technologies and products and services of the acquired companies;

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  the risk of diverting management's attention from normal daily operations of the business;

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  potential cost and disruptions caused by the integration of financial reporting systems and development of uniform standards, controls, procedures and policies;

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  accounting consequences, including amortization of acquired intangible assets or other required purchase accounting adjustments, resulting in variability or reductions of Caliper's reported earnings;

  •
  potential difficulties in completing projects associated with purchased in-process research and development;

  •
  risks of entering markets in which Caliper has no or limited direct prior experience and where competitors in these markets have stronger market positions;

  •
  the potential loss of Caliper's key employees or those of the acquired company due to the employment uncertainties inherent in the acquisition process;

  •
  the assumption of known and potentially unknown liabilities of the acquired company;

  •
  the risk that Caliper may find that the acquired company or business does not further its business strategy or that Caliper paid more than what the company or business was worth;

  •
  Caliper may disagree with the former management of businesses that Caliper acquires with respect to the interpretation of provisions in the acquisition agreement relating to earn out provisions or other provisions that have ongoing effect after the completion of the acquisition, which could result in disputes or litigation with current employees who joined Caliper as part of the acquisition;

  •
  Caliper's relationship with current and new employees and customers could be impaired;

  •
  the acquisition may result in litigation from terminated employees or third parties who believe a claim against Caliper would be valuable to pursue;

  •
  Caliper's due diligence process may fail to identify significant issues with product quality, product architecture and legal contingencies, among other matters; and

  •
  there may be insufficient revenues to offset increased expenses associated with acquisitions.

        Acquisitions may also cause Caliper to issue common stock that would dilute Caliper's current stockholders' percentage ownership; record goodwill and non-amortizable intangible assets that will be subject to impairment testing and potential periodic impairment charges; incur amortization expenses related to certain intangible assets; or incur other large and immediate write-offs.

        Future acquisitions by Caliper may not be successful and could adversely affect its business. Caliper must also maintain its ability to manage growth effectively. Failure to manage growth effectively and successfully integrate acquisitions that Caliper makes could harm its business.

Caliper's business and stock price may be adversely affected if the acquisition of Xenogen is not completed.

        Caliper's acquisition of Xenogen is subject to several customary conditions, including obtaining clearance from governmental entities and the approvals of the transaction by the stockholders of Xenogen and Caliper. If Caliper's acquisition of Xenogen is not completed, Caliper could be subject to a number of risks that may adversely affect Caliper's business and stock price, including:

  •
  the diversion of Caliper's management's attention from its day-to-day business as a result of efforts relating to the acquisition;

  •
  the market price of shares of Caliper's stock may decline to the extent that the current market price reflects a market assumption that the acquisition will be completed;

  •
  under certain circumstances, Caliper could be required to pay Xenogen a $2 million termination fee;

  •
  Caliper must pay costs related to the merger, such as legal and accounting fees and a portion of the investment banking fees; and

  •
  Caliper would not realize the benefits Caliper expects from acquiring Xenogen.

Caliper expects to incur future operating losses and may not achieve profitability.

        Caliper has experienced significant operating losses each year since its inception and expects to incur an operating loss in 2006. Caliper may never achieve profitability. As of March 31, 2006, Caliper had an accumulated deficit of approximately $185.6 million. Caliper's losses have resulted principally from costs incurred in research and development, product marketing, and from general and administrative costs associated with Caliper's operations. These costs have exceeded Caliper's cumulative cash proceeds which, to date, have been generated principally from product sales, collaborative research and development agreements, technology access fees, license fees, litigation settlement proceeds and interest income on cash and investment balances.

Caliper's operating results fluctuate significantly and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in its stock price.

        Caliper's quarterly operating results have fluctuated significantly in the past, and Caliper expects that they will continue to fluctuate in the future as a result of many factors, some of which are outside of its control. For example, many of Caliper's products represent relatively large capital expenditures for its customers, which leads to variations in the amount of time it takes for Caliper to sell its products because customers may take several months or longer to evaluate and obtain the necessary internal approvals for the purchase of its products. In addition, a significant portion of Caliper's revenues is derived from sales of relatively high-priced products, and these sales are generally made by purchase orders rather than long-term contracts. Delays in receipt of anticipated orders for higher-priced products could lead to substantial variability of revenue from quarter to quarter. Furthermore, Caliper commonly receives purchase orders and ship a significant portion of each quarter's product orders near the end of the quarter. If that pattern continues, even short delays in the receipt of orders or shipment of products at the end of a quarter could result in shipment during the next quarter, which could have an adverse effect on results of operations for the quarter in which the shipment did not occur. Caliper's business is affected by capital spending patterns of its customers with a greater percentage of purchases, and therefore Caliper typically experiences higher revenues in the second half of its fiscal year. This trend may not continue. For all of these and other reasons, it is possible that in some future quarter or quarters its operating results will be below the expectations of securities analysts or investors. In this event, the market price of Caliper's common stock may fall abruptly and significantly. Because Caliper's revenue and operating results are difficult to predict, Caliper believes that period-to-period comparisons of its results of operations are not a reliable indicator of its future performance.

        If revenue declines in a quarter, whether due to a delay in recognizing expected revenue or otherwise, Caliper's earnings will decline because many of its expenses are relatively fixed. In particular, research and development and general and administrative expenses and amortization of deferred stock compensation and intangible assets are not affected directly by variations in revenue.

Caliper's revenue from Agilent could decline due to a number of different factors, including a reduction in planar LabChip purchases by Agilent and reduced sales of the Agilent 2100 Bioanalyzer and LabChip products sold by Agilent, or reduced sales of such products by Agilent due to competition from Caliper or Caliper's other commercial partners.

        Under the terms of Caliper's supply agreement with Agilent, which Caliper entered into with Agilent in June 2005, Agilent pays Caliper a volume-based purchase price for planar LabChip devices that will be exclusively supplied by Caliper. Under this new supply arrangement Caliper will no longer receive revenue from Agilent pursuant to a formula based on Caliper's manufacturing costs for planar LabChip devices plus a share of Agilent's gross margin from sales by Agilent of LabChip instruments and chips. The volume of planar LabChip device purchases by Agilent is dependent upon sales of the Agilent 2100 Bioanalyzer and associated assay kits and other potential future systems and assays that may be developed by Agilent. If Agilent's sales of these products do not increase, the amount of revenue Caliper receives from Agilent will decline.

        In addition, under the surviving terms of Caliper's collaboration agreement with Agilent, Caliper granted to Agilent a non-exclusive, royalty-bearing license to certain of its LabChip technologies existing as of the termination date of the collaboration agreement for Agilent to develop, make and sell products in the field of the collaboration. Consequently, there is the possibility that following the expiration of the five-year term of the new exclusive supply agreement, or upon a breach of Caliper's obligations under the new supply agreement, Agilent may manufacture its own supply of planar LabChip products rather than purchasing them from Caliper. In addition, Agilent could utilize its license rights to compete with Caliper in other product areas in the future. Although this would generate royalty payments to Caliper, such competition may reduce Caliper's ability to sell its own products independently or through other commercial partners.

        In addition, Agilent's sales of collaboration products could be reduced due to competition from Caliper or its other commercial partners, such as Bio-Rad. In such event, the revenue Caliper would receive from Agilent could be reduced by more than the revenue Caliper receives from other commercial partners. Further, Agilent may decide, for reasons wholly independent of competition, to reduce its sales efforts and/or pricing for these products. If Agilent does so, Caliper's revenue may decline.

Caliper depends on its key personnel, the loss of whom would impair its ability to compete.

        Caliper is highly dependent on the principal members of its management team, especially its Chief Executive Officer, and certain of its scientific staff. For example, many of Caliper's sales, particularly with respect to its LabChip drug discovery systems, have resulted from the direct involvement of senior members of its management team, including its Chief Executive Officer, with Caliper's customers' senior-level management. None of Caliper's executives or scientists are legally bound to remain employed for any specific term. The loss of services of any of these individuals could seriously harm Caliper's product commercialization efforts. In addition, research and new product development will require additional skilled personnel in areas such as chemistry and biology, software engineering and electronic engineering. Also, the success of Caliper's NovaScreen operations is dependent upon the efforts of key management and scientific staff of that business. Caliper's principal business locations in the United States are the Silicon Valley, California, and Boston metropolitan areas, where demand for personnel with these skills remains high, and may increase further as the economic outlook in these areas improves. As a result, competition for and retention of personnel, particularly for employees with technical expertise, is intense, and the turnover rate for these people is high. If Caliper is unable to hire, train and retain a sufficient number of qualified employees, Caliper's ability to conduct and expand its business could be seriously reduced. The inability to retain and hire qualified personnel could also hinder any planned expansion of Caliper's business.

Caliper's products could infringe on the intellectual property rights of others, which may cause Caliper to engage in costly litigation and, if Caliper is not successful, could also cause it to pay substantial damages and prohibit it from selling its products.

        The technology fields in which Caliper operates are still relatively new and evolving and, consequently, patent positions in its industry are generally uncertain. Accordingly, third parties may assert infringement or other intellectual property claims against Caliper. Caliper may have to pay substantial damages, including potentially treble damages, for past infringement if it is ultimately determined that Caliper's products infringe a third party's proprietary rights. Further, Caliper may be prohibited from selling its products before Caliper obtains a license, which, if available at all, may require it to pay substantial royalties. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. Caliper is aware of third-party patents that may relate to its technology or potential products. Any public announcements related to litigation or patent interference proceedings initiated or threatened against Caliper could cause Caliper's stock price to decline.

Caliper may need to initiate lawsuits to protect or enforce its patents, which would be expensive and, if Caliper loses, may cause Caliper to lose some of its intellectual property rights, which would reduce its ability to compete in the market.

        Caliper relies on patents to protect a large part of its intellectual property and its competitive position, especially in its microfluidics business. In order to protect or enforce its patent rights, Caliper may initiate patent litigation against third parties, such as the patent infringement suit against Molecular Devices that Caliper settled in November 2003. These lawsuits could be expensive, take significant time, and divert management's attention from other business concerns. In addition, these lawsuits would put Caliper's patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing. Caliper may also provoke a third party defendant to assert claims against it. Caliper may not prevail in any of these suits, and the damages or other remedies awarded, if any, could be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or investors perceive any of these results to be negative, it could cause Caliper's stock price to decline.

The rights Caliper relies upon to protect its intellectual property underlying its products may not be adequate, which could enable third parties to use its technology and would reduce its ability to compete in the market.

        In addition to patents, Caliper relies on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect its intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the technology underlying Caliper's products. If they do not protect Caliper's rights, third parties could use Caliper's technology to compete with Caliper, and Caliper's ability to compete in the market or to maintain the gross margins on the products Caliper sells would be reduced. In addition, employees, consultants and others who participate in the development of Caliper's products may breach their agreements with Caliper regarding Caliper's intellectual property, and Caliper may not have adequate remedies for such breach. Caliper also may not be able to effectively protect its intellectual property rights in some foreign countries. For a variety of reasons, Caliper may decide not to file for patent, copyright or trademark protection outside of the United States. Caliper also realizes that its trade secrets may become known through other means not currently foreseen by Caliper. Notwithstanding Caliper's efforts to protect its intellectual property, its competitors may independently develop similar or alternative technologies or products that are equal or superior to Caliper's technology and products without infringing on any of Caliper's intellectual property rights, or design around Caliper's proprietary technologies.

Caliper is dependent on a single-source supplier for the glass used in its LabChip products and if Caliper is unable to buy this glass on a timely basis, Caliper will not be able to deliver its LabChip products to customers.

        Caliper currently purchases glass, a key component for its chips, from a single-source supplier located in Germany. Although Caliper keeps surplus inventory in its Mountain View manufacturing facility, if Caliper is unable to replenish this component on a timely basis, Caliper will not be able to deliver its chips to its customers, which would harm Caliper's business.

Caliper obtains some of the components and subassemblies included in its systems from a single source or a limited group of suppliers, and the partial or complete loss of one of these suppliers could cause production delays and a substantial loss of revenue.

        Caliper relies on outside vendors to manufacture many components and subassemblies for its products. Certain components, subassemblies and services necessary for the manufacture of its products are provided by a sole supplier or limited group of suppliers, some of which are Caliper's competitors. Caliper currently purchases additional components, such as optical, electronic and pneumatic devices, in configurations specific to Caliper's requirements that, together with certain other components, such as computers, are integrated into Caliper's products. Caliper maintains only a limited number of long-term supply agreements with its suppliers.

        Caliper's reliance on a sole or a limited group of suppliers involves several risks, including the risk that Caliper may be unable to obtain an adequate supply of required components, that Caliper has reduced control over pricing and the timely delivery of components and subassemblies, and that Caliper's suppliers may be unable to develop technologically advanced products to support Caliper's growth and development of new systems.

        Because the manufacturing of certain of these components and subassemblies involves complex processes and requires long lead times, Caliper may experience delays or shortages caused by suppliers. Caliper believes that alternative sources could be obtained at the same prices and on substantially the same terms and conditions, if necessary, for most sole and limited source parts. However, if Caliper were forced to seek alternative sources of supply or to manufacture such components or subassemblies internally, Caliper might be forced to redesign its systems, which could prevent Caliper from shipping its systems to customers on a timely basis. Some of Caliper's suppliers have relatively limited financial and other resources, and, therefore, their businesses could fail. Any inability to obtain sufficient quantities of components and subassemblies could damage relationships with current and prospective customers and could harm Caliper's business.

If a natural disaster strikes Caliper's manufacturing facilities, Caliper would be unable to manufacture its products for a substantial amount of time and Caliper would lose revenue.

        Caliper relies on a single manufacturing location to produce its chips and drug discovery systems, and a single location to produce laboratory automation and robotics systems, with no alternative facilities. These facilities and some pieces of manufacturing equipment are difficult to replace and could require substantial replacement lead-time. Caliper's manufacturing facilities may be affected by natural disasters, such as earthquakes and floods. Earthquakes are of particular significance because Caliper's LabChip product manufacturing facility is located in Mountain View, California, an earthquake-prone area. In the event that Caliper's existing manufacturing facilities or equipment are affected by man-made or natural disasters, Caliper would be unable to manufacture products for sale, meet customer demands or meet sales projections. If Caliper's manufacturing operations were curtailed or ceased, it would harm Caliper's business.

Failure to raise additional capital or generate the significant capital necessary to expand Caliper's operations and invest in new products could reduce Caliper's ability to compete and result in lower revenue.

        Caliper anticipates that its existing capital resources, together with the revenue to be derived from its commercial partners and from commercial sales of its microfluidic and lab automation products and services, will enable Caliper to maintain currently planned operations at least through the year 2007. However, Caliper premises this expectation on its current operating plan, which may change as a result of many factors, including its acquisition of NovaScreen and its anticipated acquisition of Xenogen, or of another company or business. Consequently, Caliper may need additional funding sooner than anticipated. Caliper's inability to raise needed capital would seriously harm its business and product development efforts. In addition, Caliper may choose to raise additional capital due to market conditions or strategic considerations even if Caliper believes that it has sufficient funds for its current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to Caliper's stockholders.

        Caliper currently has a nominal credit facility with an unused balance of $300,000 and Caliper currently has no committed sources of capital. To the extent that operating and capital resources are insufficient to meet future requirements, Caliper will have to raise additional funds to continue the development and commercialization of its technologies. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, Caliper may be required to curtail operations significantly or to obtain funds by entering into financing, supply or collaboration agreements on unattractive terms.

Caliper's tax net operating losses and credit carryforwards may expire if Caliper does not achieve or maintain profitability.

        As of December 31, 2005, Caliper had federal and state net operating loss carryforwards of approximately $148.1 million and $44.6 million, respectively. Caliper also had federal and state research and development tax credit carryforwards of approximately $4.7 million and $2.8 million, respectively. The federal net operating loss and credit carryforwards will expire at various dates through 2025 beginning in the year 2009 if not utilized. State net operating losses of approximately $5,000 expired in 2005. The current remaining state net operating losses have varying expiration dates through 2015.

        Utilization of the federal and state net operating losses and credits may be subject to a substantial limitation due to the change in ownership provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization. The planned acquisition of Xenogen by Caliper will ultimately result in Xenogen stockholders' owning approximately one-third of Caliper and in all likelihood will result in a change of ownership that will cause pre-merger losses to be subject to limitation. The amount of limitation has not yet been determined. Because of Caliper's lack of earnings history and the uncertainty of realizing these net operating losses, the deferred tax assets have been fully offset by a valuation allowance.

Risks Related to the Business of Xenogen and the Combined Entity

If Xenogen's proposed merger with Caliper is not consummated, Xenogen's stock price, business and operations could be harmed.

        On February 10, 2006, Xenogen entered into a definitive Agreement and Plan of Merger with Caliper and its subsidiary, Caliper Holdings, Inc., pursuant to which Xenogen will be merged with and into Caliper Holdings and become a wholly-owned subsidiary of Caliper. Xenogen's board of directors has approved the merger and the merger agreement.

        The obligations of Caliper and Xenogen to effect the merger are subject to a number of conditions, including approval by the Xenogen and Caliper stockholders, and the merger may not occur. If the merger is not consummated for any reason, Xenogen may be subject to a number of material risks, including the following:

  •
  Xenogen may be required to pay Caliper a termination fee of $3.1 million;

  •
  the price of the common stock of Xenogen may decline to the extent that the current market price of its common stock reflects an assumption that the merger will be completed; and

  •
  Xenogen must pay its accrued costs related to the merger, such as legal, accounting and certain financial advisory fees, even if the merger is not completed.

        If the merger is not consummated, Xenogen's existing working capital at March 31, 2006 may not be sufficient to meet its operating, working capital, investing and financing requirements for the next twelve months, and Xenogen will need to reevaluate its current plans and business operations and substantially reduce its operating expenses, raise additional capital or take other actions in order to continue as an independent company.

        In addition, Xenogen's customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Xenogen's customers would have a material adverse effect on its business, regardless of whether or not the merger is ultimately completed.

        Similarly, Xenogen's current and prospective employees may experience uncertainty about their future role with Caliper until Caliper's strategies with regard to Xenogen are announced or executed. This uncertainty may adversely affect current employees' job performance and Xenogen's ability to attract and retain key management, marketing, technical, manufacturing, administrative, sales and other personnel. During the first quarter of 2006 through May 5, 2006, several of Xenogen's employees have resigned or announced their resignation, in part as a result of uncertainty relating to the merger.

Xenogen has a history of losses and an accumulated deficit of $191.9 million as of March 31, 2006, and it may never achieve profitability.

        Xenogen has incurred significant net losses every year since its inception. It incurred losses of $20.5 million in 2003, $21.8 million in 2004, $18.6 million in 2005 and $5.6 million for the three months ended March 31, 2006. As of March 31, 2006, Xenogen had an accumulated deficit of $191.9 million. To achieve profitability, Xenogen will need to generate and sustain substantially higher revenue than it has to date, while achieving reasonable costs and expense levels. Xenogen may not be able to generate enough revenue to achieve profitability. Xenogen may not achieve or maintain reasonable costs and expense levels. Even if Xenogen becomes profitable, it may not be able to sustain or increase profitability on a quarterly or annual basis. If Xenogen fails to achieve profitability within the timeframe expected by securities analysts or investors, the market price of Xenogen's common stock will likely decline.

If Xenogen's products and services do not become widely used by pharmaceutical, biotechnology, biomedical and chemical researchers, it is unlikely that Xenogen will ever become profitable.

        Pharmaceutical, biotechnology, biomedical and chemical researchers have historically conducted in vivo biological assessment using a variety of technologies, including a variety of animal models. Compared to these technologies, Xenogen's technology is relatively new, and the number of companies and institutions using Xenogen's technology is relatively limited. The commercial success of Xenogen's products will depend upon the widespread adoption of its technology as a preferred method to perform in vivo biological assessment. In order to be successful, Xenogen's products must meet the technical and cost requirements for in vivo biological assessment within the life sciences industry. Widespread market acceptance will depend on many factors, including:

  •
  the willingness and ability of researchers and prospective customers to adopt new technologies;

  •
  Xenogen's ability to convince prospective strategic partners and customers that Xenogen's technology is an attractive alternative to other methods of in vivo biological assessment;

  •
  Xenogen customers' perception that Xenogen products can help accelerate efforts and reduce costs in drug development; and

  •
  Xenogen's ability to sell and service sufficient quantities of its products.

        Additionally, to Xenogen's knowledge, only one of Xenogen's drug development customers has used Xenogen's imaging technology to submit an investigational new drug application, or IND, to the U.S. Food and Drug Administration, or FDA, and no drugs have been approved to date using Xenogen's imaging technology. As a result, Xenogen's ability to assist the drug development process in leading to the approval of drugs with commercial potential has yet to be fully proven. If commercial advantages are not realized from the use of in vivo biophotonic imaging, Xenogen's existing customers could stop using its products, and Xenogen could have difficulty attracting new customers. Because of these and other factors, Xenogen products may not gain widespread market acceptance or become the industry standard for in vivo biological assessment.

Xenogen, as a company in the early stage of commercialization, has a limited history of operations, which makes evaluation of its business and future growth prospects difficult.

        Xenogen has had a limited operating history and is at an early stage of commercialization. While it sold its first IVIS® Imaging Systems and entered into its first commercial license in 2000, Xenogen did not begin to sell its products and services in commercial quantities until 2002. Xenogen's in vivo biophotonic imaging technology is a relatively new technology that has not yet achieved widespread adoption. To date, Xenogen has generated revenues of $16.0 million in 2002, $20.1 million in 2003, $30.9 million in 2004, $39.7 million in 2005 and $8.7 million for the three months ended March 31, 2006.

        Xenogen does not have enough experience in selling its products at a level consistent with broad market acceptance and to know whether it can do so and generate a profit. As a result of these factors, it is difficult to evaluate Xenogen's prospects, and its future success is more uncertain than if it had a longer or more proven history of operations.

Xenogen's future revenue is unpredictable and could cause its operating results to fluctuate significantly from quarter to quarter.

        Xenogen's quarterly and annual operating results have fluctuated in the past and are likely to do so in the future. In particular, its operating results in the first and third quarters have historically been lower than those in the second and fourth quarters due to the decision-making process of its customer base. The sale of many of Xenogen's products, including its IVIS Imaging Systems and related Bioware products, typically involve a significant scientific evaluation and commitment of capital by customers. Accordingly, the initial sales cycles of many of Xenogen's products are lengthy and subject to a number of significant risks that are beyond Xenogen's control, including customers' budgetary constraints and internal acceptance reviews. As a result of this lengthy and unpredictable sales cycle, Xenogen's operating results have historically fluctuated significantly from quarter to quarter, and Xenogen expects this trend to continue. In addition, a large portion of Xenogen's expenses, including expenses for its Alameda, California and Cranbury, New Jersey facilities, equipment and personnel, are relatively fixed. Historically, customer buying patterns and Xenogen's revenue growth have caused a substantial portion of its revenues to occur in the last month of the quarter. Delays in the receipt of orders, Xenogen's recognition of product or service revenue or the manufacture of product near the end of the quarter could cause quarterly revenues to fall short of anticipated levels. Because Xenogen's operating expenses are based on anticipated revenue levels and a high percentage of Xenogen's expenses are relatively fixed, less than anticipated revenues for a quarter could have a significant adverse impact on Xenogen's operating results. Accordingly, if Xenogen's revenue declines or does not increase as anticipated, Xenogen might not be able to correspondingly reduce its operating expenses in a timely enough manner to avoid incurring additional losses. Xenogen's failure to achieve its anticipated level of revenue could significantly harm its operating results for a particular fiscal period.

        The following are among additional factors that could cause Xenogen's operating results to fluctuate significantly from period to period:

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  changes in the demand for, and pricing of, Xenogen's products and services;

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  the length of Xenogen's sales cycles and buying patterns of its customers, which may cause a decrease in its operating results for a quarterly period;

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  the nature, pricing and timing of other products and services provided by Xenogen or its competitors;

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  changes in Xenogen's long term custom animal production contracts and other renewable contracts, including licenses;

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  Xenogen's ability to obtain key components for its imaging systems and manufacture and to install them in a timely basis to meet demand;

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  changes in the research and development budgets of Xenogen's customers;

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  customer reactions to the announcement of Xenogen's pending merger with Caliper;

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  acquisition, licensing and other costs related to the expansion of Xenogen's operations;

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  the timing of milestones, licensing and other payments under the terms of Xenogen's license agreements, commercial agreements and agreements pursuant to which others license technology to Xenogen;

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  expenses related to Xenogen's commercial and patent infringement litigation with AntiCancer and other litigation in which Xenogen may become involved; and

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  expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

        Due to the possibility of fluctuations in Xenogen's revenue and expenses, Xenogen believes that quarter to quarter or annual comparisons of its operating results are not a good indication of its future performance.

The termination or non-renewal of a large contract or the loss of, or a significant reduction in, sales to any of Xenogen's significant customers could harm its operating results.

        Xenogen generally sells its products and often provides its services pursuant to agreements that are renewable on an annual basis. Failure to renew or the cancellation of these agreements by any one of Xenogen's significant customers, which include Pfizer Inc. and affiliates of Novartis, could result in a significant loss of revenue. Xenogen currently derives, and it expects to continue to derive, a large percentage of its total revenue from a relatively small number of customers. If any of these customers terminates or substantially diminishes its relationship with Xenogen, Xenogen's revenue could decline significantly. Revenue concentration among Xenogen's largest customers is as follows:

  •
  its ten largest customers accounted for approximately 50% of its revenue for the three months ended March 31, 2006, 32.8%, 41% and 53% of its revenue for the years ended December 31, 2005, 2004 and 2003, respectively; and

  •
  its largest and second largest customers accounted for approximately 16% and 5% of its revenue for the three months ended March 31, 2006, 12% and 5% of its revenue for the year ended December 31, 2005, 16% and 7% of its revenue for the year ended December 31, 2004, and 21% and 11% of its revenue for the year ended December 31, 2003.

        The loss of significant revenue from any of Xenogen's significant customers could negatively impact its results of operations or limit its ability to execute its strategy.

Xenogen may not fully realize its revenue under long-term contracts, which could harm its business and result in higher losses than anticipated.

        Xenogen has long-term contracts for custom animal production and/or phenotyping services with two customers that are renewed annually and are expected to generate future revenues. These two long-term contracts may not be renewed annually and may be terminated at any time during their terms. In addition, Xenogen may not be able to maintain its sublicensed rights under certain patents relating to these contracts. Termination of these contracts for any reason would result in the loss of significant revenue and would negatively impact Xenogen's results of operations or limit its ability to execute its strategy.

If Xenogen is unable to meet customer demand, it would adversely impact Xenogen's financial results and restrict its sales growth.

        To be successful, Xenogen must manufacture its IVIS Imaging Systems in substantial quantities at acceptable costs. If Xenogen does not succeed in manufacturing sufficient quantities of its imaging systems to meet customer demand, it could lose customers and fail to acquire new customers, if they choose a competitor's product because Xenogen's imaging system is not available. Increasing demand since the launch of Xenogen's IVIS Imaging System has necessitated an increase in Xenogen's manufacturing capacity. Xenogen believes that its current manufacturing capacity in Alameda, California is sufficient to meet its current and forecasted demand through 2006, and Xenogen is in the planning stages for managing this capacity. Xenogen has also experienced a shift in what it believes is long-term customer demand towards its IVIS 200 systems and, more recently, its new IVIS Lumina systems, and it has altered its planned manufacturing to increase IVIS system output in an effort to meet this demand. Certain components of Xenogen's IVIS 200 systems and IVIS 50 systems are specially manufactured by Xenogen's single-source suppliers and supply of these parts to Xenogen requires adequate lead time that can result in production delays. If Xenogen experiences unexpected shifts in customer demand that requires alterations to planned manufacturing, Xenogen may experience production delays that could restrict its sales growth. If, following the closing of the merger with Caliper, manufacturing of Xenogen's IVIS systems is relocated away from its Alameda, California facility, any manufacturing delays or disruptions relating to the relocation could negatively impact

Xenogen's ability to meet customer demand. If Xenogen is unable to meet customer demand for IVIS Imaging Systems, it would adversely affect Xenogen's financial results and restrict its sales growth.

Xenogen depends on a limited number of suppliers, and it will be unable to manufacture or deliver its products if shipments from these suppliers are interrupted or are not supplied on a timely basis.

        Xenogen uses original equipment manufacturers, or OEMs, for various parts of its IVIS Imaging Systems, including the cameras, boxes, certain subassemblies, filters and lenses. Xenogen obtains these key components from a small number of sources. For example, the lens for its IVIS 200 system is obtained from a single source on a purchase order basis from Coastal Optical Systems Inc., and the CCD cameras for all of its IVIS Imaging Systems are obtained from two sources, Spectral Instruments, Inc. and Andor Technology Limited. Xenogen has binding supply agreements with Spectral and Andor. From time to time, Xenogen has experienced delays in obtaining components from certain of its suppliers, which has had an impact on Xenogen's production schedule for imaging systems. Xenogen believes that alternative sources for these components in the event of a disruption or discontinuation in supply would not be available on a timely basis, which would disrupt its operations and impair its ability to manufacture and sell its products.

        Xenogen's dependence upon outside suppliers and OEMs exposes it to risks, including:

  •
  the possibility that one or more of its suppliers could terminate their services at any time;

  •
  the potential inability of its suppliers to obtain required components or products;

  •
  reduced control over pricing, quality and timely delivery, due to the difficulties in switching to alternative suppliers;

  •
  the potential delays and expense of seeking alternative suppliers; and

  •
  increases in prices of raw materials, products and key components.

Because Xenogen receives revenue principally from biomedical research institutions and pharmaceutical, biotechnology and chemical companies, the industry conditions faced by those companies and their capital spending policies may have a significant effect on the demand for Xenogen's products.

        Xenogen markets its products to pharmaceutical, biotechnology and chemical companies and biomedical research institutions, and the capital spending policies of these entities can have a significant effect on the demand for Xenogen's products. These policies vary significantly between different customers and are based on a wide variety of factors, including the resources available for purchasing research equipment, the spending priorities among various types of research companies and the policies regarding capital expenditures. In particular, the volatility of the public stock market for biotechnology companies has, at certain times, significantly impacted the ability of these companies to raise capital, which has directly affected their capital spending budgets. In addition, continued consolidation within the pharmaceutical industry will likely delay and may potentially reduce capital spending by pharmaceutical companies involved in such consolidations. During the past several years, many of Xenogen's customers and potential customers, particularly in the biopharmaceutical industry, have reduced their capital spending budgets because of these generally adverse prevailing economic conditions, consolidation in the industry and increased pressure on the profitability of such companies, due in part to competition from generic drugs. If Xenogen's customers and potential customers do not increase their capital spending budgets, because of continuing adverse economic conditions or further consolidation in the industry, Xenogen could face weak demand for its products. Similarly, changes in availability of grant moneys may impact Xenogen's sales to academic customers. Recent developments regarding safety issues for widely used drugs, including actual and/or threatened litigation, also may affect capital spending by pharmaceutical companies. Any decrease or delay in capital spending by life sciences or chemical companies or biomedical researchers could cause Xenogen's revenue to decline and harm its profitability.

        In addition, consolidation within the pharmaceutical industry may not only affect demand for Xenogen's products, but also existing business relationships. If two or more of Xenogen's present or future customers merge, Xenogen may not receive the same fees under agreements with the combined entities that it received under agreements with these customers prior to their merger. Moreover, if one of Xenogen's customers merges with an entity that is not a customer, the new combined entity may prematurely terminate its agreement with Xenogen. Any of these developments could materially harm Xenogen's business or financial condition.

If Xenogen fails to properly manage its growth, its business could be adversely affected.

        Xenogen has substantially increased the scale of its operations since its initial public offering in 2004. If Xenogen is unable to manage its growth effectively, its losses could increase. The management of Xenogen's growth will depend, among other things, upon Xenogen's ability to improve its operational, financial and management controls, reporting systems and procedures. In addition, Xenogen will have to invest in additional customer support resources, hire and train additional personnel for manufacturing, installation and field support, and expand its inventory of instrumentation parts and components, which will result in additional burdens on its systems and resources and require additional capital expenditures.

Xenogen has a limited sales and marketing organization, and although it intends to increase its sales and marketing organization, Xenogen may be unable to build an organization to meet demand for its products and services.

        Xenogen currently has a limited number of people in its sales force engaged in the direct sale of its products, many of whom were added in 2004. Because Xenogen's products are technical in nature, Xenogen believes that its sales and marketing staff must have scientific or technical expertise and experience and requires that they be trained in the instrumentation and reagents that they sell. Although Xenogen expanded its sales and marketing organization in 2004 and continued its expansion efforts in 2005, the number of employees with these skills is relatively small. Competition is intense and Xenogen may not be able to continue to attract and retain sufficient numbers of qualified people or grow and maintain an efficient and effective sales and marketing department. Xenogen has recently commenced a search for sales representatives in foreign markets that it serves directly. In several foreign countries and regions outside the U.S., including several countries in Europe and Asia, Xenogen sells its products and services primarily through third-party distributors. It is dependent upon the sales and marketing efforts of its third-party distributors in these international markets. These distributors may not commit the necessary resources to effectively market and sell Xenogen's products and services. Further, they may not be successful in selling Xenogen's products and services. Xenogen's financial condition would be harmed if Xenogen fails to build an adequate direct and indirect sales and marketing organization and its marketing and sales efforts are unsuccessful.

Xenogen depends on key employees in a competitive market for skilled personnel, and without additional employees, it cannot grow or achieve profitability.

        Xenogen is highly dependent on the principal members of its management team, including David W. Carter, chairman of its board and chief executive officer, and Pamela R. Contag, Ph.D., its president. With the exception of Mr. Carter and Dr. Contag, Xenogen does not have any key person life insurance on such individuals. Additionally, while Xenogen has change of control severance arrangements in place for the principal members of its management team, as a practical matter, such arrangements may not ensure the employee's retention. One member of Xenogen's management team has resigned since the announcement of its pending merger with Caliper.

        Xenogen's future success will also depend in part on the continued service of Xenogen's key scientific, consulting and management personnel and Xenogen's ability to identify, hire and retain additional personnel. Xenogen experiences intense competition for qualified personnel. It may be unable to attract and retain personnel necessary for the development of its business. Since the announcement of the pending merger with Caliper on February 13, 2006 through June 30, 2006, several of Xenogen's employees, including certain scientific personnel, have resigned or announced their resignation. Moreover, a significant portion of Xenogen's work force is located in the San Francisco Bay Area of California, where demand for personnel with the scientific and technical skills Xenogen seeks is extremely high and is likely to remain high.

Xenogen's intellectual property rights, including one patent that is due to expire in 2006, may not provide meaningful commercial protection for its products, which could enable third parties to use its technology, or very similar technology, and could reduce its ability to compete in the market.

        Xenogen relies on patent, copyright, trade secret and trademark laws to limit the ability of others to compete with it using the same or similar technology in the U.S. and other countries. However, these laws afford only limited protection and may not adequately protect Xenogen's rights to the extent necessary to sustain any competitive advantage it may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S., and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of adequate rules and methods for defending and enforcing intellectual property rights.

        Xenogen will be able to protect its technology from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets. The patent positions of companies developing tools for pharmaceutical, biotechnology, biomedical and chemical industries, including Xenogen's patent position, generally are uncertain and involve complex legal and factual questions, particularly as to questions concerning the enforceability of such patents against alleged infringement. The biotechnology patent situation outside the U.S. is even more uncertain, particularly with respect to the patentability of transgenic animals. Changes in either the patent laws or in interpretations of patent laws in the U.S. and other countries may therefore diminish the value of Xenogen's intellectual property. Moreover, Xenogen's patents and patent applications may not be sufficiently broad to prevent others from practicing Xenogen's technologies or from developing competing products. Xenogen also faces the risk that others may independently develop similar or alternative technologies or design around Xenogen's patented technologies.

        Xenogen owns, or controls through licenses, a variety of issued patents and pending patent applications. However, the patents on which Xenogen relies may be challenged and invalidated, and its patent applications may not result in issued patents. AntiCancer Inc., a party with whom Xenogen has been engaged in ongoing commercial litigation, filed a lawsuit against Xenogen alleging infringement of five patents and requesting that the court declare invalid one of Xenogen's primary patents covering methods of in vivo biophotonic imaging. For a description of Xenogen's litigation with AntiCancer, see

"Legal Proceedings" set forth in "Chapter Four—Other Information Regarding Xenogen—Business of Xenogen."

        Xenogen has taken measures to protect its proprietary information, especially proprietary information that is not covered by patents or patent applications. These measures, however, may not provide adequate protection of Xenogen's trade secrets or other proprietary information. Xenogen seeks to protect its proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose its proprietary information, and Xenogen may not be able to protect its trade secrets in a meaningful way. If Xenogen loses employees, it may not be able to prevent the unauthorized disclosure or use of its technical knowledge or other trade secrets by those former employees despite the existence of nondisclosure and confidentiality agreements and other contractual restrictions to protect Xenogen's proprietary technology. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to Xenogen's trade secrets.

        U.S. Patent No. 4,873,191, claiming the use of certain widely accepted microinjection techniques to create transgenic animals and licensed exclusively to Xenogen's subsidiary, Xenogen Biosciences Corp., is due to expire in October 2006. Upon its expiration, Xenogen will not be able to prevent others from practicing those methods for commercial purposes and may face competition from third parties seeking to provide those services on a commercial basis.

Xenogen may need to initiate lawsuits to protect or enforce its patents or other proprietary rights, which would be expensive and, if Xenogen loses, may cause it to lose some of its intellectual property rights, which would reduce Xenogen's ability to compete in the market and may cause its stock price to decline.

        Xenogen relies on patents to protect a large part of its intellectual property and competitive position. Xenogen's patents, which have been or may be issued, may not afford meaningful protection for its technologies and products. In addition, Xenogen's current and future patent applications may not result in the issuance of patents in the U.S. or foreign countries. Xenogen's competitors may develop technologies and products similar to Xenogen's technologies and products which do not infringe Xenogen's patents. In order to protect or enforce its patent rights, Xenogen may initiate patent litigation against third parties, such as infringement suits or interference proceedings. This risk is exacerbated by the fact that those third parties may have access to substantially greater financial resources than Xenogen has to conduct such litigation.

        These lawsuits could be expensive, take significant time and could divert management's attention from other business concerns. These lawsuits would put Xenogen's patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing. Additionally, Xenogen may suffer reduced instrumentation sales and/or license revenue as a result of pending lawsuits or following final resolution of lawsuits. Further, these lawsuits may also provoke these third parties to assert claims against Xenogen. Attempts to enforce Xenogen's patents may trigger third party claims that Xenogen's patents are invalid. Xenogen may not prevail in any of these suits and any damage or other remedies awarded to it, if any, may not be commercially valuable. During the course of these suits, there may be public announcements of results of hearings, motions and other interim proceedings or developments in the litigation. If securities analysts or others perceive any of these results to be negative, it could cause Xenogen's stock price to decline.

        Xenogen has filed with the court its response to the AntiCancer patent infringement lawsuit. With its response, Xenogen filed counterclaims against AntiCancer alleging that it infringes two of Xenogen's U.S. patents. For a description of Xenogen's litigation with AntiCancer, see see "Legal Proceedings" set forth in "Chapter Four—Other Information Regarding Xenogen—Business of Xenogen."

Xenogen's success will depend partly on its ability to operate without infringing or misappropriating the proprietary rights of others.

        Xenogen may be exposed to future litigation by third parties based on claims that its products infringe the intellectual property rights of others. This risk is exacerbated because there are numerous issued and pending patents in the life sciences industry and, as described above, the validity and breadth of life sciences patents involve complex legal and factual questions. Xenogen's competitors may assert that their U.S. or foreign patents may cover Xenogen's products and the methods Xenogen employs. For example, one of Xenogen's principal competitors, Lexicon Genetics Incorporated, had been involved in litigation regarding intellectual property claims relating to the creation of transgenic animals. In addition, Xenogen is involved in patent litigation with AntiCancer, in which AntiCancer has alleged that Xenogen has infringed certain of its patents. Xenogen has counterclaimed with allegations that AntiCancer infringes Xenogen's imaging patents, as well as allegations that certain AntiCancer's patents are invalid. For a description of Xenogen's litigation with AntiCancer, see "Legal Proceedings" set forth in "Chapter Four—Other Information Regarding Xenogen—Business of Xenogen." Also, because patent applications can take many years to issue, there may be currently pending applications, of which Xenogen is unaware, which may later result in issued patents that Xenogen's products may infringe. There could also be existing patents of which Xenogen is not aware that one or more of Xenogen's products may inadvertently infringe.

        From time to time, Xenogen has received, and may receive in the future, letters asking Xenogen to license certain technologies that the signing party believes Xenogen may be using or would like Xenogen to use. In 2004 and 2005, Xenogen received letters from counsel for Lexicon Genetics Incorporated asking Xenogen to review with them one of Xenogen's methods for genetically modified animal production in relation to two patents which they exclusively license. Although Xenogen declined to do so, Xenogen is in the process of determining whether their patents may offer a more cost effective approach to certain methods of animal production.

        If Xenogen does not accept a license, it may be subject to claims of infringement, or may receive letters alleging infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management's attention from Xenogen's core business.

        If Xenogen loses a patent infringement lawsuit, it could be prevented from selling its products unless it can obtain a license to use technology or ideas covered by such patent or unless it is able to redesign the products to avoid infringement. A license may not be available at all or on terms acceptable to Xenogen, or Xenogen may not be able to redesign its products to avoid any infringement. If Xenogen is not successful in obtaining a license or redesigning its products, it may be unable to sell its products and its business could suffer.

Xenogen's rights to the use of technologies licensed to it by third parties are not within its control, and without these technologies, Xenogen's products and programs may not be successful and its business prospects could be harmed.

        Xenogen relies on licenses to use various technologies that are material to its business, including licenses, with sublicense rights, to in vivo imaging methods, licenses to the use of certain biologicals, and licenses to engineer and commercialize transgenic animals. Xenogen does not own the patents that underlie these licenses. Xenogen's rights to use these technologies and employ the inventions claimed in the licensed patents are subject to the negotiation of, continuation of and compliance with the terms of those licenses and the continued validity of these patents. In some cases, Xenogen does not control the prosecution or filing of the patents to which it holds licenses. Instead, Xenogen relies upon its licensors to prevent infringement of those patents. Under the GenPharm International, Inc. sublicense for certain gene targeting patents that Xenogen uses, GenPharm retains the sole right to enforce those patent rights against infringers. Under the Promega Corporation and The Regents of the University of California licenses for a patented form of firefly luciferase used in Xenogen's LPTA animal models and certain of Xenogen's Bioware products, neither does Xenogen have the right to enforce the patent, nor is the licensor obligated to do so on Xenogen's behalf. Certain of Xenogen's licenses contain diligence obligations, as well as provisions that allow the licensor to terminate the license upon specific conditions. Some of the licenses under which Xenogen has rights, such as its licenses from Stanford University and Ohio University, provide Xenogen with exclusive rights in specified fields, including the right to enforce the patents licensed to Xenogen from these two universities, but the scope of Xenogen's rights under these and other licenses may become subject to dispute by its licensors or third parties. Xenogen is currently discussing with Stanford the scope of products that Xenogen sells which are subject to the royalty provisions of its Stanford license agreement. As a result of these discussions, Xenogen may amend the license agreement to change the royalties it pays to Stanford for future product sales. The amendment may also include the payment of back royalties to Stanford for products Xenogen has already sold. Xenogen has not discussed with Stanford the specific terms and conditions of an amendment or the amount of any back royalty payments nor has Stanford made a demand for a payment of a specific back royalty amount. Accordingly, Xenogen has not accrued for any such payments in its financial statements. If back royalties are owed to Stanford, Xenogen does not believe that they would exceed $393,000 for products sales through March 31, 2006. Any increase in the royalties Xenogen pays to Stanford would negatively impact its gross margins.

Xenogen may occasionally become subject to commercial disputes that could harm its business.

        Xenogen may from time to time become engaged in commercial disputes such as claims by customers, suppliers or other third parties. These disputes could result in monetary damages or other remedies that could adversely impact Xenogen's financial position or operations. For example, on August 9, 2001, AntiCancer filed a lawsuit in the Superior Court of California, County of San Diego, against Xenogen and other third parties. In March 2006, Xenogen settled this lawsuit with AntiCancer. For a description of this settlement and Xenogen's litigation with AntiCancer, see see "Legal Proceedings" set forth in "Chapter Four—Other Information Regarding Xenogen—Business of Xenogen."

        On March 7, 2005, AntiCancer filed a lawsuit against Xenogen in the U.S. District Court for the Southern District of California alleging infringement of five of its patents. The complaint seeks damages and injunctive relief against the alleged infringement as well as a judgment that one of Xenogen's imaging patents, 5,650,135, is invalid. Xenogen is vigorously defending itself against AntiCancer's infringement claims and is vigorously defending the validity of its 5,650,135 patent. In addition, Xenogen filed its own counterclaims against AntiCancer, alleging that its activities infringe three of Xenogen's U.S. patents, 5,650,135, 6,217,847 and 6,649,143, all relating to in vivo imaging and with a priority date earlier than AntiCancer's patents cited against Xenogen.

        Even if Xenogen prevails in this lawsuit, the defense of this or similar lawsuits will be expensive and time-consuming and may distract management from operating the business.

If the pending merger with Caliper is not consummated, Xenogen may need to raise additional capital to continue to grow its business and compete, which capital may not be available to it.

        If the pending merger with Caliper is not consummated, Xenogen's existing working capital at March 31, 2006 may not be sufficient to meet its operating, working capital, investing and financing requirements for the next twelve months, and it will need to reevaluate our current plans and business operations and substantially reduce its operating expenses, raise additional capital or take other actions in order to continue as an independent company. If Xenogen needs to raise additional capital, it cannot be certain that any such financing will be available on acceptable terms, or at all. Additional equity financing, if available, would likely be dilutive to the holders of our common stock. Borrowings from its existing lenders or new lenders, if available, would increase its debt-maintenance expenses and compliance reporting requirements, and would likely involve restrictive covenants and a security interest in its assets.

        If Xenogen needs to raise additional capital and adequate funds are not available, it will have to take measures to further reduce its operating expenses, such as reducing headcount, delaying or canceling development or commercialization of its products and services, deferring the acquisition of complementary products or licensing to third parties the rights to commercialize products or technologies that Xenogen would otherwise seek to commercialize. Any of these results could harm its financial condition. If it needs to but is not able to raise sufficient additional capital, it would adversely affect Xenogen's ability to achieve its business objectives and to continue as an independent company.

Xenogen faces competition from companies with established technologies for in vivo biological assessment, which may prevent Xenogen from achieving significant market share for its products.

        Xenogen competes with a variety of established and accepted technologies for in vivo biological assessment that several competitors and customers may be using to analyze animal models. The most basic of these technologies have remained relatively unchanged for the past 40 years, are well established and are routinely used by researchers. Xenogen believes it may take several years for all researchers to become fully educated about Xenogen's in vivo biophotonic imaging technology.

        Xenogen believes that in the near term, the market for in vivo biological assessment will be subject to rapid change and will be significantly affected by new technology introductions and other market activities of industry participants. As other companies develop new technologies and products to conduct in vivo biological assessment, Xenogen may be required to compete with many larger companies that enjoy several competitive advantages, including:

  •
  established distribution networks;

  •
  established relationships with life science, pharmaceutical, biotechnology and chemical companies as well as with biomedical researchers;

  •
  additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage; and

  •
  greater resources for technology and product development, sales and marketing and patent litigation.

        Xenogen's principal competitors that use established technologies for in vivo biological assessment include Exelixis, Inc. and Lexicon Genetics Incorporated. Each of these companies uses animal models in the area of target validation in drug discovery and utilizes methods of assessment based upon knockout mice as well as other organisms such as fruit flies, worms and yeast. Xenogen faces competition from several companies including Eastman Kodak Company, Berthold Detection Systems GmbH, Hamamatsu Photonics K.K., Olympus Corporation, and Roper Scientific, Inc., that market systems that may be used to perform biophotonic imaging with the appropriate licenses. These companies are larger and have greater resources than Xenogen. There are also several privately-held companies that have recently begun to market systems that may be used to perform biophotonic imaging with the appropriate licenses. At any time, other companies may develop additional directly competitive products that could achieve greater market acceptance or render Xenogen's products obsolete.

Contamination in Xenogen's animal populations could damage Xenogen's inventory, harm its reputation and result in decreased sales.

        Xenogen offers a portfolio of transgenic animals and LPTA animal models for use by researchers in a wide range of research and drug discovery programs and it also performs breeding and model validation. Xenogen maintains animal facilities in Alameda, California and Cranbury, New Jersey. These animals and facilities must be free of contaminants, viruses or bacteria, or pathogens that would compromise the quality of research results. Contamination of Xenogen's isolated breeding rooms could disrupt its models, delay delivery to customers of data generated from phenotyping and result in decreased sales. Contamination would result in inventory loss, clean-up and start-up costs and reduced sales as a result of lost customer orders.

        In 2003, one of Xenogen's animal facilities in Alameda was contaminated by a mouse virus introduced through one of its animal vendors. Xenogen closed that facility for decontamination, and transferred its most valuable strains to third party breeders for rederivation so that it could continue to provide animals to its customers. The decontamination process took approximately three months. Xenogen has moved all of these operations to a new barrier facility to reduce the contamination risk. Similar contamination occurred again in 2005. Neither event represented a loss of revenue, but did affect Xenogen's operational costs by increasing its animal support costs.

If a natural or man-made disaster strikes Xenogen's manufacturing facility, it would be unable to manufacture its products for a substantial amount of time and Xenogen would experience lost revenue.

        Xenogen has relied to date principally on its manufacturing facility in Alameda, California to produce the IVIS Imaging Systems, its Bioware cells and microorganisms and LPTA animal models. Xenogen has also established a back-up facility for producing its LPTA animal models in Cranbury, New Jersey and has produced some of its LPTA animal models there. Both of these facilities and some pieces of manufacturing equipment would be difficult to replace and could require substantial replacement lead-time. Xenogen's facilities may be affected by natural disasters such as earthquakes and floods. Earthquakes are of particular significance to Xenogen's Alameda facility, as it is located in an earthquake-prone area. In the event that its Alameda facility or equipment is affected by man-made or natural disasters, Xenogen would be forced to shift production of the IVIS Imaging Systems and many of its Bioware cells and microorganisms and LPTA animal models to its Cranbury facility. Xenogen believes that this production shift would result in a disruption in its operations of approximately 90 to 180 days, which could harm its business. Although Xenogen currently maintains global property insurance for damage to its property and the disruption of its business from fire and other casualties, such insurance may not be sufficient to cover all of its potential losses and may not continue to be available to Xenogen on acceptable terms, or at all.

Terrorist acts, acts of war and natural disasters may seriously harm Xenogen's business and revenues, costs and expenses and financial condition.

        Terrorist acts, acts of war and natural disasters, wherever located around the world, may cause damage or disruption to Xenogen, its employees, facilities, partners, suppliers, distributors and customers, any and all of which could significantly impact Xenogen's revenues, expenses and financial condition. The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties. The potential for future terrorist attacks, the national and international responses to terrorist attacks and other acts of war or hostility have created many economic and political uncertainties that could adversely affect Xenogen's business and results of operations that cannot presently be predicted. The tsunami in Asia on December 26, 2004 was unpredictable and caused devastation of tremendous proportions and its effects are still being realized. The unpredictability of such a disaster inevitably causes uncertainty that could adversely affect Xenogen's business and results of operations. Xenogen is largely uninsured for losses and interruptions caused by terrorist acts, acts of war and natural disasters.

Xenogen uses hazardous materials in its business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

        Xenogen's research and development processes, its anesthesia systems used with its IVIS Imaging Systems to anesthetize the animals being imaged and its general biology operations involve the controlled storage, use and disposal of hazardous materials including, but not limited to, biological hazardous materials and radioactive compounds. Xenogen is subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products. Although Xenogen believes that its safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be completely eliminated. In the event of an accident, Xenogen could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of its insurance. Xenogen currently maintains a limited pollution cleanup insurance policy in the amount of $1.0 million. Xenogen may not be able to maintain insurance on acceptable terms, or at all. It could be required to incur significant costs to comply with current or future environmental laws and regulations.

Compliance with governmental regulations could increase Xenogen's operating costs, which would adversely affect the commercialization of its technology.

        The Animal Welfare Act, or AWA, is the federal law that covers the treatment of certain animals used in research. The AWA currently does not cover rats of the genus Rattus or mice of the genus Mus bred for use in research, and consequently, Xenogen is not currently required to be in compliance with this law. Currently, the AWA imposes a wide variety of specific regulations that govern the humane handling, care, treatment and transportation of certain animals by producers and users of research animals, most notably personnel, facilities, sanitation, cage size, feeding, watering and shipping conditions. If in the future the AWA is amended to include mice or rats bred for use in research in the scope of regulated animals, Xenogen will become subject to registration, inspections and reporting requirements. Xenogen believes that compliance with such regulations would require Xenogen to modify its current practices and procedures, which could require significant financial and management resources.

        Furthermore, some states have their own regulations, including general anti-cruelty legislation, which establish certain standards in handling animals. To the extent that Xenogen provides products and services overseas, it also has to comply with foreign laws, such as the European Convention for the Protection of Animals During International Transport and other anti-cruelty laws. In addition, customers of Xenogen's mice in certain countries may need to comply with requirements of the European Convention for the Protection of Vertebrate Animals Used for Experimental and Other Scientific Purposes. Additional or more stringent regulations in this area could impact Xenogen's sales of laboratory animals into signatory countries.

        Since Xenogen develops animals containing changes in their genetic make-up, Xenogen may become subject to a variety of laws, guidelines, regulations and treaties specifically directed at genetically modified organisms. The area of environmental releases of genetically modified organisms is rapidly evolving and is currently subject to intense regulatory scrutiny, particularly overseas. If Xenogen becomes subject to these laws, it could incur substantial compliance costs. For example, the Biosafety Protocol, an international treaty adopted in 2000 to which the U.S. is not a party, regulates the transit of living modified organisms, a category that includes Xenogen's transgenic mice, into countries party to the treaty. As Xenogen's mice are not intended for release into the environment or for use for food, feed or processing, the treaty imposes only identification, handling, packaging and transport requirements for shipments into signatory countries. However, additional requirements may be imposed on such shipments in the future.

        Additionally, exports of Xenogen's IVIS Imaging Systems and biological reagents to foreign customers and distributors are governed by the International Traffic in Arms Regulations, the Export Administration Regulations, Patriot Act and Bioterrorism Safety Act. Although these laws and regulations do not restrict Xenogen's present foreign sales programs, any future changes to these regulatory regimes may negatively affect or limit Xenogen's foreign sales.

Public perception of ethical and social issues may limit or discourage the use of mice for scientific experimentation, which could reduce Xenogen's revenues and adversely affect its business.

        Governmental authorities could, for social or other purposes, limit the use of genetic modifications or prohibit the practice of Xenogen's technology. Public attitudes may be influenced by claims that genetically engineered products are unsafe for use in research or pose a danger to the environment. The subject of genetically modified organisms, like genetically altered mice and rats, has received negative publicity and aroused significant public debate. In addition, animal rights activists could protest or make threats against Xenogen's facilities, which may result in property damage. Ethical and other concerns about Xenogen's methods, particularly its use of genetically altered mice and rats, could adversely affect Xenogen's market acceptance.

Decreased effectiveness of equity compensation could adversely affect Xenogen's ability to attract and retain employees, and adoption of changes in accounting for equity compensation could adversely affect earnings.

        Xenogen has historically used stock options and other forms of equity-related compensation as key components of its total employee compensation program in order to align employees' interests with the interests of Xenogen's stockholders, encourage employee retention, and provide competitive compensation packages. Effective January 1, 2006, Xenogen adopted FAS 123(R) approved by the Financial Accounting Standards Board that requires Xenogen to record a charge to earnings for employee stock option grants and other equity incentives. Moreover, applicable stock exchange listing standards relating to obtaining stockholder approval of equity compensation plans could make it more difficult or expensive for Xenogen to grant options to employees in the future. As a result, Xenogen may incur increased compensation costs, change its equity compensation strategy or find it difficult to attract, retain and motivate employees, any of which could materially adversely affect its business.

Xenogen expects that its stock price will fluctuate significantly, and Xenogen stockholders may not be able to resell their shares at or above their investment price.

        The stock market has experienced extreme price and volume fluctuations. The market prices of the securities of biotechnology companies, particularly companies like Xenogen with short operating histories and without consistent product revenues and earnings, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. Factors that could cause this volatility in the market price of Xenogen's common stock include:

  •
  announcements of technological innovations or new products by Xenogen's competitors;

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  announcements relating to Xenogen's pending merger with Caliper;

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  developments or disputes concerning patents or proprietary rights, or of infringement, interference or other litigation against Xenogen or its licensors;

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  the timing and development of Xenogen's products and services;

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  changes in Xenogen's revenue due to contracts which are not renewed;

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  changes in pharmaceutical and biotechnology companies' research and development expenditures;

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  announcements concerning Xenogen's competitors, or the biotechnology or pharmaceutical industry in general;

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  new regulatory pronouncements and changes in regulatory guidelines;

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  general and industry-specific economic conditions and issuance of new or changed research, reports or recommendations by industry or financial analysts about Xenogen or its business;

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  actual or anticipated fluctuations in Xenogen's operating results;

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  changes in financial estimates or recommendations by securities analysts, or termination of research coverage;

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  changes in accounting principles; and

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  the loss of any of Xenogen's key scientific or management personnel.

        These and other external factors may cause the market price and demand for Xenogen's common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of Xenogen's common stock. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against Xenogen could result in substantial costs, divert management's attention and resources and harm Xenogen's financial condition and results of operations.

        On February 10, 2006, Xenogen entered into a merger agreement with Caliper and Caliper's subsidiary, Caliper Holdings. Pursuant to the merger agreement, Xenogen will be merged with and into Caliper Holdings and become a wholly-owned subsidiary of Caliper. Xenogen publicly announced the signing of the merger agreement on February 13, 2006. From February 13, 2006 through June 30, 2006, the per share closing prices for Xenogen's common stock as reported by Nasdaq was between [$3.71] and [$4.15]. If the merger is not consummated, Xenogen's stock price would likely decrease and would likely be highly volatile as it was prior to the announcement of the merger agreement.

Xenogen has recently begun a more extensive assessment of the adequacy of its internal control system, which will be costly and could result in the identification of deficiencies in its system of internal controls.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires management to include an annual report regarding its evaluation of internal controls in the company's annual report for the year ending December 31, 2006 if Xenogen is an "accelerated filer" as defined by Rule 12b-2 of the Securities and Exchange Act of 1934, as amended, as of June 30, 2006 or December 31, 2007 if Xenogen is not an "accelerated filer" as of June 30, 2006. In preparation for that management report, Xenogen will need to assess the adequacy of its internal controls, remediate any weaknesses that may be identified, validate that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls. Xenogen expects to utilize outside consultants to assist with this project, which will increase its selling, general and administrative costs in 2006 and 2007. Xenogen may also discover deficiencies that require it to improve its procedures, processes and systems in order to ensure that its internal controls are adequate and effective, and that it is in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. In evaluating the effectiveness of Xenogen's disclosure controls and procedures, as defined by Rule 13a-15 of the Exchange Act, as of the end of the period covered by Xenogen's Annual Report on Form 10-K for the year ended December 31, 2005,

Xenogen's management identified a material weakness in its internal control over financial reporting. The identified weakness was the failure of Xenogen's financial reporting processes to timely accrue in the 2005 financial statements for a litigation settlement that Xenogen agreed to pay on March 3, 2006. Despite the material weakness identified, Xenogen recognized the appropriate expense accrual prior to the issuance of the 2005 financial statements as presented in its Annual Report on Form 10-K for the year ended December 31, 2005. Xenogen's management addressed the material weakness by establishing additional monitoring controls over the accrual of payments associated with the settlement of litigations and other items. If additional deficiencies are identified and are not adequately addressed, or if Xenogen is unable to complete all of its testing and any remediation in time for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the SEC rules under it, Xenogen would be unable to conclude that its internal controls over financial reporting are designed and operating effectively, which could adversely affect investor confidence in Xenogen's internal controls over financial reporting.

If the ownership of Xenogen's common stock continues to be highly concentrated, it may prevent Xenogen stockholders and other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause Xenogen's stock price to decline.

        Xenogen's executive officers, directors and stockholders affiliated with our directors beneficially own or control approximately [42] percent of the outstanding shares of Xenogen's common stock as of June 30, 2006. This significant concentration of share ownership may adversely affect the trading price for Xenogen's common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by Xenogen stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of Xenogen's assets. In addition, they could dictate the management of Xenogen's business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you. In order to facilitate the consummation of the transactions contemplated by the merger agreement, Caliper entered into voting agreements dated February 10, 2006, with certain of Xenogen's stockholders whereby the stockholders will vote (or cause to be voted) in person or by proxy all shares of Xenogen common stock held by them in favor of the adoption of the merger agreement and against any competing transaction, and against any other proposal properly put to a vote of Xenogen's stockholders that would be reasonably likely to result in or cause a breach of Xenogen's representations and warranties set forth in the merger agreement. The stockholders that signed the voting agreements beneficially own approximately [37] percent of Xenogen's outstanding shares of common stock as of June 30, 2006 and include certain of Xenogen's executive officers and directors and entities affiliates with them.

Future sales of common stock by Xenogen's existing stockholders may cause its stock price to fall.

        The market price of Xenogen's common stock could decline as a result of sales by its existing stockholders of shares of common stock in the market, or the perception that these sales could occur. These sales might also make it more difficult for Xenogen to sell equity securities at a time and price that it deems appropriate. Most of Xenogen's shares are freely tradable without restriction or further regulation, other than shares purchased by Xenogen's officers, directors or other "affiliates" within the meaning of Rule 144 under the Securities Act. Also, many of Xenogen's employees and consultants may exercise their stock options in order to sell the stock underlying their options in the market under a registration statement that Xenogen has filed with the SEC.

Xenogen may engage in future acquisitions, which could be expensive and time consuming, and such acquisitions could adversely affect your investment in Xenogen as Xenogen may never realize any benefits from such acquisitions.

        Xenogen currently have no commitments or agreements with respect to any material acquisitions. If it does undertake any transactions of this sort, the process of integrating an acquired business, technology, service or product may result in operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of Xenogen's business. Moreover, Xenogen may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to other intangible assets or the impairment of goodwill, which could adversely affect Xenogen's results of operations and financial condition.

Xenogen's charter documents and Delaware law may inhibit a takeover that stockholders consider favorable and could also limit the market price of investors' stock.

        Xenogen's certificate of incorporation and bylaws contain provisions that could also delay or prevent a change in control of Xenogen. Among these provisions are the following:

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  authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

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  prohibit stockholder actions by written consent; and

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  provide for a classified board of directors.

        In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit stockholders owning 15% or more of Xenogen's outstanding voting stock from merging or combining with us. Section 203 of Delaware General Corporate Law and other provisions in Xenogen's amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of Xenogen's common stock in the future and result in the market price being lower than it would be without these provisions.

Risks Related to Owning Caliper's Common Stock

Caliper's stock price is extremely volatile, and you could lose a substantial portion of your investment.

        Caliper's stock has been trading on the Nasdaq National Market only since mid-December 1999. Caliper initially offered its common stock to the public at $16.00 per share. Since then Caliper's stock price has been extremely volatile and has ranged, through June 30, 2006 from a high of approximately $202.00 per share on March 2, 2000 to a low of $2.71 per share both on January 28, 2003 and February 6, 2003. Caliper's stock price may drop substantially following an investment in Caliper's common stock. Caliper expects that its stock price will remain volatile as a result of a number of factors, including:

  •
  announcements by analysts regarding their assessment of Caliper and its prospects;

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  announcements by Caliper's competitors of complementary or competing products and technologies;

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  announcements of Caliper's financial results, particularly if they differ from investors' expectations; and

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  general market volatility for technology stocks.

        These factors and fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of Caliper's common stock.

Caliper has been sued, and is at risk of future securities class action litigation.

        In the spring and summer of 2001, class action lawsuits were filed against certain leading investment banks and over 300 companies that did public offerings during the prior several years, including lawsuits against Caliper and certain of its officers and directors. For more information, refer to "Part I, Item 3, Legal Proceedings" of Caliper's annual report, incorporated herein by reference. This and other securities litigation could result in potential liability, cause Caliper to incur litigation costs and divert management's attention and resources, any of which could harm Caliper's business. In addition, announcements of future lawsuits of this or some other nature, and announcements of events occurring during the course of the current and any future lawsuits, could cause Caliper's stock price to drop.

Provisions of Caliper's charter documents and Delaware law may inhibit a takeover, which could limit the price investors might be willing to pay in the future for Caliper's common stock.

        Provisions in Caliper's certificate of incorporation and bylaws may have the effect of delaying or preventing an acquisition in which Caliper is not the surviving company or which changes in Caliper's management. In addition, because Caliper is incorporated in Delaware, Caliper is governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit stockholders owning 15% or more of the outstanding voting stock, from consummating a merger or combination which includes us. These provisions could limit the price that investors might be willing to pay in the future for Caliper's common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Joint Proxy Statement - Prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our respective future financial performance. Forward-looking statements are identified by terminology denoting future events such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," or "should" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks pertaining to Caliper, Xenogen and the combined entity outlined under the caption "Risk Factors."

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Caliper and Xenogen's expectations are as of the date of this Joint Proxy Statement - Prospectus, and neither Caliper nor Xenogen intends to update any of the forward-looking statements after the date it files this Joint Proxy Statement - Prospectus to conform these statements to actual results, unless required by law.

THE MERGER TRANSACTION

General

        At the effective time, Xenogen will merge with and into a wholly-owned subsidiary of Caliper. The wholly-owned subsidiary of Caliper will be the surviving corporation. It is presently expected that each holder of a Xenogen common share would receive approximately 0.575 of a share of Caliper common stock and approximately 0.223 of a warrant to acquire one Caliper common share. The exchange ratios are subject to adjustment depending upon the number of outstanding shares and warrants to purchase Xenogen common stock at the effective time of the merger. In calculating the number of outstanding Xenogen shares at the time of the merger for this purpose, any options to purchase Xenogen common stock that are exercised between February 10, 2006, which is the date of the merger agreement, and the closing of the merger will be included in the number of outstanding shares as if they had been "net exercised," even if they are exercised by cash payment of the exercise price or by other means. Net exercise of an option means that the holder of the option surrenders some of the shares represented by the option in payment of the option's exercise price, which results in a smaller number of shares being issued under the option than would have been the case if the option was exercised by cash payment of the exercise price. See "The Merger Agreement—Merger Consideration."

        Based solely upon the outstanding shares of Caliper common stock on June 30, 2006 and Xenogen's outstanding shares of common stock and stock options on June 30, 2006, immediately following the completion of the merger, Xenogen stockholders will own approximately [26%] of the combined company's outstanding common stock, assuming the exercise of all outstanding Xenogen stock options immediately prior to closing. Based upon the fully-diluted outstanding shares of Caliper and Xenogen on June 30, 2006, immediately following the completion of the merger, Xenogen security holders would own approximately [31%] of the combined company's outstanding common stock. This number assumes the exercise for cash of all Caliper warrants that are issued to Xenogen stockholders and warrant holders pursuant to the merger agreement, the exercise for cash of all Xenogen warrants that are assumed by Caliper at the closing of the merger, and the exercise for cash of all outstanding Caliper stock options and restricted stock unit awards.

Background of the Merger

        In January 2005, Kevin Hrusovsky, the President and Chief Executive Officer of Caliper, was approached by an executive recruiting firm retained by Xenogen about the possibility of joining Xenogen's board of directors. After expressing interest in pursuing this, Mr. Hrusovsky was initially interviewed by members of the Nominating and Governance Committee of Xenogen's board of directors. Mr. Hrusovsky then met with certain members of Xenogen's management and other members of Xenogen's entire board of directors, and during such meetings discussed his views on Xenogen's technology and his views concerning a potential business collaboration or other strategic relationship between Caliper and Xenogen. He also spoke with Xenogen customers about Xenogen's technology, and noted his views that there were potential synergies between Xenogen's products and services and those offered by Caliper.

        On March 30, 2005, at a regularly scheduled quarterly meeting of the Xenogen board of directors, Mr. Hrusovsky was nominated to the Xenogen board of directors based on the recommendation of Xenogen's Nominating and Corporate Governance Committee. Mr. Hrusovsky joined Xenogen's board of directors on April 20, 2005 and attended his first Xenogen board meeting on June 7, 2005.

        On June 7, 2005, during a regularly scheduled quarterly meeting of the Xenogen board of directors, the board met in executive session to discuss strategic issues facing the company and management succession planning.

        At the Caliper board of directors meeting held on August 31, 2005, Caliper's board of directors and its management considered the possibility of pursuing a business combination with Xenogen, after a discussion of the potential benefits to Caliper's customer base of the products and services offered by Xenogen, and the potential operational synergies that could be obtained from a combination of the companies' product and service offerings.

        On September 7, 2005, at a regularly scheduled quarterly meeting of the Xenogen board of directors, the board of directors reviewed Xenogen's financial performance, discussed, among other matters, Xenogen's management succession planning and a potential business combination with a small venture backed company as well as well as other potential business combinations, including a potential business combination with Caliper. The Xenogen board of directors then discussed whether it would be appropriate to engage a financial advisor to assist in the Xenogen board of directors' evaluation of Xenogen's strategic opportunities and to provide strategic and financial advice to Xenogen, however, the board of directors did not determine to engage a financial advisor at that time. At this meeting, the Xenogen board of directors also approved engaging a third party search firm to assist it with respect to an executive search process.

        On September 21, 2005, David Carter and Pamela Reilly Contag, Ph.D., Xenogen's CEO and President, respectively, made a presentation to the Caliper senior management team concerning Xenogen's technology and products. In connection with this meeting, Xenogen and Caliper signed a mutual nondisclosure agreement.

        On October 5, 2005, Caliper expressed in a letter to Xenogen its interest in exploring a possible business combination with Xenogen for various strategic and financial reasons, including, among others, the potential to provide an integrated suite of products for in vitro and in vivo research by customers and the potential cost savings to be gained from a consolidation of the two companies' facilities and service offerings. Mr. Hrusovsky noted in the letter that, due to his service as a member of the Xenogen board of directors, he would recuse himself from any deliberations of the Xenogen board of directors with respect to the potential transaction. The letter also included a request that Xenogen and Caliper enter into a 90-day agreement for exclusive negotiations.

        On October 13, 2005, the Xenogen board of directors held a telephonic meeting to discuss and review, among other things, Xenogen's management succession planning and Caliper's expression of interest in a possible business combination with Xenogen. At this meeting, Mr. Hrusovsky discussed the potential synergies that could result from a business combination of the two companies. Mr. Hrusovsky then left the meeting and the board of directors continued a discussion regarding the potential business combination. The Xenogen board of directors again discussed whether it would be appropriate to engage a financial advisor to assist in the Xenogen board of directors' evaluation of Xenogen's strategic opportunities and to provide strategic and financial advice to Xenogen. The Xenogen board of directors authorized management to engage Thomas Weisel Partners as a financial advisor.

        On October 18, 2005, Xenogen engaged Thomas Weisel Partners to provide strategic and financial advice in connection with a possible merger or sale of Xenogen.

        Between October 18 and October 25, 2005, Xenogen and Caliper negotiated the terms of a confidentiality agreement. Prior to the negotiation period, Caliper requested that Xenogen commit to exclusive negotiations with Caliper. Xenogen indicated that it would not agree to exclusive negotiations. On October 25, 2005, Xenogen and Caliper entered into a confidentiality agreement that included mutually acceptable standstill provisions.

        On October 25, 2005, Mr. Hrusovsky, Thomas Higgins, Chief Financial Officer of Caliper, David Manyak, Ph.D., Executive Vice President, Drug Discovery Services of Caliper, and William C. Kruka, Vice President, Business Development of Caliper, met with Mr. Carter and Dr. Contag and representatives of Thomas Weisel Partners to discuss the business benefits of the proposed combination and valuation issues and agreed to continue discussions regarding a merger of the two companies.

        At a meeting of the Caliper board of directors held on November 8, 2005, Caliper management made a detailed presentation to the board of directors regarding:

  •
  the transformation to date of Caliper's business strategy and the manner in which an acquisition of Xenogen could advance Caliper's strategy,

  •
  details regarding the nature of Xenogen's business, including its intellectual property position and selected financial information,

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  various approaches to the valuation of Xenogen, including potential cost synergies, and

  •
  the potential dilution of Caliper's existing stockholders that would result from a completion of a transaction at different valuations of Xenogen.

        After a discussion on these matters, the Caliper board of directors authorized management to proceed with discussions with Xenogen regarding a potential merger of Xenogen with Caliper, at a valuation within a range of values specified by the board of directors. The Caliper board of directors also designated a subcommittee of the board of directors that Caliper's management could consult regarding valuation and pricing issues as discussions with Xenogen's board of directors and management progressed. At this meeting, Mr. Hrusovsky's status as a member of the Xenogen board of directors was also discussed. It was noted that he had recused himself from all Xenogen board of directors discussions with respect to the potential transaction, and it was agreed that he would not vote at any Caliper board of directors meeting held with respect to the potential transaction.

        On November 9, 2005, Messrs. Hrusovsky and Higgins met with Mr. Carter, Michael R. Eisenson and Michael F. Bigham to discuss the proposed financial terms of a business combination between Caliper and Xenogen. Each of Messrs. Eisenson and Bigham are members of the Xenogen board of directors and are affiliated with stockholders of Xenogen that hold in excess of 10% of the outstanding Xenogen shares. Mr. Hrusovsky requested this meeting to better understand whether Messrs. Eisenson and Bigham would support a business combination between Xenogen and Caliper.

        From November 14 through November 30, 2005, Thomas Weisel discussed the financial terms of the proposed business combination with representatives of Xenogen and Caliper and performed its diligence review of Xenogen and Caliper.

        At the Caliper board of directors meeting held on November 16, 2005, the board of directors further discussed the strategic and financial rationales for a merger with Xenogen, and Caliper's ability to successfully integrate the operations of Xenogen with its existing business operations. The board of directors authorized Caliper's management to proceed with non-binding discussions with Xenogen's management regarding a potential merger between Xenogen and Caliper.

        On November 30, 2005, at a regularly scheduled quarterly meeting of the Xenogen board of directors, the board of directors discussed, among other things, the proposed business combination with Caliper. Mr. Hrusovsky initially attended the meeting then immediately recused himself from the meeting. The board of directors discussed, among other issues, valuation and the proposed synergies of the proposed business combination and other potential strategic partners for Xenogen. The Xenogen board of directors then formed a special committee consisting of all directors other than Mr. Hrusovsky to review the proposed business combination with Caliper and any alternative transactions. Representatives of Xenogen's outside legal counsel and financial advisor also participated in this meeting. The Xenogen board of directors also considered and denied a request by Caliper that Xenogen agree to a 30-day exclusive negotiations period. Following the meeting, Xenogen management instructed Thomas Weisel to conduct a market analysis to determine what alternative transactions, if any, were available to Xenogen.

        From late November through mid-December 2005, on behalf of Xenogen, Thomas Weisel contacted seven potential strategic partners to ascertain their interest in entering into strategic discussions with Xenogen management, and six of the parties declined to enter into strategic discussions with Xenogen. One party, Company A, indicated an interest in proceeding with strategic discussions with Xenogen and, on December 7, 2005, entered into a mutual confidentiality agreement with Xenogen. Xenogen and Company A entered into strategic discussions regarding a strategic transaction, however, no proposal was ever received from Company A.

        On December 1 and December 2, 2005, representatives of Caliper met in due diligence sessions with certain members of Xenogen's management team at Xenogen's offices in Cranbury, New Jersey for a review of Xenogen's operations and business conducted at this facility.

        On December 5 and December 6, 2005, representatives of Caliper met in due diligence sessions with Xenogen's management team and representatives of Thomas Weisel at Thomas Weisel's offices in San Francisco, California. Beginning December 12, 2005, Xenogen granted access to Xenogen's online due diligence room for certain representatives of Caliper and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Caliper's legal counsel, to conduct their document due diligence of Xenogen. During the period after December 5, 2005 and leading up to the February 10, 2006 signing of the merger agreement, Caliper continued its due diligence review of Xenogen.

        On December 13, 2005, certain members of Xenogen's special committee of the board of directors and a representative from Thomas Weisel met with Messrs. Hrusovsky and Higgins at the offices of Charlesbank Capital Partners in Boston, Massachusetts to discuss the business benefits of and potential synergies that could be realized by combining the two companies and Caliper's then-current view of the relative valuations of Caliper and Xenogen.

        On December 19, 2005, at a telephonic meeting of the special committee of the Xenogen board of directors, the committee discussed the status of its discussions with Caliper regarding the potential business combination, the business reasons for a business combination with Caliper and management succession planning. The committee also authorized Xenogen's management to continue business combination discussions with Caliper and, with the assistance of legal counsel, to prepare and deliver to Caliper prior to its December 22, 2005 board of directors meeting a summary of the material transaction terms Xenogen required to continue business combination discussions with Caliper.

        On December 20, 2005, Xenogen communicated to Caliper the material transaction terms discussed during the Xenogen special committee's December 19 meeting, including the stock and warrant terms, board representation issues, and deal protection mechanisms such as break-up fees and voting agreements.

        On December 22, 2005, the Caliper board of directors met to continue discussions as to the strategic rationale for a merger with Xenogen, to receive an update as to the findings of the due diligence review of Xenogen to date, and to discuss next steps for the transaction. After discussion, the Caliper board of directors authorized Caliper's management to proceed with discussions with Xenogen's management regarding the negotiation of a non-binding term sheet for the acquisition of Xenogen by Caliper, on terms discussed with the board of directors, and in connection with such discussions, to engage in further due diligence regarding Xenogen and its business and to engage Cowen and Company, LLC as Caliper's financial advisor for this transaction, on the terms discussed with the board of directors.

        On December 23, 2005, at a telephonic meeting of the special committee of the Xenogen board of directors, the special committee discussed the terms of a business combination transaction proposed by Caliper following its December 22, 2005 board of directors meeting, including the stock and warrant terms and board representation. At this meeting, Thomas Weisel updated the special committee regarding the status of its contacts with other potential strategic partners. The special committee then directed Thomas Weisel to communicate Xenogen's counterproposal of material transaction terms to Caliper and directed management of Xenogen to continue its discussions with Caliper as well as to continue to pursue discussions with any other potential strategic partners.

        On January 5, 2006, Cowen received a draft of the term sheet for the transaction from Thomas Weisel. Cowen discussed the term sheet with Caliper management and Mintz Levin.

        On January 9, 2006, certain members of Xenogen's special committee of the board of directors and representatives from Thomas Weisel met via telephone conference to discuss open issues relating to the material deal terms, including deal protection mechanisms such as break-up fees.

        On January 10, 2006, representatives from Xenogen, Caliper, Mintz Levin, Heller Ehrman, LLP, Xenogen's outside counsel, Thomas Weisel and Cowen met by teleconference to discuss the term sheet, including provisions relating to deal protection mechanisms such as break-up fees and voting agreements and Xenogen's right to consider competing proposals.

        On January 11 and 12, 2006, representatives of the management teams of Caliper and Xenogen met in due diligence sessions with representatives of Cowen and Thomas Weisel at Thomas Weisel's offices in San Francisco, California.

        Beginning January 19, 2006, Caliper granted access to Caliper's online due diligence room for certain representatives of Xenogen, Thomas Weisel and Heller Ehrman to conduct their document due diligence of Caliper. On January 19 and 20, 2006, representatives of Xenogen and Thomas Weisel met in due diligence sessions with Caliper's management team and representatives of Cowen at Caliper's offices in Hopkinton, Massachusetts and Baltimore, Maryland. During the period after January 19, 2006 and leading up to the February 10, 2006 signing of the merger agreement, Xenogen continued its due diligence review of Caliper.

        On January 23, 2006, Mintz Levin provided a draft merger agreement to Xenogen, Thomas Weisel and Heller Ehrman for review.

        From January 23, 2006 through February 10, 2006, Caliper and Xenogen, with their respective outside legal counsel and financial advisors, engaged in negotiations regarding the draft merger agreement and continued the due diligence reviews on the other party.

        On January 30, 2006, the Xenogen board of directors, other than Mr. Hrusovsky who indicated he would not attend the meeting as previously noted, met to discuss the potential business combination with Caliper, Company A and any other potential strategic partners. The special committee of the Xenogen board of directors was reconstituted to include all directors other than Mr. Hrusovsky and Robert W. Breckon due to Mr. Breckon's affiliation with Company A. Mr. Breckon then excused himself from the meeting. Thomas Weisel then presented its preliminary analysis of various information to serve as the basis for evaluating the proposed transaction with Caliper. The board of directors then discussed the status of the potential business combinations with Caliper and Company A and directed management of Xenogen to continue its discussions with Caliper, Company A and any other potential strategic partners.

        On February 3, 2006, at a telephonic meeting of the special committee of the board of directors of Xenogen, the special committee reviewed the status of Xenogen's financial due diligence of Caliper and the negotiations with Caliper, including the proposed financial terms of the transaction and the proposed board representation following the completion of the transaction. Following the special committee meeting, Messrs. Bigham and Eisenson, as representatives of the special committee, discussed with Mr. Hrusovsky the proposed board representation, financial terms and timing of the proposed transaction

        From February 3, 2006 through February 8, 2006, Xenogen and Caliper continued negotiations on the definitive documents.

        On February 8, 2006, Caliper's board of directors met to discuss the terms of the proposed merger agreement and to review with Caliper's management and outside advisors the status of negotiations with Xenogen. At this meeting, Caliper's board of directors authorized Caliper's management to try to finalize the terms of the merger with Xenogen.

        On February 8, 2006, at a telephonic meeting of the special committee of the Xenogen board of directors, the special committee met to receive an update from the management of Xenogen and Heller Ehrman on the status of the proposed business combination with Caliper. In addition, the special committee received an update from management of Xenogen regarding the termination of discussions with Company A resulting from ongoing corporate activities that preoccupied Company A and prevented Company A from pursuing a business combination with Xenogen at that time, and initiation of discussions with one additional company, Company B, who had engaged in discussions with Xenogen after initially indicating to Thomas Weisel in early December 2005 that they were not interested in discussing a potential business combination with Xenogen. Thomas Weisel then presented an update of its analysis of various information to serve as the basis for evaluating the proposed business combination with Caliper. Thomas Weisel then responded to questions raised by members of Xenogen's special committee regarding its analysis. The special committee then directed management to finalize the merger agreement with Caliper but to continue to pursue discussions with Company B regarding a proposed business combination with Company B.

        On February 8, 2006, following completion of the Caliper board of directors meeting and the Xenogen special committee meeting, Messrs. Hrusovsky, Carter, Bigham and Eisenson held a teleconference meeting to discuss various items to be completed before Xenogen and Caliper could approve the merger agreement, related documents and the merger, including additional due diligence and agreement on internal and external communications.

        On February 9, 2006, Xenogen and Company B entered into a mutual confidentiality agreement and Xenogen delivered certain information regarding Xenogen to Company B. On that same day, representatives of Xenogen and representatives of Company B held a telephone conference call to discuss a potential strategic transaction.

        On February 10, 2006, Caliper's board of directors met again to discuss approval of the merger agreement. At that meeting, Cowen delivered its fairness opinion to Caliper's board of directors regarding the exchange ratio to be paid by Caliper in the transaction. See "Opinion of Caliper's Financial Advisor" on page I-63 and the full text of the written opinion of Cowen attached as Annex B to this Joint Proxy Statement - Prospectus. Caliper's board of directors engaged in a full discussion of the merger agreement with Xenogen and the related transactions, Caliper's due diligence review of Xenogen, the directors' comments on the merger agreement and the related documents, and Cowen's analyses and opinion. Following this discussion, Caliper's board of directors concluded that the merger agreement was fair to, and in the best interests of, Caliper and its stockholders. After the discussion, Caliper's board of directors unanimously approved the merger agreement, with Mr. Hrusovsky recusing himself from the vote.

        On February 10, 2006, Xenogen's board of directors (other than Messrs. Hrusovsky and Breckon) met via conference call with members of Xenogen's management, outside legal counsel and financial advisor to discuss the merger agreement with Caliper and the related transactions, Xenogen's due diligence review of Caliper, the directors' comments on the merger agreement and the related documents and the status of management's discussions with Company B regarding possible alternative business combinations. In this connection, management reported to the board of directors that discussions with Company B ceased earlier in the day because Company B was still in the diligence review stage with respect to Xenogen and was not prepared to make an offer with respect to a business combination with Xenogen. After management provided its view of the various transactions, including the proposed merger with Caliper, Thomas Weisel confirmed its analysis of various information presented to the special committee on February 8, 2006 which served as the basis for evaluating the proposed consideration to be issued in the transaction and orally informed the Xenogen board of directors of its opinion (subsequently confirmed in writing) that, based upon certain assumptions and qualifications, the consideration to be received by the holders of Xenogen common stock in the merger with Caliper was fair from a financial point of view. See "Opinion of Xenogen's Financial Advisor" on page I-76 and the full text of the written opinion of Thomas Weisel attached as Annex C to this Joint Proxy Statement - Prospectus. Thomas Weisel also responded to questions raised by the Xenogen board of directors regarding its analysis and opinion. Following this presentation, Xenogen's board of directors engaged in a full discussion of the terms of the proposed merger with Caliper, including the strategic benefits of the combination, the terms and conditions of the proposed merger agreement and related documents and the analysis and opinion of Thomas Weisel. Following this discussion, the Xenogen board of directors concluded that the merger agreement was fair to, and in the best interests of, Xenogen and Xenogen's stockholders. Accordingly, the Xenogen board of directors, by unanimous vote of those directors present, approved the merger and the merger agreement and the related documents and transactions and authorized management to proceed with the execution of the merger agreement and the related documents.

        Later in the day on February 10, 2006, Caliper and Xenogen executed and delivered the merger agreement.

        On February 13, 2006, Caliper and Xenogen issued a joint press release to announce and provide background on the merger. The companies also held a joint conference call that day to discuss the proposed merger.

Factors Considered by, and Recommendation of, the Caliper Board of Directors

        Caliper's board of directors has determined that the terms of the merger and the merger agreement are fair to, and in the best interests of, Caliper and its stockholders. Accordingly, Caliper's board of directors has approved the merger agreement and the consummation of the merger and recommends that you vote FOR approval of the issuance of the shares and warrants to be issued in connection with the merger agreement and the merger. In reaching its decision, Caliper's board of directors consulted with and received information and analyses from the management of Caliper and its financial and legal advisors, and considered the material factors described below.

Reasons for the Merger Identified by the Caliper Board of Directors

        Caliper's board of directors has identified potential benefits of the merger that they believe will contribute to the success of the combined company, including the following:

  •
  The potential to improve Caliper's strategic position in the markets it serves by allowing it to supply its customers with systems and services for use in both in vitro and in vivo research. Caliper believes that the merger will improve the strategic position of the combined company. The acquisition of Xenogen will allow Caliper to supply the fast-growing molecular imaging market and is expected to position Caliper as one of the first life science instrumentation companies to provide an integrated package of products for both in vitro and in vivo drug discovery experimentation. Caliper believes that the integration of molecular tool technologies presents a key opportunity to improve drug discovery research. As highlighted in the FDA Critical Path Initiative, biomarker research and better experimentation models are essential to improving predictability and efficiency along the critical path from the laboratory to a commercial drug. Caliper believes that the combination of its proprietary microfluidic technology and automation expertise with Xenogen's proprietary imaging technology addresses these key research needs by creating molecular level solutions encompassing in vitro to in vivo research as well as offering exceptional data quality and productivity advantages. By offering a highly correlated suite of products and services that addresses and integrates in vitro and in vivo testing, Caliper expects that its experimentation platforms will allow its customers to achieve clinically relevant insights earlier in the drug discovery process, which may allow customers to increase the productivity and clinical relevance of their drug discovery research.

  •
  Anticipated improvements in revenue, cash flow and profitability.    Caliper believes that the merger will increase the combined company's future revenues, accelerate profit growth, and improve cash flow.

  Caliper has identified over $10 million in annually recurring potential cost savings from the merger. The majority of these cost savings would occur in general and administrative areas, including duplicate costs and staffing to operate a public company, and in facilities, where Caliper sees significant consolidation opportunities.

  Further, Caliper believes that the available cash resources of the combined companies will be sufficient to fund the operations of the businesses through 2006, including integration costs and costs to achieve targeted synergies. The combined financial results post-merger are anticipated to result in increased revenue and a higher rate of revenue growth, as well as improved earnings and operating cash flows, over and above the results likely to be achieved by Caliper on a stand-alone basis.

  •
  Anticipated academic and commercial marketplace synergies to be achieved by cross-selling Xenogen and Caliper products to previously less accessible markets.    Caliper believes that the respective market strengths of Xenogen and Caliper complement each other, potentially resulting in synergy between the two sales organizations relative to the markets they seek to serve. Approximately 80% of Xenogen's current product sales are in academia, and approximately 20% are in the pharmaceutical and biotechnology industries. Caliper's product sales are currently approximately 80% in the pharmaceutical and biotechnology industries and approximately 20% are in academia and government. Caliper believes there is untapped potential for sales of some of Caliper's products in academia, as well as increased potential for sales of some of the Xenogen products in the pharmaceutical and biotechnology industries.

  •
  The opportunity to combine Xenogen's XenBio small animal in vivo services business with Caliper's NovaScreen in vitro services operations.    Caliper believes that the merger will allow it to take advantage of a strategic opportunity to combine Xenogen's XenBio small animal in vivo services business with Caliper's existing NovaScreen in vitro services operations. The combined company potentially enables additional competitive differentiation by offering a complete continuum of in vitro to in vivo experimentation services. Caliper believes that properly integrating the services business will provide the opportunity for further accelerating adoption of Xenogen's biophotonic platforms. Caliper believes this comprehensive suite of services will be appealing, in particular, to its large pharmaceutical industry customers.

  •
  Management experience successfully integrating companies and commercializing transformative technologies.    Caliper believes that its management team's considerable experience with integration of acquired companies, including the rapid and successful integration of the Zymark and NovaScreen acquisitions, will translate into the successful integration of Xenogen into Caliper. Caliper believes that its senior-level relationships with key customers in the pharmaceutical and biotechnology industry will further enable it increase the penetration of Xenogen's imaging technologies into customer sites.

  •
  An improved ability to fulfill the needs of researchers.    Caliper believes that the products the combined company intends to offer will be well-received by researchers. Caliper perceives that researchers prefer solutions that facilitate application power and flexibility in imaging research, particularly the flexibility to work with multiple-detection modalities, including luminescence and fluorescence. Caliper expects to offer enhancements from Xenogen's existing platforms and software to support this need, along with continued emphasis on three-dimensional imaging approaches that provide enhanced spatial resolution for certain critical applications.

Other Factors Considered by the Caliper Board of Directors

        In the course of deliberations, the Caliper board reviewed with Caliper management and its legal and financial advisors a number of additional factors relevant to the merger, including the following:

  •
  historical information concerning Xenogen's and Caliper's respective businesses, financial performance and condition, operations, management and competitive position, including results of operations during the most recent fiscal year for each company;

  •
  Caliper management's view of the financial condition, results of operations and businesses of Xenogen and Caliper before and after giving effect to the merger, based on management due diligence;

  •
  current financial market conditions and historical market prices, volatility and trading information with respect to Caliper and Xenogen common stock;

  •
  Caliper management's view as to the potential for other third parties to enter into strategic relationships with or to acquire Xenogen;

  •
  certain terms of the merger agreement, including the provisions that prohibit Xenogen from soliciting other acquisition offers, the provisions that require Xenogen to pay Caliper a termination fee of $3.1 million if the merger agreement is terminated by Xenogen for specified reasons, and the provisions that require Caliper to pay Xenogen a termination fee of $2.0 million, plus expenses, if the merger agreement is terminated by Caliper for specified reasons;

  •
  other terms of the merger agreement, including the parties' respective representations, warranties and covenants, and the conditions to the parties' respective obligations;

  •
  an assessment of alternatives to the merger, including development opportunities and other possible acquisition candidates, and the determination that the merger was a strategic fit and presented a unique opportunity to enhance and expand Caliper's operations, product and service offerings and position Caliper for future growth;

  •
  the detailed financial analysis prepared by Cowen and presented to the Caliper board of directors, including Cowen's opinion to the board of directors that the proposed consideration pursuant to the merger agreement is fair, from a financial point of view, to Caliper, as described more fully in the text of the entire opinion attached as Annex B to this Joint Proxy Statement - Prospectus; and

  •
  the impact of the merger on Caliper's stockholders and employees.

Potentially Negative Factors Considered by the Caliper Board of Directors

        Caliper's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  •
  the risk that the potential benefits, including the identified expected cost savings, sought in the merger might not be fully realized;

  •
  the costs and timing of achieving the expected cost savings may exceed management's estimates;

  •
  the capability of management to simultaneously commercialize Xenogen's imaging technology while advancing microfluidics and liquid handling;

  •
  the possibility that the merger might not be completed, and the potential adverse effect of the public announcement of the merger on Caliper's reputation and ability to obtain financing in the future;

  •
  the significant number of shares and warrants to be issued to Xenogen stockholders; and

  •
  other risks described under "Risk Factors" beginning on page I-22 of this Joint Proxy Statement - Prospectus.

        Caliper's board of directors believes that these risks were outweighed by the potential benefits of the merger. The foregoing discussion is not exhaustive of all factors considered by Caliper's board of directors, but it does describe all material factors considered by the Caliper board of directors. Individual members of Caliper's board of directors may have considered different factors, and Caliper's board of directors evaluated these factors as a whole and did not quantify or otherwise assign relative weights to factors considered. There can be no assurance that the potential synergies or opportunities considered by the board of directors of Caliper will be achieved through consummation of the offer. See " Risk Factors" beginning on page I-22.

Recommendation of Caliper's Board of Directors

        After careful consideration, Caliper's board of directors has determined the merger to be fair to Caliper's stockholders and in their best interests and declared the merger advisable. Caliper's board of directors has approved the merger agreement and recommends Caliper stockholder approval of the issuance of the shares and warrants to be issued pursuant to the merger agreement. In considering the recommendation of the Caliper board of directors with respect to the merger agreement, Caliper stockholders should be aware that certain directors and officers of Caliper have certain interests in the merger that are in addition to the interests of Caliper stockholders generally. As noted in "—Background of the Merger," Mr. Kevin Hrusovsky, Caliper's Chief Executive Officer and a member of its board of directors, is also a member of the Xenogen board of directors. Mr. Hrusovsky recused himself from the vote taken by the Caliper board of directors with respect to the merger agreement and the merger. All other members of the Caliper board of directors voted in favor of the merger agreement.

Opinion of Caliper's Financial Advisor

Presentation to the Caliper Board of Directors

        Pursuant to an engagement letter dated December 22, 2005, Caliper retained Cowen and Company, LLC to render an opinion to the board of directors of Caliper as to the fairness, from a financial point of view, to Caliper of the exchange ratio to be paid in the merger. Caliper determined the amount of consideration to be paid in the merger through negotiations with Xenogen.

        On February 10, 2006, Cowen delivered certain of its written analyses and its oral opinion to the Caliper board, subsequently confirmed in writing as of the same date, to the effect that and subject to the various assumptions set forth therein, as of February 10, 2006, the exchange ratio in the merger was fair, from a financial point of view, to Caliper. The full text of the written opinion of Cowen, dated February 10, 2006, is attached as Annex B and is incorporated by reference. Holders of Caliper common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion.

        Cowen's advisory services and opinion were provided for the information and assistance of the members of the Caliper board of directors in connection with the merger. Cowen was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Caliper or Xenogen and Cowen was not requested to, and did not, negotiate the terms of the merger or advise Caliper or any members of its board of directors with respect to alternatives to it. The Cowen opinion is not intended to be and does not constitute a recommendation to any stockholder of Caliper as to how such stockholder should vote in connection with the merger. Cowen was not requested to opine as to, and the Cowen opinion does not address, Caliper's underlying business decision to proceed with or effect the merger. Cowen's opinion was delivered subject to the conditions, scope of engagement, limitations and understandings set forth in the opinion and Cowen's engagement letter, and subject to the understanding that the obligations of Cowen in the transaction are solely corporate obligations, and no officer, director, employee, agent, stockholder or controlling person of Cowen shall be subject to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of Caliper or its affiliates.

        In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

  •
  a draft of the merger agreement dated February 9, 2006;

  •
  certain publicly available financial and other information regarding Caliper and certain other relevant financial and operating data furnished to Cowen by Caliper management;

  •
  certain publicly available financial and other information regarding Xenogen and certain other relevant financial and operating data furnished to Cowen by Xenogen management;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning Caliper prepared by the management of Caliper, and the amounts and timing of the cost savings and related expenses expected to result from the merger furnished by the management of Caliper;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning Xenogen prepared by the management of Xenogen and adjusted by the management of Caliper;

  •
  First Call estimates and financial projections contained in Wall Street analyst reports for each of Caliper and Xenogen;

  •
  discussions Cowen had with certain members of the managements of each of Caliper and Xenogen concerning the historical and current business operations, financial conditions and prospects of Caliper and Xenogen, the expected cost savings and such other matters Cowen deemed relevant;

  •
  certain operating results and the reported price and trading histories of the shares of the common stock of Caliper and Xenogen as compared to operating results and the reported price and trading histories of certain publicly traded companies Cowen deemed relevant;

  •
  certain financial terms of the merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant;

  •
  based on the Caliper forecasts and the Xenogen forecasts, the projected cash flows generated by Caliper and Xenogen on a stand-alone basis to determine the present value of the discounted cash flows;

  •
  certain pro forma financial effects excluding goodwill of the merger on an accretion/dilution basis; and

  •
  such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant.

        In conducting its review and arriving at its opinion, Cowen, with Caliper's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Caliper and Xenogen or which was publicly available. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independently verify, this information. In addition, Cowen did not conduct any physical inspection of the properties or facilities of Caliper or Xenogen. Cowen further relied upon the assurance of management of Caliper that they were unaware of any facts that would make the information provided to Cowen incomplete or misleading in any respect. Cowen, with Caliper's consent, assumed that the financial forecasts and expected cost savings provided to Cowen were reasonably prepared by the respective managements of Caliper and Xenogen, and reflected the best currently available estimates and good faith judgments of such managements as to the future performance of the companies. Management of each of Caliper and Xenogen confirmed to Cowen, and Cowen assumed, with Caliper's consent, that each of the financial forecasts and expected cost savings, and the First Call estimates and analyst projections provided to Cowen by Xenogen and Caliper and utilized in Cowen's analyses with respect to Caliper and Xenogen provided a reasonable basis for Cowen's opinion.

        Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Caliper or Xenogen, nor was Cowen furnished with these materials. With respect to all legal matters relating to Caliper and Xenogen, Cowen relied on the advice of legal counsel to Caliper. Cowen expressed no opinion with respect to such legal matters. Cowen's services to Caliper in connection with the merger were comprised of rendering an opinion from a financial point of view regarding the exchange ratio in the merger. Cowen's opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so.

        In rendering its opinion, Cowen assumed that the representations and warranties of each party contained in the merger agreement were true and correct in all material respects as of the date of its opinion, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement, and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by Cowen prior to rendering its opinion. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions would be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger. Caliper informed Cowen, and Cowen assumed, that the merger would be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

        Cowen's opinion does not imply any conclusion as to the likely trading range for Caliper common stock or warrants following consummation of the merger or otherwise, which may vary depending on numerous factors that generally influence the price of securities.

        The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of Caliper the assumptions on which such analyses were based, as well as reviewing other factors, including the historical and projected financial results of Caliper and Xenogen. The Caliper board of directors did not impose any limitations with respect to the investigations made or procedures followed by Cowen in rendering its opinion.

        Analysis of Selected Transactions.    Except as is discussed above, Cowen reviewed the financial terms, to the extent publicly available, of life sciences instrumentation transactions, referred to as the Instrumentation Transactions, involving the acquisition of companies in the life sciences instrumentation industry, which were announced or completed since January 1, 2002. These transactions were (listed as acquirer/target):

  •
  Applied Biosystems Group/Ambion, Inc. (Research Products Division)

  •
  Varian, Inc./PL International Ltd.

  •
  Caliper Life Sciences, Inc./NovaScreen Biosciences Corp.

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  Fisher Scientific International, Inc./Cellomics, Inc.

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  Invitrogen Corp./BioSource International, Inc.

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  Takara Bio Inc./Clontech Laboratories Inc. (BD Biosciences Division)

  •
  Tecan Group Ltd./REMP—Sample Management

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  Affymetrix, Inc./ParAllele BioScience Inc.

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  Biotage AB/Argonaut Technologies Inc. (substantially all of the assets)

  •
  Invitrogen Corp./Zymed Laboratories, Inc.

  •
  Nanogen, Inc./Epoch Biosciences, Inc.

  •
  Becton, Dickinson and Co./Atto Bioscience, Inc.

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  Molecular Devices Corp./Axon Instruments, Inc.

  •
  Fisher Scientific International, Inc./Apogent Technologies, Inc.

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  Pyrosequencing AB/Biotage, LLC (Dyax Corp.)

  •
  General Electric Co./Amersham plc

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  Thermo Electron Corp./Jouan SA

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  Pyrosequencing AB/Personal Chemistry AB

  •
  Caliper Technologies Corp./Zymark Corp.

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  Bruker Daltonics, Inc./Bruker AXS, Inc.

  •
  Harvard Bioscience, Inc./GeneMachines (Genomic Instrumentation Services, Inc.)

  •
  Invitrogen Corp./Informax, Inc.

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  Harvard Bioscience, Inc./Genomic Solutions Inc.

  •
  QIAGEN N.V./GenoVision SA

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  Thermo Electron Corp./CRS Robotics Corp.

  •
  Argonaut Technologies, Inc./Jones Chromatography Ltd.

  •
  Varian, Inc./ANSYS Technologies, Inc.

        Cowen reviewed the market capitalization of common stock plus total debt less cash and equivalents, referred to as Enterprise Value, paid in the Instrumentation Transactions as a multiple of latest reported twelve month, or LTM, revenues, calendar year revenues for the year in which the transaction occurred, or TY, and calendar year revenues for the calendar year following the year in which the transaction occurred, or TY + 1.

        The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM, TY and TY + 1 revenues. The information in the table is based on the closing stock price of Caliper on February 7, 2006.

	Multiples for Selected Instrumentation Transactions
					Multiple Implied by exchange ratio paid in the transaction for Xenogen
	Low	Mean	Median	High
Enterprise Value as a ratio of:
LTM Revenue	0.61x	2.81x	2.23x	7.81x	1.56x
TY Revenue	0.53	2.08	2.00	3.85	1.29
TY + 1 Revenue	0.60	1.78	1.72	3.49	1.12

        Although the Instrumentation Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Caliper or Xenogen. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or Xenogen to which they are being compared.

        Analysis of Selected Publicly Traded Companies—Xenogen.    To provide contextual data and comparative market information, Cowen compared selected historical and future operating and financial data and ratios for Xenogen to the corresponding financial data and ratios of certain other companies, referred to as the Small-Cap Instrumentation Companies, whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Xenogen. These companies were:

  •
  Illumina, Inc.

  •
  Serologicals Corp.

  •
  Molecular Devices Corp.

  •
  Bruker BioSciences Corp.

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  Strategene Corp.

  •
  Caliper Life Sciences, Inc.

        The data and ratios included the Enterprise Value and market capitalization of the Small-Cap Instrumentation Companies as well as the Enterprise Value of the Small-Cap Instrumentation Companies as multiples of LTM, 2006, 2007 and 2008 revenues.

        The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM, 2006, 2007 and 2008 revenues. The information in the table is based on the closing stock price of Caliper on February 7, 2006.

	Small-Cap Instrumentation Companies
					Multiple implied by exchange ratio paid in the transaction for Xenogen
	Low	Mean	Median	High
Enterprise Value as a ratio of:
LTM Revenue	1.21x	4.08x	2.60x	12.82x	1.56x
CY 2006 Revenue	1.13	3.09	2.40	8.17	1.29
CY 2007 Revenue	1.02	2.61	2.41	5.69	1.12
CY 2008 Revenue	0.93	2.15	2.01	4.37	0.94

        Although the Small-Cap Instrumentation Companies were used for comparison purposes, none of those companies is directly comparable to Xenogen. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Small-Cap Instrumentation Companies and other factors that could affect the public trading value of the Small-Cap Instrumentation Companies, as well as Xenogen, to which they are being compared.

        Analysis of Selected Publicly Traded Companies—Caliper.    To provide contextual data and comparative market information, Cowen compared selected historical and future operating and financial data and ratios for Caliper to the corresponding financial data and ratios of certain other companies, referred to as the Selected Companies, whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of Caliper. These companies were:

  •
  Illumina, Inc.

  •
  Serologicals Corp.

  •
  Molecular Devices Corp.

  •
  Bruker BioSciences Corp.

  •
  Strategene Corp.

  •
  Xenogen Corp.

        The data and ratios included the Enterprise Value and market capitalization of the Selected Companies as well as the Enterprise Value of the Selected Companies as multiples of LTM, 2006, 2007 and 2008 revenues.

        The following table presents, for the periods indicated, the multiples implied by the ratio of Enterprise Value to LTM, 2006, 2007 and 2008 revenues. The information in the table is based on the closing stock price of Caliper on February 7, 2006.

	Selected Companies
	Low	Mean	Median	High	Caliper
Enterprise Value as a ratio of:
LTM Revenue	1.21x	3.98x	2.60x	12.82x	1.83x
CY 2006 Revenue	0.89	2.98	2.40	8.17	1.52
CY 2007 Revenue	0.71	2.48	2.41	5.69	1.34
CY 2008 Revenue	0.93	2.40	2.16	4.37	1.14

        Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to Caliper. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies, as well as Caliper, to which they are being compared.

        Stock Trading History.    To provide contextual data and comparative market data, Cowen reviewed the historical market prices of Xenogen common stock for the twelve-month period ended February 7, 2006. Cowen noted that, over the indicated periods, the high and low closing prices for shares of Xenogen were:

  •
  $6.58 and $2.30 for the LTM period.

        Cowen also reviewed the historical market prices of Caliper common stock for the twelve-month period ended February 7, 2006. Cowen noted that, over the indicated periods, the high and low closing prices for shares of Caliper common stock were:

  •
  $8.03 and $5.35 for the LTM period.

        Contribution Analysis.    Cowen analyzed the respective contributions of 2006, 2007, 2008, 2009 and 2010 calendar year estimated revenues, gross profit, research and development, or R&D, earnings before interest expense, income taxes, depreciation, and amortization, or EBITDA, and earnings before interest expense and income taxes, or EBIT, net income and adjusted net income of Caliper and Xenogen to the combined company, based upon the projected financial results of Caliper and Xenogen (based upon the financial forecasts prepared by the management of Caliper and the financial forecast prepared by the management of Xenogen and adjusted by Caliper management, respectively). Adjusted net income reflects pro forma interest income earned by Caliper assuming exercise of all warrants issued as consideration in the merger.

	% of Combined Company
	Caliper Contribution	Xenogen Contribution
Operating Results
CY2006
Revenues	67.5%	32.5%
Gross Profit	67.6	32.4
R&D	68.8	31.2
EBITDA	NM	NM
EBIT	NM	NM
Net Income	NM	NM
Adjusted Net Income	NM	NM
CY2007
Revenues	67.3%	32.7%
Gross Profit	67.7	32.3
R&D	67.0	33.0
EBITDA	NM	NM
EBIT	NM	NM
Net Income	NM	NM
Adjusted Net Income	NM	NM
CY2008
Revenues	65.3%	34.7%
Gross Profit	65.3	34.7
R&D	66.9	33.1
EBITDA	77.6	22.4
EBIT	43.9	56.1
Net Income	51.9	48.1
Adjusted Net Income	74.8	25.2
CY2009
Revenues	63.4%	36.6%
Gross Profit	63.3	36.7
R&D	66.9	33.1
EBITDA	63.2	36.8
EBIT	49.3	50.7
Net Income	47.2	52.8
Adjusted Net Income	51.8	48.2
CY2010
Revenues	61.6%	38.4%
Gross Profit	61.5	38.5
R&D	66.8	33.2
EBITDA	57.0	43.0
EBIT	45.9	54.1
Net Income	41.4	58.6
Adjusted Net Income	44.2	55.8

        Pro Forma Ownership Analysis.    Cowen analyzed the pro forma ownership in the combined company by the holders of Caliper and Xenogen and noted that holders of Caliper and Xenogen common stock would own approximately 74% and 26% of the combined company common stock, based on the Caliper and Xenogen closing share price on February 7, 2006. Assuming the exercise of the outstanding Xenogen warrants and after giving effect to the exercise of the warrants issued by Caliper to the Xenogen equity holders, Xenogen stockholders would own approximately 31% of the combined company on a fully diluted basis, based on the Caliper and Xenogen closing share price on February 7, 2006.

        Discounted Cash Flow Analysis—Xenogen.    Cowen estimated a range of values for Xenogen common stock based upon the discounted present value of the projected after-tax cash flows of Xenogen described in the financial forecasts provided by Xenogen management and adjusted by Caliper management for the fiscal years ended December 31, 2006 through December 31, 2010, and of the terminal value of Xenogen at December 31, 2010, based upon multiples of revenue. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities, and adding back projected depreciation and amortization and deferred stock compensation. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the managements of Xenogen and Caliper. In performing this analysis, Cowen utilized discount rates ranging from 17.5% to 22.5%, which were selected based on the estimated industry weighted average cost of capital. Cowen utilized terminal multiples of revenue ranging from 1.50 times to 2.50 times revenue, these multiples representing the general range of multiples of revenue for the Small-Cap Instrumentation Companies.

        Utilizing this methodology, the equity value of Xenogen ranged from:

  •
  $59.6 million to $113.6 million based on the financial forecasts.

        Utilizing this methodology, the enterprise value of Xenogen ranged from:

  •
  $50.6 million to $104.6 million based on the financial forecasts.

        Discounted Cash Flow Analysis—Caliper.    Cowen estimated a range of values for Caliper common stock based upon the discounted present value of the projected after-tax cash flows of Caliper described in the financial forecasts provided by Caliper management for the fiscal years ended December 31, 2006 through December 31, 2010, and of the terminal value of Caliper at December 31, 2010, based upon multiples of revenue. After-tax cash flow was calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities, and adding back projected depreciation and amortization and deferred stock compensation. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of Caliper. In performing this analysis, Cowen utilized discount rates ranging from 14.0% to 18.0%, which were selected based on the estimated industry weighted average cost of capital. Cowen utilized terminal multiples of revenue ranging from 1.50 times to 2.50 times, these multiples representing the general range of multiples of revenue for the Small-Cap Instrumentation Companies.

        Utilizing this methodology, the equity value of Caliper ranged from:

  •
  $158.8 million to $258.2 million based on the financial forecasts.

        Utilizing this methodology, the enterprise value of Caliper ranged from:

  •
  $132.4 million to $231.8 million based on the financial forecasts.

        Pro Forma Earnings Analysis—Cash EPS.    Cowen analyzed the potential effect of the proposed merger on the projected combined income statement of operations of Caliper and Xenogen. This analysis, with Caliper management's consent, used the projected financial forecasts of Caliper and

Xenogen (based upon the financial forecasts prepared by the management of Caliper and the financial forecast prepared by the management of Xenogen and adjusted by Caliper management, respectively).

        This analysis indicated that the proposed merger could increase / (decrease) Caliper's projected cash earnings per share, on an after-tax basis, for calendar years 2006, 2007, 2008, 2009 and 2010 by $(0.11), $(0.16), $(0.02), $0.07 and $0.16, respectively. Cash earnings per share reflects adding back intangible amortization related to acquisitions. Cowen's pro forma earnings analysis did not take into account the possible effect of any cost savings or synergies in the proposed merger.

        Taking into consideration the possible effect of any cost savings or synergies, this analysis indicated that the proposed merger could increase / (decrease) Caliper's projected cash earnings per share, on an after-tax basis, for calendar years 2006, 2007, 2008, 2009 and 2010 by $(0.03), $0.03, $0.22, $0.34 and $0.44, respectively.

        Pro Forma Earnings Analysis—GAAP EPS.    Cowen analyzed the potential effect of the proposed merger on the projected combined income statement of operations of Caliper and Xenogen. This analysis, with Caliper management's consent, used the projected financial forecasts of Caliper and Xenogen (based upon the financial forecasts prepared by the management of Caliper and the financial forecast prepared by the management of Xenogen and adjusted by Caliper management, respectively).

        This analysis indicated that the proposed merger could increase / (decrease) Caliper's projected earnings per share, on an after-tax basis, for calendar years 2006, 2007, 2008, 2009 and 2010 by $(0.16), $(0.23), $(0.10), $(0.02) and $0.07, respectively. Cowen's pro forma earnings analysis did not take into account the possible effect of any cost savings or synergies in the proposed merger.

        Taking into consideration the possible effect of any cost savings or synergies, this analysis indicated that the proposed merger could increase / (decrease) Caliper's projected earnings per share, on an after-tax basis, for calendar years 2006, 2007, 2008, 2009 and 2010 by $(0.07), $(0.04), $0.13, $0.24 and $0.35, respectively.

        The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Caliper board of directors, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Caliper and Xenogen. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Caliper, Xenogen, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Caliper board of directors in making its decision to enter into the merger agreement, and should not be considered as determinative of such decision.

        Cowen was selected by the Caliper board of directors to render an opinion to the Caliper board because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Cowen is providing financial services for Caliper for which it will receive customary fees. In addition, in the ordinary course of its business, Cowen and its affiliates may trade the equity securities of Caliper and Xenogen for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Cowen and its affiliates in the ordinary course of business have, from time to time, provided, and in the future may continue to provide, commercial and investment banking services to Caliper, including serving as a financial advisor on potential acquisitions and as an underwriter on equity offerings, and have received, and may in the future receive, fees for the rendering of such services.

        Pursuant to the Cowen engagement letter, Cowen received a customary fee of $600,000 from Caliper in connection with the rendering of its fairness opinion. Caliper will owe Cowen an additional $300,000 which is payable contingent upon the completion of the merger. Additionally, Caliper has agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen, which are customary in transactions of this nature, were negotiated at arm's length between Caliper and Cowen, and the Caliper board of directors was aware of and approved the arrangement, including the fact that a portion of the fee payable to Cowen is contingent upon the completion of the merger.

Factors Considered by, and Recommendation of, the Xenogen Board of Directors

Reasons for the Merger Identified by the Xenogen Board of Directors

        In reaching its decision to approve the merger agreement, Xenogen's board of directors consulted with Xenogen's management and legal and financial advisors regarding strategic, legal, operational and financial aspects of the transaction. In the course of reaching its decision to approve the merger agreement and the merger, the Xenogen board of directors considered a variety of factors in favor of the merger, including but not limited to, the following:

  •
  The belief of the Xenogen board of directors that the merger represented the best value reasonably available to Xenogen's stockholders for their shares of Xenogen. Xenogen's board of directors concluded that the merger represents the best value reasonably available to Xenogen's stockholders. This belief is based on the opinion of Xenogen's financial advisor that, as of February 10, 2006, and based on and subject to the factors identified in the opinion, that the stock consideration to be received by Xenogen's common stockholders in the merger was fair to such stockholders from a financial point of view. The Xenogen board of directors also determined that no other potential strategic partner had expressed an interest in a merger, acquisition or other business combination that would likely be on terms as favorable to Xenogen's stockholders as those of the merger.

  •
  The likelihood that the combined company will have better opportunities for future growth. Xenogen's board of directors and management analyzed the technology, business, financial performance and condition, prospects and products of each of Caliper and Xenogen as separate entities and on a combined basis, and the Xenogen board of directors considers it likely that the merger of Caliper and Xenogen will provide the combined company with greater opportunities for growth than are available to Xenogen as a stand-alone company. Xenogen's board of directors considers the likely cost savings and anticipated revenue growth of the combined company to be greater than that achievable by Xenogen alone.

  •
  The ability of Xenogen's stockholders to continue to participate in the growth of the business conducted by Caliper and Xenogen after the completion of the merger. Xenogen's board of directors believes that Xenogen's stockholders will have the opportunity to participate in the combined company, with the potential to enhance stockholder value through share ownership in a larger, more competitive company, through their receipt of Caliper common stock in the merger, and to benefit from the potential appreciation in value of Caliper common stock.

  •
  The strategic fit between Caliper and Xenogen. Xenogen's board of directors determined that the combination of Caliper and Xenogen represented a good strategic fit. The combined company potentially could take advantage of the complementary nature of Caliper's in vitro testing products and product pipelines, such as its LabChip products, and Xenogen's in vivo testing products and product pipelines, such as its IVIS imaging systems, to present a full spectrum of experimentation products. In addition, Xenogen's board of directors believes that the opportunities for the combined company to market its products, including through Caliper's existing international distribution arrangements, will exceed those currently available to Xenogen.

  •
  The importance of scale in the increasingly competitive market environments in which both Caliper and Xenogen operate. Xenogen's board of directors believes that the merger will enhance the ability of the combined company to compete effectively in competitive market environments, because the combined company will have greater financial resources and a wider array of product offerings that will enable customers to purchase in vitro and in vivo products for their drug development and discovery efforts from the one combined company.

  •
  The belief that the combined company will be able to better develop and commercialize its products in a more competitive timeframe and across a larger customer base. Because of the complementary nature of the markets in which Caliper and Xenogen historically have focused their efforts, Xenogen's board of directors believes that the opportunity for the combined company to increase its customer base and better market its products is substantial. Xenogen's sales have traditionally been concentrated on customers in the academic markets, while Caliper's sales have traditionally been to commercial customers in the biotechnology and pharmaceutical industries. The combined company likely will have increased opportunities to cross-sell its combined product line to both sets of customers.

Other Factors Considered by the Xenogen Board of Directors

        In the course of its consideration of the merger, the Xenogen board of directors reviewed with Xenogen management and its legal and financial advisors a number of additional factors relative to the merger, including the following:

  •
  the strategic and financial alternatives available to Xenogen, including the business, financial and execution risks of remaining independent, continuing as a stand-alone entity, seeking to acquire another company, seeking to engage in one or more joint ventures, seeking to engage in a combination with a company other than Caliper, or seeking to complete a public offering or private placement of Xenogen common stock;

  •
  the results of Xenogen's due diligence investigation of Caliper;

  •
  historical and current information concerning Xenogen's and Caliper's respective businesses, financial performance and condition, operations, management, competitive positions, and prospects, both before and after giving effect to the merger;

  •
  that, by combining operations, the combined company will likely have enhanced liquidity and access to capital markets;

  •
  the terms and conditions of the merger agreement;

  •
  the likely impact of the offer and the transaction on Xenogen's employees;

  •
  the qualification of the merger as a tax-free transaction for United States federal income tax purposes (except for tax resulting from the issuance of the warrants); and

  •
  the detailed financial analysis prepared by Thomas Weisel Partners and presented to the Xenogen board of directors, including Thomas Weisel Partners' opinion to the board of directors that the merger consideration to be received by Xenogen's common stockholders in the merger was fair to such stockholders from a financial point of view, as described more fully in the text of the entire opinion attached as Annex C to this Joint Proxy Statement - Prospectus.

Potentially Negative Factors Considered by the Xenogen Board of Directors

        Xenogen's board of directors also identified and considered potentially negative factors relating to the merger in its deliberations, including but not limited to:

  •
  the challenges and costs of combining the operations of the two companies and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing the integration could adversely affect the combined company's operating results and preclude or delay the achievement of some or all of the benefits anticipated from the merger;

  •
  the potential disruption to partner or customer relationships important to either company as a result of the merger;

  •
  the potential loss of one or more large customers of either company as a result of any such customer's unwillingness to do business with the combined company or response to potential service disruptions as a result of the integration process;

  •
  the potential delay by customers in purchasing products or services from Xenogen during the pendency of the merger due to uncertainties about the consummation of the merger or otherwise;

  •
  the possibility that the reactions of existing and potential competitors could adversely affect the competitive environment in which either company currently operates, or the combined company could operate;

  •
  the potential loss of key management, scientific, technical or other personnel of either of the companies as a result of management or other changes that will be implemented in the integration of the businesses;

  •
  the fact that under the terms of the merger agreement, Xenogen was required to terminate all discussions and negotiations with other parties who might be interested in negotiating a transaction with Xenogen, including Company A and B, and that Xenogen is restricted in its ability to solicit other acquisition proposals;

  •
  the $3.1 million termination fee payable by Xenogen to Caliper if the merger agreement is terminated by Xenogen for specified reasons, as well as the potential deterrence of other potential acquirors resulting from the existence of that termination fee;

  •
  the risk of diverting management's attention from other strategic priorities to implement merger integration efforts, as well as the fact that Xenogen officers and employees have and will expend considerable efforts attempting to complete the merger and have and will experience significant distractions from their work during the pendency of the merger;

  •
  the significant transaction costs that Xenogen will have incurred in connection with the merger even if the merger is not consummated;

  •
  the interests that certain executive officers and directors of Xenogen may have with respect to the merger in addition to their interests as stockholders of Xenogen generally, as described in "Interests of Certain Persons in the Merger" on page I-100;

  •
  the risk that the merger might not be consummated in a timely manner or at all; and

  •
  various other applicable risks associated with the merger and the combined company, including those described under "Risk Factors" beginning on page I-22 of this Joint Proxy Statement - Prospectus.

        Xenogen's board of directors believes that these risks were outweighed by the potential benefits of the merger. The foregoing discussion of the information and factors considered by the board of directors of Xenogen is not intended to be exhaustive. In view of the wide variety of material factors considered in connection with the evaluation of the offer, and the complexity of these matters, the board of directors of Xenogen did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the board of directors of Xenogen did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors of Xenogen, but rather the board of directors of Xenogen conducted an overall analysis of the factors described above, including discussions with and questioning of Xenogen's senior management and legal advisors. In considering the factors described above, individual members of the board of directors of Xenogen may have given different weight to different factors.

        There can be no assurance that the potential synergies or opportunities considered by the board of directors of Xenogen will be achieved though consummation of the merger. See "Risk Factors" beginning on page I-22.

Recommendation of Xenogen's Board of Directors

        After careful consideration, Xenogen's board of directors has determined, by unanimous vote of those directors present, the merger to be fair to Xenogen stockholders and in their best interests and declared the merger advisable. Xenogen's board of directors approved the merger agreement and recommends your adoption of the merger agreement. In considering the recommendation of the Xenogen board of directors with respect to the merger agreement, Xenogen stockholders should be aware that certain directors and officers of Xenogen have certain interests in the merger that are different from, or are in addition to, the interests of Xenogen stockholders generally. See "—Interests of Certain Persons in the Merger." In addition, in considering the recommendation of the Xenogen board of directors with respect to the merger agreement, Xenogen stockholders should note that Xenogen directors Hrusovsky and Breckon were not present at the meeting at which the Xenogen board of directors considered and voted upon the merger and the merger agreement and, as a result, did not vote on such matters.

Opinion of Xenogen's Financial Advisor

        The board of directors of Xenogen engaged Thomas Weisel Partners to act as its financial advisor and to render an opinion as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Xenogen common stock in the merger. Xenogen selected Thomas Weisel Partners to act as its financial advisor in connection with the merger based on Thomas Weisel Partners' experience, expertise and reputation, and its familiarity with Xenogen's business.

        On February 10, 2006, Thomas Weisel Partners delivered to the Xenogen board of directors its written opinion that, as of that date, and based upon the assumptions made, matters considered and limits of review set forth in Thomas Weisel Partners' written opinion, the merger consideration to be received by Xenogen's common stockholders in the merger was fair to such stockholders from a financial point of view.

        The full text of Thomas Weisel Partners' written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Thomas Weisel Partners in delivering its opinion, is attached as Annex C to this Joint Proxy Statement - Prospectus. Stockholders should read the opinion carefully and in its entirety. The following description of Thomas Weisel Partners' opinion is only a summary of the written opinion and is qualified in its entirety by the written opinion and is not a substitute for the written opinion.

        Thomas Weisel Partners directed its opinion to the board of directors of Xenogen in its consideration of the merger. The opinion does not constitute a recommendation to the stockholders of Xenogen as to how they should vote with respect to the merger. The opinion addresses, as of the date of the opinion, only the financial fairness of the merger consideration to be received by the common stockholders of Xenogen. It does not address in any manner the prices at which Caliper stock might trade at any time, including upon consummation of the merger or upon any exercise of the warrants, or the price at which any of the warrants might trade at any time. Thomas Weisel Partners noted that the stock exchange ratio and the warrant exchange ratio are based upon a fixed ratio methodology and, accordingly, the market value of the merger consideration may vary significantly before and after the effective time of the merger. Thomas Weisel Partners' opinion does not address the relative merits of the merger or any alternatives to the merger. Further, it does not address Xenogen's underlying decision to proceed with the merger, or any other aspect of the merger. It does not address the fairness of the consideration to be received by Xenogen's warrant holders in the merger.

        In connection with its opinion, Thomas Weisel Partners, among other things:

  •
  reviewed certain publicly available financial and other data, including financial forecasts, with respect to Xenogen and Caliper, including the consolidated financial statements for recent years and interim periods to September 30, 2005, and certain other relevant financial and operating data relating to Xenogen and Caliper made available from published sources and from the internal records of Xenogen and Caliper;

  •
  reviewed the financial terms and conditions of the merger agreement dated February 10, 2006, and the schedules and exhibits attached thereto;reviewed certain publicly available information concerning the trading of, and the trading market for, Xenogen's common stock and Caliper's common stock;

  •
  compared Xenogen and Caliper from a financial point of view with certain other publicly traded companies which Thomas Weisel Partners deemed to be relevant;

  •
  considered the financial terms, to the extent publicly available, of selected recent business combinations which Thomas Weisel Partners deemed to be relevant;

  •
  reviewed and discussed with representatives of the management of Xenogen and Caliper certain information of a business and financial nature regarding Xenogen and Caliper furnished to Thomas Weisel Partners by them, including financial forecasts and related assumptions of Xenogen and Caliper;

  •
  made inquiries regarding and discussed the merger and the merger agreement and other matters related thereto with Xenogen's counsel; and

  •
  performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

        In preparing its opinion, Thomas Weisel Partners did not assume any responsibility to independently verify the foregoing information, and relied on its being accurate and complete in all material aspects. Thomas Weisel Partners also made the following assumptions:

  •
  with respect to the financial forecasts for Xenogen and Caliper provided by management of Xenogen and Caliper, respectively, as modified by management of Xenogen in the case of certain Caliper financial forecasts, Thomas Weisel Partners assumed, upon the advice of Xenogen's management and with the consent of the Xenogen board of directors, that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of Xenogen management at the time of preparation as to the future financial performance of Xenogen and Caliper, and that they provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

  •
  that there had been no material changes in Xenogen's or Caliper's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Thomas Weisel Partners;

  •
  that the final merger agreement would not differ in any material respect from the draft reviewed by Thomas Weisel Partners and that the merger would be consummated in accordance with the terms of the merger agreement, without waiver by Xenogen of any of the conditions to its obligations thereunder;

  •
  that the merger would be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations; and

  •
  that the merger would be treated as a tax-free reorganization for federal income tax purposes.

        For purposes of their opinion Thomas Weisel Partners also calculated the theoretical value of each full warrant to be issued by Caliper in the merger to be approximately $1.45, based on a Black-Scholes-Merton valuation analysis, an assumed volatility of 30%, five years expiration, and exercise price of $6.79 consistent with terms of the merger agreement. Although Thomas Weisel Partners used a volatility of 30% to arrive at the theoretical value of the warrants, Thomas Weisel Partners discussed a range of theoretical valuations based on different volatility levels with the Xenogen board of directors and management. Thomas Weisel Partners also noted that the historical volatility for Caliper common shares based on 30, 90, 180, 270 and 360 trading days was approximately between 26% and 32%. Based on the above, Thomas Weisel Partners calculated the implied stock exchange ratio to be 0.5750x and implied warrant exchange ratio to be 0.2233x for an implied transaction exchange ratio of 0.6344x.

        In addition, Thomas Weisel Partners

  •
  relied on advice of counsel rendered to Xenogen as to all legal reporting matters with respect to Xenogen, the merger, and the merger agreement; and

  •
  did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Xenogen or Caliper, nor was Thomas Weisel Partners furnished with any such appraisals.

        Thomas Weisel Partners' opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to Thomas Weisel Partners as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

        The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the board of directors of Xenogen. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

Selected Publicly Traded Company Analysis

        Thomas Weisel Partners compared the market values and trading multiples of Xenogen with the market values and trading multiplies of 21 selected publicly traded companies in the pharmaceutical instruments, pharmaceutical services and reagents industries. Based on publicly available information, and in the case of Caliper on Caliper management projections as modified by Xenogen management, Thomas Weisel Partners calculated the implied enterprise value of Xenogen (which Thomas Weisel Partners defined as market capitalization plus total debt less cash and cash equivalents), the implied equity value of Xenogen, the implied per share value of Xenogen, and the implied exchange ratio of Xenogen. The multiples that were analyzed by Thomas Weisel Partners were derived by (i) dividing the enterprise value of each company (based on closing stock prices on February 10, 2006) by its 2005, 2006 and 2007 estimated revenue and 2006 and 2007 estimated EBITDA, (ii) dividing the closing price per share of the common stock of each company on February 10, 2006 by its estimated 2006 and 2007 earnings per share (referred to as the PE ratio) and (iii) dividing the PE ratio of the common stock of each company on February 10, 2006 by its estimated long-term earnings growth rate (or P/E/G). Estimates for Xenogen were based on Xenogen management forecasts. Estimates for the other selected companies were based on publicly available research.

        The selected publicly traded companies consisted of the following companies. Thomas Weisel Partners believes that the companies listed below have operations similar to some of Xenogen's operations, but noted that none of these companies has the same management, composition, size or combination of businesses as Xenogen.

Pharmaceutical Instruments

  •
  Caliper

  •
  Cepheid

  •
  Molecular Devices

  •
  Transgenomic

Pharmaceutical Services

  •
  Albany Molecular

  •
  Covance

  •
  Charles River Labs

  •
  Discovery Partners

  •
  Gene Logic

  •
  Kendle

  •
  Parexel

  •
  PRA International

  •
  Tripos

Reagents

  •
  Bio-Rad Laboratories

  •
  Fisher Scientific

  •
  Invitrogen

  •
  Millipore

  •
  Qiagen NV

  •
  Serologicals Corp

  •
  Sigma-Aldrich

  •
  Stratagene

        Thomas Weisel Partners assembled relevant data regarding selected comparable companies and used statistical interpolation to divide the probability distribution of that data into four equal areas. Thomas Weisel Partners reviewed the first quartile, the median, the mean and the third quartile of the selected data, which it considered to be the statistically relevant data, and highlighted that analysis in its presentation to Xenogen's board of directors. For purposes of determining relevant ranges of implied values of Xenogen and implied exchange ratios in its comparable public company analysis, Thomas Weisel Partners further narrowed the focus of its analysis to the ranges implied by the data that it thought most relevant based on its view of relative market positioning of Xenogen's business and prospects versus its peer groups.

        The multiples derived from the implied estimated enterprise values, revenues, EBITDA, EPS and P/E/G of the selected companies utilized in the analysis were calculated using data that excluded all extraordinary items and non recurring charges. In each case, Thomas Weisel Partners multiplied the ratios derived from its analysis by Xenogen's applicable estimated revenues, EBITDA, EPS and P/E/G to calculate the resulting price ranges and exchange ratios listed below.

        The following tables set forth the multiples and valuation ranges indicated by this analysis:

	Valuation Multiples Range				Implied Ent. Value
	Low		High		Low	High
					(millions)
CY 2005E Revenue	1.6	x	2.5	x	$64	$100
CY 2006E Revenue	1.4	x	2.3	x	$73	$120
CY 2007E Revenue	1.2	x	2.0	x	$84	$140
CY 2006E Net Income	25.0	x	35.0	x	N.M.	N.M.
CY 2007E Net Income(2)	20.0	x	30.0	x	$38	$61
CY 2006E EBITDA	13.0	x	20.0	x	N.M.	N.M.
CY 2007E EBITDA	10.0	x	15.0	x	$60	$90
CY 2007 PEG(2)	1.0	x	1.4	x	61	90

	Implied Eq. Value		Implied Price/Share		Implied Exchange Ratio(4)
	Low	High	Low	High	Low		High
	(millions)
CY 2005E Revenue	$73	$109	$3.18	$4.73	0.5833	x	0.8679	x
CY 2006E Revenue	$82	$129	$3.57	$5.57	0.6556	x	1.0226	x
CY 2007E Revenue	$93	$149	$4.05	$6.40	0.7424	x	1.1749	x
CY 2006E Net Income	N.M.	N.M.
CY 2007E Net Income(2)	$47	$70	$2.05	$3.07	0.3761	x	0.5629	x
CY 2006E EBITDA	N.M.	N.M.
CY 2007E EBITDA	$69	$99	$3.01	$4.30	0.5517	x	0.7893	x
CY 2007 PEG(2)	$70	$99	$3.07	$4.28	0.5629	x	0.7860	x

(2)
Assumes earnings of $4.9 million fully taxed at 38%.

(4)
Assumes Caliper stock price of $5.45 as of 2/10/06.

        While the comparable company analysis compared Xenogen to various companies in the pharmaceutical instruments, pharmaceutical services and reagents industries, Thomas Weisel Partners did not include every company that could be deemed to be a participant in these industries, or in any specific sectors of these industries.

Selected public transactions analysis

        Based on public and other available information, Thomas Weisel Partners calculated the implied enterprise value of Xenogen as a multiple of revenue for the last 12 months in selected acquisitions of companies in the reagents and pharmaceutical instruments industries that have been announced since

September 13, 1999. Thomas Weisel Partners did not use a multiple of EBITDA since Xenogen had negative EBITDA in the last 12 months. The acquisitions reviewed in this analysis were the following:

Announcement date	Name of target	Name of acquiror
12/27/05	Ambion	Applied Biosystems
7/26/05	BioSource International	Invitrogen
4/22/05	Agencourt Bioscience	Beckman Coulter
2/16/05	Proligo	Sigma-Aldrich
2/8/05	Dynal Biotech	Invitrogen
1/18/05	JRH Biosciences	Sigma-Aldrich
1/10/05	Zymed Laboratories	Invitrogen
9/7/04	Upstate Group	Serologicals
6/2/04	Aclara BioSciences	ViroLogic
2/11/04	Oxoid Holdings	Fisher Scientific
2/11/04	Dharmacon	Fisher Scientific
12/24/03	BioReliance Corp	Invitrogen
7/2/03	Molecular Probes	Invitrogen
6/25/03	Perbio Science	Fisher Scientific
2/11/03	Chemicon International	Serologicals
2/4/03	PanVera-Biochemical Assets	Invitrogen
11/20/00	PanVera	Aurora Biosciences
7/9/00	Life Technologies	Invitrogen
6/13/00	Operon Technologies	Qiagen
6/12/00	NEN Life Sciences	PerkinElmer
11/8/05	PL International	Varian Inc.
8/5/05	Cellomics	Fisher Scientific
5/31/05	ParAllele	Affymetrix
1/19/05	Kendro	Thermo Electron
3/20/04	Axon Instruments	Molecular Devices
3/17/04	Apogent Technologies	Fisher Scientific
6/9/03	Zymark	Caliper Technologies
10/14/01	Rainin Instrument Co.	Mettler-Toledo
7/16/01	Packard Bioscience	PerkinElmer
4/30/01	Aurora Biosciences	Vertex Pharmaceuticals
8/21/00	GSI Lumonics-Life Sciences	Packard Bioscience
8/21/00	Vankel Technology Group	Varian, Inc.
6/8/00	LJL Biosystems	Molecular Devices
10/5/99	CombiChem	DuPont
9/13/99	Genetic Microsystems	Affymetrix

        Thomas Weisel Partners assembled relevant data regarding selected comparable transactions and used statistical interpolation to divide the probability distribution of that data into four equal areas. Thomas Weisel Partners reviewed the first quartile, the median, the mean and the third quartile of the selected data, which it considered to be the statistically relevant data, and highlighted that analysis in its presentation to Xenogen's board of directors. For purposes of determining relevant ranges of implied values of Xenogen and implied exchange ratios in its comparable transactions analysis, Thomas Weisel Partners further narrowed the focus of its analysis to the ranges implied by the data that it thought most relevant based on its view of relative market positioning of Xenogen's business and prospects in its peer groups versus the market positions of the target companies in the selected comparable transactions in their respective peer groups. In each case, Thomas Weisel Partners multiplied the ratios derived from its analysis by its estimated revenue to calculate the resulting price ranges listed below.

        The following tables set forth the multiples and valuation ranges indicated by this analysis:

	Valuation Multiples Range				Implied Ent. Value
	Low		High		Low	High
					(millions)
Selected Transactions(3)
LTM Revenue—Reagent Comps	2.0	x	3.0	x	$75	$112
LTM Revenue—Instrument Comps	1.9	x	3.5	x	$71	$131
	Implied Eq. Value		Implied Price/Share		Implied Exchange Ratio
	Low	High	Low	High	Low		High
Selected Transactions
LTM Revenue—Reagent Comps	$84	$121	$3.65	$5.25	0.6690	x	0.9628	x
LTM Revenue—Instrument Comps	$80	$140	$3.48	$6.02	0.6394	x	1.1046	x

(3)
Assumes Xenogen's last twelve months revenue as of 9/30/05.

        No company or transaction used in the selected public transactions analyses is identical to Xenogen or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Xenogen, Caliper, and the merger are being compared.

Precedent premiums paid analysis

        Based on public information, Thomas Weisel Partners reviewed the consideration paid in 33 acquisitions announced since January 26, 2001 involving companies in the healthcare instruments industry with transaction values between $50 and $300 million. Thomas Weisel Partners calculated the implied price per share of Xenogen based on premiums paid in these transactions over:

  •
  the stock price of the target company one day prior to the announcement of the acquisition;

  •
  the average stock price of the target company during the one week prior to the announcement of the acquisition; and

  •
  the average stock price of the target company during the one month prior to the announcement of the acquisition.

        The results of this analysis are summarized in the following tables:

	Valuation Range			Implied Ent. Value
	Low		High	Low	High
				(millions)
Premiums Paid
One Day Average-Stock Price	8.1	%-	44.8%	$63	$87
One Week Average-Stock Price	13.6	%-	62.5%	$66	$99
One Month Average-Stock Price	20.7	%-	59.2%	$70	$96
	Implied Eq. Value		Implied Price/Share		Implied Exchange Ratio
	Low	High	Low	High	Low		High
	(millions)
Premiums Paid
One Day Average-Stock Price	$72	$96	$3.12	$4.19	0.5732	x	0.7680	x
One Week Average-Stock Price	$75	$108	$3.28	$4.69	0.6019	x	0.8607	x
One Month Average-Stock Price	$79	$105	$3.46	$4.56	0.6342	x	0.8365	x

        The implied per share values of Xenogen above were each based on a range of multiples of first quartile to third quartile.

Contribution analysis

        Thomas Weisel Partners analyzed the relative contributions of Xenogen and Caliper to the pro forma combined company with respect to revenue, gross profit and EBITDA for the 2005, 2006 and 2007 calendar years, based on Xenogen management estimates and Caliper management estimates as modified by Xenogen management. Thomas Weisel Partners then calculated a per-share valuation for Xenogen based on its percentage contribution to the combined company for each operating metric. This analysis indicated:

  •
  For 2005, an implied contribution by Xenogen to the revenue of the combined company of 30.1%, to the gross profit of the combined company of 26.3% (Xenogen's contribution to 2005 EBITDA was not meaningful because neither Xenogen nor Caliper had positive 2005 estimated EBITDA);

  •
  For 2006, an implied contribution by Xenogen to the revenue of the combined company of 34.3% and to the gross profit of the combined company of 34.8% (Xenogen's contribution to 2006 EBITDA was not meaningful because Xenogen did not have positive 2006 estimated EBITDA); and

  •
  For 2007, an implied contribution by Xenogen to the revenue of the combined company of 38.8%, to the gross profit of the combined company of 41.2% and to the EBITDA of the combined company of 52.2%.

        These contributions translate into per share equity valuations for Xenogen ranging from $2.95 to $4.32 based on revenues, $2.45 to $4.77 based on gross profit, and $7.31 based on EBITDA. These contributions translate into an implied exchange ratio for Xenogen ranging from 0.5407x to 0.7929x based on revenue, 0.4497x to 0.8759x based on gross profit and 1.3415x based on EBITDA. For purposes of translating the implied point value based on EBITDA into a range of values, Thomas Weisel Partners used a range represented by plus or minus 10% of the point value. In arriving at the implied equity value, Thomas Weisel Partners reduced the cash and cash equivalents of Xenogen by the amount needed to reach break-even, since that is the level of cash required to meet financial requirements for continued operations.

        Thomas Weisel Partners also analyzed the relative contributions of Xenogen and Caliper to the pro forma combined company with respect to revenue, gross profit and EBITDA for the 2005, 2006 and 2007 calendar years, based on Xenogen and Caliper published research estimates. Thomas Weisel Partners then calculated a per-share valuation for Xenogen based on its percentage contribution to the combined company for each operating metric. This analysis indicated:

  •
  For 2005, an implied contribution by Xenogen to the revenue of the combined company of 31.2%, to the gross profit of the combined company of 27.3% (Xenogen's contribution to 2005 EBITDA was not meaningful because neither Xenogen nor Caliper had positive 2005 estimated EBITDA);

  •
  For 2006, an implied contribution by Xenogen to the revenue of the combined company of 34.5% and to the gross profit of the combined company of 34.5% (Xenogen's contribution to 2006 EBITDA was not meaningful because Xenogen did not have positive 2006 estimated EBITDA); and

  •
  For 2007, an implied contribution by Xenogen to the revenue of the combined company of 37.9%, to the gross profit of the combined company of 39.5% and to the EBITDA of the combined company of 35.7%.

        These contributions translate into per-share equity valuations for Xenogen ranging from $3.10 to $4.17 based on revenues, $2.58 to $4.45 based on gross profit, and $3.79 based on EBITDA. These contributions translate into an implied exchange ratio for Xenogen ranging from 0.5686x to 0.7650x based on revenue, 0.4734x to 0.8156x based on gross profit and 0.6950x based on EBITDA. For purposes of translating the implied point value based on EBITDA into a range of values, Thomas Weisel Partners used a range represented by plus or minus 10% of the point value. In arriving at the implied equity value, Thomas Weisel Partners reduced the cash and cash equivalents of Xenogen by the amount needed to reach break-even, since that is the level of cash required to meet financial requirements for continued operations

        The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deems material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Xenogen board of directors. In addition, Thomas Weisel Partners may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Xenogen.

        In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Xenogen. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the consideration to be received by Xenogen common stockholders pursuant to the merger agreement, and were provided to the board of directors of Xenogen in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

        As described above, the opinion of Thomas Weisel Partners was among many factors that the board of directors of Xenogen took into consideration in making its determination to approve, and to recommend that the stockholders approve, the merger. Further, the terms of the merger were determined through negotiations between Xenogen and Caliper and were approved by the Xenogen board of directors. Although Thomas Weisel Partners provided advice to Xenogen during the course of these negotiations, the decision to enter into the merger agreement was solely that of the Xenogen board of directors.

        The board of directors of Xenogen retained Thomas Weisel Partners pursuant to an engagement letter dated October 18, 2005. Pursuant to the engagement letter, Xenogen agreed to pay Thomas Weisel Partners (i) a non-refundable cash retainer fee of $50,000, (ii) an opinion fee of $400,000 upon the delivery of the fairness opinion (and an additional opinion fee of $200,000 upon delivery of any subsequent fairness opinion) and (iii) a cash success fee equal to 1.5% of the merger consideration, payable upon the closing of the merger, reduced by the retainer fees and opinion fees. Xenogen has also agreed to indemnify Thomas Weisel Partners and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the United States federal securities laws arising out of its engagement or the merger. The board of directors of Xenogen was aware of this fee structure and took it into account in considering Thomas Weisel Partners' opinion and in approving the merger. In the ordinary course of their business, Thomas Weisel Partners actively trades the equity securities of Xenogen and Caliper for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Thomas Weisel Partners also has acted as an underwriter in connection with offerings of securities of Xenogen and performed various investment banking services for Xenogen.

Accounting Treatment

        The merger will be accounted for as a purchase by Caliper under accounting principles generally accepted in the United States. Under the purchase method of accounting, the assets and liabilities of Xenogen will be recorded, as of the completion of the merger, at their respective fair values and added to those of Caliper. The reported financial condition and results of operations of Caliper issued after completion of the merger will reflect Xenogen's balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Xenogen. Following the completion of the merger, the earnings (loss) of the combined company will reflect purchase accounting adjustments, including in-process research and development charges and increased cost of sales, and amortization and depreciation expense for acquired assets. The balance sheet of the combined company will also reflect purchase accounting adjustments, including adjustments to Xenogen's pre-closing deferred revenue.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a summary of the material U.S. federal income tax consequences of the merger that are generally applicable to holders of Xenogen common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended, which are referred to as the Code, the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions discussed below and the tax consequences of the merger. This discussion does not address all aspects of federal income taxation that may be relevant to a Xenogen stockholder in light of the stockholder's particular circumstances, or to those Xenogen stockholders who are subject to special rules, such as:

  •
  financial institutions and mutual funds;

  •
  banks;

  •
  insurance companies;

  •
  investment companies;

  •
  retirement plans;

  •
  tax-exempt organizations;

  •
  dealers in securities;

  •
  traders in securities that elect to use a mark-to-market method;

  •
  persons that hold their Xenogen common stock as part of a straddle, a hedge against a currency risk or a constructive sale or conversion transaction;

  •
  persons that are or who hold their Xenogen common stock through partnerships or other pass-through entities;

  •
  persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes;

  •
  persons whose functional currency is not the U.S. dollar;

  •
  persons who hold Xenogen stock as qualified small business stock within the meaning of Section 1202 of the Code;

  •
  persons who are subject to the alternative minimum tax provisions of the Code; or

  •
  persons who acquired their Xenogen common stock in connection with stock option or stock purchase plans or in some other compensatory transaction.

        This discussion assumes that Xenogen's stockholders hold their shares of Xenogen common stock as capital assets. In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws. Furthermore, the discussion does not address the tax consequences of transactions effected before, after, or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, transactions in which persons acquired Xenogen common stock or disposed of Caliper shares. Xenogen stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

        It is the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Caliper, and Heller Ehrman LLP, counsel to Xenogen, that, subject to the qualifications set forth herein, the material U.S. federal income tax consequences of the merger are as set forth below. Such tax opinions are based on the assumptions that the merger will be consummated in accordance with the merger agreement as described in this Joint Proxy Statement - Prospectus, that the factual representations contained in the merger agreement and in letters delivered to counsel by Caliper and Xenogen in connection with the tax opinions are true, correct and complete as of the date of the merger agreement and the letters, respectively, and will remain true, correct and complete through the effective time of the merger, that the merger will be consummated in accordance with the merger agreement, the Registration Statement on Form S-4 and the provisions of Delaware law, that the merger will be reported by the parties to the merger agreement for federal and applicable state income tax purposes in a manner consistent with the treatment of the merger as a reorganization within the meaning of U.S. tax laws, and that the opinion of the other party's tax counsel has been delivered and not withdrawn prior to the effective time of the merger. An opinion of counsel only represents counsel's best judgment, and has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues. Neither Caliper nor Xenogen has requested or will request a ruling from the IRS with regard to any of the federal income tax consequences of the merger.

Tax Treatment of Xenogen Stockholders in Merger

        The following U.S. federal income tax consequences will result to Xenogen stockholders who exchange their Xenogen stock for Caliper stock:

  •
  Qualification as a Reorganization.    The merger will be treated as a reorganization within the meaning of Section 368(a) of the United States federal income tax laws.

  •
  No Gain or Loss.    Subject to the discussion below regarding cash received in lieu of fractional shares of Caliper common stock and/or warrants to purchase Caliper common stock, as well as cash received upon exercise of appraisal rights, Xenogen stockholders receiving Caliper common stock and warrants to purchase Caliper common stock in the merger in exchange for Xenogen common stock will not recognize any gain or loss as a result of the receipt of Caliper common stock and warrants to purchase Caliper common stock in the merger.

  •
  Tax Basis and Holding Period.    A Xenogen stockholder's aggregate tax basis in the Caliper common stock and warrants to purchase Caliper common stock, including any fractional shares and/or warrants to purchase Caliper common stock deemed received, as discussed below, will be equal to the aggregate tax basis of the Xenogen common stock surrendered in the exchange. A Xenogen stockholder's holding period for the Caliper common stock and warrants to purchase Caliper common stock received will include the holding period for the Xenogen common stock surrendered in the exchange.

Cash Payments Received in Lieu of Fractional Shares and/or Fractional Warrants.

  •
  Gain or Loss.    Cash payments received by Xenogen stockholders in lieu of fractional shares of Caliper common stock and/or fractional warrants to purchase Caliper common stock will be treated as if such fractional shares and/or fractional warrants to purchase Caliper common stock had been issued in the merger and then redeemed by Caliper. A Xenogen stockholder receiving such cash will generally recognize capital gain or loss with respect to such payment equal to the difference, if any, between such Xenogen stockholder's tax basis in the fractional share and/or fractional warrant to purchase Caliper common stock, and the amount of cash received. The capital gain or loss will be long- term if the holding period for such Xenogen common stock is more than one year as of the date of the exchange.

Cash Payments Received Upon Exercise of Appraisal Rights.

  •
  A Xenogen stockholder who receives cash for all of his, her or its shares of Xenogen common stock pursuant to the exercise of appraisal rights in connection with the merger generally will recognize gain or loss equal to the difference between the tax basis of the shares of Xenogen common stock surrendered and the amount of cash received, except that any cash received that is, or is deemed to be, interest for federal income tax purposes will be taxed as ordinary income. Gain or loss that is not treated as ordinary income will be treated as a capital gain or loss, and any such capital gain or loss will be long-term if the Xenogen stockholder has held such shares of Xenogen common stock for more than one year as of the effective time of the merger.

Tax Treatment of the Entities.

  •
  No Gain or Loss.    No gain or loss will be recognized by Xenogen, Caliper or Caliper Holdings, Inc. as a result of this merger.

        Other relevant tax considerations in connection with the merger include the following:

        Payments in connection with the merger may be subject to "backup withholding" at a 28% rate. Backup withholding generally applies if a holder: (a) fails to furnish his, her or its taxpayer identification number, or TIN, (b) furnishes an incorrect TIN, (c) fails to properly include a reportable interest or dividend payment on his, her or its United States federal income tax return or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding, including corporations, financial institutions and certain foreign stockholders if such foreign stockholders submit a statement, signed under penalties of perjury, attesting to their exempt status. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each Xenogen stockholder should consult such stockholder's own tax advisor as to his, her or its qualification for exemption from backup withholding and the procedure for obtaining such exemption.

        Xenogen stockholders receiving Caliper common stock and warrants to purchase Caliper common stock in the merger should file a statement with their U.S. federal income tax returns for the year in which the merger occurs, setting forth the tax basis in the Xenogen common stock exchanged in the merger and the fair market values of the Caliper common stock and warrants to purchase Caliper common stock received in the merger.

        The preceding discussion is intended only as a summary of the material U.S. federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, Xenogen stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Regulatory Approvals

        Neither Caliper nor Xenogen is aware of any government regulatory approvals required to be obtained with respect to the consummation of the merger, except for filings required under the Hart-Scott Rodino Act, the filing of a certificate of merger with the office of the Secretary of State of the State of Delaware, the filing with the Securities and Exchange Commission of the Registration Statement on Form S-4 registering the shares and warrants to be issued in the merger and of this Joint Proxy Statement - Prospectus which constitutes a part thereof, and compliance with all applicable state securities laws regarding the offering and issuance of the merger shares and warrants. Caliper and Xenogen have made the required filings under the Hart-Scott-Rodino Act with the Department of Justice and the Federal Trade Commission. On March 29, 2006, the waiting period under the Hart-Scott-Rodino Act expired. However, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before or after its completion.

Federal Securities Laws Consequences

        This Joint Proxy Statement - Prospectus does not cover any resales of the Caliper common stock and warrants to be received by the stockholders of Xenogen upon completion of the merger, and no person is authorized to make any use of this Joint Proxy Statement - Prospectus in connection with any such resale.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Recent Share Prices

        Caliper common stock began trading on the Nasdaq National Market under the symbol "CALP" on December 16, 1999. Xenogen common stock began trading on the Nasdaq National Market under the symbol "XGEN" on July 16, 2004.

        The following table sets forth the high and low prices per share of Caliper common stock and Xenogen common stock each as reported on the Nasdaq National Market on February 10, 2006, the last completed trading day prior to the announcement of the merger. The table below also includes the equivalent high and low sales prices per share of Xenogen common stock on that date. These equivalent high and low sales prices per share of Xenogen reflect the fluctuating value of Caliper common stock that Xenogen stockholders would receive in exchange for each share of Xenogen common stock if the merger had been completed on that date, applying the exchange ratio of 0.575 shares of Caliper common stock for each share of Xenogen common stock.

	Caliper Common Stock		Xenogen Common Stock		Xenogen Equivalent Price Per Share(1)
	High	Low	High	Low	High	Low
February 10, 2006	$5.63	$5.32	$2.90	$2.89	$3.23	$3.05

(1)
Does not include the value of the expected 0.223 of a warrant to purchase Caliper common stock to be issued in connection with the merger. The Black-Scholes-Merton value of 0.223 of a warrant estimated as of February 10, 2006 was $0.42.

        Because the market price of Caliper common stock is subject to fluctuation, the market value of the shares of Caliper common stock that holders of Xenogen common will receive in the merger may increase or decrease. Xenogen stockholders are urged to obtain a current market quotation for Caliper common stock.

Dividend Information

        Caliper and Xenogen have never paid cash dividends. If the merger is not consummated, the boards of directors of Caliper and Xenogen presently intend to continue a policy of retaining all earnings to finance the expansion of the companies' respective businesses. Following the merger, it is expected that the board of directors of Caliper will continue the policy of not paying cash dividends in order to retain earnings for reinvestment in the business of the combined companies.

Number of Stockholders

        As of June 30, 2006, Caliper had [297] stockholders of record.

        As of June 30, 2006, Xenogen had [119] stockholders of record.

CALIPER LIFE SCIENCES, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

        The following Unaudited Pro Forma Condensed Combined Consolidated Financial Statements combine the historical consolidated balance sheets and statements of operations of Caliper and Xenogen, giving effect to the merger using the purchase method of accounting. The pro forma combined statement of operations also includes the operations for the year ended December 31, 2005 of NovaScreen, acquired by Caliper on October 3, 2005, for the nine-month period prior to the acquisition that was not included in Caliper's historical statement of operations.

        On February 10, 2006, Caliper entered into a merger agreement among Caliper, Caliper Holdings, Inc., a Delaware corporation and direct wholly owned subsidiary of Caliper, and Xenogen. The merger agreement provides that upon the terms and subject to the conditions set forth in the merger agreement, Xenogen will merge with and into Caliper Holdings, with Caliper Holdings continuing as the surviving corporation and a wholly owned subsidiary of Caliper.

        At the effective time and as a result of the merger, the aggregate consideration to be paid to the stockholders of Xenogen and holders of Xenogen warrants shall consist of approximately 13,200,000 shares of the common stock of Caliper, and warrants to purchase approximately 5,125,000 shares of Caliper common stock, together with cash in lieu of fractional shares of Caliper Common Stock and fractional Caliper Warrants. Not all of these shares and warrants will be issued upon closing as a result of that portion which is subject to the exercise of the Xenogen warrants, the majority of which are likely to remain outstanding beyond closing. It is presently expected that each holder of a Xenogen common share would receive approximately 0.575 of a share of Caliper common stock and approximately 0.223 of a warrant to acquire one Caliper common share. The exchange ratios are subject to adjustment depending upon the number of outstanding shares and warrants to purchase Xenogen common stock at the effective time of the merger, provided that options to purchase Xenogen common stock that are exercised between February 10, 2006 and the closing of the merger will be included in the outstanding shares as if they had been exercised on a "net exercise basis," regardless of the manner in which they are exercised. For a more detailed discussion of the exchange ratios, see "—The Merger—The Merger Agreement—Merger Consideration" on page I-102.

Summary Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data

        The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the three months ended March 31, 2006 and the year ended December 31, 2005 and the Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31, 2006 are based on the historical financial statements of Caliper and Xenogen, after giving effect to the acquisition of Xenogen. The Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the year ended December 31, 2005 is also adjusted to reflect the completed acquisition of NovaScreen on October 3, 2005.

        The Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations are presented as if the combination had taken place on January 1, 2005. It is expected that following the acquisition Caliper will incur additional costs in connection with integrating the operations of the two companies. These initiatives are expected to involve the termination of employees and the elimination of redundant facilities. Plans with respect to these restructuring activities are in the process of being developed. As such, integration-related costs and the related anticipated cost savings are not included in the accompanying Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

        The Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet is presented to give effect to the acquisition as if it occurred on March 31, 2006, combines the balance sheet for Caliper as of March 31, 2006 with the balance sheet of Xenogen as of March 31, 2006 and reflects the allocation of the purchase price to the Xenogen assets acquired and liabilities assumed. Acquired assets and liabilities assumed of NovaScreen were already included in the Caliper historical balance sheet at March 31, 2006 because the acquisition occurred prior to March 31, 2006.

        The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are based on the estimates and assumptions set forth in the accompanying notes to such statements. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements are prepared for illustrative purposes only and are not necessarily indicative of the results that would have been achieved had the transaction been consummated as of the date indicated or that may be achieved in the future.

        The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements should be read in conjunction with the historical financial statements of Caliper included in Caliper's Annual Report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the three months ended March 31, 2006 and also with the historical financial statements of Xenogen included in Xenogen's Annual Report on Form 10-K for the year ended December 31, 2005 and quarterly report on Form 10-Q for the three months ended March 31, 2006.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
as of March 31, 2006

(In thousands)

	Historical Caliper	Historical Xenogen	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash, cash equivalents and marketable securities, including restricted cash	$27,507	$18,310			$45,817
Accounts receivable, net	17,341	6,626			23,967
Other current assets	15,407	6,552			21,959

Total current assets	60,255	31,488			91,743
Property and equipment, net	11,739	2,861			14,600
Intangibles, net	15,569	—	45,999	(e)	61,568
Goodwill	60,866	—	30,666	(e)	91,532
Other assets, including restricted cash	4,799	1,108	(1,469	)(e)	4,438

Total assets	$153,228	$35,457	$75,196		$263,881

Liabilities and Stockholders' Equity
Current liabilities	$29,423	$18,021	$1,381 (5,000 1,769	(e) )(g) (i)	$45,594
Noncurrent liabilities and accrued restructuring	8,189	9,251			17,440

Total liabilities	37,612	27,272	(1,850)		63,034
Stockholders' equity:
Common stock and additional paid-in capital	300,997	200,078	(200,078 85,231	)(f) (e)	386,228
Accumulated deficit and other comprehensive income	(185,381)	(191,893)	191,893	(f)	(185,381)

Total stockholders' equity	115,616	8,185	77,046		200,847

Total liabilities and stockholders' equity	$153,228	$35,457	$75,196		$263,881

(See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements)

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
for the Three Months Ended March 31, 2006

(In thousands, except per share data)

	Historical Caliper	Historical Xenogen	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Product revenue	$14,698	$4,338			$19,036
Service revenue	5,043				5,043
License fees and contract revenue	2,558	4,396			6,954

Total revenue	22,299	8,734			31,033
Costs and expenses:
Cost of product revenue	9,789	2,680	80	(k)	12,549
Cost of service revenue	2,839	—			2,839
Cost of license fees and contract revenue	—	2,656			2,656
Research and development	4,458	1,892	80	(k)	6,430
Selling, general and administrative	8,476	6,808	204	(k)	14,657
			(831	)(i)
Amortization of intangible assets	1,254	367	1,643 (3 (364	(h) )(k) )(k)	2,897
Restructuring charges, net	42				42

Total costs and expenses	26,858	14,403	809		42,070

Operating loss	(4,559)	(5,669)	(809)		(11,037)
Interest and other income, net	244	43			287

Loss before income taxes	(4,315)	(5,626)	(809)		(10,750)
Provision for income taxes	(134)	—			(134)

Net loss	$(4,449)	$(5,626)	$(809)		$(10,884)

Net loss per common share, basic and diluted	$(0.13)				$(0.24)
Weighted average shares used in computing net loss per common share, basic and diluted	33,518		12,084	(j)	45,602

(See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements)

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations
for the Year Ended December 31, 2005

(In thousands, except per share data)

	Historical Caliper(1)	Historical NovaScreen (2)	NovaScreen Pro Forma Adjustments		Adjusted Caliper	Historical Xenogen (1)	Xenogen Pro Forma Adjustments		Pro Forma Combined
Revenue:
Product revenue	$59,565	$46	$(225	)(a)	$59,386	$22,552			$81,938
Service revenue	16,430	5,094	(59	)(a)	21,465				21,465
License fees and contract revenue	11,014	915			11,929	17,113			29,042

Total revenue	87,009	6,055	(284)		92,780	39,665			132,445
Costs and expenses:
Cost of product revenue	40,117	15	(108	)(a)	40,024	14,370	391	(k)	54,785
Cost of service revenue	8,321	2,855	(28	)(a)	11,148	—			11,148
Cost of license fees and contract revenue	—	—	—		—	10,011			10,011
Research and development	17,728	1,065	(11	)(a)	18,782	8,896	391	(k)	28,069
Selling, general and administrative	32,328	1,937	(473	)(b)	33,792	22,210	995	(k)	56,997
Amortization of intangible assets	4,069		1,068	(d)	5,137	2,305	6,571 (528 (1,777	(h) )(k) )(k)	11,708
Restructuring credits, net	(1,005)				(1,005)				(1,005)

Total costs and expenses	101,558	5,872	448		107,878	57,792	6,043		171,713

Operating (loss) income	(14,549)	183	(732)		(15,098)	(18,127)	(6,043)		(39,268)
Interest and other income (expense), net	206	8	(66	)(c)	148	(426)			(278)

Income (loss) before income taxes	(14,343)	191	(798)		(14,950)	(18,553)	(6,043)		(39,546)
(Provision for) benefit from income taxes	(114)	170			56				56

Net income (loss)	$(14,457)	$361	$(798)		$(14,894)	$(18,553)	$(6,043)		$(39,490)

Net loss per common share, basic and diluted	$(0.46)								$(0.91)

Weighted average shares used in computing net loss per common share, basic and diluted	31,313						12,084	(j)	43,397

(1)
Historical audited financial statements as of December 31, 2005

(2)
Historical unaudited financial statements as of September 30, 2005

(See Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements)

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements

Purchase Price Allocation

        The estimated purchase price of $88,081,000 consists of approximately 12,084,000 shares of common stock valued at $71,344,000, warrants to purchase approximately 4,692,000 shares of Caliper common stock valued at $10,350,000, Xenogen's outstanding warrants valued at $3,537,000 and estimated direct transaction costs of $2,850,000. The foregoing Caliper shares and warrants issued upon closing exclude 1,116,000 shares and 433,000 warrants to be issued upon the future exercise of Xenogen warrants that, for purposes of this pro forma presentation, are assumed to remain outstanding upon closing. The purchase price will be allocated to Xenogen's assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The allocation will also take into consideration intangible assets, pre-acquisition contingencies and in-process research and development, if any, acquired at closing. In addition, the assumed allocation of purchase price below does not include potential restructuring charges that may be incurred related to employee terminations and the elimination of redundant facilities. Any remaining unallocated acquisition cost will be considered goodwill. Pre-acquisition contingencies that are settled within one year of the closing may result in further adjustments to recorded goodwill. Caliper is currently gathering the data necessary for determining the fair value of intangible assets, in-process research and development, assets, and liabilities (including deferred revenue).

        The total estimated amount of identifiable intangible assets and goodwill is approximately $45,999,000 and $30,666,000, respectively. The average useful life of identifiable intangible assets is assumed to be seven years. Because the valuation analysis has not been completed, the actual amount of goodwill and identifiable intangible assets and the related average useful life over which the intangible assets are amortized could vary from these assumptions.

        The pro forma components and allocation of the estimated purchase price, based on presumed fair values at March 31, 2006, is as follows (in thousands):

Consideration and direct transaction costs:
Caliper common stock issued	$71,344	(i), (ii)
Caliper warrants issued	10,350	(i), (iii)
Value of Xenogen warrants outstanding at closing	3,537	(i)
Estimated direct transaction costs	2,850	(iv)

Total purchase price	88,081

Preliminary estimate of the allocation of purchase price:
Cash, cash equivalents and marketable securities	$18,310	(v)
Other current assets	13,178	(v)
Other assets	3,969	(v)
Liabilities assumed	(24,041)	(v)
Intangible assets	45,999	(vi)
Goodwill	30,666	(vi),(vii)

Total purchase price	$88,081

Assumptions:

  (i)
  The pro forma presentation takes into consideration Xenogen's outstanding equity as of March 31, 2006. Xenogen's outstanding equity included:

      Common stock—20,451,979 shares issued and outstanding

      Stock options—2,396,958 outstanding options having a weighted average exercise price of $4.26

      Warrants—1,941,921 common stock purchase warrants with exercise prices ranging from $2.91 to $40.75.

  For purposes of the pro forma presentation, it is assumed that all of Xenogen's "in-the-money" stock options are "net exercised" upon closing using $3.89(1) as the implied per share fair market value of Xenogen's common stock. The implied fair market value of Xenogen's common stock is derived from the assumed fair market value of Caliper's common stock, of $5.90, which was based upon the average daily closing price of Caliper's common stock during the period from February 9 to February 15, 2006.

  The pro forma presentation assumes that the Xenogen warrants remain outstanding as of closing. The outstanding warrants were valued using the Black-Scholes-Merton option pricing model. The inputs into the model are as follows: 40.00% volatility, an approximate 4.5% average risk free rate, remaining contractual life and stated exercise prices respective to each issue of warrants, and $3.89(1) implied per share fair market value of Xenogen's common stock. Upon exercise, holders of these warrants will receive shares of Caliper common stock as well as Caliper warrants in accordance with the exchange ratios determined pursuant to the merger consideration formula (see "The Merger Agreement" on page I-102).

  (ii)
  The pro forma presentation reflects the issuance of approximately 12,084,000(2) shares of Caliper's common stock at $5.90 per share. The actual number of shares that are eventually issued may vary as explained in the Summary Section of the Joint Proxy Statement - Prospectus under the subheading "The Merger." In addition, for accounting purposes the eventual share price used to value Caliper's stock may differ from the $5.90 estimate in accordance with certain specified terms described in the merger agreement and in accordance with Statement of Financial Accounting Standards No. 141 (SFAS No. 141), "Business Combinations" and Emerging Issues Task Force No. 99-12, (EITF 99-12), "Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination."

  (iii)
  The pro forma presentation reflects the issuance of approximately 4,692,000(3) warrants to purchase Caliper's common stock, at an exercise price of $6.79 per share in accordance with the certain specified terms described in the merger agreement. The actual number of warrants that are eventually issued may vary as explained in the Summary Section of the Joint Proxy Statement - Prospectus under the subheading "The Merger."

  (iv)
  Estimated direct transaction costs of $2,850,000 to be incurred by Caliper relate principally to investment banking fees, legal, consulting, accounting, regulatory fees and taxes and other miscellaneous direct costs associated with the acquisition. Through March 31, 2006, Caliper has incurred $1,469,000 of costs, of which $1,054,000 is included within accrued expenses as of March 31, 2006.

  (v)
  Assets acquired and liabilities assumed are based on estimated fair values and assumptions as of March 31, 2006, the assumed acquisition date. For purposes of this pro forma presentation, except with respect to Xenogen's deferred revenue (see pro forma adjustment (g) below), recorded book values are assumed to approximate fair values. Actual fair values to be assigned to assets and liabilities will likely differ as of the date of closing of the transaction, and recorded assets and liabilities will likely differ from their recorded values.

  (vi)
  The intangible assets of $45,999,000 that are assumed for purposes of the pro forma presentation are assumed to be amortized over a seven year life on a straight-line basis. This amount represents a preliminary estimate only as Caliper has not completed its valuation assessment of intangible assets. In arriving at this estimate, Caliper first allocated the total purchase price to acquired assets and liabilities as described in pro forma adjustment (v) above, and assumed that 60% of the remaining unallocated purchase price is attributable to intangible assets with the remainder being attributable to goodwill. Acquired intangible assets are expected to primarily relate to developed technology and intellectual property, customer relationships, and acquired contracts and backlog, all being subject to final valuation determination upon completion of the merger including as to whether any charge for in-process research and development may be required. Caliper attributes goodwill that will be recorded to several principal factors including Xenogen's scientific staff and in vivo research experience, Xenogen's sales force and potential cross-selling synergies that are expected to result from its broader presence in academic markets, and the potential of Caliper to generate future economic benefit not otherwise captured in the measurement of Xenogen's developed products, intellectual property, and other identified intangibles.

  (vii)
  In accordance with the provisions of Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets," the estimated excess of purchase consideration over net identifiable assets acquired (the "Goodwill") is not amortized in the accompanying unaudited pro forma condensed combined consolidated financial statements.

    (1)
    Equals the value of Caliper common stock and warrants issuable to Xenogen stockholders calculated as (Caliper per share fair market value of $5.90 * .575 stock exchange ratio) + ($2.21[nc_cad,217]*.223 warrant exchange ratio).

    (2)
    Equals 21,028,000[nc_cad,198] Xenogen shares assumed to be outstanding at closing of multiplied by the .575 stock exchange ratio (includes rounding.)

    (3)
    Equals 21,028,000[nc_cad,198] Xenogen shares assumed to be outstanding at closing of multiplied by the .223 warrant exchange ratio (includes rounding.)

    †
    Represents the estimated value of the Caliper warrants issuable to Xenogen stockholders which were valued using the Black-Scholes-Merton option pricing model. The inputs into the model are as follows: 40.00% volatility, 5 year contractual life, 4.514% risk free rate, $6.79 exercise price, and $5.90 stock price.

    ‡
    Represents the outstanding shares of Xenogen as described in (i) above, plus 607,000 shares of Xenogen that are assumed to be issued and outstanding upon "net exercise" of Xenogen's outstanding stock options using the $3.89(1) implied per share fair market value of Xenogen's common stock.

        Certain amounts in the historical consolidated financial statements of Caliper and Xenogen have been reclassified to conform to the unaudited pro forma condensed combined consolidated financial statement presentation. There were no intercompany transactions between Caliper and Xenogen. Accordingly, pro forma adjustments to eliminate intercompany transactions were not necessary.

Pro Forma Adjustments

        Pro forma adjustments giving effect to the acquisition in the unaudited pro forma condensed consolidated combined financial statements are as follows:

NovaScreen Pro Forma Adjustments

  (a)
  To eliminate intercompany transactions and balances.

  (b)
  To reflect the elimination of legal expenses incurred by NovaScreen during the twelve months ended December 31, 2005 pertaining to its acquisition by Caliper.

  (c)
  To reflect a reduction in interest income earned as a result of the approximate $4.4 million cash payment paid to NovaScreen's stockholders by Caliper, assumed at an annual interest rate of 1.5% for the 12 months ended December 31, 2005.

  (d)
  To reflect the amortization of identifiable intangible assets based upon the estimated timing of the undiscounted cash flows used to value each respective asset over the estimated useful life of the particular intangible asset.

Xenogen Pro Forma Adjustments

  (e)
  To reflect the issuance of common stock and warrants, estimated fair value of intangible assets, goodwill origination and estimated direct transactions costs as part of the purchase consideration of the acquisition.

  (f)
  To eliminate Xenogen stockholders' equity.

  (g)
  To reflect estimated fair value adjustments to the carrying value of Xenogen's deferred revenue in accordance with the provisions of SFAS No. 141, "Business Combinations" and Emerging Issues Task Force Issue No. 01-3, "Accounting in a Business Combination for Deferred Revenue of an Acquiree" (EITF 01-03). As of March 31, 2006, Xenogen has recorded deferred revenue of approximately $9,074,000 which is primarily related to time-based technology licenses and software maintenance contracts. Deferred revenue is recognized when the payments from the customer are received prior to the conclusion of the performance obligations related to the payment, and is recognized upon completion of those performance criteria. EITF 01-03 requires the acquiring entity in a business combination to record deferred revenue only if deferred revenue represents a legal obligation, assumed by the acquiring company, and that the amount assigned to that liability should be based on its fair value at the date of acquisition. This adjustment reflects Caliper's preliminary assessment of the adjustment needed to record deferred revenue at fair value.

  (h)
  To reflect the amortization of identifiable intangible assets on a straight-line basis over a seven year average estimated useful life.

  (i)
  To reflect estimated direct transaction costs to be incurred by Xenogen. Xenogen expects to incur total transaction costs related to financial advisory fees, legal fees and other professional services fees of approximately $2,600,000. Of this amount, Xenogen has incurred approximately $831,000 within selling, general and administrative expenses through March 31, 2006, of which $309,000 is included in accounts payable and accrued expenses as of March 31, 2006. Within the pro forma presentation, Xenogen's transaction expenses are treated as having been expensed in the period(s) preceding the closing of acquisition in accordance with SFAS No. 141.

  (j)
  Shares used in computing net loss per share reflects the issuance of 12,084,000 shares of common stock by Caliper, as of January 1, 2005 as if the transaction had closed on that date for the purpose of pro forma statement of operations. For purposes of net loss per share, the warrants to be issued in the transaction have been excluded from this calculation as their effect would be anti-dilutive.

  (k)
  To eliminate historical amortization of existing intangible assets of Xenogen and reclassify depreciation expense to conform to Caliper's presentation.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of Caliper's Executive Officers and Directors in the Merger

        In considering the recommendation of the Caliper board of directors that the Caliper stockholders vote FOR the issuance of shares and warrants pursuant to the merger agreement, Caliper stockholders should be aware that E. Kevin Hrusovsky, a member of the management and board of directors of Caliper, has interests in the merger that may be different from, or in addition to, the interests of the Caliper stockholders generally. The board of directors of Caliper was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision to approve the merger, the merger agreement and the related transactions.

        E. Kevin Hrusovsky, President and Chief Executive Officer of Caliper, is on both the board of directors of Caliper and the board of directors of Xenogen. Mr. Hrusovsky owns 10,993 shares of Xenogen common stock. As a result, Mr. Hrusovsky will be entitled to receive a portion of the consideration payable in the merger.

Interests of Xenogen's Executive Officers and Directors in the Merger

        In considering the recommendation of the Xenogen board of directors that the Xenogen stockholders vote FOR the adoption of the merger agreement, Xenogen stockholders should be aware that the members of the management and board of directors of Xenogen identified below have interests in the merger that may be different from, or in addition to, the interests of the Xenogen stockholders generally. The board of directors of Xenogen was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision to approve the merger, the merger agreement and the related transactions.

Caliper Management and Board Membership

        E. Kevin Hrusovsky, President and Chief Executive Officer of Caliper, is on both the board of directors of Caliper and the board of directors of Xenogen. Mr. Hrusovsky owns 130,825 shares of Caliper common stock and holds options and restricted stock unit awards to acquire 920,000 shares of Caliper common stock, representing beneficial ownership of      % of Caliper common stock outstanding as of June 30, 2006.

        David W. Carter, currently Chairman and Chief Executive Officer of Xenogen, and Michael F. Bigham, currently a member of the Xenogen board of directors, will be elected to the Caliper board of directors, contingent upon completion of the merger. Upon the effectiveness of their election to the Caliper board of directors, each new director will receive, in addition to the cash compensation paid by Caliper to all of its non-employee directors, an equity award in accordance with the terms of Caliper's existing Non-Employee Directors' Stock Option Plan consisting of an option to purchase 25,000 shares of Caliper common stock, at an exercise price equal to the market value of Caliper's stock at the closing sales price of Caliper stock on the trading day immediately before his election to the Caliper board. These option grants will vest monthly over a five-year period. All members of the board of directors of Caliper are eligible to receive cash compensation and option grants as further set forth under "Chapter Three—Other Information Regarding Caliper—Management—Compensation of Directors."

Severance Arrangements

        Pursuant to a severance agreement between Xenogen and Mr. Carter, if Mr. Carter's employment with Xenogen is terminated by Xenogen as a result of an involuntary termination at any time after the merger and prior to the 12 month anniversary of the merger, Mr. Carter will be entitled to receive $680,000, which is equal to 24 months of his current base salary, and reimbursement of his expenses for continuing health care coverage and the coverage of his dependents or a period ending on the earlier of the date that is 18 months after the date of termination or the date on which he becomes eligible to be covered by the health care plans of another employer.

        Pursuant to a severance agreement between Xenogen and Pamela R. Contag, Ph.D., the President of Xenogen, if Dr. Contag's employment with Xenogen is terminated by Xenogen as a result of an involuntary termination at any time after the merger and prior to the 12 month anniversary of the merger, Dr. Contag will be entitled to receive $487,500, which is equal to 18 months of her current base salary, and reimbursement of her expenses for continuing health care coverage and the coverage of her dependents for a period ending on the earlier of the date that is 18 months after the date of termination or the date on which Dr. Contag becomes eligible to be covered by the health care plans of another employer.

        Pursuant to a change of control severance agreement between Xenogen and Michael J. Sterns, D.V.M., the Chief Business Officer and a Vice President of Xenogen, if (a) Dr. Sterns' employment with Xenogen ends as a result of an involuntary termination at any time after the closing date of the merger and prior to October 1, 2006 or (b) Dr. Sterns' employment with Xenogen terminated as a result of an automatic termination (October 1, 2006 if the termination is without cause and the merger has closed prior to October 1, 2006), Dr. Sterns will be entitled to receive $225,000, which is equal to 9 months of his current base salary, and reimbursement of his expenses for continuing health care coverage and the coverage of his dependents who are covered at the time of the termination under COBRA for a period ending on the earlier of the date that is 9 months after the date of termination or the date on which Dr. Sterns becomes eligible to be covered by the healthcare of another employer.

        Pursuant to the Xenogen Corporation Change of Control Policy, if the employment of any of William A. Albright, Jr., the Chief Financial Officer and Senior Vice President, Finance and Operations, Stanley R. Tanka, Vice President, Finance, Anthony F. Purchio, Ph.D., Chief Scientific Officer and Vice President, Jason M. Brady, Vice President and General Counsel, David DeNola, Vice President of Operations and Bradley Rice, Ph.D, Chief Technology Officer and Vice President is terminated by Xenogen as a result of an involuntary termination at any time after the merger and prior to the 12-month anniversary of the merger, then the terminated employee shall be entitled to receive the severance amount set forth opposite his name below, which is equal to 12 months of such terminated employee's current base salary:

Employee	Severance Amount(1)
William A. Albright, Jr.	$295,000
Stanley R. Tanka	$125,000
Anthony F. Purchio	$285,000
Jason M. Brady	$265,000
David DeNola	$257,250
Bradley Rice, Ph.D.	$250,000

(1)
These severance payments, as well as the severance payments for Mr. Carter, Ms. Contag, and Mr. Sterns described above, will be paid in equal installments in the same amounts as received prior to termination, less applicable withholding and in accordance with Xenogen's standard payroll practices, for the period beginning on the date of termination and ending on March 15 of the year following the year of termination, with last payment equal to the remaining amount of severance payments owed. In addition, all severance payments will be conditioned on the terminated employee's execution of a general release in favor of Xenogen.

        In addition, the terminated employee shall be entitled to receive reimbursement of such terminated employee's expenses for continuing health care coverage and the coverage of his dependents for a period ending on the earlier of the date that is 12 months after the date of termination or the date on which such terminated employee becomes eligible to be covered by the health care plans of another employer.

Indemnification; Directors' and Officers' Insurance

        For a period of six years after the closing of the merger, Caliper has agreed to indemnify the individuals who, on or before the closing of the merger, were officers or directors of Xenogen or its subsidiaries, with respect to all acts or omissions before the closing of the merger by these individuals in these capacities. In addition, Caliper has agreed to maintain in effect the directors' and officers' liability insurance maintained by Xenogen or its subsidiary with respect to claims arising from facts or events that occurred on or prior to the effective time of the merger, covering those persons who are covered by Xenogen's current directors' and officers' liability insurance policy. In lieu of Caliper maintaining such insurance, Xenogen may purchase a six year "tail policy" under its current directors' and officers' liability insurance coverage. Caliper has further agreed to honor all of Xenogen's indemnification agreements in existence prior to the closing of the merger.

Acceleration of Vesting of Stock Options

        Pursuant to Xenogen's stock plans, the vesting of all outstanding Xenogen stock options, including those options held by executive officers and directors of Xenogen, will accelerate in full, effective as of a date determined by Xenogen on or prior to the date of the effective time of the merger. Outstanding Xenogen stock options that are not exercised as of immediately prior to the effective time of the merger will be cancelled.

Security Ownership of Xenogen's Executive Officers and Directors Who Have Interests in the Merger

        As of March 1, 2006, the executive officers and directors of Xenogen, other than Dr. Contag and Dr. Carter, beneficially owned in the aggregate 6,824,335 shares of Xenogen common stock, warrants to purchase 729,975 shares of Xenogen common stock and options to purchase 818,800 shares of Xenogen common stock, representing in the aggregate 41.06% of the outstanding shares of Xenogen common stock as of March 1, 2006. As of March 1, 2006, Dr. Contag, the President of Xenogen, beneficially held 283,570 shares of Xenogen common stock and options to purchase 315,642 shares of Xenogen common stock, representing in the aggregate 2.89% of the outstanding shares of Xenogen common stock as of March 1, 2006, and Dr. Carter, Xenogen's Chief Executive Officer, beneficially held 246,983 shares of Xenogen common stock, warrants to purchase 4,813 shares of Xenogen common stock and options to purchase 313,904 shares of Xenogen common stock, representing 2.73% of the outstanding shares of Xenogen common stock as of March 1, 2006. As of March 1, 2006, there were 20,390,061 shares of Xenogen common stock outstanding. For further detail about the beneficial ownership of these shares, please see "Chapter Four—Other Information Regarding Xenogen—Business of Xenogen—Security Ownership of Certain Beneficial Owners and Management."

THE MERGER AGREEMENT

        The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and attached hereto as Annex A. The merger agreement has been included to provide you with information regarding its terms. You are encouraged to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about us. Such information can be found elsewhere in this Joint Proxy Statement - Prospectus and in the other public filings each of Caliper and Xenogen makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Structure of the Merger

        Under the merger agreement, Xenogen will merge into Caliper Holdings, a wholly owned subsidiary of Caliper, with Caliper Holdings becoming the surviving corporation.

Timing of Closing; Effective Time of the Merger

        Unless Caliper and Xenogen agree otherwise, the closing will occur within two business days after the day on which the last of the conditions set forth in the merger agreement has been satisfied or waived, unless Caliper and Xenogen agree to a different date or the agreement has been terminated prior to such date. Caliper expects that, immediately upon the closing of the merger, the parties will file a certificate of merger with the Secretary of State of Delaware, at which time the merger will be effective.

Merger Consideration

Consideration to Xenogen common stockholders:

        We presently expect that each holder of a Xenogen common share would receive:

  •
  approximately 0.575 of a share of Caliper common stock, and

  •
  approximately 0.223 of a warrant to acquire one Caliper common share at an exercise price of $6.79.

        The final exchange ratios will not be determined until the effective time of the merger, and will be based upon an adjusted number of outstanding Xenogen common shares and the actual number of outstanding warrants to purchase Xenogen common stock at the effective time of the merger. In calculating the number of outstanding Xenogen shares at the time of the merger for the purpose of determining the final exchange ratios, we will make an adjustment to the actual number of Xenogen shares outstanding. This adjustment will be based upon an assumption that any options to purchase Xenogen common stock that are exercised between February 10, 2006, which is the date of the merger agreement, and the closing of the merger were exercised on a "net exercise" basis, even if they are exercised by cash payment of the option exercise price or by other means. Net exercise of an option means that the holder of the option surrenders some of the shares represented by the option in payment of the option exercise price, with the number of shares surrendered equal to the aggregate exercise price of the option divided by the per share value of the underlying stock. This results in a smaller number of shares being issued under the option than would have been the case if the option was exercised by cash payment of the exercise price. This adjustment, by reducing the number of Xenogen shares considered to be outstanding for the purpose of determining the final exchange ratio, will have the effect of increasing the final exchange ratios compared to what they would have been without this adjustment. There will not be any similar adjustment for the outstanding Xenogen warrants assumed in the merger.

        The final stock exchange ratio in the merger will be equal to the quotient obtained by dividing 13,200,000 by the sum of columns (a), (b) and (c) below:

(a)		(b)		(c)
Number of outstanding Xenogen shares immediately prior to closing, other than shares held by Caliper or Xenogen and other than shares issued upon the exercise of Xenogen options between February 10, 2006 and the effective time of the merger.	+	Number of Xenogen shares that would have been issuable upon the net exercise of all Xenogen options that are actually exercised between February 10, 2006 and the effective time of the merger, even if the options were exercised for cash.	+	Number of Xenogen shares issuable upon the exercise of all outstanding Xenogen warrants immediately prior to the effective time of the merger.

        We refer to the sum of columns (a), (b) and (c) in this Joint Proxy Statement - Prospectus as the "fully-diluted Xenogen stock."

        The final warrant exchange ratio for the issuance of Caliper warrants will be equal to the quotient obtained by dividing 5,125,000 by the fully-diluted Xenogen stock.

        Because the fully-diluted Xenogen stock calculation assumes that all Xenogen options actually exercised between February 10, 2006 and the closing of the merger will be exercised on a "net exercise" basis, to the extent that the holders of Xenogen options elect to pay the exercise price of their options in cash rather through a "net exercise," the number of outstanding Xenogen shares and warrants immediately prior to the closing will be greater than the fully-diluted Xenogen stock. In addition, because the exchange ratio for Caliper common stock and the exchange ratio for Caliper warrants will be based on the fully-diluted Xenogen stock number rather than the greater number of Xenogen shares that are actually outstanding immediately prior to the merger, Caliper may eventually issue more than 13,200,000 Caliper shares and more than 5,125,000 warrants to purchase Caliper shares to Xenogen stockholders and holders of outstanding Xenogen warrants. However, to the extent that the exercise price for options actually exercised between February 10, 2006 and the closing of the merger is paid in cash, the combined company will have a larger cash balance following the merger. Although the decision to exercise an option through a "net exercise" process or by paying the exercise price in cash is up to the discretion of the holder of the option, it is expected that most holders of Xenogen options will elect to exercise their options through the "net exercise" process.

        The estimated 13,200,000 shares of common stock and 5,125,000 warrants to purchase shares of Caliper common stock that Caliper will issue in connection with the merger includes the Caliper shares and warrants that would be issued to the holders of outstanding Xenogen warrants upon the timely exercise of these warrants (assuming exercise of the Xenogen warrants prior to the fifth anniversary of the closing of the merger, after which time only Caliper shares would be issuable upon the timely exercise of these warrants). As of June 30, 2006, there were warrants to purchase 1,941,921 shares of Xenogen common stock outstanding. The exercise price required to exercise these warrants is in a range between $2.91 and $40.74, although the holders of these warrants generally have the ability to exercise these warrants on a "net exercise" basis. To the extent that the holders of these outstanding Xenogen warrants elect to exercise their warrants on a "net exercise" basis after the closing of the merger, Caliper will issue fewer Caliper shares and Caliper warrants to such warrant holders.

Sensitivity of Final Exchange Ratios

        As noted above, the final exchange ratios will not be determined until the effective time of the merger. However, for several reasons Caliper does not expect that either (a) or (c) above, or the sum of (a) and (c), in the definition of the fully-diluted Xenogen stock will change in any material amount prior to the effective time of the merger. First, as is typical for transactions of this type, the merger agreement prohibits Xenogen from issuing new shares of stock (other than in connection with the exercise of already outstanding Xenogen options or warrants) or warrants, or from redeeming any outstanding Xenogen securities.

        In addition, if a warrant holder exercises its warrant prior to the effective time of the merger and pays the exercise price under the warrant in cash, the sum of (a) and (c) will be unchanged, because in this type of warrant exercise (a) would increase by the same amount that (c) would decrease. It is also theoretically possible that a warrant holder could "net exercise" its warrants prior to the effective time of the merger. In that case, the sum of (a) and (c) would decrease because (c) would decrease by an amount greater than (a) would increase (especially since the exercise prices of outstanding Xenogen warrants are currently either out-of-the-money or just slightly in-the-money, meaning that a relatively large number of warrant shares would be required to net exercise the warrants). Although this would increase the final exchange ratios and therefore the number of Caliper shares and new Caliper warrants that such warrant holder would receive at the effective time of the merger, both as a former warrant holder and as a holder of Xenogen common shares, Caliper believes that it is unlikely that a holder of outstanding Xenogen warrants would engage in a net exercise of its warrants prior to the effective time of the merger because the warrant holder would thereby give up the opportunity to share in any future appreciation in the price of Caliper's stock over the next four or more years for a larger number of total shares. Because it seems likely that most, if not all, warrant holders will conclude that it is in their economic interest to maintain their outstanding Xenogen warrants and have Caliper assume such warrants in the merger, Caliper believes that it is unlikely that a material number of outstanding warrants will be exercised prior to the effective time of the merger. However, if all outstanding Xenogen warrants were to be net exercised prior to the effective time of the merger, the expected stock exchange ratio would increase to approximately 0.624 and the expected warrant exchange ratio would increase to approximately 0.242.

        Unlike (a) and (c) above in the definition of fully-diluted Xenogen stock, Caliper expects that (b) could change prior to the effective time of the merger, which could have the effect of changing the exchange ratio. Under the terms of the merger agreement, all outstanding Xenogen options that are not exercised prior to the effective time of the merger will be terminated at that time. Accordingly, Caliper expects that any options that are in-the-money at the effective time of the merger will be exercised prior to the closing of the merger. As a result, the number of Xenogen options that are exercised will depend directly upon the share price of Xenogen stock immediately prior to the effective time of the merger. The following table sets forth a range of anticipated share and warrant exchange ratios, assuming that no outstanding Xenogen warrants are net exercised prior to the closing of the merger, based on various assumed share prices of Xenogen's common stock at the time of the merger and assuming the impact of the Xenogen stock price on the desirability of exercising options or letting them expire unexercised.

	Per Share Consideration
Assumed Share Price of Xenogen Common Stock at Effective Time	Number of Caliper Shares to be Received per Xenogen Share	Number of Caliper Warrants to be Received per Xenogen Share
$1.50	0.578	0.224
$2.00	0.577	0.224
$2.50	0.576	0.224
$3.00	0.576	0.223
$3.50	0.575	0.223
$4.00	0.574	0.223
$4.50	0.574	0.223
$5.00	0.573	0.223
$5.50	0.571	0.222

Rationale for New Caliper Warrants

        In negotiating the economic terms of the merger, Caliper and Xenogen included the new warrants to be issued by Caliper as a means of bridging the gap between the Xenogen board of directors' view of the value of Xenogen and the resulting price that the Xenogen board of directors' determined to be in the best interests of Xenogen's stockholders and warrant holders and the price that Caliper's board of directors was willing to pay for Xenogen. The parties believed that the new Caliper warrants would be an effective form of consideration to bridge this gap because it provides Xenogen stockholders and warrant holders with an opportunity to have additional participation in any future increases in the value of Caliper's common stock, if any, following completion of the merger.

Cash in Lieu of Fractional Shares or Warrants

        Caliper will not issue any fractional shares or warrants. In lieu of fractional shares and warrants, Xenogen stockholders will receive cash in an amount equal to the sum of the fractional share amount multiplied by the volume weighted average sale price of a share of Caliper common stock for the ten (10) most recent trading days ending on the second-to-last trading day prior to the effective time of the merger, as reported on the Nasdaq National Market, and the fractional warrant amount multiplied by the value of a Caliper warrant, based on a Black-Scholes-Merton valuation of the warrant at the effective time of the merger.

Examples:

  •
  If you currently own 1,000 shares of Xenogen common stock, then at the effective time of the merger, based upon an assumed stock exchange ratio of approximately 0.575 and an assumed warrant exchange ratio of 0.223, you would receive 575 shares of Caliper common stock, warrants to purchase 223 shares of Caliper common stock, and a check for any resulting fractional share of Caliper common stock and the resulting fractional warrant to purchase a share of Caliper common stock. The value of the stock and warrants that you will receive will fluctuate as the price of Caliper common stock changes prior to the merger.

  •
  On June 30, 2006, the closing price of Caliper common stock on the Nasdaq National Market was [$            ] and the closing price of Xenogen common stock on the Nasdaq National Market was [$            ]. Applying the assumed stock exchange ratio of [            ] and an assumed warrant exchange ratio of [    ] to the Caliper closing price on that date, each holder of Xenogen common stock would be entitled to receive Caliper common stock and a Caliper warrant with a market value of approximately $    for each share of Xenogen common stock. However, the market price for Caliper common stock will change between now and the effective time of the merger. You are urged to obtain current price quotes for Caliper common stock.

Treatment of Xenogen Stock Options

        At the effective time of the merger, all unexercised outstanding options granted by Xenogen to purchase shares of Xenogen common stock will be terminated or cancelled in accordance with the terms of Xenogen's stock plans. Prior to the effective time of the merger, Xenogen will give any notice required by the Xenogen stock plans to holders of options of (1) the acceleration in full of the vesting of such options, if applicable, effective as of a date determined by the Xenogen on or prior to the date of the effective time, (2) the right of each holder of such Xenogen stock options to exercise such Xenogen stock options contingent upon the consummation of the merger, (3) if Xenogen should so elect, in its sole discretion, the right of each holder of Xenogen stock options to exercise such Xenogen stock options, on a net exercise basis, contingent upon the consummation of the merger, and (4) the termination or cancellation upon the closing of the merger of any unexercised Xenogen stock options.

Exchange of Shares

        Promptly after the effective time of the merger, Caliper will provide to each holder of Xenogen stock instructions explaining how to surrender Xenogen stock certificates to Caliper. Holders of Xenogen stock that surrender their certificates to Caliper, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of Xenogen stock will not be entitled to receive any dividends or other distributions payable by Caliper after the closing until their certificates are surrendered.

        Caliper will not issue any fractional shares or warrants. Xenogen stockholders will receive a check in the amount of (1) the fractional share multiplied by the volume weighted average sale price of a share of Caliper common stock for the ten (10) most recent trading days ending on the second-to-last trading day prior to the effective time, as reported on the Nasdaq National Market plus (2) the fractional warrant multiplied by the value of such Caliper warrant at the closing of the merger, based on a Black-Scholes-Merton valuation.

Caliper Board of Directors and Related Matters

        Caliper has agreed to take the necessary corporate actions so that, as of the closing of the merger:

  •
  The size of Caliper's board of directors will be increased from seven to nine; and

  •
  Two nominees of Xenogen, Mr. Michael F. Bigham and Mr. David W. Carter, will become directors of Caliper, one of whom shall be appointed to serve in the class of directors whose term expires at Caliper's 2008 annual stockholder meeting, and the other of whom shall be appointed to serve in the class of directors whose term expires at Caliper's 2009 annual stockholder meeting.

        Biographical information as to each of Messrs. Carter and Bigham is set forth below:

        Michael F. Bigham has served as a member of the Board of Directors of Xenogen since July 2003. Since January 2003, Mr. Bigham has been a director of Abingworth Management, Inc., the U.S. subsidiary of an international life sciences venture capital firm. From December 2000 to March 2004, Mr. Bigham served as Vice Chairman of Corixa Corporation, a publicly-held biotechnology company. From 1996 to December 2000, Mr. Bigham served as President and Chief Executive Officer of Coulter Pharmaceuticals Inc., a publicly-held biotechnology company which was merged into Corixa Corporation in December 2000. From 1988 to 1996, Mr. Bigham was a member of executive management of Gilead Sciences, Inc., a biopharmaceutical company, where he held several positions, most recently as Executive Vice President of Operations. From 1984 to 1988, Mr. Bigham worked at Hambrecht & Quist LLC, a global investment bank, where he became Co-head of Healthcare Investment Banking. Mr. Bigham received a B.S. in Commerce from the University of Virginia and an M.B.A. from the Stanford University Graduate School of Business.

        David W. Carter has served as Chairman of the Board of Directors of Xenogen since November 1997 and as Xenogen's Chief Executive Officer since April 2003. From January 1998 to April 2003, he served as Xenogen's Co-Chief Executive Officer and from May 1997 to November 1997, Mr. Carter was Xenogen's consultant. From 1991 to May 1997, he served as Chairman of the Board, President and Chief Executive Officer of Somatix Therapy Corporation, a publicly-held gene therapy company, which merged with Cell Genesys, Inc. in 1997. Mr. Carter is a director of Cell Genesys, Inc. and ImmunoGen, Inc. Mr. Carter received a B.A. in History and an M.B.A. from Indiana University.

Certain Covenants

        Each of Caliper and Xenogen has undertaken certain covenants in the merger agreement. The following summarizes the most significant of these covenants.

        No Solicitation by Xenogen.    Xenogen has agreed that it and its officers, directors, attorneys, auditors and financial advisers will not take action to solicit or encourage an offer for a "competing proposal." A "competing proposal" is any other proposal or offer to acquire (i) assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, consolidates net income or consolidated assets of Xenogen, or (ii) beneficial ownership (as defined in the Exchange Act) of twenty percent (20%) or more of any class of equity securities of Xenogen, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer, or similar transaction or series of related transactions.

        Restricted actions include engaging in discussions or negotiations with any potential bidder, or disclosing non-public information relating to Xenogen. These actions are permitted in response to an unsolicited bona fide offer so long as prior to doing so, the Xenogen board of directors determines in its good faith judgment that it is required to do so to comply with its fiduciary duty to stockholders, after receiving the advice of outside legal counsel.

        Xenogen must inform Caliper of the identity of any potential bidder and the terms of any offer.

        Xenogen Board of Directors' Covenant to Recommend.    The Xenogen board of directors has agreed to recommend the adoption of the merger agreement to Xenogen's stockholders. However, the Xenogen board of directors may withdraw or modify, or propose to withdraw or modify its recommendation in a manner adverse to Caliper if the Xenogen board of directors concludes in good faith that the board of directors' fiduciary duties require it to do so.

        Caliper Board of Directors' Covenant to Recommend.    The Caliper board of directors has agreed to recommend the approval of the issuance of Caliper common stock and warrants in connection with the merger to Caliper's stockholders.

        Interim Operations of Caliper and Xenogen.    Each of Caliper and Xenogen has undertaken a separate covenant that places restrictions on it until either the effective time of the merger or until the merger agreement is terminated. In general, Xenogen is required to use its commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice and to use its commercially reasonable efforts to preserve intact its business organization and relationships with third parties. Caliper has agreed to use its commercially reasonable efforts to carry on its business in the ordinary course and consistent with past practice.

        The companies have also agreed to some specific restrictions which are subject to exceptions described in the merger agreement. The following table summarizes the most significant of these restrictions, subject to certain exceptions, undertaken by each company and its subsidiaries:

Restriction	Xenogen	Caliper
Amending its organizational documents	*	•
Acquire by merger, consolidation, or otherwise an interest in any corporation, limited liability company or other business	*	•
Issuing or disposing of equity securities, options or other securities convertible into or exercisable for equity securities	*
Splitting, combining or reclassifying its capital stock	*
Declaring, setting aside or paying dividends	*	•
Selling, transferring, or encumbering material properties, facilities, equipment or other assets	*
Amending the terms of any outstanding stock options	*
Making capital expenditures, subject to certain ordinary course exceptions	*
Increasing employee compensation or benefits, except for normal ordinary course increases consistent with past practice, or establishing, adopting, entering into or amending any employee benefit plan	*
Changing its accounting policies	*
Taking any other action that would make any representation or warranty by it untrue in any material respect	*	•

        Reasonable Efforts Covenant.    Caliper and Xenogen have agreed to cooperate with each other and use all commercially reasonable efforts to take all actions and do all things necessary or advisable under the merger agreement and applicable laws to complete the merger and the other transactions contemplated by the merger agreement.

        Indemnification and Insurance of Xenogen Directors and Officers.    For a period of six years after the closing, Caliper has agreed to indemnify the individuals who, on or before the closing of the merger, were officers or directors of Xenogen or its subsidiaries, with respect to all acts or omissions before the closing of the merger by these individuals in these capacities. Caliper has further agreed to honor all of Xenogen's indemnification agreements existing prior to the closing of the merger.

Representations and Warranties

        The merger agreement contains representations and warranties made by Caliper and Xenogen to each other with respect to each party's:

  •
  organization and qualifications to do business in foreign jurisdictions;

  •
  subsidiaries;

  •
  corporate authorization to enter into the merger;

  •
  board consent to the transaction and stockholder votes required to adoption of the merger agreement or the issuance of Caliper shares and warrants pursuant to the merger agreement;

  •
  SEC filings and certain compliance matters;

  •
  governmental approvals required in connection with the merger;

  •
  absence of any breach of organizational documents, law or certain material agreements as a result of the merger;

  •
  capitalization;

  •
  information provided by it for inclusion in this Joint Proxy Statement - Prospectus;

  •
  financial statements;

  •
  absence of certain material changes since a specified balance sheet date;

  •
  intellectual property;

  •
  tax matters;

  •
  finders' or advisors' fees;

  •
  absence of undisclosed material liabilities;

  •
  compliance with laws;

  •
  material permits;

  •
  litigation and product liability;

  •
  restrictions on business activities;

  •
  employee benefits matters;

  •
  labor and employment matters;

  •
  insurance policies;

  •
  environmental matters;

  •
  obligations with respect to, and opinions of, financial advisors engaged in connection with the merger;

  •
  business practices;

  •
  properties and assets; and

  •
  material contracts.

        The representations and warranties in the merger agreement do not survive the closing of the merger.

Conditions to the Completion of the Merger

        Mutual Closing Conditions.    The obligations of Caliper and Xenogen to complete the merger are subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

  •
  approval of the issuance of Caliper stock and warrants pursuant to the merger agreement by the Caliper stockholders;

  •
  adoption of the merger agreement by the Xenogen stockholders;

  •
  absence of legal prohibition on completion of the merger;

  •
  Caliper's registration statement on Form S-4, which includes this Joint Proxy Statement - Prospectus, being effective and not subject to any stop order by the SEC;

  •
  the Caliper common stock and warrants to be issued in the merger shall have been listed on the Nasdaq National Market;

  •
  expiration or termination of the waiting period under the Hart-Scott Rodino Act relating to the merger and the merger agreement; and

  •
  Caliper's and Xenogen's receipt of opinions from their respective counsel that the merger will qualify as a tax-free reorganization.

        Additional Closing Conditions for Xenogen's Benefit.    Xenogen's obligations to complete the merger are subject to the following additional conditions:

  •
  accuracy as of closing of the representations and warranties made by Caliper to the extent specified in the merger agreement;

  •
  performance by Caliper of the obligations required to be performed by it at or prior to closing to the extent specified in the merger agreement; and

  •
  no occurrence of events or circumstances that has or would reasonably be expected to have a material adverse effect on Caliper.

        Additional Closing Conditions for Caliper's Benefit.    Caliper's obligations to complete the merger are subject to the following additional conditions:

  •
  accuracy as of closing of the representations and warranties made by Xenogen to the extent specified in the merger agreement;

  •
  performance by Xenogen of the obligations required to be performed by it at or prior to closing to the extent specified in the merger agreement;

  •
  no occurrence of events or circumstances that has or would reasonably be expected to have a material adverse effect on Xenogen; and

  •
  appraisal rights shall not have been exercised by three or more stockholders holding in the aggregate more than ten percent (10%) of the outstanding voting shares of Xenogen.

Termination of the Merger Agreement

        Right to Terminate.    The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways:

  •
  By the mutual written consent of Caliper and Xenogen.

  •
  By Caliper or Xenogen if:

  (1)
  the merger has not been completed by August 31, 2006, provided that the right to terminate is not available to a party whose failure to fulfill any material obligation under the merger agreement has been a principal cause of, or resulted in, the failure of the merger to have been consummated (provided, however, that either Caliper or Xenogen may extend such date by an additional 90 days if on August 31, 2006 all of the conditions to closing of the merger have been satisfied except that the waiting period under the HSR Act has not expired or terminated);

  (2)
  there is a permanent legal prohibition to completing the merger; or

  (3)
  subject to certain exceptions set forth in the merger agreement, the Caliper stockholders fail to approve the issuance of shares of Caliper common stock and warrants pursuant to the merger agreement or the Xenogen stockholders fail to adopt the merger agreement.

  •
  By Caliper if:

  (1)
  (i) Xenogen's board of directors has withdrawn or adversely modified its recommendation that its stockholders vote in favor of adoption of the merger agreement; (ii) Xenogen's board of directors has recommended to its stockholders that they approve or accept a competing proposal, (iii) Xenogen has materially breached certain of its obligations under the merger agreement, or (iv) a third party has commenced a tender or exchange offer or other transaction constituting a competing proposal and Xenogen has not sent a statement disclosing that Xenogen recommends rejection of such tender or exchange offer to its security holders within a specified time; or

    (2)
    neither Caliper nor Caliper Holdings is in material breach of its obligations under the merger agreement, and if there has been a breach by Xenogen of certain of the representations and warranties of Xenogen in the merger agreement or there has been a breach by Xenogen of its covenants or agreements contained in the merger agreement which would cause the failure of a condition to the closing of the merger and which is not cured or curable with thirty days of written notice to Xenogen of such breach.

  •
  By Xenogen if:

  (1)
  Caliper's board of directors shall have withdrawn or adversely modified its recommendation that the stockholders of Caliper vote in favor of the issuance of shares of Caliper common stock and warrants in the merger;

  (2)
  if Xenogen is not in material breach of its obligations under the merger agreement, and if there has been a breach by Caliper or Caliper Holdings of certain of the representations and warranties of Caliper or Caliper Holdings in the merger agreement, or there has been a breach by Caliper or Caliper Holdings of its covenants or agreements contained in the merger agreement which would cause the failure of a condition to the closing of the merger and which is not cured or curable within thirty days of written notice to Caliper of such breach; or

  (3)
  in order to enter into an acquisition agreement for certain types of competing proposals; provided that the Xenogen board of directors shall have complied with the nonsolicitation covenant and paid the required termination fee.

        If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any party unless such party is, prior to such termination, in breach thereof. However, the provisions of the merger agreement relating to termination fees will continue in effect notwithstanding termination of the merger agreement.

Termination Fees

Termination Fees Payable by Xenogen.

        Xenogen must pay Caliper a termination fee of $3.1 million in cash if the merger agreement is terminated for the following reasons: (1) Caliper terminates the agreement because (i) Xenogen's board of directors has withdrawn or adversely modified its recommendation that its stockholders vote in favor of the Merger, (ii) Xenogen's board of directors has recommended to its stockholders that they approve or accept a competing proposal, (iii) Xenogen has materially breached certain of its obligations under the merger agreement, or (iv) a third party has commenced a tender or exchange offer or other transaction constituting a competing proposal and Xenogen has not sent a statement disclosing that Xenogen recommends rejection of such tender or exchange offer to its security holders within a specified time, or (2) Xenogen terminates the agreement in order to enter into an acquisition agreement for certain types of competing proposals; provided that at the time of termination neither Caliper nor Caliper Holdings is in material breach of the merger agreement.

Termination Fees Payable by Caliper.

        Caliper must pay Xenogen a termination fee of $2.0 million in cash if the merger agreement is terminated by Xenogen because Caliper's board of directors shall have withdrawn or adversely modified its recommendation that the stockholders of Caliper vote in favor of the issuance of shares of Caliper common stock and warrants in the merger; provided that at the time of termination Xenogen is not in material breach of the merger agreement.

Voting Agreements

        All executive officers and directors of Xenogen, together with their affiliates, own as a group approximately    % of the shares of Xenogen common stock entitled to vote at the Xenogen special meeting. A vote of a majority of the outstanding shares of Xenogen common stock is required to adopt the merger agreement.

        The following executive officers, directors and stockholders of Xenogen have entered into voting agreements with Caliper Abingworth Bioventures III A L.P., Abingworth Bioventures III B L.P., Abingworth Bioventures III C L.P., Abingworth Bioventures III Executives L.P., Abingworth Management Ltd., Harvard Private Capital Holdings, Inc., David W. Carter, Michael F. Bigham, Michael R. Eisenson, Chris Jones, William A. Halter, Gregory T. Schiffman, Jason M. Brady, Pamela R. Contag, William A. Albright, Jr., Anthony F. Purchio, Bradley W. Rice, Michael J. Sterns, Stan Tanka and David DeNola. Under the voting agreements each of these executive officers, directors and stockholders has agreed to vote his, her or its shares of Xenogen common stock:

  •
  in favor of the adoption of the merger agreement,

  •
  in favor of the other transactions contemplated by the merger agreement,

  •
  in favor of other matters relating to the consummation of the merger, and

  •
  against any other proposal properly put to a vote of the stockholders of Xenogen that would be reasonably likely to result in or cause a breach of Xenogen's representations and warranties set forth in the merger agreement.

        Holders of an aggregate of    % of the outstanding Xenogen common stock entitled to vote at the Xenogen special meeting have signed voting agreements.

        All executive officers and directors of Caliper, together with their affiliates, own as a group approximately    % of the shares of Caliper common stock entitled to vote at the Caliper annual meeting. A vote of a majority of the total votes cast is required to approve the issuance of shares and warrants pursuant to the merger agreement.

        The following executive officers, directors, and greater than 5% stockholders of Caliper, have entered into voting agreements with Xenogen: Allan Comstock, Daniel Kisner, David Milligan, Kathryn Tunstall, Robert Bishop, Van Billet, E. Kevin Hrusovsky, Thomas Higgins, Stephen Creager, Bruce Bal, Peter McAree, David Manyak and the Berwind Company LLC. Under the voting agreements, each of these executive officers, directors and stockholders has agreed to vote his, her or its shares of Caliper common stock:

  •
  in favor of the issuance of shares of Caliper common stock and warrants to purchase Caliper common stock pursuant to the merger agreement,

  •
  in favor of the other transactions contemplated by the merger agreement,

  •
  in favor of other matters relating to the consummation of the merger, and

  •
  against any other proposal properly put to a vote of the stockholders of Caliper that would be reasonably likely to result in or cause a breach of Caliper's representations and warranties set forth in the merger agreement.

        Holders of an aggregate of    % of the outstanding Caliper common stock entitled to vote at the Caliper special meeting have signed voting agreements.

Other Expenses

        Except as described above, all costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring such costs or expenses, whether or not the merger is consummated; provided that Caliper and Xenogen shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in relation to the printing, mailing and filing of this Joint Proxy Statement - Prospectus and any amendments or supplements thereto and all filing fees payable in connection with filings made under the Hart-Scott Rodino Act and other laws.

Amendments and Waivers

        Any provision of the merger agreement may be amended or waived prior to closing if the amendment or waiver is in writing and signed, in the case of an amendment, by Xenogen and Caliper or, in the case of a waiver, by the party against whom the waiver is to be effective. After the adoption of the merger agreement by the stockholders of Xenogen and the approval of the issuance of shares of Caliper common stock and warrants to purchase Caliper common stock in the merger by the stockholders of Caliper, no amendment or waiver that by law or rule or regulation of the Nasdaq National Market requires further approval by stockholders may be made without the further approval of such stockholders.

Appraisal Rights

        By virtue of Section 262 of the Delaware General Corporation Law, or the DGCL, if holders of Xenogen stock exercise appraisal rights in connection with the merger, any shares of Xenogen stock as to which such appraisal rights are exercised will not be converted into the right to receive shares of Caliper common stock and warrants but instead will be converted into the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to the DGCL.

        THE FOLLOWING SUMMARY OF THE PROVISIONS OF SECTION 262 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262, A COPY OF WHICH IS ATTACHED HERETO AS ANNEX D AND IS INCORPORATED HEREIN BY REFERENCE.

        If the merger is approved by the required vote of Xenogen's stockholders, each holder of Xenogen stock who (1) files written notice with Xenogen of his, her or its intention to exercise his, her or its rights to appraisal of his, her or its shares prior to the Xenogen special meeting and (2) does not vote in favor of adoption of the merger agreement and who follows the procedures set forth in Section 262 will be entitled to have his, her or its Xenogen stock purchased by the surviving corporation for cash at the fair market value of the shares of Xenogen stock. The fair market value of shares of Xenogen stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of Xenogen stock with respect to which holders have perfected their appraisal demand in accordance with Section 262 and have not effectively withdrawn or lost such appraisal rights are referred to in this Joint Proxy Statement - Prospectus as the "dissenting shares."

        Within ten days after the effective date, Xenogen must mail a notice to all stockholders who have complied with 1 and 2 above notifying such stockholders of the effective date. Within 120 days after the effective date such holders of stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, provided such holders may within 60 days of the effective date withdraw their demand for appraisal. Within 120 days of the effective time, the holders of dissenting shares may also, upon written request, receive from the surviving corporation a statement setting forth the aggregate number of shares with respect to which demands for appraisals have been received.

        If any holder of Xenogen stock who demands the appraisal and purchase of his, her or its shares under Section 262 fails to perfect, or effectively withdraws or loses his, her or its right to such purchase, the shares of such holder will be converted into a right to receive a number of shares of Caliper common stock and warrants in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if

  •
  the merger is abandoned;

  •
  the shares are transferred prior to their submission for the required endorsement;

  •
  the dissenting stockholder fails to make a timely written demand for appraisal;

  •
  the dissenting shares are voted in favor of adoption of the merger agreement;

  •
  neither Caliper nor the stockholder files a complaint or intervenes in a pending action within 120 days after mailing of the approval notice; or

  •
  the stockholder delivers to Caliper a written withdrawal of such stockholder's demand for appraisal of his, her or its shares.

        FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS (IN WHICH EVENT A STOCKHOLDER WILL BE ENTITLED TO RECEIVE THE CONSIDERATION RECEIVABLE WITH RESPECT TO SUCH DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT). IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262, XENOGEN STOCKHOLDERS WHO ARE CONSIDERING OBJECTION TO THE MERGER SHOULD CONSULT THEIR OWN LEGAL ADVISORS.

CHAPTER TWO—INFORMATION ABOUT THE MEETINGS AND VOTING

        Caliper's board of directors is using this Joint Proxy Statement - Prospectus to solicit proxies from the holders of Caliper common stock for use at the Caliper annual meeting. Xenogen's board of directors is using this Joint Proxy Statement - Prospectus to solicit proxies from the holders of Xenogen common stock for use at the Xenogen special meeting. We are first mailing this Joint Proxy Statement - Prospectus and accompanying form of proxy to Caliper stockholders on or about                , 2006 and to Xenogen stockholders on or about                 , 2006.

Matters Relating to the Meetings

	Caliper Annual Meeting	Xenogen Special Meeting
Date, Time and Place:	, 2006 10:00 a.m., Eastern Time Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center Boston, MA 02111	, 2006 10:00 a.m., Pacific Time Xenogen Corporation 2061 Challenger Drive Alameda, CA 94501
Purpose of Meeting is to Vote on the Following Items:
	1. the issuance of shares of Caliper common stock and warrants to purchase shares of Caliper common stock pursuant to the merger agreement, described under "Chapter One—The Merger—The Merger Transaction—General" on page I-54;	1. adoption of the merger agreement as described under "Chapter One—The Merger—The Merger Transaction—General";
	2. the adjournment of the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1;	2. adjournment of the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1; and

	3. the amendment to Caliper's certificate of incorporation to increase the number of authorized shares of common stock from 70,000,000 shares to 100,000,000 shares, as described under "Chapter Six—Caliper Annual Meeting Proposals—Item 2—Amendment of Caliper's Certificate of Incorporation" beginning on page VI-1;	3. such other matters as may properly come before the Xenogen meeting, including the approval of any adjournment of the meeting.
4. the re-election of two current Caliper directors to hold office until the 2009 annual meeting;

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5. the ratification of the selection by the Audit Committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of Caliper for its fiscal year ending December 31, 2006; and
6. such other matters as may properly come before the Caliper meeting, including the approval of any adjournment of the meeting.
Record Date:	The record date for shares entitled to vote is July 6, 2006.	The record date for shares entitled to vote is July 6, 2006.
Outstanding Shares Held on Record Date:	As of July 6, 2006, there were [ ] shares of Caliper common stock outstanding.	As of July 6, 2006, there were [ ] shares of Xenogen common stock outstanding.
Shares Entitled to Vote:	Shares entitled to vote are Caliper common stock held at the close of business on the record date, July 6, 2006.	Shares entitled to vote are Xenogen common stock held at the close of business on the record date, July 6, 2006.
	Each share of Caliper common stock that you own entitles you to one vote.	Each share of Xenogen common stock that you own entitles you to one vote.
	Shares held by Caliper in its treasury, if any, are not voted.	Shares held by Xenogen in its treasury, if any, are not voted.
Quorum Requirement:	A quorum of stockholders is necessary to hold a valid meeting.	A quorum of stockholders is necessary to hold a valid meeting.

The presence in person or by proxy at the meeting of holders of shares representing a majority in interest of all stock issued and outstanding and entitled to vote at the meeting is a quorum. Abstentions and broker non-votes count as present for establishing a quorum.
The presence in person or by proxy at the meeting of holders of shares representing at least a majority in interest of the Xenogen common stock issued and outstanding and entitled to vote at the meeting is a quorum. Abstentions and broker non-votes count as present for establishing a quorum.
	A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.	A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

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Outstanding Shares Entitled to Vote and Owned by Caliper and Xenogen Directors, Executive Officers and their Affiliates as of February 28, 2006:
[ ] shares of Caliper common stock outstanding and entitled to vote at the Caliper annual meeting. These shares represent in total approximately [ ]% of the voting power of Caliper's common stock outstanding and entitled to vote at the Caliper meeting.
[ ] shares of Xenogen common stock outstanding and entitled to vote at the Xenogen special meeting. These shares represent in total approximately [ ]% of the voting power of Xenogen's common stock outstanding and entitled to vote at the Xenogen meeting.

Vote Necessary to Approve Caliper and Xenogen Proposals

	Item		Vote Necessary
I.	Merger Proposal	Caliper:
Approval of the issuance of the shares of Caliper common stock and warrants pursuant to the merger agreement described in "Chapter One—The Merger" requires an affirmative vote of a majority of the votes cast. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
Xenogen:
Adoption of the merger agreement described in "Chapter One—The Merger" requires an affirmative vote of a majority of the issued and outstanding shares of Xenogen common stock. Abstentions and broker non-votes will have the effect of a vote against adoption of the merger agreement.
II.	Adjournment of the meeting, if necessary	Caliper:
Approval of the adjournment of Caliper's annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient vote to approve the issuance of the shares of Caliper commons stock and warrants pursuant to the emrger agreement requires the affirmative vote of a majority of the votes cast, regardless of whether a quorum is present. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

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Xenogen:
Approval of the adjournment of Xenogen's special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement requires the affirmative vote of a majority of the votes cast, if a quorum is present. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
III.	Amendment of Caliper's Certificate of Incorporation to Increase the Authorized Shares	Caliper:
The amendment of Caliper's certificate of incorporation as described in "Chapter Six—Caliper Annual Meeting Proposals—Item 2—Amendment of Caliper's ertificate of Incorporation" requires the affirmative vote of a majority of the outstanding stock of Caliper. Abstentions and broker non-votes will have the effect of a vote against approval of the amendment of Caliper's certificate of incorporation.
		Xenogen:	Not Applicable
IV.	Re-election of two current directors to hold office until the 2009 annual meeting	Caliper:
The re-election of two current Caliper directors to Caliper's board as described in "Chapter Six - Caliper Annual Meeting Proposals—Item 3—Election of Directors" requires the affirmative vote of a plurality of the votes cast. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
		Xenogen:	Not Applicable
V.	Ratification of the selection by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm of Caliper	Caliper:
The ratification of the selection by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm of Caliper as described in "Chapter Six m Caliper Annual Meeting Proposals—Item 4—Ratification of Selection of Independent Registered Public Accounting Firm" requires the affirmative vote of a majority of the votes cast. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
		Xenogen:	Not Applicable

Voting

        Voting.    You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

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        Voting instructions are included on your proxy or proxy card. If you properly give your proxy and submit it in time to vote (or vote electronically via the Internet or telephone), one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting. If you mark your proxy "abstain" with respect to any proposal, you will be in effect voting against the proposal. In addition, if you fail to send in your proxy, this, too, will have the same negative effect. If your shares are held in "street name" by a broker, bank or other nominee, the broker cannot vote your shares on any proposal without your instructions. This is a "broker non-vote." A "broker non-vote" with respect to a proposal may have the effect of a vote against that proposal.

How to Vote by Proxy

Caliper	Xenogen
Complete, sign, date and return your proxy card in the enclosed envelope. You may also vote electronically by Internet or telephone if your proxy card so indicates. You are encouraged to vote electronically if you have that option.	Complete, sign, date and return your proxy card in the enclosed envelope. You may also vote by telephone if your proxy card so indicates.

        If you submit your proxy but do not make specific choices, your proxy will follow the board of directors' recommendations and vote your shares:

Caliper		Xenogen
•	"FOR" the issuance of shares of Caliper common stock and warrants in the merger;	•	"FOR" adoption of the merger agreement;
•	"FOR" the adjournment of Caliper's annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient vote to approve the issuance of the shares of Caliper common stock and warrants pursuant to the merger agreement;	•	"FOR" the adjournment of Xenogen's special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of adoption of the merger agreement; and
•	"FOR" the amendment of Caliper's certificate of incorporation to increase the number of authorized shares;	•	In its discretion as to any other business that may properly come before the Xenogen meeting.
•	"FOR" the re-election of two current Caliper directors;
•	"FOR" the ratification of Ernst & Young LLP as the independent registered public accounting firm;
•	"FOR" any proposal by the Caliper board of directors to adjourn the meeting; and
•	In its discretion as to any other business that may properly come before the Caliper meeting.

        Revoking Your Proxy.    You may revoke your proxy before it is voted by:

  •
  submitting a new proxy with a later date,

  •
  submitting a vote electronically via the Internet or by telephone with a later date, if that was how the original vote was submitted,

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  •
  notifying your company's Secretary in writing before the meeting that you have revoked your proxy, or

  •
  voting in person at the meeting.

        Voting in person.    If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, and you are a Caliper stockholder, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on July 6, 2006, the Caliper record date for shares entitled to vote at the annual meeting. If your shares are held in the name of your broker, bank or other nominee, and you are a Xenogen stockholder, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on July 6, 2006, the Xenogen record date for shares entitled to vote at the special meeting.

        People with disabilities.    We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write to the Secretary of your company at least two weeks before your meeting at the number or address under "The Companies" on page I-5.

        Proxy solicitation.    Caliper will pay its own costs, if any, of soliciting proxies. Caliper reserves the right to retain outside agencies for the purpose of soliciting proxies.

        Xenogen will pay its own costs, if any, of soliciting proxies. Xenogen has retained The Altman Group, Inc. to aid in the solicitation of proxies to verify records relating to the solicitations. The Altman Group, Inc. will receive customary fees and expense reimbursement for these services.

        In addition to this mailing, Caliper and Xenogen employees may solicit proxies personally, electronically or by telephone.

        The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

        Do not send in any stock certificates with your proxy.    Caliper will provide instructions for the surrender of stock certificates for Xenogen common stock to Xenogen stockholders immediately following the completion of the merger.

Other Business; Adjournments

        We are not currently aware of any other business to be acted upon at either meeting. Under the laws of Delaware, where Caliper and Xenogen are each incorporated, no business other than procedural matters may be raised at either the Caliper meeting or the Xenogen meeting unless proper notice to the stockholders has been given. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

        Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither Caliper nor Xenogen currently intends to seek an adjournment of their meetings.

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Appraisal Rights

        Holders of Caliper common stock are not entitled to appraisal rights under Delaware law in connection with any matters to be voted on at the special meeting.

        Holders of Xenogen common stock are entitled to appraisal rights under Delaware law in connection with the merger. In order to validly exercise their dissenters' appraisal rights under Delaware law, Xenogen stockholders shall (1) file a written notice with Xenogen prior to the Xenogen special meeting of the stockholder's intent to demand payment for fair value for such holder's shares and (2) not vote such shares in favor of adoption of the merger agreement, as more fully described in "The Merger Agreement—Appraisal Rights." See "Chapter Five—Comparison of Stockholder Rights—Appraisal Rights."

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CHAPTER THREE—OTHER INFORMATION REGARDING CALIPER

BUSINESS OF CALIPER

        Caliper uses core technologies of liquid handling, automation, and LabChip microfluidics to create enabling solutions for the life sciences industry. Caliper is a leader in microfluidic lab-on-a-chip technologies. In October 2005, Caliper acquired NovaScreen Biosciences Corporation, a provider of assay development and screening services for the biotechnology and pharmaceutical industry. Through its acquisition of NovaScreen, Caliper is able to provide a comprehensive range of in vitro products and services.

        Within the life sciences industry Caliper is currently pursuing two major markets: drug discovery and development, and diagnostics. In the drug discovery and development market, Caliper's products and services address many new challenges faced by pharmaceutical companies. These challenges include late-stage drug failures, increased research and development spending yielding fewer new drugs and, more recently, drugs being removed from the market due to unforeseen side effects that were not discovered in pre-launch research and development or clinical trials. Caliper's products help researchers make better choices earlier in their drug discovery process, increase the speed and efficiency of their high-throughput screening efforts, and perform profiling experiments that can identify drug side effects earlier in the drug discovery process. With respect to diagnostics markets, Caliper believes that its LabChip technologies may help reduce the high cost of many diagnostic tests, particularly molecular diagnostic tests, through integration and miniaturization of the various steps required to carry out these tests. Caliper is presently primarily working with collaboration partners in this area, although these projects are still in the feasibility or early development stages.

        Caliper has three channels of distribution for its products: direct to customers, indirect through its international network of distributors, and through partnership channels under its "Caliper Driven" program. Through its direct and indirect channels, Caliper sells complete system solutions developed by Caliper to end customers. The Caliper Driven program is core to Caliper's business strategy and complementary to its direct sales and distribution network activities, as it enables Caliper to extend the commercial potential of its LabChip and advanced liquid handling technologies into new industries and new applications with experienced commercial partners. Under this program, Caliper supplies liquid handling products, microfluidics chips, and other products on an OEM (original equipment manufacturer) basis, and when requested provide product development expertise to its commercial partners, who then typically integrate an application solution and market it to their end customers. In addition, as part of the Caliper Driven program Caliper also provides licenses to its extensive microfluidic patent estate to other companies. Caliper views out-licensing under its Caliper Driven program as a way for it to extend its microfluidics technology into certain application areas that Caliper does not have a present strategic intent to address directly, or that may require the greater technical, marketing or financial resources of a licensing partner in order to obtain a more rapid adoption of Caliper's technology in the particular application area. By using direct and indirect distribution, and out-licensing Caliper's technology under its Caliper Driven program, Caliper seeks to maximize penetration of its products and technologies into the marketplace and position Caliper as a leader in the life sciences tools market.

        Caliper was organized under the laws of the State of Delaware on July 26, 1995. Its principal executive offices are located at 68 Elm Street, Hopkinton, Massachusetts 01748.

New Directors Following the Merger

        Following the merger, the board of directors of Caliper will consist of nine members, including seven of the current Caliper directors plus two nominees of Xenogen. Subject to the completion of the merger, Mr. Michael F. Bigham, currently a director of Xenogen, shall be appointed to serve in the class of directors whose term expires at Caliper's 2008 annual stockholder meeting, and Mr. David W. Carter, currently the Chairman and Chief Executive Officer of Xenogen, shall be appointed to serve in the class of directors whose term expires at Caliper's 2009 annual stockholder meeting.

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CHAPTER FOUR—OTHER INFORMATION REGARDING XENOGEN

BUSINESS OF XENOGEN

        Except as expressly set forth below, the information in this section relates to the business of Xenogen as it is currently conducted without giving effect to the merger.

Business

Overview

        Xenogen sells integrated systems of instruments and equipment, software and reagents to biomedical and biopharmaceutical researchers that Xenogen believes improve the productivity and efficiency of the drug discovery and development process. Using the detection and measurement of photons emitted from cells and animals that Xenogen genetically engineers to emit light, which Xenogen terms "biophotonic imaging," Xenogen's patented and proprietary biophotonic IVIS Imaging Systems, living animal models and research services collectively expedite in vivo data collection and analysis, a critical bottleneck in drug discovery and development. Xenogen's customers use in vivo biophotonic imaging to visually display and quantify a chosen tumor, disease, pathogen, organ or biochemical reaction. Xenogen's products are also used to generate predictive animal models, primarily rats and mice, for preclinical drug discovery and development. Xenogen believes that its products enable Xenogen's pharmaceutical and biotechnology customers to generate higher-quality safety and efficacy data for drug candidates, to accelerate preclinical development and to reduce the development risk of product candidates that enter human clinical development. The sources of Xenogen's revenue are:

  •
  Instruments and related imaging accessories: sales of IVIS Imaging Systems and accessories;

  •
  Recurring license fees: multi-year fees for licenses to Xenogen's biophotonic imaging patents from its commercial customers and access to reagents such as animals and cell lines; and

  •
  Long-term service contracts: custom animal production, animal phenotyping and IVIS service contracts.

        Xenogen manufactures, markets and sells its IVIS Imaging Systems, as well as the reagents - Pathogens and tumor cells, or "Bioware," and light-producing transgenic animals, or "LPTA animal models"—that allow Xenogen's customers performing biopharmaceutical and biomedical research, discovery and development to collect safety, efficacy and other relevant data on therapeutic product candidates. Xenogen's reagent sales are comprised of genetically modified animals (mice and rats), microorganisms and cell lines that are used to characterize the role of genes in the disease process as well as to measure the efficacy of drugs against certain sets of disease indications. Xenogen also provides a wide range of contract research services relating to the production of transgenic animals (in which foreign genes are incorporated) and knockout animals (in which specific genes are functionally disabled). In addition, Xenogen provides custom animal production, phenotyping services and in vivo compound profiling to its customers for the purpose of target validation and compound screening. In addition, Xenogen also provides custom contract research services through the utilization of biophotonic imaging in rodent models. Xenogen's product offerings allow its customers to gather data about biochemical pathways in living animals, the mechanism of action of drug candidates and how well these drug candidates work in living organisms.

        Xenogen was incorporated in California in August 1995 and reincorporated in Delaware in September 2000. Xenogen's shares began trading on the Nasdaq National Market in July 2004. Xenogen's principal executive offices are located at 860 Atlantic Avenue, Alameda, California 94501, and its telephone number is (510) 291-6100. Xenogen's company website address is

http://www.xenogen.com. Information contained in Xenogen's website is not a part of this Joint Proxy Statement - Prospectus.

Market Opportunity

        Xenogen's market consists of pharmaceutical, biotechnology and other entities engaged in biopharmaceutical research, and not-for-profit institutions engaged in biomedical research around the world. In the United States alone, there are over one thousand biotechnology companies, along with a much smaller number of pharmaceutical companies (although fewer in number, typically much larger in terms of resources, size and capitalization) conducting various aspects of biopharmaceutical research. In addition, the United States alone has over 600 academic and not-for-profit institutions engaged in biomedical research.

Biopharmaceutical Research

        In order to identify optimal targets for drug development and to better assess the efficacy and safety of potential drug candidates, biopharmaceutical researchers need to understand the underlying biological processes that contribute to disease pathologies in the context of animal physiology and, ultimately, in humans. In addition, the U.S. Food and Drug Administration, or FDA, will not approve human clinical trials of a potential drug candidate without the submission of animal clinical data demonstrating an acceptable efficacy and/or safety profile of that candidate.

        Although there have been many advances in high-throughput in vitro (referring to tests or reactions taking place outside a living organism) technologies, such as biochemical, gene, protein and cellular assays, these assays are not performed in the context of the whole organism and often have less predictive value for determining the activity of a drug in a human. These types of technologies generally assess only one biological parameter and do so only at a single point in time. Consequently, they do not represent the complex biological systems comprising living organisms and do not reflect or capture any dynamic or interactive changes occurring over time in an individual living organism.

        In contrast, in vivo (referring to tests or reactions taking place inside a living organism) technologies involve the use of intact animal models to test the effects of a drug on, or the role of a gene or protein in, a biological system. To validate a hypothesis concerning the effects of a drug on, or the role of a gene or protein in, a biological system, researchers must test the hypothesis in animal models. In vivo technologies have evolved over time from conventional animal models, to genetically or chemically mutated animals in which specific genes are altered, and more recently to transgenic animals in which a foreign gene of interest has been inserted.

        Although traditionally in vivo technologies are slower and more expensive than in vitro technologies, they often yield more relevant information, because testing of potential drugs in living systems provides information that is more predictive of the biological effect in humans. To assess biological activity in vivo, researchers must collect, process and analyze tissues from different animals at multiple points in time. Tissue analysis alone can often take months to complete. These snapshots in time are combined to generate a model of drug response, but do not allow the researcher to observe real-time dynamic or cascading effects of the drug or disease over time in one animal. The use of different animals to compile these snapshots creates statistical variation in the data generated due to the inherent variability in each animal. In addition, flaws in the data collection process, such as human error, error inherent in the model, inaccurate measurement technology, or manipulation of the test subject, as well as the time consuming nature of this process, limit the predictiveness of in vivo animal models. The in vivo animal models used to test drug targets have remained the same over many decades.

Biomedical Research

        Biomedical researchers in academic and not-for-profit institutions are investing in a diverse range of technologies that facilitate and accelerate their understanding of genes, proteins and pathways in both normal and diseased states. Although a variety of technologies enable researchers to analyze a large number of genes and proteins in parallel, such technologies provide minimal information on the dynamic role that these genes and proteins serve in the living body. Biomedical researchers are seeking complementary in vivo technologies to facilitate a deeper understanding of the potentially complex role that these genes serve in physiology and metabolism. The breadth of the applications for animal imaging is particularly attractive in academia. In addition, academia tends to lead the biopharmaceutical industry in terms of adopting and validating new technology.

        In both biopharmaceutical and biomedical research, the existing in vivo animal models are viewed as a rate-limiting step due to the time involved, the inconsistency of results, and the limited predictive value of the results. Mice and rats have different immune and physiological systems than humans, hence these models often fail to predict human response to therapeutic targets. Consequently, removing the bottleneck requires enabling researchers to follow all stages of disease progression and the subsequent host response that are similar to (and, therefore, predictive of) human biology in a high-throughput manner. The limitations in conventional animal models can be alleviated by collecting higher quality data, specifically quantitative data, spatial information (where in the animal), and temporal analysis (data collected in real-time from the same animal over minutes, days or months).

        Because of the limitations of current in vivo and in vitro assays, researchers have been seeking new technologies that provide physiologically relevant data. Imaging technologies currently under investigation for use in the clinical setting and in drug discovery and development—magnetic resonance imaging (or MRI), positron emission tomography, or PET, X-ray computed tomography, or CT, single photon emission computed tomography, or SPECT, and other optical imaging technologies—generally do not provide high quality functional data, and are not low in cost compared to in vitro assays and conventional animal model assessment mainly due to the cost of equipment and the requirement of sizable teams of technicians with greater skill level to collect and analyze data.

Xenogen's Business

        Xenogen offers products and services that allow researchers to observe in real-time the disease and molecular mechanisms in living intact organisms in a non-invasive manner (generally referred to as "molecular imaging"). Xenogen's products and services allow researchers to focus on those stages of disease progression within animal models that are most predictive of human response. With this information, researchers can follow the spread of a disease, or the effects of a drug, throughout the same animal over time. Xenogen's integrated system of products and services enables biopharmaceutical companies to reduce costs and standardize analytical techniques across four key areas of the drug discovery and development chain: biological screening; pharmacokinetics and absorption, distribution metabolism and excretion, or ADME; safety and toxicological testing; and drug dosage and formulation. According to the Pharmaceutical Research and Manufacturers of America, its member organizations spent approximately $34.5 billion in 2003 on research and development expenditures, and approximately $11 billion of these expenditures were in discovery and preclinical research and development phases. The graphic below depicts the four stages in the drug development process, the stages where in vivo testing occurs and the portion of total research and development spending related to in vivo testing.

        Source: Data based on 2005 report from Pharmaceutical Research and Manufacturers of America.

        Real-time capabilities of biophotonic imaging enable visual observation of mechanisms of action or cascading events within the animal that would not otherwise be detected using conventional animal models. This capability is particularly important in studies where genes are altered by environmental determinants and in studies in which drugs are delivered and effect biological pathways of whole tissues in a manner that cellular systems or other in vitro systems do not. Xenogen believes the combination of genetically modified animals and biophotonic imaging has created more reliable animal models. Transgenic animal models developed for biophotonic imaging are disease-specific and enable analysis of gene expression, protein activity and disease progression. In Xenogen's genetically modified animals, known as "LPTA animal models," the gene for luciferase, which produces a light-emitting enzyme, is present in every cell in the body of the animal but only produces light when that gene is turned on in a specific cell type. In addition to genetically modified animals, Xenogen has modified cells and microorganisms alone to express the luciferase gene, known as "Bioware" products, for tracking and monitoring such cells within an unmodified laboratory animal.

        Increasing the throughput of in vivo animal testing and utilizing it earlier in the drug development cycle may substantially reduce the costs of drug development failures and improve the time to market of successes. For instance, Xenogen believes that implementation of its technology will allow consolidation and acceleration of the target validation, lead optimization and preclinical stages of the drug development process. Likewise, efficacy and toxicity tests can be performed earlier in the drug development cycle to avoid late-stage failures.

        For example, the pictures below demonstrate (at left) the biophotonic image of a tumor growing in a live animal over time and (at right) the quantitative measurement of the relative tumor size as time progresses. This example uses one of Xenogen's tumor cell lines that has been genetically modified to express the luciferase gene (and ultimately, light) known as "Bioware" in an ordinary mouse and imaged using Xenogen's specially designed camera system, known as the "IVIS Imaging System."

        Additionally, through its Xenogen Biosciences Corporation subsidiary, Xenogen offers biopharmaceutical companies and biomedical researchers with animal production and phenotyping services to create both traditional and bioluminescent animal models to test the effects of a drug on, or the role of a gene or protein in, a biological system. Whereas previously biopharmaceutical companies essentially tended to perform all research and development (R&D) in-house, there is a trend in recent years to concentrate the in-house R&D on core competencies and to outsource specific technologies and products to specialized service providers and vendors. As a consequence of this, a large industry segment has formed in recent years to deliver various specialized technologies and services to biopharmaceutical companies. Over the past 16 years, Xenogen Biosciences has offered many of these specialized technologies, including the creation and phenotypic characterization of transgenic and gene knockout animals, in vivo evaluation of compounds at various stages of development, and utilization of biophotonic imaging to perform biodistribution, drug delivery and/or biochemical studies.

        Although, as mentioned above, traditional in vivo animal models are viewed as a rate-limited step, they nonetheless remain a critical element in life sciences research and of the drug discovery and development process. The biopharmaceutical industry currently relies on a limited number of platform technologies for validating the expanding number of drug targets that have emerged from the sequencing of the human genome. The most relied upon technology for target validation within the pharmaceutical industry today is gene knockout technology in concert with comprehensive phenotypic analysis. Genetically engineered mice can be highly informative in the discovery of gene function and pharmaceutical utility of a potential drug target, as well as in the determination of the potential on-target side effects associated with a given target. Aside from whether a gene is a good drug target, genetically engineered animals also provide invaluable models to assess the pharmacology, and increasingly the toxicology, of drug candidates, making them well accepted validation models. Xenogen Biosciences not only has more than a decade's worth of experience in creating and characterizing these types of animal models, but also more than 15 years of experience in creating transgenic animal models, and a history of having produced thousands of unique genetically-modified lines for academic, government and commercial customers.

Products and Services

        Xenogen offers an integrated system of products and services for biopharmaceutical and biomedical researchers that addresses the current limitations of the drug discovery and development process. Xenogen's products include IVIS Imaging Systems, Bioware products and LPTA animal models. The IVIS Imaging Systems work in conjunction with Xenogen's Living Image software to allow researchers to collect, manipulate and display data from its light-producing cells, microorganisms and transgenic animals. Xenogen also provides research and development services for compound screening and profiling in its animal models and for target validation.

IVIS Imaging Systems and Living Image Software

        The IVIS 50, 100, 200 Series and 3D Imaging Systems each include a highly sensitive camera, an ultra-dark box that serves as the imaging chamber and a computer equipped with Xenogen's Living Image Software. The throughput image resolution and analytical capabilities differ by camera to address different end user needs. The original IVIS 100 Series, introduced in 2000, and the IVIS 200 Series, introduced in 2003, each have high-throughput and high-sensitivity, but the IVIS 200 also has integrated fluorescence and bioluminescence capabilities and features, as well as high resolution and topographic analysis. Introduced in 2003, the IVIS 50 Series has lower throughput and less sensitivity than other IVIS models, but is available at a lower price point. The IVIS 3D, commercially launched in September 2005, is a high-sensitivity camera that provides a full three-dimensional diffuse tomographic analysis of bioluminescent light sources in living animals as well as two-dimensional multi-view fluorescent imaging capabilities. In 2006, Xenogen introduced the IVIS Lumina™ Imaging System. The

IVIS Lumina Imaging System is a highly-sensitive system that has integrated fluorescence and bioluminescence capabilities and features. Like Xenogen's IVIS 50 Imaging System, the IVIS Lumina Imaging System is a lower throughput system that will be priced at the lower end of Xenogen's imaging system price range. Xenogen believes the IVIS Lumina Imaging System will have appeal to customers for both in vitro and in vivoimaging. The IVIS Imaging Systems' functional sensitivity is up to 1,000 times greater than PET, for example, has higher throughput than other imaging modalities, and the unique Living Image Software allows one non-technical person to operate the imaging system and examine the data analysis simultaneously. Xenogen offers IVIS Imaging Systems on both a sale and lease basis. Various elements of the hardware and software are covered by claims in several of Xenogen's issued and pending patents.

        In addition, Xenogen offers several options and accessories to expand its IVIS Imaging System workstations, which are sold separately from the imaging systems. Xenogen's standard accessory package includes a calibration unit to ensure the overall performance and accuracy of the light sources used in the system as well as a small animal holding unit. Xenogen also offers an anesthesia accessory package, which is designed to work with all of Xenogen's IVIS Imaging Systems. Xenogen's anesthesia package integrates a gas delivery system into the imaging chamber, so that mice or small animals can be anesthetized when placed in the IVIS Imaging System, thus minimizing gas exposure to lab personnel. Xenogen has pending patent applications claiming many of these accessories.

        Xenogen also offers several extended service plans for its IVIS Imaging Systems. These plans vary based on the level of service desired by the customer and are available on an annual and multi-year basis, and are available in the United States, Asia and Europe. Xenogen's premium service plan includes routine maintenance, 24 × 7 emergency support, 9 × 5 technical support and a technical support response time of less than 24 hours. Xenogen's standard and basic service plans offer maintenance and support, but with longer response times.

Bioware products—Light-Producing Cells and Microorganisms

        Xenogen's Bioware lines of light-producing cells and microorganisms enable researchers to analyze the spread and treatment of cancer and infectious diseases, as well as to study immunology. Xenogen currently offers approximately 25 lines of light-producing microorganisms, including E. coli, Pseudomonas, Salmonella and other gram negative bacteria, as well as Staphylococcus aureus, Streptococcus pneumonia and other gram positive bacteria. Xenogen has also developed approximately 20 tumor cell lines for breast, melanoma and prostate cancer. In addition, Xenogen is able to create custom light-producing microorganisms and tumor cell lines in accordance with the needs of it customers. All of Xenogen's Bioware products are optimized to work with Xenogen's IVIS Imaging Systems.

LPTA Animal Models

        Xenogen's LPTA animal models are pathway-specific model animals that enable researchers to analyze gene expression, protein activity and disease progression. Xenogen currently has over 30 types of commercially available therapeutically-relevant LPTA animal models designed to assist researchers in the areas of metabolic diseases and liver failure, inflammation and drug metabolism. Xenogen is developing and in-licensing other types of LPTA animal models designed to assist researchers in the areas of cardiovascular disease, diabetes, cancer, inflammation, metabolic disease, neurodegenration and toxicity. In addition, Xenogen is able to create customized LPTA animal models in accordance with many customer specifications. All of Xenogen's LPTA animal models are optimized to work with Xenogen's IVIS Imaging Systems.

        The following table summarizes Xenogen's products and services portfolio as of December 31, 2005.

Name	Components/Highlights	Number of Placements, as of December 31, 2005
IVIS Imaging Systems
IVIS 100 Series	CCD camera, imaging chamber, computer with Living Image software, high-resolution monitor, cryogenic refrigeration unit and available with fluorescence option	158
IVIS 50 Series	CCD camera, imaging chamber, computer with Living Image software, high-resolution monitor and thermo-electric cooling unit and available with fluorescence option	42
IVIS 200 Series	CCD camera with five field of view options, integrated fluorescence capabilities, more uniform light collection, patented high-resolution lens	80
IVIS 3D	3-dimensional images are derived from multiple views of one animal from many angles; improved optics, available with fluorescence option and structured light source	5
Accessories	Standard and anesthesia packages	*
Extended Service Plans	Basic, Standard and Premium options	*
Reagents and Animal Models
Bioware products	Lines of light-producing cells and microorganisms:
• 25 lines of microorganisms • 20 tumor cells lines
LPTA Animal Models	Over 20 types of LPTA animal models for areas including:	*
• Oncology; • Inflammation; • Metabolic disease; and • Neuroinflammatory disease

*
This item is available with Xenogen's imaging systems; numbers of placements vary.

        Sales and licensing model.    Use of Xenogen's imaging technology requires a license granting the right to practice under Xenogen's patents. Xenogen typically grants such a license concurrently with the purchase of one or more of its imaging systems. Xenogen offers three forms of licenses:

  •
  individual imaging system license agreements;

  •
  enterprise-wide imaging licenses; and

  •
  academic licenses.

        Xenogen's business model is based on one-time sales of Xenogen's IVIS Imaging Systems and accessories and a recurring revenue stream for a license fee to use its imaging technology. Xenogen may also receive recurring revenue based on sales of Xenogen's LPTA animal models and Bioware products. Commercial customers pay up to $250,000 per year per IVIS Imaging System for a license to practice under Xenogen's patents. A typical commercial license for Xenogen's biophotonic imaging technology runs for three to five years, although these licenses often are renewable annually and no assurances can be given as to the certainty of those renewals for the entire multi-year term of each license agreement. Xenogen also offers enterprise-wide imaging licenses, which are negotiated on a case-by-case basis. Xenogen currently has one such license in place, which expires in 2007 and may be renewed by the customer annually during the term. Xenogen bases it licensing fees both on the size of the company and the number of imaging systems in use within a company. Since Xenogen first began licensing its biophotonic imaging technology in 2000, the majority of Xenogen's customers have extended, and some have expanded, their relationship with Xenogen. Currently, academic customers do not pay a fee for an imaging license used for non-commercial purposes. Xenogen also grants the right to use its light-producing cells and microorganisms and LPTA animal models under an annually renewable license agreement.

Contract Research and Transgenic Animal Services

        Xenogen performs research projects and studies for its customers on a contract basis, including compound profiling and animal model research and development. In addition, Xenogen provides professional services relating to the production of transgenic and gene knockout animals. Xenogen offers a portfolio of transgenic animals (over 2,600 unique lines) for use by researchers in a wide range of research and drug discovery and development areas.

        Most of this work is performed through Xenogen's wholly-owned subsidiary, Xenogen Biosciences Corporation, and entails contracts for which the performance extends over multiple years. For example, Xenogen Biosciences and Pfizer Inc. entered into two separate collaborative research agreements in 2000 and 2001 under which Xenogen received funding from Pfizer to develop a comprehensive mouse phenotyping protocol, to develop and test that protocol on certain genetically engineered mice and to create, house, breed and genotype genetically engineered mice for use in Pfizer's phenotyping program. Both agreements have been extended annually by Pfizer and were renewed in December 2005. Pfizer represented more than 10% of Xenogen's revenue in 2005.

        Through Xenogen Biosciences, Xenogen also offers a comprehensive phenotyping program that includes over 85 standardized and validated bioassays, or challenge assays, designed to profile key physiological pathways associated with various disorders, including allergic diseases, arthritis, cardiovascular diseases, diabetes, immunology/inflammation, neurodegeneration, obesity, osteoporosis, pain, psychiatric disorders, sexual health, and urological disorders. Most importantly, Xenogen Biosciences' proprietary techniques allow Xenogen's scientists to perform multiple assays on a group of animals, maximizing the data set per animal without compromising its integrity, resulting in fewer animals used and less time required.

        In addition, Xenogen has implemented a comprehensive compound profiling program. Xenogen's compound profiling program is designed to confirm primary indications and screen for secondary indications and side effects for preclinical compounds, as well as to discover secondary indications and other effects for later stage compounds and existing therapeutics.

Sales and Marketing

        Direct sales.    Xenogen sells its products and services principally through its direct sales and marketing organization. Xenogen's sales force is organized into three groups related to customer focus: large pharmaceutical companies; biotechnology and other pharmaceutical companies; and academia and research. Xenogen is expanding its direct sales and marketing efforts to include additional regional sales representatives in the U.S. and Europe and additional technical field representatives. Xenogen also has a biology and physics customer service and support team involved in the selling effort. Many of these individuals have Ph.D. degrees in biology, biochemistry or physics, and provide support for the sales and marketing team and provide customer service in the areas of biology and physics. Xenogen generates customer leads through presentations, exhibiting at and attending scientific and partnering meetings, trade shows, publications and advertisements in scientific journals. Xenogen also receives many qualified leads through its website, targeted promotional efforts to strategic accounts and referrals from current customers. Xenogen offers customer support through its internal and field research scientists and business development specialists.

        Distributors.    While Xenogen intends to focus on sales in the United States utilizing its direct sales force, Xenogen believes that certain markets outside the United States are best served by working through local distributors. In January 2003, for example, Xenogen entered into a distribution agreement with SC BioSciences Corporation for the Japanese market. Subsequently, Xenogen entered into distributor agreements and currently have distributors covering Japan, Taiwan, Korea, China, India, Israel, Australia and New Zealand. Xenogen also has a non-exclusive sales agent in Singapore. Under Xenogen's distribution agreements, the distributors will assume responsibility for installation and post-sales support of its imaging systems. Since Xenogen commenced sales of its IVIS Imaging Systems in 2000, sales under these agreements have been limited. In 2005, sales of IVIS Imaging Systems to Xenogen's distributors comprised 18.6% of Xenogen's total sales of IVIS Imaging Systems.

        Marketing agreement.    In January 2000, Xenogen entered into a long-term agreement with Taconic Farms, one of the largest providers of laboratory animals in the world, for joint marketing and distribution of certain transgenic animals with a single luminescence reporter gene compatible with Xenogen's imaging technology. Taconic may sell those animals only to licensees of Xenogen's imaging patents and under limited use agreements. Xenogen granted to Taconic the right to breed, distribute and sell certain LPTA animal models to its customers and Xenogen shares in profits received from their sale. This agreement terminates in January 2010 unless terminated earlier due to a material uncured breach of contract or by mutual agreement.

Research and Product Development

        Xenogen's objective is to continue development of its IVIS Imaging Systems and to increase the number of animal models by leveraging both internal and external research efforts.

        Instrumentation and software.    Xenogen's physics research and development department, in conjunction with its biology product planning group, is responsible for new product and application development. New product concepts for associated hardware are evaluated by Xenogen's physics research and development department, and those chosen are taken from concept through the pre-production prototype stage. This department also works closely with Xenogen's instrumentation department to transition the pre-production prototype to full production, provides initial user support and any required design modifications and develops and provides initial support for new applications of Xenogen's instrumentation until such applications are sufficiently developed for transition to Xenogen's instrumentation department.

        Reagents and Bioware products.    Xenogen's biology product planning group is responsible for determining new animal models to be developed that have value to the pharmaceutical industry, for creating these animal models and for testing these animal models in Xenogen's IVIS Imaging Systems. Xenogen's biology product planning group produces these validated new applications (animal models) from three different sources: Xenogen in-licenses and performs quality control on reagents that have already been made by others for conventional methodologies that complement Xenogen's noninvasive imaging methodology; Xenogen builds and validates proprietary models in its research laboratories; and Xenogen retains rights to animal models made by certain of its customers who use Xenogen's technology. By using these strategies, Xenogen is able to leverage a material amount of research and development expenditures of third parties.

        Research and development infrastructure.    Xenogen has internal legal and scientific expertise for its in-licensing program. Xenogen has biological scientists that work together with Xenogen's physicists and tissue optics experts to create animal models in oncology, inflammation and drug metabolism, cardiovascular disease, metabolic disease and toxicology. Xenogen also employs a technical applications group to interact at the scientific level with its customers to understand and access technology developed in Xenogen's customers' laboratories and to help Xenogen's customers understand new applications that Xenogen has acquired or developed.

        Xenogen spent approximately $11.9 million for research and development in 2003, $12.5 million in 2004 and $8.9 million in 2005. The decrease in 2005 from 2004 was due in part to an overall decrease in allocated stock based compensation expense, decreased research staffing and reduced development relative to 2004 activities associated with the product development of Xenogen's IVIS 3D System.

Instrument Manufacturing, Animal Production and Reagents

Instrument Manufacturing

        Xenogen currently performs the engineering design, prototyping, assembly, quality assurance, installation and service for all of its IVIS Imaging Systems. Xenogen uses OEM providers for the various parts of the imaging systems including the cameras, boxes, certain subassemblies, filters and lenses. Two of these providers, Andor Technology, Ltd. and Spectral Instruments, Inc., provide Xenogen with cameras for all of Xenogen's IVIS Imaging Systems. Under the Andor supply agreement, Andor manufactures and sells to Xenogen a CCD camera and related equipment for use with the IVIS Imaging System 50 Series. The two-year, renewable agreement may be terminated upon a breach by either party, bankruptcy or insolvency or if Andor ceases to manufacture these products. Under the Spectral Instruments supply agreement, Spectral manufactures and sells to Xenogen a CCD camera for Xnoegn's other imaging systems. That agreement was amended in April 2005 and automatically renewed in October 2005 for an additional 12-month period and will continue to renew for additional 12-month periods unless explicitly terminated by either party six months prior to the expiration date or unless there is an uncured breach, bankruptcy or insolvency of either party. The majority of Xenogen's quality assurance process has been automated. Xenogen's instrumentation employees currently are classified as either prototyping and manufacturing or physics and software product development, including administrative and inventory assistance. Xenogen has customary manufacturing design and inventory shipping processes in place to ensure that Xenogen can reliably deliver systems to its customers.

        Xenogen believes its current capacity within manufacturing is sufficient to meet its current and anticipated demand through 2006. Xenogen is in the planning stages for managing its production capacity. If the merger with Caliper is consummated, it is possible that that IVIS Imaging System manufacturing will be relocated from Xenogen's Alameda, California facility.

Animal Production

        Xenogen maintains separate animal vivaria to prevent the spread of disease, which could cause a loss of valuable strains of animals. In addition, those animals most widely used by Xenogen's customers are also housed by two outside vendors, Charles River Laboratories and Taconic. In Cranbury, New Jersey, Xenogen's leased facility includes a large barrier animal vivarium that is certified by the Association for the Assessment and Accreditation of Laboratory Animal Care, or AALAC. In this facility, Xenogen performs animal production and phenotyping. Xenogen ships animals and provides animal services to its customers from this facility. Xenogen has animal resources personnel specially trained in animal care and handling who provide services to Xenogen's customers and its internal scientists.

        Xenogen's Alameda, California facility has one vivarium and a separate animal imaging suite. Xenogen performs breeding and model validation in this facility and has an animal resources program with personnel specially trained in animal care and handling. In 2003, one of Xenogen's animal facilities in Alameda was contaminated by a mouse virus introduced through one of Xenogen's animal vendors. Xenogen closed that facility for decontamination, and transferred its most valuable strains to third party breeders for rederivation so that Xenogen could continue to provide animals to its customers. The decontamination process took approximately three months. Xenogen has moved all of these operations to a new barrier facility to reduce the contamination risk. Similar contamination occurred again in 2005. Neither event represented a loss of revenue, but did affect Xenogen's operational costs by increasing its animal support costs.

        Each facility has individual environmental controls, as well as a veterinary consultant to assist Xenogen in monitoring the health of its animal population.

Reagents

        Xenogen maintains laboratory space in its Alameda facility to create and maintain stocks of its microorganism and cell line reagents. Xenogen has an exclusive supply agreement with Biosynth International, Inc. for the supply of Luciferin, a chemical compound that is introduced into cells and organisms in order to produce bioluminescence, and which Xenogen, and its customers, use with Xenogen's Bioware products and LPTA animal models.

Intellectual Property

        Xenogen has implemented an international patent strategy intended both to provide it with freedom to operate, and to facilitate commercialization of its current and future products. As of March 1, 2006, Xenogen owned fourteen issued U.S. patents and exclusively licensed several other issued and allowed patents. Xenogen also has over twenty additional U.S. patent applications pending. Xenogen also hold non-exclusive licenses to several patents that apply to its current business or that it may incorporate into future products.

        Xenogen believes its extensive patent portfolio presents a significant barrier to entry for the commercial practice of its biophotonic imaging method and production of light-producing transgenic animals. Xenogen's patent portfolio for imaging is built on two foundations: methods, applications and materials relating to the biological aspects of biophotonic imaging; and methods and apparatus relating to the instrumentation aspects of biophotonic imaging. Xenogen's patent portfolio for the production of genetically modified animals is built on a foundation of exclusive and non-exclusive licenses for basic methods of animal production, as well as non-exclusive licenses for additional techniques and approaches that add value and produce specific types of modified animals. Xenogen seeks to maintain, through internal development or in-licensing, patents that encompass its major technology areas, which are aligned with Xenogen's products and services: methods and applications of in vivo biophotonic imaging (technology licenses), imaging system components and computer-implemented methods for image acquisition and analysis (IVIS Imaging Systems and Living Image software), composition and use of transformed cells and organisms for in vivo biophotonic imaging (Bioware products and LPTA animal models), and production of genetically engineered laboratory animals (animal production services and LPTA animal models). In addition to Xenogen's foundational claims for methods of biophotonic imaging, Xenogen's patent portfolio includes issued and pending patent claims for specific applications of biophotonic imaging and a number of areas that Xenogen believes will be valuable to its business, including, by way of example: animal models of disease, transgenic animals useful in drug discovery research, imaging system components and computer-implemented methods for image acquisition and analysis. However, U.S. patents filed since 1995 generally have a term of 20 years from the date of filing. In the life sciences industry, it often takes several years from the date of filing of a patent application to the date of a patent issuance, often resulting in a shortened period of patent protection, which may adversely affect Xenogen's ability to exclude competitors from its markets.

        Xenogen licenses from third parties several patents that are important to its business. Xenogen's core imaging patents and related applications are licensed from Stanford University on an exclusive basis. The license is worldwide, royalty-bearing and includes the right to grant sublicenses. The term of this license is for the life of the patents resulting from the applications, which do not begin to expire until 2015. One of the patents that Xenogen has licensed from Stanford covering Xenogen's method of in vivobiophotonic imaging was subject to a re-examination proceeding before the U.S. Patent and Trademark Office. The re-examination concluded in 2004, and the Patent and Trademark Office issued a re-examination certificate for that patent with slightly narrowed claims. Such narrowed claims do not affect Xenogen's current licenses or business. In connection with Xenogen's patent infringement lawsuit with AntiCancer, Inc., AntiCancer is seeking to judgment to have this patent declared invalid. For a description of Xenogen's litigation with AntiCancer, see "Part I, Item 3. Legal Proceedings." Xenogen is currently discussing with Stanford the scope of products that it sells which are subject to the royalty provisions of Xenogen's Stanford license agreement. As a result of these discussions, Xenogen may amend the license agreement to change the royalties it pays to Stanford for future product sales. The amendment may also include the payment of back royalties to Stanford for products Xenogen has already sold. Xenogen has not discussed with Stanford the specific terms and conditions of an amendment or the amount of any back royalty payments nor has Stanford made a demand for a payment of a specific back royalty amount. Accordingly, Xenogen has not accrued for any such payments in Xenogen's financial statements. If back royalties are owed to Stanford, Xenogen does not believe that they would exceed $393,000 for products sales through March 31, 2006. Xenogen does not believe its owes Stanford any back royalties under the license agreement for prior product sales.

        The right to use the specific luciferase gene in Xenogen's LPTA animal models and certain of its Bioware products is licensed from Promega Corporation and The Regents of the University of California under non-exclusive, royalty-bearing licenses. The Promega agreement runs through the life of the subject patent, which expires in 2014. Promega, however, may terminate the agreement for breach of contract and Xenogen may terminate the contract in the event that it no longer uses the luciferase gene. The Regents agreement runs through the life of those subject patents, which expire in 2013; however, The Regents may terminate the agreement for breach of contract or failure to sufficiently commercialize luciferase-bearing products, and Xenogen may terminate in the event it no longer use luciferase.

        Xenogen's patent relating to the production of transgenic animals (through pronuclear microinjection techniques) is licensed from Ohio University. This license was granted on an exclusive basis, is royalty-bearing and includes the right to grant sublicenses. The term of the license is for the life of the patent, which is due to expire in late 2006. Xenogen's patents relating to the production of genetically-engineered animals by using gene-targeting methods have been licensed from Medarex, Inc. (successor-in-interest to GenPharm International, Inc.) since 1991. This license is non-exclusive, royalty-bearing and worldwide. Other financial terms include a license issue fee, an annual fee (creditable against earned royalties due) and a milestone fee in the event the FDA approves a pharmaceutical product that includes a product produced through practice under the licensed patents. As further consideration, Medarex received a royalty-bearing cross-license to practice under the patent Xenogen has licensed from Ohio University. The term of this license is for the life of the licensed patents, which are set to expire in 2014.

        Xenogen has applied for, and received, registration of several trademarks in the U.S. and in foreign markets where its products are sold, including its logo, IVIS, LIVING IMAGE, LPTA, BIOWARE and XENOGEN.

Competition

        Xenogen's primary competition is from traditional in vivo animal models. While numerous technologies for animal analyses exist, Xenogen believes it is the only company to offer an integrated system of equipment, software and reagents for the biophotonic imaging of animals. Although Xenogen believes that it has significant intellectual property protection to prevent others from developing competing integrated products, there are other manufacturers of similar individual technologies.

        Light-producing animal models.    There are approximately 300 light-producing animal models currently used in conventional applications, many of which can be used in Xenogen's IVIS Imaging Systems. Producers of these models, generally biomedical researchers at not-for-profit institutions, would require one or more licenses from Xenogen and third parties to commercialize these models for biophotonic imaging. Consequently, these models comprise a sizable pool of potential in-licensing candidates for Xenogen.

        Imaging.    Xenogen competes with conventional molecular imaging technologies including clinical imaging modalities, such as PET, MRI, x-ray CT and SPECT, which utilize the penetrating radiation of positrons, radio waves, x-rays and gamma rays. Most of these technologies require trained teams of technicians to operate and are subject to complications resulting from high signal-to-noise ratios caused by penetrating multiple layers of tissue. In addition, some are limited by the need for radioactivity and concomitant shielding, storage and disposal issues and others image anatomy, rather than gene expression. By comparison, Xenogen's in vivo bioluminescent imaging technique involves an optical imaging approach where light originates internally, greatly enhancing visualization and reducing noise, and does not require the use of specially trained technicians or radioactive substances. Compared to these other imaging technologies in which one animal is imaged over time, Xenogen has an imaging methodology that allows for relatively high-throughput protocols and data collection.

        Biophotonic cameras.    Several companies sell highly sensitive cameras capable of biophotonic imaging, including Eastman Kodak Company, Berthold Detection Systems GmbH, Hamamatsu Photonics, K.K., Olympus Corporation and Roper Scientific, Inc. in addition to several privately-held companies. While these cameras have similar features and imaging capabilities to Xenogen's IVIS Imaging Systems, none of those companies have the right to sell their cameras for applications claimed by Xenogen's patents.

        Light-producing reagents.    Xenogen's competitors who develop light-producing reagents used in animal models include major companies such as GE Healthcare Discovery Systems and Invitrogen Corporation. Xenogen has agreements in place with Promega Corporation and The Regents of the University of California, under which Xenogen non-exclusively sublicense several patents on a royalty-bearing basis for use of a modified firefly luciferase gene in living organisms, such as Xenogen's LPTA animal models and certain of its Bioware products. Other companies must obtain similar licenses from those two entities in order to use that gene as a tagging reagent in animal models for commercial purposes. Other companies can, however, create animal models using alternative technologies that do not contain luciferase.

        In vivo animal analysis.    Xenogen also competes with companies that conduct in vivo animal analysis, including Lexicon Genetics and Exelixis, Inc. Lexicon uses animal models based on knockout mice technology, whereas Exelixis uses other organisms, such as fruit flies, zebra fish, worms and yeast. Both companies, however, primarily focus on developing their own pipeline of therapeutic products, rather than providing in vivo animal products and services to third parties. Other companies that conduct in vivo animal analysis include Artemis Pharmaceuticals, genOway, Ozgene Pty Ltd and ingenious Targeting Laboratory, Inc. Xenogen believes that its animal models in combination with biophotonic imaging technology allow for more predictive data. Additionally and in contrast to

Xenogen, none of these companies offers a complete package of instrumentation and reagents for use in preclinical development.

        In silico analysis.    In addition to companies that perform in vivo animal analysis, Xenogen also competes with companies that conduct in vitro analysis, including Predix Pharmaceuticals, formerly Physiome Sciences, Scimagix, Gene Logic Inc. and Entelos. Each of these companies offers in silico, or in computer, technology that enables large-scale computer models of human disease. While in silico technologies have helped accelerate the drug discovery process, these technologies generally assess only one biological parameter and, consequently, they are not representative of the complex biological systems present in humans. As a result, the information generated has limited predictive value.

        Although Xenogen believes that its integrated system of instruments and equipment, software and reagents improve the productivity and efficiency of drug discovery and development, the up-front costs and licensing fees associated with its products make their use generally more expensive than conventional technologies for in vivo testing.

        Phenotyping.    Although many pharmaceutical companies perform these efforts internally, there are a small number of companies that offer phenotypic analysis of animal models on a fee-for-service basis, including Jackson Laboratories, MDS, Inc., PsychoGenics, Inc., Charles River Laboratories, and RIKEN Yokahama Institute-Genomic Sciences Center. However, Xenogen believes that Xenogen Biosciences offers greater breadth and scope of pharmacologically-validated bioassays and challenge assays. Additionally, Xenogen believes that the proprietary nature of Xenogen Biosciences' phenotyping program services presents customers with services that use fewer mice, and therefore are more cost-efficient, than those offered by competitors or those available to large pharmaceutical companies from in-house staffs.

        In vivo compound profiling analysis.    In addition to those competitors that conduct therapeutically-focused or comprehensive phenotypic analysis of genetically-modified animal models, there are other companies that have developed scientific platforms for the in vivo characterization of lead compounds, drug development candidates and/or clinical development candidates. This chemical characterization platform is known by various designations, but primarily as compound/drug repositioning, repurposing and/or indications discovery. Competitors in the in vivo chemical characterization space consist of those that focus primarily in one or a few therapeutic areas, such as Sention, Inc., Vela Pharmaceuticals, Inc., Bionaut Pharmaceuticals Inc., ChemGenex Therapeutics Inc., and CombinatoRx Inc., and those that have designed and validated comprehensive programs, such as Gene Logic Inc., Vanda Pharmaceuticals and Melior Discovery, Inc.

Government Regulation

        Xenogen's IVIS Imaging Systems and reagents are not regulated by any governmental agency. Xenogen's line of business associated with animal production, however, may, in the future, be subject to various laws and regulations regarding the treatment of animals if the federal Animal Welfare Act, or AWA, is amended. The AWA does not currently apply to rats of the genus Rattus or mice of the genus Mus, bred for use in research, and consequently, Xenogen is not currently required to be in compliance with the AWA. Where applicable, the AWA imposes a wide variety of specific requirements on producers and users of research animals, including requirements related to personnel, facilities, sanitation, cage size, feeding, watering and shipping conditions. Although the AWA does not currently apply to Xenogen's animal production business, Xenogen has voluntarily sought and received accreditation by the Association for Assessment and Accreditation of Laboratory Animal Care International, or AAALAC, which sets industry standards for care and treatment of animals used in research. In the event that the AWA is amended to include mice or rats within the scope of regulated animals, and consequently, Xenogen's animal production business, Xenogen believes compliance with such regulations would require it to modify its current practices and procedures, which could require significant financial and management resources. Xenogen is not currently aware of legislation pending before the U.S. Congress to amend the AWA to cover the mice or rats used by Xenogen. In addition, some states have their own regulations, including general anti-cruelty legislation, which establishes certain standards in handling animals. With respect to the products and services Xenogen provides overseas, Xenogen also has to comply with foreign laws, such as the European Convention for the Protection of Animals During International Transport and other anti-cruelty laws. The Council of Europe is presently considering proposals to more stringently regulate animal research.

        Many of Xenogen's pharmaceutical and biotechnology licensees employ Xenogen's technology to develop preclinical animal data on therapeutic products in development that may be submitted to governmental agencies as part of a regulatory application to commence human clinical testing or to commercialize their products. To date, preclinical data collected using Xenogen's technology has been submitted by one of Xenogen's clients and accepted by the FDA to support commencement of clinical trials. Currently, none of Xenogen's clients has obtained regulatory approval for a therapeutic product based, in part, on data collected using Xenogen's technology. There can be no assurance that the FDA or other regulatory agencies will continue to accept preclinical data collected using Xenogen's technology and submitted as part of an application to support initiation of clinical trials, or that such data can or will be used to support regulatory approval to commercialize therapeutic products.

        Additionally, exports of Xenogen's IVIS Imaging Systems and biological reagents to foreign customers and distributors are governed by the International Traffic in Arms Regulations, the Export Administration Regulations, the Patriot Act and the Bioterrorism Safety Act. Although these laws and regulations do not restrict Xenogen's present foreign sales programs, there can be no assurance that future changes to these regulatory regimes will not affect or limit Xenogen's foreign sales.

        Xenogen's research and development activities involve the controlled use of hazardous materials and chemicals. Xenogen is subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although Xenogen believes that its safety procedures for handling and disposing of such materials comply with state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, Xenogen could be held liable for any damages that result and any liability could exceed its resources.

Employees

        At June 30, 2006, Xenogen had a total of [156] full-time employees. None of Xenogen's employees are represented by a collective bargaining agreement, and Xenogen has never experienced any work stoppage. Xenogen believes that its employee relations are good.

Seasonality

        In general, Xenogen's revenue is subject to seasonal variations. Xenogen's customers are from the biomedical research community and the biopharmaceutical industry, and Xenogen's revenue recognition is closely tied to the timing of their budget cycles. In the biomedical research community, grant proposals are due in October, February and June with funds delivered the following June, October and March, respectively. Xenogen recognizes most of its revenue from sales to biomedical institutions when Xenogen installs cameras, which, due to the grant cycle, usually occur in the second and fourth quarters. In the biopharmaceutical industry, traditionally, there are two decision-making cycles: one in January or July when budgets are planned, and the second in November or December when appropriated funds must be spent or returned to the general budget. As a result, agreements are commonly entered into in the second and fourth quarters, which follow the beginning of the budget cycle. Therefore, historically Xenogen's revenue is elevated in the second and fourth quarters as compared to the first and third quarters. Xenogen generally also sees a decrease in the third quarter due to vacation schedules in the summer, especially with respect to its European and academic customers.

Where You Can Find More Information

        Xenogen files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You can inspect and copy Xenogen's reports, proxy statements, and other information filed with the SEC at the offices of the SEC's Public Reference Room located in Room 1580, 100 F Street, NE, Washington, D.C. 20549-0102. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. The SEC also maintains an Internet website at http://www.sec.gov where you can obtain most of Xenogen's SEC filings. In addition, you can obtain copies of these reports by contacting Xenogen's investor relations department at 510-291-6100.

Properties

        Xenogen's principal administrative and research and development activities are located in Alameda, California. Xenogen currently leases and occupies a total of approximately 184,692 square feet in three locations. Xenogen's facilities currently include (i) a 25,596 square foot combined office, wet laboratory, vivarium and light manufacturing space located at 860 Atlantic Avenue in Alameda, California under a lease that expires in August 2006, (ii) a 35,798 square foot combined office, wet laboratory, vivarium and light manufacturing space located at 2061 Challenger Drive in Alameda, California under a lease that expires in February 2011, (iii) a 40,498 square foot facility located at 850 Marina Village Parkway in Alameda, California under a lease that expires in February 2011, (iv) a 57,800 square foot facility in Cranbury, New Jersey that includes a combined office, wet laboratory, vivarium and expansion space under a lease that expires in October 2009, and (v) a 25,000 square foot facility of combined office, wet laboratory, vivarium and expansion space in St. Louis, Missouri, which is currently unoccupied and which Xenogen intends to sublet, under a lease that expires in May 2010. Xenogen believes that it has adequate space to accommodate its business plans for its current needs.

        Xenogen's facilities plan in Alameda, California includes building-out its facility at 850 Marina Village Parkway for combined office, wet laboratory, vivarium and light manufacturing space and vacating the facility at 860 Atlantic Avenue by the lease expiration date. As of May 1, 2006, Xenogen has not commenced construction on the interior of its facility at 850 Marina Village Parkway. In connection with the merger agreement between Xenogen and Caliper, Xenogen agreed with Caliper to try to obtain an extension of the term of Xenogen's lease for 860 Atlantic Avenue and, to the extent practicable and permitted under Xenogen's lease for 850 Marina Village Parkway, delay construction on its facility at 850 Marina Village Parkway in exchange for certain reimbursement and indemnification obligations by Caliper in the event the merger is not consummated. On March 15, 2006, Xenogen signed Amendment No. 7 to its 860 Atlantic Avenue lease agreement providing Xenogen with a lease extension until August 31, 2006 with an option to renew until December 31, 2006 and a right to terminate the lease term early after April 30, 2006 upon 60 days prior written notice. If the merger with Caliper is consummated, Xenogen may consolidate its operations in Alameda, California to its facility at 2061 Challenger Drive and attempt to sublease all or a portion of its facility at 850 Marina Village Parkway.

Legal Proceedings

        Xenogen was named as a co-defendant in a lawsuit filed on August 9, 2001 in the Superior Court of California, County of San Diego, Case No. GIC 772297, by plaintiff AntiCancer. The complaint sought unspecified damages and contained five causes of action against Xenogen, all of which are based on alleged false statements regarding plaintiff and plaintiff's technology, including trade libel, defamation, intentional interference with contract, intentional interference with prospective economic advantage and unfair competition. On March 30, 2006, Xenogen signed a Settlement Agreement and

Mutual General Release with AntiCancer pursuant to which AntiCancer released Xenogen from all claims relating to this lawsuit and agreed to dismiss, with prejudice, the complaint filed with the court in exchange for a one-time, $1 million cash payment. Xenogen paid the $1 million to AntiCancer on April 3, 2006 and the complaint was dismissed on April 7, 2006. This settlement does not affect the patent infringement lawsuit described below.

        On March 7, 2005, AntiCancer filed a lawsuit against Xenogen in the U.S. District Court for the Southern District of California alleging infringement of five patents of AntiCancer. The complaint seeks damages and injunctive relief against the alleged infringement. On March 29, 2005, AntiCancer amended its complaint to include an additional claim seeking a judgment that one of Xenogen's imaging patents, 5,650,135, is invalid. On May 10, 2005, Xenogen filed its answer to AntiCancer's amended complaint. Xenogen denied all of AntiCancer's allegations and asserted various affirmative defenses, including its position that AntiCancer's patents, including some of the patents cited in its complaint, and patent claims relating to in vivo imaging of fluorescence are invalid. Xenogen is vigorously defending itself against AntiCancer's claims and believes AntiCancer's complaint is without merit. Concurrent with filing its answer to AntiCancer's complaint, Xenogen filed its own counterclaims against AntiCancer. Xenogen's counterclaims allege that AntiCancer infringes two of its U.S. patents, 5,650,135 and 6,649,143, both relating to in vivo imaging and with a priority date before AntiCancer's patents cited in its amended complaint. Both parties seek injunctive relief and an unspecified amount of damages, including enhanced damages for willful infringement. Xenogen intends to vigorously pursue its claims against AntiCancer. The Markman hearing took place from June 13, 2006 through June 15, 2006 and is presently scheduled to continue from September 25, 2006 through September 29, 2006. The trial is scheduled to begin on May 14, 2007.

        From time to time Xenogen is involved in litigation arising out of claims in the normal course of business. Based on the information presently available, Xenogen's management believes that there are no claims or actions pending or threatened against Xenogen, the ultimate resolution of which will have a material adverse effect on Xenogen's financial position, liquidity or results of operations, although the results of litigation are inherently uncertain, and adverse outcomes are possible.

Selected Consolidated Financial Data

        The following consolidated statement of operations and consolidated balance sheet data have been derived from Xenogen's consolidated financial statements. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the

Consolidated Financial Statements and related Notes included elsewhere in this Joint Proxy Statement - Prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue	$8,734	$9,274	$39,665	$30,883	$20,063	$16,014	$13,244
Cost of revenue and operating expenses	14,403	14,293	57,792	52,750	40,058	47,209	48,310

Loss from operations	(5,669)	(5,019)	(18,127)	(21,867)	(19,995)	(31,195)	(35,066)
Other income (expense), net	43	(126)	(426)	90	(552)	(451)	369

Loss before cumulative effect of an accounting change	(5,626)	(5,145)	(18,553)	(21,777)	(20,547)	(31,646)	(34,697)
Cumulative effect of an accounting change—impairment of goodwill(a)	—	—	—	—	—	(30,906)	—

Net loss	(5,626)	(5,145)	(18,553)	(21,777)	(20,547)	(62,552)	(34,697)

Preferred stock dividends	—	—	—	—	(5,629)	(2,230)	(4,429)
Accretion of redeemable convertible preferred stock	—	—	—	—	(344)	(1,045)	(475)

Net loss attributable to common stockholders	$(5,626)	$(5,145)	$(18,553)	$(21,777)	$(26,520)	$(65,827)	$(39,601)

Share data (basic and diluted)
Net loss attributable to common stockholders excluding cumulative effect of an accounting charge per share—impairment of goodwill	$(0.28)	$(0.35)	$(1.11)	$(2.99)	$(33.89)	$(63.86)	$(72.51)
Cumulative effect of an accounting change—impairment of goodwill	—	—	—	—	—	(56.52)	—

Net loss attributable to common stockholders	$(0.28)	$(0.35)	$(1.11)	$(2.99)	$(33.89)	$(120.38)	$(72.51)

(a)
Impairment of goodwill resulting from write-offs of goodwill relating to acquisition of Chrysalis DNX Transgenic Services Corp. upon adoption of SFAS 142 in 2002.

		As of December 31,
	March 31, 2006
		2005	2004	2003	2002	2001
	(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$18,310	$20,737	$21,916	$13,546	$6,670	$28,119
Working capital	13,467	19,011	14,071	6,314	(2,498)	20,636
Total assets	35,457	42,829	39,938	31,559	24,305	82,450
Deferred revenue	9,074	9,739	8,638	9,918	5,095	4,958
Long-term obligations	8,064	8,099	1,054	5,182	3,158	4,354
Redeemable preferred stock	—	—	—	—	114,941	110,619
Convertible preferred stock	—	—	—	66	1	1
Total stockholders' equity (deficit)	8,185	12,905	15,947	8,190	(109,544)	(45,467)

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion and analysis of Xenogen's financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere in this Joint Proxy Statement - Prospectus.

Overview

        Xenogen sells integrated systems of instruments and equipment, software and reagents to biomedical and biopharmaceutical researchers that Xenogen believes improve the productivity and efficiency of the drug discovery and development process. Using the detection and measurement of photons emitted from cells and animals that Xenogen genetically engineer to emit light, which Xenogen terms "biophotonic imaging", Xenogen's patented and proprietary biophotonic IVIS Imaging Systems, living animal models and research services collectively expedite in vivo data collection and analysis, a critical bottleneck in drug discovery and development. Xenogen's customers use in vivo biophotonic imaging to visually display and quantify a chosen tumor, disease, pathogen, organ or biochemical reaction. Xenogen's products are also used to create predictive animal models, primarily rats and mice, for preclinical drug discovery and development. Xenogen believes Xenogen's products enable Xenogen's pharmaceutical and biotechnology customers to generate higher-quality safety and efficacy data for drug candidates, to accelerate preclinical development and to reduce the development risk of product candidates that enter human clinical development. The sources of Xenogen's revenue are:

  •
  Instruments and related imaging accessories: sales of IVIS Imaging Systems and accessories;

  •
  Long-term service contracts: custom animal production, animal phenotyping and IVIS service contracts; and

  •
  Recurring license fees: multi-year fees from Xenogen's non-academic customers for licenses to Xenogen's biophotonic imaging patents and access to reagents.

        Xenogen manufactures, markets and sells its IVIS Imaging Systems, as well as the reagents—pathogens and tumor cells, or "Bioware", and bioluminescent transgenic animals, or "LPTA animal models"—that allow Xenogen's customers performing biopharmaceutical and biomedical research, discovery and development to collect safety, efficacy and other relevant data on product candidates. Xenogen's reagent sales are comprised of genetically modified animals (mice and rats) and cell lines that are used to characterize the role of genes in the disease process, as well as to measure the efficacy of potential drugs against certain sets of disease indications. Xenogen also provides a wide range of contract research services relating to the production of transgenic animals (in which foreign genes are incorporated) and knockout animals (in which specific genes are functionally disabled). In addition, Xenogen provide custom animal production and phenotyping services to Xenogen's customers for the purpose of target validation and compound screening. Xenogen's product offerings allow Xenogen's customers to gather data in living animals about biochemical pathways, the mechanism of action of drug candidates and how well these drug candidates work in living organisms.

        On February 10, 2006, Xenogen entered into a definitive Agreement and Plan of Merger with Caliper Life Sciences, Inc. and its subsidiary, Caliper Holdings, Inc., pursuant to which Xenogen will be merged with and into Caliper Holdings and become a wholly-owned subsidiary of Caliper. Xenogen's Board of Directors has approved the merger and the merger agreement.

        Xenogen commenced sales of Xenogen's IVIS Imaging Systems in 2000 and Xenogen's animal models in 2001 and Xenogen's revenues have grown each year up through calendar year 2005. Xenogen's revenue during the first quarter of 2006 was $8.7 million, a decrease of $0.5 million from the first quarter of 2005, attributed largely to a slow down in sales and marketing activity for Xenogen's IVIS Systems in the first quarter of 2006 from the comparable period last year stemming from distractions related to Xenogen's pending merger with Caliper announced in February 2006. Xenogen expects its total revenues to increase for the remainder of 2006, however, although not necessarily at the same rate as in prior years. The gross margins for Xenogen's products and services vary. During the first quarter of 2006, gross margin for Xenogen's IVIS Imaging Systems was 38.2%, licensing fees were 88.8% and custom animal production and phenotyping was 5.0%. Xenogen anticipates that gross margins on its instruments and accessories as well as Xenogen's custom animal production and phenotyping will improve as Xenogen increases its manufacturing capacity utilization. Xenogen sells its products and services directly to customers in the United States and several foreign countries. In Australia/New Zealand, China, India, Israel, Japan, South Korea, Singapore, and Taiwan, Xenogen sells its IVIS Imaging Systems through independent distributors and sales agents.

        Xenogen has incurred significant net losses every year since its inception. Xenogen incurred losses of $20.5 million in 2003, $21.8 million in 2004, $18.6 million in 2005 and $5.6 million for the three month period ending March 31, 2006. As of March 31, 2006, Xenogen had an accumulated deficit of $191.9 million. As a company in the early stage of commercialization, Xenogen's limited history of operations makes prediction of future operating results difficult. Xenogen believe that period to period comparisons of Xenogen's operating results should not be relied on as predictive of its future results.

        Xenogen's revenue is subject to seasonal variations. Xenogen's customers are from the biomedical research community and the biopharmaceutical industry, and Xenogen's business is closely tied to the timing of their budget cycles. In the biomedical research community, grant proposals are due in October, February and June with funds delivered the following June, October and March, respectively. Xenogen recognizes most of its revenue from sales to biomedical institutions when Xenogen installs IVIS Imaging Systems, which, due to the grant cycle, usually occur in the second and fourth quarters. In the biopharmaceutical industry, there are traditionally two decision making cycles: one in January or July when budgets are planned, and the second in November or December when appropriated funds must be spent or returned to the general budget. As a result, agreements are commonly entered into in the second and fourth quarters, which follow the beginning of the budget cycle. Therefore, historically Xenogen's revenue is higher in the second and fourth quarters as compared to the first and third quarters. Xenogen generally also sees a decrease in the third quarter due to vacation schedules in the summer, especially with respect to its European and academic customers.

Critical Accounting Policies and Estimates

        Xenogen's discussion and analysis of its financial condition and results of operations is based on its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Xenogen to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The following discussion includes explanation of Xenogen's most critical policies, as well as the estimates and judgments involved.

        Revenue recognition.    Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured. Xenogen generates revenue primarily from three sources: (i) sales of Xenogen's IVIS Imaging Systems and associated accessories, (ii) licenses for the use of Xenogen's in vivo biophotonic imaging technology, transgenic animals and associated biological products to customers on a nonexclusive and nontransferable basis for the purposes of its application in the fields of drug discovery and/or preclinical drug development research, and (iii) performance of animal creation, customized phenotyping and compound profiling services.

        Xenogen's IVIS Imaging System is composed of separate hardware and software components. The primary hardware (non-software) component is an ultra-sensitive CCD camera system affixed to a patented light-tight box. The primary software component, Xenogen's Living Image software, enables the user to acquire, organize and view the image data captured by the camera; similar software is also available from other vendors. Xenogen allocates revenue on the sale of its IVIS Imaging Systems between software and non-software related deliverables based on fair value, and revenue is recognized upon installation and customer acceptance.

        Revenue allocated to non-software deliverables is further allocated based on separate deliverables: (i) the camera system, (ii) the technology licenses, (iii) follow-on technical services, and (4) system accessories. Xenogen allocates revenue to these units of accounting based on fair value as determined by reference to the price at which it would be sold separately by Xenogen and/or other third parties. Revenue from the sale of accessories is recognized upon delivery (i.e., transfer of title), as the functionality of add-on accessories is not contingent upon installation due to the "plug and play" nature of the accessories. Revenue associated with follow-on technical services is recognized as the services are performed.

        Xenogen grants time-based technology licenses to its commercial customers. Xenogen recognize revenues from the fees, net of any customer discounts, attributable to these time-based technology licenses as earned on a straight-line basis over the term of the license. Xenogen grants royalty-free technology licenses to academic, not-for-profit customers in connection with the sale of Xenogen's IVIS Imaging System. The IVIS Imaging System and related technology licenses are sold as a combined unit to academic, not-for-profit customers and revenue is recognized upon installation and customer acceptance of the combined unit.

        Revenue allocated to the software and related customer support is accounted for separately. The software components are recognized upon installation and customer acceptance of the imaging system, as the functionality of the imaging system is contingent upon installation due to its complex nature of the system. Post-installation customer support is deferred and amortized over a straight-line basis over the applicable customer support period.

        Deferred revenue, primarily related to time-based technology licenses and software maintenance contracts, is recorded when the payments from the customer are received prior to Xenogen's conclusion of performance obligations related to the payment, and recognized upon completion of those performance criteria.

        Revenue relating to research and development agreements is recognized as the contracted-for services are performed. Under these agreements, Xenogen is required to perform research and development activities as specified in each respective agreement. The payments received under these agreements are nonrefundable.

        Because services are performed ratably over the period, contract revenue attributable to fixed price contracts is recognized on a straight-line basis over the term of the contract provided that the payments are nonrefundable and are based on an agreed upon schedule. Certain agreements may define specific milestones and the payments associated with each milestone. Such payments are recognized as revenue upon progress towards achievement of the milestone on a percentage of completion basis, after which Xenogen has no future performance obligations related to the portion of the milestone completed. Any payments received in advance of the completion are recorded as deferred revenue.

        Accounts receivable allowances.    While Xenogen has experienced some delinquency issues surrounding payment for products and services, Xenogen does not believe it has any significant collectibility issues as its sales to date have been mostly to large pharmaceutical companies and academic and research institutions. Consequently, Xenogen maintains limited allowances for doubtful accounts. Xenogen has not experienced significant credit loss from its accounts receivable, licenses, grants and collaboration agreements, and none are currently expected. Xenogen performs a regular review of its customer activity and associated credit risks and does not require collateral from Xenogen's customers. Xenogen is currently fully reserved for Value Added Tax (VAT) for its sales in foreign countries where it is not VAT registered. Xenogen is undertaking the proper registration process in order to recover amounts relating to previous sales, but may not fully recover its reserve.

        Research and Development—Research and development costs are expensed as incurred and include costs associated with company sponsored, collaborative and contracted research and development activities. Research and development costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities that conduct certain research activities on Xenogen's behalf.

        Stock-based compensation.    Xenogen currently uses the intrinsic value method to measure compensation expense for stock-based awards to its employees. Under these provisions, when the exercise price of Xenogen's employee and director stock options does not equal the market price of the underlying stock on the date of grant, compensation expense is recognized over the vesting term of the stock-based award. Stock-based compensation expense is included in the expense category in which the affected employee, officer or consultant's salary or other compensation is charged.

        The alternative fair value accounting method, requiring the use of option valuation models by using Black-Scholes-Merton, will become mandatory beginning in the first quarter of 2006 and will be adopted by Xenogen. The effect of the alternate fair value option valuation method on Xenogen's net loss, if it had been used, is disclosed in Note 1 of Xenogen's consolidated financial statements included elsewhere in this Joint Proxy Statement - Prospectus. In calculating such fair value, there are certain assumptions that Xenogen uses consisting of dividend yield, stock price volatility, risk-free interest rate and weighted average expected life of the option.

        Accounting for income taxes.    Significant management judgment is required in determining Xenogen's provision for income taxes, its deferred tax assets and liabilities and any valuation allowance recorded against its net deferred tax assets. Xenogen recorded a full valuation allowance on its net deferred tax assets as of each of December 31, 2005 and 2004, due to uncertainties related to its ability to utilize its deferred tax assets in the foreseeable future. These deferred tax assets primarily consist of certain net operating loss carry forwards and research and development tax credits.

Results of Operations—Three Months Ended March 31, 2006 versus Three Months Ended March 31, 2005

        Revenue.    Revenues by source for the three months ended March 31, 2006 and 2005 were (in thousands):

	Three Months Ended March 31,
	2006	2005
Revenue:
Product	$4,338	$5,293
Contract	2,582	2,271
License	1,814	1,710

Total revenue	$8,734	$9,274

        Total revenue during the first quarter of 2006 was $8.7 million, a decrease from the comparable period last year of 5.8%. The revenue decrease resulted primarily from the reduction in IVIS System sales, which was largely attributed to a slow down in sales and marketing efforts stemming from distractions related to Xenogen's pending merger with Caliper announced in February 2006. The number of IVIS units sold during the first quarter of 2006 was 18 units as compared to 25 units sold during the comparable period last year. Contract revenue, on the other hand, increased in the first quarter of 2006 by $0.3 million from the comparable period in 2005 primarily due to increased phenotyping and custom model/gene targeting activity. Lastly, license revenue increased in the first quarter of 2006 over the prior year by $0.1 million stemming largely from the higher installed base of IVIS Imaging Systems as of March 31, 2006 versus March 31, 2005. One of Xenogen's customers individually accounted for more than 10% of Xenogen's revenue during the first quarter of 2006 and 2005, comprising 15.6% and 11.5% of Xenogen's total revenue during those periods, respectively.

        Cost of revenue.    Cost of revenue decreased to $5.3 million during the first quarter of 2006 from $6.0 million in the first quarter of 2005, or a 11.3% decrease. As a percentage of total revenues, cost of revenues was 61.1% for the first quarter of 2006 as compared to 64.9% for the comparable period in 2005. The decrease in cost of product revenue resulted primarily from decreased IVIS Imaging System unit sales. The cost of revenue decrease was offset in part by higher stock-based compensation expense. Xenogen incurred $88,000 in stock-based compensation expense in the first quarter of 2006 versus a credit to expense of $21,000 in the first quarter of 2005. The majority of the stock-based compensation increase was due to Xenogen's adoption of Statement of Financial Accounting Standards No. 123(R), Share-based Payment (SFAS 123(R)) on January 1, 2006. The cost of contract revenue, on the other hand, increased by 8.6% offsetting a portion of the product cost of revenue decrease above given the increase in phenotyping and gene targeting contractual activity in the first quarter of 2006 versus the comparable period in 2005.

        Gross Margin.    Gross margins by revenue source for the three months ended March 31, 2006 and 2005 were as follows (in thousands, except percentages):

Gross Margin	2006		2005
Product	$1,658	38.2%	$1,855	35.0%
Contract	129	5.0%	12	0.5%
License	1,611	88.8%	1,391	81.3%

Total	$3,398	38.9%	$3,258	35.1%

        The gross margin percentage during the first quarter of 2006 increased from the comparable period in 2005. All product and service lines contributed to the margin percentage improvement during the first quarter of 2006. The effect of lower unit production costs associated with a sales mix change in product revenue to IVIS 100, IVIS 50 and the new IVIS Lumina models, greater capacity utilization of Xenogen's Cranbury facility associated with its contractual projects, and higher license fees stemming from its commercial IVIS systems sales all contributed to the gross margin improvement during the first quarter of 2006 versus the comparable period last year. From a historical perspective, gross margins on products (sales of Xenogen's IVIS Imaging Systems and accessories) averaged 36.5% over the three years ended December 31, 2005 and gross margins on licensing fees averaged 83.8% during the same period. Historical gross margins for Xenogen's custom animal production and phenotyping services have varied significantly over the three years ended December 31, 2005 and averaged 4.5% over this period.

  Product Gross Margin

        Despite an 18.0% decrease in product revenue during the first quarter of 2006 relative to the comparable period in 2005, Xenogen's product gross margin improved by 3.1%. During the first quarter of 2006, the IVIS 50, IVIS 100 and the new IVIS Lumina Imaging Systems made up a significantly larger share of imaging system unit sales over the comparable period in 2005, serving to decrease average unit production costs by 20.8% in the first quarter of 2006 from the comparable period last year. Offsetting a significant portion of the product unit cost decrease, however, was both the lower average selling price associated with the IVIS 100, IVIS 50 and the new IVIS Lumina units relative to Xenogen's IVIS 200 and IVIS 3-D Imaging Systems, and the non-production period costs related to IVIS Imaging System installation and warranty work. For the first quarter of 2006 versus the comparable period in 2005, Xenogen's average selling price based on all IVIS unit sales was essentially flat. Despite IVIS Imaging System unit price increases ranging from 8% to 16%, the change in sales mix towards Xenogen's lower-priced IVIS Imaging Systems offset the gross margin effect of the price increases such that Xenogen's overall average selling price increase was 0.3% over the comparable period last year. Sales through international distributors also comprised a greater portion of the sales mix, serving to further reduce Xenogen's overall average selling price as distributor prices are lower than its prices in other channels due to its distributors' margin requirements. However, a higher proportion of IVIS Imaging System sales to commercial versus academic customers during the first quarter of 2006 over the comparable period last year had a positive impact on Xenogen's average selling price.

  Contract and Licensing Gross Margins

        Contract gross margin for the first quarter of 2006 improved over the comparable period in 2005. Higher contract services volume associated with a greater number of phenotyping and gene targeting projects improved overall contract gross margin during the first quarter of 2006 over the comparable period last year. Xenogen's licensing gross margin percentage for the first three months of 2006 increased over the comparable period of 2005 as well. The increase was largely the result of both higher license fees associated with imaging method patent license renewals as well as the reduction of royalty expenses on a per license unit basis relating to reagent licensing.

        Research and development.    Research and development expenses include the development of Xenogen's new IVIS Imaging Systems, LPTA models and reagents. Research and development costs decreased in the first quarter of 2006 to $1.9 million from the $2.3 million in the comparable period last year. The decrease from the first quarter of 2005 was attributed in part to reduced product development expenses associated with Xenogen's IVIS 3-D Series Imaging System, with most of the development expenditures occurring in 2004 and early 2005. In addition, a reduction in personnel and facility costs associated with reagent product development also contributed to the decrease. Allocated stock-based compensation expense, however, offset some of the cost decrease and amounted to $33,000 for the first quarter of 2006 versus a credit to expense of $77,000 during the comparable period last year. As a percentage of total revenues, research and development expenses were 21.7% for the first quarter of 2006 as compared to 25.2% for the comparable period in 2005. The decrease is primarily attributable to the decreased expenses described above, which decrease was partially offset by lower total revenues for the first quarter of 2006 versus the comparable period in 2005.

        Selling, general and administrative.    Selling, general and administrative expenses increased to $6.8 million for the first quarter of 2006 from $5.3 million in the first quarter of 2005. General and administrative costs represented the largest component of the increase. Financial advisory fees, legal fees and other professional services fees associated with the pending merger with Caliper accounted for $0.8 million of the increase. Other legal costs and expenses, stemming in part from Xenogen's litigation with AntiCancer, contributed an additional $0.3 million of the overall cost increase from the first quarter of 2005. Accounting and auditing fees also increased by $0.1 million during the first quarter of 2006 over the comparable period in the prior year. Offsetting these increases were reductions, on a net basis, of $0.1 million in consulting costs, directors and officers insurance, public/investor relations expenses and other costs during the first quarter of 2006 from the comparable period in 2005.

        Selling expenses increased by $0.3 million in the first quarter of 2006 over the comparable period in 2005. Expanded marketing efforts associated with promotion of the IVIS 200 and new IVIS 3-D Imaging Systems contributed to the higher selling costs in 2006. Lastly, allocated deferred compensation expenses increased by $0.1 million during the first quarter of 2006 from the comparable period in 2005. As a percentage of total revenues, selling, general and administrative expenses were 77.9% for the first quarter of 2006 as compared to 57.2% for the comparable period in 2005. The increase was primarily attributable to lower total revenues and non-recurring merger-related expenses for the first quarter of 2006 versus the comparable period in 2005.

        Depreciation.    Depreciation expense decreased by $0.1 million in the first quarter of 2006 compared to the first quarter of 2005 due to in part to asset acquisitions not keeping pace with the rate at which assets were becoming fully depreciated since the first quarter of 2005. The balance of the decrease was due to asset disposals and retirements.

        Amortization of intangibles.    Xenogen fully amortized acquisition-related intangibles by the end of first quarter of 2006. Xenogen incurred $3,000 and $151,000 of amortization expense during the first quarter of 2006 and 2005, respectively, relating to its November 2000 acquisition of Xenogen Biosciences Corporation. There were no acquisitions or write-offs with regard to intangibles in either the first quarter of 2006 or 2005.

        Interest expense.    Interest expense was $0.3 million and $0.2 million for first quarter of 2006 and 2005, respectively. The increase was the result of a higher outstanding debt balance during the first quarter of 2006 versus the comparable last year associated with Xenogen's credit line with Silicon Valley Bank.

        Income tax expense (benefit).    Xenogen recorded no income tax expense in either the first quarter of 2006 or 2005 due to its losses in each of these quarters.

        Expensing of Stock Awards.    Beginning in the first quarter of 2006, Xenogen adopted the Statement of Financial Accounting Standards No. 123(R), Share-based Payment (SFAS 123(R)), and elected to adopt the standard using the modified prospective transition method. Stock-based compensation cost under this transition method was based on Xenogen's original pro forma disclosures under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation(SFAS 123) for all options granted prior to 2006 that were not fully vested as of December 31, 2005. Previous reported amounts related to these option shares have not been restated.

        In November 2005, all unvested stock options with an exercise price equal to or greater than $5.01 per share were accelerated and became fully vested at that time. The decision to accelerate the vesting of these options was made primarily to reduce compensation expense that would have been recorded in conjunction with Xenogen's adoption of SFAS 123(R), which Xenogen believes is in the best interest of stockholders. The impact of the acceleration to stock-based compensation as determined under SFAS 123 was a $2.6 million expense increase in pro forma stock-based compensation for the fourth quarter of 2005.

        Xenogen did not make any stock option grants during the first quarter of 2006, but will base the fair value and associated compensation expense on any new stock option grant in accordance with the provisions of SFAS 123(R). The fair value of stock options that Xenogen has granted was based on the Black-Scholes-Merton-Merton model option-pricing formula and a multiple option award approach. The fair value of Xenogen's options was then amortized using the graded vesting method over the options vesting period, which is generally four years. Prior to January 1, 2006, Xenogen followed Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and interpretations as permitted by SFAS 123. Under APB 25, Stock-based compensation expense was recorded based on stock option intrinsic value which was calculated as the difference between the stock option exercise price and the underlying stock's market value on the date of grant. Under this method, when a stock option price equaled the market price of the underlying stock on the date of grant, no compensation expense is recognized. Since Xenogen's 2004 initial public offering, all of its stock options were granted at the underlying market price of Its stock.

        The Black-Scholes-Merton model requires the use of highly subjective assumptions including the option's expected life, risk free interest rate, dividend yield, and the price volatility of the underlying stock. The expected option life assumed for all current stock options was five years and was based on historical employee termination and option exercise rates. The risk free rates were based on U.S. Treasury yields for notes with comparable terms with Xenogen's option life assumption. In addition, no dividend payouts were assumed to occur for the purposes of the fair market valuation. Lastly, the volatility assumption was based on a combination of historical volatilities of both Xenogen's stock and benchmarked companies. The minimum value basis for pricing options was used for all grants made prior to Xenogen becoming a publicly traded company in July 2004.

        For the three months ended March 31, 2006 and 2005, stock-based compensation expense was $331,000 and $46,000, respectively, and was reflected in Xenogen's condensed consolidated statements of operations set forth in Item 1 of this report as follows:

	Three Months Ended March 31,
	2006	2005
Cost of revenue:
Product	$22	$(15)
Contract	55	(4)
License	11	(2)

Total cost of revenue	88	(21)
Research and development	33	(77)
Selling, general and administrative	210	144

TOTAL	$331	$46

        The increase in stock-based compensation expense was largely the result of the adoption of SFAS 123(R) offset in part from the effect variable accounting treatment in 2005 on certain stock options issued in 2003 given stock market fluctuations since December 31, 2004 and the associated impact to those stock options' intrinsic value.

        The stock-based compensation expense in future years on options granted, but unvested as of March 31, 2006 is anticipated as follows:

Amount (in millions)
Deferred Compensation Amortization For the Year
April 1, 2006 - December 31, 2006	$0.6
2007	0.3
2008 and later years	0.1

TOTAL	$1.0

Results of Operations—2005 versus 2004

        Revenue:    Xenogen's revenue by source for 2005 and 2004 was as follows (in thousands):

	2005	2004
Revenue:
Product	$22,552	$16,411
Contract	10,069	8,925
License	7,044	5,547

Total revenue	$39,665	$30,883

        Total revenue increased to $39.7 million for 2005 from $30.9 million for, 2004, a 28.4% increase. The increase resulted primarily from higher sales of Xenogen's IVIS Imaging Systems and the associated licensing fees. The number of IVIS Imaging Systems sold during 2005 was 97 units as compared to 83 units sold in the prior year. In addition to the increase of IVIS System unit sales, the average selling price for IVIS Systems for 2005 increased by 20.6% over 2004 due largely to higher sales of the higher-priced IVIS 200 Imaging Systems. License revenues were also higher for 2005 over 2004, despite the slight drop in commercial customer IVIS sales from 15 units in 2004 to 14 units in 2005. License renewals, given Xenogen's larger commercial customer install base in 2005, contributed to the overall license fee increase. Contract revenue increased by $1.1 million for 2005 from 2004 primarily due to higher volume of gene targeting and phenotyping project work. One of Xenogen's customers individually accounted for more than 10% of its total revenue for 2005 and 2004.

        Cost of revenue.    Cost of revenue increased to $24.4 million for 2005 from $20.5 million in 2004, a 19.0% increase. The increase in IVIS Imaging System unit sales resulted in higher product and licensing costs. The product sales mix in 2005 included a greater number of IVIS 200 Systems versus 2004, and included Xenogen's IVIS 3-D Imaging System, which Xenogen commercially launched in September 2005. The IVIS 200 and IVIS 3-D Systems have higher component material and labor costs compared to Xenogen's other IVIS Imaging Systems. The cost of revenue increase was offset in part by lower deferred stock-based compensation expense. Xenogen incurred $41,000 and $680,000 of stock-based compensation expense for 2005 and 2004, respectively. The cost of contract revenue increased as a result of an increase in gene targeting and phenotyping activity during 2005, partially offset by the deferred stock-based compensation expense impact above. As a percentage of total revenues, cost of revenues was 61.5% for 2005 as compared to 66.3% for 2004. The decrease as a percentage of sales in 2005 was driven primarily by higher average selling prices on IVIS Systems.

        Gross Margin.    Gross margins by revenue source for 2005 and 2004 were as follows (in thousands, except percentages):

	2005		2004
Gross Margin
Product	$8,182	36.3%	$5,591	34.1%
Contract	1,283	12.7%	164	1.8%
License	5,819	82.6%	4,638	83.6%

Total	$15,284	38.5%	$10,393	33.7%

        The gross margin percentage for 2005 increased to 38.5% from 33.7% in 2004. The increase in the average selling price of Xenogen's IVIS Systems had the greatest impact on the gross margin improvement in 2005. The average selling price increase was driven primarily by the shift in product mix towards Xenogen's higher-priced IVIS 200 Systems, offset partly by higher unit production costs. From a historical perspective, gross margins on products (sales of Xenogen's IVIS Imaging Systems and accessories) averaged 36.5% over the three years ended December 31, 2005 and gross margins on licensing fees averaged 83.8% during the same period. Gross margins for Xenogen's custom animal production and phenotyping contracts have varied significantly over the three years ended December 31, 2005 and averaged 4.5% over this period.

        Product gross margin.    For 2005, the IVIS 200 Imaging System made up a larger share of imaging system unit sales over 2004, increasing the average selling price (ASP) per unit by 20.6% and overall product revenues by 37.4%. The number of IVIS 200 System units sold in 2005 increased to 50 units versus 25 units for the prior year, a 100% increase. Offsetting some of the higher trend in ASP was a slight shift in the customer mix to academic sector customers in 2005, where pricing tends to be discounted. Also offsetting some of the higher ASP trend in 2005 was Xenogen's increased the use of its international distributor channels. Sales through international distributors comprised 18.6% and 10.8% of total IVIS unit sales in 2005 and 2004, respectively. The average selling price to Xenogen's international distributor customers is lower than the average selling price for its other customers.

        Higher production costs associated mostly with the manufacturing costs of the IVIS 200 and IVIS 3-D Systems, however, offset a portion of the product margin growth during 2005 over 2004. The balance of the manufacturing unit cost increase from 2004 was due to additional overhead being absorbed into production from changes in research and development activity. During 2004, Xenogen's manufacturing organization performed research and development services relating to its IVIS 3-D Imaging System. Accordingly, a portion of Xenogen's manufacturing organization cost was recorded as research and development expense throughout most of 2004. Since Xenogen's manufacturing organization has not performed research and development services on the IVIS 3-D System since 2004, $0.9 million in additional overhead cost was absorbed into IVIS System production during 2005. A change in allocating facilities overhead to production, however, served to reduce product cost by $1.7 million during 2005 over 2004. Despite the net manufacturing unit cost increase, product margin improved overall. In absolute dollars, the product margin improved by $2.6 million in 2005 when compared to 2004, and the product margin percentage increased to 36.3% for 2005 as compared to 34.1% in 2004.

        Contract and Licensing Gross Margins.    Contract gross margin for 2005 improved over 2004. Higher volume of gene targeting and phenotyping projects in 2005 resulted in productivity gains at Xenogen's Cranbury, New Jersey facility. The additional contractual work had little impact on fixed expenses, primarily personnel costs. The licensing gross margin for 2005, however, decreased from 2004. The decrease was largely the result of discounted license fees associated with multiple unit sales as well as increases in underlying royalty expense stemming from additional fee assessments by Xenogen's patent holders. The number of customers purchasing multiple units in 2005 increased over 2004, resulting in lower licensing fees on a per unit basis. Xenogen is currently discussing with Stanford the scope of products that it sells which are subject to the royalty provisions of Xenogen's Stanford license agreement. As a result of these discussions, Xenogen may amend the license agreement to change the royalties Xenogen pays to Stanford for future product sales. The amendment may also include the payment of back royalties to Stanford for products Xenogen has already sold. Xenogen has not discussed with Stanford the specific terms and conditions of an amendment or the amount of any back royalty payments nor has Stanford made a demand for a payment of a specific back royalty amount. Accordingly, Xenogen has not accrued for any such payments in its 2005 financial statements. If back royalties are owed to Stanford, Xenogen does not believe that they would exceed $371,000 for products sales through December 31, 2005. Xenogen does not believe that it owes Stanford any back royalties under the license agreement for prior product sales. Any increase in the royalties Xenogen pays to Stanford would negatively impact its gross margins.

        Research and development.    Research and development costs decreased during 2005 to $8.9 million from $12.5 million in 2004. The decrease was due in part to a reduction in allocated stock-based compensation expense of $1.4 million. The balance of the research and development decrease was attributed to lower development expenses relating to the IVIS 3-D Imaging System where most of the development costs occurred in 2004. The change in how Xenogen allocates facility costs to production, however, offset some of the research and development expense decrease associated with the IVIS 3-D System. As a percentage of total revenues, research and development expenses were 22.4% for 2005 as compared to 40.5% for 2004. The decrease was primarily attributable to the lower expenses described above and greater total revenues for 2005 versus 2004.

        Selling, general and administrative.    Selling, general and administrative expenses increased to $22.2 million for 2005 from $16.7 million in 2004. General and administrative costs represented the largest component of the increase and resulted largely from a full year of operating as a public company, as Xenogen completed its initial public offering in July 2004. Staffing and consulting costs increased by $1.3 million and accounting and auditing fees increased by $0.5 million over 2004. Directors and officers insurance and public/investor relations costs also increased during 2005 over 2004 by $0.4 million. Legal costs and expenses, stemming in part from Xenogen's litigation with AntiCancer which included a settlement accrual of $1.0 million, contributed $1.8 million of the overall cost increase. Other administrative costs also contributed to the expense increase in 2005 over 2004 as follows: bonus compensation ($0.5 million), facility costs ($0.2 million), director fees ($0.2 million) and other office related costs ($0.1 million on a net basis). The increase in the other administrative cost categories corresponds with the higher sales and change in how Xenogen allocates facility costs to production. Selling expenses increased by $2.0 million during 2005 over 2004. Expanded marketing efforts associated with promotion and sale of the IVIS 200 System and Xenogen's new IVIS 3-D System contributed to the higher marketing and selling costs in 2005.

        The increases in selling, general and administrative expenses were partially offset by a decrease in amortized stock-based compensation expenses of $1.5 million from the amount in 2004. As a percentage of total revenues, selling, general and administrative expenses were 56.0% for 2005 as compared to 53.9% for 2004. The percentage increase was attributable to higher expenses associated with being a public company during the all of 2005 versus being a public company from July through December 2004 and to legal costs primarily relating to Xenogen's litigation with AntiCancer and the $1.0 million accrual for AntiCancer settlement payment, offset to a great extent by greater revenues in 2005 over 2004.

        Depreciation Expense.    Depreciation expense was $1.8 million and $2.5 million for 2005 and 2004, respectively. The $0.7 million decrease was partly the result of tenant improvement disposal adjustments in 2004 associated with Xenogen's St. Louis facility that it closed in connection with its 2002 restructuring plan. The balance of the expense decrease was the result of: (i) an increase in assets becoming fully depreciated in 2005; (ii) disposal of computer and miscellaneous office equipment; and (iii) the sale of previously capitalized IVIS cameras.

        Amortization of intangibles.    Xenogen amortized acquisition-related intangibles in the amount of $528,000 and $604,000 during 2005 and 2004, respectively, relating to its November 2000 acquisition of Xenogen Biosciences Corporation. There were no acquisitions or write-offs with regard to intangibles for 2005 or 2004.

        Interest expense.    Interest expense was $839,000 during 2005 as compared to $650,000 for 2004. The increase was the result of a higher outstanding loan facility debt balance with Xenogen's primary lender during 2005. Payments on various equipment leasing obligations during 2005, however, offset some of the interest expense increase.

        Income tax expense (benefit).    Xenogen recorded no income tax expense in either 2005 or 2004 due to its losses in each of these years.

        Expensing of Stock Awards.    Stock-based compensation expense recorded for 2005 and 2004 was approximately $1.0 million and $4.5 million, respectively. A significant portion of the stock-based compensation decrease was the result of stock options being granted at market value on the date of grant since Xenogen's initial public offering in July 2004, resulting in no stock-based compensation expense for these options in 2005. For 2004, there was a significant expense impact from options granted at below market value during both 2003 and through the second quarter of 2004, resulting in accelerated expense recognition. Variable accounting treatment on certain stock options issued in 2003 also contributed to the expense decrease. The intrinsic value of those options decreased as a result of stock market fluctuations since the variable grants were initially valued. The impact of the stock market value change resulted in a $0.7 million credit to expense for 2005, versus a $0.1 million charge to expense for 2004 on those same options.

Results of Operations—2004 versus 2003

        Revenue.    Revenue by source for 2004 and 2003 was as follows:

	2004	2003
Revenue:
Product	$16,411	$7,577
Contract	8,925	7,369
License	5,547	5,117

Total revenue	$30,883	$20,063

        Total revenue increased to $30.9 million in 2004 from $20.1 million in 2003, an increase of 54%. The increase resulted primarily from increased IVIS Imaging System unit sales and the associated licensing fees. Xenogen sold a total of 83 imaging systems in 2004 compared to 44 imaging systems in 2003. Product revenue, which includes sales of imaging systems and related accessories, increased by $8.8 million in 2004 over 2003, and licensing fees for Xenogen's imaging systems, increased by $0.4 million in 2004 over 2003. Lastly, contract revenue, which includes revenue from Xenogen's custom animal production services, increased by $1.6 million from 2003 primarily due to custom model/gene targeting activity. One customer accounted for 10% or more of Xenogen's revenue in 2004, while two customers accounted for 10% or more of its revenue in 2003.

        Cost of revenue.    Cost of revenue increased to $20.5 million in 2004 from $12.7 million in 2003. The increase in cost of revenue primarily resulted from increased IVIS Imaging System unit sales and associated licensing fees. The IVIS 200 Imaging System was released for sale in December 2003. The IVIS 200 Imaging System has a higher component material and labor costs compared to Xenogen's other IVIS Imaging Systems sold at the time. Additionally, Xenogen released numerous accessories that increased its product sales in 2004. The cost of contract revenue increased in 2004 as a result of increased contract research services. Xenogen expensed approximately $0.7 million and $0.4 million of deferred stock-based compensation in 2004 and 2003, respectively.

        Gross Margin.    Gross margins by revenue source for 2004 and 2003 were as follows:

	2004		2003
Gross Margin
Product	$5,591	34.1%	$3,192	42.1%
Contract	164	1.8%	(260)	(3.5)%
License	4,638	83.6%	4,388	85.8%

Total	$10,393	33.7%	$7,320	36.5%

        Gross margin in 2004 decreased from 2003, primarily as a result of the new IVIS 200 Imaging System launch in 2003, which has a lower gross margin than Xenogen's other IVIS Imaging Systems sold at the time. With regard to product gross margin, higher cost IVIS 200 Imaging System made up a significantly larger share of imaging systems sales in 2004 serving to increase overall unit production costs in 2004. In addition, while IVIS Imaging System unit sales increased from 44 units in 2003 to 83 units in 2004, 77% of such systems were sold to academic/non-profit customers where average sales prices are lower than commercial customer sales, resulting in a decrease of Xenogen's average unit sales price. As such, the increase in average IVIS System unit sales price in 2004 did not keep pace with the increase in unit production costs. Contract gross margin, on the other hand, was essentially flat in 2004 given the continued underutilization of capacity. Lastly, licensing gross margins decreased slightly as a result of fee caps with very large accounts and market forces as Xenogen penetrates smaller, more price sensitive accounts where license fees are lower.

        Research and development.    Research and development expense includes the development of new IVIS imaging systems, LPTA models and reagents. Research and development costs increased to $12.5 million in 2004 from $11.9 million in 2003 due to an overall increase in stock-based compensation expense. Xenogen expensed approximately $1.5 million and $0.9 million of deferred stock-based compensation associated with the issuance of stock options in 2004 and 2003, respectively. In addition, there were costs associated with the development of the IVIS 3-D Imaging System in 2004.

        Selling, general and administrative.    Selling, general and administrative expense increased to $16.7 million in 2004 from $10.9 million in 2003. Deferred compensation costs contributed to a large part of the increase, where $2.4 million in stock-based compensation was recognized in 2004 versus $0.5 million in 2003. Additionally, administrative expenses associated with operating as a public company, beginning in July 2004, also contributed to the expense increase. Lastly, expanded marketing efforts associated with promotion of the IVIS 200 Imaging System contributed to the balance of the increase.

        Restructuring charge.    Unlike 2003, there were no restructuring charges in 2004. The restructuring charge in 2003 was the result of further reductions in workforce, primarily with respect to Xenogen's research activities. The termination costs associated with the 2003 restructuring amounted to $0.7 million.

        Amortization of intangibles.    Xenogen amortized the acquisition-related intangibles of $0.6 million in both 2004 and 2003. There were no acquisitions or write-offs with regard to intangibles in either 2004 or 2003.

        Interest expense.    Interest expense was $650,000 and $717,000 in 2004 and 2003, respectively. In 2003, Xenogen restructured its debt which resulted in an interest expense decrease from Xenogen's prior debt arrangements. In 2004, the interest expense impact of Xenogen's borrowings from its primary lender offset some of the benefit provided by both the 2003 debt restructuring and the principal payments made on other debt.

        Income tax expense (benefit).    Xenogen recorded no income tax expense in either the year ended December 31, 2004 or 2003 due to its losses in each of these periods.

        Expensing of Stock Awards.    Compensation expense is recorded on stock option grants based on the intrinsic value of the options granted, which is estimated on the date of grant and it is recognized on a graduated, accelerated basis over the vesting period, generally four years from the date of grant. Deferred stock-based compensation expense recorded in 2004 and 2003 was approximately $4.5 million and $1.8 million, respectively. For 2004, there was a significant expense impact from options granted at below market value during both 2003 and through the second quarter of 2004, resulting in accelerated expense recognition in 2004. Variable accounting treatment on certain stock options issued in 2003 offset some of the increase due to reductions of Xenogen's stock market value during the second half of 2004.

Liquidity, Capital Resources and Financial Position

        As of March 31, 2006, Xenogen had cash, cash equivalents and investment balances of $18.3 million. Xenogen has not achieved profitability and anticipates that it will continue to incur net losses for the foreseeable future. Xenogen expects that its research and development expenses and selling, general and administrative expenses will increase, and as a result, Xenogen will need to generate significantly greater revenue than it has to date to achieve profitability.

        Until Xenogen's initial public offering and 2005 equity financing, its operations were funded through the proceeds from the sale of preferred stock, revenue generation, and to a lesser extent, through equipment lease lines and bank lines of credit. As of March 31, 2006, Xenogen had outstanding balances under loan and lease agreements of $8.7 million, $8.0 million pursuant to a bank loan and $0.7 pursuant to equipment financing arrangements. On August 2, 2005, Xenogen restructured its loan and entered into an amended and restated loan facility with its primary lender and entered into a new loan facility with a another lender that collectively provides us with access to borrowings of up to $18 million, subject to borrowing base calculations and other terms and conditions. The new loan facility with its existing lender has a maturity date of August 2, 2007, and the amounts borrowed under the original credit agreement have been rolled into the new facility. This credit facility is secured by all Xenogen's assets, excluding its intellectual property and equipment financed through its equipment financing arrangements. As of May 31, 2006, Xenogen had $8.0 million outstanding under this loan agreement. As of May 31, 2006, Xenogen was not in compliance with one of the financial covenants under this loan agreement. On July 6, 2006, Xenogen executed a loan modification agreement with its primary lender that modifies certain of the financial covenants and brings Xenogen into compliance with all of the covenants under this loan agreement, including the one with which it had been out of compliance as of May 31, 2006. Xenogen has not borrowed any money under the loan facility with the new lender.

        On August 11, 2005, Xenogen entered into a Securities Purchase Agreement with certain institutional accredited investors who have acquired, in the aggregate, 5,154,640 shares of common stock, par value $0.001, at a price of $2.91 per share. The aggregate gross consideration received for the common stock was $15,000,002. The investors also received warrants to purchase up to an additional 1,546,392 shares of Xenogen's common stock. The warrants have a term of five years and are exercisable beginning six months after August 15, 2005 with an exercise price equal to $3.29 per share. The financing is described in more detail in Note 10 of the accompanying condensed consolidated financial statements set forth in Item 1 of this report.

        Operating activities.    Net cash used in operating activities for the first quarter of 2006 and 2005 was $1.4 million and $5.1 million, respectively. The primary use of cash during both periods was to fund Xenogen's net loss, adjusted for non cash expenses and changes in operating assets and liabilities. During the first quarter of 2006, Xenogen improved its collections of accounts receivable, which contributed significantly to funding its net loss for the period. The receivable collections, however, were offset to some degree by inventory purchases and by payments made to suppliers. During the first quarter of 2005, an increase in inventory purchase and a decrease in advance sales booking (deferred revenue), offset in part by increased accounts receivables collections and other items, served to increase its net cash use for the period. Deferred revenue results primarily from invoicing customers for contracts and licenses for which revenue will be recognized over future periods.

        Investing activities.    Net cash used in investing activities for the first quarter 2006 was $1.3 million and was attributed essentially to leasehold improvements and purchases of equipment. During the first quarter of 2005, on the other hand, $39,000 was provided by investing activities. During the first quarter of 2005, proceeds from investment interest were offset in part by small capital purchases.

        Financing activities.    Net cash provided by financing activities during the first quarter of 2006 amounted to $ 0.3 million and was attributed to proceeds from the issuance of common stock resulting from the exercise of warrants and employee stock options, offset in part by payments made on Xenogen's equipment financing obligations. During the first quarter of 2005, net cash used in financing activities amounted to $0.3 million and was attributed to payments made on Xenogen's equipment financing obligations.

        Xenogen expects material capital expenditures of approximately $3.25 million to be incurred over the next twelve months to support its sales growth and increase its imaging system manufacturing capacity. If its proposed merger with Caliper is consummated, it is possible that its manufacturing operations will be relocated from its Alameda, California facilities. If such relocation were to occur, its capital expenditures relating to imaging system manufacturing capacity would be affected.

        Xenogen currently expects its proposed merger with Caliper to be completed late in the second quarter or early in the third quarter of 2006. The merger agreement has an outside termination date of August 31, 2006. Xenogen believes that its current cash, together with revenues from sales of IVIS imaging instruments in the second quarter, will be sufficient to funds its operations beyond the closing of the merger with Caliper. In the event the merger is not consummated, its existing working capital at March 31, 2006 may not be sufficient to meet its operating, working capital, investing and financing requirements for the next twelve months, and Xenogen will need to reevaluate its current plans and business operations and substantially reduce its operating expenses, raise additional capital or take other actions in order to continue as an independent company.

        If Xenogen needs to raise additional capital, it cannot be certain that any such financing will be available on acceptable terms, or at all. Additional equity financing, if available, would likely be dilutive to the holders of its common stock. Borrowings from its existing lenders or new lenders, if available, would increase its debt-maintenance expenses and compliance reporting requirements, and would likely involve restrictive covenants and a security interest in its assets.

        If Xenogen needs to raise additional capital and adequate funds are not available, Xenogen will have to take measures to further reduce its operating expenses, such as reducing headcount, delaying or canceling development or commercialization of its products and services, deferring the acquisition of complimentary products or licensing to third parties the rights to commercialize products or technologies that Xenogen would otherwise seek to commercialize. Any of these results could harm its financial condition. If Xenogen needs to but is not able to raise sufficient additional capital, it would adversely affect its ability to achieve its business objectives and to continue as an independent company.

        Xenogen's contractual payment obligations have not materially changed since December 31, 2005.

        Xenogen's contractual payment obligations that were fixed and determinable as of December 31, 2005 were as follows:

Payments due by Period	2006	2007	2008	2009	2010	2011 and beyond	Total
Operating Leases(1)	$3,676	$3,618	$3,718	$3,183	$1,347	$212	$15,754
Loans(2)	1,725	8,522	—	—	—	—	10,247
Other Contractual Obligations(3)	4,039	—	—	—	—	—	4,039

	$9,440	$12,140	$3,718	$3,183	$1,347	$212	$30,040

(1)
Operating Leases represent rental commitments under real property leases.

(2)
Principal and interest on loans for financing operations, capital and leasehold purchases.

(3)
Other Contractual Obligations represent purchase commitments from Xenogen's key suppliers.

        The obligations relate to real property lease amendments Xenogen signed during the first and third quarters of 2005, new purchase commitments for inventory parts made during the third and fourth quarters of 2005 and additional net new borrowings in the third and fourth quarters of 2005. In connection with the merger agreement between Xenogen and Caliper, Xenogen agreed with Caliper to try to obtain an extension of the term of Xenogen's lease for 860 Atlantic Avenue and, to the extent practicable and permitted under Xenogen's lease for 850 Marina Village Parkway, delay construction on its facility at 850 Marina Village Parkway in exchange for certain reimbursement and indemnification obligations by Caliper in the event the merger is not consummated. On March 15, 2006, Xenogen signed Amendment No. 7 to Xenogen's 860 Atlantic Avenue lease agreement providing Xenogen with a lease extension until August 31, 2006 with an option to renew until December 31, 2006 and a right to terminate the lease term early after April 30, 2006 upon 60 days prior written notice. The amount of the monthly lease payment remains $44,213. If Xenogen exercises the option to renew the lease and the lease remains in effect through December 31, 2006, Xenogen's contractual obligations for operating leases will increase by approximately $354,000. If the merger with Caliper is consummated, Xenogen may consolidate its operations in Alameda, California to its facility at 2061 Challenger Drive and attempt to sublease all or a portion of Xenogen's facility at 850 Marina Village Parkway.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        None.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk represents the risk of loss that may impact the financial position, results of operations or cash flows due to adverse changes in financial and commodity market prices and rates. Although limited, Xenogen's exposure to market risk in the areas of changes in United States and foreign interest rates and changes in foreign currency exchange rates are measured against the United States dollar. These exposures are directly related to Xenogen's normal operating and funding activities.

        Xenogen is exposed to fluctuations in interest rates under its amended and restated loan and security agreement with Silicon Valley Bank. At March 31, 2006, Xenogen's outstanding borrowings under this agreement were $8 million at weighted interest rate basis of 8.9% for the first quarter of 2006. Under the agreement, interest is assessed at the bank's prime rate plus 150 basis points on any outstanding borrowing. If the interest rate were to increase by 100 basis points, then Xenogen's prevailing interest rate payment on the $8 million borrowings would be $80,000 on an annual basis.

        Xenogen invests its excess cash in certificates of deposit, debt instruments of the U.S. government and its agencies and in high quality corporate issuers. Due to the short-term nature of these investments, Xenogen has concluded that there was no material exposure to interest rate risk arising from Xenogen's investments as of March 31, 2006.

        Currently, the majority of Xenogen's revenue is denominated in United States dollars. In some circumstances, Xenogen prices certain international sales to participating European Community countries in Euros, to United Kingdom in British pounds sterling, to Switzerland in Swiss francs, to Canada in Canadian dollars, and to Sweden in Swedish krona. Increases in the value of the United States dollar against any local currencies could cause Xenogen's products to become relatively more expensive to customers in a particular country or region, leading to reduced revenue or profitability in that country or region. As Xenogen continues to expand its international sales, Xenogen expects its non-United States dollar denominated revenue and Xenogen's exposure to gains and losses on international currency transactions to increase. Xenogen currently does not engage in transactions to hedge against the risk of the currency fluctuation, but Xenogen may do so in the future. The amount of transactions denominated in a foreign currency amounted to approximately $3,170,000 for calendar year 2005 and $390,000 for the three month period ended March 31, 2006. Xenogen experienced a net foreign currency loss of approximately $75,000 and $27,000 for the year ended December 31, 2005 and for the three month period ended March 31, 2006, respectively.

Security Ownership of Certain Beneficial Owners and Management

        The following table shows the number of shares of Xenogen common stock beneficially owned as of March 1, 2006 by (i) each person who is known by us to be the beneficial owner of more than 5% of Xenogen common stock, (ii) each of Xenogen's named executive officers, (iii) each of Xenogen's directors, and (iv) all of Xenogen's directors and executive officers as a group. Unless otherwise indicated, the address of each stockholder in the following table is c/o Xenogen Corporation, 860 Atlantic Avenue, Alameda, California 94501.

Name of Director, Officer and Beneficial Owner	Number of Shares Beneficially Owned(1)	Number of Warrants (1)	Number of Options (1)	Percentage Beneficially Owned
5% Stockholders:
Caliper Life Sciences, Inc.(2)	6,260,565	734,788	1,448,346	37.41%
Abingworth Management Ltd(3)	3,121,054	412,370	—	16.99%
Harvard Private Capital Holdings, Inc.(4)	2,538,855	317,605	—	15.33%
Exeter Fund, Inc. Life Sciences Series(5)	1,883,500	285,000	—	10.49%
Stephen R. Becker(6)	1,613,352	281,350	—	5.91%
MDS Pharma Services (US) Inc.(7)	1,094,323	—	—	5.37%
Tang Capital Partners(8)	1,083,000	—	—	5.31%
Directors and Officers:
William A. Albright, Jr.	—	—	230,000	1.12%
David W. Carter(9)	246,983	4,813	313,904	2.73%
Pamela Reilly Contag, Ph.D.(10)	283,570	—	315,642	2.89%
Anthony Purchio, Ph.D.	5,214	—	96,928	*
Michael Sterns	—	—	156,429	*
Michael Bigham(3), (11)	3,121,054	412,370	—	16.99%
Robert Breckon(12)	1,094,323	—	—	5.37%
Michael Eisenson(13)	2,538,855	317,605	—	15.33%
William A. Halter(14)	15,715	—	18,972	*
E. Kevin Hrusovsky(15)	10,993	—	—	*
Chris Jones(14)	15,715	—	18,972	*
Gregory T. Schiffman(14)	13,081	—	—	*
All directors and executive officers as a group (16 persons) (16)	7,354,888	734,788	1,448,346	42.25%

*
Less than one percent.

(1)
This table is based on information supplied by Xenogen's directors, all executive officers and principal stockholders and on any Schedules 13D or 13G or Forms 3 or 4 filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage of ownership is based on 20,390,061 shares of common stock outstanding as of June 30, 2006. Some of these options are exercisable prior to vesting contingent upon optionee entering into a restricted stock purchase agreement with respect to the underlying shares of common stock. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 2006 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

(2)
Each of these Xenogen securities indicated as beneficially owned by Caliper Life Sciences, Inc. is also indicated as being beneficially owned in the table above by entities affiliated with Abingworth Management Ltd., Harvard Private Capital Holdings, Inc. or one or more of Xenogen's directors or executive officers. Caliper has entered into Voting Agreements dated as of February 10, 2006 with certain of Xenogen's stockholders, which provide that the signatory stockholders will vote (or cause to be voted) in person or by proxy all shares of Xenogen common stock held by such signatory in favor of the adoption of the Merger Agreement with Caliper and against any proposal or offer (other than the Merger Agreement and the proposed Merger), whether in writing or otherwise, from anyone other than Caliper or its affiliates, to acquire beneficial ownership of (i) assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, consolidated net income or consolidated assets of Xenogen, or (ii) twenty percent (20%) or more of any class of equity securities of Xenogen, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions (either, a "Competing Proposal"), and against any other proposal properly put to a vote of Xenogen's stockholders that would be reasonably likely to result in or cause a breach of Xenogen's representations and warranties set forth in the Merger Agreement. Caliper does not admit that it is the beneficial owner of any of the Xenogen securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed. Caliper's address is 68 Elm Street, Hopkinton, MA 01748.

(3)
Shares consist of 15,715 shares owned by Abingworth, Ltd. (10,000 of which are unvested subject to automatic forfeiture under certain circumstances), 1,300,117 shares owned by Abingworth Bioventures III A LP, 793,641 shares owned by Abingworth Bioventures III B LP, 475,398 shares owned by Abingworth Bioventures III C LP, 515,464 shares owned by Abingworth Bioequities Master Fund Limited and 20,719 shares owned by Abingworth Bioventures III Executives LP. Warrants consist of 129,381 warrants owned by Abingworth Bioventures III A LP, 78,979 warrants owned by Abingworth Bioventures III B LP, 47,309 warrants owned by Abingworth Bioventures III C LP, 154,639 warrants owned by Abingworth Bioequities Master Fund Limited and 2,062 warrants owned by Abingworth Bioventures III Executives LP. The investment manager of these entities is Abingworth Management Ltd., which exercised voting and investment control over the securities owned by Abingworth funds. Abingworth Management Ltd's Investment Committee, which comprises Dr. Joe Anderson, Mr. Michael Bigham, Dr. Stephen Bunting, Mr. David Leathers and Dr. Jonathan MacQuitty, is responsible for the oversight of investment and voting decisions made on behalf of Abingworth funds. Each such individual disclaims beneficial ownership of the securities held by Abingworth funds except to the extent of their pecuniary interest therein. The address for Abingworth Management Ltd is 38 Jermyn Street, London SW1Y 6DN, U.K.

(4)
Includes 10,000 shares which are unvested and subject to automatic forfeiture under certain circumstances. The address for Harvard Private Capital Holdings, Inc. is c/o Charlesbank Capital Partners, LLC, 200 Clarendon Street, 54th Floor, Boston, MA 02116. Kim G. Davis, Michael R. Eisenson, Tim R. Palmer and Mark A. Rosen are managing directors of Charlesbank Capital Partners, LLC, the discretionary investment advisor to Harvard Private Capital Holdings, Inc. As such, Messrs. Davis, Eisenson, Palmer and Rosen share voting and investment control over the shares. Each disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(5)
The address for Exeter Fund, Inc. Life Sciences Series is 290 Woodcliff Drive, Fairport, NY 14450. Shares consist of shares held by Exeter Fund, Inc. Life Sciences Series (1,883,500 shares and 285,000 warrants). The investment manager to the Exeter Fund, Inc. is Manning & Napier Advisors, Inc., which has investment control and voting discretion over the securities owned by the Fund. The Advisor's Senior Research Group and the Life Sciences Series Research Team, which comprises Dr. Jeffrey Coons, Mr. Jeffrey Herrmann, Mr. Michael Magiera, Mr. Christian Andreach, Mr. Marc Tommasi, Mr. Brian Gambill, Mr. Jeffrey Donlon, Mr. Brian Lester, and Mr. Eric Daniels, are responsible for the oversight of investment and voting decisions made on behalf of the Fund. Each individual disclaims beneficial ownership of the securities held by the Exeter Fund, Inc. Life Sciences Series except to the extent of pecuniary interest therein. Mr. William Manning is the majority shareholder of Manning & Napier Advisors, Inc. The address for Manning & Napier Advisors, Inc. is 290 Woodcliff Drive, Fairport, New York 14450.

(6)
Shares consist of shares held directly by Walker Smith Capital, L.P. (23,471 shares), Walker Smith Capital (QP), L.P. (135,017 shares), Walker Smith International Fund, Ltd. (185,155 shares) (collectively, the "Walker Smith Entities"), SRB Greenway Capital, L.P. (134,451 shares), SRB Greenway Capital (QP), L.P. (1,072,992 shares) and SRB Greenway Offshore Operating Fund, L.P. (62,266 shares). Warrants consist of stock purchase warrants held directly by Walker Smith Capital, L.P. (7,041), Walker Smith Capital (QP), L.P. (40,505), Walker Smith International Fund, Ltd. (55,546) (collectively, the "Walker Smith Entities"), SRB Greenway Capital, L.P. (20,979), SRB Greenway Capital (QP), L.P. (145,526) and SRB Greenway Offshore Operating Fund, L.P. (11,753). Mr. Becker is an investment consultant to the Walker Smith Entities and is eligible to receive a portion of the performance fee, if any, earned by the investment advisors to the Walker Smith Entities on investments he recommends. Mr. Becker does not exercise voting or investment control over the Walker Smith Entities. Mr. Becker disclaims beneficial ownership in such shares except to the extent of his pecuniary interest therein. Mr. Becker's address is 300 Crescent Court, Suite 1111, Dallas, TX 75201.

(7)
Includes 10,000 shares which are unvested subject to automatic forfeiture under certain circumstances. MDS Pharma Services (US) Inc. ("MDSPS") is an indirect wholly-owned subsidiary of MDS Inc. MDSPS is 100% owned by MDS (US) Inc., of which 80% is owned by MDS Inc. and 20% is owned by MDS (Canada) Inc. The address for MDS Pharma Services (US) Inc. is 621 Rose Street, P.O. Box 80837, Lincoln, NE 68501.

(8)
Tang Capital Partners is the record and beneficial owner of 1,083,300 shares of Xenogen's common stock. Tang Capital Management, as the general partner of Tang Capital Partners, and Kevin C. Tang, as the manager of Tang Capital Management, may also be deemed to beneficially own these shares. Mr. Tang disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address for Tang Capital Partners is 4401 Eastgate Mall, San Diego, CA 92121.

(9)
Includes 77,242 shares owned by David W. Carter, 28,572 of which are unvested within 60 days after June 30, 2006 and subject to repurchase by us, 104,171 shares owned by David W. Carter, TTEE The Surviving Trustor's Share U/A/D 05/06/96, and 65,570 shares owned by the Carter Descendants Trust, of which Mr. Carter is a trustee.

(10)
Includes 22,857 shares owned by Pamela Reilly Contag, 9,524 of which are unvested within 60 days after March 1, 2006 and subject to repurchase by us; 214,828 shares owned by Christopher H. Contag and Pamela Reilly Contag, Trustees of the Contag Family Trust dated 11/23/98; and 9,177 shares owned by each of the Ashlyn Grace Contag Irrevocable Trust; the Caitlin Ann Contag Irrevocable Trust; the Carlos and Ann Contag Irrevocable Trust; the John and Juanita Reilly Irrevocable Trust; and the Greyson Christopher Contag Irrevocable Trust. Dr. Pamela R. Contag is a trustee of, but disclaims beneficial ownership of, these respective trusts.

(11)
Mr. Bigham is a director at Abingworth. He shares voting and dispositive power over these shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Bigham's business address is c/o Abingworth Management Inc., 890 Winter Street, First Floor, Waltham, MA 02451.

(12)
Consists of the shares beneficially owned by MDS Pharma Services (US) Inc. Mr. Breckon is Senior Vice President, Corporate Development of MDS Inc. Mr. Breckon disclaims beneficial ownership of the shares held by MDS Pharma Services (US) Inc. except to the extent of his pecuniary interest therein. Mr. Breckon's business address is c/o MDS Inc., 100 International Boulevard, Toronto, Ontario, Canada M9W 6L6.

(13)
Consists of the shares and warrants beneficially owned by Harvard Private Capital Holdings, Inc. Mr. Eisenson is Managing Director and Chief Executive Officer of Charlesbank Capital Partners,

  LLC, which is the investment manager with respect to certain assets of Harvard Private Capital Holdings, Inc. He shares voting and dispositive power over the shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Eisenson's business address is c/o Charlesbank Capital Partners, LLC, 200 Clarendon Street, 54th Floor, Boston, MA 02116.

(14)
10,000 of such shares are unvested and subject to automatic forfeiture under certain circumstances.

(15)
All of these shares are unvested and subject to automatic forfeiture under certain circumstances.

(16)
Includes 70,056 shares that are unvested within 60 days of June 30, 2006 and subject to repurchase by us or automatic forfeiture under certain circumstances.

CHAPTER FIVE—CERTAIN LEGAL INFORMATION

COMPARISON OF STOCKHOLDER RIGHTS

        Both Caliper and Xenogen are incorporated in the state of Delaware. If the merger is consummated, holders of Xenogen preferred and common stock will become holders of Caliper common stock, and the rights of former Xenogen stockholders will be governed by Delaware law and Caliper's certificate of incorporation and by-laws. The rights of Xenogen stockholders under Xenogen's certificate of incorporation and by-laws differ in limited respects from the rights of Caliper stockholders under Caliper's certificate of incorporation and by-laws. These differences are summarized in the table below.

	Caliper Stockholder Rights	Xenogen Stockholder Rights
Corporate Governance:	The rights of Caliper stockholders are currently governed by Delaware law and the certificate of incorporation and by-laws of Caliper.	The rights of Xenogen stockholders are currently governed by Delaware law and the certificate of incorporation and by-laws of Xenogen.
Upon consummation of the merger, the rights of Caliper stockholders will continue to be governed by Delaware law and the certificate of incorporation and by-laws of Caliper.
Upon consummation of the merger, the rights of Xenogen stockholders will continue to be governed by Delaware law. They will also be governed by the certificate of incorporation and by-laws of Caliper Holdings, Inc.
Authorized Capital Stock:
	The authorized capital stock of Caliper consists of 70,000,000 shares of Caliper common stock and 5,000,000 shares of Caliper preferred stock. If the stockholders have approved the certificate of incorporation amendment, the authorized capital stock will consist of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. See "Chapter Six—Caliper Annual Meeting Proposals—Item 2—Amendment of Caliper's Certificate of Incorporation."	The authorized capital stock of Xenogen consists of 100,000,000 shares of Xenogen common stock and 5,000,000 shares of Xenogen preferred stock.
Number of Directors:	Caliper's certificate of incorporation provides that the number of directors shall be determined by the board of directors.
Xenogen's certificate of incorporation provides that the number of directors that constitutes the entire board of directors shall be determined in the manner set forth in the Bylaws of Xenogen. Xenogen's bylaws provide that the exact number of directors shall be determined from time to time by resolution of Xenogen's board of directors.

Classification of Board of Directors:	Caliper's certificate of incorporation and by-laws provide that the board of directors shall be divided into three classes, with each class serving a staggered three-year term.	Xenogen's certificate of incorporation provides that the board of directors shall be divided into three classes, with each class serving a staggered three-year term.
Removal of Directors:	Under Caliper's certificate of incorporation and by-laws, a director may be removed without cause by a vote of the holders of a majority of shares entitled to vote for the election of directors.	Under Xenogen's certificate of incorporation, a director may be removed from office by the stockholders only for cause.
Stockholder Action by Written Consent:	According to Caliper's certificate of incorporation, stockholders may not take any action by written consent.	According to Xenogen's certificate of incorporation and bylaws, stockholders may take by written consent any action allowed to be taken at an annual or special meeting.
Notice of Business at Annual Meetings:
Under Caliper's by-laws, written notice of stockholder meetings, including annual meetings, must include a statement of the purposes for which the meeting is called. Also, stockholder-proposed business may only be transacted if the proposing stockholder provides timely written notice to an officer of the corporation.
Under Xenogen's bylaws, all notices of meetings with stockholders shall be in writing and shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
Liquidation Rights:
	Under Caliper's certificate of incorporation, holders of Caliper common stock are entitled to share ratably in the remaining assets of the corporation, after payment to the preferred stock holders of all amounts to which such preferred holders are entitled.	Under Xenogen's certificate of incorporation, holders of Xenogen common stock are entitled to share ratably in the remaining assets of the corporation.

Voting Rights:	Under the Caliper certificate of incorporation, holders of Caliper common stock elect the board of directors.
Under the Xenogen certificate of incorporation, each share of common stock entitles the holder thereof to one (1) vote on each matter submitted to a stockholder vote. Holders of Xenogen common stock do not have cumulative voting rights.
Dividend Rights:
Under Caliper's certificate of incorporation, holders of common stock are entitled to receive such dividends as may be declared by the Caliper board of directors, subject to the preference of any holders of preferred stock.
Under Xenogen's certificate of incorporation, the board of directors of Xenogen is authorized, subject to limitations prescribed by law, to fix by resolution the dividend rights and the dividend rate of any wholly unissued series of preferred stock.
Appraisal Rights:	Caliper stockholders are not entitled to appraisal rights Delaware law in connection with the merger.	Xenogen stockholders are entitled to appraisal rights under the under the Delaware law in connection with the merger.

Stockholder Rights Plan:
	Caliper adopted a stockholder rights plan in December 2001, under which Caliper issued, to all holders of its common stock, rights to acquire additional shares of Caliper common stock at a discounted price under the circumstances described in the plan. The rights generally become immediately exercisable after any person or group acquires beneficial ownership of 15% or more of the Caliper common stock, or 10 business days after any person or entity announces a tender or exchange offer that would result in a 15% or greater beneficial ownership level of the Caliper common stock. The rights do not have any voting power. If the rights become exercisable and a buyer becomes an acquiring person, as described in the prior sentence, all rights holders, except the acquiring person, will be entitled to purchase, for each right held, $200 worth of Caliper's common stock for $100. Caliper's Board of Directors may amend or terminate the rights plan at any time or redeem the rights prior to the time a person acquires more than 15% of Caliper's common stock.	Xenogen does not have a stockholder rights plan.

DESCRIPTION OF CALIPER CAPITAL STOCK

        The following summary of the current terms of the capital stock of Caliper and the terms of the capital stock of Caliper to be in effect after completion of the merger is not meant to be complete and is qualified by reference to the Caliper certificate of incorporation and Caliper by-laws. Copies of the Caliper certificate of incorporation and Caliper by-laws are incorporated by reference and will be sent to holders of shares of Caliper common stock and Xenogen common stock upon request. See "Chapter Eight—Additional Information for Stockholders—Where You Can Find More Information."

Authorized Capital Stock

        Under the Caliper certificate of incorporation, Caliper's authorized capital stock consists of 70,000,000 shares of Caliper common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. If the proposal to approve an amendment to Caliper's certificate of incorporation is adopted at Caliper's annual meeting, then Caliper's certificate of incorporation will be amended to increase the authorized number of shares of Caliper common stock to 100,000,000. See "Chapter Six—Caliper Annual Meeting Proposals—Item 2—Amendment of Caliper's Certificate of Incorporation."

Caliper Common Stock

        Caliper Common Stock Outstanding.    The outstanding shares of Caliper common stock are, and the shares of Caliper common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable.

        Voting Rights.    Each holder of Caliper common stock is entitled to one vote for each share of Caliper common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

        Dividend Rights; Rights upon Liquidation.    The holders of Caliper common stock are entitled to receive, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Caliper board of directors, subject to any preferential dividend rights granted to the holders of any then outstanding Caliper preferred stock. In the event of liquidation, each share of Caliper common stock is entitled to share pro rata in any distribution of Caliper's assets after payment or providing for the payment of liabilities and the liquidation preference of any then outstanding Caliper preferred stock.

        Preemptive Rights.    Holders of Caliper common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Caliper Preferred Stock

        Blank Check Preferred Stock.    Under the Caliper certificate of incorporation, the Caliper board of directors has the authority, without stockholder approval, to create one or more classes or series within a class of preferred stock, to issue shares of preferred stock in such class or series up to the maximum number of shares of the relevant class or series of preferred stock authorized, and to determine the preferences, rights, privileges, qualifications, limitations, and restrictions of any such class or series, including the dividend rights, dividend rates, voting rights, the rights and terms of redemption, redemption prices, the rights and terms of conversion, liquidation preferences, sinking fund terms, the number of shares constituting any such class or series, and the designation of such class or series. Caliper believes that the power to issue preferred stock will provide flexibility in connection with possible corporate transactions. The issuance of preferred stock could adversely affect the voting power of the holders of common stock and restrict their rights to receive payment upon liquidation and could have the effect of delaying, deferring or preventing a change of control of Caliper. See "—Anti-Takeover Measures." Caliper has no present plans to issue any shares of preferred stock.

Stock Purchase Warrants

        Caliper currently has no outstanding warrants. If the merger described in this Joint Proxy Statement - Prospectus is approved by the stockholders of Caliper and closed, Caliper will issue to Xenogen stockholders and/or warrant holders warrants to purchase 5,125,000 shares of its common stock, exercisable for a five-year period from the date of issuance at a price of $6.79 per share.

Anti-Takeover Measures

        In addition to the board of directors' ability to issue shares of preferred stock, the Caliper certificate of incorporation and by-laws contain several other provisions that are commonly considered to discourage unsolicited takeover bids. The Caliper certificate of incorporation includes a provision classifying the board of directors into three classes with staggered three-year terms and a provision prohibiting stockholder action by written consent except as otherwise provided by law. Under the certificate of incorporation and by-laws, the board of directors may enlarge the size of the board of directors and fill any vacancies on the board of directors.

        Further, provisions of the certificate of incorporation provide that the stockholders may amend certain provisions of the certificate of incorporation only with the affirmative vote of 66 2/3% of Caliper's capital stock. The certificate of incorporation and by-laws provide that nominations for Directors may not be made by stockholders at any annual or special meeting unless the stockholder intending to make a nomination notifies Caliper, a specified period in advance, of its intention to do so and furnishes certain information. The by-laws also provide that special meetings of Caliper's stockholders may be called only by the Chairman of the board of directors, the Chief Executive Officer, the board of directors, or the holders of at least 10% of votes entitled to vote at the meeting and require advance notice of business to be brought by a stockholder before the annual meeting.

        Caliper is subject to the provisions of Section 203 of the Delaware General Corporation Law, a law regulating corporate takeovers (the "Anti-Takeover Law"). In certain circumstances, the Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging in a "business combination" (which includes a merger or sale of more than ten percent of the corporation's assets) with an "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date on which such stockholder became an "interested stockholder" subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder). The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both Directors and officers or by certain employee stock plans). A Delaware corporation subject to the Anti-Takeover Law may "opt out" of the Anti-Takeover Law with an express provision either in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares; such an amendment is effective following expiration of twelve months from adoption. Caliper has not "opted out" of the Anti-Takeover Law.

        Caliper adopted a stockholder rights plan in December 2001, under which Caliper issued, to all holders of its common stock, rights to acquire additional shares of Caliper common stock at a discounted price under the circumstances described in the plan. The rights generally become immediately exercisable after any person or group acquires beneficial ownership of 15% or more of the Caliper common stock, or 10 business days after any person or entity announces a tender or exchange offer that would result in a 15% or greater beneficial ownership level of the Caliper common stock. The rights do not have any voting power. If the rights become exercisable and a buyer becomes an acquiring person, as described in the prior sentence, all rights holders, except the acquiring person, will be entitled to purchase, for each right held, $200 worth of Caliper's common stock for $100. Caliper's Board of Directors may amend or terminate the rights plan at any time or redeem the rights prior to the time a person acquires more than 15% of Caliper's common stock.

        The foregoing provisions of the certificate of incorporation and by-laws, the rights plan, and Delaware law could have the effect of discouraging others from attempting hostile takeovers of Caliper and, as a consequence, they may also inhibit temporary fluctuations in the market price of the common stock that might result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in the management of Caliper. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Transfer Agent

        The transfer agent and registrar for Caliper's common stock is Wells Fargo Shareowner Services. Its telephone number is (800) 401-1957.

Nasdaq National Market Listing

        It is a condition to the merger that the shares of Caliper common stock and warrants to purchase Caliper common stock issuable in the merger be approved for listing on the Nasdaq National Market at or prior to the closing, subject to official notice of issuance.

LEGAL MATTERS

        The validity of the Caliper common stock and warrants to be issued to Caliper stockholders pursuant to the merger will be passed upon by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. It is a condition to the completion of the merger that Caliper and Xenogen receive opinions from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Heller Ehrman LLP, respectively, with respect to the tax treatment of the merger. See "Chapter One—The Merger—The Merger Agreement—Conditions to the Merger" and "The Merger Transaction—Material U.S. Federal Income Tax Consequences of the Merger."

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited Caliper's consolidated financial statements and schedule included in its Annual Report on Form 10-K for the year ended December 31, 2005, and management's assessment of the effectiveness of Caliper's internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this Joint Proxy Statement - Prospectus and elsewhere in the registration statement. Caliper's financial statements and schedule and management's assessment are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        The consolidated financial statements as of December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, and the related financial statement schedule of Xenogen and its subsidiary included in this Joint Proxy Statement - Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHAPTER SIX—CALIPER ANNUAL MEETING PROPOSALS

ITEM 1—MERGER PROPOSAL

        For summary and detailed information regarding the merger proposal, see "Chapter One—The Merger."

Votes Required to Approve the Merger

        The affirmative vote of the holders of a majority of the votes cast at the annual meeting will be required to approve the merger proposal.

        THE CALIPER BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ISSUANCE OF SHARES OF CALIPER COMMON STOCK AND WARRANTS TO PURCHASE SHARES OF CALIPER COMMON STOCK IN CONNECTION WITH THE MERGER.

ITEM 2—AMENDMENT OF CALIPER'S CERTIFICATE OF INCORPORATION

        At the Caliper meeting, holders of Caliper stock will be asked to approve the amendment of Caliper's restated certificate of incorporation. The amendment will increase the number of authorized shares of Caliper common stock to 100,000,000.

        Increase of Authorized Common Stock.    Caliper's certificate of incorporation currently authorizes 70,000,000 shares of common stock and 5,000,000 shares of preferred stock. On June 30, 2006, 33,888,701 shares of Caliper common stock were outstanding.

        Caliper anticipates that it will issue up to approximately 13,200,000 shares of Caliper common stock and warrants to purchase 5,125,000 shares of Caliper common stock in the merger. Further, approximately 7,580,000 Caliper shares will be reserved for issuance under employee stock options and other stock-based awards, under warrants, and for similar purposes. Although there are sufficient authorized yet unissued shares of Caliper common stock to complete the merger and the amendment to increase the authorized Caliper common stock is not a condition to the completion of the merger, Caliper is nonetheless requesting that the holders of Caliper stock approve the amendment of Caliper's restated certificate of incorporation to increase the number of authorized shares of Caliper common stock to 100,000,000.

        At present, Caliper has no plans to issue shares for any purpose other than in connection with the merger. However, the Caliper board of directors believes it is also desirable to have additional shares available for other corporate purposes that might arise in the future, other than in the merger. For example, although Caliper currently meets its obligations to deliver shares under employee stock options and similar arrangements with treasury shares (meaning previously issued shares that have been reacquired by Caliper), it may become desirable in the future to use newly issued shares for this purpose. Shares could also be issued from time to time for acquisitions or to raise capital. Under some circumstances, it is also possible for a company to use unissued shares for antitakeover purposes, but Caliper has no present intention to take any such action.

        Whether or not any future issuance of shares unrelated to the merger would be submitted for stockholder vote depends upon the nature of the issuance, legal and stock exchange requirements, and the judgment of Caliper's board of directors at the time.

Votes Required to Approve the Amendment of the Certificate of Incorporation

        The affirmative vote of the holders of a majority of the outstanding stock of Caliper will be required to approve the amendment of Caliper's restated certificate of incorporation.

THE CALIPER BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF ITEM 2.

ITEM 3—ELECTION OF DIRECTORS

        The Caliper board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director's successor is elected and qualified, unless the elected director is placed in a different class by a vote of the board of directors. This includes vacancies created by an increase in the number of directors.

        The board of directors presently has seven members. There are two directors in the class whose term of office expires in 2006. If elected at the annual meeting, both of these nominees would serve until the 2009 annual meeting and until his or her successor is elected and has qualified, or until the director's death, resignation or removal, unless the elected director is placed in a different class by a vote of the board of directors. It is Caliper's policy to encourage directors and nominees for director to attend the annual meeting. All of the directors then in office attended the 2005 Annual Meeting of Stockholders in person, except for Dr. Daniel Kisner, who attended by telephone conference call.

Nominees for Election for a Three-year Term Expiring at the 2009 Annual Meeting

Kathryn A. Tunstall

        Kathryn Tunstall, age 56, has been a director since February 2004. Ms. Tunstall is Chairman of the Board of Directors of Conceptus, Inc., a public medical technology company. She served as President and CEO of Conceptus from July 1993 through December 1999. From 1990 to 1993, Ms. Tunstall served as President of the Edwards Less Invasive Surgery Division of Baxter International. From 1974 to 1986, Ms. Tunstall served in a variety of management positions in finance, operations and marketing for divisions of American Hospital Supply Corporation, a public manufacturer and distributor of healthcare products. Ms. Tunstall holds a B.A. in Economics with business emphasis from the University of California at Santa Barbara.

E. Kevin Hrusovsky

        E. Kevin Hrusovsky, age 45, was appointed President and CEO immediately following the acquisition of Zymark Corporation, a liquid handling instruments company, by us in July 2003. Prior to the acquisition, Mr. Hrusovsky had served as President and CEO of Zymark since 1996. From 1992 to 1996, Mr. Hrusovsky was Director of International Business, Agricultural Chemical Division, and President of the Pharmaceutical Division, for FMC Corporation, a diversified holding company. From 1983 to 1992, Mr. Hrusovsky held several management positions at E.I. DuPont de Nemours, including North American Sales and Marketing Head, Teflon. He has also served as a board member of the Association for Laboratory Automation since January 2003. He received his B.S. in Mechanical Engineering from Ohio State University, an M.B.A. from Ohio University, an Extended M.B.A. from Harvard University, and an honorary doctorate from Framingham State College for his contributions to life sciences. Mr. Hrusovsky has also been a director of Xenogen since April 2005.

Votes Required to Approve the Election of Directors

        The affirmative vote of the holders of a plurality of the votes cast at the annual meeting will be required to approve the re-election of the two continuing directors.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Directors Continuing in Office Until the 2007 Annual Meeting

Van Billet

        Van Billet, age 52, has been a director since March 2004. Mr. Billet has served as Vice President and Chief Financial Officer of The Berwind Company LLC, a privately held diversified holding company, since May 2002. From May 2001 to April 2002, Mr. Billet was a corporate consultant. From June 2000 to April 2001, Mr. Billet was an executive at Hercules, Inc., a specialty chemical company, and was named Senior Vice President and CFO of Hercules in November 2000. From 1999 through 2000, he served as Vice President and CFO of PJM Interconnection, LLC, an electric power pooling company. From 1995 to 1999, Mr. Billet served in various capacities at Lyondell Chemical Company (formerly ARCO Chemical Company), a chemical manufacturing company, including most recently as Vice President of Finance. Mr. Billet received a B.S. in accounting and business administration from LaSalle University, a J.D. from Suffolk University Law School, and a legal Masters Degree in tax from Temple University Law School.

Robert C. Bishop, Ph.D.

        Robert C. Bishop, Ph.D., age 63, has been a director since April 2002. Dr. Bishop has served as President and Chief Executive Officer of AutoImmune Inc., a biopharmaceutical company, since May 1992 and has been the Chairman of AutoImmune's Board of Directors since May 1999. From 1986 to 1992, Dr. Bishop held senior management positions at Allergan, Inc., an ophthalmic pharmaceutical/medical device company. From 1976 through 1986, Dr. Bishop was an executive of American Hospital Supply Corporation. Dr. Bishop received his B.A. degree in Psychology and a Ph.D. in Biochemistry from the University of Southern California, and his M.B.A. from the University of Miami. Dr. Bishop is also a director of Millipore Corporation and Optobionics Corporation. Dr. Bishop is a member of the Board of Managers/Trustees for the MFS/Sun Life Series Trust and Compass Accounts advised by MFS Investment Management.

David V. Milligan, Ph.D.

        David V. Milligan, Ph.D., age 65, has been a director since October 1996 and was the Chairman of the Board of Directors until July 2002. He is currently Vice-Chairman. He has been a Vice President and Special Limited Partner of Bay City Capital, a merchant bank, since 1997. From 1979 to 1996, Dr. Milligan served in a variety of management positions at Abbott Laboratories, a healthcare products company. During his career at Abbott Laboratories he led both the diagnostic products and pharmaceutical products research and development organizations and was Senior Vice President and Chief Scientific Officer when he retired at the end of 1996. Dr. Milligan is currently Chairman of the Board of Directors of Galileo Pharmaceuticals, lead director of ICOS Corporation and a director of Reliant Pharmaceuticals and Pathway Diagnostics. He is a member of the Chemistry Department Advisory Board of Princeton University as well as the Chemical Sciences Leadership Council of the University of Illinois at Urbana-Champaign. Dr. Milligan holds an A.B. in Chemistry from Princeton University and M.S. and Ph.D. degrees in Organic Chemistry from the University of Illinois.

Directors Continuing in Office until the 2008 Annual Meeting

Dr. Daniel L. Kisner

        Daniel L. Kisner, M.D, age 59, has been a director since March 1999 and has served as Chairman of the Board of Directors since July 2002. He is currently a partner at Aberdare Ventures, a venture capital firm investing in early stage healthcare companies. Dr. Kisner served as Caliper's President and

Chief Executive Officer from February 1999 to July 2002 before being elected Chairman of the Board on July 1, 2002. From May 1994 to January 1999, Dr. Kisner served as a President and Chief Operating Officer of Isis Pharmaceuticals, Inc., a biotechnology company. From February 1993 to May 1994, Dr. Kisner served as Executive Vice President and Chief Operating Officer of Isis Pharmaceuticals. From March 1991 to February 1993, he served as Executive Vice President of Isis Pharmaceuticals and was responsible for business and product development and manufacturing. From December 1988 to March 1991, Dr. Kisner served as Division Vice President of Pharmaceutical Development for Abbott Laboratories. Dr. Kisner has held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the American Board of Internal Medicine and certified in Medical Oncology. Dr. Kisner holds a B.A. from Rutgers University and an M.D. from Georgetown University.

Allan L. Comstock

        Allan L. Comstock, age 62, has been a director since September 2005. Mr. Comstock joined Atlantic Richfield and Company (ARCO) in 1970 and was Vice President and Controller of ARCO from 1993 until his retirement in 2001. Prior to 1993, he held numerous financial and accounting positions, including Manager of Operations Analysis for ARCO Products Company, General Auditor for ARCO, and Vice President of Planning & Control for ARCO Chemical Company. Mr. Comstock holds a B.S. in Accounting and an M.B.A. from Southern Illinois University.

Independence of the Board of Directors

        As required under the Nasdaq National Market listing standards, a majority of the members of a listed company's board of directors must qualify as "independent," as affirmatively determined by the board of directors. The board of directors consults with Caliper's counsel to ensure that the board of directors' determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Caliper, its senior management and its independent registered public accounting firm, the board of directors affirmatively has determined that Van Billet, Robert C. Bishop, Allan L. Comstock and Kathryn A. Tunstall are independent directors within the meaning of the applicable Nasdaq listing standards.

Information Regarding the Board of Directors and its Committees

        As required under applicable Nasdaq listing standards, in fiscal 2005 Caliper's independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Caliper's Secretary at the following address: Caliper Life Sciences, Inc., 605 Fairchild Drive, Mountain View, CA 94043.

        The board of directors has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2005 for each of the committees of the board of directors:

Name	Audit	Compensation		Nominating
Van Billet	X	X		X
Kathryn A. Tunstall		X	*
Robert C. Bishop	X	X		X	*
Total meetings in 2005:	4	3		1

*
Committee Chairperson

        Below is a description of each committee of the board of directors. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding "independence" and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Caliper.

Audit Committee

        The Audit Committee of the board of directors oversees Caliper's corporate accounting and financial reporting process. In this role, the Audit Committee performs several functions. The Audit Committee: evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on Caliper's audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; reviews and approves related party transactions; reviews, prior to announcement, Company press releases disclosing financial results; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by Caliper regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in Caliper's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discusses with management and the independent auditors the results of the annual audit and the results of Caliper's quarterly financial statements. The Audit Committee met four times during the 2005 fiscal year. The Audit Committee has adopted a written Audit Committee Charter, a copy of which can be found on Caliper's corporate website at www.caliperLS.com under "Investors."

        The board of directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Caliper's Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). With Mr. Comstock's election to the board of directors in September 2005, he was appointed the Audit Committee Chairperson and designated as an "audit committee financial expert," as defined in applicable SEC rules. The board of directors made a qualitative assessment of Mr. Comstock's level of knowledge and experience based on a number of factors, including his formal education and his past experience as a financial executive.

Compensation Committee

        Our Compensation Committee reviews and recommends to the board of directors the compensation and benefits of all of Caliper's officers, and reviews general policy relating to compensation and benefits of all of Caliper's employees. The Compensation Committee also reviews and makes recommendations to the board of directors regarding the issuance of stock options and other awards under Caliper's stock plans. Presentation and review of compensation for Caliper's officers, stock plans, and benefit plans are generally completed with the participation of the full board of directors. All members of Caliper's Compensation Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met three times during the 2005 fiscal year.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of the board of directors is responsible for identifying, reviewing and evaluating qualified candidates to serve as directors of Caliper, establishing criteria for membership on the board of directors, recommending to the board of directors candidates for election to the board of directors, including the reelection of current directors to the board of directors, making recommendations to the board of directors regarding the membership of the committees of the board of directors, assessing the performance of the board of directors, including the committees of the board of directors, and overseeing all aspects of Caliper's corporate governance functions. Caliper's Nominating and Corporate Governance Committee charter can be found on Caliper's corporate website at www.caliperLS.com under "Investors." All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met once during the 2005 fiscal year.

        The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise in the life sciences industry in order to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Caliper, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Caliper's stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of Caliper and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and Caliper, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors' overall service to Caliper during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board of directors. The Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the board of directors by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of Caliper's voting stock.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the board of directors may do so by delivering a written recommendation addressed to Caliper's Secretary at the following address: Caliper Life Sciences, Inc., 605 Fairchild Drive, Mountain View, CA 94043. The Secretary will then forward the communication to the Nominating and Corporate Governance Committee. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Caliper's common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors

        The board of directors met twelve times during fiscal year 2005. Each board member attended 75% or more of the aggregate number of the meetings of the board of directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Stockholder Communications with the Board of Directors

        Caliper's board of directors has adopted a formal process by which stockholders may communicate with the board of directors or any of its directors. This information is available on Caliper's website at www.CaliperLS.com under "Investors."

Code of Ethics

        Caliper has adopted the Caliper Life Sciences, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on Caliper's website at www.CaliperLS.com under "Investors." If Caliper makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, Caliper will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

        The Audit Committee of the board of directors was comprised of Mr. Comstock, Dr. Bishop, and Mr. Billet as of December 31, 2005. The board of directors appointed Mr. Billet to the Audit Committee in April 2005. Upon Mr. Comstock's election to the board of directors in September 2005, he was appointed Chairperson of the Audit Committee, replacing Ms. Tunstall, who at the time was serving as Chairperson of the Audit Committee. All current and former members of Caliper's Audit Committee are or were independent (as independence is defined in Rules 4200(a)(15) and 4350(d) of the Nasdaq listing standards).

        The Audit Committee oversees Caliper's financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Caliper's Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee is responsible for reviewing, approving and managing the engagement of the independent auditors, including the scope, extent and procedures of the annual audit and compensation to be paid therefore, and all other matters the Audit Committee deems appropriate, including the independent auditors' accountability to the board of directors and the Audit Committee. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Caliper's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and Caliper, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and has considered the compatibility of non-audit services with the auditors' independence.

        The Audit Committee discussed with Caliper's independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluation of Caliper's internal controls and the overall quality of Caliper's financial reporting. The Audit Committee held four meetings during the fiscal year ended December 31, 2005.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in Caliper's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC. The Audit Committee has also retained, subject to stockholder ratification described in Item 4, Ernst & Young LLP as Caliper's independent registered public accounting firm for the fiscal year ending December 31, 2006.

AUDIT COMMITTEE
Allan L. Comstock (Chair) Robert C. Bishop, Ph.D. Van Billet

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act.

ITEM 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of the board of directors has selected Ernst & Young LLP as Caliper's independent registered public accounting firm for the fiscal year ending December 31, 2006 and further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited Caliper's financial statements since December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to stockholder questions.

        Neither Caliper's bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as Caliper's independent registered public accounting firm. However, the Audit Committee of the board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the board of directors in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Caliper and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

        The following table represents aggregate fees billed to Caliper for fiscal years ended December 31, 2005 and December 31, 2004, by Ernst & Young LLP, Caliper's independent registered public accounting firm.

	Fiscal Year Ended
	2005	2004
	(In thousands)
Audit Fees	$934	$832
Audit-related Fees	—	—
Tax Fees	88	67
All Other Fees	—	—

Total Fees	$1,022	$899

        Audit Fees.    Consists of fees billed for professional services rendered for the audit of Caliper's financial statements and review of the interim financial statements included in quarterly reports, Section 404 attest services, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. During 2005, the increase in fees was due to audit services related to Caliper's acquisition of NovaScreen Biosciences Corporation.

        Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Caliper's financial statements and are not reported under "Audit Fees."

        Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. During each of the fiscal years ended December 31, 2005 and 2004, these services included the preparation and review of Caliper's income tax returns and general tax advice and planning.

        All Other Fees.    Consists of fees for products and services other than the services described above.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

        All fees for services rendered in 2005 described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

        Caliper's Audit Committee pre-approves all audit and permissible non-audit services provided by its independent auditors. These services may include audit services, audit-related services, tax services and other services. Prior to engaging Caliper's independent auditors to render an audit or permissible non-audit service, the Audit Committee specifically approves the engagement of Caliper's independent auditors to render that service. Accordingly, Caliper does not engage its independent auditors to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of Ernst & Young LLP to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services.

Votes Required to Approve the Ratification of the Selection by the Audit Committee of Ernst & Young LLP as Caliper's Independent Registered Public Accounting Firm

        The affirmative vote of the holders of a majority of the votes cast at the annual meeting will be required to approve the ratification of the selection by the Audit Committee of Ernst & Young LLP as Caliper's independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF ITEM 4.

EXECUTIVE OFFICERS

        The following are Caliper's executive officers and key employees, together with their ages and biographical information, as of June 30, 2006. For the biographical information with respect to E. Kevin Hrusovsky, Caliper's President and Chief Executive Officer, see Item 3—Election of Directors.

        Bruce J. Bal, age 48, was appointed to the position of Vice President, Operations and Aftermarket Businesses following the acquisition of Zymark. Mr. Bal joined Zymark in 1997 as Vice President of R&D and Operations. He previously worked at FMC Corporation, a diversified holding company, in the Biotechnology Division as Director of Operations. He has also held a wide range of management positions in his 13 years at E.I. DuPont de Nemours and was general manager of United States Pollution Control, Inc. in Utah. Mr. Bal received a B.S. in Chemical Engineering from the University of Wisconsin in 1981 and an MBA from Loyola University, Louisiana in 1986.

        Enrique Bernal, age 67, was appointed to the position of Vice President, Instrument R&D following the acquisition of Zymark. Mr. Bernal joined Zymark in February 1999, prior to which he worked at Galileo Corporation of Sturbridge, Massachusetts, a developer and manufacturer of electron multipliers and optical fiber products, where he was responsible for all engineering functions and product development. Previously, he had spent 29 years at Honeywell Inc. He received a B.S. in Physics from the College of St. Thomas, and a Masters in Physics from the University of Minnesota.

        Paula J. Cassidy, age 37, was appointed Vice President, Human Resources in November 2005. Ms. Cassidy previously was Vice President, Human Resources at Virtusa, Corp., a global provider of software development and related IT services. In that position, Ms. Cassidy was responsible for all aspects of the human resources function. Prior to joining Virtusa Corp in 2003, Ms. Cassidy was with

Innoveda, Inc., a publicly traded provider of software and services for the electronic design automation industry. Innoveda had facilities all over the world including the United States, Europe, Israel and Asia. Prior to Innoveda, Ms. Cassidy was Vice President, Human Resources for a wholly-owned subsidiary of Synopsys, Inc. Ms. Cassidy started her career in Human Resources at Viewlogic Systems, Inc. and held various management positions while at Viewlogic. Ms. Cassidy received a B.S. in Sociology from St. Anselm College.

        Andrea W. Chow, Ph.D., age 48, was appointed Vice President, Microfluidics R&D in December 2003. Prior to that, she held the position of Senior Director of Microfluidics at Caliper. Before joining the company in 1997, Dr. Chow conducted research at the Lockheed Palo Alto Research Laboratories and SRI International, and completed a postdoctoral fellowship at the University of Bristol in the United Kingdom. Dr. Chow received her B.S. degree in Chemical Engineering from the University of Southern California, and M.S. and Ph.D. degrees in Chemical Engineering from Stanford University.

        Stephen E. Creager, age 52, was appointed Vice President, General Counsel and Secretary in June 2003. Prior to that he held the position of Associate General Counsel. Before joining the company in October 2002, Mr. Creager was Vice President of Business Development for Tyco Electronics, an operating unit of Tyco International involved in the development and manufacture of electronic components. In this role, he provided the legal support for the business development initiatives of Tyco Electronics, including the acquisition of over 40 businesses. Prior to taking on these business development responsibilities at Tyco Electronics, Mr. Creager served as the General Counsel of Tyco Electronics. Prior to that, Mr. Creager served as Associate General Counsel of Raychem Corporation, a manufacturer of electronic components, from November 1993 until August 1999, when Raychem was acquired by Tyco Electronics. Prior to his experience at Raychem, Mr. Creager was in private legal practice for nine years. Mr. Creager received a B.A. degree from The Evergreen State College, and a Masters of Philosophy degree in economics and a J.D. degree, both from Yale University.

        Thomas T. Higgins, age 54, joined the company in January 2005 as Executive Vice President and Chief Financial Officer. Previously, Mr. Higgins was Executive Vice President, Operations and Chief Financial Officer at V.I. Technologies, Inc. (now Panacos Pharmaceuticals, Inc.), a biotechnology company developing novel anti-infective technologies. In that position, Mr. Higgins was responsible for finance and accounting, capital financing activities, investor relations, and research and development support activities. Mr. Higgins also had responsibility for the New York-based plasma manufacturing business until its divesture in 2001. Prior to joining V.I. Technologies in 1998, Mr. Higgins was with Cabot Corporation, a global specialty chemicals company, from 1985 where he held various senior operations and finance positions during his tenure. In his last position he served as Executive Vice President of Cabot's LNG operations, and prior to that was responsible for Cabot's Asia Pacific carbon black operations. He also served in other senior management roles for Cabot's Asia business. Before Cabot, Mr. Higgins was with PricewaterhouseCoopers. Mr. Higgins holds a B.B.A with honors from Boston University.

        William C. Kruka, age 45, joined the Company in 2002 as Vice President, Business Development. Previously, Mr. Kruka was Senior Manager of Business Development with Applied Biosystems Group, a life science tool provider. In this role, he led the business development initiatives for proteomics, including related mass spectrometry, sample preparation, chromatography and microfluidic technologies. These initiatives included developing strategy, formulating deal structures and negotiating collaborations, licensing deals and divestitures. He also chaired an internal business development council that addressed strategic and operational matters from a cross-functional business and technology perspective. Prior to Applied Biosystems, Mr. Kruka held a number of corporate business development, sales, marketing and administration positions with Applera and its predecessors, PE Corporation and The Perkin-Elmer Corporation, from 1983 to 2002.

        David Manyak, Ph.D., age 53, joined the Company in 2005 as Executive Vice President, Drug Discovery Services. Previously, Dr. Manyak was Chief Executive Officer of NovaScreen Biosciences Corporation, which was acquired by the company in October 2005, since January 1993. Dr. Manyak has more than 20 years of experience in research, financial analysis, and management of biotechnology companies. Dr. Manyak was a biotechnology industry consultant and was co-founder and former Director of GeneMedicine Inc., a gene therapy company that had its initial public offering in 1994 and has since merged to form Valentis Corp. He was previously employed by Merrill Lynch & Co. (from 1985 to 1990) as Vice President, Senior Biotechnology Industry Analyst, and held a similar position as an analyst with Value Line Inc. (from 1983 to 1985). Dr. Manyak holds a Ph.D. in Zoology/Biochemistry from Duke University and a B.A. from Brown University.

        Peter F. McAree, age 42, was appointed to the position of Vice President, Finance following the acquisition of Zymark. Mr. McAree joined Zymark as Chief Financial Officer in May 2001 after serving in the same capacity as an independent consultant since November 2000. From January 2000 through November 2000, Mr. McAree served as Chief Financial Officer of Iconomy.com, Inc., a commerce solutions provider. From January 1999 through December 1999 Mr. McAree was an independent consultant. From January 1997 through December 1998, Mr. McAree served as Executive Vice President and Vice President, Finance at Elcom International, Inc., a commercial distributor of personal computers, and as President of its electronic commerce software business, Elcom Systems, Inc. Prior to Elcom, Mr. McAree was Chief Financial Officer of Geerlings & Wade, Inc., a direct marketer of wine, from 1995 through 1996. Mr. McAree began his career in the Enterprise Group of Arthur Andersen, Boston, where he held various positions, most recently as Senior Manager in 1995. He received his B.S. in Accountancy from Bentley College, and is a licensed Certified Public Accountant in Massachusetts.

        Auro Nair, Ph.D., age 45, was appointed Vice President, Worldwide Marketing and Sales in March 2006. He previously held the position of Vice President, Global Marketing and was appointed to the position of Vice President, North American Sales following the acquisition of Zymark, where since 1998 he had led Zymark's North American Sales organization. Prior to his employment at Zymark, Dr. Nair managed Quality Compliance and Analytical Services at Glaxo Wellcome, Singapore, where he was responsible for all analytical chemistry support for two manufacturing plants and a pilot facility. Dr. Nair received his Ph.D. in Analytical Chemistry from the University of Oklahoma, a B.S. in Chemistry from the University of Sciences, Malaysia, and an M.B.A. from Suffolk University.

        Mark T. Roskey, Ph.D., age 46, currently serves as Vice President Reagents and Applied Biology. Most recently, he held the position of Vice President, North American Sales, and was appointed to the position of Vice President, Worldwide Marketing following the acquisition of Zymark, where he had held this role since he joined Zymark in December 2001. Prior to that, Dr. Roskey worked for six years at Applied Biosystems, a life sciences company, where he served as Director of Marketing. He has more than 15 years of experience in product research, development and strategic marketing with complex biological solutions and automated instrument systems. Dr. Roskey holds a B.S. in Biology from Framingham State College, a Ph.D. in Microbiology from the University of Notre Dame and completed a postdoctoral fellowship in Molecular Immunobiology at the Harvard Medical School.

        Jean-Louis Rufener, age 61, was appointed to the position of Vice President, International Operations following the acquisition of Zymark. At Zymark, he had held this position since Zymark acquired Scitec Automation Holdings in August 1999. During his tenure at Scitec, a liquid handling and laboratory automation company, Mr. Rufener held the position of President and CEO. Prior to Scitec, Mr. Rufener was President of Tecan Corporation. Mr. Rufener holds a degree in Chemical Engineering from the Institute of Technology, Canton Bern, Switzerland.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of Caliper's common stock as of June 30, 2006, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Caliper as a group; and (iv) all those known by Caliper to be beneficial owners of more than five percent of its common stock.

	Shares Issuable Pursuant to Options, Restricted Stock Units and Other Securities Exercisable within 60 days of June 30, 2006	Beneficial Ownership(1)
Beneficial Owner		Number of Shares (Including Number Shown in First Column)	Percentage of Total
Directors And Executive Officers
E. Kevin Hrusovsky	537,082	667,907	1.94%
Stephen E. Creager	119,039	123,375	*
Andrea W. Chow, Ph.D.	87,959	94,714	*
William C. Kruka	170,610	185,411	*
Thomas T. Higgins	34,375	42,131	*
Daniel L. Kisner, M.D.(2)(12)	640,021	748,122	2.17%
Robert C. Bishop, Ph.D.(12)	46,000	46,000	*
Van Billet(3)(12)	32,000	32,000	*
Allan L. Comstock(12)	25,000	26,000	*
David V. Milligan, Ph.D.(4)(12)	54,210	110,832	*
Kathryn A. Tunstall(12)	32,000	32,000	*
5% Stockholders
Xenogen Corporation(5)	1,716,494	5,889,960	16.54%
The Berwind Company LLC(6)	—	3,150,000	9.30%
Dimensional Fund Advisors Inc.(7)	—	2,426,037	7.16%
LeRoy C. Kopp(8)	—	1,974,280	5.83%
Millenco, L.P.(9)	—	1,917,857	5.66%
Platinum Asset Management Limited(10)	—	3,365,274	9.93%
Royce & Associates, LLC(11)	—	3,465,800	10.23%
All directors and executive officers as a group (19 persons)	2,313,919	3,436,892	9.49%

*
Represents beneficial ownership of less than 1% of the outstanding shares of Caliper's common stock.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Caliper believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,888,701 shares outstanding on June 30, 2006, adjusted as required by the SEC.

(2)
Includes 82,461 shares held by The Kisner Revocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, 12,820 shares held by The Jordon Renee Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is a trustee, and 12,820 shares held by The Griffin Daniel Kisner Exempt Irrevocable Trust u/a/d 9/23/99, of which Dr. Kisner is trustee.

(3)
Mr. Billet is Chief Financial Officer of The Berwind Company LLC. Mr. Billet disclaims any beneficial ownership of shares held by The Berwind Company LLC.

(4)
Includes 56,622 shares held by The David V. Milligan Trust dated October 19, 1991, of which Dr. Milligan is a trustee.

(5)
Each of the Caliper securities indicated as beneficially owned by Xenogen Corporation is also indicated as being beneficially owned in the table above by The Berwind Company LLC or one or more of our directors or executive officers. Xenogen has entered into voting agreements dated as of February 10, 2006, with certain of our stockholders which provide that the signatory will vote (or cause to be voted) in person or by proxy all shares of Caliper common stock held by such signatory in favor of the issuance of shares of Caliper common stock in connection with the proposed merger of Caliper and Xenogen and the transactions contemplated by the Merger Agreement. Xenogen does not admit that it is the beneficial owner of any of the Caliper securities referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any other purpose, and such beneficial ownership is expressly disclaimed. Xenogen's address is 860 Atlantic Avenue, Alameda, CA 94501.

(6)
Voting and/or dispositive decisions with respect to the shares held by The Berwind Company LLC are made by Van Billet, one of our directors, or another officer or the board of The Berwind Company LLC. Mr. Billet holds beneficial ownership of these shares, but disclaims such beneficial ownership. The Berwind Company LLC is headquartered at 5 Hog Island Road, Philadelphia, PA 19153.

(7)
Represents shares held as of February 1, 2006. Dimensional Fund Advisors Inc. is a registered investment advisor and serves as investment manager for various registered investment companies, other commingled investment vehicles and separate accounts. Certain of these accounts and investment vehicles hold beneficial ownership over the shares of Caliper common stock reported in the table above. In its role as investment advisor, Dimensional Fund Advisors Inc. possesses voting and investment power over the shares held by the accounts and investment vehicles it manages, but expressly disclaims any ownership of such shares. Dimensional Fund Advisors Inc. is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(8)
Represents shares beneficially owned, including through three entities: Kopp Investment Advisors LLC (KIA), an investment advisor; Kopp Holding Company LLC (KHC), which owns KIA; and Kopp Holding Company, which owns KHC and which is controlled by LeRoy C. Kopp. Each of these entities report a mixture of shared and sole voting and investment power. Represents shares beneficially owned as of January 18, 2006. The address of all of these reporting persons is 7701 France Avenue South, Suite 500, Edina, MN 55435.

(9)
Represents shares beneficially owned, including through three entities, Millenco LP, Millennium Management LLC, a general partner of Millenco, and Israel A. Englander, managing member of Millennium Management. Voting and/or dispositive decisions with respect to the shares held by Millenco, LP are made by Israel A. Englander. Voting and/or dispositive decisions with respect to the shares held by Millennium Management, LLC are made by Israel A. Englander. Mr. Englander disclaims beneficial ownership of the shares owned by Millenco, LP and Millennium Management LLC except to the extent of his proportionate pecuniary interest therein. Millenco, LP is located at 666 Fifth Avenue, 8th Floor, New York, NY 10013.

(10)
Represents shares held as of March 6, 2006 by a number of funds managed by Platinum Asset Management Limited. Voting and/or dispositive decisions with respect to the shares held by Platinum Asset Management are made by Mr. Kerr Neilson. Platinum Asset Management is located at Level 4, 55 Harrington Street, Sydney, Australia 2000.

(11)
Represents shares beneficially owned as of March 31, 2006 by Royce & Associates, LLC on behalf of various of its client accounts, which include investment companies registered under the Investment Company Act of 1940, unregistered investment companies and institutional separate accounts. Royce & Associates, LLC is an investment adviser registered under the Investment Advisers Act of 1940 and is located at 1414 Avenue of the Americas, New York, NY 10019. In its role as investment adviser to its client accounts, Royce & Associates possesses both voting and investment power over the shares of Caliper common stock set forth in the table.

(12)
A portion of the shares in the column captioned "Number of Shares (Including Number Shown in First Column)", represented by shares issuable pursuant to options included in the column captioned "Shares Issuable Pursuant to Options and Warrants Exercisable within 60 days of June 30, 2006", are unvested and subject to automatic forfeiture under certain circumstances.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires Caliper's directors and executive officers, and persons who own more than ten percent of a registered class of Caliper's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Caliper. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Caliper with copies of all Section 16(a) forms they file.

        To Caliper's knowledge, based solely on a review of the copies of such reports furnished to Caliper and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except as follows: Dr. Manyak filed a late report on Form 3 with respect to securities beneficially owned as of October 3, 2005, the date he became an employee of Caliper.

COMPENSATION OF DIRECTORS

        Non-employee directors receive (1) a fee for attendance at each Board of Directors meeting of $2,500 per meeting if attended in person, or $1,000 if attended by phone or videoconference, and (2) a fee for attendance on telephonic conference calls to discuss matters relating to Caliper at which all directors are requested to attend but that are not official meetings of the Board of Directors, in the amount of $1,000 per conference call. Non-employee directors also received for their service on the Board of Directors an annual retainer of $15,000, payable quarterly in arrears. This annual retainer is in addition to the per-meeting fees described above. The Chair of the Audit Committee also receives an annual retainer of $5,000 and each other member of the Audit Committee receives an annual retainer of $3,000. The Chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each also receive an annual retainer of $2,500 and each other member of these Committees receives an annual retainer of $1,000, in all cases payable quarterly in arrears. Non-employee directors receive no cash compensation for attendance at committee meetings. Employee directors (Mr. Hrusovsky and Dr. Kisner) receive no annual retainer or cash compensation for attendance at Board of Directors or committee meetings. All directors are reimbursed for expenses in connection with attendance at Board of Directors and committee meetings.

        Each of Caliper's non-employee directors also receives stock option grants under the 1999 Non-Employee Directors' Stock Option Plan. The number of shares of common stock that may be issued pursuant to options granted under the directors' plan is 549,023 and is increased one day after each annual meeting of stockholders by the greater of 0.3% of the outstanding shares on a fully-diluted basis or the number of shares that could be issued under options granted under the directors' plan during the prior 12-month period. The directors' plan is administered by Caliper's Board of Directors, unless the Board of Directors delegates administration to a committee comprised of not less than two members of the Board of Directors. Options granted under the directors' plan are not intended to qualify as incentive stock options under the Internal Revenue Code.

        Option grants under the directors' plan are non-discretionary. Pursuant to the current terms of the directors' plan, each person who is first elected as a non-employee director will automatically be granted an option to purchase 25,000 shares of common stock upon such election. The initial grant will be fully exercisable upon the date of grant and will vest monthly over five years. Shares received upon exercise are restricted and may not be sold until vested. In addition, one day after each annual meeting of Caliper's stockholders, each non-employee director will automatically receive another option if the recipient has been a non-employee director for at least the prior six months. The annual grant will cover 14,000 shares for the Chairman of the Board of Directors and 7,000 shares for all other non-employee directors, and will be fully exercisable upon the date of grant and will vest in 12 months. The exercise price of options granted under the directors' plan is equal to 100% of the fair market value of the common stock subject to the option on the date of the grant, and the term of options granted under the directors' plan is ten years.

        During the last fiscal year, Caliper granted options to purchase a total of 53,000 shares of Caliper's common stock to Caliper's non-employee directors, including 25,000 options at an exercise price per share of $6.82, and 28,000 options at an exercise price of $6.95. One non-employee director received initial grants to purchase 25,000 shares of common stock, and four other non-employee directors each received an annual option grant to purchase 7,000 shares of Caliper's common stock. Dr. Kisner, as the Chairman of the Board of Directors and an employee-director, was granted an option to purchase 14,000 shares of Caliper's common stock at an exercise price per share of $6.95 under the 1999 Equity Incentive Plan. As of June 30, 2006, a total of [245,400] options have been granted under the directors' plan, of which [85,600] options have been cancelled or have expired, and [7,000] options have been exercised.

        As part of Caliper's ongoing program of research and development, Caliper entered into an annual renewable consulting agreement with Dr. David V. Milligan, Caliper's Vice-Chairman of the Board of Directors, effective January 1, 2004. Under the terms of the consulting agreement, Dr. Milligan agreed to provide consulting services to Caliper in certain fields described in the agreement, and Caliper agreed to pay Dr. Milligan $30,000 per year, payable monthly.

        Caliper has entered into an employment agreement with Dr. Kisner in connection with his service as Chairman of the Board of Directors. See the section below entitled "Employment, Severance and Change of Control Agreements" for a description of Dr. Kisner's agreement.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

        The following table shows for the years ended December 31, 2005, 2004 and 2003, compensation awarded or paid to, or earned by, Caliper's current Chief Executive Officer, and its other four most highly compensated executive officers at December 31, 2005 (the "Named Executive Officers"):

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock(1)	Securities Underlying Options	All Other Compensation
E. Kevin Hrusovsky, President and Chief Executive Officer(2)	2005 2004 2003	$396,667 380,004 177,047	440,000 418,000 —	— — —	250,000 468,000 546,000	40,000 80,000 700,000	1,727 1,010 —
Thomas T. Higgins Executive Vice President and Chief Financial Officer(3)	2005 2004 2004	$254,167 — —	88,958 — —	— — —	479,375 — —	113,500 — —	— — —
Stephen E. Creager, Vice President and General Counsel(4)	2005 2004 2003	$219,167 210,000 199,398	72,325 69,300 32,901	— — —	84,375 157,950 —	13,500 27,000 23,000	618 618 —
William C. Kruka, Vice President, Business Development(5)	2005 2004 2003	$213,503 206,016 206,016	76,861 81,576 37,083	— — —	75,000 128,700 —	12,000 22,000 80,000	76,672 66,726 66,726
Andrea W. Chow, Ph.D., Vice President, Microfluidics(6)	2005 2004 2003	$198,333 190,000 173,837	54,542 57,475 22,947	— — —	62,500 87,750 86,278	10,000 45,000 29,400	— — —

(1)
The table caption "Restricted Stock" and use of this defined term or the term "Restricted Shares" below includes both restricted common stock and restricted stock unit awards.

(2)
Mr. Hrusovsky became Caliper's Chief Executive Officer and an employee of Caliper on July 14, 2003, in connection with the closing of Caliper's acquisition of Zymark Corporation. In 2005, Mr. Hrusovsky was granted 40,000 restricted stock units valued at $6.25 on the date of grant, August 17, 2005. In 2004, Mr. Hrusovsky was granted 80,000 restricted stock units valued at $5.85 on the date of grant, July 30, 2004. In 2003, under the terms of his employment agreement, Mr. Hrusovsky was granted 100,000 shares of restricted common stock valued at $5.46 on the date of grant, July 14, 2003. As of December 31, 2005, Mr. Hrusovsky's holdings included 143,750 unvested restricted shares having a value of $845,206. Mr. Hrusovsky's 2003 restricted stock unit awards are subject to vesting over four years with 25% of the shares vesting one year from the date of grant and 6.25% of the shares vesting each quarter thereafter. Restricted stock awards to Mr. Hrusovsky in 2005 and 2004 are subject to vesting over 4 years with 25% of the shares vesting annually from the date of the grant. Mr. Hrusovsky's "All Other Compensation" in 2005 and 2004 consisted of $1,367 and $650, respectively, for tax preparation services and $360 in each year for term life insurance premiums. Mr. Hrusovsky's compensation in 2003 does not include compensation earned by Mr. Hrusovsky prior to the acquisition of Zymark by Caliper, which compensation included a stay bonus and success fee earned by Mr. Hrusovsky and assumed by Caliper as a liability in the acquisition of Zymark. The amount of cash consideration paid by Caliper for Zymark was reduced dollar for dollar by the amount of the stay bonus and success fee obligation. This obligation was paid by Caliper in September 2003.

(3)
Mr. Higgins became Caliper's Chief Financial Officer and an employee of Caliper on January 10, 2005. Under the terms of his employment offer letter, Mr. Higgins was granted 50,000 restricted stock units valued at $7.90 on the date of the grant, January 10, 2005. He was additionally granted 13,500 restricted stock units valued at $6.25 on the date of the grant, August 17, 2005. As of December 31, 2005, Mr. Higgins' holdings include 63,500 unvested restricted shares having a value of $373,380. Mr. Higgins' January 10, 2005 restricted stock award is subject to vesting over four years with 25% of the shares vesting one year from the date of the grant and 6.25% of the shares vesting each quarter thereafter. His August 17, 2005 restricted stock award is subject to vesting over four years with 25% of the shares vesting annually from the date of the grant.

(4)
In 2005, Mr. Creager was awarded 13,500 restricted stock units valued at $6.25 on the date of the grant, August 17, 2005. In 2004, Mr. Creager was awarded 27,000 restricted stock units valued at $5.85 on the date of grant, July 30, 2004. Mr. Creager's restricted stock awards are subject to vesting over four years with 25% of the shares vesting annually from the date of the grant. Mr. Creager's holdings include 33,750 unvested restricted shares having a value of $198,450 at December 31, 2005. Mr. Creager's "All Other Compensation" in 2005 and 2004 consisted of $618 for term life insurance premiums in each year.

(5)
In 2005, Mr. Kruka was awarded 12,000 restricted stock units valued at $6.25 on the date of the grant, August 17, 2005. In 2004, Mr. Kruka was awarded 22,000 restricted stock units valued at $5.85 on the date of grant, July 30, 2004. Mr. Kruka's restricted stock awards are subject to vesting over four years with 25% of the shares vesting annually from the date of the grant. Mr. Kruka's holdings include 28,500 unvested restricted shares having a value of $167,580 at December 31, 2005. Mr. Kruka's "All Other Compensation" in 2005 includes $76,470 and in 2004 and 2003 includes $65,523 of loan forgiveness and associated tax gross-up related to a relocation loan described further in the section below entitled, "Certain Relationships and Related Transactions — Indebtedness of Management." Mr. Kruka's "All Other Compensation" in each year also included $203 for term life insurance premiums. Mr. Kruka's date of hire was May 15, 2002.

(6)
In 2005, Dr. Chow was awarded 10,000 restricted stock units valued at $6.25 on the date of the grant, August 17, 2005. In 2004, Dr. Chow was awarded 15,000 restricted stock units valued at $5.85 on the date of grant, July 30, 2004. In 2003, Dr. Chow was awarded 16,437 restricted shares, on July 10, 2003, valued at $5.25 per share in connection with Caliper's acquisition of Zymark. Dr. Chow's 2004 and 2005 restricted stock awards are subject to vesting over four years with 25% of the shares vesting annually from the date of the grant. Dr. Chow's 2003 restricted shares vested after one year. Dr. Chow's holdings include 21,250 unvested restricted shares having a value of $124,950 at December 31, 2005.

Stock Option Grants and Exercises

        As of June 30, 2006, options to purchase a total of [6,324,668] shares were outstanding under Caliper's 1999 Equity Incentive Plan and Acquisition Incentive Plan, collectively, and [2,745,044] shares remained available for future grants under these plans.

        The following tables show, for the fiscal year ended December 31, 2005, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers.

        The exercise price of each option was equal to the closing sales price of Caliper's common stock as reported on the Nasdaq Stock Market for the last market trading day prior to the date of grant. The exercise price may be paid in cash, in shares of Caliper's common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. With the exception of options to purchase 100,000 shares granted to Mr. Higgins upon his employment, the options granted to Caliper's executive officers in 2005 vest over four years with 25% of the shares vesting annually from the date of grant. Each of the options has a 10-year term, subject to earlier termination if the optionee's service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable. See the section entitled "Employment, Severance and Change of Control Arrangements" below for a description of Caliper's agreements with Named Executive Officers concerning stock options that have been granted to them.

        The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent Caliper's prediction of its stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. On June 30, 2006, the closing sales price of Caliper's common stock was $[4.87].

        Percentages shown under "Percentage of Total Options to Employees in 2005" are based on an aggregate of 518,965 options granted to employees, consultants and directors of Caliper under its stock option plans during 2005.

	Option Grants in Last Fiscal Year Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Shares Underlying Option Granted
		Percentage of Total Options to Employees in 2005
Name			Exercise Price Per Share	Expiration Date
					5%	10%
E. Kevin Hrusovsky	40,000	7.71%	$6.25	08/16/2015	$157,223	$398,436
Stephen E. Creager	13,500	2.60%	$6.25	08/16/2015	$53,063	$64,128
Andrea W. Chow, Ph.D.	10,000	1.93%	$6.25	08/16/2015	$39,306	$99,609
William C. Kruka	12,000	2.31%	$6.25	08/16/2015	$47,167	$119,531
Thomas T. Higgins	100,000	19.27%	$7.90	01/09/2015	$496,827	$1,404,502
Thomas T. Higgins	13,500	2.60%	$6.25	08/16/2015	$53,063	$1,117,734

Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal Year-End Option/SAR Values

        The following table presents the number and value of securities underlying unexercised options that are held as of December 31, 2005 by each of the individuals listed in the Summary Compensation Table.

        Amounts shown under the column "Value Realized" are based on the closing sales price of Caliper's common stock as reported on the Nasdaq Stock Market on the date of exercise, less the exercise price. Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 2005" are based on the closing price of Caliper's common stock of $5.88 on December 31, 2005 as reported on the Nasdaq Stock Market, less the exercise price, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option.

	Number of Securities Underlying Unexercised Options at December 31, 2005
			Value of Unexercised In-the-Money Options at December 31, 2005
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
E. Kevin Hrusovsky	447,916	372,084	$178,375	$118,025
Stephen E. Creager	102,852	60,648	181,989	52,951
Andrea W. Chow	81,433	40,557	96,839	10,045
William C. Kruka	150,241	63,759	118,189	57,971
Thomas T. Higgins	—	113,500	—	—

Employment, Severance and Change of Control Agreements

        Employment Agreement with Mr. Hrusovsky.    In June 2003, Caliper entered into an employment agreement with Mr. E. Kevin Hrusovsky to serve as President and Chief Executive Officer at a base salary of $380,004 a year starting upon the closing of Caliper's acquisition of Zymark, which occurred in July 2003. Mr. Hrusovsky's current annual base salary is $416,000, which was approved at the recommendation of the Compensation Committee of the Board by Caliper's Board of Directors in March 2006. Pursuant to the terms of the employment agreement, Mr. Hrusovsky is eligible to earn an annual incentive bonus in the target amount of 100% of his then-current base salary, less standard withholdings and deductions. The annual incentive bonus will be determined by the Board of Directors and may be increased or decreased based on Caliper's achievement of certain performance milestones and financial targets for the calendar year. Mr. Hrusovsky was also granted an option to purchase 700,000 shares of Caliper's common stock at an exercise price of $5.46 per share. This option vests over four years with 25% of the shares vesting one year from the date of the employment date and 2.08% of the shares vesting each month thereafter. In addition, Mr. Hrusovsky was granted 100,000 shares of Caliper's restricted stock. These shares vest over four years with 25% of the shares vesting one year from the date of the employment agreement and 6.25% of the shares vesting each quarter thereafter. The employment agreement is at-will, and provides that if Mr. Hrusovsky is terminated without cause (other than in connection with a change in control), he will be paid his base salary for 18 months in semi-monthly installments, he will be reimbursed for health insurance premiums at his then-current rate of coverage for 18 months, and he will receive accelerated vesting of 18 months for his outstanding options and restricted shares. If Mr. Hrusovsky voluntarily terminates his employment for good reason within 13 months of a change of control, he will receive the severance benefits and accelerated vesting benefits described below in the section entitled "Change of Control and Severance Plan."

        Change in Control and Severance Plan.    Caliper has a change in control and severance plan that provides for the treatment of outstanding options, restricted stock, restricted stock units and the receipt of severance benefits for certain key employees in the event of a transaction resulting in a change of control of Caliper. An amendment and restatement of this plan in its entirety was approved by the Board of Directors in February 2005. The plan provides that in the event a covered officer of Caliper is constructively or involuntarily terminated without cause within 13 months after a Change in Control, as defined in the plan, such terminated officer will receive:

  •
  Salary Continuation. Monthly payments equal to such officer's base pay at the time of the covered termination for (i) in the case of each covered officer other than the President or Chief Executive Officer of Caliper, 12 months and (ii) in the case of the President or Chief Executive Officer of Caliper, 24 months, or in each case until such covered officer is employed by another company, whichever occurs earlier;

  •
  Prorated Bonus Payment. A payment equal to such officer's target bonus or incentive payment for the year in which the covered termination occurs, prorated through the date of such termination;

  •
  Benefit Continuation. Continued provision of Caliper's standard medical and dental benefit insurance coverages at standard staff rates for the period of salary continuation specified above; and

  •
  Partial Vesting Acceleration of Equity Awards. On the date of the covered termination, vesting acceleration of an additional 30 months for all outstanding stock options granted and restricted stock units, restricted stock, performance shares or other equity awards issued by Caliper prior to the Change of Control to such covered officer.

        If the total amount of payment under the plan would cause the covered officer to incur "golden parachute" excise tax liability in connection with the Change in Control, then the payments will be reduced to the extent necessary to leave him or her in a better after-tax position than if no such reduction had occurred. The plan may be amended by the Board of Directors at any time prior to a Change of Control. The plan provides these benefits and protections to Mr. Hrusovsky, each of the other Named Executive Officers, and six other officers of Caliper.

        Employment Agreement with Dr. Kisner.    In July 2002 Caliper entered into an employment agreement with Dr. Daniel Kisner pursuant to which Dr. Kisner agreed to serve as Chairman of the Board of Directors. The employment agreement with Dr. Kisner is at-will. In December 2003, Caliper entered into an amendment to this employment agreement with Dr. Kisner which provides that effective January 1, 2004, Dr. Kisner will be paid $50,000 on an annual basis to serve as Chairman of the Board of Directors. The amended agreement also provides that if Dr. Kisner is terminated without cause, or if he voluntarily terminates his employment within three months following a constructive termination, he will be reimbursed for health insurance premiums at his then-current rate of coverage for 12 months, and he will receive accelerated vesting of 12 months for all of his outstanding options, provided any such health care reimbursement payments will cease once Dr. Kisner commences full-time employment with another business entity. If Dr. Kisner is terminated without cause, or if he voluntarily terminates his employment following a constructive termination, within 13 months of a change of control, in addition to the health care reimbursement payments listed above, he will receive accelerated vesting of at least 24 months for all of his outstanding options.

        Consulting Agreements.    In January 2004, Caliper entered into a consulting agreement with Dr. David Milligan, a member of the Board of Directors, to provide consulting services. During the term of the agreement, Dr. Milligan will be paid $30,000 on an annual basis in twelve monthly installments. In addition, Dr. Milligan will be reimbursed for travel and other out-of-pocket costs reasonably incurred in the course of performing services pursuant to such agreement.

REPORT OF THE COMPENSATION COMMITTEE OF THE CALIPER BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION(1)

        The Compensation Committee of the Caliper board of directors currently consists of Ms. Tunstall (Chair), Mr. Billet and Dr. Bishop, none of whom have ever been executive officers or employees of Caliper. The Committee is responsible for establishing our compensation programs for all employees, including our executive officers. For executive officers, the Committee evaluates individual performance and recommends compensation policies and levels to the board of directors.

Compensation Philosophy

        The goals of Caliper's compensation program are to provide incentives to executives to achieve Caliper's business objectives, to reward them for their achievement, to attract and retain executive officers that contribute to Caliper's continued success, and to motivate them to enhance long-term stockholder value. Caliper's executive compensation program is designed to reflect the business and technological achievements of Caliper during the year, as well as the individual performance and contribution to Caliper's corporate performance of each executive. In establishing executive compensation levels, the Committee reviews survey and other published data reflecting the compensation for similar management positions at peer companies, which consist primarily of biotechnology and life sciences companies.

        During the fourth quarter of 2005, the Committee engaged the services of an outside executive compensation consultant, Watson Wyatt, to review Caliper's existing executive compensation policies compared to prevalent competitive market practices of specific companies of similar size and industry. The Committee met with this consultant numerous times during the fourth quarter of 2005 and the first quarter of 2006. Based on the suggestions made to the Committee by this consultant, the Committee decided to revise Caliper's executive compensation policies for 2006 as follows:

  •
  differentiate Vice President level positions within the executive team to reflect differences among the members of Caliper's executive team with respect to experience, span of control and the strategic, financial and human resource dimensions of their positions;

  •
  provide modest increases to base salaries;

  •
  improve competitiveness of Caliper's executive compensation and further emphasize performance-based, at-risk compensation by increasing annual target bonuses as a percent of base salary; and

  •
  continue the practice of providing long-term incentive compensation through the use of both stock options and restricted stock units, with an emphasis on stock options.

        The primary components of executive compensation are base salary, annual incentives and long-term equity incentives. Caliper provides significant equity-based incentives for executives and other key employees in order to align the interests of executives with the interests of the stockholders with respect to the long-term performance of Caliper. In awarding stock options and restricted stock units, the Committee considers retention, individual performance and responsibilities, overall contribution to Caliper, the total number of shares in the award pool, current levels of carried interest, as measured by total beneficial ownership, along with vested and unvested equity awards relative to peers, and an analysis of equity incentive awards granted by a peer group of biotechnology and life sciences companies.

        Salary.    Base salaries are evaluated annually for all executive officers, including the Chief Executive Officer. In determining the appropriate salary levels for such officers, the Committee considers, among other factors, the officer's scope of responsibility, prior experience, past performance and data on prevailing compensation levels in the biotechnology sector for executive talent.

        Cash Bonus.    The Committee annually reviews each executive officer's bonus, our aggregate bonus pool and the bonus allocations by employee position. Payment of cash bonuses is tied to the accomplishment of specific corporate milestones set by the board of directors at the beginning of the year, and to each individual officer's year-end performance review.

        Stock Options and Restricted Stock Units.    As noted above, Caliper has in the past relied substantially on long-term equity-based compensation as an important means of compensating and providing incentives to its executive officers. It is Caliper's practice to set option exercise prices for officers at not less than 100% of the fair market value of the Common Stock on the date of grant. Thus, the value of the stockholders' investment in Caliper must appreciate before an officer receives any financial benefit from the option. During 2004, due to then anticipated changes in the accounting rules for stock options, the Committee decided to decrease the number of shares granted pursuant to equity awards by making new equity awards to all of Caliper's executive officers comprised of a combination of stock options and restricted stock units, based on a formula with one restricted stock unit being deemed to be equivalent to an option to purchase three shares. By using this approach to equity awards, the Committee intends to maintain a competitive overall package of long-term incentives while minimizing their immediate fiscal impact to Caliper and dilutive effects to Caliper's stockholders. In determining the number of restricted stock units and shares subject to the stock options to be granted to executive officers, the Committee considers various subjective factors primarily relating to the responsibilities of the individual officers, their expected future contributions, and the number of shares owned by the officer or which continue to be subject to vesting under outstanding options previously granted to such officer. In addition, the Committee examines the quantity and type of equity incentives held by each officer relative to the other officers' equity positions and their tenure, responsibilities, experience, and value to Caliper. The board of directors granted 143,000 restricted stock units and options to purchase an aggregate of 143,000 shares of our common stock to our current executive officers in 2005.

Chief Executive Officer Compensation

        Mr. Hrusovsky served as the President and Chief Executive Officer of Caliper during 2005. Mr. Hrusovsky's salary and bonus for fiscal 2005 are consistent with the criteria described above and with the Committee's evaluation of Mr. Hrusovsky's overall leadership and management of Caliper. The terms of Mr. Hrusovsky's original employment agreement were negotiated with, and approved by, Caliper's board of directors prior to the closing of the acquisition of Zymark in July 2003. Under the terms of Mr. Hrusovsky's employment agreement, he received an annual base salary of $380,000, which was increased to $400,000 in March 2005 at the recommendation of the Compensation Committee. Pursuant to the terms of his employment agreement, Mr. Hrusovsky is entitled to receive an annual incentive bonus in the target amount of 100% of his then-current base salary, based on Caliper's achievement of performance milestones and financial targets established by mutual agreement between Mr. Hrusovsky and Caliper's board of directors. In recognition of both Caliper's and his own accomplishments for 2005, as measured by established financial targets for revenue, EBITDA, year-end cash level, and achieving positive cash flow from operations during the fourth quarter of 2005, as well as by a number of more qualitative performance objectives, Mr. Hrusovsky was awarded an annual incentive payment for 2005 of $440,000, or 110% of his base salary. On August 17, 2005, as part of the annual executive equity program, Mr. Hrusovsky was granted 40,000 shares of restricted stock units and an option to purchase 40,000 shares of common stock of Caliper at 100% of fair market value on the date of grant. These grants reflect the board of directors' assessment of the substantial contributions made by Mr. Hrusovsky to the short-term and long-term performance of Caliper.

Federal Tax Considerations

        Section 162(m) of the Internal Revenue Code limits Caliper to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the code.

        The Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year that is subject to the deduction limit will exceed $1 million. Therefore, the Committee has not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as "performance-based compensation." The Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to comply with code section 162(m) in the future to the extent consistent with Caliper's best interests.

Conclusion

        Through the plans and philosophy described above, a significant portion of our compensation program and Mr. Hrusovsky's compensation are contingent on Caliper's performance, and realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE
Ms. Kathryn A. Tunstall (Chair) Mr. Van Billet Robert C. Bishop, Ph.D.

(1)
This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Caliper under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain information with respect to all of Caliper's equity compensation plans in effect as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column(a))* (c)
Equity compensation plans approved by security holders	5,430,395	$6.58	4,118,639
Equity compensation plans not approved by security holders	950,988	$6.42	199,012
Total	6,381,383	$6.55	4,317,651

*
On the day after each annual meeting until the year 2010, the aggregate number of shares of common stock available for issuance under the 1999 Non-Employee Directors' Stock Option Plan automatically increases by that number of shares equal to the greater of (i) three-tenths of one percent of the diluted shares outstanding or (ii) the number of shares of common stock subject to options granted during the prior 12-month period, provided that the board of directors may provide for a lesser increase. On the day after each annual meeting until the year 2010, the aggregate number of shares of common stock available for issuance under the 1999 Employee Stock Purchase Plan automatically increases by that number of shares equal to the greater of (i) five-tenths of one percent of the diluted shares outstanding or (ii) the number of shares of common stock sold pursuant to rights during the prior 12-month period, provided that the board of directors may provide for a lesser increase. On the day after each annual meeting until the year 2010, the aggregate number of shares of common stock available for issuance under the 1999 Equity Incentive Plan automatically increases by that number of shares equal to the greater of (i) five percent of the diluted shares outstanding or (ii) the number of shares of common stock subject to stock awards granted during the prior 12-month period, provided that the board of directors may provide for a lesser increase.

PERFORMANCE MEASUREMENT COMPARISON1

        The following graph shows the total stockholder return on an investment of $100 in cash on December 31, 2000 for (i) Caliper's common stock, (ii) the Nasdaq Stock Market (U.S.) and (iii) the Nasdaq Pharmaceutical Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year:

Comparison of 5-Year Cumulative Total Return*
Among Caliper Life Sciences, Inc., The Nasdaq Stock Market (U.S.) Index
And The Nasdaq Pharmaceutical Index

*
$100 invested on 12/31/00 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

(1)
This section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Caliper under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Indebtedness of Management.    In July 1999, Caliper loaned Dr. Daniel L. Kisner, then Caliper's Chief Executive Officer and currently Caliper's Chairman of the board of directors, $425,000 in connection with the purchase of a residence. In July 2000, Caliper increased the loan amount by $75,000 to a total of $500,000. The loan had a maximum term of six years with an annual interest rate of 5.96%. Dr. Kisner repaid the outstanding loan balance of $148,213 in full with interest on July 29, 2005.

        In May 2002, Caliper loaned William Kruka, Caliper's Vice President, Business Development, $145,937 to cover relocation and housing costs in connection with his acceptance of employment with Caliper. The loan bears annual interest at 3.21% and provides for annual forgiveness in lieu of repayment at the discretion of Caliper's Chief Executive Officer, based upon Mr. Kruka's performance. As of December 31, 2005, the remaining balance of the loan was forgiven, the taxable portion of which, $42,709, was included in Mr. Kruka's "All Other Compensation" in 2005 along with an associated tax gross-up.

        Stock Options.    See the section above entitled "Executive Compensation" for a description of stock options granted to Caliper's directors and executive officers and employment agreements entered into with Caliper's executive officers.

        Indemnification Agreements.    Caliper has entered into indemnification agreements with Caliper's directors and officers for the indemnification of these persons to the full extent permitted by law. Caliper also intends to execute these agreements with future directors and officers.

        Consulting and Other Agreements.    See section above entitled "Employment, Severance and Change of Control Agreements for a description of certain consulting and agreements entered into with certain executive officers and directors.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Caliper's stockholders will be "householding" Caliper's proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Caliper Life Sciences, Inc., Director, Corporate Communications, 605 Fairchild Drive, Mountain View, CA 94043, or contact Michele Boudreau at 650-623-0700.

OTHER MATTERS

        The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

CHAPTER SEVEN—XENOGEN SPECIAL MEETING PROPOSAL

ITEMS 1 AND 2—XENOGEN MERGER PROPOSALS

        For summary and detailed information regarding the Xenogen merger proposal, see "Chapter One—The Merger."

        THE XENOGEN BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT AND "FOR" ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, IF A QUORUM IS PRESENT, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

VII-1

CHAPTER EIGHT—ADDITIONAL INFORMATION FOR STOCKHOLDERS

FUTURE STOCKHOLDER PROPOSALS

        Any stockholder proposal for Caliper's annual meeting in 2007 must be sent to the Secretary at the address of Caliper's principal executive office given under "The Companies" on page I-5. The deadline for receipt of a proposal to be considered for inclusion in Caliper's proxy statement is [                ], 2007. The deadline for notice of a proposal for which a stockholder will conduct his or her own solicitation is the date not less than 120 days nor more than 90 days prior to the annual meeting, unless the date of the meeting is advanced more than 30 days prior to or delayed more than 30 days after the anniversary of the prior year's annual meeting, in which case the stockholder's notice of proposal to Caliper must be received within 10 days after the public announcement of such advancement or delay. If Caliper does not receive notice of any matter to be considered for presentation at the annual meeting within such time, management proxies may confer discretionary authority to vote on the matters presented at the annual meeting by a stockholder in accordance with Rule 14a-4 under the Securities Exchange Act of 1934, as amended.

        On request, the Secretary will provide detailed instructions for submitting proposals.

        SEC rules set forth standards for the exclusion of some stockholder proposals from a proxy statement for an annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

        Caliper files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Caliper files at the SEC's public reference rooms in Washington, D.C. (Station Place, 100 F Street, N.E.), New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Caliper's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

        The following documents are incorporated by reference into this Joint Proxy Statement - Prospectus:

(1)
Caliper's Annual Report on Form 10-K for its fiscal year ended December 31, 2005, filed on March 14, 2006, as amended on March April 28, 2006 (File No. 000-28229);

(2)
Caliper's Current Report on Form 8-K filed on January 11, 2006 (File No. 000-28229);

(3)
Caliper's Current Report on Form 8-K, filed on February 14, 2006 (File No. 000-28229);

(4)
Caliper's Current Report on Form 8-K, filed on February 22, 2006 (File No. 000-28229);

(5)
Caliper's Current Report on Form 8-K, filed on April 4, 2006 (File No. 000-28229);

(6)
Caliper's Quarterly Report on Form 10-Q for its quarter ended March 31, 2006, filed on May 10, 2006 (File No. 000-28229); and

(7)
Caliper's Registration Statement on Form 8-A (with respect to the Common Stock of Caliper) filed on November 22, 1999 (File No. 000-28229).

        All documents filed by Caliper following the date of this Joint Proxy Statement - Prospectus and prior to the date of the Caliper meeting pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference into this Joint Proxy Statement - Prospectus.

        Caliper filed a registration statement on Form S-4 to register with the SEC the Caliper common stock and warrants to be issued to Xenogen stockholders in the merger. This Joint Proxy Statement - Prospectus is a part of that registration statement and constitutes a prospectus of Caliper in addition to

VIII-1

being a proxy statement of Caliper and Xenogen for the meetings. As allowed by SEC rules, this Joint Proxy Statement - Prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        Caliper has supplied all information contained or incorporated by reference in this Joint Proxy Statement - Prospectus relating to Caliper, and Xenogen has supplied all information contained in this Joint Proxy Statement - Prospectus relating to Xenogen.

        You should rely only on the information contained in this Joint Proxy Statement - Prospectus to vote on the Caliper proposals and the Xenogen proposal. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement - Prospectus. This Joint Proxy Statement - Prospectus is dated [                ], 2006. You should not assume that the information contained in the Joint Proxy Statement - Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement - Prospectus to stockholders nor the issuance of Caliper common stock and warrants to purchase Caliper common stock in the merger shall create any implication to the contrary.

VIII-2

XENOGEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except share data)

(Unaudited)

	March 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$18,049	$20,478
Short term investments	261	259
Accounts receivable—net of allowance for doubtful accounts of $807 and $801 at March 31, 2006 and December 31, 2005, respectively	6,626	13,141
Inventory	4,656	3,601
Prepaid expenses and other current assets	1,896	2,037

Total current assets	31,488	39,516
Property and equipment—net	2,861	2,106
Purchased intangible assets—net	—	3
Other noncurrent assets	1,108	1,204

Total assets	$35,457	$42,829

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,101	$3,857
Accrued compensation	1,440	2,298
Deferred revenue	9,074	9,739
Accrued restructuring charges	289	289
Loans payable—current portion	670	953
Capital lease obligations	—	1
Other accrued liabilities	3,447	3,368

Total current liabilities	18,021	20,505
Noncurrent liabilities:
Loans payable	8,064	8,099
Deferred rent	297	358
Accrued restructuring charges	890	962

Total noncurrent liabilities	9,251	9,419

Commitments and contingencies (Note 9)
Stockholders' equity:
Common stock, $0.001 par value; 100,000,000 shares authorized at March 31, 2006 and December 31, 2005, respectively; 20,451,979 and 20,213,952 issued and outstanding at March 31, 2006 and December 31, 2005, respectively	21	20
Additional paid-in capital	200,057	199,152
Accumulated deficit	(191,893)	(186,267)

Total stockholders' equity	8,185	12,905

Total liabilities and stockholders' equity	$35,457	$42,829

The accompanying notes are an integral part of these condensed consolidated financial statements.

XENOGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenue:
Product	$4,338	$5,293
Contract	2,582	2,271
License	1,814	1,710

Total revenue	8,734	9,274

Cost of revenue:
Product	2,680	3,438
Contract	2,453	2,259
License	203	319

Total cost of revenue	5,336	6,016

Gross margin	3,398	3,258

Operating expenses:
Research and development	1,892	2,334
Selling, general and administrative	6,808	5,308
Depreciation and amortization	367	635

Total operating expenses	9,067	8,277

Loss from operations	(5,669)	(5,019)
Other income (loss)—net	206	(15)
Interest income	126	57
Interest expense	(289)	(168)

Net loss	$(5,626)	$(5,145)

Weighted average number of common shares outstanding	20,303,013	14,821,840

Loss per share data (basic and diluted):
Net loss per share attributable to common stockholders	$(0.28)	$(0.35)

The accompanying notes are an integral part of these condensed consolidated financial statements.

XENOGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(5,626)	$(5,145)
Reconciliation of net loss to net cash used in operating activities:
Noncash stock-based compensation expense	331	46
Amortization of investments	—	30
Depreciation and amortization	381	635
Noncash interest expense related to warrants and other deferred financing charges	90
Noncash interest income	(45)	(50)
Changes in operating assets and liabilities:
Accounts receivable	6,515	354
Prepaid expenses and other assets	149	449
Inventory	(1,060)	(143)
Accounts payable	(529)	671
Accrued compensation and other liabilities	(779)	(494)
Deferred revenue	(665)	(1,323)
Accrued restructuring charges	(72)	(67)
Deferred rent	(61)	(54)

Net cash used in operating activities	(1,371)	(5,091)

Cash flows from investing activities:
Purchase of property and equipment	(1,355)	(32)
Investment interest	41	71

Net cash provided by (used in) investing activities	(1,314)	39

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	575	29
Repayment of loans	(318)	(343)
Capital lease payments	(1)	(9)

Net cash provided by (used in) financing activities	256	(323)

Net decrease in cash and cash equivalents	(2,429)	(5,375)
Cash and cash equivalents, beginning of year	20,478	19,423

Cash and cash equivalents, end of year	$18,049	$14,048

Supplemental disclosure of cash flow information—cash paid for interest	$201	$147

Supplemental disclosure of non-cash investing activities:
Purchase of property and equipment in trade accounts payable	$19	$42

The accompanying notes are an integral part of these condensed consolidated financial statements.

XENOGEN CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Basis of Presentation

        The information presented in the Condensed Consolidated Financial Statements at March 31, 2006 and for the three months ended March 31, 2006 and 2005, is unaudited but includes all adjustments, consisting only of normal recurring adjustments, which Xenogen believes to be necessary for a fair presentation of the periods presented. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for a full year, or any other future period.

        The Condensed Consolidated Balance Sheet amounts at December 31, 2005, have been derived from audited financial statements and should be read in conjunction with Xenogen's audited Consolidated Financial Statements as of and for the year ended December 31, 2005, which are included in this Joint Proxy Statement-Prospectus beginning on page F-18.

        In accordance with the rules and regulations of the Securities and Exchange Commission, unaudited condensed consolidated financial statements may omit or condense certain information and disclosures normally required for a complete set of financial statements prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The condensed consolidated balance sheet at December 31, 2005 was derived from audited financial statements, but does not include all disclosures required by GAAP. Xenogen believes that the notes to the condensed consolidated financial statements contain disclosures adequate to make the information presented not misleading.

        On February 10, 2006, Xenogen entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Caliper Life Sciences, Inc. ("Caliper") and its subsidiary, Caliper Holdings, Inc. ("Caliper Holdings"), pursuant to which Xenogen will be merged with and into Caliper Holdings and become a wholly-owned subsidiary of Caliper. Xenogen currently expects the Merger to be completed late in the second quarter or early in the third quarter of 2006. The Merger Agreement has an outside termination date of August 31, 2006. Xenogen has had recurring losses from operations and ended the quarter with approximately $18.3 million in cash. Xenogen believes that its current cash, together with revenues from sales of IVIS imaging instruments in the second quarter, will be sufficient to funds its operations beyond the closing of the merger with Caliper. In the event the Merger is not consummated, Xenogen's existing working capital at March 31, 2006 may not be sufficient to meet its operating, working capital, investing and financing requirements for the next twelve months, and Xenogen will need to reevaluate its current plans and business operations and substantially reduce its operating expenses, raise additional capital or take other actions in order to continue as an independent company. Xenogen has not made any adjustments to its condensed consolidated financial statements to reflect the impact of contingent future actions Xenogen might take as described above.

2.    Summary of Significant Accounting Policies

        Principles of Consolidation—The condensed consolidated financial statements include the accounts of Xenogen and its wholly-owned subsidiary, Xenogen Biosciences. All significant intercompany accounts and transactions have been eliminated.

        Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        Reclassifications—Certain prior year amounts have been reclassified to conform to current year presentation. These reclassifications had no effect on net loss or loss per share, and related to the elimination of equipment purchases included in trade accounts payable from both investing and operating activities.

        Cash and Cash Equivalents—Xenogen considers all short-term, highly liquid investments with original maturity of three months or less to be cash equivalents.

3.    Stock-Based Compensation

        Beginning in the first quarter of 2006, Xenogen adopted the Statement of Financial Accounting Standards No. 123(R), Share-based Payment (SFAS 123(R)), and elected to adopt the standard using the modified prospective transition method. Stock-based compensation cost under this transition method was based on Xenogen's original pro forma disclosures under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123) for all options granted prior to 2006 that were not fully vested as of December 31, 2005. Previous reported amounts related to these option shares have not been restated.

        In November 2005, all unvested stock options with an exercise price equal to or greater than $5.01 per share were accelerated and became fully vested at that time. The decision to accelerate the vesting of these options was made primarily to reduce compensation expense that would have been recorded in conjunction with Xenogen's adoption of SFAS 123(R), which Xenogen believes to be in the best interest of stockholders. The impact of the acceleration to stock-based compensation as determined under SFAS 123 was a $2.6 million expense increase in pro forma stock-based compensation for the fourth quarter of 2005.

        Xenogen did not make any stock option grants during the first quarter of 2006, but will base the fair value and associated compensation expense on any new stock option grant in accordance with the provisions of SFAS 123(R). The fair value of stock options that Xenogen previously granted was based on the Black-Scholes model option-pricing formula and a multiple option award approach. The fair value of Xenogen's options was then amortized using the graded vesting method over the options vesting period, which is generally four years. Prior to January 1, 2006, Xenogen followed Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and interpretations as permitted by SFAS 123. Under APB 25, Stock-based compensation expense was recorded based on stock option intrinsic value which was calculated as the difference between the stock option exercise price and the underlying stock's market value on the date of grant. Under this method, when a stock option price equaled the market price of the underlying stock on the date of grant, no compensation expense is recognized. Since Xenogen's 2004 initial public offering, all of Xenogen's stock options were granted at the underlying market price of its stock.

        The Black-Scholes model requires the use of highly subjective assumptions including the option's expected life, risk free interest rate, dividend yield, and the price volatility of the underlying stock. The expected option life assumed for all current stock options was five years and was based on historical employee termination and option exercise rates. The risk free rates were based on U.S. Treasury yields for notes with comparable terms with Xenogen's option life assumption. In addition, no dividend payouts were assumed to occur for the purposes of the fair market valuation. Lastly, the volatility assumption was based on a combination of historical volatilities of both Xenogen's stock and benchmarked companies. The minimum value basis for pricing options was used for all grants made prior to Xenogen becoming a publicly traded company in July 2004.

        The following weighted-average assumptions were used for determining the fair value of Xenogen's stock option grants through December 31, 2005 (no stock option grants were made during the first quarter of 2006):

Weighted Average
Dividend yield	—
Volatility	31.3%
Risk-free interest rate	3.9%
Weighted average expected life (in years)	5

        The following table summarizes relevant information as to reported results of the impact of SFAS 123 as if the fair value recognition provisions of SFAS No. 123 had been applied (in thousands, except per share data) as of for the three months ended March 31, 2005:

March 31, 2005
Net loss as Reported:	$(5,145)

Stock-based compensation as determined under APB 25	48
Stock-based compensation determined under the fair value based method for all awards, net of forfeitures	(856)

Pro forma net Loss under SFAS 123	$(5,953)

Basic and diluted net loss attributable to common stockholders loss per share:
As reported	$(0.35)
Pro forma under SFAS 123	$(0.40)

        For the three months ended March 31, 2006 and 2005, stock-based compensation expense was $331,000 and $46,000, respectively, and was reflected in Xenogen's condensed consolidated statements of operations as follows:

	Three Months Ended March 31,
	2006	2005
Cost of revenue:
Product	$22	$(15)
Contract	55	(4)
License	11	(2)

Total cost of revenue	88	(21)
Research and development	33	(77)
Selling, general and administrative	210	144

TOTAL	$331	$46

        The increase in stock-based compensation expense was largely the result of the adoption of SFAS 123(R) offset in part from the effect variable accounting treatment in 2005 on certain stock options issued in 2003 given stock market fluctuations since December 31, 2004 and the associated impact to those stock options' intrinsic value.

        The stock-based compensation expense in future years on options granted, but unvested as of March 31, 2006 is anticipated as follows.

Amount (in millions)
Deferred Compensation Amortization For the Year
April 1, 2006—December 31, 2006	$0.6
2007	0.3
2008 and later years	0.1

TOTAL	$1.0

Stock Option Plans

        1996 Plan—In 1996, Xenogen's board of directors adopted the 1996 Stock Option Plan (the "1996 Plan"). On December 1, 2003, Xenogen issued options covering 281,332 shares of its common stock pursuant to an option exchange program, initiated in May 2003. Pursuant to the terms of the option exchange program, eligible optionees were offered the opportunity to exchange outstanding options to purchase Xenogen common stock with an exercise price of $0.70 or more for options to purchase Xenogen common stock that would be issued at least six months and one day following the cancellation date of the exchanged options with an exercise price equal to the fair market value of such common stock on the date of grant, subject to the optionee continuing to provide services to Xenogen through the grant date of the new options. The vesting provisions of the original options would carry over to the newly issued options. Xenogen has evaluated this transaction in the context of guidance in EITF

00-23, "Issues Related to the Accounting For Stock Compensation Under APB Opinion No. 25" and FASB Interpretation No. 44, and has concluded that the reissued options require variable accounting treatment because they were granted with an exercise price less than the fair market value of the underlying common stock at the date of grant. For the three months ended March 31, 2005, Xenogen recorded a credit to stock-based compensation expense of approximately $0.4 million due to the decrease in the intrinsic value of the variable stock options. With the adoption of SFAS 123(R) in the first quarter of 2006, changes in Xenogen's stock market value no longer impact stock-based compensation expense related to the December 1, 2003 stock options.

        Given the adoption of SFAS 123(R), there was no impact resulting from the change in intrinsic value during the first quarter of 2006.

        In April 2004, the 1996 Plan was amended where by no additional shares would be granted out of the plan upon the creation of the 2004 Equity Incentive Plan. Under the amendment, any shares returned to the 1996 Plan resulting from repurchase or termination of options would be reauthorized under the 2004 Equity Incentive Plan. Given the amendment, there were no authorized shares available for future grant issuance under the 1996 Plan at March 31, 2006 or 2005. During the three month period ended March 31, 2006 and 2005, 29,260 and 79,865 option shares, respectively, were cancelled and returned to the 2004 Equity Incentive Plan.

        2004 Equity Incentive Plan—In April 2004, Xenogen's board of directors adopted Xenogen's 2004 Equity Incentive Plan (the "2004 Plan"). The 2004 Plan, which was approved by Xenogen's stockholders in May 2004, became effective upon the completion of Xenogen's initial public offering. During the first quarter of 2006, no options were granted under the 2004 Plan. During the three month period ended March 31, 2006, 25,860 options were cancelled and returned to the 2004 Plan, and no options under the 2004 Plan were cancelled during the comparable period in 2005. As of March 31, 2006, 474,553 shares were available for future issuance, including the reauthorizations from cancellations under the 1996 Plan. Stock-based compensation under the 1996 Plan and 2004 Plan on a combined basis amounted to $260,000 for the three month period ended March 31, 2006. There was a credit to expense of $31,000 under these plans on a combined basis for the three month period ended March 31, 2005.

        2004 Director Stock Plan—Xenogen's 2004 director stock plan was adopted by Xenogen's board of directors in April 2004 and approved by its stockholders in May 2004. This plan became effective upon the completion of Xenogen's initial public offering and provides for the periodic grant of restricted stock to Xenogen's directors.

        During the first quarter of 2006, there were no stock grants awarded or forfeited under the plan. During the first quarter of 2005, a total of 8,081 shares were issued to a director and 2,381 shares were forfeited by a director who resigned from Xenogen's board of directors. The forfeited shares were returned to the plan. As of March 31, 2006 and 2005, 79,865 and 144,300 shares, respectively, were available for future issuance. In connection with the stock awards issued under this plan, Xenogen recorded approximately $71,000 and $77,000 in stock-based compensation expense during the three months ended March 31, 2006 and 2005, respectively.

4.    Restructuring Charges

        In September 2002, Xenogen implemented a restructuring program (the "Restructuring Plan") to bring its expenses more in line with revised revenue and cash flow projections. This plan included the closure of the St. Louis facility related to the facility's remaining lease obligation of $2,108,000. Xenogen recorded the remaining obligation on the St. Louis facility as a restructuring charge in accordance with Emerging Issues Task Force 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity, and Staff Accounting Bulletin 100, Restructuring and Impairment Charges.

        The following table depicts the restructuring activity during the first quarter ended March 31, 2006 (in thousands):

Vacated Facilities
Accrued restructuring charges:
Ending balance, December 31, 2005	$1,251
Expenditures	(72)

Ending balance, March 31, 2006	$1,179

        At March 31, 2006, approximately $289,000 was recorded as current accrued restructuring charges and approximately $890,000 was recorded as noncurrent accrued restructuring charges on Xenogen's consolidated balance sheets. Xenogen expects to pay the accrued lease obligations over the remaining term of the lease, which terminates in 2010.

5.    Inventory

        Inventories are stated at the lower of standard cost, which approximates actual cost or market. Cost is based on the first in, first out method. Inventories consisted of the following (in thousands):

	March 31, 2006	December 31, 2005
Raw Materials	$2,816	$1,861
Work-in-Progress	672	1,210
Finished Goods	1,168	530

	$4,656	$3,601

6.    Product Warranty

        Xenogen warrants its IVIS Imaging Systems for a period of generally one year from the date of installation and offers extended warranty coverage beyond the initial period at the option of the customer. Xenogen accrues for estimated warranty costs concurrent with the recognition of revenue. The warranty accrual is based upon Xenogen's historical experience and is included in other current liabilities in Xenogen's condensed consolidated balance sheets. The amounts charged and accrued against the warranty reserve are as follows (in thousands):

	March 31, 2006	December 31, 2005
Balance, beginning of year	$441	$246
Current year accrual	123	714
Warranty expenditures charged to accrual	(147)	(519)

Balance, end of year	$417	$441

7.    Property and Equipment

        Property and equipment, net, consist of the following (in thousands):

	March 31, 2006	December 31, 2005
Furniture and office equipment	$4,029	$4,001
Laboratory equipment	9,099	9,077
Leasehold improvements	5,762	4,750

	18,890	17,828
Less accumulated depreciation	(16,029)	(15,722)

	$2,861	$2,106

        Depreciation expense was approximately, $364,000 and $484,000 for the three months ended March 31, 2006 and 2005, respectively. An additional amount of depreciation related to Xenogen's IVIS Imaging System rental equipment pool was classified under product cost of revenue in the amount of $14,000 for the three month period ended March 31, 2006. During the comparable period last year, depreciation on the equipment rental pool was recorded as depreciation expense. There was no such reclassification of depreciation expense for the comparable period last year.

        The cost of assets held under capital leases included in fixed assets was approximately $263,000 at both March 31, 2006 and December 31, 2005. Accumulated depreciation of assets held under capital leases was approximately $262,000 and $261,000 at March 31, 2006 and December 31, 2005, respectively.

8.    Loans Payable

        On August 2, 2005, Xenogen entered into an Amended and Restated Loan and Security Agreement (the "SVB Loan Agreement") with its subsidiary Xenogen Biosciences Corporation ("XBC") and Silicon Valley Bank ("SVB"). Xenogen also entered into a Loan and Security Agreement, dated as of August 2, 2005 (the PFG Loan Agreement), with XBC and Partners for Growth, L.P. ("PFG"). The SVB Loan Agreement amends and restates a Loan and Security Agreement entered into between Xenogen and SVB on September 10, 2003 (the "Original Agreement"), and provides for revolving borrowings of up to $13.0 million. Up to $2.0 million of the availability under the

SVB Loan Agreement may be used for letters of credit and cash management services. All borrowings under the Original Agreement, aggregating to $5.8 million, were consolidated into the SVB Loan Agreement and have been applied against the amount available under the SVB Loan Agreement. Loans under the SVB Loan Agreement mature on August 2, 2007 and bear interest at a floating rate equal to the greater of SVB's prime rate plus 150 basis points or 5.5%. The SVB Loan Agreement contains restrictions on Xenogen's ability to, among other things, dispose of assets, undertake mergers or acquisitions, incur indebtedness, create liens on assets, make investments and pay dividends or repurchase stock. It also requires Xenogen to maintain a "remaining months" liquidity ratio of at least 6:1. The remaining month's liquidity ratio consist of a ratio of Xenogen's cash and cash equivalents plus 80% of eligible accounts receivable less amounts outstanding under the SVB Loan Agreement, to net income plus depreciation and amortization for the three-month period most recently ended. The SVB Loan Agreement also provides that if Xenogen's modified quick ratio drops below 2:1, a new form of loan agreement attached as exhibit to the SVB Loan Agreement will become applicable and Xenogen's borrowings will be limited to the lesser of $13.0 million or 80% of the amount of Xenogen's eligible accounts receivable. Xenogen's modified quick ratio is defined as the ratio of its unrestricted cash and cash equivalents plus eligible accounts plus availability under the PFG Loan Agreement to outstanding loans and other extensions of credit under the SVB Loan Agreement. The SVB Loan Agreement contains events of default that include, among other things, non-payment of principal, interest or fees, breaches of covenants, material adverse changes, bankruptcy and insolvency events, cross-defaults, unpaid judgments, inaccuracy of representations and warranties and events constituting a change in control. As of March 31, 2006 and December 31, 2005, Xenogen had borrowed $8.0 million under the SVB Loan Agreement and utilized an additional $0.8 million towards certain real estate letters of credit, leaving Xenogen $4.2 million in potential borrowings under the SVB Loan Agreement subject to the restrictions discussed above.

        The PFG Loan Agreement provides for revolving borrowings in an amount up to the lesser of $5.0 million, or 50% of Xenogen's current assets minus the amount of any loans outstanding under the SVB Loan Agreement. At March 31, 2006, under the borrowing formula, the entire $5.0 million would be available for borrowing. Any loans that are made under the PFG Loan Agreement mature on July 28, 2007 and bear interest at a floating rate equal to the prime rate plus 400 basis points. The PFG Loan Agreement contains restrictions, that are applicable when Xenogen has requested a borrowing or when loans are outstanding under the PFG Loan Agreement, on Xenogen's ability to, among other things, dispose of assets, undertake mergers or acquisitions, incur indebtedness, create liens on assets, make investments and pay dividends or repurchase stock. The PFG Loan Agreement contains events of default that include, among other things, non-payment of principal, interest or fees, breaches of covenants, material adverse changes, bankruptcy and insolvency events, cross-defaults, unpaid judgments, inaccuracy of representations and warranties and events constituting a change in control.

        In connection with the PFG Loan Agreement, on August 2, 2005, Xenogen entered into a Warrant Purchase Agreement under which it issued a Warrant to PFG. Following a share and price adjustment pursuant to the terms of the Warrant, the Warrant is exercisable for 222,680 shares of Xenogen common stock at an exercise price of $2.91 per share. As of March 31, 2006, 111,340 of these Warrant shares were exercisable. The number of shares for which the Warrant is currently exercisable will increase by 4,639 at the end of each month during which a loan is outstanding under the PFG Loan

Agreement. If no loans are outstanding during a calendar month, the total number of shares of Xenogen common stock for which the Warrant may be exercisable will be reduced by 4,639. No loans were outstanding under the PFG Loan Agreement since inception of the agreement through March 31, 2006. The Warrant may be exercised by making a cash payment or through a cashless exercise by the surrender of warrant shares having a value equal to the exercise price of the Warrant being exercised. The Warrant expires on August 1, 2012. The non-contingent portion of the Warrant, or 111,340 shares, was valued at approximately $266,000 and recorded as deferred interest to be amortized to expense over the PFG loan term of 24 months. The Warrant was valued using the Black-Scholes method with the following assumptions: a risk-free interest rate of 4.2%, a contractual term of 7 years, zero dividend yield, and a volatility factor of 80.2%. The portion of the Warrant that was contingent was not valued.

        Debt financing, legal and other expenses associated with the SVB and PFG loan agreements were capitalized as deferred interest and debt costs inclusive of the fair market value of the PFG Warrant above. The total amount capitalized was approximately $705,000 and will be amortized to expense over 24 months corresponding to the term of both the SVB and PFG agreements. As of March 31, 2006, approximately $238,000 of the deferred fees was amortized as interest.

        At March 31, 2006 and December 31, 2005, Xenogen was in compliance with financial covenants under the SVB Loan Agreement and Original Agreement, as applicable. In addition, Xenogen was in compliance with financial covenants under the PFG Loan Agreement as of March 31, 2006 and December 31, 2005.

9.    Commitments and Contingencies

        Purchase Commitments—Xenogen had various purchase order commitments totaling approximately $3.5 million as of March 31, 2006.

        Operating Leases—On March 15, 2006, Xenogen signed Amendment No. 7 to its 860 Atlantic Avenue lease agreement providing it with a lease extension until August 31, 2006 with an option to renew until December 31, 2006 and a right to terminate the lease term early after April 30, 2006 upon 60 days prior written notice. The amount of the monthly lease payment remains $44,213. The following is the schedule of minimal rental commitments under Xenogen's operating agreements as of March 31, 2006 (in thousands):

Years Ending December 31,
Remaining 2006	$2,786
2007	3,618
2008	3,718
2009	3,183
2010	1,347
Thereafter	304

TOTAL	$14,956

        Legal Proceedings—On March 7, 2005, AntiCancer filed a lawsuit against Xenogen in the U.S. District Court for the Southern District of California alleging infringement of five patents of

AntiCancer. The complaint seeks damages and injunctive relief against the alleged infringement. On March 29, 2005, AntiCancer amended its complaint to include an additional claim seeking a judgment that one of Xenogen's imaging patents, 5,650,135, is invalid. On May 10, 2005, Xenogen filed its answer to AntiCancer's amended complaint. Xenogen denied all of AntiCancer's allegations and asserted various affirmative defenses, including Xenogen's position that AntiCancer's patents, including some of the patents cited in its complaint, and patent claims relating to in vivo imaging of fluorescence are invalid. Xenogen is vigorously defending itself against AntiCancer's claims and believes AntiCancer's complaint is without merit. Concurrent with filing Xenogen's answer to AntiCancer's complaint, Xenogen filed its own counterclaims against AntiCancer. Xenogen's counterclaims allege that AntiCancer infringes two of its U.S. patents, 5,650,135 and 6,649,143, both relating to in vivo imaging and with a priority date before AntiCancer's patents cited in its amended complaint. Both parties seek injunctive relief and an unspecified amount of damages, including enhanced damages for willful infringement. Xenogen intends to vigorously pursue its claims against AntiCancer. The court has scheduled the Markman hearing for June 13, 2006 through June 15, 2006, and the trial is scheduled to begin in May 14, 2007.

        Xenogen has named as a co-defendant in a lawsuit filed on August 9, 2001 in the Superior Court of California, County of San Diego, Case No. GIC 772297, by plaintiff AntiCancer. The complaint sought unspecified damages and contained five causes of action against Xenogen, all of which are based on alleged false statements regarding plaintiff and plaintiff's technology, including trade libel, defamation, intentional interference with contract, intentional interference with prospective economic advantage and unfair competition. On March 30, 2006, Xenogen signed a Settlement Agreement and Mutual General Release with AntiCancer pursuant to which AntiCancer released Xenogen from all claims relating to this lawsuit and agreed to dismiss, with prejudice, the complaint filed with the court in exchange for a one-time, $1 million cash payment. Xenogen paid the $1 million to AntiCancer on April 3, 2006 and the complaint was dismissed on April 7, 2006. Xenogen accrued the settlement amount in its consolidated financial statements for the year ended December 31, 2005. The cost of the settlement amount was included in Xenogen's selling general and administrative expenses for the year ended December 31, 2005, and was reflected as "other accrued liabilities" on Xenogen's condensed consolidated balance sheet as of December 31, 2005 and March 31, 2006. This settlement does not affect the patent infringement lawsuit described above.

        At this time, Xenogen is not able to determine the outcome of the patent infringement lawsuit. Even if Xenogen prevails in this lawsuit, the defense of this lawsuit or similar lawsuits will be expensive and time-consuming and may distract Xenogen's management from operating its business.

        From time to time Xenogen is involved in litigation arising out of claims in the normal course of business. Based on the information presently available, management believes that there are no other claims or actions pending or threatened against Xenogen, the ultimate resolution of which will have a material adverse effect on Xenogen's financial position, liquidity or results of operations, although the results of litigation are inherently uncertain, and adverse outcomes are possible.

        Merger Agreement—On February 10, 2006, Xenogen entered into the Merger Agreement with Caliper and Caliper Holdings, pursuant to which Xenogen will be merged with and into Caliper Holdings and become a wholly-owned subsidiary of Caliper. A copy of the Merger Agreement and other documents relating to the Merger are attached as Annex A to this Joint Proxy Statement—

Prospectus. Xenogen's Board of Directors has approved the Merger and the Merger Agreement. On April 3, 2006, Caliper and Xenogen filed a registration statement on Form S-4 and a notice of special meeting of stockholders and definitive proxy statement for the special meeting of stockholders pursuant to which Xenogen will ask its stockholders to adopt and approve the Merger Agreement and the Merger.

        Other Contingencies—Xenogen is currently discussing with Stanford the scope of products that it sells which are subject to the royalty provisions of Xenogen's Stanford license agreement. As a result of these discussions, Xenogen may amend the license agreement to change the royalties it pays to Stanford for future product sales. The amendment may also include the payment of back royalties to Stanford for products Xenogen has already sold. Xenogen has not discussed with Stanford the specific terms and conditions of an amendment or the amount of any back royalty payments nor has Stanford made a demand for a payment of a specific back royalty amount. Accordingly, Xenogen has not accrued for any such payments in our financial statements. If back royalties are owed to Stanford, Xenogen does not believe that they would exceed $393,000 for products sales through March 31, 2006. Xenogen does not believe it owes Stanford any back royalties under the license agreement for prior product sales.

10.    Stockholders' Equity

        Equity Financing under August 2005 Securities Purchase Agreement—On August 11, 2005, Xenogen entered into a Securities Purchase Agreement (the "SPA") with certain institutional accredited investors (the "Purchasers"). Pursuant to the SPA, on August 15, 2005, the Purchasers acquired, in the aggregate, 5,154,640 shares of Xenogen common stock, par value $0.001, at a price of $2.91 per share. The aggregate gross consideration that Xenogen received from the sale of these shares was $15,000,002, with net proceeds amounting to $14,202,161 after issuance costs of $797,841. Investment options for the net proceeds are being contemplated, and as such, the proceeds were deposited into operating cash. On August 15, 2005, Xenogen issued to the Purchasers warrants to purchase up to additional 1,546,392 shares of Xenogen's common stock. The warrants have a term of five years and are exercisable beginning February 15, 2006 with an exercise price equal to $3.29 per share. The fair market value of the warrants was approximately $3.2 million and was allocated from the aggregate proceeds of the financing to the warrants. The warrants were valued using the Black-Scholes method with the following assumptions: a risk-free interest rate of 4.15%, a contractual term of 5 years, zero dividend yield, and a volatility factor of 80.2%. The registration statement registering for resale the shares issued to the Purchasers and the shares underlying the warrants was declared effective by the SEC on November 10, 2005.

11.    Loss Per Share

        Basic net loss attributable to common stockholders per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. The following securities were not included in the computations of diluted net loss attributable to common stock per share at March 31, 2006 and 2005, as their inclusion would be antidilutive:

  •
  warrants outstanding to purchase 1,949,942 and 395,483 shares of common stock and convertible preferred stock at March 31, 2006 and 2005, respectively;

  •
  options to purchase common stock of 2,394,504 and 2,510,309 shares at March 31, 2006 and 2005, respectively; and

  •
  common stock subject to Xenogen's right to repurchase of 81,461 and 150,547 shares at March 31, 2006 and 2005, respectively.

        Basic and diluted net loss attributable to common stockholders per share was calculated as follows (in thousands, except per share data):

	Three Months Ended March 31,
	2006	2005
Net loss attributable to common stockholders	$(5,626)	$(5,145)

Weighted average number of common shares — basic and diluted	20,303,013	14,821,840

Basic and diluted net loss attributable to common stockholders per share:	$(0.28)	$(0.35)

12.    Comprehensive Income (in thousands)

	Three Months Ended March 31,
	2006	2005
Net loss attributable to common stockholders	$(5,626)	$(5,145)
Other comprehensive income:
Unrealized gain on available for sale investments	—	3

Comprehensive loss	$(5,626)	$(5,142)

13.    Subsequent Events

        As of May 31, 2006, Xenogen was not in compliance with one of the financial covenants under the SVB Loan Agreement. On July 6, 2006, Xenogen executed a loan modification agreement with SVB that modifies certain of the financial covenants and brings Xenogen into compliance with all of the covenants under the SVB Loan Agreement, including the one with which it had been out of compliance as of May 31, 2006.

XENOGEN CORPORATION

AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Xenogen Corporation:

        We have audited the accompanying consolidated balance sheets of Xenogen Corporation and its subsidiary (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. Our audits included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Xenogen Corporation and its subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

March 23, 2006
San Francisco, California

XENOGEN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$20,478	$19,423
Short term investments	259	2,493
Accounts receivable—net of allowance for doubtful accounts of $801 and $738 and in 2005 and 2004, respectively	13,141	7,769
Inventory	3,601	4,175
Prepaid expenses and other current assets	2,037	1,293

Total current assets	39,516	35,153
Property and equipment—net	2,106	3,184
Purchased intangible assets—net	3	531
Restricted investments	—	50
Other noncurrent assets	1,204	1,020

Total assets	$42,829	$39,938

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,857	$2,564
Accrued compensation	2,298	1,998
Deferred revenue	9,739	8,638
Accrued restructuring charges	289	281
Loans payable—current portion	953	6,372
Capital lease obligations—current portion	1	18
Other accrued liabilities	3,368	1,211

Total current liabilities	20,505	21,082
Noncurrent liabilities:
Loans payable	8,099	1,053
Capital lease obligations	—	1
Deferred rent	358	605
Accrued restructuring charges	962	1,250

Total noncurrent liabilities	9,419	2,909

Commitments and contingencies (Note 8)
Stockholders' equity:
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2005 and 2004; 20,213,652 and 14,769,552 issued and outstanding at December 31, 2005 and 2004, respectively (Note 10)	20	15
Additional paid-in capital	200,172	186,110
Deferred stock-based compensation	(1,020)	(2,443)
Accumulated other comprehensive income (loss)	—	(21)
Accumulated deficit	(186,267)	(167,714)

Total stockholders' equity	12,905	15,947

Total liabilities and stockholders' equity	$42,829	$39,938

See notes to consolidated financial statements

XENOGEN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Years Ended December 31,
	2005	2004	2003
Revenue:
Product	$22,552	$16,411	$7,577
Contract	10,069	8,925	7,369
License	7,044	5,547	5,117

Total revenue	39,665	30,883	20,063

Cost of revenue:
Product (a)	14,370	10,820	4,385
Contract (a)	8,786	8,761	7,629
License (a)	1,225	909	729

Total cost of revenue	24,381	20,490	12,743

Gross margin	15,284	10,393	7,320

Operating expenses:
Research and development (a)	8,896	12,514	11,920
Selling, general and administrative (a)	22,210	16,654	10,890
Depreciation and amortization expenses	2,305	3,092	3,836
Restructuring charges	—	—	669

Total operating expenses	33,411	32,260	27,315

Loss from operations	(18,127)	(21,867)	(19,995)
Other income—net	71	593	43
Interest income	342	147	122
Interest expense	(839)	(650)	(717)

Net loss	(18,553)	(21,777)	(20,547)

Preferred stock dividends	—	—	(5,629)

Accretion of redeemable convertible preferred stock	—	—	(344)

Net loss attributable to common stockholders	$(18,553)	$(21,777)	$(26,520)

Weighted average number of common shares outstanding	16,777,965	7,295,321	782,638

Loss per share data (basic and diluted):
Net loss attributable to common stockholders	$(1.11)	$(2.99)	$(33.89)

(a) Includes charges for stock-based compensation as follows:
Cost of revenue:
Product	$22	$391	$166
Contract	18	257	216
License	1	32	28

Total cost of revenue	41	680	410

Research and development	41	1,481	873

Selling, general and administrative	884	2,364	528

Total	$966	$4,525	$1,811

See notes to consolidated financial statements

XENOGEN CORPORATION
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY (DEFICIT)
Years Ended December 31, 2005, 2004 and 2003
(In thousands, except per share data)

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock					Notes Receivable From Stock- holders		Other Accumulated Compre- hensive Income
					Common Stock				Deferred Stock- Based Compensation
							Additional Paid-In Capital				Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2002	3,062,604	$114,941	27,169	$1	547,716	$4	$17,218	$(111)	$(1,269)	$3	$(125,390)	$(109,544)
Issuance of restricted common stock and common stock to employees upon exercise of options, net of repurchases	—	—	—	—	67,606	—	21	—	—	—	—	21
Dividend on Series G redeemable convertible preferred stock	80,002	3,260	—	—	—	—	(3,260)	—	—	—	—	(3,260)
Accretion of redeemable convertible preferred stock	—	344	—	—	—	—	(344)	—	—	—	—	(344)
Issuance of Series AA convertible preferred stock and common stock, net of issuance cost of $379	—	—	6,013,443	42	401,158	3	21,468	—	—	—	—	21,513
Exchange of shares—cancellation of previous shares	(3,142,606)	(118,545)	3,378,154	23	—	—	118,519	—	—	—	—	118,542
Beneficial conversion in connection with issuance of Series AA convertible preferred stock	—	—	—	—	—	—	2,369	—	—	—	—	2,369
Deemed dividend to preferred stock in connection with issuance of Series AA convertible preferred stock	—	—	—	—	—	—	(2,369)	—	—	—	—	(2,369)
Stock-based compensation, net of cancellations	—	—	—	—	—	—	5,949	—	(4,167)	—	—	1,782
Stock-based compensation—nonemployee options	—	—	—	—	—	—	29	—	—	—	—	29
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(20,547)	(20,547)
Unrealized loss on available-for-sale investments	—	—	—	—	—	—	—	—	—	(2)	—	(2)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(20,549)

Balance, December 31, 2003	—	$—	9,418,766	$66	1,016,480	$7	$159,600	$(111)	$(5,436)	$1	$(145,937)	$8,190

												(Continued )

See notes to consolidated financial statements

XENOGEN CORPORATION
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY (DEFICIT) (Continued)
Years Ended December 31, 2005, 2004 and 2003
(In thousands, except per share data)

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock					Notes Receivable From Stock- holders		Other Accumulated Compre- hensive Income
					Common Stock				Deferred Stock- Based Compensation
							Additional Paid-In Capital				Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2003	—	—	9,418,766	$66	1,016,480	$7	$159,600	$(111)	$(5,436)	$1	$(145,937)	$8,190
Issuance of restricted common stock and common stock to employees upon exercise of options, net of repurchases	—	—	—	—	88,586	—	37	—	—	—	—	37
Conversion of preferred stock to common	—	—	(9,418,766)	(66)	9,418,766	9	57	—	—	—	—	—
Proceeds from stock offering	—	—	—	—	4,200,000	4	29,396	—	—	—	—	29,400
Expenses of stock offering	—	—	—	—	—	—	(4,517)	—	—	—	—	(4,517)
Issuance of common stock to directors	—	—	—	—	45,720	—	320	—	—	—	—	320
Forgiveness of loan	—	—	—	—	—	—	—	111	—	—	—	111
Stock-based compensation, net of cancellations	—	—	—	—	—	—	1,205	—	2,993	—	—	4,198
Stock-based compensation—nonemployee options	—	—	—	—	—	—	7	—	—	—	—	7
Adjust par value upon reverse stock split (Note 10)	—	—	—	—	—	(5)	5	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(21,777)	(21,777)
Unrealized loss on available-for-sale investments	—	—	—	—	—	—	—	—	—	(22)	—	(22)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(21,799)

Balance, December 31, 2004	—	—	—	—	14,769,552	$15	$186,110	$—	$(2,443)	$(21)	$(167,714)	$15,947

												(Continued )

See notes to consolidated financial statements

XENOGEN CORPORATION
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' EQUITY (DEFICIT) (Continued)
Years Ended December 31, 2005, 2004 and 2003
(In thousands, except per share data)

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock					Notes Receivable From Stock- holders		Other Accumulated Compre- hensive Income
					Common Stock				Deferred Stock- Based Compensation
							Additional Paid-In Capital				Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 2004	—	—	—	—	14,769,552	$15	$186,110	$—	$(2,443)	$(21)	$(167,714)	$15,947
Issuance of restricted common stock and common stock to employees upon exercise of options, net of repurchases	—	—	—	—	141,601	—	56	—	—	—	—	56
Proceeds from stock offering	—	—	—	—	5,154,640	5	14,995	—	—	—	—	15,000
Expenses of stock offering	—	—	—	—	—	—	(798)	—	—	—	—	(798)
Issuance of common stock to directors	—	—	—	—	140,000	—	640	—	(640)	—	—	—
Exercise of Warrants	—	—	—	—	7,859	—	—	—	—	—	—	—
Issuance of Warrants	—	—	—	—	—	—	266	—	—	—	—	266
Stock-based compensation, net of cancellations	—	—	—	—	—	—	(1,098)	—	2,063	—	—	965
Stock-based compensation—nonemployee options	—	—	—	—	—	—	1	—	—	—	—	1
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	—	—	(18,553)	(18,553)
Unrealized loss on available-for-sale investments	—	—	—	—	—	—	—	—	—	21	—	21

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(18,532)

Balance, December 31, 2005	—	—	—	$—	20,213,652	$20	$200,172	$—	$(1,020)	$—	$(186,267)	$12,905

												(Concluded )

See notes to consolidated financial statements

XENOGEN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net loss	$(18,553)	$(21,777)	$(20,547)
Reconciliation of net loss to net cash used in operating activities:
Noncash stock-based compensation expense	966	4,525	1,811
Noncash interest expense related to warrants and other deferred financing charges	148	—	43
Amortization of investments	81	144	—
Loan forgiveness	—	153	—
Depreciation and amortization	2,305	3,092	3,836
Gain on disposal of fixed assets	—	—	458
Interest income	(426)	(223)	(151)
Changes in operating assets and liabilities:
Accounts receivable	(5,372)	(2,309)	(2,967)
Prepaid expenses and other assets	(426)	(113)	(550)
Inventory	541	(2,066)	(1,099)
Other noncurrent assets	17	(41)	36
Accounts payable	1,047	476	(61)
Accrued compensation and other liabilities	2,457	722	974
Deferred revenue	1,101	(1,280)	4,823
Accrued restructuring charges	(280)	(267)	(314)
Deferred rent	(247)	(80)	24

Net cash used in operating activities	(16,641)	(19,044)	(13,684)

Cash flows from investing activities:
Purchase of property and equipment	(489)	(824)	(1,147)
Proceeds from sale of property and equipment	69	130	964
Purchase of investments	—	(5,340)	(1,729)
Proceeds from maturities and sales of investments	2,225	5,851	2,285
Investment Interest	463	171	126
Unrealized gain (loss) on available for sale investments	—	(11)	—

Net cash provided by (used in) investing activities	2,268	(23)	499

Cash flows from financing activities:
Proceeds for stock offering, net of costs	14,202	24,883	—
Proceeds from stock option exercises, net of repurchases	56	37	21
Proceeds from issuance of convertible preferred stock	—	—	21,510
Borrowings from loans, net of costs	7,561	3,292	5,059
Repayment of loans	(6,373)	(2,184)	(6,063)
Capital lease payments	(18)	(57)	(44)

Net cash provided by financing activities	15,428	25,971	20,483

See notes to consolidated financial statements

	Years Ended December 31,
	2005	2004	2003
Net increase (decrease) in cash and cash equivalents	1,055	6,904	7,298
Cash and cash equivalents, beginning of year	19,423	12,519	5,221

Cash and cash equivalents, end of year	$20,478	$19,423	$12,519

Supplemental disclosure of cash flow information—cash paid for interest	$1,014	$650	$717

Supplemental disclosures of noncash investing and financing activities:
Purchase of property and equipment in trade accounts payable	$246	$—	$—

Warrants issued in conjunction with loans and equity issuances	$3,479	$—	$—

Stock dividends to redeemable convertible preferred stockholders	$—	$—	$5,629

Accretion of redeemable convertible preferred stock	$—	$—	$344

Exchange of shares to Series AA preferred stock and common stock	$—	$—	$118,542

See notes to consolidated financial statements

XENOGEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2005, 2004 and 2003

1.    Summary of Significant Accounting Policies

        Organization and Basis of Presentation—Xenogen Corporation ("Xenogen") was founded on August 1, 1995, as a life sciences company incorporated in the State of California. In September 2000, the Xenogen board of directors approved Xenogen's reincorporation in the State of Delaware. The reincorporation was approved by the State of Delaware on September 26, 2000.

        Xenogen develops and manufactures products and technologies for acquiring, analyzing and managing complex image data from live animals. These products and technologies are comprised of an imaging system, software and biological materials, and are designed to improve the efficiency and productivity of drug discovery and development by facilitating biological assessment. Xenogen's in vivo biophotonic imaging system combines technologies in molecular biology and physiology to enable researchers to track and monitor the dynamic properties associated with the mechanisms of disease and the impact of drugs on such mechanisms as they occur at the molecular level in live animals.

        Principles of Consolidation—The consolidated financial statements include the accounts of Xenogen and its wholly-owned subsidiary, Xenogen Biosciences Corporation, incorporated in the State of Ohio. All significant intercompany accounts and transactions have been eliminated.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Xenogen's management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        Reclassifications—Certain prior year amounts have been reclassified to conform with current year presentation. These reclassifications had no effect on net loss or losses per share, and related to the aggregating of cash versus non-cash interest income received from investments on the consolidated statement of cash flows.

        Cash and Cash Equivalents—Xenogen considers all short-term, highly liquid investments with original maturity of three months or less to be cash equivalents.

        Short-Term Investments—Xenogen accounts for short-term investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. To date, all short-term investments, comprised of corporate debt securities, have been classified as available-for-sale, and are carried at market value as determined based on quoted market prices. Unrealized gains and losses are reported in other comprehensive income. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary for available-for-sale securities are included in interest and other income and have not been significant to date. Realized gains and losses are computed on a specific identification basis.

        Restricted Investments—Xenogen accounts for certain investments primarily comprised of money market funds and certificate of deposits as restricted investments in connection with lease agreements and loans.

        Fair Value of Financial Instruments—The carrying amounts of Xenogen's cash equivalents and investments approximate fair value due to their short maturities. Based on borrowing rates currently available to Xenogen for loans and capital lease obligations with similar terms, the carrying value of Xenogen's debt obligations approximate fair value.

        Inventories—Inventories are stated at the lower of cost or market. Cost is based on the first in, first out method.

        Property and Equipment—Property and equipment including equipment held under capital leases are stated at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets (five years for furniture and fixtures, and three years for laboratory and office equipment). Amortization of leasehold improvements is determined using the straight-line method over the shorter of useful life of the assets or the life of the lease. Equipment under capital leases is amortized over the lesser of its lease term or estimated useful life.

        Software Costs—Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on Xenogen's product development process, technological feasibility is established upon the completion of a working model. To date, costs incurred by Xenogen between the completion of the working model and the point at which the product is ready for general release have been insignificant. Accordingly, Xenogen has charged all such costs to research and development expense in the period incurred.

        Impairment of Long-Lived Assets—Xenogen accounts for long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), which was adopted on January 1, 2002. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed of (SFAS No. 121). Xenogen regularly evaluates its long-lived assets, including its intangible assets, for indicators of possible impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. Impairment, if any, is measured using discounted cash flows. In 2005, 2004 and 2003, Xenogen performed an evaluation of its long-lived assets and noted no impairment.

        Revenue Recognition—Xenogen recognizes revenues in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (SAB 104). Arrangements with multiple elements are accounted for in accordance with EITF 00-21, "Revenue Arrangements with Multiple Deliverables." Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed and determinable and collectibility is reasonably assured.

        Xenogen generates revenue primarily from three sources: (1) sales of Xenogen's IVIS Imaging Systems and associated accessories, (2) licenses for the use of Xenogen's in vivo biophotonic imaging technology, transgenic animals and associated biological products to customers on a nonexclusive and nontransferable basis for the purposes of application in the fields of drug discovery and/or preclinical drug development research, and (3) performance of animal creation, customized phenotyping and compound profiling services.

        Xenogen's IVIS Imaging System is composed of separate hardware and software components. The primary hardware (non-software) component is an enclosed ultra-sensitive CCD camera system. The primary software component (Living Image) enables the user to organize and view the image data. This software component is not considered essential to the functionality of the camera system as similar software is available from other vendors. Xenogen allocates revenue on the sale of its IVIS Imaging Systems between software and non-software related deliverables based on fair value as required by EITF 03-5, and revenue is recognized upon installation and customer acceptance.

        Revenue allocated to non-software deliverables is further allocated based on the separation criteria established in EITF 00-21. Using that criteria, which requires that each deliverable have stand-alone value in order to be considered a separate unit of accounting, Xenogen has identified four separate non-software deliverables: (1) the camera system, (2) the technology licenses, (3) follow-on technical services, and (4) system accessories. Xenogen allocates revenue to these units of accounting based on fair value as determined by reference to the price at which it would be sold separately by Xenogen and/or other third-parties as appropriate. Revenue allocated to each individual unit of accounting is then recognized in accordance with the requirements of SAB 104.

        Revenue from the sale of imaging system accessories is recognized upon delivery (i.e. transfer of title), as the functionality of accessories is not contingent upon installation due to the "plug and play" nature of the accessories. Revenue associated with follow-on technical services is recognized as the services are performed.

        Xenogen grants time-based technology licenses to its commercial customers. The fees, net of any customer discounts, attributable to these time-based technology licenses are recognized as earned on a straight-line basis over the term of the license. Xenogen grants royalty-free technology licenses to academic and not-for-profit customers in connection with the sale of the imaging system. The IVIS Imaging System and related perpetual technology licenses are sold as a combined unit academic, not-for-profit customers and revenue is recognized upon installation of the combined unit.

        Revenue allocated to the software and related customer support is accounted for separately in accordance with AICPA Statement of Position 97-2, Software Revenue Recognition, or SOP 97-2. Under SOP 97-2, the software components are recognized upon installation of the system as the functionality of the system is contingent upon installation due to the complex nature of the system. Post customer support is deferred and amortized over a straight-line basis over customer support period.

        Deferred revenue, primarily related to time-based technology licenses and software maintenance contracts, is recorded when the payments from the customer are received prior to Xenogen's conclusion of performance obligations related to the payment and recognized upon completion of those performance criteria. Contract payments are generally for one year or less.

        Revenue relating to research and development agreements is recognized as the defined services are performed. Under these agreements, Xenogen is required to perform research and development activities as specified in each respective agreement. The payments received under these agreements are non refundable. Because services are performed ratably over the period, contract revenue attributable to fixed price contracts is recognized on a straight-line basis over the term of the contract provided that the payments are non-refundable and are based on an agreed upon schedule and the services are performed ratably over the term of the contract. Certain agreements may define specific milestones and the payments associated with each milestone. Such payments are recognized as revenue upon progress towards achievement of the milestone events on a percentage-of-completion basis, which approximates the portion for which Xenogen has no future performance obligations. Any payments received in advance of the completion of the milestone are recorded as deferred revenue and recorded as revenue on a percentage-of-completion basis.

        Sales to distributors are recognized upon sale of the product by the distributor to the end user. Xenogen's arrangements with end customers that purchase our products through our distributors do not allow for product returns.

        Accounts receivable allowances—While Xenogen has experienced some delinquency issues surrounding payment for products and services, Xenogen does not believe that it has any significant collectibility issues as its sales to date have been mostly to large pharmaceutical companies and academic and research institutions. Consequently, Xenogen maintains limited allowances for doubtful accounts. Xenogen has not experienced significant credit loss from our accounts receivable, licenses, grants and collaboration agreements, and none are currently expected. Xenogen performs a regular review of its customer activity and associated credit risks and does not require collateral from its customers. Xenogen is currently fully reserved for Value Added Tax (VAT) for its sales in foreign countries where Xenogen is not VAT registered. Xenogen is undertaking the proper registration process in order to recover amounts relating to previous sales, but may not fully recover its reserve.

        Product Warranty—In general, Xenogen provides customers with a one-year warranty for its IVIS Imaging System. Xenogen accrues for estimated warranty costs concurrent with the recognition of revenue. The initial warranty accrual is based upon Xenogen's historical experience and is included in other current liabilities. The amounts charged and accrued against the warranty reserve are as follows (in thousands):

	2005	2004
Balance, beginning of year	$246	$131
Current year accruals	714	372
Warranty expenditures charged to accrual	(519)	(257)

Balance, end of year	$441	$246

        Research and Development—Research and development costs are expensed as incurred and include costs associated with company sponsored, collaborative and contracted research and development activities. Research and development costs consist of direct and indirect internal costs related to specific projects as well as fees paid to other entities that conduct certain research activities on Xenogen's behalf.

        Income Taxes—Xenogen utilizes the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded as realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain.

        Stock-Based Compensation—Xenogen has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), as amended by SFAS No. 148, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, when the exercise price of Xenogen's employee and director stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

        SFAS No. 123 requires that stock option information be disclosed as if Xenogen had accounted for its employee stock options granted under the fair value method of SFAS No. 123. The fair value of these options was estimated at the date of grant using the Black-Scholes-Merton option pricing model, and was amortized using the graded vesting method over the options vesting period, with the following weighted-average assumptions:

	2005	2004	2003
Dividend yield	—	—	—
Volatility	69%	32%	—
Risk-free interest rate	3.9%	3.5%	3.5%
Weighted average expected life (in years)	5	5	5

        The weighted-average fair value of stock options granted in the years ended December 31, 2005, 2004, and 2003 were $3.36, $4.07 and $1.46, respectively. The minimum value basis for pricing options was used for all grants made prior to Xenogen becoming a publicly traded company in July 2004. For options granted after July 18, 2004 and up to December 31, 2004, an average stock volatility factor of 58% was utilized for valuation.

        The following table summarizes relevant information as to reported results, with supplemental information as if the fair value recognition provisions of SFAS No. 123 had been applied (in thousands, except per share data):

	Years Ended December 31,
	2005	2004	2003
Net loss attributable to common stockholders:	$(18,553)	$(21,777)	$(26,520)
Add employee stock-based compensation	968	4,518	1,782
Deduct stock-based compensation determined under the fair value based method for all awards, net of cancellations	(6,692)	(4,102)	(281)

Pro forma	$(24,277)	$(21,361)	$(25,019)

Basic and diluted net loss attributable to common stockholders loss per share:
As reported	$(1.11)	$(2.99)	$(33.89)
Pro forma	$(1.45)	$(2.93)	$(31.97)

        In November 2005, all unvested stock options with an exercise price equal to or greater than $5.01 per share were accelerated and became fully vested at that time. The decision to accelerate the vesting of these options was made primarily to reduce compensation expense that would have been recorded in conjunction with Xenogen's adoption of SFAS No. 123, which Xenogen believes to be in the best interest of stockholders. The impact of the acceleration to stock-based compensation as determined under SFAS No. 123 was a $2.6 million expense increase in pro forma stock-based compensation for fiscal year 2005. The acceleration of these options under APB 25, and as reflected in the consolidated financial statements, resulted in a minor expense increase of $41,000 for the year ended December 31, 2005.

        Stock compensation expense for options granted to nonemployees has been determined in accordance with SFAS No. 123 and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services, as the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to nonemployees is remeasured as the underlying options vest.

        Loss Per Share—Basic net loss attributable to common stockholders per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period (excluding shares subject to repurchase or automatic forfeiture). Diluted net loss per share was the same as basic net loss attributable to common stockholders per share for all periods presented since the effects of any potentially dilutive securities are excluded as they are antidilutive due to Xenogen's net losses.

        Other Comprehensive Loss—Comprehensive loss is defined as the changes in net assets during the period from non-owner sources, including unrealized losses on available-for-sale investments.

        Significant Concentrations—Cash equivalents and investments are financial instruments that potentially subject Xenogen to concentrations of risk to the extent of amounts recorded in the consolidated balance sheets. Xenogen invests cash, which is not required for immediate operating needs, primarily in highly liquid instruments, which bear minimal risk due to their short-term maturity.

        Xenogen has not experienced significant credit loss from its accounts receivable, licenses, grants, and collaboration agreements, and none are currently expected. Xenogen performs a regular review of its customer activity and associated credit risks, and do not require collateral from its customers. Lastly, Xenogen generally requires its international customers to secure any agreement with a letter of credit.

        Xenogen's ability to sublicense imaging method patents to its customers in connection with the sale of its imaging products is dependent on the continuing validity of Xenogen's exclusive license to these patents from a university.

        Xenogen relies on several companies as the sole source for various materials used in Xenogen's manufacturing process. Any interruption in the supply of these materials could result in Xenogen's failure to meet customer demand.

        Revenue from customers representing 10% or more of total revenue during 2005, 2004 and 2003 was as follows:

	2005	2004	2003
Customer A	12%	16%	21%
Customer B	—	—	10%

        Recent Accounting Pronouncements—In November 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) 115-1/124-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Xenogen is required to apply the guidance in this FSP to reporting periods beginning after December 15, 2005. Xenogen expects that the adoption of this FSP will not have a significant effect on its financial condition or results of operation.

        In June 2005, the Emerging Issues Task Force (EITF) reached a final consensus on Issue 05-6, "Determining the Amortization Period for Leasehold Improvements" to provide additional guidance with regard to the application of lease term under Paragraph 9 of FASB Statement No. 13, Accounting for Leases, which indicates that for the purposes of lease classification, a lease term cannot be changed unless either: (a) modifications of lease provisions result in the lease being considered a new agreement or (b) extension or renewal beyond the existing lease term occurs. The consensus position reached was that an amortization period for a leasehold improvement would be based on the shorter of asset life or lease term, including renewals that are reasonably assured. Xenogen expects that the adoption of this Issue and the related FASB Staff Positions (FSP's) will not have a significant effect on its financial condition or results of operations.

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3". SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Xenogen expects that the adoption of SFAS No. 154 will not have a significant effect on its financial condition or results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" which amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements of the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Xenogen adopted the disclosure provisions of SFAS No. 148 at the beginning of fiscal 2002.

        In December 2004, the FASB issued Statement No. 123(R) "Share-Based Payment". This statement requires that stock-based compensation be recognized as a cost in the financial statements and that such cost be measured based on the fair value of the stock-based compensation. In April 2005, the Securities and Exchange Commission adopted a rule amendment that delayed the compliance dates for SFAS 123(R), and as such, Xenogen has adopted this statement on January 1, 2006.

        The effects of the adoption of SFAS 123(R) will result in significant, although non-cash, stock-based compensation expense. Although the pro forma effects of applying original SFAS 123 in this note to the consolidated financial statements may be indicative of the effects of adopting SFAS 123(R), the provisions of these two statements differ in some important respects. The actual effects of adopting SFAS 123(R) are dependent on numerous factors including, but not limited to, the valuation model chosen by us to value stock-based awards, the assumed award forfeiture rate, the accounting policies adopted concerning the method of recognizing the fair value of awards over the service period, and the transition method chosen for adopting SFAS 123(R).

        Xenogen has elected to adopt the modified prospective application transition approach for implementing the provisions of SFAS 123(R). Under this method, stock compensation expense will be applied to unvested stock options as of January 1, 2006, on a prospective basis, without any restatement of prior period expense. In addition, Xenogen will continue to use the Black-Scholes-Merton model for the valuation of our stock-based awards consistent with its pro forma results effects of applying the original SFAS 123. The option life and forfeiture assumptions that Xenogen uses under SFAS 123(R) will change as underlying stock option data is refined. The valuation assumptions, given stock option data refinements, may differ in material respects from those disclosed in the pro forma effects under the original SFAS 123 disclosed previously in this note to the consolidated financial statements. The following table reflects an estimate of future stock-based compensation related to Xenogen's unvested stock-based awards as of December 31, 2005 under SFAS 123(R).

        These future charges may not be indicative of actual stock-based compensation expense given possible future changes in valuation assumptions and stock option granting activity.

Estimated Stock-Based Compensation Expense For the Year

Amount
2006	$0.8 million
2007	$0.4 million
2008	$0.1 million
2009	<$0.1 million

        The amount of stock-based compensation over this future period would have been $0.6 million lower had the current intrinsic value method been applied to our December 31, 2005 unvested stock-based awards.

        In November 2004, the FASB issued SFAS Statement No. 151, "Inventory Costs—An amendment of ARB No. 43, Chapter 4". SFAS No. 151 clarifies that abnormal amounts of idle facility expense, freight, handling costs and spoilage should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. The provisions in SFAS No. 151 are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Companies must apply the standard prospectively. Xenogen expects that the adoption of SFAS No. 151 will not have a significant effect on its financial condition or results of operations.

        In November 2004, the EITF reached a final consensus on Issue 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," in Determining Whether to Report Discontinued Operations" A number of issues have arisen in practice in applying the criteria in paragraph 42 of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Those issues involve determining: (a) which cash flows should be taken into consideration when assessing whether the cash flows of the disposal component have been or will be eliminated from the ongoing operations of the entity, (b) the types of involvement ongoing between the disposal component and the entity disposing of the component that constitute continuing involvement in the operations of the disposal component, and (c) the appropriate (re)assessment period for purposes of assessing whether the criteria in paragraph 42 have been met. Xenogen expects that the adoption of this Issue and the related FSP's will not have a significant effect on its financial condition or results of operations.

        In April 2004, the FASB issued FSP FAS No. 129-1, "Disclosure of Information about Capital Structure, Relating to Contingently Convertible Securities" to provide disclosure guidance for contingently convertible securities. Xenogen adopted the disclosure provisions in the second quarter of 2004 as they applied to the convertible notes issued in March 2003. The adoption of FSP FAS No. 129-1 did not have a material impact on Xenogen's financial condition or results of operations.

        In a recent EITF meeting, EITF Issue No. 04-08, "Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share," was discussed. The tentative conclusion was that shares available under contingently convertible debt should be included in diluted earnings per share or EPS, in all periods, except when inclusion is anti-dilutive, regardless of whether the contingency is met and regardless of whether the market price contingency is substantial. Xenogen does not expect the adoption of this Issue to have an effect on its financial condition or results of operations as Xenogen currently has no contingently convertible debt outstanding.

        In December 2003, the FASB issued FASB Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (FIN No. 46R). FIN No. 46R expands upon and strengthens existing accounting guidance that addresses when a company should include in its financial statements the assets, liabilities and activities of another entity. A variable interest entity is any legal structure used for business purposes that either does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. A variable interest entity often holds financial assets, including loans and receivables, real estate or other property. A variable interest entity may be essentially passive or it may engage in research and development or other activities on behalf of another company. Previously, one company generally has included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN No. 46R changes that by requiring a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. Xenogen does not have any variable interest entities and the adoption of FIN No. 46R had no impact on our consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires issuers to classify as liabilities (or assets in some circumstances) certain financial instruments that embody obligations. Financial instruments within the scope of SFAS No. 150 shall be initially measured at fair value and subsequently revalued with changes in value being reflected in interest cost. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. Restatement is not permitted. The adoption of SFAS No.150 did not have a significant impact on Xenogen's consolidated financial statements.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement amends SFAS No. 133 for decisions made as part of the Derivative Implementation Group process that effectively required amendments to SFAS No. 133, in connection with other FASB projects dealing with financial instruments and in connection with implementation issues that have been raised in relation to the application of the definition of a derivative. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003. Also, the provisions of SFAS No. 149 that relate to SFAS No. 133 implementation issues that have been effective for fiscal years that began prior to June 15, 2003, should continue to be applied in accordance with respective effective dates. In addition, provisions of this statement related to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to both existing and new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 did not have a significant impact on Xenogen's consolidated financial statements.

2.    Purchased Intangible Assets

        The components of identifiable intangible assets are as follows (in thousands):

	December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	$3,019	$(3,016)	$3
	December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents	$3,019	$(2,488)	$531

        Amortization expense related to identifiable intangible assets for the years ended December 31, 2005, 2004 and 2002 was $528,000, $603,000, and $603,000, respectively. Purchased intangible assets had estimated useful lives of two to five years.

3.    Restructuring Charges

        In September 2002, Xenogen implemented a restructuring program (Restructuring Plan) to bring its expenses more in line with revised revenue and cash flow projections. This plan included the closure of the St. Louis facility related to the facility's remaining lease obligation of $2,108,000. Xenogen recorded the remaining obligation on the St. Louis facility as a restructuring charge in accordance with Emerging Issues Task Force 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity, and Staff Accounting Bulletin 100, Restructuring and Impairment Charges.

        The following table depicts the restructuring activity during fiscal years ended December 31, 2005 and 2004 (in thousands):

Vacated Facilities
Accrued restructuring charges:
Ending balance, December 31, 2003	$1,798

Expenditures	(267)

Ending balance, December 31, 2004	1,531
Expenditures	(280)

Ending balance, December 31, 2005	$1,251

        At December 31, 2005 and 2004, we recorded approximately $289,000 and $281,000, respectively, as current accrued restructuring charges and approximately $962,000 and $1,250,000, respectively, as noncurrent accrued restructuring charges in the consolidated balance sheets.

        Xenogen expects to pay the accrued lease obligations over the remaining term of the lease, which terminates in 2010.

        The restructuring charge in 2003 was the result of further reductions in workforce, primarily with respect to Xenogen's research activities. The termination costs associated with the 2003 restructuring amounted to $669,000 and were expensed in that year.

4.    Short-Term and Restricted Investments

        Xenogen invests its excess cash in debt instruments of financial institutions and corporations with strong credit ratings. Xenogen has established guidelines relative to diversification and maturities with the objective of reducing risk and maximizing liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. Xenogen has not experienced any material losses on our investments. At December 31, 2005, all of Xenogen's investments had a contractual maturity of one year or less.

        The following is a summary of Xenogen's short-term and restricted investments, accounted for as available-for-sale securities (in thousands):

	Available-for-Sale Securities
	Cost	Gross Unrealized Gains(Losses)	Estimated Fair Value
December 31, 2005:
Certificates of deposit	$259	$—	$259
Corporate debt securities	—	—	—

Total	$259	$—	$259

December 31, 2004:
Certificates of deposit	$254	$—	$254
Corporate debt securities	2,310	(21)	2,289

Total	$2,564	$(21)	$2,543

        At December 31, 2004, approximately $50,000 held in certificates of deposit and money market funds represented restricted investments in connection with a loan and was recorded as restricted investments on the consolidated balance sheet. At December 31, 2005, there were no restricted investments.

5.    Inventory

        Inventories consisted of the following (in thousands) at the periods indicated below:

	December 31,
	2005	2004
Raw materials	$1,861	$2,274
Work-in-Progress	1,210	1,238
Finished Goods	530	663

	$3,601	$4,175

        Beginning in the first quarter of 2005, the capitalization of indirect facility costs was based on facility space use. Prior to January 1, 2005, the allocation of indirect facility costs to inventory was based on labor hours. Xenogen feels the change in estimate for allocating facility space use more closely approximates the actual use of space for production activity. The change in the facility cost allocation resulted in a $1.9 million decrease to inventoriable costs for the year ended December 31, 2005 over 2004, with a corresponding increase in operating expenses for this period. Of the $1.9 million, $1.7 million reduced cost of product sales for the year ended December 31, 2005 with the balance of $0.2 million still reflected in inventory as of December 31, 2005.

6.    Property and Equipment

        Property and equipment consist of the following (in thousands):

	December 31,
	2005	2004
Furniture and office equipment	$4,001	$3,904
Laboratory equipment	9,077	9,074
Leasehold improvements	4,750	4,374

	17,828	17,352
Less accumulated depreciation and amortization	(15,722)	(14,168)

	$2,106	$3,184

        Depreciation expense was approximately $1,777,000, $2,487,000 and $3,232,000 at December 31, 2005, 2004, and 2003, respectively.

        During 2003, Xenogen sold a corporate house and its furnishings resulting in a loss of $308,000. This loss was included in other income, net.

        The cost of assets held under capital leases included in fixed assets was approximately $263,000 at both December 31, 2005 and 2004. Accumulated amortization of assets held under capital leases was approximately $261,000 and $243,000 at December 31, 2005 and 2004, respectively.

7.    Loans Payable and Capital Lease Obligations

        Loans payable at December 31, 2005 and 2004 consist of the following (in thousands):

					December 31,
			Repayment Schedule	Due Date
	Interest Rate	Payment Term			2005	2004
Bank of America	7.88%	Principal & interest	Monthly	2005	$—	$42
Silicon Valley Bank	5.50% (original) - 8.28% (amended)	Interest only	Monthly, Principal at maturity	2007	8,000	5,000
GE Capital loans	9.28 - 9.94%	Principal & interest	Monthly	2006 - 2007	1,052	2,383

Total					$9,052	$7,425

        The weighted average interest rate on loans for the year ended December 31, 2005 and 2004 was 9.06% and 8.25%, respectively.

        Capital lease obligations at December 31, 2005 and 2004 consist of the following (in thousands):

			December 31,
	Interest Rate
		Payment Term	2005	2004
Ford	6.90 - 7.90%	Principal & interest	$1	$8
Dell	6.42%	Principal & interest	—	8
CM Financial	11.46 - 11.48%	Principal & interest	—	3

Total			$1	$19

        On August 2, 2005, Xenogen entered into an Amended and Restated Loan and Security Agreement (the SVB Loan Agreement) with its subsidiary Xenogen Biosciences Corporation (XBC) and Silicon Valley Bank (SVB). Xenogen also entered into a Loan and Security Agreement, dated as of August 2, 2005 (the PFG Loan Agreement), with XBC and Partners for Growth, L.P. (PFG).

        The SVB Loan Agreement amends and restates a Loan and Security Agreement entered into between Xenogen and SVB on September 10, 2003, as amended (the Original Agreement), and provides for revolving borrowings of up to $13.0 million. Up to $2.0 million of the availability under the SVB Loan Agreement may be used for letters of credit and cash management services. All borrowings under the Original Agreement of $5.8 million were consolidated into the SVB Loan Agreement and have been applied against the amount available under the SVB Loan Agreement. Loans under the SVB Loan Agreement mature on August 2, 2007 and bear interest at a floating rate equal to the greater of SVB's prime rate plus 150 basis points or 5.5%.

        The SVB Loan Agreement contains restrictions on Xenogen's ability to, among other things, dispose of assets, undertake mergers or acquisitions, incur indebtedness, create liens on assets, make investments and pay dividends or repurchase stock. It also requires Xenogen to maintain a "remaining months" liquidity ratio of at least 4:1 until October 31, 2005 and at least 6:1 thereafter. The remaining month's liquidity ratio consist of a ratio of Xenogen's cash and cash equivalents plus 80% of eligible accounts receivable less amounts outstanding under the SVB Loan Agreement, to net income plus depreciation and amortization for the three-month period most recently ended. The SVB Loan Agreement also provides that if Xenogen's modified quick ratio drops below 2:1, a new form of loan agreement attached as exhibit to the SVB Loan Agreement will become applicable and Xenogen's borrowings will be limited to the lesser of $13.0 million or 80% of the amount of Xenogen's eligible accounts receivable. Xenogen's modified quick ratio is defined as the ratio of its unrestricted cash and cash equivalents plus eligible accounts plus availability under the PFG Loan Agreement to outstanding loans and other extensions of credit under the SVB Loan Agreement. The SVB Loan Agreement contains events of default that include, among other things, non-payment of principal, interest or fees, breaches of covenants, material adverse changes, bankruptcy and insolvency events, cross-defaults, unpaid judgments, inaccuracy of representations and warranties and events constituting a change in control.

        As of December 31, 2005, Xenogen had borrowed $8.0 million under the SVB Loan Agreement and utilized an additional $0.8 million towards certain real estate letters of credit, leaving $4.2 million in potential borrowings under the SVB Loan Agreement subject to the restrictions discussed above. As of December 31, 2004, Xenogen had borrowed $5.0 million under the Original Agreement and utilized an additional $0.8 million toward certain real estate letters of credit, leaving $1.2 million of availability under the Original Agreement.

        The PFG Loan Agreement provides for revolving borrowings in an amount up to the lesser of $5.0 million, or 50% of Xenogen's current assets minus the amount of any loans outstanding under the SVB Loan Agreement. Currently, under the borrowing formula, the entire $5.0 million would be available for borrowing. Any loans that are made under the PFG Loan Agreement mature on July 28, 2007 and bear interest at a floating rate equal to the prime rate plus 400 basis points. The PFG Loan Agreement contains restrictions, that are applicable when Xenogen has requested a borrowing or when loans are outstanding under the PFG Loan Agreement, on Xenogen's ability to, among other things, dispose of assets, undertake mergers or acquisitions, incur indebtedness, create liens on assets, make investments and pay dividends or repurchase stock. The PFG Loan Agreement contains events of default that include, among other things, non-payment of principal, interest or fees, breaches of covenants, material adverse changes, bankruptcy and insolvency events, cross-defaults, unpaid judgments, inaccuracy of representations and warranties and events constituting a change in control.

        In connection with the PFG Loan Agreement, on August 2, 2005, Xenogen entered into a Warrant Purchase Agreement under which Xenogen issued a Warrant to PFG. Following a share and price adjustment pursuant to the terms of the Warrant, the Warrant is exercisable for 222,680 shares of Xenogen common stock at an exercise price of $2.91 per share. As of December 31, 2005, 111,340 of these Warrant shares were exercisable. The number of shares for which the Warrant is currently exercisable will increase by 4,639 at the end of each month during which a loan is outstanding under the PFG Loan Agreement. If no loans are outstanding during a calendar month, the total number of shares of Xenogen common stock for which the Warrant may be exercisable will be reduced by 4,639. No loans were outstanding under the PFG Loan Agreement since inception of the agreement through December 31, 2005. The Warrant may be exercised by making a cash payment or through a cashless exercise by the surrender of warrant shares having a value equal to the exercise price of the Warrant being exercised. The Warrant expires on August 1, 2012. The non-contingent portion of the Warrant, or 111,340 shares, was valued at approximately $266,000 and recorded as deferred interest to be amortized to expense over the PFG loan term of 24 months. The Warrant was valued using the Black-Scholes-Merton method with the following assumptions: a risk-free interest rate of 4.2%, a contractual term of 7 years, zero dividend yield, and a volatility factor of 80.2%. The portion of the Warrant that was contingent was not valued.

        Debt financing, legal and other expenses associated with the SVB and PFG loan agreements were capitalized as deferred interest and debt costs inclusive of the fair market value of the PFG Warrant above. The total amount capitalized was approximately $731,000 and will be amortized to expense over 24 months corresponding to the term of both the SVB and PFG agreements. As of December 31, 2005, approximately $175,000 of the deferred fees was amortized as interest.

        At December 31, 2005 and 2004, Xenogen was in compliance with financial covenants under the SVB Loan Agreement and Original Agreement, as applicable. At December 31, 2005, Xenogen was in compliance with financial covenants under the PFG Loan Agreements.

        Under the terms of the secured loan with Bank of America, Xenogen was required to restrict the use of cash equivalent to its outstanding loan amount. Xenogen cannot withdraw funds from the deposit account without prior written consent of the bank. The obligation remaining at December 31, 2004 was $42,000 and was fully paid in 2005. Xemogen was in compliance with the underlying debt covenants while the obligation was outstanding.

        Xenogen's equipment lines with other lenders are secured by the financed equipment.

        The aggregate amount of required future payments on loans payable and capital leases at December 31, 2005, is as follows (in thousands):

	Loans Payable	Capital Leases
2006	$1,724	$1
2007	8,522	—

Total minimum payments	10,246	1
Less amount representing interest	(1,194)	—

Present value of minimum payments	9,052	1
Current portion	(953)	(1)

Long-term portion	$8,099	$—

        Future minimum payments under the SVB Loan Agreement are assumed at a 9.0% per annum rate.

8.    Commitments and Contingencies

        Operating Leases—Xenogen leases certain real property under non-cancelable operating lease agreements in Alameda and Mountain View, California; Cranbury, New Jersey; and St. Louis, Missouri. These leases expire at various dates between 2006 and 2011 and have extension options of between one and five years.

        The following is a schedule of minimum rental commitments under operating lease agreements as of December 31, 2005 (in thousands):

Years Ending December 31,
2006	$3,676
2007	3,618
2008	3,718
Years Ending December 31,
2009	3,183
2010	1,347
Thereafter	212

$15,754

        During the years ended December 31, 2005, 2004 and 2003, Xenogen incurred rent expenses of approximately $3,500,000, $3,919,000 and $3,729,000, respectively.

        On March 2, 2005, Xenogen concurrently entered into two amendments to its existing real estate operating leases for our two facilities in Alameda, California and one new real estate operating lease for a new facility in Alameda, California. One amendment extends the term of the lease for Xenogen's facility at 2061 Challenger Drive for an additional five years commencing on March 1, 2006 and ending February 28, 2011, and the other amendment to the lease for our facility at 860 Atlantic Avenue provides for and requires the early relocation from this facility to Xenogen's new facility. The new real estate lease for Xenogen's new facility at 850 Marina Village Parkway is for approximately five years and ten months with two options to extend the term each for an additional five-year period. These new lease amendments and agreements did not increase Xenogen's overall minimum rental commitments under operating lease agreements.

        On April 4, 2005, Xenogen and Alameda Real Estate Investments, a California limited partnership ("Landlord") entered into Amendment No. 1 to the lease for Xenogen's facility at 850 Marina Village Parkway (the "Amendment"). The Amendment expands the premises subject to the lease to include the entire 850 Marina Village Parkway building consisting of approximately 40,498 square feet. The Amendment also provides for an additional tenant improvement allowance of $104,900, and revises the base monthly rent to range from $39,283 to $45,855. As of December 31, 2005, Xenogen had not moved into the 850 Marina Village Parkway building, and Xenogen had not commenced construction on the interior of the facility. Under Xenogen's real property lease agreements for its facilities in Alameda, California, Xenogen's overall square footage in Alameda, California is approximately 120,600 square feet.

        On September 28, 2005, Xenogen and Landlord entered into Amendment No. 5 to that certain Marina Village Net Office-Tech Lease by and between Landlord and Xenogen, dated January 15, 1998 for the premises located at 860 Atlantic Avenue, Alameda, California 94501 (the "860 Amendment"). Among other things, the 860 Amendment extends the term of the lease from February 28, 2006 to April 30, 2006. The 860 Amendment is effective as of September 1, 2005.

        On September 28, 2005, Xenogen and Landlord entered into Amendment No. 2 to that certain Marina Village Net Office-Tech Lease by and between Landlord and Xenogen, dated March 1, 2005 for the premises located at 850 Marina Village Parkway, Alameda, California 94501 (the "850 Amendment"). Among other things, the 850 Amendment (i) confirms certain of the changes to the 860 Lease set forth in the 860 Amendment and (ii) extends to April 30, 2006 the credit against our rent and Xenogen's percentage share of operating expenses and taxes payable under the 850 Lease equal to the amounts Xenogen timely pays to Landlord for these items under the 860 Lease. The 850 Amendment is effective as of September 1, 2005.

        Purchase Commitments—Xenogen had various purchase order commitments totaling approximately $4.0 million as of December 31, 2005.

        Legal Proceedings—On August 9, 2001, AntiCancer, Inc. filed a lawsuit in the Superior Court of California, County of San Diego, against Xenogen and other third parties. The complaint alleges five causes of action, including trade libel, defamation, intentional interference with contract, intentional interference with prospective economic advantage and unfair competition. These claims are based on alleged false statements made by unidentified employees and/or third parties regarding AntiCancer's products. AntiCancer sought unspecified general and exemplary monetary damages arising from the alleged impact of the alleged false statements, as well as its costs and expenses incurred in connection with the lawsuit. See note 18 for a description of Xenogen's agreement with AntiCancer to settle this lawsuit.

        On March 7, 2005, AntiCancer filed a lawsuit against us in the U.S. District Court for the Southern District of California alleging infringement of five patents of AntiCancer. The complaint seeks damages and injunctive relief against the alleged infringement. On March 29, 2005, AntiCancer amended its complaint to include an additional claim seeking a judgment that one of Xenogen's imaging patents, 5,650,135, is invalid. On May 10, 2005, Xenogen filed its answer to AntiCancer's amended complaint. Xenogen denied all of AntiCancer's allegations and asserted various affirmative defenses, including our position that AntiCancer's patents, including some of the patents cited in its complaint, and patent claims relating to in vivo imaging of fluorescence are invalid. Xenogen is vigorously defending itself against AntiCancer's claims and believe AntiCancer's complaint is without merit. Concurrent with filing Xenogen's answer to AntiCancer's complaint, Xenogen filed its own counterclaims against AntiCancer. Xenogen's counterclaims allege that AntiCancer infringes two of its U.S. patents, 5,650,135 and 6,649,143, both relating to in vivo imaging and with a priority date before AntiCancer's patents cited in its amended complaint. Both parties seek injunctive relief and an unspecified amount of damages, including enhanced damages for willful infringement. Xenogen intends to vigorously pursue its claims against AntiCancer. The court has scheduled the Markman hearing for June 13, 2006 through June 15, 2006, and the trial is scheduled to begin in May 2007.

        At this time, Xenogen is not able to determine the outcome of the patent infringement lawsuit. Even if Xenogen prevails in this lawsuit, the defense of this lawsuit or similar lawsuits will be expensive and time-consuming and may distract Xenogen's management from operating its business.

        From time to time Xenogen is involved in litigation arising out of claims in the normal course of business. Based on the information presently available, Xenogen's management believes that there are no other claims or actions pending or threatened against Xenogen, the ultimate resolution of which will have a material adverse effect on Xenogen's financial position, liquidity or results of operations, although the results of litigation are inherently uncertain, and adverse outcomes are possible.

        Other Contingencies—Xenogen is currently discussing with Stanford the scope of products that Xenogen sells which are subject to the royalty provisions of its Stanford license agreement. As a result of these discussions, Xenogen may amend the license agreement to change the royalties it pays to Stanford for future product sales. The amendment may also include the payment of back royalties to Stanford for products Xenogen has already sold. Xenogen has not discussed with Stanford the specific terms and conditions of an amendment or the amount of any back royalty payments nor has Stanford made a demand for a payment of a specific back royalty amount. Accordingly, Xenogen has not accrued for any such payments in its 2005 financial statements. If back royalties are owed to Stanford, Xenogen does not believe that they would exceed $371,000 for products sales through December 31, 2005. Xenogen does not believe it owes Stanford any back royalties under the license agreement for prior product sales.

9.    Redeemable Convertible Preferred Stock

        In April and July of 2003, Xenogen issued approximately six million shares of Series AA convertible preferred stock at $3.64 per share, raising net proceeds of approximately $21.5 million. The six million shares issued in the financing includes approximately 3.4 million shares of Series AA convertible preferred stock and 400,000 shares of common stock that Xenogen issued to then existing stockholders in exchange for cancellation of 3.2 million shares of all other outstanding series of redeemable and convertible preferred stock. In connection with the issuance of Series AA convertible preferred stock, Xenogen also exchanged outstanding warrants to purchase previously issued series of preferred stock for approximately 369,000 warrants to purchase shares of Series AA convertible preferred stock and 8,000 warrants to purchase common stock. In accordance with EITF Issue No. 00-27, Application of EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios to Certain Convertible Instruments (EITF Issue No. 00-27), Xenogen recorded an aggregate deemed dividend charge of $2,369,000 in 2003, representing the aggregate beneficial conversion feature.

        In connection with the completion of Xenogen's initial public offering on July 21, 2004, all 9,418,766 shares of convertible preferred stock were automatically converted into 9,418,766 shares of common stock. Convertible preferred stock is issuable in series, with rights and preferences. The number of convertible preferred shares authorized for future issuance at December 31, 2005 and 2004 was 5,000,000 shares, none of which has been designated. There were no convertible preferred shares issued and outstanding as of December 31, 2005 or 2004.

10.    Stockholders' Equity

        Equity Financing under August 2005 Securities Purchase Agreement—On August 11, 2005, Xenogen entered into a Securities Purchase Agreement (the SPA) with certain institutional accredited investors who have acquired, in the aggregate, 5,154,640 shares of Xenogen common stock, par value $0.001, at a price of $2.91 per share. The aggregate gross consideration received for the common stock was $15,000,002, with net proceeds of $14,202,161 after issuance costs of $797,841. Investment options for the net proceeds are being contemplated, and as such, the proceeds were deposited into operating cash. The investors also received warrants to purchase up to an additional 1,546,392 shares of Xenogen common stock. The warrants have a term of five years and are exercisable beginning six months after August 15, 2005 with an exercise price equal to $3.29 per share. The fair market value of the warrants was approximately $3.2 million and was allocated from the aggregate proceeds of the financing to the warrants. The warrants were classified as additional paid-in capital. The warrants were valued using the Black-Scholes-Merton method with the following assumptions: a risk-free interest rate of 4.15%, a contractual term of five years, zero dividend yield, and a volatility factor of 80.2%.

        Pursuant to the SPA, Xenogen has agreed to indemnify the Purchasers, their affiliates and agents, against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Xenogen has also agreed to register for re-sale the common stock, including the common stock issuable upon exercise of the warrants. The registration statement on the Purchasers' shares was declared effective by the SEC on November 10, 2005. Five of the Purchasers are entities related to Abingworth Management Ltd. (Abingworth) and one of the Purchasers is an entity related to Harvard Private Capital Holdings, Inc. (Harvard). Abingworth and Harvard are currently stockholders of Xenogen. One member of Xenogen's board of directors is affiliated with Abingworth and one member of Xenogen's board of directors is affiliated with Harvard. Xenogen retained Thomas Weisel Partners LLC as the sole placement agent in connection with the financing. Xenogen incurred $0.8 million in placement agent, legal and other financing costs associated with the equity financing.

        Initial Public Offering—On July 21, 2004, Xenogen completed an initial public offering of 4,200,000 shares of common stock at a price of $7.00 per share, for proceeds of $24.9 million net of underwriting commissions and offering expenses. In connection with Xenogen's initial public offering, each outstanding share of convertible preferred stock was converted into one share of common stock and all warrants exercisable for convertible preferred stock became warrants exercisable for an equivalent number of shares of common stock.

        Reverse Stock Split—In April 2004, Xenogen's board of directors approved a 1-for-7 reverse stock split for all common and preferred shares. Such stock split was approved by Xenogen's stockholders on May 31, 2004 and was effective on July 7, 2004. All shares and per share data in the accompanying condensed consolidated financial statements have been restated to reflect the reverse stock split.

        On July 7, 2004, Xenogen amended its certificate of incorporation to reflect a par value of $0.007 for both common and preferred shares after the stock split. Subsequent to the stock split and with the initial public offering on July 21, 2004, Xenogen amended its certificate of incorporation to reflect a par value of $0.001 for both common and preferred shares.

        Note Receivable from Stockholders—During 1998, Xenogen issued 88,642 shares of common stock to officers in exchange for full recourse notes receivable of approximately $111,000, at an interest rate of 6% per annum. The notes, initially due at the earlier of December 31, 2002 or cessation of employment, were amended to become due at December 31, 2004 or cessation of the employment. Shares were fully vested at December 31, 2003.

        On March 5, 2004, Xenogen's board of directors passed a resolution to forgive outstanding notes receivable, including accrued interest contingent upon the filing of a registration statement with the Securities and Exchange Commission on Form S-1 for an initial public offering before November 1, 2004. As this filing occurred on April 2, 2004, the notes were forgiven and a variable accounting stock-based compensation charge of $0.8 million was recorded as part of general and administrative expense and cost of sales for the for the year ended December 31, 2004.

11.    Stock-Based Compensation

        Common Stock—Common stock issued to certain employees of Xenogen upon the early exercise of options and issuance of restricted stock is subject to right of repurchase which lapses over vesting periods. At December 31, 2005 and 2004, 6,839 and 12,499 shares were subject to repurchase at a weighted-average price per share of $0.52 and $0.48, respectively.

        Reserved Shares—As of December 31, 2005 and 2004, Xenogen has reserved shares of common stock for future equity awards and exercise of outstanding stock options and warrants as follows:

	2005	2004
Stock options	2,948,068	2,698,502
Warrants	2,110,698	395,483

	5,058,766	3,093,985

        Note Receivable from Stockholders—In 1998, Xenogen issued 88,642 shares of common stock to officers in exchange for full recourse notes receivable of approximately $111,000. The shares were fully vested at December 31, 2003. The valuation of the Note Receivable is described in Note 10 to the consolidated financial statements.

        Warrants—In connection with Xenogen's August 2005 equity financing, Xenogen issued to the investors warrants to purchase 1,546,392 shares of Xenogen's common stock on August 15, 2005. The warrant terms are described in Note 10 to the consolidated financial statements.

        In connection with the PFG Loan Agreement, on August 2, 2005, Xenogen entered into a Warrant Purchase Agreement under which Xenogen issued a Warrant to PFG. The Warrant is exercisable for 222,680 shares of Xenogen common stock at an exercise price of $2.91 per share. The warrant terms are described in Note 7 to the consolidated financial statements.

        In connection with a debt financing in 2002, Xenogen issued warrants to purchase 3,141 shares of Series G preferred stock at an exercise price of $40.74 per share. In the accompanying consolidated financial statements, these warrants were valued at approximately $24,000 and recorded as discount to debt to be amortized to expense over the loan's repayment period of 36 months from the date of withdrawal. The assumptions used in calculating the fair value were as follows: a risk-free interest rate of 3.85%, a contractual term of seven years, 8% dividend yield, and a volatility factor of 75%. In 2003, upon issuance of the Series AA convertible preferred stock, these warrants were converted to warrants to purchase Series AA convertible preferred stock and common stock. Upon completion of our IPO, warrants to purchase Series AA convertible preferred stock were converted to common stock warrants. At December 31, 2005 and 2004, these warrants were still outstanding.

        In connection with the issuance of Series G redeemable convertible preferred stock in 2001 and 2002, Xenogen granted warrants to purchase 344,760 and 13,463 shares of Series G redeemable convertible preferred stock, respectively, with an exercise price of $40.74 per share to the investors. Approximately $2.0 million and $77,000, respectively, of the aggregate proceeds were allocated to the fair value of warrants issued. These warrants were valued using the Black-Scholes-Merton method with the following assumptions: a 3% risk-free interest rate, an 8% dividend yield, an expected life of 10 years and a volatility factor of 65%. In 2003, upon issuance of the Series AA convertible preferred stock, these warrants were converted to warrants to purchase Series AA convertible preferred stock and common stock. Upon completion of our IPO, warrants to purchase Series AA convertible preferred stock were converted to common stock warrants. At December 31, 2005 and 2004, 304,368 and 358,223 warrant shares were still outstanding related to the issuance.

        In connection with a debt financing in 2001, Xenogen issued warrants to purchase 3,589 shares of Series G convertible preferred stock at an exercise price of $40.74 per share. In the accompanying consolidated financial statements, these warrants were valued at approximately $20,000 and recorded as discount to debt to be amortized to expense over the loan's repayment period of 36 months from the date of withdrawal. The assumptions used in calculating the fair value were as follows: a risk-free interest rate of 4%, a contractual term of 10 years, 8% dividend yield, and a volatility factor of 65%. In 2003, upon issuance of Series AA convertible preferred stock, these warrants were converted to warrants to purchase Series AA convertible preferred stock and common stock. Upon completion of Xenogen's IPO, warrants to purchase Series AA convertible preferred stock were converted to common stock warrants. At December 31, 2005 and 2004, these warrants were still outstanding.

        In connection with extensions in amounts available under one of the financing arrangements in 2000, Xenogen granted a lender warrants to purchase 1,580 and 2,576 shares of common stock at an exercise price equal to $15.82 and $40.74 per share, respectively. At December 31, 2005 and 2004, these warrants were still outstanding.

        In connection with a financing in 1999, Xenogen granted a lender warrants to purchase 6,320 shares of common stock at an exercise price equal to $15.82 per share. At December 31, 2005 and 2004, these warrants were still outstanding.

        In connection with a debt financing in 1998, Xenogen issued warrants to purchase 8,021 shares of common stock at an exercise price equal to $12.46 per share. At December 31, 2005 and 2004, these warrants were still outstanding.

        In connection with the issuance of convertible notes payable in 1997, Xenogen granted warrants to purchase 12,033 shares of Series C redeemable convertible preferred stock with an exercise price of $12.46 per share to an officer and a stockholder. In 2003, upon the issuance of Series AA convertible preferred stock, these warrants were converted to warrants to purchase Series AA convertible preferred stock and common stock. Upon completion of Xenogen's IPO, warrants to purchase Series AA convertible preferred stock were converted to common stock warrants. At December 31, 2005 and 2004, these warrants were still outstanding.

Stock Option Plans

        1996 Plan—In 1996, Xenogen's board of directors adopted the 1996 Stock Option Plan (1996 Plan). The 1996 Plan provides for the granting of incentive and nonstatutory stock options to employees, officers, directors, and nonemployees of Xenogen. Incentive stock options may be granted with exercise prices not less than fair value, and nonstatutory stock options may be granted with an exercise price not less than 85% of the fair value of the common stock on the date of grant. Stock options granted to a stockholder owning more than 10% of voting stock of Xenogen may be granted with an exercise price of not less than 110% of the fair value of the common stock on the date of grant. Xenogen's board of directors determines the fair value of the common stock. Stock options are generally granted with terms of up to ten years and vest over a period of four years under the 1996 Plan. The 1996 Plan, which upon acceptance by the optionee, would permit the optionee to exercise unvested options and enter into a restricted stock purchase agreement with respect to the underlying shares of common stock.

        On December 1, 2003, Xenogen issued options covering 281,332 shares of its common stock pursuant to an option exchange program, initiated in May 2003. Pursuant to the terms of the option exchange program, eligible optionees were offered the opportunity to exchange outstanding options to purchase Xenogen's common stock with an exercise price of $0.70 or more for options to purchase Xenogen's common stock that would be issued at least six months and one day following the cancellation date of the exchanged options with an exercise price equal to the fair market value of such common stock on the date of grant, subject to the optionee continuing to provide services to Xenogen through the grant date of the new options. The vesting provisions of the original options would carry over to the newly issued options. Xenogen has evaluated this transaction in the context of guidance in EITF 00-23, "Issues Related to the Accounting For Stock Compensation Under APB Opinion No. 25" and FASB Interpretation No. 44, and has concluded that the reissued options require variable accounting treatment because they were granted with an exercise price less than the fair market value of the underlying common stock at the date of grant. The effect of this variable accounting on the financial statements was a credit to expense of approximately $0.7 million for 2005, and a charge to expense for 2004 and 2003 of $0.1 million and $1.6 million, respectively.

        In April 2004, the 1996 Plan was amended where by no additional shares would be granted out of the 1996 Plan upon the creation of the 2004 Equity Incentive Plan (2004 Plan), which became effective upon the closing of Xenogen's initial public offering in July 2004. Under the amendment, any shares returned to the 1996 Plan resulting from repurchases or termination of options would be reauthorized under the 2004 Plan. Given the amendment, there were no authorized shares available for future grant issuance under the 1996 Plan at December 31, 2005 and 2004.

        2004 Equity Incentive Plan—In April 2004, Xenogen's board of directors adopted our 2004 Plan. The 2004 Plan, which was approved by Xenogen's stockholders in May 2004, became effective upon the completion of Xenogen's initial public offering in July 2004. The 2004 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to employees, and for the grant of nonstatutory stock options, restricted stock, stock appreciation rights, performance units and performance shares to employees, directors and consultants. The 2004 Plan will automatically terminate in 2014 unless terminated sooner at the discretion of management with the approval of Xenogen's board of directors. A total of 1,000,000 shares of Xenogen's common stock for issuance pursuant to the 2004 Plan plus any shares returned to our 1996 Plan on or after July 2004 as a result of termination of options or the repurchase of unvested shares issued under the 1996 Plan. In addition, the 2004 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning on January 1, 2005 through and including January 1, 2009, equal to the lesser of: 3% of the outstanding shares of Xenogen common stock on the first day of the fiscal year; 900,000 shares; or such other amount as Xenogen's board of directors may determine. Pursuant to the terms of the 2004 Plan, the compensation committee of Xenogen's board of directors approved an increase in the number of shares reserved for issuance under the 2004 Plan by 443,086 shares; these shares were added to the 2004 Plan during the first quarter of 2005. During 2005 and 2004, a total of 1,115,089 and 61,168 equity awards, net of cancellations, were issued to various employees and consultants, respectively. As of December 31, 2005 and 2004, 419,433 and 964,968 shares were available for future grant, respectively, including reauthorizations from cancellations and repurchases under the 1996 Plan of 126,468 and 26,136 shares in 2005 and 2004, respectively.

        Non-Statutory Stock Option Grant—In July 2004, a non-statutory stock option was granted to an executive officer for 200,000 shares of common stock with vesting over a four-year period. This grant resulted in deferred compensation of $0.1 million. Xenogen recorded stock-based compensation expense of $47,000 and $25,000 for the year ended December 31, 2005 and 2004, respectively.

Summary of All Stock Option Plans

        In connection with the stock options granted during the year ended December 31, 2005 and 2004, Xenogen recorded deferred compensation of $640,000 and $1,115,000, respectively, which represents the difference between the option exercise price and the deemed fair market value of the common stock determined for financial reporting purposes on the grant date. The deferred compensation will be recognized as an expense over the vesting period of the underlying stock options in accordance with the method described in FASB Interpretation APB Opinion No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (An Interpretation of APB No. 15 and 25)." Xenogen recorded stock-based compensation expense of $966,000 and $4,525,000 for the year ended December 31, 2005 and 2004, respectively.

        A summary of Xenogen stock option activity and related information from January 1, 2003 to December 31, 2005 is as follows:

		Outstanding Options
	Shares Available for Future Grants	Shares	Exercise Price	Weighted Average Exercise Price
Balance at December 31, 2002	130,541	400,562	$1.26 - $21.00	$11.20
Authorized	967,855	—	—	—
Options granted	(949,943)	949,943	$0.42 - $7.00	$0.70
Options exercised	—	(238)	$2.87 - $7.00	$3.85
Options canceled	388,422	(388,422)	$0.42 - $21.00	$10.64

		Outstanding Options
	Shares Available for Future Grants	Shares	Exercise Price	Weighted Average Exercise Price
Options repurchased	1,200	—	$2.87 - $9.59	$6.79

Balance at December 31, 2003	538,075	961,845	$0.42 - $21.00	$1.05
Authorized	1,198,582	—	—	—
Options granted	(800,682)	800,682	$0.42 - $7.00	$6.21
Options exercised	—	(65,742)	$0.42	$0.42
Options canceled	28,993	(28,993)	$0.42 - $19.18	$3.15
Adjustment due to reverse stock split	—	1,057	—	—

Balance at December 31, 2004	964,968	1,668,849	$0.42 - $21.00	$3.51
Authorized	443,086	—	—	—
Options granted	(1,191,241)	1,191,241	$2.72 - $6.09	$4.84
Options exercised	—	(129,501)	$0.42 - $1.26	$0.42
Options canceled	201,954	(201,954)	$0.42 - $7.00	$4.79
Options repurchased	666	—	$0.42	$0.42

Balance at December 31, 2005	419,433	2,528,635	$0.42 - $21.00	$4.20

        The following table summarizes information about the stock options outstanding and exercisable under Xenogen's stock option plans at December 31, 2005:

Range of Exercise Prices	Options Outstanding			Options Exercisable
Exercise Price	Number Of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Number of Options Vested	Weighted Average Exercise Price
$0.42	721,381	$0.42	7.92	721,381	$0.42
$1.26 - $4.70	193,083	$3.53	9.46	11,562	$3.13
$5.01	667,000	$5.01	9.07	667,000	$5.01
$5.05 - $5.32	274,570	$5.26	9.22	274,570	$5.26
$5.45 - $6.43	23,739	$6.07	8.82	23,739	$6.07
$6.50	200,000	$6.50	8.53	200,000	$6.50
$7.00	425,634	$7.00	8.44	425,634	$7.00
$9.59	4,172	$9.59	4.67	4,172	$9.59
$19.18	12,461	$19.18	4.85	12,461	$19.18
$21.00	6,595	$21.00	5.34	6,595	$21.00

	2,528,635	$4.20	8.60	2,347,114	$4.33

        Restricted Stock Awards—On December 1, 2003, Xenogen offered to employees 91,428 shares of common stock at $0.42 per share under a restricted stock agreement. At December 31, 2005 and 2004, 91,428 shares of the common stock had been purchased. The shares vest over a four-year period. Xenogen recorded deferred compensation in the amount $625,000. The deferred compensation will be recognized as an expense over the vesting period in accordance with the method described for awards with graded-vesting in FASB Interpretation APB Opinion No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Awards Plans (An Interpretation of APB No. 15 and 25)."

        2004 Director Stock Plan—Xenogen's 2004 director stock plan was adopted by Xenogen's board of directors in April 2004 and approved by Xenogen stockholders in May 2004. This plan became effective upon the completion of Xenogen's initial public offering and provides for the periodic grant of restricted stock to Xenogen directors.

        A total of 150,000 shares were reserved for issuance under the 2004 director stock plan upon adoption in 2004 with an additional 45,720 shares being authorized in 2005. The 2004 director stock plan provides for annual increases in the number of shares available for issuance under it on the first day of each fiscal year, beginning with Xenogen's fiscal year 2005, equal to the lesser of the number of shares granted pursuant to restricted stock awards under the 2004 director stock plan in the prior fiscal year, or an amount determined by the board of directors.

        In 2005 and 2004, Xenogen issued 74,074 and 45,720 shares to Xenogen's directors, respectively. These grants resulted in a deferred compensation of $270,000 and $360,000 for the years ended December 31, 2005 and 2004, respectively. Xenogen recorded stock-based compensation expense related to these grants of $0.3 million and $0.1 million for the year ended December 31, 2005 and 2004, respectively. As of December 31, 2005 and 2004, 79,735 and 104,280 shares, respectively, were available for future issuance.

        All grants of restricted stock to Xenogen non-employee directors under the 2004 director stock plan are automatic. Xenogen grants each non-employee director an initial restricted stock award when such person first becomes a non-employee director (except for those directors who become non-employee directors by ceasing to be employee directors). This initial award covers a number of shares of Xenogen common stock determined by dividing (a) $40,000 by (b) the fair market value of a share of Xenogen common stock on the date of grant, with the number of shares rounded up to the nearest whole share.

        Upon each annual stockholder meeting following Xenogen's July 2004 initial public offering, each non-employee director will be automatically granted a restricted stock award covering a number of shares of Xenogen's common stock determined by dividing (a) $40,000 by (b) the fair market value of a share of Xenogen's common stock on the date of grant, with the number of shares rounded up to the nearest whole share, provided he or she is then a non-employee director. However, each director who was not a non-employee director on or before the previous year's annual stockholder meeting will be automatically granted a pro-rated annual restricted stock award calculated according to the number of quarters of service provided by such non-employee director since the previous year's annual stockholder meeting. For purposes of the foregoing calculation, service for only a portion of the quarter will be deemed service for the whole quarter. The per share purchase price for shares subject to the restricted stock awards will equal the par value of a share of common stock ($0.001 per share).

12.    Related Party Transactions

        In connection with Xenogen's August 2005 equity financing, entities affiliated with Abingworth Management Ltd. ("Abingworth") were issued 1,374,570 shares of Xenogen common stock and 412,371 warrants to purchase shares of Xenogen common stock, and Harvard Private Capital Holdings, Inc. ("Harvard") was issued 859,107 shares of Xenogen common stock and 257,732 warrants to purchase shares of Xenogen common stock. Abingworth and Harvard are currently stockholders of Xenogen. Michael F. Bigham, a member of Xenogen's board of directors, is affiliated with Abingworth and Michael E. Eisenson, a member of Xenogen's board of directors, is affiliated with Harvard.

        Xenogen's Chairman of the Board and Chief Executive Officer is a member of the board of directors of Cell Genesys, Inc. In December 2001, Xenogen signed a license agreement with Cell Genesys, Inc. Under the terms of the agreement, Xenogen granted a nonexclusive license to Cell Genesys, Inc. and delivered an imaging system for approximately $400,000. The license agreement was extended in 2003, 2004, and 2005 for an additional annual term. Also in 2003, Cell Genesys, Inc. made a one-time diligence payment of $300,000 to Xenogen's subsidiary, Xenogen Biosciences Corporation. Xenogen valued the license agreement on an "arm's length" basis for accounting purposes. The amount of revenue recognized under the agreement and from other product sales was $210,000, $255,000 and $267,000 for the years ending December 31, 2005, 2004 and 2003, respectively.

        Xenogen entered into a license agreement with a third party (the "University") dated July 1, 1997 superseded by a new agreement dated May 5, 2000 (the "License"). The License provides Xenogen with the exclusive worldwide right to use the inventions, certain materials, and related patents in all fields of use, including Xenogen's right to sublicense all or a portion of the rights pursuant to the License, until the expiration of the last to expire licensed patents. In accordance with the License, Xenogen pays the University an annual, nonrefundable, minimum royalty payment. In addition, Xenogen pays the University certain specified percentages of amounts received from the licensed patents and from Xenogen's sublicense, if any, which are credited against the annual minimum payment. Included in the accompanying consolidated statements of operations for the years ended December 31, 2005, 2004, and 2003 is approximately $746,000, $606,000 and $223,000, respectively, of royalty expense resulting from this license agreement. Xenogen's President and her spouse are founders of Xenogen and co-inventors of the patents Xenogen licenses from the University. Under the University's current royalty sharing policy, the inventors receive a portion of the royalty payments Xenogen makes to the University.

        Xenogen entered into a consulting agreement with the spouse of its President for his services as Chairman of Xenogen's Scientific Advisory Board. The consulting fee amounts to $3,000 per month. Annual expenses of approximately $36,000 incurred under this agreement have been reflected in the consolidated statement of operations for the years ended December 31, 2005, 2004 and 2003. Xenogen believes the transaction was conducted as if consummated on an arm's-length basis between two independent parties.

        Benjamin Carter and Daniel Carter, Xenogen's Divisional Vice President, Business Development and Xenogen's Senior Manager of IT Systems and Operations, respectively, are both sons of Xenogen's Chief Executive Officer and Chairman of the Board, David W. Carter, and each receives an annual salary in excess of $60,000. Neither serves as an executive officer of Xenogen.

        In connection with the sale of a corporate residence in 2003, Pamela R. Contag, Ph.D., Xenogen President, purchased from Xenogen certain personal property, including home furnishings, for a total cost of $80,500 which the Xenogen board of directors believes is equal to or higher than it would have received from a third party.

13.    Income Taxes

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Xenogen's deferred tax assets are as follows:

	December 31,
	2005	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$45,145	$36,260	$32,032
Research credit carryforwards	8,114	7,447	8,075
Capitalized research and development	2,710	2,655	2,410
	December 31,
	2005	2004	2003
Other temporary differences	3,795	6,606	4,993

	59,764	52,968	47,510
Valuation allowance	(59,764)	(52,968)	(47,510)

Net deferred tax assets	$—	$—	$—

        Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $6,796,000, $5,458,000, and $8,301,000 during 2005, 2004 and 2003, respectively.

        As of December 31, 2005, Xenogen had net operating loss carryforwards for federal and state income tax purposes of approximately $126,308,000 and $28,569,000, which expire in fiscal years ended December 31, 2008 for federal purposes and 2006 for state purposes.

        As of December 31, 2005, Xenogen had research and development credit carryforwards for federal purposes of $6,209,000 which expire in fiscal years ended December 31, 2006 through December 31, 2024. Xenogen had research and development credit carryforwards for California purposes of $2,781,000 which do not expire. The California Manufacturers' Investment credit carryforwards of $105,000 will expire beginning December 31, 2007 through December 31, 2008.

        The annual usage of Xenogen's net operating loss and research and development credits are subject to Internal Revenue Code Section 382 limitations due to the ownership changes. Ownership changes had occurred limiting both the net operation loss and other tax attributes and a valuation allowance is recorded for the portion that will not be utilized.

        The following table provides a reconciliation of statutory income tax rate for the years ended December 31, 2005, 2004 and 2003:

	Years Ended December 31,
	2005	2004	2003
Federal statutory rate provision (benefit)	(34.0)%	(34.0)%	(34.0)%
State net of federal tax benefit	(5.8)	(5.8)	(6.7)
Amortization of deferred compensation	2.1	8.3	3.0
R&D credit	(2.4)	0.3	(4.2)
Valuation Allowance	39.1	29.4	40.5
Others	1.0	1.8	1.4

	—%	—%	—%

14.    Enterprise and Related Geographic Information

        Xenogen is managed by its executive officers in Alameda, California, and has an operations facility in Cranbury, New Jersey. Xenogen operates in one business segment and sells products and technologies for analyzing and managing complex image data from live animals. Xenogen's Alameda, California operation primarily develops, manufactures and markets Xenogen's proprietary IVIS Imaging Systems, and licensing of Xenogen's technology. Xenogen's Cranbury, New Jersey operation primarily focuses on providing animal production, gene targeting and phenotyping services to customers using the imaging system and related technology. Xenogen generates sales revenue from both domestic and international customers.

	Years Ended December 31,
	2005	2004	2003
	(In thousands)
Revenue:
Product	$22,552	$16,411	$7,577
Contract	10,069	8,925	7,369
License	7,044	5,547	5,117

Total gross revenue	39,665	30,883	20,063

Domestic revenue	29,420	22,895	16,526
International revenue	10,245	7,988	3,537

Total gross revenue	$39,665	$30,883	$20,063

15.    401(k) Retirement Plan

        Xenogen adopted the 401(k) Retirement Plan (Plan) in October of 1998. Substantially all employees of Xenogen are eligible to participate upon the initial hire date. Under the Plan, employees may contribute up to 40% of their eligible compensation, with Xenogen making discretionary matching contributions, subject to certain IRS limitations. To date, Xenogen has not made any discretionary matching to the Plan.

16.    Loss Per Share

        Net loss attributable to common stockholders per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding during the period. Convertible preferred stock outstanding of 9,418,766 at December 31, 2003; warrants to purchase preferred stock and common stock of 2,110,698, 395,483 and 395,483 at December 31, 2005, 2004 and 2003, respectively; options to purchase common stock of 2,528,635, 1,668,849, and 961,845 shares at December 31, 2005, 2004, and 2003, respectively; and restricted common stock of 254,841, 149,647, and 69,297 shares at December 31, 2005, 2004 and 2003, respectively, were not included in the computations of diluted net loss attributable to common stockholders per share for 2005, 2004 and 2003, respectively, as their inclusion would be antidilutive.

        Basic and diluted net loss attributable to common stockholders per share per share were calculated as follows (in thousands, except per share data):

	Years Ended December 31,
	2005	2004	2003
Net loss attributable to common stockholders	$(18,553)	$(21,777)	$(26,520)

Weighted average number of common shares—basic and diluted	16,777,965	7,295,321	782,638

Basic and diluted loss excluding cumulative effect of an accounting change per share:	$(1.11)	$(2.99)	$(33.89)

17.    Quarterly Financial Data (Unaudited)

        The following table sets forth a summary of Xenogen's unaudited quarterly operating results for each of the eight quarters up through the year ended December 31, 2005. This data has been derived from Xenogen's unaudited consolidated interim financial statements which, in Xenogen's opinion, have been prepared on substantially the same basis as the audited consolidated financial statements contained elsewhere in this Joint Proxy Statement—Prospectus and include all normal recurring adjustments necessary for a fair presentation of the financial information for the periods presented. These unaudited quarterly results should be read in conjunction with Xenogen's consolidated financial statements and notes thereto included in this Joint Proxy Statement—Prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

	2005
	March 31	June	September 30	December 31
Revenue
Product	$5,293	$5,041	$5,157	$7,061
Contract	2,271	2,873	1,873	3,052
License	1,710	1,788	1,658	1,888

Total revenue	9,274	9,702	8,688	12,001
Cost of revenue:
Product	3,438	3,127	3,422	4,383
Contract	2,259	2,250	2,181	2,096
License	319	252	317	337

Total cost of revenue	6,016	5,629	5,920	6,816

Gross margin	3,258	4,073	2,768	5,185
Operating expenses
Research and development	2,334	2,196	2,218	2,148
Selling, general and administrative	5,308	4,910	5,894	6,098
Depreciation and amortization expenses	635	585	575	510

Total operating expenses	8,277	7,691	8,687	8,756

Loss from operations	5,019	(3,618)	(5,919)	3,571
Other income (expense)	(15)	(16)	126	(24)
Interest income	57	61	92	132
Interest expense	(168)	(166)	(222)	(283)

Net loss	$(5,145)	$(3,739)	$(5,923)	$(3,746)

	2004
	March 31	June	September 30	December 31
Revenue
Product	$3,482	$3,720	$3,462	$5,747
Contract	2,190	2,390	1,962	2,383
License	1,368	1,341	1,271	1,567

Total revenue	7,040	7,451	6,695	9,697
Cost of revenue:
Product	1,978	2,689	2,419	3,734
Contract	2,343	2,220	2,039	2,159
License	198	217	201	293

Total cost of revenue	4,519	5,126	4,659	6,186

Gross margin	2,521	2,325	2,036	3,511
Operating expenses
Research and development	3,545	3,190	2,745	3,034
Selling, general and administrative	4,446	3,425	3,807	4,976
Depreciation and amortization expenses	898	775	740	679

Total operating expenses	8,889	7,390	7,292	8,689

Loss from operations	(6,368)	(5,065)	(5,256)	(5,178)
Other income (expense), net	220	34	21	318
Interest income	41	15	49	42
Interest expense	(138)	(150)	(184)	(178)

Net loss	$(6,245)	$(5,166)	$(5,370)	$(4,996)

18.    Subsequent Events

        In January 2006, Xenogen entered into a Severance Agreement with David W. Carter, its Chairman and Chief Executive Officer, and a Change of Control Severance Agreement with Pamela R. Contag, Ph.D., its President, and Xenogen's Compensation Committee adopted a Change of Control Severance Policy covering Xenogen's other executive officers and certain designated employees. The agreements did not have any financial impact to the consolidated financial statements through December 31, 2005.

        On February 10, 2006, Xenogen entered into a definitive Agreement and Plan of Merger with Caliper Life Sciences, Inc. and Caliper Holdings, Inc., a subsidiary of Caliper, pursuant to which Xenogen will be merged with and into Caliper Holdings and become as a wholly-owned subsidiary of Caliper. E. Kevin Hrusovsky, a member of Xenogen's board of directors, is the President, Chief Executive Officer and a director of Caliper. Mr. Hrusovsky recused himself from the meetings of Xenogen's board of directors during which Xenogen's board considered and approved the merger agreement and the merger.

        In connection with the execution of the merger agreement, certain stockholders of Xenogen that beneficially own approximately 37% of the outstanding shares of Xenogen common stock as of the close of business on February 9, 2006 entered into Company Voting Agreements, dated as of February 10, 2006, with Caliper, pursuant to which such stockholders have agreed to vote their shares of Xenogen common stock in favor of adoption of the merger agreement and have granted Caliper proxies to vote their shares at any Xenogen stockholder meeting convened to consider the merger. The stockholders who have signed these Company Voting Agreements include certain of Xenogen's executive officers, directors and entities affiliated with them.

        In connection with the execution of the merger agreement, certain stockholders of Caliper holding approximately 16% of the outstanding shares of Caliper common stock as of the close of business on February 9, 2006 entered into Parent Voting Agreements, dated as of February 10, 2006, with Xenogen, pursuant to which such stockholders have agreed to vote their shares of Caliper common stock in favor of the issuance of shares of Caliper common stock and warrants to purchase Caliper common stock pursuant to the merger agreement and have granted Xenogen proxies to vote their shares at any Caliper stockholder meeting convened to consider the merger. Mr. Hrusovsky signed a Parent Voting Agreement with Xenogen.

        On August 9, 2001, AntiCancer, Inc. filed a lawsuit in the Superior Court of California, County of San Diego, against Xenogen and other third parties. The complaint alleges five causes of action, including trade libel, defamation, intentional interference with contract, intentional interference with prospective economic advantage and unfair competition. These claims are based on alleged false statements made by unidentified employees and/or third parties regarding AntiCancer's products. AntiCancer sought unspecified general and exemplary monetary damages arising from the alleged impact of the alleged false statements, as well as its costs and expenses incurred in connection with the lawsuit. On March 3, 2006, AntiCancer and Xenogen agreed to settle this lawsuit. Each of AntiCancer and Xenogen has agreed to release the other from all claims relating to this lawsuit, AntiCancer has agreed to dismiss, with prejudice, the complaint filed with the court and Xenogen has agreed to make a one-time, cash payment of $1 million, which payment must be made by April 3, 2006. Neither Xenogen nor AntiCancer admits any wrongdoing or liability in connection with the settlement. Xenogen and AntiCancer are preparing the written settlement agreement and release to memorialize these arrangements. This settlement does not affect the patent infringement and declaratory judgment lawsuit described above in Note 8 to the consolidated financial statements. Xenogen has accrued the settlement amount in its consolidated financial statements for the year ended December 31, 2005. The cost of the settlement amount is included in Xenogen's selling general and administrative expenses and is reflected as an "other accrued liabilities" on Xenogen's consolidated balance sheet.

        On March 15, 2006, Xenogen signed Amendment No. 7 to our 860 Atlantic Avenue lease agreement providing Xenogen with a lease extension until August 31, 2006 with an option to renew until December 31, 2006 and a right to terminate the lease term early after April 30, 2006 upon 60 days prior written notice. The amount of the monthly lease payment remains $44,213.

Schedule II

Xenogen Corporation

Valuation and Qualifying Accounts and Reserves

Years Ended December 31, 2005, 2004 and 2003

(in thousands)

Description	Balance at Beginning of Period	Charged to Expenses	Deductions	Balance at End of Period
2005
Allowance for Doubtful Accounts	$738	$188	$(125)	$801	(a)
Inventory Reserve	56	26	—	82
Restructuring Reserve	1,531	—	(280)	1,251
2004
Allowance for Doubtful Accounts	$21	$755	$(38)	$738	(a)
Inventory Reserve	—	56	—	56
Restructuring Reserve	1,798	—	(267)	1,531
2003
Allowance for Doubtful Accounts	$70	$—	$(49)	$21
Inventory Reserve	—	—	—	—
Restructuring Reserve	2,112	669	(983)	1,798

SCH-1

Annex A

AGREEMENT AND PLAN OF MERGER
AMONG
CALIPER LIFE SCIENCES, INC.,
CALIPER HOLDINGS, INC.
AND
XENOGEN CORPORATION

Dated as of February 10, 2006

3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-22
3.1	Organization and Qualification	A-22
3.2	Subsidiaries	A-23
3.3	Capital Structure	A-23
3.4	Authority; No Conflict; Required Filings	A-24
3.5	Board Approval; Required Vote	A-25
3.6	SEC Filings; Financial Statements	A-26
3.7	Absence of Undisclosed Liabilities	A-27
3.8	Absence of Certain Changes or Events	A-27
3.9	Compliance with Law	A-27
3.10	Material Permits	A-27
3.11	Litigation and Product Liability	A-27
3.12	Restrictions on Business Activities	A-28
3.13	Employee Benefit Plans	A-28
3.14	Labor and Employment Matters	A-31
3.15	Registration Statement; Proxy Statement/Prospectus	A-32
3.16	Properties and Assets	A-32
3.17	Insurance	A-32
3.18	Taxes	A-33
3.19	Environmental Matters	A-33
3.20	Intellectual Property	A-34
3.21	Certain Business Practices	A-35
3.22	Government Contracts	A-35
3.23	Brokers	A-35
3.24	Interested Party Transactions	A-35
3.25	Opinion of Financial Advisor	A-35
3.26	Interim Operations of Merger Sub	A-35
3.27	Ownership of Company Common Stock	A-36
3.28	Parent Rights Agreement	A-36
3.29	Full Disclosure	A-36
4. CONDUCT OF BUSINESS PENDING THE MERGER		A-36
4.1	Conduct of Business by Company Pending the Merger	A-36
4.2	Conduct of Business by Parent Pending the Merger	A-39
4.3	No Solicitation of Transactions	A-41
5. ADDITIONAL AGREEMENTS		A-44
5.1	Proxy Statement/Prospectus; Registration Statement	A-44
5.2	Meeting of Company Stockholders	A-44
5.3	Meeting of Parent Stockholders	A-45
5.4	Access to Information; Confidentiality	A-45
5.5	Commercially Reasonable Efforts; Further Assurances	A-46
5.6	Employee Benefits	A-47
5.7	Board of Directors	A-48
5.8	Notification of Certain Matters	A-49
5.9	Public Announcements	A-49
5.10	Accountant's Letters	A-49
5.11	Directors and Officers Insurance	A-50
5.12	Stockholder Litigation	A-51
5.13	Nasdaq Listing	A-51

5.14	Merger Sub	A-51
5.15	Retention Bonuses	A-51
6. CONDITIONS OF MERGER		A-52
6.1	Conditions to Obligation of Each Party to Effect the Merger	A-52
6.2	Additional Conditions to Obligations of Parent	A-53
6.3	Additional Conditions to Obligations of the Company	A-53
7. TERMINATION, AMENDMENT AND WAIVER		A-54
7.1	Termination	A-54
7.2	Effect of Termination	A-55
7.3	Fees and Expenses	A-55
7.4	Amendment	A-56
7.5	Waiver	A-56
8. GENERAL PROVISIONS		A-56
8.1	Survival of Representations and Warranties	A-56
8.2	Notices	A-57
8.3	Interpretation	A-57
8.4	Severability	A-58
8.5	Entire Agreement	A-58
8.6	Assignment	A-58
8.7	Parties in Interest	A-58
8.8	Failure or Indulgence Not Waiver; Remedies Cumulative	A-58
8.9	Governing Law; Enforcement	A-58
8.10	Counterparts	A-59
8.11	Knowledge	A-59
EXHIBITS
EXHIBIT A—Form of Company Voting Agreement
EXHIBIT B—Form of Parent Voting Agreement
EXHIBIT C—Form of Warrant
EXHIBIT D—Exchange Procedures
SCHEDULES
Company Disclosure Schedule
Parent Disclosure Schedule

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), made and entered into as February 10, 2006 by and among CALIPER LIFE SCIENCES, INC., a Delaware corporation ("Parent"), CALIPER HOLDINGS, INC., a Delaware corporation and wholly owned Subsidiary of Parent ("Merger Sub"), and XENOGEN CORPORATION, a Delaware corporation (the "Company"). Parent, Merger Sub and the Company are sometimes referred to herein each individually as a "Party" and, collectively, as the "Parties."

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each declared it to be advisable and in the best interests of each corporation and their respective stockholders that Parent combine with the Company in order to advance each of their long-term business interests; and

        WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved this Agreement and the merger of the Company with and into Merger Sub (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the terms and conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent and the stockholders of the Company becoming stockholders and warrant holders of Parent;

        WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of the Company's common stock are entering into voting agreements in substantially the form of Exhibit A attached hereto (the "Company Voting Agreements");

        WHEREAS, as a condition to the willingness of, and an inducement to, the Company to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement certain holders of shares of Parent's common stock are entering into voting agreements in substantially the form of Exhibit B attached hereto (the "Parent Voting Agreements"); and

        WHEREAS, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

        NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows.

1.    THE MERGER

        1.1    The Merger.    At the Effective Time (as defined in Section 1.3), in accordance with the DGCL and the terms and conditions of this Agreement, (i) the Company shall be merged with and into Merger Sub, (ii) the separate corporate existence of the Company shall cease, and (iii) Merger Sub, as the surviving corporation in the Merger, shall continue its existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2    Closing.    Unless this Agreement shall have been terminated pursuant to the provisions of Section 7, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Section 6, the closing of the Merger and other transactions contemplated by this Agreement (the "Closing") shall take place at a time and on a date to be mutually agreed upon by the Parties (the "Closing Date"), which date shall be no later than the second Business Day (as defined below) after all the conditions set forth in Section 6 (excluding conditions that, by their nature, cannot be satisfied until the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived in accordance with Section 7.5, unless another time and/or date is agreed to in writing by the Parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, unless another place is agreed to in writing by the Parties. For purposes of this Agreement, "Business Day" shall mean any day other than Saturday, Sunday or a legal holiday on which banks are closed in New York, New York.

        1.3    Filing of Certificate of Merger.    Subject to the provisions of this Agreement, at the Closing, the Parties shall cause the Merger to become effective by causing the Surviving Corporation to execute and file in accordance with the DGCL a certificate of merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"). The Merger shall become effective upon such filing, or at such later date and time as is agreed to by Parent and the Company and set forth in the Certificate of Merger (the "Effective Time").

        1.4    Effect of the Merger.    Upon the Closing, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

        1.5    Certificate of Incorporation and Bylaws of the Surviving Corporation.    At the Effective Time and without further action on the part of the Parties, (i) the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time until thereafter amended as provided by the DGCL and (ii) the Bylaws of the Surviving Corporation shall be the Bylaws of Merger Sub immediately prior to the Effective Time until thereafter amended as provided by the DGCL.

        1.6    Directors and Officers.    Subject to the requirements of Law (as defined in Section 1.7(c)), the directors and officers of Merger Sub immediately prior to the Closing shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable Law and the Surviving Corporation's Certificate of Incorporation and Bylaws.

        1.7    Conversion of Company Common Stock, Etc.    At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of the following securities:

          (a)   Subject to Section 1.9, each share of the Company's common stock, par value $0.001 per share ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, each as defined below) shall be converted automatically into the right to receive (i) a fraction of a fully paid and non-assessable share of common stock of Parent, $0.001 par value per share (including, subject to the prior amendment or redemption thereof, the corresponding rights ("Rights") to purchase shares of Parent's Series A Junior Participating Preferred Stock, $0.001 par value per share, pursuant to that certain Rights Agreement dated as of December 18, 2001 (the "Parent Rights Agreement") between Parent and Wells Fargo Bank Minnesota, N.A.) ("Parent Common Stock") equal to the Stock Exchange Ratio, and (ii) a fraction of a warrant, in substantially the form of Exhibit C attached hereto (a "Warrant"), to purchase one fully paid and non-assessable share of Parent Common Stock equal to the Warrant Exchange Ratio, at a purchase price per share equal to the Warrant Exercise Price. The "Stock Exchange Ratio" shall be equal to the quotient obtained by dividing (i) 13,200,000 shares of Parent Common Stock by (ii) the sum of (A) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and other than shares of Company Common Stock that are issued upon the exercise of Company Options exercised following the date hereof and at or prior to the Effective Time) plus (B) the number of shares of Company Common Stock that would be issued and outstanding upon the net exercise of all Company Options actually exercised following the date hereof and at or prior to the Effective Time (whether such options are net exercised, exercised for cash, or otherwise, and, for the purpose of determining the number of shares of Company Common Stock issuable upon such net exercise, the fair market value of one share of Company Common Stock shall be equal to the volume weighted average sale price per share of

  Company Common Stock (rounded up to the nearest cent) on the Nasdaq National Market (the "NNM") for the ten (10) consecutive trading days ending on the second-to-last trading day immediately prior to the Closing Date) plus (C) the number of shares of Company Common Stock issuable upon the exercise of Company Warrants issued and outstanding immediately prior to the Effective Time (the sum of subclauses (A), (B) and (C) the "Fully-Diluted Company Stock"). The "Warrant Exchange Ratio" shall be equal to the quotient obtained by dividing (i) 5,125,000 shares of Parent Common Stock by (ii) the Fully-Diluted Company Stock. The "Warrant Exercise Price" shall be equal to $6.79. Unless the context otherwise requires, all references in this Agreement to "Parent Common Stock" shall be deemed to also refer to the associated Rights.

          (b)   At the Effective Time, all shares of Company Common Stock shall automatically be cancelled and shall cease to exist, and each holder of a certificate which previously represented any such share of Company Common Stock (each, a "Company Certificate" and, collectively, the "Company Certificates") shall cease to have any rights with respect thereto other than the right to receive the shares of Parent Common Stock and Warrants such holder is entitled to receive pursuant to this Section 1.7 together with cash in lieu of fractional shares, if any, of Parent Common Stock and fractional Warrants, if any, to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.13 hereof, in each case without interest (such shares of Parent Common Stock and Warrants together with any cash in lieu of fractional shares of Parent Common Stock and fractional Warrants being referred to herein as the "Chapter One—The Merger—The Merger Agreement—Merger Consideration") and subject to Section 1.7(c) below.

          (c)   Dissenting Shares.    Notwithstanding anything to the contrary in this Section 1.7, any shares of the Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If, after the Closing, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable federal, state, local or foreign statute, law, regulation, legal requirement or rule, ordinance or code of any Governmental Authority (as such term is defined in Section 2.4(d) of this Agreement), including any judicial or administrative interpretation thereof ("Law"). The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under Law.

        1.8    Company Warrants.    At the Effective Time, each unexercised warrant to purchase shares of Company Common Stock (the "Company Warrants") then outstanding will be assumed by Parent, to the extent permitted by the terms of such Company Warrants. Each such outstanding Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in such Company Warrants immediately prior to the Effective Time, except that such Company Warrants shall be exercisable for that number of "Parent Units" (as defined below) that is equal to the number of shares of Company Common Stock that were purchasable under such outstanding Company Warrant immediately prior to the Effective Time. Each "Parent Unit" shall consist of (i) that fraction of a share of Parent Common Stock equal to the Stock Exchange Ratio and (ii) that fraction of a Warrant equal to the Warrant Exchange Ratio, and the per Parent Unit exercise price for each such assumed Company Warrant shall be equal to the exercise price of such Company Warrant immediately prior to the Effective Time. From and after the Effective Time, unless the context requires otherwise, all references to the Company in the Company Warrants shall be deemed to refer to Parent. Parent further agrees that, notwithstanding any other term of this Section 1.8 to the contrary, if required under the terms of the assumed Company Warrants, it will execute a supplemental agreement with the holders of Company Warrants to effectuate the foregoing. Parent shall (x) on or prior to the Effective Time, reserve for issuance the number of shares of Parent Common Stock that will become subject to the assumed Company Warrants (including, without limitation, the shares of Parent Common Stock issuable upon the exercise of Warrants subject to the assumed Company Warrants) pursuant to this Section 1.8 and (y) from and after the Effective Time, upon exercise of the assumed Company Warrants in accordance with the terms thereof, make available for issuance all shares of Parent Common Stock and Warrants covered thereby.

        1.9    Cancellation of Shares.    At the Effective Time, each share of Company Common Stock either owned by the Company as treasury stock or owned by Parent or any direct or indirect wholly owned Subsidiary (as defined in Section 2.2(e)) of Parent or the Company immediately prior to the Effective Time (collectively, "Excluded Shares"), shall be canceled and extinguished without any conversion thereof or payment therefor.

        1.10    Company Stock Plans.

          (a)   At the Effective Time, all unexercised options to purchase shares of Company Common Stock (the "Company Stock Options") then outstanding under the stock option plans listed in Section 1.10(a) of the Company Disclosure Schedule (together, the "Company Stock Plans") will be terminated or cancelled, as the case may be, in accordance with the terms of such Company Stock Plans and the agreements entered into under such Company Stock Plans. Prior to the Effective Time, the Company shall give any notice required by the Company Stock Plans, which notice shall have been provided to Parent for its review prior to delivery, to holders of Company Stock Options of (i) the acceleration in full of the vesting of such Company Stock Options, if applicable, effective as of a date determined by the Company on or prior to the date of the Effective Time, (ii) the right of each holder of such Company Stock Options to exercise such Company Stock Options contingent upon the consummation of the Merger, (iii) if the Company should so elect, in its sole discretion, the right of each holder of such Company Stock Options to exercise such Company Stock Options on a net exercise basis, contingent upon the consummation of the Merger, and (iv) the termination or cancellation, as the case may be, upon the Closing of any unexercised Company Stock Options.

          (b)   The Company and Parent shall each, to the extent permitted by applicable Law, take all action reasonably necessary to cause all dispositions of equity securities of the Company (including Company Stock Options) or acquisitions of equity securities of Parent (including the Warrants and any options to acquire Parent Common Stock that may be granted by Parent) by each individual who (i) is a director or officer of the Company, or (ii) at the Effective Time will become a director or officer of Parent, to be exempt pursuant to Rule 16b-3 under the Exchange Act.

        1.11    Capital Stock of Merger Sub.    Each share of common stock of Merger Sub, $0.01 par value per share ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted automatically into one fully paid and non-assessable share of common stock of the Surviving Corporation, $0.01 par value per share. From and after the Effective Time, each stock certificate of Merger Sub which previously represented shares of Merger Sub Common Stock shall evidence ownership of an equal number of shares of common stock of the Surviving Corporation.

        1.12    Adjustments.    The Stock Exchange Ratio and the Warrant Exchange Ratio shall be appropriately adjusted, at any time and from time to time, to fully reflect the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock, as the case may be), reorganization, recapitalization or other like change with respect to Parent Common Stock or, if permitted by the terms of Section 4.1, Company Common Stock, as the case may be, occurring (or for which a record date occurs) during the Interim Period (as defined in Section 4.1).

        1.13    No Fractional Shares or Fractional Warrants.    No certificate or scrip representing fractional shares of Parent Common Stock or fractional Warrants shall be issued upon the surrender of Company Certificates for exchange, and such fractional share and Warrant interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock or a fraction of a Warrant (after taking into account all Company Certificates delivered by such holder) shall receive from Parent, in lieu thereof, cash (without interest) in an amount equal to the sum of (i) such fractional part of a share of Parent Common Stock multiplied by the Closing Average plus (ii) such fractional part of a Warrant multiplied by the value of the Warrant as of the Closing Date based on a Black-Scholes-Merton valuation, as mutually agreed between the parties. For purposes of this Agreement, the "Closing Average" shall be equal to the volume weighted average sale price per share of Parent Common Stock (rounded up to the nearest cent) on the NNM for the ten (10) consecutive trading days ending on the second-to-last trading day immediately prior to the Closing Date.

        1.14    Exchange of Certificates.    The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are set forth in Exhibit D attached hereto, which is incorporated by reference herein as if set forth in full.

        1.15    No Liability.    To the extent permitted by applicable Law, none of the Exchange Agent (as defined in Exhibit D), Parent, Merger Sub or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any shares of Parent Common Stock or any amount of cash properly delivered or paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        1.16    Taking of Necessary Action; Further Action.    If, at any time and from time to time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest in the Surviving Corporation full right, title and possession of all properties, assets, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall be and are fully authorized, in the name of and on behalf of any of the Company, Merger Sub or the Surviving Corporation, to take, or cause to be taken, all such lawful and necessary action as is not inconsistent with this Agreement.

        1.17    Reorganization Treatment.    For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Parent, the Company and Merger Sub have taken no actions and will take no actions, nor have they failed to take any actions or will they fail to take any actions, either before or after the Closing, which could reasonably be expected to cause the Merger to fail to qualify as a reorganization. Each of Parent, the Company and Merger Sub shall report the Merger for income tax purposes as a reorganization and will take no position in any Return or Tax proceeding inconsistent with treatment of the Merger as a reorganization.

2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth on the disclosure schedule provided by the Company to Parent on the date hereof (the "Company Disclosure Schedule"), the Company represents and warrants to Parent that the statements contained in this Section 2 are true, complete and correct. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 2, and the disclosure in any paragraph shall qualify the corresponding paragraph of this Section 2. As used in this Agreement, a "Company Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of the Company and its Subsidiary, taken as a whole, excluding any changes, events or effects that result from: (i) any change arising out of conditions affecting the economy or industry of the Company in general which does not affect the Company in a materially adverse manner relative to other participants in the economy or such industry, respectively, (ii) any change that is due to actions required to be taken by the Company pursuant to the terms of this Agreement, or (iii) the announcement of this Agreement and the pendency of the Merger and other transactions contemplated hereby (including, without limitation, changes attributable to the incurrence of transaction expenses in connection with the Merger). In the event of any litigation regarding clauses (i), (ii) or (iii) of the foregoing sentence, the Company shall be required to sustain the burden of demonstrating that any such change, event or effect results from the circumstances referred to in any such applicable clause.

        2.1    Organization and Qualification.    The Company is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Except as set forth on Schedule 2.1 of the Company Disclosure Schedule, the Company is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has provided or made available to Parent true, complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws.

        2.2    Subsidiaries.

          (a)   Xenogen Biosciences, Inc. (the "Company Subsidiary") is the only Subsidiary (as defined in Section 2.2(e)) of the Company in existence.

          (b)   The Company Subsidiary is a corporation duly organized, validly existing and in corporate good standing (to the extent such concepts are applicable) under the laws of the State of Ohio, and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing (to the extent such concepts are applicable), under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   Except as set forth on Schedule 2.2(c) of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock of, or other equity interests in, the Company Subsidiary are: (i) duly authorized, validly issued, fully paid and non-assessable; (ii) owned, directly or indirectly, by the Company free and clear of all liens, claims, security interests, pledges and encumbrances of any kind or nature whatsoever (collectively, "Liens"); and (iii) free of any restriction, including any restriction which prevents the payment of dividends to the Company or any other Subsidiary of the Company, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act of 1933, as amended (the "Securities Act") and state securities Law.

          (d)   The Company Subsidiary is not required to file any forms, reports or other documents with the U.S. Securities and Exchange Commission (the "SEC").

          (e)   For purposes of this Agreement, the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party (or any other Subsidiary of such party) is a general partner (excluding partnerships, the general partnership interests in which held by such party or Subsidiary of such party do not have a majority of the voting interest of such partnership) or (ii) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        2.3    Capital Structure.

          (a)   The authorized capital stock of the Company as of the date of this Agreement consists of (i) 100,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of Preferred Stock, par value $0.001 per share ("Company Preferred Stock").

          (b)   As of the close of business on February 9, 2006: (i) 20,259,819 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company; (iv) 2,432,011 shares of Company Common Stock were duly reserved for future issuance pursuant to outstanding Company Stock Options granted pursuant to the Company Stock Plans; and (v) 2,110,698 shares of Company Common Stock were duly reserved for future issuance pursuant to the exercise of Company Warrants. Except as described above, as of the close of business on the day prior to the date hereof, there were no shares of voting or non-voting capital stock, equity interests or other securities of the Company authorized, issued, reserved for issuance or otherwise outstanding.

          (c)   All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Company Stock Plans, the Company Stock Options and the Company Warrants will be, when issued against payment therefor in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights. The Company has no outstanding shares of Company Common Stock that are subject to a right of repurchase that will survive the Merger.

          (d)   There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as described in subsection (b) above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company is a party or bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither the Company nor the Company Subsidiary is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) in any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")).

          (e)   The Company has previously made available to Parent a complete and correct list of the holders of all Company Stock Options and Company Warrants outstanding as of the date specified therein, including: (i) the date of grant or issuance; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including any terms regarding the acceleration of vesting (other than those set forth in the Company Stock Plans).

          (f)    All of the issued and outstanding shares of Company Common Stock and all of the issued and outstanding Company Warrants and Company Stock Options were issued in compliance in all material respects with all applicable federal and state securities Law.

          (g)   There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) or other security or equity interests of the Company, other than rights of repurchase of Company Common Stock pursuant to agreements entered into in connection with the Company Stock Plans between the Company and the holder of such shares of Company Common Stock. Except as described in this Section 2.3, and except as set forth on Schedule 2.3(g) of the Company Disclosure Schedule, there are no stock-appreciation rights, security-based performance units, phantom stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or the Company Subsidiary or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company or the Company Subsidiary based upon revenues generated by them without augmentation as a result of the Merger or other transactions contemplated hereby) of the Company or to cause the Company or the Company Subsidiary to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company or the Company Subsidiary.

          (h)   Other than the Company Voting Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings to which the Company or the Company Subsidiary or, to the knowledge of the Company, any of the stockholders of the Company, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of the Company or the Company Subsidiary.

        2.4    Authority; No Conflict; Required Filings.

          (a)   The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company's Certificate of Incorporation (the "Company Stockholder Approval"), to perform its obligations hereunder and consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and, subject to obtaining the Company Stockholder Approval, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company.

          (b)   This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the "Bankruptcy and Equitable Exceptions").

          (c)   Except as set forth on Schedule 2.4(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of the Company or the Company Subsidiary under any provision of: (i) the Certificate of Incorporation or Bylaws of the Company or other equivalent organizational documents of the Company Subsidiary; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to the Company or the Company Subsidiary, or by which any of their respective properties or assets is bound; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which the Company or the Company Subsidiary is a party or by which any of their respective properties is bound, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger.

          (d)   Except as set forth on Schedule 2.4(d) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (each, a "Governmental Authority") is required by the Company or the Company Subsidiary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby except for: (i) compliance with any applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other applicable foreign or domestic antitrust Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (iii) filings under and compliance with any applicable requirements under the Securities Act; (iv) filings under and compliance with any applicable requirements under the Exchange Act; (v) compliance with any applicable state securities, takeover or so-called "Blue Sky" Laws; (vi) compliance with any applicable requirements under the U.S. Federal Food, Drug, and Cosmetic Act, as amended (the "FDA Act"); and (vii) such other consents, approvals, orders or authorizations, or registrations, declarations or filings, which, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect.

        2.5    Board Approval; Section 203; Required Vote.

          (a)   The Board of Directors of the Company has, at a meeting duly called and held, by a unanimous vote of those directors voting on such matters: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders; (iii) resolved to recommend to the stockholders of the Company (the "Company Board Recommendation") the adoption of this Agreement; and (iv) directed that this Agreement be submitted to the stockholders of the Company for their adoption.

          (b)   The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or other transactions contemplated by this Agreement. No other state takeover statute or similar statute or regulation applies or purports to apply to this Merger.

          (c)   The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement.

        2.6    SEC Filings; Sarbanes-Oxley Act.

          (a)   Since July 16, 2004, the Company has timely filed all forms, reports and documents required to be filed by the Company with the SEC, including all exhibits required to be filed therewith (including any forms, reports and documents filed after the date hereof, the "Company SEC Reports"). Except as set forth on Schedule 2.6(a) of the Company Disclosure Schedule, the Company SEC Reports: (i) were timely filed; (ii) at the time filed complied (or will comply when filed, as the case may be) as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be; and (iii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 2.6(a) of the Company Disclosure Schedule, there are no pending, unresolved comments from the Staff of the SEC with respect to any filing or submission made by the Company with the SEC, whether under the Securities Act or the Exchange Act.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (collectively, the "Company Financial Statements"), at the time filed, (i) complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and (iii) fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of the Company and the Company Subsidiary as at the dates indicated and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be material in amount.

          (c)   Each Company Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date of such registration or any post-effective amendment thereto became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (d)   The management of the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure. The Company has complied with the applicable provisions of the Sarbanes-Oxley Act of 2002 ("SOX") and the rules and regulations promulgated thereunder or under the Exchange Act. Each Company SEC Report that was required to be accompanied by a certification required to be filed or submitted by the Company's principal executive officer or the Company's principal financial officer was accompanied by such certification and at the time of filing such certification was true and accurate.

          (e)   Except as set forth on Schedule 2.6(e) of the Company Disclosure Schedule, the management of the Company has (i) established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company's financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company's auditors and the audit committee of the Company's Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting. The Company has disclosed in writing to Parent prior to the date hereof all disclosures described in clause (ii) of the immediately preceding sentence made prior to the date of this Agreement.

        2.7    Absence of Undisclosed Liabilities.    Except as set forth on Schedule 2.7 of the Company Disclosure Schedule, the Company and the Company Subsidiary do not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the balance sheet contained in the Company's Form 10-Q (the "Most Recent Balance Sheet") filed with the SEC on November 14, 2005; (ii) obligations under any Company Material Contract (as defined in Section 2.9); and (iii) liabilities or obligations incurred since September 30, 2005 (the "Most Recent Balance Sheet Date") in the ordinary course of business consistent with past practice.

        2.8    Absence of Certain Changes or Events.    Except as set forth on Schedule 2.8 of the Company Disclosure Schedule, since the Most Recent Balance Sheet Date, the Company and the Company Subsidiary have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been: (i) any action, event or occurrence which has had, or would reasonably be expected to result in, a Company Material Adverse Effect; or (ii) any other action, event or occurrence that would have required the consent of Parent pursuant to Section 4.1 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

        2.9    Agreements, Contracts and Commitments.

          (a)   The Company has made available to Parent, or has filed as an exhibit to a Company SEC Report, a complete and correct copy of each material agreement or contract to which it is a party as of the date of this Agreement, including any agreement or contract that (i) is required to be filed as an exhibit to, or otherwise incorporated by reference in, the Company SEC Reports pursuant to Item 601(a)(1) of Regulation S-K promulgated by the SEC ("Regulation S-K"), or (ii) which has been entered into by the Company or the Company Subsidiary since the Most Recent Balance Sheet Date and will be required to be filed by the Company with the SEC pursuant to Item 601(a)(1) of Regulation S-K (collectively, the "Company Material Contracts").

          (b)   Except as set forth on Schedule 2.9(b) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary is in breach, or has received in writing any claim that it is in breach, of any of the terms or conditions of any Company Material Contract in such a manner as would permit any other party thereto to cancel or terminate the same or to collect material damages from the Company or the Company Subsidiary.

          (c)   Each Company Material Contract that has not expired or otherwise been terminated in accordance with its terms is in full force and effect and, to the knowledge of the Company, no other party to such contract is in material default.

        2.10    Compliance with Laws.    The Company is, and since December 31, 2003 has been, in compliance in all material respects with all applicable laws and judgments of any Governmental Authority applicable to its businesses or operations. There is no pending, or, to the Company's knowledge, threatened claim, demand or investigation alleging a violation by the Company of any applicable Law or judgment of any Governmental Authority applicable to its businesses or operations.

        2.11    Material Permits.    Each of the Company and the Company Subsidiary holds all federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary for conduct of its business as presently conducted and the ownership and operation of its properties and other assets, including those that are required under all Environmental Laws (as defined in Section 2.20(h)), in each case (whether under Environmental Laws or otherwise) the absence of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (such licenses, permits, franchises and authorizations, the "Material Permits"). Each of the Company and the Company Subsidiary has submitted to the FDA and all similar applicable state and local regulatory bodies for and received approval of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of the Company and the Company Subsidiary as currently conducted, in each case the absence of which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiary are in compliance with all such Material Permits, except for any failures to be in compliance that would not reasonably be expected to have a Company Material Adverse Effect.

        2.12    Litigation and Product Liability.    There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or the Company Subsidiary which, if decided adversely would (a) be reasonably likely to result in a Company Material Adverse Effect, or (b) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis. Except as set forth on Schedule 2.12 of the Company Disclosure Schedule, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of the Company, threatened, against the Company or the Company Subsidiary which, if decided adversely would be reasonably likely to result in damages payable by the Company or the Company Subsidiary in excess of $100,000 in the aggregate. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company in respect of any product or product candidate tested, researched, developed, manufactured, marketed, distributed, handled, stored, or sold by, on behalf of or in cooperation with the Company which would reasonably be expected to have a Company Material Adverse Effect.

        2.13    Restrictions on Business Activities.    Except as set forth on Schedule 2.13 of the Company Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon the Company or the Company Subsidiary which has the effect of prohibiting or materially impairing (a) any current or future business practice of the Company or the Company Subsidiary or (b) any acquisition of any Person or property by the Company or the Company Subsidiary, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Company Material Adverse Effect.

        2.14    Employee Benefit Plans.

          (a)   Schedule 2.14 of the Company Disclosure Schedule lists, as of the date of this Agreement, all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, all insurance and other similar fringe or employee benefit plans, programs or arrangements, and all current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of the Company, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code (a "Company ERISA Affiliate"), unless such plan has been terminated and none of the Company, the Company Subsidiary or any Company ERISA Affiliate has any continuing liability thereunder (together, the "Company Employee Plans"). The Company has provided to Parent, with respect to the Company Employee Plans, the correct and complete copies of (where applicable) (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (ii) the most recent determination letters received from the Internal Revenue Service ("IRS"), (iii) the three most recent Form 5500 Annual Reports and summary annual reports, (iv) the most recent audited financial statement and actuarial valuation, and (v) all related agreements, insurance contracts and other agreements which implement each such Company Employee Plan.

          (b)   (i) There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, (ii) there are no claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan, nor are there any current or threatened Liens on the assets of any Company Employee Plan, (iii) all Company Employee Plans conform to, and in their operation and administration are in all material respects in compliance with the terms thereof and requirements prescribed by any and all Law (including ERISA and the Code and all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), (iv) the Company and Company ERISA Affiliates have performed all material obligations required to be performed by them under, are not in material default under or violation of, and the Company has no knowledge of any material default or violation by any other party with respect to, any of the Company Employee Plans, (v) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption, (vi) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years, (vii) the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary except as set forth in Schedule 2.14(b) of the Company Disclosure Schedule, (viii) each Company Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Employee Plan is present or operates and, to the extent relevant, the United States, and (ix) neither the Company nor any Company ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in "withdrawal liability" (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA, except in each case in this Section 2.14(b) as would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   No Company Employee Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any

  Company ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Company Employee Plan is a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) or "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA, and neither the Company nor any Company ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

          (d)   Each Company Employee Plan that is a "group health plan" (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance with all Law applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA Coverage"), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable, except for such failures to comply as would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 2.14(d) of the Company Disclosure Schedule, no Company Employee Plan or written or, to the knowledge of the Company, oral, agreement exists which obligates the Company or any Company ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of the Company or any Company ERISA Affiliate following such employee's, former employee's or director's termination of employment with the Company or any Company ERISA Affiliate, including retiree medical, health or life benefits, other than COBRA Coverage or other applicable Law.

          (e)   Except as set forth on Schedule 2.14(e) of the Company Disclosure Schedule, no Company Employee Plan, excluding any short-term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of the Company or an Company ERISA Affiliate. Except as set forth on Schedule 2.14(e) of the Company Disclosure Schedule, no Company Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

          (f)    All contributions due and payable on or before the Closing Date in respect of any Company Employee Plan have been or, prior to the Closing Date will be, made in full and proper form, or adequate accruals in accordance with generally accepted accounting principles have been or, upon filing of a Company SEC Report would be, provided for in the Company's Financial Statements for such contributions not made in proper form prior to the Closing Date.

          (g)   Except as set forth on Schedule 2.14(g) of the Company Disclosure Schedule, no Company Employee Plan currently or previously maintained by Company or any of its Company ERISA Affiliates provides any post-termination health care or life insurance benefits, and neither the Company nor its Company ERISA Affiliates has any obligations (whether written or oral) to provide any post-termination benefits in the future (except for COBRA Coverage).

          (h)   The consummation of the transactions contemplated by this Agreement will not, except as set forth in Schedule 2.14(h) of the Company Disclosure Schedule, (A) entitle any individual to severance or separation pay, or (B) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual. Except as set forth on Schedule 2.14(h) of the Company Disclosure Schedule, no payment made or contemplated under any Company Employee Plan or other benefit arrangement may constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code.

          (i)    Except as set forth on Schedule 2.14(i) of the Company Disclosure Schedule, with respect to each Company Employee Plan, (A) there are no restrictions on the ability of the sponsor of each Company Employee Plan to amend or terminate any Company Employee Plan, the Company has expressly reserved in itself the right to amend, modify or terminate any such Company Employee Plan, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right; and (B) the Company has satisfied any and all bond coverage requirements of ERISA. Each Company Employee Plan may be transferred by the Company or Company ERISA Affiliate to Parent.

          (j)    Each Company Employee Plan which is covered by Section 409A of the Code is in "good faith" compliance with Section 409A of the Code, Treasury Notice 2005-1 and proposed Treasury Regulation §1.409A.

          (k)   Except as set forth on Schedule 2.14(k) of the Company Disclosure Schedule, neither the Company nor any of its Company ERISA Affiliates or the Company Subsidiary is a party to any written: (i) union or collective bargaining agreement; (ii) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; or (iii) agreement with any current or former employee of the Company or any of its Company ERISA Affiliates or the Company Subsidiary providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $250,000 per annum.

          (l)    Schedule 2.14(l) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director or investor of the Company who holds, as of the date hereof, any option, warrant or other right to purchase shares of capital stock of the Company, together with the number of shares subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Schedule 2.14(l) of the Company Disclosure Schedule also sets forth, as of the date hereof, the total number of such options, warrants and rights. True, complete and correct copies of each form of agreement between the Company and the holders of such options, warrants and rights relating to the same have been furnished to Parent and no material changes have been made to any such options, warrants and rights that are currently outstanding.

        2.15    Labor and Employment Matters.

          (a)   (i) To the knowledge of the Company, there are no material labor grievances pending or, to the knowledge of the Company, threatened between the Company or the Company Subsidiary, on the one hand, and any of their respective employees or former employees, on the other hand; and (ii) neither the Company nor the Company Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or the Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company has not received written notice of any pending charge of (i) an unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) safety violations under the Occupational Safety and Health Act violations; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters; or (v) claims by governmental agencies that the Company has failed to comply with any material Law relating to employment or labor matters. Except as set forth on Schedule 2.15(a) of the Company Disclosure Schedule, the Company is not currently and has not been the subject of any actual or, to the knowledge of the Company, threatened, "whistleblower" or similar claims by past or current employees or any other persons.

          (b)   The Company is currently in material compliance with all Law relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Company employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case in this Section 2.l5(b) as would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   Except as otherwise set forth in Schedule 2.15(c) of the Company Disclosure Schedule, (i) all contracts of employment to which the Company or, to the knowledge of the Company, the Company Subsidiary is a party are terminable by the Company or the Company Subsidiary on three months' or less notice without penalty; (ii) there are no legally binding established practices, plans or policies of the Company or, to the knowledge of the Company, the Company Subsidiary, in relation to, the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither the Company nor, to the knowledge of the Company, the Company Subsidiary has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Schedule 2.15(c) of the Company Disclosure Schedule; and (iv) there is no term of employment of any employee of the Company or, to the knowledge of the Company, the Company Subsidiary which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

          (d)   Schedule 2.15(d) of the Company Disclosure Schedule sets forth a list of the Company's employees as of the date hereof including such employee's job title, current compensation rate, and accrued unpaid leave or vacation.

          (e)   Schedule 2.15(e) of the Company Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.

          (f)    Schedule 2.15(f) of the Company Disclosure Schedule sets forth a list of each employment agreement to which the Company is a party that contains change of control provisions.

          (g)   Schedule 2.15(g) of the Company Disclosure Schedule sets forth a list of the Company employees that have not executed a confidentiality agreement or an invention assignment agreement with the Company, the forms of which agreements have been provided to Parent.

        2.16    Registration Statement; Proxy Statement/Prospectus.

          (a)   The information to be supplied by the Company for inclusion (or incorporation by reference, as the case may be) in the registration statement on Form S-4 (or such successor form as shall then be appropriate) pursuant to which the shares of Parent Common Stock and Warrants to be issued in the Merger (together with the shares of Parent Common Stock to be issued upon any subsequent exercise of the Warrants) will be registered by Parent under the Securities Act (including any amendments or supplements thereto, the "Registration Statement") shall not, at the time such document is filed with the SEC, at the time it is amended or supplemented, at the time the Registration Statement is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (b)   The information to be supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company and Parent in connection with

  (i) the special meeting of stockholders of the Company to consider and vote on a proposal to adopt this Agreement (the "Company Stockholder Meeting") and (ii) the special meeting of stockholders of Parent to consider and vote on the issuance of shares of Parent Common Stock in connection with the Merger (the "Parent Stockholder Meeting") (such joint proxy statement/prospectus, as the same may be amended or supplemented, the "Proxy Statement"), shall not on the date the Proxy Statement is first mailed to the stockholders of the Company and Parent, at the time of the Company Stockholder Meeting or Parent Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by the Company and Parent for the Company Stockholder Meeting or Parent Stockholder Meeting which has in the interim become false or misleading in any material respect.

        2.17    Properties and Assets.

          (a)   Except as set forth on Schedule 2.17(a) of the Company Disclosure Schedule, other than properties and assets disposed of by the Company and the Company Subsidiary in the ordinary course of business since the Most Recent Balance Sheet Date, the Company and the Company Subsidiary have good and valid title to all of their respective material properties, interests in properties and assets, real and personal, reflected on the Most Recent Balance Sheet or acquired since the Most Recent Balance Sheet Date, or, in the case of material leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clean of all Liens, except in each case in this Section 2.17(a) as would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   Schedule 2.17(b) of the Company Disclosure Schedule sets forth a complete and correct list of each parcel of real property owned or leased by the Company or the Company Subsidiary (the leases pursuant to which the Company or the Company Subsidiary is a tenant of any such real property being hereinafter referred to as the "Leases"). As of the date of this Agreement, except as would not reasonably be expected to have a Company Material Adverse Effect (i) the Leases are in full force and effect in accordance with their terms, (ii) the Company is not in default of any of its obligations under the Leases and (iii) to the Company's knowledge, the landlords under the Leases are not in default of the landlords' obligations under the Leases.

          (c)   Except as would not reasonably be expected to have a Company Material Adverse Effect, the facilities, property and equipment owned, leased or otherwise used by the Company or the Company Subsidiary are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are presently used.

          (d)   Except as would not reasonably be expected to have a Company Material Adverse Effect, the tangible assets owned or leased by the Company and the Company Subsidiary, together with its intangible assets, are adequate to conduct the business and operations of the Company and the Company Subsidiary as currently conducted.

        2.18    Insurance.

          (a)   Schedule 2.18 of the Company Disclosure Schedule sets forth a list of each insurance policy and all material claims made under such policies that have been paid since January 1, 2002. The Company and the Company Subsidiary maintain policies of insurance against loss relating to their business, assets and operations and each such policy is in full force and effect (the "Company Insurance Policies"). All premiums due and payable under the Company Insurance Policies have been paid on a timely basis and the Company and the Company Subsidiary are in compliance in all material respects with all other terms thereof. Complete and correct copies of the Company Insurance Policies have been made available to Parent.

          (b)   Except as set forth on Schedule 2.18 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has received notice from any insurance carrier regarding: (i) any cancellation or invalidation of such insurance or (ii) refusal of any coverage or rejection of any material claim under any Company Insurance Policies.

        2.19    Taxes.

          (a)   For purposes of this Agreement, a "Tax" means any and all federal, state, local and foreign taxes, and any assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of a predecessor entity and any liability for Taxes arising under Treasury Regulations Section 1.1503-6.

          (b)   Except as set forth on Schedule 2.19(b) of the Company Disclosure Schedule, each of the Company and the Company Subsidiary has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports required to be filed by it (collectively, "Returns") relating to any and all Taxes concerning or attributable to the Company or the Company Subsidiary or to their operations, and all such Returns are complete and correct in all material respects.

          (c)   Except as set forth on Schedule 2.19(c) of the Company Disclosure Schedule, each of the Company and the Company Subsidiary (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise to the extent such payment was legally due; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise, except for any failure to pay or withhold that would not reasonably be expected to have a Company Material Adverse Effect and any Taxes for which there have been proper accruals under GAAP and are reserved on the Most Recent Balance Sheet in accordance with subsection (e).

          (d)   There is no material Tax deficiency proposed in writing or assessed against the Company or the Company Subsidiary that is not accurately reflected as a liability on the Most Recent Balance Sheet, nor has the Company or the Company Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax which waiver or extension is currently in effect.

          (e)   Neither the Company nor the Company Subsidiary has any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise or which accrued after the Most Recent Balance Sheet Date in the ordinary course of business.

          (f)    Neither the Company nor the Company Subsidiary have taken any action or agreed to take any action, or knows of any fact or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        2.20    Environmental Matters.

          (a)   The Company is in compliance in with all Environmental Laws (as defined below), which compliance includes the possession by the Company and the Company Subsidiary of all Material Permits required under all Environmental Laws and compliance with the terms and conditions thereof, in each case except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

          (b)   Except as set forth on Schedule 2.20(b) of the Company Disclosure Schedule, the Company has not received any written communication, whether from a Governmental Authority or other Person, that alleges that either the Company or the Company Subsidiary is not in compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern (as defined below) at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of the Company, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. The Company has no knowledge of any condition at any of the properties leased by the Company or the Company Subsidiary that would reasonably be expected to have a Company Material Adverse Effect.

          (c)   To the knowledge of the Company, there are no past or present facts, circumstances or conditions, including the release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any liability or result in a claim against the Company or the Company Subsidiary under any Environmental Law, except as would not reasonably be expected to have a Company Material Adverse Effect.

          (d)   The Company has made available to Parent true, complete and correct copies of all of the Company's environmental audits, assessments and documentation regarding environmental matters pertaining to, or the environmental condition of, its facilities or the compliance (or non-compliance) by the Company and the Company Subsidiary with any Environmental Laws.

          (e)   To the knowledge of the Company, none of the facilities used by the Company or the Company Subsidiary has been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for Materials of Environmental Concern used in the ordinary course of business of the Company and the Company Subsidiary, all of which Materials of Environmental Concern, to the knowledge of the Company, have been stored and used in compliance with all Material Permits and Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

          (f)    Neither the Company nor the Company Subsidiary is the subject of any federal, state, local or private litigation, proceedings, administrative action, or, to the knowledge of the Company, investigation involving a demand for damages or other potential liability under any Environmental Laws, and neither the Company nor the Company Subsidiary has received or is subject to any order or decree of any Governmental Authority relating to a violation of Environmental Laws, except for any such litigation, proceeding, administrative action, investigation, liability, order, decree or violation that would not reasonably be expected to have a Company Material Adverse Effect.

          (g)   To the knowledge of the Company, no underground storage tanks or surface impoundments exist on any property currently owned or leased by the Company or the Company Subsidiary.

          (h)   For purposes of this Agreement, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, "Environmental Law" shall mean any Law existing and in effect on the date hereof relating to pollution or protection of the environment, including any statute or regulation pertaining to the: (i) manufacture, processing, use, distribution, management, possession, treatment, storage, disposal, generation, transportation or remediation of Materials of Environmental Concern; (ii) air, water and noise pollution; (iii) the protection and use of surface water, groundwater and soil; (iv) the release or threatened release into the environment of hazardous substances, or solid or hazardous waste, including emissions, discharges, releases, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) the conservation, management, or use of natural resources and wildlife, including all endangered and threatened species; (vi) aboveground or underground storage tanks, vessels and containers; and (vii) abandoned, disposed of or discarded barrels, tanks, vessels, containers and other closed receptacles. "Materials of Environmental Concern" shall mean any substance defined as hazardous, toxic or a pollutant under any Environmental Law, and petroleum or petroleum byproducts, including medical or infectious waste, radioactive material and hazardous waste.

        2.21    Intellectual Property.

          (a)   Each of the Company and the Company Subsidiary owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the "Company Intellectual Property Rights") and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the "Company Intellectual Property"), in each case as is necessary to conduct their respective businesses as presently conducted and as currently proposed to be conducted, the absence of which would be considered reasonably likely to result in a Company Material Adverse Effect.

          (b)   Schedule 2.21(b) of the Company Disclosure Schedule sets forth, with respect to all issued patents and all registered copyrights, trademarks, service marks and domain names registered with any Governmental Authority or for which an application for registration has been filed with any Governmental Authority, (i) the registration or application number, the date filed and the title, if applicable, of the registration or application and (ii) the names of the jurisdictions covered by the applicable registration or application. Schedule 2.21(b) of the Company Disclosure Schedule identifies each Company Material Contract currently in effect containing any ongoing royalty or payment obligations of the Company and the Company Subsidiary in excess of $25,000 per annum with respect to Company Intellectual Property Rights and Company Intellectual Property that are licensed or otherwise made available to the Company and the Company Subsidiary.

          (c)   Except as set forth on Schedule 2.21(c) of the Company Disclosure Schedule, all Company Intellectual Property Rights that have been registered with any Governmental Authority are valid and subsisting, except as would not reasonably be expected to have a Company Material Adverse Effect. As of the Closing Date, in connection with such registered Company Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Authorities.

          (d)   Neither the Company nor the Company Subsidiary is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Company Intellectual Property Rights, or any licenses, sublicenses or other agreements as to which the Company or the Company Subsidiary is a party and pursuant to which the Company or the Company Subsidiary uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties (the "Third Party Intellectual Property Rights"), the breach of which would be reasonably likely to result in a Company Material Adverse Effect.

          (e)   Except as set forth on Schedule 2.21(e) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and neither the Company nor the Company Subsidiary has received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property. With respect to its marketed products, the Company does not, to its knowledge, infringe any third party intellectual property rights. With respect to its product candidates and products in research or development, after the same are marketed, the Company will not, to its knowledge, infringe any third party intellectual property rights.

          (f)    To the knowledge of the Company, except as set forth on Schedule 2.21(f) of the Company Disclosure Schedule, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Company Intellectual Property Rights in a manner that has a material impact on the business of the Company or the Company Subsidiary, except for such infringement, misappropriation or unlawful or unauthorized use as would be reasonably expected to have a Company Material Adverse Effect.

        2.22    Brokers.    No broker, financial advisor, investment banker or other financial intermediary is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, other than Thomas Weisel Partners LLC.

        2.23    Certain Business Practices.    Neither the Company, the Company Subsidiary or, to the knowledge of the Company, any director, officer, employee or agent of the Company has, in the course of his or her duties on behalf of the Company, except as would not reasonably be expected to have a Company Material Adverse Effect: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other unlawful payment. Except as would not reasonably be expected to have a Company Material Adverse Effect, except as set forth on Schedule 2.23 of the Company Disclosure Schedule, no Person has submitted to the Company, the Company Subsidiary or any member of the Board of Directors of either the Company or the Company Subsidiary any written complaint concerning any material violation of Law, or any notice concerning the violation or potential violation of the federal securities or other Law, with respect to the Company or the Company Subsidiary, or any officer, director, employee or agent of either the Company or the Company Subsidiary, or concerning any violations or potential violations of the Company's or the Company Subsidiary's corporate code of conduct or code of ethics, in each case whether such notices or complaints are made pursuant to the provisions of SOX or otherwise.

        2.24    Government Contracts.    Neither the Company nor the Company Subsidiary has been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened, except for any such suspension or debarment that would not reasonably be expected to have a Company Material Adverse Effect. The consummation of the Merger and other transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, the Company Subsidiary or, to the knowledge of the Company, the Parent (assuming that no such suspension or debarment will result solely from the identity of or actions by Parent), except for any such suspension or debarment that would not reasonably be expected to have a Company Material Adverse Effect.

        2.25    Interested Party Transactions.    Between July 14, 2004 and the date of this Agreement, except as set forth on Schedule 2.25 of the Company Disclosure Schedule, no event has occurred that would be required to be reported by the Company as a "Certain Relationship or Related Party Transaction" pursuant to Item 404 of Regulation S-K, which has not been previously reported.

        2.26    Opinion of Financial Advisor.    The Company has received the opinion of its financial advisor, Thomas Weisel Partners, to the effect that, as of the date hereof, in its opinion, the consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to such stockholders. The Company will provide a complete and correct copy of such opinion to Parent as promptly as practicable following the date hereof.

        2.27    Company Stockholder Rights Plan.    The Company has no stockholder rights plan, stockholder rights agreements or similar agreements with any of its stockholders.

        2.28    Full Disclosure.

        No representation or warranty by Company in this Agreement or in any certificate furnished or to be furnished by Company to Parent or Merger Sub pursuant to the provisions hereof, as such information may be modified by the Company Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made and as of the date so made, in order to make the statements herein or therein not misleading.

3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the disclosure schedule provided by Parent to the Company on the date hereof (the "Parent Disclosure Schedule"), Parent represents and warrants to the Company that the statements contained in this Section 3 are true, complete and correct. The Parent Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any paragraph shall qualify the corresponding paragraph of this Section 3. As used in this Agreement, a "Parent Material Adverse Effect" means any change, event or effect that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any changes, events or effects that result from: (i) any change arising out of conditions affecting the economy or industry of Parent in general which does not affect Parent in a materially adverse manner relative to other participants in the economy or such industry, respectively, (ii) any change that is due to actions required to be taken by Parent pursuant to the terms of this Agreement, or (iii) the announcement of this Agreement and the pendency of the Merger and other transactions contemplated hereby (including, without limitation, changes attributable to the incurrence of transaction expenses in connection with the Merger). In the event of any litigation regarding clauses (i), (ii) or (iii) of the foregoing sentence, Parent shall be required to sustain the burden of demonstrating that any such change, event or effect results from the circumstances referred to in any such applicable clause.

        3.1    Organization and Qualification.    Parent is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware. Parent is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has provided or made available to the Company true, complete and correct copies of its Certificate of Incorporation and Bylaws, each as amended to date. Parent is not in violation of any provision of its Certificate of Incorporation or Bylaws.

        3.2    Subsidiaries.

          (a)   Except as set forth in Schedule 3.2(a) of the Parent Disclosure Schedule, Exhibit 11.1 to Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 sets forth a complete and correct list of each Subsidiary of Parent other than Merger Sub as of the date of this Agreement.

          (b)   Each Subsidiary of Parent is a corporation duly organized, validly existing and in corporate good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation (which in the case of Merger Sub is the State of Delaware), and is duly qualified or licensed as a foreign corporation to conduct business, and is in corporate good standing (to the extent such concepts are applicable), under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

          (c)   All of the issued and outstanding shares of capital stock of, or other equity interests in, each Subsidiary of Parent are: (i) duly authorized, validly issued, fully paid, non-assessable (to the extent such concepts are applicable); (ii) owned, directly or indirectly, by Parent (other than directors' qualifying shares in the case of foreign Subsidiaries) free and clear of all Liens; and (iii) free of any restriction, including any restriction which prevents the payment of dividends to Parent or any other Subsidiary of Parent, or otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest other than restrictions under the Securities Act and state securities Law.

          (d)   None of the Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

        3.3    Capital Structure.

          (a)   The authorized capital stock of Parent as of the date of this Agreement consists of (i) 70,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share ("Parent Preferred Stock").

          (b)   As of the close of business on February 9, 2006: (i) 33,786,204 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Preferred Stock were issued or outstanding; (iii) no shares of Parent Common Stock were held in the treasury of Parent; (iv) 10,984,264 shares of Parent Common Stock (the "Parent Option Shares") were duly reserved for future issuance pursuant to stock options granted pursuant to Parent's option and incentive plans; and (v) 326,391 shares of Parent Common Stock (the "Parent ESPP Shares") were duly reserved for future issuance pursuant to Parent's Employee Stock Purchase Plan. Except as described above, there were no shares of voting or non-voting capital stock, equity interests or other securities of Parent authorized, issued, reserved for issuance or otherwise outstanding.

          (c)   All outstanding shares of Parent Common Stock are, and any Parent Option Shares, and Parent ESPP Shares will be, if and when issued in accordance with the terms of the underlying securities described in Section 3.3(b), when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights. The Parent Common Stock and the Warrants to be issued in the Merger, including the Parent Common Stock to be issued upon the exercise of assumed Company Warrants and the Warrants to be issued in the Merger, have been duly authorized and will, when issued in accordance with the terms of this Agreement and the terms of the warrant documents, be validly issued, fully paid and non-assessable, and not subject to, or issued in violation of, any preemptive, subscription or any kind of similar rights, and will not be subject to any restrictions on resale under the Securities Act, other than restrictions imposed by Rules 144 and 145 under the Securities Act.

          (d)   There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as described in subsection (b) above or in Schedule 3.3(d) of the Parent Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which Parent is a party or bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or obligating Parent to issue, grant, extend or enter into any agreement to issue, grant or extend any security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Neither Parent nor any Subsidiary of Parent is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) in any Person.

          (e)   All of the issued and outstanding shares of Parent Common Stock were issued in compliance in all material respects with all applicable federal and state securities Law.

          (f)    Other than the Parent Voting Agreements, there are no voting trusts, proxies or other agreements, commitments or understandings to which Parent or any of its Subsidiaries or, to the knowledge of Parent, any of the stockholders of Parent, is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of Parent or any of its Subsidiaries.

        3.4    Authority; No Conflict; Required Filings.

          (a)   Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, and, subject to the approval of the issuance of Parent Common Stock in connection with the Merger and the transactions contemplated hereby (including shares of Parent Common Stock issuable upon the exercise of Company Warrants assumed in the Merger and upon exercise of the Warrants issued in the Merger) by the holders of outstanding shares of Parent Common Stock in accordance with the rules of the NNM (the "Parent Stockholder Approval"), to perform its obligations hereunder and consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub, and, subject to obtaining the Parent Stockholder Approval, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Merger and other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.

          (b)   This Agreement has been duly executed and delivered by Parent and the Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

          (c)   The execution and delivery of this Agreement by each of Parent and Merger Sub do not, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Merger and other transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, or result in the creation of any Liens in or upon any of the properties or other assets of Parent or any of its Subsidiaries under any provision of: (i) the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Parent or any of its Subsidiaries; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) permit, license, franchise, statute, law, ordinance or regulation or (B) judgment, decree or order, in each case applicable to Parent or any of its Subsidiaries, or by which any of their respective properties or assets is bound; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of their respective properties is bound, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or impair in any material respect the ability of the Parties to consummate the Merger.

          (d)   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Parent or any of its Subsidiaries in connection with the execution and delivery by each of Parent and Merger Sub of this Agreement or the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby except for: (i) compliance with any applicable requirements under the HSR Act and any other applicable foreign or domestic antitrust Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) filings under and compliance with any applicable requirements under the Securities Act; (iv) filings under and compliance with any applicable requirements under the Exchange Act; (v) compliance with any applicable state securities, takeover or so-called "Blue Sky" Laws; (vi) compliance with any applicable requirements under the FDA Act; (vii) compliance with any applicable requirements under the rules of the NNM; and (viii) such other consents, approvals, orders or authorizations, or registrations, declarations or filings, which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

        3.5    Board Approval; Required Vote.

          (a)   he Boards of Directors of each of Parent and Merger Sub have, at meetings duly called and held, by a unanimous vote of those directors voting on such matters: (i) approved and declared advisable this Agreement; (ii) determined that the Merger and other transactions contemplated by this Agreement are advisable, fair to and in the best interests of Parent and Merger Sub, as applicable, and each of their respective stockholders; (iii) resolved to recommend to the stockholders of Parent (the "Parent Board Recommendation") the approval of the issuance of shares of Parent Common Stock in connection with the Merger and the transactions contemplated hereby (including shares of Parent Common Stock issuable upon the exercise of Company Warrants assumed in the Merger and upon exercise of the Warrants issued in the Merger); and (iv) directed that such matters be submitted to the stockholders of Parent for their approval.

          (b)   The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent necessary to approve the issuance of shares of Parent Common Stock in the Merger and the transactions contemplated hereby (including shares of Parent Common Stock issuable upon the exercise of Company Warrants assumed in the Merger and upon exercise of the Warrants issued in the Merger).

        3.6    SEC Filings; Financial Statements.

          (a)   Since January 1, 2004, Parent has timely filed all forms, reports and documents required to be filed by Parent with the SEC, including all exhibits required to be filed therewith (including any forms, reports and documents filed after the date hereof, the "Parent SEC Reports"). The Parent SEC Reports: (i) were timely filed; (ii) at the time filed complied (or will comply when filed, as the case may be) as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be; and (iii) did not at the time they were filed (or, if later filed, amended or superseded, then on the date of such later filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (collectively, the "Parent Financial Statements"), at the time filed, (i) complied or will comply, as the case may be, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and (iii) fairly presented or will fairly present, as the case may be, in all material respects, the consolidated financial position of Parent and its Subsidiaries as at the dates indicated and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements for the absence of footnotes and normal year-end adjustments which were not and will not be material in amount.

          (c)   Each Parent SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date of such registration or any post-effective amendment thereto became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (d)   The management of Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure. Parent has complied with the applicable provisions of SOX and the rules and regulations promulgated thereunder or under the Exchange Act. Each Parent SEC Report that was required to be accompanied by a certification required to be filed or submitted by Parent's principal executive officer or Parent's principal financial officer was accompanied by such certification and at the time of filing such certification was true and accurate.

          (e)   The management of Parent has (i) established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of Parent's financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting, to Parent's auditors and the audit committee of Parent's Board of Directors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting. Parent has disclosed in writing to the Company prior to the date hereof all disclosures described in clause (ii) of the immediately preceding sentence made prior to the date of this Agreement.

        3.7    Absence of Undisclosed Liabilities.    Parent and its Subsidiaries do not have any material liabilities or obligations, whether fixed, contingent, accrued or otherwise, liquidated or unliquidated and whether due or to become due, other than: (i) liabilities reflected or reserved against on the balance sheet contained in Parent's Form 10-Q (the "Parent's Most Recent Balance Sheet") filed with the SEC on November 9, 2005; and (ii) liabilities or obligations incurred since September 30, 2005 (the "Parent's Most Recent Balance Sheet Date") in the ordinary course of business consistent with past practice.

        3.8    Absence of Certain Changes or Events.    Since the Parent's Most Recent Balance Sheet Date, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been (i) any action, event or occurrence which has had, or would reasonably be expected to have, a Parent Material Adverse Effect; or (ii) any other action, event or occurrence that would have required the consent of the Company pursuant to Section 4.2 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

        3.9    Compliance with Law.    Parent is, and since December 31, 2003 has been, in compliance in all material respects with all applicable laws and judgments of any Governmental Authority applicable to its businesses or operations. There is no pending, or to Parent's knowledge, threatened claim, demand or investigation alleging a violation by Parent of any applicable Law or judgment of any Governmental Authority applicable to its businesses or operations.

        3.10    Material Permits.    Each of Parent and its Subsidiaries holds all federal, state, local and foreign governmental licenses, permits, franchises and authorizations necessary for conduct of its business as presently conducted and the ownership and operation of its properties and other assets, including those that are required under all Environmental Laws, in each case (whether under Environmental Laws or otherwise) the absence of which would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect (such licenses, permits, franchises and authorizations, the "Parent Material Permits"). Each of Parent and its Subsidiaries has submitted to the FDA and all similar applicable state and local regulatory bodies for and received approval of all registrations, applications, licenses, requests for exemptions, permits and other regulatory authorizations necessary to conduct the business of Parent and its Subsidiaries as currently conducted, in each case the absence of which would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries are in compliance with all such Parent Material Permits, except for any failures to be in compliance that would not reasonably be expected to have a Parent Material Adverse Effect.

        3.11    Litigation and Product Liability.    There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries which, if decided adversely (a) would be reasonably likely to result in a Parent Material Adverse Effect, or (b) otherwise impair in any material respect the ability of the Parties to consummate the Merger and other transactions contemplated by this Agreement on a timely basis. There is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries which, if decided adversely would be reasonably likely to result in damages payable by Parent or any of its Subsidiaries in excess of $100,000 in the aggregate. No product liability claims have been asserted or, to the knowledge of Parent, threatened against Parent in respect of any product or product candidate tested, researched, developed, manufactured, marketed, distributed, handled, stored, or sold by, on behalf of or in cooperation with Parent which would reasonably be expected to have a Parent Material Adverse Effect.

        3.12    Restrictions on Business Activities.    There is no agreement, judgment, injunction, order or decree binding upon Parent or any of its Subsidiaries which has the effect of prohibiting or materially impairing (a) any current or future business practice of Parent or any of its Subsidiaries or (b) any acquisition of any Person or property by Parent or any of its Subsidiaries, except in each of clauses (a) and (b) for any such prohibitions or impairments that would not reasonably be expected to have a Parent Material Adverse Effect.

        3.13    Employee Benefit Plans.

          (a)   Schedule 3.13 of the Parent Disclosure Schedule lists, as of the date of this Agreement, all material employee benefit plans (as defined in Section 3(3) of ERISA), all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, all insurance and other similar fringe or employee benefit plans, programs or arrangements, and all current or former employment or executive compensation or severance agreements, written or otherwise, which have ever been sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of Parent, or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Parent within the meaning of Section 414 of the Code, as amended (a "Parent ERISA Affiliate"), unless such plan has been terminated and none of Parent, its Subsidiaries, or any Parent ERISA Affiliate has any continuing liability thereunder (together, the "Parent Employee Plans"); provided, however, that Schedule 3.13 of the Parent Disclosure Schedule does not list any Parent Employee Plan sponsored or maintained or entered into by or with respect to any Subsidiary of Parent that is organized under the laws of a jurisdiction other than a jurisdiction within the United States. Parent has provided or made available to the Company, with respect to the Parent Employee Plans, the correct and complete copies of (where applicable) (i) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans, (ii) the most recent determination letters received from the IRS, (iii) the three most recent Form 5500 Annual Reports and summary annual reports, (iv) the most recent audited financial statement and actuarial valuation, and (v) all related agreements, insurance contracts and other agreements which implement each such Parent Employee Plan.

          (b)   (i) The Parent Employee Plans, together with any similar plans sponsored or maintained or entered into for the benefit of, or relating to, any present or former employee or director of a Parent ERISA Affiliate, are referred to herein as the "Parent Group Employee Plans"). There has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Group Employee Plan, (ii) there are no claims pending (other than routine claims for benefits) or, to the knowledge of Parent, threatened against any Parent Group Employee Plan or against the assets of any Parent Group Employee Plan, nor are there any current or threatened Liens on the assets of any Parent Group Employee Plan, (iii) all Parent Group Employee Plans conform to, and in their operation and administration are in all material respects in compliance with the terms thereof and requirements prescribed by any and all Law (including ERISA and the Code and all applicable requirements for notification, reporting and disclosure to participants or the Department of Labor, IRS or Secretary of the Treasury), (iv) Parent and Parent ERISA Affiliates have performed all material obligations required to be performed by them under, are not in material default under or violation of, and Parent has no knowledge of any material default or violation by any other party with respect to, any of the Parent Group Employee Plans, (v) each Parent Group Employee Plan intended to qualify under Section 401(a) of the Code and each corresponding trust exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the

  IRS, and nothing has occurred which may be expected to cause the loss of such qualification or exemption, (vi) all contributions required to be made to any Parent Group Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Parent Group Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Parent Group Employee Plan for the current plan years, (vii) the transaction contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary except as set forth in Schedule 3.13(b) of the Parent Disclosure Schedule, (viii) each Parent Group Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Parent Group Employee Plan is present or operates and, to the extent relevant, the United States, and (ix) neither Parent nor any Parent ERISA Affiliate has ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in "withdrawal liability" (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA, except in each case in this Section 3.13(b) as would not reasonably be expected to have a Parent Material Adverse Effect.

          (c)   No Parent Group Employee Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither Parent nor any Parent ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Parent Group Employee Plan is a Multiemployer Plan or "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA, and neither the Company nor any Parent ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

          (d)   Each Parent Group Employee Plan that is a "group health plan" (within the meaning of Section 5000(b)(1) of the Code) has been operated in compliance with all Law applicable to such plan, its terms, and with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA Coverage"), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable, except for such failures to comply as would not reasonably be expected to have a Parent Material Adverse Effect. No Parent Group Employee Plan or written or, to the knowledge of Parent, oral, agreement exists which obligates Parent or any Parent ERISA Affiliate to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee, former employee or director of Parent or any Parent ERISA Affiliate following such employee's, former employee's or director's termination of employment with Parent or any Parent ERISA Affiliate, including retiree medical, health or life benefits, other than COBRA Coverage or other applicable Law.

          (e)   Except as set forth on Schedule 3.13(e) of the Parent Disclosure Schedule, no Parent Group Employee Plan, excluding any short-term disability, non-qualified deferred compensation or health flexible spending account plan or program, is self-funded, self-insured or funded through the general assets of Parent or a Parent ERISA Affiliate. Except as set forth on Schedule 3.13(e) of the Parent Disclosure Schedule, no Parent Group Employee Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Section 419 or 419A of the Code.

          (f)    All contributions due and payable on or before the Closing Date in respect of any Parent Group Employee Plan have been or, prior to the Closing Date will be, made in full and proper form, or adequate accruals in accordance with generally accepted accounting principles have been or, upon filing of a Parent SEC Report would be, provided for in the Parent's Financial Statements for such contributions not made in proper form prior to the Closing Date.

          (g)   Except as set forth on Schedule 3.13(g) of the Parent Disclosure Schedule, no Parent Group Employee Plan currently or previously maintained by Parent or any of its Parent ERISA Affiliates provides any post-termination health care or life insurance benefits, and neither Parent nor its Parent ERISA Affiliates has any obligations (whether written or oral) to provide any post-termination benefits in the future (except for COBRA Coverage).

          (h)   The consummation of the transactions contemplated by this Agreement will not, except as set forth in Schedule 3.13(h) of the Parent Disclosure Schedule, (A) entitle any individual to severance or separation pay, or (B) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual. No payment made or contemplated under any Parent Group Employee Plan or other benefit arrangement may constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code.

          (i)    With respect to each Parent Employee Plan (A) there are no restrictions on the ability of the sponsor of each Parent Group Employee Plan to amend or terminate any Parent Group Employee Plan, Parent has expressly reserved in itself the right to amend, modify or terminate any such Parent Group Employee Plan, or any portion of it, and has made no representations (whether orally or in writing) which would conflict with or contradict such reservation or right; and (B) Parent has satisfied any and all bond coverage requirements of ERISA.

          (j)    Each Parent Employee Plan which is covered by Section 409A of the Code is in "good faith" compliance with Section 409A of the Code, Treasury Notice 2005-1 and proposed Treasury Regulation §1.409A.

          (k)   Neither Parent nor any of its Parent ERISA Affiliates or Subsidiaries is a party to any written: (i) union or collective bargaining agreement; (ii) agreement with any current or former employee the benefits of which are contingent upon, or the terms of which will be materially altered by, the consummation of the Merger or other transactions contemplated by this Agreement; or (iii) agreement with any current or former employee of Parent or any of its Parent ERISA Affiliates or Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than one year from the date hereof or for the payment of compensation in excess of $250,000 per annum.

          (l)    Schedule 3.13(l) of the Parent Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director or investor of Parent who holds, as of the date hereof, any option, warrant or other right to purchase shares of capital stock of Parent, together with the number of shares subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Schedule 3.13(l) of the Parent Disclosure Schedule also sets forth, as of the date hereof, the total number of such options, warrants and rights. True, complete and correct copies of each form of agreement between Parent and the holders of such options, warrants and rights relating to the same have been furnished to the Company and no material changes have been made to any such options, warrants and rights that are currently outstanding.

        3.14    Labor and Employment Matters.

          (a)   (i) To the knowledge of Parent, there are no material labor grievances pending or, to the knowledge of Parent, threatened between Parent or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand; and (ii) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by Parent or its Subsidiaries, nor, to the knowledge of Parent, are there any activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Parent Material Adverse Effect, Parent has not received written notice of any pending charge of (i) an unfair labor practice as defined in the National Labor Relations Act, as amended; (ii) safety violations under the Occupational Safety and Health Act violations; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters; or (v) claims by governmental agencies that Parent has failed to comply with any material Law relating to employment or labor matters. Parent is not currently and has not been the subject of any actual or, to the knowledge of Parent, threatened, "whistleblower" or similar claims by past or current employees or any other persons.

          (b)   Parent is currently in material compliance with all Law relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority all amounts required to be withheld from Parent employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case in this Section 3.14(b) as would not reasonably be expected to have a Parent Material Adverse Effect.

          (c)   Except as otherwise set forth in Schedule 3.14(c) of the Parent Disclosure Schedule, (i) all contracts of employment to which Parent or, to the knowledge of Parent, any of its Subsidiaries is a party are terminable by Parent or its Subsidiaries on three months' or less notice without penalty; (ii) there are no legally binding established practices, plans or policies of Parent or, to the knowledge of Parent, any of its Subsidiaries, in relation to, the termination of employment of any of its employees (whether voluntary or involuntary); (iii) neither Parent nor, to the knowledge of Parent, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Schedule 3.14(c) of the Parent Disclosure Schedule; and (iv) there is no term of employment of any employee of Parent or, to the knowledge of Parent, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

          (d)   Schedule 3.14(d) of the Parent Disclosure Schedule sets forth a list of the Parent's employees as of the date hereof including such employee's job title, current compensation rate, and accrued unpaid leave or vacation.

          (e)   Schedule 3.14(e) of the Parent Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.

          (f)    Schedule 3.14(f) of the Parent Disclosure Schedule sets forth a list of each employment agreement to which Parent is a party that contains change of control provisions.

          (g)   Schedule 3.14(g) of the Parent Disclosure Schedule sets forth a list of the Parent employees that have not executed a confidentiality agreement or an invention assignment agreement with Parent, the forms of which agreements have been provided to the Company.

        3.15    Registration Statement; Proxy Statement/Prospectus.

          (a)   The information to be supplied by Parent for inclusion (or incorporation by reference, as the case may be) in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (b)   The information to be supplied by Parent for inclusion (or incorporation by reference, as the case may be) in the Proxy Statement shall not on the date the Proxy Statement is first mailed to the stockholders of the Company and Parent, at the time of the Company Stockholder Meeting or Parent Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or otherwise necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by Parent and the Company for the Company Stockholder Meeting or Parent Stockholder Meeting which has in the interim become false or misleading in any material respect.

          (c)   The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

        3.16    Properties and Assets.

          (a)   Other than the properties and assets disposed of by Parent and its Subsidiaries in the ordinary course of business since the Parent's Most Recent Balance Sheet Date, Parent and its Subsidiaries have good and valid title to or, with respect to leased property, valid leasehold interests in, all of their respective properties, interests in material properties and assets, real and personal, in each case free and clear of Liens, except in each case in this Section 3.16 as would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   Except as would not reasonably be expected to have a Parent Material Adverse Effect, the facilities, property and equipment owned, leased or otherwise used by Parent or any of its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are presently used.

        3.17    Insurance.

          (a)   Schedule 3.17 of the Parent Disclosure Schedule sets forth a list of each insurance policy and all material claims made under such policies that have been paid since January 1, 2002. Parent maintains policies of insurance against loss relating to its and its Subsidiaries' business, assets and operations and each such policy is in full force and effect (the "Parent Insurance Policies"). All premiums due and payable under the Parent Insurance Policies have been paid on a timely basis and Parent and its Subsidiaries are in compliance in all material respects with all other terms thereof. Complete and correct copies of the Parent Insurance Policies have been made available to the Company.

          (b)   Neither Parent nor any of its Subsidiaries has received notice from any insurance carrier regarding: (i) any cancellation or invalidation of such insurance or (ii) refusal of any coverage or rejection of any material claim under any Parent Insurance Policies.

        3.18    Taxes.

          (a)   Each of Parent and its Subsidiaries has timely filed all material federal, state, local and foreign Returns relating to any and all Taxes concerning or attributable to Parent or any of its Subsidiaries or to their operations, and all such Returns are complete and correct in all material respects.

          (b)   Each of Parent and its Subsidiaries (i) has paid all Taxes it is obligated to pay as reflected on the Returns or otherwise to the extent such payment was legally due; and (ii) has withheld all federal, state, local and foreign Taxes required to be withheld with respect to its employees or otherwise, except for any failure to pay or withhold that would not reasonably be expected to have a Parent Material Adverse Effect and any Taxes for which there have been proper accruals under GAAP and are reserved on the Parent's Most Recent Balance Sheet in accordance with subsection (d).

          (c)   There is no material Tax deficiency proposed in writing or assessed against Parent or any of its Subsidiaries that is not accurately reflected as a liability on the Parent's Most Recent Balance Sheet, nor has Parent or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for assessment or collection of any material Tax which waiver or extension is currently in effect.

          (d)   Neither Parent nor any of its Subsidiaries has any material liability for unpaid Taxes that has not been properly accrued for under GAAP and reserved for on the Parent's Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise or which accrued after the Parent's Most Recent Balance Sheet Date in the ordinary course of business.

          (e)   Neither Parent nor Merger Sub have taken any action or agreed to take any action, or knows of any fact or circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        3.19    Environmental Matters.

          (a)   Parent is in compliance in with all Environmental Laws, which compliance includes the possession by Parent and its Subsidiaries of all Material Permits required under all Environmental Laws and compliance with the terms and conditions thereof, in each case except where the failure to so comply would not reasonably be expected to have a Parent Material Adverse Effect.

          (b)   Parent has not received any written communication, whether from a Governmental Authority or other Person, that alleges that either Parent or any of its Subsidiaries is not in compliance with any Environmental Laws or any Material Permit required under any applicable Environmental Law, or that it is liable under any Environmental Law, or that it is responsible (or potentially responsible) for the remediation of any Materials of Environmental Concern at, on or beneath its facilities or at, on or beneath any land adjacent thereto or any other property, and, to the knowledge of Parent, there are no conditions existing at such facilities that would reasonably be expected to prevent or interfere with such full compliance or give rise to such liability in the future. Parent has no knowledge of any condition at any of the properties leased by Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect.

          (c)   To the knowledge of Parent, there are no past or present facts, circumstances or conditions, including the release of any Materials of Environmental Concern, that could reasonably be expected to give rise to any material liability or result in a material claim against Parent or any of its Subsidiaries under any Environmental Law, except as would not reasonably be expected to have a Parent Material Adverse Effect.

          (d)   Parent has made available to the Company true, complete and correct copies of all of Parent's environmental audits, assessments and documentation since January 1, 2003 regarding environmental matters pertaining to, or the environmental condition of, its facilities or the compliance (or non-compliance) by Parent and its Subsidiaries with any Environmental Laws.

          (e)   To the knowledge of Parent, none of the facilities ever used by Parent or any of its Subsidiaries has been a site for the use, generation, manufacture, discharge, assembly, processing, storage, release, disposal or transportation to or from of any Materials of Environmental Concern, except for Materials of Environmental Concern used in the ordinary course of business of Parent and its Subsidiaries, all of which Materials of Environmental Concern, to the knowledge of Parent, have been stored and used in compliance with all Material Permits and Environmental Laws, except where the failure to so comply would not reasonably be expected to have a Parent Material Adverse Effect.

          (f)    Neither Parent nor any of its Subsidiaries is the subject of any federal, state, local or private litigation, proceedings, administrative action, or, to the knowledge of the Parent, investigation involving a demand for damages or other potential liability under any Environmental Laws, and neither Parent nor any of its Subsidiaries has received or is subject to any order or decree of any Governmental Authority relating to a violation of Environmental Laws, except for any such litigation, proceeding, administrative action, investigation, liability, order, decree or violation that would not reasonably be expected to have a Parent Material Adverse Effect.

          (g)   To the knowledge of Parent, no underground storage tanks or surface impoundments exist on any property currently owned or leased by Parent or its Subsidiaries.

        3.20    Intellectual Property.

          (a)   Each of Parent and its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets and registered domain names and all applications for registration therefor (collectively, the "Parent Intellectual Property Rights") and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the "Parent Intellectual Property"), in each case as is necessary to conduct their respective businesses as presently conducted and as currently proposed to be conducted, the absence of which would be considered reasonably likely to result in a Parent Material Adverse Effect.

          (b)   All Parent Intellectual Property Rights that have been registered with any Governmental Authority are valid and subsisting, except as would not reasonably be expected to have a Parent Material Adverse Effect. As of the Closing Date, in connection with such registered Parent Intellectual Property Rights, all necessary registration, maintenance and renewal fees will have been paid and all necessary documents and certificates will have been filed with the relevant Governmental Authorities.

          (c)   Neither Parent nor any of its Subsidiaries is, or will as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to Parent Intellectual Property Rights, or any licenses, sublicenses or other agreements as to which Parent or any of its Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries uses any Third Party Intellectual Property Rights, the breach of which would be reasonably likely to result in a Parent Material Adverse Effect.

          (d)   Neither Parent nor any of its Subsidiaries has been named as a defendant in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Third Party Intellectual Property Right and, except as set forth in Schedule 3.20(d) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has received any notice or other communication (in writing or otherwise) of any actual or alleged infringement, misappropriation or unlawful or unauthorized use of any Third Party Intellectual Property. With respect to its marketed products, Parent does not, to its knowledge, infringe any third party intellectual property rights. With respect to its product candidates and products in research or development, after the same are marketed, Parent will not, to its knowledge, infringe any third party intellectual property rights.

          (e)   To the knowledge of Parent and its Subsidiaries, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of any Parent Intellectual Property Rights in a manner that has a material impact on the business of Parent or any of its Subsidiaries, except for such infringement, misappropriation or unlawful or unauthorized use as would be reasonably expected to have a Parent Material Adverse Effect.

        3.21    Certain Business Practices.    Neither Parent, its Subsidiaries or, to the knowledge of the Parent, any director, officer, employee or agent of the Parent has, in the course of his or her duties on behalf of Parent, except as would not reasonably be expected to have a Parent Material Adverse Effect: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or (d) made any other unlawful payment. Except as would not reasonably be expected to have a Parent Material Adverse Effect, no Person has submitted to Parent, any Subsidiary or any member of the Board of Directors of either Parent or any Subsidiary any written complaint concerning any material violation of Law, or any notice concerning the violation or potential violation of the federal securities or other Law, with respect to Parent or any Subsidiary, or any officer, director, employee or agent of either Parent or any Subsidiary, or concerning any violations or potential violations of Parent's or any Subsidiary's corporate code of conduct or code of ethics, in each case whether such notices or complaints are made pursuant to the provisions of SOX or otherwise.

        3.22    Government Contracts.    Neither Parent nor any of its Subsidiaries has been suspended or debarred from bidding on contracts with any Governmental Authority, and no such suspension or debarment has been initiated or, to the knowledge of Parent, threatened, except for any such suspension or debarment that would not reasonably be expected to have a Parent Material Adverse Effect.

        3.23    Brokers.    No broker, financial advisor, investment banker or other financial intermediary is entitled to any fee, commission or expense reimbursement in connection with the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, other than S.G. Cowen & Co.

        3.24    Interested Party Transactions.    Between January 1, 2004 and the date of this Agreement, no event has occurred that would be required to be reported by Parent as a "Certain Relationship or Related Party Transaction" pursuant to Item 404 of Regulation S-K, which has not been previously reported.

        3.25    Opinion of Financial Advisor.    Parent has received the opinion of its financial advisor, S.G. Cowen & Co., dated as of the date of this Agreement, to the effect that, in its opinion, as of such date the consideration to be paid by Parent in the Merger is fair, from a financial point of view, to Parent. Parent will provide a complete and correct copy of such opinion to the Company as promptly as practicable following the date hereof.

        3.26    Interim Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated in this Agreement.

        3.27    Ownership of Company Common Stock.    Neither Parent nor any of Parent's "Affiliates" or "Associates" directly or indirectly "owns," and at all times since January 1, 2004, neither Parent nor any of Parent's Affiliates directly or indirectly has "owned," beneficially or otherwise, 15% or more of the outstanding Company Common Stock, as those terms are defined in Section 203 of the DGCL.

        3.28    Parent Rights Agreement.    Parent has taken all necessary action to ensure that the provisions of the Parent Rights Agreement shall be inapplicable to the Merger and the transactions contemplated hereby (including the execution, delivery and performance of the Parent Voting Agreements), including, without limitation, amending the Parent Rights Agreement to provide that (i) neither the Company nor any other party to any Parent Voting Agreement shall be deemed to be an Acquiring Person (as defined in the Parent Rights Agreement) and (ii) neither a Share Acquisition Date (as defined in the Parent Rights Agreement) nor a Distribution Date (as defined in the Parent Rights Agreement) shall be deemed to occur, and the Rights will not separate from the Parent Common Stock, as a result of the execution, delivery or performance of the Parent Voting Agreements.

        3.29    Full Disclosure.    No representation or warranty by Parent in this Agreement or in any certificate furnished or to be furnished by Parent to the Company pursuant to the provisions hereof, as such information may be modified by the Parent Disclosure Schedule, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made and as of the date so made, in order to make the statements herein or therein not misleading.

4.    CONDUCT OF BUSINESS PENDING THE MERGER

        4.1    Conduct of Business by Company Pending the Merger.

          (a)   The Company covenants and agrees that, beginning on the date hereof and ending at the earlier to occur of the Closing or such earlier time as this Agreement is terminated in accordance with Section 7 (such period being hereinafter referred to as the "Interim Period"), except as expressly provided or permitted by this Agreement or set forth in Section 4.1 of the Company Disclosure Schedule or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld), the Company shall, and shall cause the Company Subsidiary to, use its commercially reasonable efforts to: (i) conduct its business only in the ordinary course of business, consistent with past practice; (ii) not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice; and (iii) preserve intact its business organization, properties and assets, keep available the services of its officers and other key employees, maintain in effect all Company Material Contracts, and preserve its relationships with customers, licensees, suppliers and other Persons with which they have business relations. By way of amplification and not limitation, except as expressly permitted by this Agreement or as set forth on Schedule 4.1 of the Company Disclosure Schedule, neither the Company nor the Company Subsidiary shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

              (i)  amend their Certificate of Incorporation, Bylaws or other equivalent organizational documents, or otherwise alter their corporate structure through merger, liquidation, reorganization or otherwise;

             (ii)  issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, of the Company or the Company Subsidiary (except for the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants);

            (iii)  redeem, repurchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any equity interest in or securities of any of its Subsidiaries, other than (i) repurchases of Company Common Stock pursuant to any right of repurchase pursuant to Restricted Stock Agreements between the Company and the holder of such shares of Company Common Stock and (ii) in connection with any "cashless exercise" of any Company Stock Options in accordance with the terms of the Company Stock Plans;

            (iv)  sell, transfer, pledge, dispose of or encumber any material properties, facilities, equipment or other assets, except for (A) sales of inventory in the ordinary course of business and (B) sales of equipment in the ordinary course of business where, in the case of clause (B) only, any such sales do not exceed $100,000 individually or $250,000 in the aggregate;

             (v)  declare, set aside or pay any dividend or other distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of its capital stock or other equity interests (except that the Company Subsidiary may declare and pay cash dividends to the Company);

            (vi)  split, combine or reclassify any shares of its capital stock or other securities or equity interests, or, except as set forth in Section 4.1(b)(ii) above, issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests;

           (vii)  other than in the ordinary course of business and consistent with past practice, sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any Company Intellectual Property Rights, or amend or modify in any material respect any existing material agreements with respect to any Company Intellectual Property Rights;

          (viii)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise) an interest in any corporation, limited liability company, partnership, joint venture or other business organization or division thereof;

            (ix)  incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's Subsidiaries entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans, advances or enter into any financial commitments or lease commitments, except in each case as otherwise permitted under any loan or credit agreement to which the Company or the Company Subsidiary is a party as of the date of this Agreement, provided, however, that such amounts as otherwise permitted under such loan or credit agreement shall not exceed $100,000 in the aggregate;

             (x)  make any capital expenditures which, when added together with all other capital expenditures made by the Company since the date of this Agreement (other than those capital expenditures set forth on Schedule 4.1), exceed $200,000;

            (xi)  take or permit to be taken any action to: (A) increase the compensation payable to its officers or employees, except for increases in salary or wages required by agreements entered into prior to the date of this Agreement; (B) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, its officers; (C) grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee; (D) enter into any collective bargaining agreement; (E) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees; (F) pay any bonuses in amounts greater than those accrued on the Company's balance sheet through December 31, 2005 and as contemplated under the Company's bonus program in effect as of December 31,

    2005; or (G) hire any employee at a level of Vice President or above or with an annual base salary in excess of $125,000, or promote any employee to Vice President or above (except in order to fill those positions that are set forth on Schedule 4.1(xi) hereto).

           (xii)  make any changes to the personnel or business policies of the Company;

          (xiii)  change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable), unless required by statutory accounting principles or GAAP;

          (xiv)  create, incur, suffer to exist or assume any Lien on any of its material properties, facilities or other assets, other than any Lien for Taxes not yet due and any Lien that would not reasonably be expected to have a Company Material Adverse Effect;

           (xv)  other than in the ordinary course of business and consistent with past practice, (A) enter into any Company Material Contract other than a Company Material Contract that is terminable by Company with not more than 60 days prior written notice and without payment of any financial termination fee or penalty; (B) modify, amend or transfer in any material respect or terminate (other than in accordance with its terms) any Company Material Contract or waive, release or assign any material rights or claims thereto or thereunder; (C) enter into or extend any lease with respect to real property; or (D) initiate or participate in any new research, clinical trials or clinical trial or development programs;

          (xvi)  enter into any agreement, or amend the terms of any existing agreement, which grants to any Person exclusive supply, manufacturing, production, marketing or distribution rights with respect to any of its products or technologies;

         (xvii)  make any Tax election or settle or compromise any material federal, state, local or foreign Tax liability, or agree to an extension of a statute of limitations with respect thereto;

        (xviii)  except as set forth on Schedule 4.1 of the Company Disclosure Schedule, engage in settlement discussions with respect to, pay, discharge, satisfy or settle any material litigation or waive, assign or release any rights or claims with respect thereto, other than settlements (A) that do not involve any liability or obligation on the part of the Company or the Company Subsidiary, or (B) involving only the payment of cash not in excess of $500,000 in the aggregate and no admission being made with respect to (i) any criminal wrongdoing or (ii) the invalidity or unenforceability of, or any infringement with respect to, any Company Intellectual Property Rights;

          (xix)  except as contemplated by Section 1.9 or as required by the Company Stock Plans, accelerate or otherwise amend the terms of any outstanding options under the Company Stock Plans;

           (xx)  fail to maintain in full force and effect all insurance policies currently in effect, or permit any of the coverage thereunder to lapse, in each case without simultaneously securing replacement insurance policies which will be in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;

          (xxi)  take any action that (without regard to any action taken, or agreed to be taken, by Parent or any of its Affiliates) would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

         (xxii)  take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action would reasonably be expected to result in either (A) any of the representations and warranties of the Company set forth in Section 2 of this Agreement becoming untrue in any material respect or (B) any of the conditions to the Closing set forth in Section 6 of this Agreement not being satisfied as of the Closing Date;

        (xxiii)  other than in the ordinary course of business and consistent with past practice, enter any agreement with respect to Company Intellectual Property Rights or with respect to Company Intellectual Property Rights or with respect to the intellectual property of any third party, or enter into any collaboration, co-marketing or co-promotion agreement regarding any of the Company's compounds or otherwise extend, modify or amend any rights with respect to the foregoing, in each case, other than with respect to any such agreement that is terminable by the Company with not more than 60 days prior written notice and without payment of any termination fee or penalty; or

        (xxiv)  enter into any agreement or contract to do any of the foregoing.

Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiary's operations. If the Company desires to take an action that requires the prior written consent of Parent pursuant to this Section 4.1(a), the Company shall deliver to Parent a written request for such written consent, accompanied by a reasonably detailed description of the action sought to be taken and reasonable documentation and other information supporting the Company's request. If Parent reasonably seeks any additional documentation or other information in order to decide whether to approve the Company's request, then the Company shall supply such additional documentation or other information to Parent as promptly as reasonably practicable. Parent shall use commercially reasonable efforts to approve or deny the Company's request within five Business Days after Parent has received all documentation and other information supporting the Company's request, including any additional documentation or other information sought by Parent. The Company shall provide any request pursuant to this Section 4.1(a) in accordance with Schedule 4.1(a) of the Company Disclosure Schedule, as well as to the persons identified in Section 8.2 hereof in accordance with the procedures set forth therein. If no such consent or denial is received by the Company by the conclusion of such five Business Day period, Parent shall be deemed to have granted its consent to the action set forth in such request.

          (b)   During the Interim Period, the Company shall, and shall cause the Company Subsidiary to: (i) solicit and accept customer orders in the ordinary course of business; and (ii) cooperate with Parent in communicating with suppliers, collaborators, customers and licensors to facilitate the post-Closing integration of the business of the Company and the Company Subsidiary with the business of Parent and its Subsidiaries.

        4.2    Conduct of Business by Parent Pending the Merger.

        Parent covenants and agrees that, during the Interim Period, except as expressly provided or permitted by this Agreement or set forth in Section 4.2 of the Parent Disclosure Schedule or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business only in the ordinary course of business, consistent with past practice and (ii) not take any action, or fail to take any action, except in the ordinary course of business, consistent with past practice. By way of amplification and not limitation, except as expressly provided or permitted by this Agreement or as set forth in Section 4.2 of the Parent Disclosure Schedule, during the Interim Period, Parent shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

              (i)  amend its Certificate of Incorporation or Bylaws;

             (ii)  amend Merger Sub's Certificate of Incorporation or Bylaws;

            (iii)  engage in any repurchase at a premium, recapitalization, restructuring or reorganization with respect to any of Parent's capital stock;

            (iv)  declare, set aside or pay any extraordinary dividend or other extraordinary distribution (whether in cash, stock or other securities or property, or any combination thereof) in respect of any of Parent's capital stock;

             (v)  acquire (by merger, consolidation, acquisition of stock or assets or otherwise) a significant portion of the capital stock or other equity interests in, or assets of, any corporation, limited liability company, partnership, joint venture or other business organization or division thereof, or enter into any definitive agreement with respect thereto, unless such acquisition or the entering into of such definitive agreement would not reasonably be likely to delay the effectiveness of the Registration Statement or the convening of the Company Special Meeting or the Parent Special Meeting or delay the receipt of any consent or approval of any Governmental Authority or other third party necessary to consummate the Merger or make it reasonably likely that any such consent or approval would not be forthcoming in a timely manner;

            (vi)  take any action that (without regard to any action taken, or agreed to be taken, by the Company or any of its Affiliates) would be reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

           (vii)  take any action or fail to take any reasonable action permitted by this Agreement if such action or failure to take action would reasonably be expected to result in either (A) any of the representations and warranties of Parent or Merger Sub set forth in Section 3 of this Agreement becoming untrue in any material respect or (B) any of the conditions to the Closing set forth in Section 6 of this Agreement not being satisfied as of the Closing Date; or

          (viii)  enter into any agreement or contract to do any of the foregoing.

        If Parent desires to take an action that requires the prior written consent of the Company pursuant to this Section 4.2, Parent shall deliver to the Company a written request for such written consent, accompanied by a reasonably detailed description of the action sought to be taken and reasonable documentation and other information supporting Parent's request. If the Company reasonably seeks any additional documentation or other information in order to decide whether to approve Parent's request, then Parent shall supply such additional documentation or other information to the Company as promptly as reasonably practicable. The Company shall use commercially reasonable efforts to approve or deny Parent's request within five Business Days after the Company has received all documentation and other information supporting Parent's request, including any additional documentation or other information sought by the Company. Parent shall provide any request pursuant to this Section 4.2 in accordance with Section 4.2 of the Parent Disclosure Schedule, as well as to the persons identified in Section 8.2 hereof in accordance with the procedures set forth therein. If no such consent or denial is received by Parent by the conclusion of such five Business Day period, the Company shall be deemed to have granted its consent to the action set forth in such request.

        4.3    No Solicitation of Transactions.

          (a)   The Company shall, and shall cause its officers, directors, auditors, attorneys and financial advisors (each, a "Representative") and any other agents to, immediately cease any discussions, negotiations or communications with any party or parties that commenced prior to the date of this Agreement with respect to any Competing Proposal. As used in this Agreement, a "Competing Proposal" means any proposal or offer (other than this Agreement and the Merger), whether in writing or otherwise, from any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof (a "Third Party"), to acquire (i) assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company, or (ii) beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions.

          (b)   During the Interim Period, the Company shall not, nor shall it authorize or permit any Representative of the Company or the Company Subsidiary to, (i) solicit, initiate or encourage, or otherwise facilitate, directly or indirectly, any inquiries relating to, or the submission of, any Competing Proposal, (ii) directly or indirectly solicit, initiate, encourage or participate in or otherwise facilitate any discussions or negotiations regarding any Competing Proposal or (iii) furnish to any Third Party any information or data for the purpose of encouraging or facilitating, or, except as required by applicable Law, provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly, directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Proposal. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 4.3 by any Representative of the Company or the Company Subsidiary shall be deemed to be a breach by the Company of this Section 4.3. Notwithstanding the foregoing, if, prior to obtaining the Company Stockholder Approval, (i) the Company has complied with this Section 4.3, and (ii) the Company Board of Directors reasonably determines in good faith that a Competing Proposal constitutes or would reasonably be expected to lead to a Superior Competing Proposal (as such term is defined below), then, to the extent that a majority of the members of the Company Board of Directors determines in good faith, after consultation with the Company's outside counsel, that the failure to do so could reasonably be expected to constitute a breach by the Company Board of Directors of its fiduciary duties to the holders of Company Common Stock under Law or writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority (each, an "Order"), the Company may, subject to the Company's providing prompt (but in any event within twenty-four (24) hours) prior written notice to Parent of its decision to take such action and compliance by the Company with Section 4.3(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to the Company than the Confidentiality Agreement (as defined in Section 5.4(b) hereof), provided that all such information not already provided to the Parent is provided to the Parent prior to or as soon as reasonably practicable (but in any event within twenty-four (24) hours) after it is provided to such Third Party. For purposes of this Agreement, "Superior Competing Proposal" shall mean a bona fide, unsolicited written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, sale of shares of stock, sale of assets, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the capital stock of the Company then outstanding or more than 50% of the consolidated total assets of the Company and its Subsidiaries (i) on terms the Company's Board of

  Directors determines in good faith (after consulting the Company's outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer, are more favorable from a financial point of view to the holders of Company Common Stock than the Merger and the other transactions contemplated by this Agreement, and (ii) such Competing Proposal is reasonably capable of being consummated.

          (c)   Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Merger, this Agreement, the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained herein, and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements (each, a "Transaction Document"), the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith, (ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Proposal, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Proposal ("Acquisition Agreement"), (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement (written or oral) requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (v) take any action necessary to render the provisions of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination", or other anti-takeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL, inapplicable to any Competing Proposal, or (vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to or would reasonably be expected to lead to, any Competing Proposal. Notwithstanding the foregoing, prior to obtaining the Company Stockholder Approval, the Company Board of Directors may, in response to a Superior Competing Proposal that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of Section 4.3(b), if it determines in good faith (after consultation with the Company's outside legal counsel) that the failure to do so could reasonably be expected to result in a breach of the fiduciary duties of the Company Board of Directors to the Company stockholders under Law or any Order, (1) withdraw or modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger, or the transactions contemplated hereby or by the Transaction Documents, or (2) terminate the Agreement in accordance with Section 7.1(e), but in each case only (x) at a time that is after the fifth (5th) Business Day following Parent's receipt of written notice advising Parent that the Company Board of Directors is prepared to take such action (during which period the Company shall negotiate in good faith with Parent concerning any amendment of the terms of the Merger by Parent or Merger Sub or any proposal by Parent or Merger Sub to amend the terms of this Agreement or the Merger (a "New Parent Proposal")), specifying therein all of the terms and conditions of such Superior Competing Proposal, and identifying the Person or group making such Superior Competing Proposal and (y) if, after the end of such five (5) Business Day period, the Company Board of Directors determines in good faith (after consultation with the Company's outside legal counsel and financial advisor) that such proposed transaction continues to be a Superior Competing Proposal, after taking into account any New Parent Proposal. Except as otherwise required by the fiduciary duties of the Company Board of Directors in accordance with the provisions of this Section 4.3, the Company shall not during the term of this Agreement release any Third Party from, or agree to amend or waive any provision of any confidentiality agreement, and the Company shall use its best efforts to enforce, to the fullest extent permitted by Law, each confidentiality agreement entered into pursuant to this Section 4.3 and any other confidentiality agreement to which the Company is or becomes a party.

          (d)   In addition to the obligations set forth in Sections 4.3(a), (b) and (c), the Company shall advise Parent orally and, if requested by Parent, in writing of (i) any Competing Proposal or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to any Competing Proposal received by any officer or director of the Company or, to the knowledge of the Company, other Representative of the Company, (ii) the terms and conditions of such Competing Proposal (including a copy of any written proposal) and (iii) the identity of the person or group making the offer, proposal or inquiry for any such Competing Proposal immediately (but in any event within twenty-four (24) hours) following receipt by the Company or any officer or director of the Company or, to the knowledge of the Company, any other Representative of the Company of such Competing Proposal offer, proposal or inquiry. If the Company or the Company Subsidiary or any of their respective Affiliates or Representatives participates in substantive discussions or any negotiations with, or provides material information in connection with any such Competing Proposal, the Company shall keep Parent advised on a current basis of any developments with respect thereto. The Company agrees to notify Parent promptly (and in any event within twenty-four (24) hours) if the Company Board of Directors determines that a Competing Proposal is not a Superior Competing Proposal.

          (e)   Nothing contained in this Section 4.3 or any other provision hereof shall (i) preclude the Company from making any accurate and complete disclosure of any material facts, including the fact that a Competing Proposal has been submitted to the Company, if: (A) the Company Board of Directors determines in good faith, after taking into account the advice of the Company's outside legal counsel, that such disclosure is required by the fiduciary duties of the Company Board of Directors or by applicable Law; and (B) the Company shall have provided Parent with reasonable advance notice of the content of such disclosure; or (ii) preclude the Company or the Company Board of Directors from complying with Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act and disclosing a position with respect to a Competing Proposal (except that, except as otherwise provided in this Section 4.3, the Company Board of Directors shall not be permitted to withdraw or modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger or this Agreement and the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained herein, or (ii) approve or recommend a Competing Proposal, or propose publicly to approve or recommend a Competing Proposal.

          (f)    Nothing in this Section 4.3 shall permit the Company to terminate this Agreement (except as expressly provided in Section 7).

5.    ADDITIONAL AGREEMENTS

        5.1    Proxy Statement/Prospectus; Registration Statement.

          (a)   As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Registration Statement, of which the Proxy Statement will constitute a part, in form and substance reasonably satisfactory to each of the Parties. Each of the Parties shall respond to any comments of the SEC and use their respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Parent shall cause the Registration Statement to remain effective for a period ending on the earlier to occur of (i) five (5) years following the date of the Closing or (ii) the date on which no Warrant issued pursuant to this Agreement shall remain unexercised (the "Effectiveness Period"). The Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably required or requested by Parent in connection with such actions and the preparation of the Registration Statement. The Company and Parent shall cause the Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Registration Statement shall have become effective under the Securities Act.

          (b)   As promptly as practicable after the date of this Agreement, the Parties shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Law relating to the Merger and the other transactions contemplated by this Agreement (collectively, the "Other Filings").

          (c)   Each of the Parties shall notify the other promptly of the receipt of any comments from the SEC (or its staff) and of any request by the SEC (or its staff) or any other Government Authority for amendments or supplements to the Registration Statement, the Proxy Statement or any Other Filing for additional information, and shall promptly supply the other with copies of all correspondence between such Party or any of its representatives, on the one hand, and the SEC, its staff or any other Government Authority, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any Other Filings.

          (d)   The Parties shall cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. Whenever any event occurs which is required under the Securities Act, the Exchange Act or other Law to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any Other Filing, each Party, as the case may be, shall promptly inform the other of such occurrence, provide the other Party reasonable opportunity under the circumstances to review and comment, and cooperate in filing with the SEC, its staff or any other Governmental Authority, and/or mailing to stockholders of the Company, such amendment or supplement.

          (e)   The Proxy Statement shall include the Parent Board Recommendation and, subject to Section 4.3(c), the Proxy Statement shall include the Company Board Recommendation.

        5.2    Meeting of Company Stockholders.

          (a)   As soon as practicable following the date upon which the Registration Statement becomes effective with the SEC, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of and hold the Company Stockholder Meeting.

          (b)   Once the Company Stockholder Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholder Meeting (other than for the absence of a quorum) without the prior written consent of Parent.

          (c)   Subject to Section 4.3(c), the Company's Board of Directors shall recommend that the Merger be approved and this Agreement be approved and adopted by the stockholders of the Company. The Company's Board of Directors shall submit this Agreement to the stockholders of the Company, whether or not the Company's Board of Directors at any time changes, withdraws or modifies the Board Recommendation. As long as the Company's Board of Directors has not so changed, withdrawn or modified the Board Recommendation (to the extent permitted under the terms of this Agreement), the Company shall solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by the DGCL and its Certificate of Incorporation to authorize and approve the Merger. Without limiting the generality of the foregoing: (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Stockholder Meeting as required by this Section 5.2 shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation; and (ii) subject to Sections 4.3 and 7 hereof, the Company agrees that its obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Competing Proposal.

          (d)   Notwithstanding anything to the contrary contained in this Agreement, the Company, may adjourn or postpone the Company Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders.

        5.3    Meeting of Parent Stockholders.

          (a)   As soon as practicable following the date upon which the Registration Statement becomes effective with the SEC, Parent shall take all action necessary in accordance with the DGCL, its Certificate of Incorporation and Bylaws, and the rules of the NNM to duly call, give notice of and hold the Parent Stockholder Meeting.

          (b)   Once the Parent Stockholder Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Stockholder Meeting (other than for the absence of a quorum) without the prior written consent of the Company.

          (c)   Parent's Board of Directors shall make the Parent Board Recommendation. Parent shall solicit from stockholder of Parent proxies in favor of the issuance of shares of Parent Common Stock in connection with the Merger and shall take all other action reasonably necessary or advisable to secure the Parent Stockholder Approval. Parent agrees that its obligation to duly call, give notice of, convene and hold the Parent Stockholder Meeting as required by this Section 5.3 shall not be affected by the withdrawal, amendment or modification of the Parent Board Recommendation.

          (d)   Notwithstanding anything to the contrary contained in this Agreement, the Parent may adjourn or postpone the Parent Stockholder Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Parent's stockholders.

        5.4    Access to Information; Confidentiality.

          (a)   Upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, Parent and the Company shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other Party reasonable access, during the Interim Period, to all its properties, books, contracts, commitments and records and, during such period, furnish promptly to the other Party such information concerning its business, properties, personnel and pending or threatened litigation (to the extent that such Party's receipt of such information does not affect any privilege relating to the producing Party), as the other Party may reasonably request. Parent and the Company shall make available to the other, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, the appropriate individuals for discussion of its business, properties, personnel and pending or threatened litigation (to the extent that such Party's receipt of such information does not affect any privilege relating to the producing Party) as the other may reasonably request. Without limiting the foregoing, the Company shall keep Parent updated as to any and all developments with respect to the pending litigation and other matters set forth on Schedule 2.12 of the Company Disclosure Schedule, and shall consult with Parent prior to engaging in any discussions with third parties, or making any strategic decisions, with respect to such matters. No investigation pursuant to this Section 5.4(a) shall affect any representations or warranties of Parent or the Company contained herein or the conditions to the obligations of Parent or the Company hereto.

          (b)   The Parties shall keep all information obtained pursuant to Section 5.4(a) confidential in accordance with the Confidentiality Agreement dated as of October 18, 2005 as amended on December 6, 2005 and as further amended on January 21, 2006 (the "Confidentiality Agreement"), between Parent and the Company.

        5.5    Commercially Reasonable Efforts; Further Assurances.

          (a)   Parent and the Company shall use their commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Section 6, as applicable to each of them. Each Party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary and consistent with this Agreement to effect the consummation of the Merger and other transactions contemplated by this Agreement.

          (b)   Subject to the terms and conditions hereof, the Company and Parent agree to use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to promptly consummate and make effective the Merger and other transactions contemplated by this Agreement, including using their respective commercially reasonable efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company or its Subsidiaries as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which Parent and the Company shall cooperate with each other in connection with the making of all such registrations and filings, including providing copies of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will consider in good faith reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any Party to consummate the Merger or other transactions contemplated hereby and to prevent, with respect to any threatened or such injunction, restraining order or other such ruling, the issuance or entry thereof.

          (c)   Each of Parent and the Company (i) shall as promptly as practicable and in any event within ten (10) Business Days of the date hereof, make the filings required of such party or any Subsidiary under the HSR Act with respect to the transactions contemplated by this Agreement;

  (ii) agrees to use its commercially reasonable efforts to negotiate with the United States Federal Trade Commission, the United States Department of Justice and/or any other Governmental Authority in respect of such filings to prevent the issuance of any requests for additional information, documents or other materials under the HSR Act; provided that, (x) if such a request is about to be issued notwithstanding the parties' efforts, the parties shall discuss the withdrawal and refiling of the filings to avoid the issuance of such a request and to enable the parties to continue to attempt to resolve the issues raised by any Governmental Authority in connection with the filings without the need to respond to any such request, and each of the parties shall have the option of withdrawal and refiling, and that, (y) if any such requests are nonetheless issued, to seek modification of same and comply at the earliest practicable date with respect thereto, as modified; and (iii) shall act in good faith and reasonably cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any antitrust Law ("Antitrust Laws") with respect to any such filing or any such transaction. To the extent not prohibited by Law, each party to this Agreement shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement. Each of the Company and Parent shall give the other reasonably prompt notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such filings or any such transaction. None of the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other prior notice (if practicable) of the meeting and discussing with Parent or the Company, as the case may be, the advisability of Parent's or the Company's representatives, as the case may be, participating in such meeting or conversation. Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Notwithstanding the foregoing, nothing in this Section shall be deemed to require either Parent or the Company (unless, in the case of the Company, Parent agrees thereto) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing consents, approvals and authorizations of Governmental Authorities and having theretofore used reasonable best efforts hereunder to avoid having to take, or to otherwise mitigate, any such action, make any such commitment or agree to any such condition or restriction that would reasonably be expected to have either a Company Material Adverse Effect or a material adverse effect on the business, assets, properties, prospects, results of operations or financial condition of Parent and its Subsidiaries (taken as a whole), or that would result in a material limitation of the benefits expected to be derived by Parent as a result of the Merger and other transactions contemplated hereby.

        5.6    Employee Benefits.

          (a)    Change of Control Severance Arrangements.    At the Effective Time, Parent agrees to assume the change of control severance arrangements listed in Schedule 2.14(a) of the Company Disclosure Schedule and to perform the Company's obligations thereunder in the same manner and to the same extent as the Company would be required thereunder to perform such obligations in the absence of such assumption.

          (b)    Accrued Vacation and Paid Time Off.    Any accrual of, or right to take, any accrued but unused personal, sick or vacation time to which any employee of the Company or the Company Subsidiary immediately prior to the Effective Time who becomes and remains an employee of the Parent or the Surviving Corporation following the Effective Time (a "Continuing Employee") is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time shall be taken into account by Parent in determining credit for such accrued but unused time to the same extent as would apply under a comparable plan of the Company; and provided, however, that the Company shall, to the extent required by law, pay in cash an amount equal to such accrued personal, sick and vacation time to any Continuing Employees whose employment terminates for any reason subsequent to the Effective Time. At or prior to the Closing Date, the Company will deliver to Parent a schedule of accrued amounts to be taken into account or paid out pursuant to this Section 5.6(b) as of the Closing Date.

          (c)    Service Credit.    Following the Effective Time, each Continuing Employee shall be given full credit for prior service with the Company or its Subsidiary (and to the extent such prior service would be credited by comparable plans of the Parent, with any prior employer) for purposes of (a) eligibility and vesting under any Continuing Employee Plans (as defined below) and (b) with respect to a Continuing Employee Plan which is also a Company Employee Plan, determination of benefit levels under any Continuing Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, the Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions in the Continuing Employee Plans to the same extent such limitations are waived under any comparable Company Employee Plan and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term "Continuing Employee Plan" means, to the extent applicable, any Company Employee Plan continuing to operate following the Effective Time and/or any other plan sponsored by the Parent or any affiliate of the Parent (including the Company) under which Continuing Employees are eligible for benefits, including any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written plan providing severance benefits or paid time off, for the benefit of, or relating to, any Continuing Employee.

          (d)    401(k) Plan.    At the Parent's request, prior to the Effective Time, the Company's Board of Directors shall adopt resolutions terminating the Zebra 401(k) Retirement Plan (the "401(k) Plan") effective immediately prior to the Effective Time. Subject to the Parent's approval, which approval shall be given within five Business Days following a request by the Company for such approval or which shall be deemed given at the end of such period absent explicit non-approval communicated prior to the end of the fifth Business Day, the Company shall be entitled to communicate prior to the Effective Time with the Continuing Employees regarding the effect of such plan termination.

          (e)   Notwithstanding any other provision of this Agreement, nothing in this Agreement shall operate as a guarantee that any employee of the Company or any of its ERISA Affiliates, or the Company Subsidiary, shall become Continuing Employees or be employed for any term or minimum period on or after the Closing Date.

        5.7    Board of Directors.    Effective at the Effective Time, Parent shall take all such necessary action so as to (i) increase the size of the Parent Board of Directors by two (2) members and (ii) cause two of the individuals set forth on Schedule 5.7 to be appointed to the Parent Board of Directors, one of whom shall be appointed to serve in the class of directors whose term expires at the 2006 annual meeting of the stockholders of Parent, and the other of whom shall be appointed to serve in the class of directors whose term expires at the 2008 annual meeting of the stockholders of Parent, provided that, if the Parent Board of Directors determines prior to the Closing that either of such designated individuals do not qualify as independent directors for purposes of the rules and regulations of the

NNM, the Company shall be entitled to designate an additional director to replace the designated individual who did not so qualify, which additional director shall be determined by the Parent Board of Directors to qualify as an independent director and be reasonably acceptable to Parent (the third named individual on Schedule 5.7 is hereby deemed to be reasonably acceptable to Parent).

        5.8    Notification of Certain Matters.

          (a)   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence or non-occurrence of (i) any event the occurrence, or non-occurrence of which would reasonably be expected to result in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality, then untrue or inaccurate in any respect) and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8(a) shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

          (b)   Each of the Company and Parent shall give prompt notice to the other of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or other transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement; (iii) any litigation, relating to or involving or otherwise affecting the Company or the Company Subsidiary or Parent and its Subsidiaries that relates to the Merger or other transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Company Material Contract or a Parent Material Contract; and (v) any change that would be reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or is likely to impede or impair in any material respect the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations herein.

        5.9    Public Announcements.    Except as otherwise required by Law or the rules of the NNM (in which case the party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other party before issuing any press release or otherwise making any public statement with respect to the Merger or this Agreement), or as provided elsewhere herein, prior to the Closing or the earlier termination of this Agreement pursuant to Section 7, Parent and the Company shall each use its commercially reasonable efforts to consult with the other before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement. Parent and the Company have agreed on the form of a joint press release announcing the execution of this Agreement.

        5.10    Accountant's Letters.

          (a)   The Company shall cause to be delivered to Parent a "comfort" letter of Deloitte & Touche LLP, dated within two Business Days before the date on which the Registration Statement shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          (b)   Parent shall cause to be delivered to the Company a "comfort" letter of Ernst & Young LLP, dated a date within two Business Days before the date on which the Registration Statement shall become effective and addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

        5.11    Directors and Officers Insurance.

          (a)   Parent shall, and shall cause the Surviving Corporation to, until the sixth (6th) anniversary of the Effective Time, cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company or its Subsidiaries as of the date hereof (or policies of at least comparable coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time, covering those Persons who are covered by the Company's current directors' and officers' liability insurance policy. In lieu of the purchase of such insurance by Parent or the Surviving Corporation, the Surviving Corporation may purchase a six (6) year "tail policy" under the Company's existing directors' and officers' liability insurance coverage, and maintain such "tail policy" in full force and effect for its full term. Notwithstanding the foregoing, in no event shall Parent or the Surviving Corporation be obligated to expend any amount in excess of 150% per year of the aggregate premiums paid by the Company and its Subsidiaries in the year ended December 31, 2005 for directors' and officers liability insurance in order to maintain or procure insurance coverage pursuant to this paragraph, and in the event that Parent or the Surviving Corporation would otherwise be required to expend an amount in excess of such maximum, they shall, instead, maintain the maximum amount of coverage available within the premium limits set forth herein. Nothing in this Agreement shall be deemed to restrict the ability of the Company to secure a "tail policy," in form reasonably satisfactory to Parent, consistent with the foregoing limitations and requirements prior to the Effective Time; provided that the aggregate premiums payable by the Company for such "tail policy" shall not exceed 200% of the aggregate premiums paid by the Company in the year ended December 31, 2005 for the Company's existing directors' and officers' liability insurance; and provided further, however, that in such event, the obligations of the Parent and Surviving Corporation hereunder shall terminate.

          (b)   Parent and the Surviving Corporation shall, until the sixth (6th) anniversary of the Effective Time, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or the Company Subsidiary (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within ten (10) business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

          (c)   The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain, and Parent shall cause the Certificate of Incorporation and Bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries than are presently set forth in the Certificate of Incorporation and Bylaws of the Company.

          (d)   From and after the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and the Indemnified Parties. Parent shall pay all expenses, including reasonable attorneys' fees, that may be incurred by the persons referred to in this Section 5.11 in connection with their enforcement of their rights provided in this Section 5.11.

          (e)   The provisions of this Section 5.11 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

        5.12    Stockholder Litigation.

          (a)   In the event a stockholder litigation related to this Agreement, the Voting Agreements or the transactions contemplated hereby and thereby is brought, or threatened, prior to the Effective Time against the Company and/or the members of the Board of Directors of the Company, the Company shall have the right to control the defense of such litigation. The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened in writing, against the Company and/or the members of the Board of Directors of the Company relating to the Merger or the transactions contemplated by this Agreement, and shall provide Parent with updates and such information (to the extent that Parent's receipt of such information does not affect any privilege relating to the Company or Company Subsidiary) as Parent shall reasonably request with respect to the status of the litigation and discussion between the parties thereto. The Company shall give Parent the opportunity to participate in the defense of and settlement discussions with respect to (but, in each case, not control) such litigation and shall not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Parent shall have consented in writing to such payment or settlement.

          (b)   In the event a stockholder litigation related to this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby is brought, or threatened, against Parent, or the members of the Board of Directors of Parent, Parent shall have the right to control its own defense of such litigation, including compromising or settling such litigation

        5.13    Nasdaq Listing.    Parent shall use commercially reasonable efforts to cause (i) the shares of Parent Common Stock to be issued as part of the Merger Consideration (including upon the exercise of Warrants comprising part of the Merger Consideration and upon the exercise of Company Warrants assumed by Parent pursuant to Section 1.8) to be approved for listing on the NNM and (ii) the Warrants to be issued as part of the Merger Consideration to be listed on the NNM or such other exchange or market as may be mutually agreed by the parties, in each case on or prior to the Effective Time.

        5.14    Merger Sub.    Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, and Parent shall cause Merger Sub to perform its obligations under this Agreement.

        5.15    Retention Bonuses.    Following the date of this Agreement, at the request of Parent, the Company shall use its commercially reasonable efforts to enter into arrangements with employees designated from time to time by Parent pursuant to which retention bonuses, in amounts and otherwise on terms specified by Parent, will be paid to the designated employees, in all cases subject to and following completion of the Merger.

6.    CONDITIONS OF MERGER

        6.1    Conditions to Obligation of Each Party to Effect the Merger.    The obligations of each Party to effect the Merger and consummate the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the Party entitled to the benefit thereof, in whole or in part:

          (a)    Effectiveness of the Registration Statement.    The Registration Statement shall have been declared effective under the Securities Act; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC.

          (b)    Company Stockholder Approval.    This Agreement shall have been adopted by the Company Stockholder Approval.

          (c)    Parent Stockholder Approval.    The issuance of shares of Parent Common Stock in connection with the Merger shall have been duly approved by the Parent Stockholder Approval.

          (d)    NASDAQ Listing.    (i) The shares of Parent Common Stock issuable to the stockholders of the Company pursuant to this Agreement (including upon the exercise of Warrants comprising part of the Merger Consideration and upon the exercise of Company Warrants assumed by Parent pursuant to Section 1.8) shall have been listed on the NNM and (ii) the Warrants issuable to the stockholders of the Company pursuant to this Agreement shall be listed on the NNM or such other exchange or market as may be mutually agreed by the parties.

          (e)    HSR Act.    The waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, as the case may be, and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby (if any) shall have been obtained.

          (f)    Reorganization Tax Opinions.    (i) Parent shall have received an opinion from its counsel, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in form and substance reasonably satisfactory to Parent, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn, and (ii) the Company shall have received an opinion from its counsel, Heller Ehrman LLP, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and such opinions shall not have been withdrawn. In connection with the opinions referred to in this Section 6.1(f), the parties hereto shall make reasonable and customary representations in tax representation letters to be provided to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Heller Ehrman LLP, and such firms shall be entitled to rely upon such tax representation letters in rendering such opinions.

          (g)    No Injunctions or Restraints; Illegality.    No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger or affects adversely the right of Parent to own the shares of capital stock of the Company and to control the Company and its Subsidiaries, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any law, regulation or order enacted, entered or enforced, which makes the consummation of the Merger illegal.

        6.2    Additional Conditions to Obligations of Parent.    The obligations of Parent to effect the Merger are also subject to the following conditions, any and all of which may be waived in writing by the Parent, in whole or in part, to the extent permitted by Law:

          (a)    Representations and Warranties.    The representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing, except (x) for those representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects, (y) for those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date, and (z) to the extent that such representations and warranties become untrue as a result, actions taken by the Company or Company Subsidiary in compliance with Section 4.1 of this Agreement; and Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company; provided, however, that the conditions set forth in this Section 6.2(a) shall only be deemed not to have been satisfied in the event of a breach of Section 2.12 hereof concerning filed and pending litigation naming the Company or the Company Subsidiary, other than litigation involving the transactions contemplated by this Agreement, that would be reasonably likely to result in damages payable by the Company in excess of $2,500,000; provided, further, however, that Parent shall bear the burden of proof that such litigation would be reasonably likely to result in such level of damages.

          (b)    Agreements and Covenants.    The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing. Parent shall have received a certificate to such effect signed by the Chief Financial Officer of the Company.

          (c)    No Material Adverse Effect.    From and after the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to result in a Company Material Adverse Effect.

          (d)    Appraisal Rights.    Appraisal rights shall not have been exercised by three or more stockholders holding in the aggregate more than ten percent (10%) of the outstanding voting shares of the Company.

        6.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is also subject to the following conditions, any and all of which may be waived in writing by the Company, in whole or in part, to the extent permitted by Law:

          (a)    Representations and Warranties.    The representations and warranties of Parent contained in Section 3 shall be true and correct in all material respects on and as of the Closing, with the same force and effect as if made on and as of the Closing, except (x) for those representations and warranties that are qualified by materiality, which representations and warranties shall be true and correct in all respects, (y) for those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct on and as of such particular date, and (z) to the extent that such representations and warranties become untrue as a result, actions taken by the Parent in compliance with Section 4.2 of this Agreement; and Parent shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company; provided, however, that the conditions set forth in this Section 6.3(a) shall only be deemed not to have been satisfied in the event of a breach of Section 3.11 hereof concerning filed and pending litigation naming Parent or its Subsidiaries, other than litigation involving the transactions contemplated by this Agreement, that would be reasonably likely to result in damages payable by Parent or its Subsidiaries in excess of $2,500,000;

  provided, further, however, that the Company shall bear the burden of proof that such litigation would be reasonably likely to result in such level of damages.

          (b)    Agreements and Covenants.    Parent and Merger Sub shall have performed or complied, in all material respects, with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing. The Company shall have received a certificate to such effect signed by Chief Financial Officer of Parent.

          (c)    No Material Adverse Effect.    From and after the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Parent Material Adverse Effect.

7.    TERMINATION, AMENDMENT AND WAIVER

        7.1    Termination.    This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or approval of the issuance of shares of Parent Common Stock by the stockholders of Parent:

          (a)   by mutual written consent of the Parties duly authorized by each of the Boards of Directors of Parent and the Company;

          (b)   by either Parent or the Company if the Merger shall not have been consummated on or before August 31, 2006 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party whose failure to fulfill any material obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Merger to have been consummated on or before such date; provided, further, however, that either Parent or the Company may extend such date by an additional 90 days if on the Outside Date all of the conditions to the Closing set forth in Article VI shall then be satisfied (other than conditions with respect to actions the respective parties will take at the Closing itself) except that the waiting period under the HSR Act has not expired or been terminated;

          (c)   by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have issued an order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

          (d)   by either Parent or the Company, if, (i) at the Company Stockholder Meeting at which a vote on this Agreement is taken, the Company Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company has materially breached any of its obligations under Section 4.3(b), (c) or (d) or (ii) at the Parent Stockholder Meeting at which a vote on the issuance of shares of Parent Common Stock in the Merger is taken, the Parent Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent if Parent has materially breached any of its obligations under Section 5.3;

          (e)   by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its recommendation that the stockholders of the Company vote in favor of the adoption of this Agreement or the transactions contemplated thereby or by the Transaction Documents, (ii) the Company Board of Directors shall have recommended to the Company stockholders that they approve or accept a Competing Proposal, (iii) the Company shall have materially breached any of its obligations under Section 4.3(b), (c) or (d), or Section 5.2, or (iv) any Third Party shall have commenced a tender or exchange offer or other transaction constituting a Competing Proposal and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

          (f)    by the Company if the Parent Board of Directors shall have withdrawn or adversely modified its recommendation that the stockholders of Parent vote in favor of the issuance of shares of Parent Common Stock in the Merger;

          (g)   by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) there has been a breach of any of the representations and warranties of the Company herein, which breach would cause the condition set forth in Section 6.2(a) not to be satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement, which breach would cause the condition in Section 6.2(b) not to be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after notice thereof to the Company by Parent, provided such cure period shall not extend beyond the period set forth in Section 7.1(b);

          (h)   by the Company, if it is not in material breach of its obligations under this Agreement, and if (i) there has been a breach of any of the representations and warranties of Parent or Merger Sub herein, which breach would cause the condition set forth in Section 6.3(a) not to be satisfied, or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement, which breach would cause the condition in Section 6.3(b) not to be satisfied, and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after notice thereof to Parent from the Company, provided such cure period shall not extend beyond the period set forth in Section 7.1(b); or

          (i)    by the Company in order to enter into an Acquisition Agreement for a Superior Competing Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 4.3(b), (c) and (d) and (ii) all of the payments required by Section 7.3 in such circumstance have been made in full to Parent.

        7.2    Effect of Termination.    Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 5.4(b), 7.3 and 8, each of which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

        7.3    Fees and Expenses.

          (a)   Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in relation to the printing, mailing and filing of the Proxy Statement (including any preliminary materials related thereto), the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and all filing fees payable in connection with filings made under the HSR Act and other Laws.

          (b)   If this Agreement is terminated pursuant to Section 7.1(e) or Section 7.1(i), and provided that at the time of such termination neither Parent nor Merger Sub is in material breach of this Agreement, then the Company shall pay to Parent, simultaneously with such termination of this Agreement, a fee in cash equal to Three Million One Hundred Thousand Dollars ($3,100,000) (the "Company Termination Fee"), which Company Termination Fee shall be payable by wire transfer of immediately available funds to an account specified in writing by Parent.

          (c)   If this Agreement is terminated pursuant to Section 7.1(f), and provided that at the time of such termination the Company is not in material breach of this Agreement, then Parent shall pay to the Company, simultaneously with such termination of this Agreement, a fee in cash equal to Two Million Dollars ($2,000,000) (the "Parent Termination Fee"), which Parent Termination Fee shall be payable by wire transfer in immediately available funds to an account specified in writing by the Company.

          (d)   Nothing in this Section 7.3 shall be deemed to be exclusive of any other rights or remedies either Party may have hereunder or at law or in equity for any breach of this Agreement.

        7.4    Amendment.    This Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing; provided, however, that, after approval of the Merger by the stockholders of the Company and approval of the issuance of shares of Parent Common Stock in the Merger by the stockholders of Parent, no amendment may be made which by law or any rule or regulation of the NNM requires further approval of Parent's or Company's stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by all of the Parties.

        7.5    Waiver.    At any time prior to the Closing, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may extend the time for the performance of any of the other's obligations or other acts required hereunder, waive any inaccuracies in the other's representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the other's agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument signed by the Party to be bound thereby.

8.    GENERAL PROVISIONS

        8.1    Survival of Representations and Warranties.    None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

        8.2    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

    (a)    If to Parent or Merger Sub:

      CALIPER LIFE SCIENCES, INC.
      605 Fairchild Drive
      Mountain View, CA 94043-2234
      Facsimile: 650-623-0505
      E-Mail: Stephen.Creager@caliperls.com
      Attention: Stephen Creager, Esq., Vice President and General Counsel

      With a copy to:

      Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
      One Financial Center
      Boston, MA 02111
      Facsimile: 617-542-2241
      E-Mail: wtwhelan@mintz.com
      Attention: William T. Whelan, Esq.

    (b)    If to the Company:

      XENOGEN CORPORATION
      860 Atlantic Avenue
      Alameda, CA 94501
      Telecopier: 510-291-6292
      E-Mail: jason.brady@xenogen.com
      Attention: Jason Brady, Esq., Vice President and General Counsel

      With a copy to:

      Heller Ehrman LLP
      333 Bush Street
      San Francisco, CA 94104-2878
      Facsimile: 415-772-6268
      E-Mail: Karen.Dempsey@hellerehrman.com
      Attention: Karen A. Dempsey, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

        8.3    Interpretation.    When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Section reference is expressly indicated, the entire Agreement rather than any specific Section or Section. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time. References in this Agreement to a law include any rules, regulations and delegated legislation issued thereunder.

        8.4    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        8.5    Entire Agreement.    This Agreement (including all exhibits and schedules hereto), and other documents and instruments delivered in connection herewith constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the Parties with respect to the subject matter hereof.

        8.6    Assignment.    This Agreement shall not be assigned by operation of law or otherwise. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

        8.7    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and, except that the Indemnified Parties shall be intended beneficiaries of Section 5.11 and that following the Effective Time (1) the stockholders of the Company shall be intended beneficiaries of Section 1.7, (2) the holders of Company Warrants assumed in connection with the Merger shall be intended beneficiaries of Section 1.8, and (3) the stockholders of the Company and the holders of Company Warrants shall be intended beneficiaries of Section 5.1(a) (with respect to the Effectiveness Period), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        8.8    Failure or Indulgence Not Waiver; Remedies Cumulative.    No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

        8.9    Governing Law; Enforcement.    This Agreement and the rights and duties of the Parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties: (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), in the event of any dispute related to or arising out of this Agreement or any transaction contemplated hereby; (b) agrees not to commence any action, suit or proceeding related to or arising out of this Agreement or any transaction contemplated hereby except in such courts; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court;

(d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby; and (e) consents to service of process by delivery pursuant to Section 8.2 hereof.

        8.10    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        8.11    Knowledge.    For purposes of this Agreement with respect to any Party, the term "knowledge", and all variations thereof, means the actual knowledge of the executive officers and directors of such Party.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

CALIPER LIFE SCIENCES, INC.
By:	/s/ E. KEVIN HRUSOVSKY Name: E. Kevin Hrusovsky Title: President and Chief Executive Officer
CALIPER HOLDINGS, INC.
By:	/s/ E. KEVIN HRUSOVSKY Name: E. Kevin Hrusovsky Title: President
XENOGEN CORPORATION
By:	/s/ DAVID W. CARTER Name: David W. Carter Title: Chairman of the Board and Chief Executive Officer

EXHIBIT A
COMPANY VOTING AGREEMENT

         [See Annex F.]

EXHIBIT B
PARENT VOTING AGREEMENT

         [See Annex E.]

EXHIBIT C
FORM OF WARRANT

         [See Annex G.]

EXHIBIT D
EXCHANGE PROCEDURES

        (a)    Exchange Agent.    Parent's stock transfer agent, Wells Fargo Shareowner Services, shall act as Exchange Agent in the Merger.

        (b)    Parent to Provide Merger Consideration.    Prior to the filing of the Certificate of Merger, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for exchange through the procedures set forth herein, sufficient shares of Parent Common Stock and Warrants to be exchanged pursuant to Section 1.7 of the Agreement, plus sufficient cash for the payment of fractional shares of Parent Common Stock and fractional Warrants.

        (c)    Exchange Procedures.    Promptly (and in any event within five Business Days) after the Effective Time, Parent shall cause to be mailed to each holder of record of a Company Certificate, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in customary form) and instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of a Company Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required pursuant to such instructions, the holder of such Company Certificate shall be entitled to receive promptly in exchange therefor (A) a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive as part of the Merger Consideration, a (B) a certificate representing the number of whole Warrants that such holder has the right to receive as part of the Merger Consideration and (C) a check for cash in lieu of fractional shares of Parent Common Stock, fractional Warrants, any dividends or other distributions to which such holder is entitled pursuant to Section 1.7 and any other cash to which such holder is entitled, and the Company Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each outstanding Company Certificate shall be deemed from and after the Closing, for all corporate purposes, to evidence the right to receive upon such surrender a portion of the Merger Consideration. Any portion of the shares of Parent Common Stock and cash deposited with the Exchange Agent pursuant to Section (b) above, which remains undistributed to the holders of the shares of Company Common Stock for 12 months after the Closing shall be delivered to Parent, upon demand, and any holders of shares of Company Common Stock who have not theretofore complied with this Exhibit D shall thereafter be entitled to receive from Parent payment of the Merger Consideration and any cash in lieu of fractional shares, dividends or distributions with respect to Parent Common Stock to which such holders may be then entitled.

        (d)    Distributions With Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Closing with respect to Parent Common Stock with a record date after the Closing will be paid to the holder of any unsurrendered shares of Company Common Stock with respect to the shares of Parent Common Stock represented thereby, and no cash in lieu of fractional shares of Parent Common Stock or fractional Warrants shall be paid to any such holder, until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to Law, following surrender of any such Company Certificate, there shall be paid to the holder of record of such Company Certificate representing the whole number of shares of Parent Common Stock and Warrants to be issued in exchange therefor, without interest, at the time of such surrender, any cash in lieu of fractional shares of Parent Common Stock or fractional Warrants and any dividends or other distributions with a record date after the Closing theretofore paid with respect to such whole number of shares of Parent Common Stock.

        (e)    Transfers of Ownership.    If any certificate for shares of Parent Common Stock or Warrants, or any check, is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Company

Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, accompanied by all documents reasonably required to evidence and effect such transfer, and that the stockholder requesting such exchange shall have paid to Parent, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock or Warrants in any name other than that of the registered holder of the certificate surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is otherwise not payable.

        (f)    Withholding of Tax.    Parent, Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent (or any Affiliate, including the Surviving Corporation) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Surviving Corporation or the Exchange Agent, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of whom such deduction and withholding were made by Parent.

        (g)    Lost Certificates.    If any Company Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ANNEX B

OPINION OF COWEN AND COMPANY, LLC

February 10, 2006

Board of Directors
Caliper Life Sciences, Inc.
68 Elm Street
Hopkinton, MA 01748

Ladies and Gentlemen:

        You have requested our opinion as to the fairness, from a financial point of view, to Caliper Life Sciences, Inc. ("Caliper" or the "Company") of the Exchange Ratio (as defined below) to be paid by the Company pursuant to the terms of that certain Agreement, to be dated as of February 10, 2006 (the "Agreement"), by and among the Company, Merger Sub, Inc. ("Merger Sub") and Xenogen Corporation ("Xenogen").

        As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Xenogen will be merged with and into Merger Sub (the "Merger"). Following the consummation of the Merger, Xenogen will cease to exist and Caliper, through survival of Merger Sub, will continue as the surviving corporation and each share of Xenogen's Common Stock issued and outstanding as of the Effective Time shall be converted into the right to receive 0.575 of a share of Caliper Common Stock and 0.223 of a warrant to purchase a share of Caliper Common Stock (collectively, the "Exchange Ratio"). The warrant component of the consideration will have an exercise price equal to 120% of the volume-weighted average price for one share Caliper Common Stock and a five year term. Additionally, the Company has agreed to list the warrants on the Nasdaq National Market.

        SG Cowen & Co., LLC ("SG Cowen") as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Xenogen for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of December 22, 2005, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for providing this Opinion. SG Cowen and its affiliates in the ordinary course of business may have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and have received fees for the rendering of such services.

        In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

  •
  a draft of the Agreement dated February 9, 2006;

  •
  certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to SG Cowen by the Company management;

  •
  certain publicly available financial and other information for Xenogen and certain other relevant financial and operating data furnished to SG Cowen by Xenogen management;

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the "Company Forecasts") prepared by the management of the Company and the amounts and timing of the cost savings and related expenses expected to result from the Merger furnished to us by the management of the Company (the "Expected Synergies");

  •
  certain internal financial analyses, financial forecasts, reports and other information concerning Xenogen prepared by the management of Xenogen and adjusted by the management of the Company (the "Adjusted Xenogen Forecasts");

  •
  First Call estimates ("First Call Estimates") and financial projections in Wall Street analyst reports ("Wall Street Projections") for each of the Company and Xenogen;

  •
  discussions we have had with certain members of the managements of each of the Company and Xenogen concerning the historical and current business operations, financial conditions and prospects of the Company and Xenogen, the Expected Synergies and such other matters we deemed relevant;

  •
  certain operating results and the reported price and trading histories of the shares of the common stock of the Company and Xenogen as compared to operating results and the reported price and trading histories of certain publicly traded companies we deemed relevant;

  •
  certain financial terms of the Merger as compared to the financial terms of certain selected business combinations we deemed relevant;

  •
  based on the Company Forecasts and the Adjusted Xenogen Forecasts, the cash flows generated by the Company and Xenogen on a stand-alone basis to determine the present value of the discounted cash flows;

  •
  certain pro financial effects excluding goodwill of the Merger on an accretion/dilution basis; and

  •
  such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

        In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company and Xenogen, respectively, or which is publicly available. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information. In addition, we have not conducted nor have assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Xenogen. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts and description of Expected Synergies which we examined were reasonably prepared by the respective managements of the Company and Xenogen on bases reflecting the best currently available estimates and good faith judgments of such managements as to the future performance of the Company and Xenogen, and such projections and synergies, and the First Call Estimates and Wall Street Projections utilized in our analyses, provide a reasonable basis for our opinion.

        We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company or Xenogen, nor have we been furnished with such materials. With respect to all legal matters relating to the Company and Xenogen, we have relied on the advice of legal counsel to the Company. Our services to the Company in connection with the Merger have been comprised of rendering an opinion from a financial point of view with respect to the Exchange Ratio.

Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

        For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. You have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization.

        It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or to take any other action in connection with the Merger or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Merger. Furthermore, we express no view as to the price or trading range for shares of the common stock or warrants of the Company following the consummation of the Merger.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ SG Cowen & Co., LLC

Signed by SG Cowen & Co., LLC

ANNEX C

OPINION OF THOMAS WEISEL PARTNERS LLP FINANCIAL ADVISORS

February 10, 2006

Board of Directors
Xenogen Corporation
860 Atlantic Avenue
Alameda, CA 94501

Ladies and Gentlemen:

        We understand that Xenogen Corporation, a Delaware corporation ("Company"), Caliper Life Sciences, Inc., a Delaware corporation ("Parent"), and Caliper Holdings, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"). Under the terms set forth in the Merger Agreement, dated as of February 10, 2006, Company will merge with and into Merger Sub (the "Merger") for a total consideration consisting of approximately 13,200,000 shares of Parent common stock, $0.001 par value per share ("Parent Common Stock") and warrants to purchase approximately 5,125,000 shares of Parent Common Stock ("Parent Warrants"). Based on the capitalization of the Company as of February 10, 2006, as set forth in the Merger Agreement, and the closing market price for Parent Common Stock as of February 10, 2006, each outstanding share of the Company's common stock, $0.001 par value per share ("Company Common Stock"), will be converted into the right to receive approximately (i) 0.5750 shares of Parent Common Stock (the "Stock Exchange Ratio") and (ii) 0.2233 of a Parent Warrant to purchase one share of Parent Common Stock ("Warrant Exchange Ratio" and together with the Stock Exchange Ratio, the "Merger Consideration"). Based upon the current number of outstanding shares of Company Common Stock, the Merger Consideration is equivalent to holders of Company Common Stock (hereinafter "stockholders") receiving approximately 11,620,000 shares of Parent Common Stock in the aggregate and Parent Warrants to purchase approximately 4,512,000 shares of Parent Common Stock in the aggregate. In addition, each unexercised and outstanding warrant to purchase shares of Company Common Stock will be assumed by Parent pursuant to the terms and conditions set forth in the Merger Agreement. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

        You have asked us for our opinion as investment bankers as to whether the Merger Consideration to be received by the stockholders pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

        In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data, including financial forecasts, with respect to Company and Parent, including the consolidated financial statements for recent years and interim periods to September 30, 2005 and certain other relevant financial and operating data relating to Company and Parent made available to us from published sources and from the internal records of Company and Parent; (ii) reviewed the financial terms and conditions of the Merger Agreement dated February 10, 2006, and the schedules and exhibits attached hereto; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Company Common Stock and Parent Common Stock; (iv) compared Company and Parent from a financial point of view with certain other publicly traded companies which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations which we deemed to be relevant; (vi) reviewed and discussed with representatives of the management of Company and Parent certain information of a business and financial nature regarding Company and Parent, furnished to us by them, including financial forecasts and related assumptions of Company and Parent; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Company's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

        In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Company and Parent provided to us by management of Company and Parent, respectively, as modified by management of the Company in the case of certain Parent financial forecasts, upon the advice of management of the Company and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of Company management at the time of preparation as to the future financial performance of Company and Parent and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Company's or Parent's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Company as to all legal and financial reporting matters with respect to Company, Parent, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We also have assumed that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Company or Parent, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

        We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without waiver by Company of any of the conditions to its obligations thereunder.

        We have acted as financial advisor to Company in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Company and performed various investment banking services for Company.

        Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Merger Consideration to be received by the stockholders of Company pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

        We are not expressing an opinion regarding the price at which the Parent Common Stock or the Parent Warrants may trade at any time. The Stock Exchange Ratio and the Warrant Exchange Ratio are based upon a fixed ratio methodology and capitalization of Company at the effective time of the Merger and, accordingly, the market value of the Merger Consideration may vary significantly before and after the effective time of the Merger. We are also not expressing an opinion as to the consideration to be received by current warrant holders of the Company in connection with the Merger.

        This opinion is directed to the Board of Directors of Company in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Merger Consideration to the stockholders and does not address the relative merits of the Merger and any alternatives to the Merger, Company's underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. Consent is hereby given to the inclusion of this opinion, in its entirety, in any proxy statement/prospectus filed with the Securities and Exchange Commission in connection with the Merger, provided that any description of or reference to this opinion in such proxy statement/prospectus is in a form acceptable to us. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                      Very truly yours,

                      THOMAS WEISEL PARTNERS LLC

ANNEX D

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)
Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.
Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.
Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d.
    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

  (3)
  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)
Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)
After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, §

   9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Annex E

FORM OF XENOGEN VOTING AGREEMENT
PARENT VOTING AGREEMENT

        VOTING AGREEMENT, dated as of February    , 2006 (this "Agreement"), by and between Xenogen Corporation, a Delaware corporation ("Company"), and the undersigned stockholder ("Stockholder") of Caliper Life Sciences, Inc., a Delaware corporation ("Parent").

        WHEREAS, Parent, Caliper Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") and the Company are, contemporaneously with the execution of this Agreement, entering into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which (and subject to the terms and conditions set forth therein), the Company will merge with and into Merger Sub (the "Merger"), and each issued and outstanding share of common stock, par value $0.001 per share, of the Company ("Company Common Stock"), will be converted into the right to receive shares of the common stock, par value $0.001 per share, of Parent ("Parent Common Stock") and (ii) warrants to purchase shares of Parent Common Stock, together with any cash in lieu of fractional shares and warrants, pursuant to the terms of the Merger Agreement;

        WHEREAS, the Board of Directors of Parent has (i) approved and declared advisable the Merger Agreement; (ii) determined that the Merger is advisable, fair to and in the best interests of Parent and its stockholders; (iii) resolved to recommend to the stockholders of Parent (the "Board Recommendation") the approval of the issuance of shares of Parent Common Stock in connection with the Merger and the transactions contemplated by the Merger Agreement (including shares of Parent Common Stock issuable upon the exercise of warrants to purchase Company Common Stock assumed in the Merger and upon exercise of the Warrants issued in the Merger); and (iv) directed that such matters be submitted to the stockholders of Parent for their adoption;

        WHEREAS, as of the date hereof, Stockholder is the record owner (or in the case of shares held in street name, beneficial owner) of 61,778 shares of Parent Common Stock (the "Owned Shares" and, together with any shares of Parent Common Stock of which Stockholder acquires record ownership (or with respect to shares held in street name, beneficial ownership) after the date hereof and at or prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as the "Covered Shares"); and

        WHEREAS, Stockholder acknowledges that the Company is relying on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement in order to induce the Company to enter into the Merger Agreement and proceed with the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Stockholder hereby agree as follows:

        1.    Agreement to Vote.

        (a)   Prior to any termination of this Agreement, Stockholder hereby agrees that it shall, and shall cause any other holder of record of any Covered Shares on any applicable record date to, at any meeting of the stockholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting, submit a proxy to vote the Covered Shares at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or caused to be voted) in person or by proxy all Covered Shares in favor of the issuance of shares of Parent Common Stock in connection with the Merger and the transactions contemplated by the Merger Agreement (including shares of Parent Common Stock issuable upon the exercise of warrants to purchase

Company Common Stock assumed in the Merger and upon exercise of the Warrants issued in the Merger), and any other matters reasonably determined to be necessary for consummation of the transactions contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to Stockholder, and against any other proposal properly put to a vote of the stockholders of Parent that would be reasonably likely to result in or cause a breach of Parent's representations and warranties set forth in the Merger Agreement.

        (b)   STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, THE COMPANY, THE CHIEF FINANCIAL OFFICER OF THE COMPANY AND THE SECRETARY OF THE COMPANY, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF THE COMPANY, AND ANY OTHER DESIGNEE OF THE COMPANY, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION), TO THE FULL EXTENT OF STOCKHOLDER'S RIGHTS WITH RESPECT TO THE OWNED SHARES, TO VOTE THE COVERED SHARES IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN CLAUSE (a) OF THIS SECTION 1; PROVIDED, HOWEVER, THAT THE PROXY GRANTED PURSUANT TO THIS CLAUSE (b) SHALL IMMEDIATELY TERMINATE AND HAVE NO FURTHER FORCE AND EFFECT UPON THE TERMINATION OF THIS AGREEMENT AND ANY ACTION TAKEN BY ANY AUTHORIZED PARTY PURSUANT TO THE PROXY GRANTED HEREBY SHALL PROVIDE THAT STOCKHOLDER MAY REVOKE SUCH ACTION EFFECTIVE UPON TERMINATION OF THIS AGREEMENT. STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN INTEREST. STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY REASONABLY BE DETERMINED TO BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE COVERED SHARES TO THE EXTENT INCONSISTENT WITH THE TERMS OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS IRREVOCABLE PROXY WILL NOT BE EXERCISED BY ANY AUTHORIZED PARTY UNLESS STOCKHOLDER BREACHES ITS OBLIGATIONS UNDER CLAUSE (a) OF SECTION 1 OF THIS AGREEMENT.

        (c)   Except as set forth in clause (a) of this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of Parent. In addition, nothing in this Agreement shall give the Company or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

        2.    No Inconsistent Agreements.    Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter at any time until the Termination Date, any voting agreement or voting trust with respect to the Covered Shares and (b) has not granted, and shall not grant at any time until the Termination Date, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

        3.    Termination.    This Agreement and the Stockholder's rights and obligations hereunder shall automatically terminate upon the earliest of (a) any withdrawal or modification of the Board Recommendation in a manner adverse to the Company (including any modification of the Board Recommendation reflecting that the Parent Board no longer recommends or supports the adoption of the Merger Agreement by the stockholders of Parent) at any time prior to the Effective Time, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms, (d) August 31, 2006, and (e) written notice of termination of this Agreement by the Company to Stockholder, such earliest date being referred to herein as the "Termination Date."

        4.    Representations and Warranties.

        (a)   Representations and Warranties of the Company. The Company hereby represents and warrants to Stockholder as follows:

          (i)    Valid Existence. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

          (ii)   Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (iii)  No Conflicts. Except for the applicable requirements of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (a "Governmental Authority") is necessary on the part of the Company for the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

        (b)   Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Company as follows:

          (i)    Ownership of Securities. As of the date of this Agreement, (A) Stockholder beneficially owns the Owned Shares, (B) Stockholder is the record holder (or, in the case of shares held in street name, beneficial owner) of 61,778 Owned Shares, free and clear of liens (other than liens for taxes not yet due or payable, liens created by this Agreement or in connection with any arrangements set forth on Schedule I attached to this Agreement), (C) Stockholder has sole voting power and sole power of disposition with respect to all Owned Shares, with no restrictions (other than those created by this Agreement or in connection with any arrangements set forth on Schedule I attached to this Agreement), subject to applicable federal securities laws on their rights of disposition pertaining thereto and (D) Stockholder owns of record options to purchase 190,500 shares of Parent Common Stock. Other than as created by this Agreement, Stockholder has not appointed or granted any proxy which is still in effect with respect to the Owned Shares. As used in this Agreement, the terms "beneficial owner," "beneficial ownership," "beneficially owns" or "owns beneficially," with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) under the Exchange Act.

          (ii)   Existence, Power; Binding Agreement. If Stockholder is an entity, Stockholder is duly organized, formed or created, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all necessary corporate or other entity action on behalf of Stockholder has been taken to authorize this Agreement to be entered into on behalf of and to be performed by Stockholder. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the "Bankruptcy and Equitable Exceptions"). If Stockholder is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder's spouse, enforceable against such Stockholder's spouse in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

          (iii)  No Conflicts. Except for the applicable requirements of the Exchange Act, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (1) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any Covered Shares pursuant to, any contract to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected or (2) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of its properties or assets, except in the case of (2) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

        5.    Certain Covenants.    Stockholder hereby covenants and agrees that, except in connection with any arrangements set forth on Schedule I attached to this Agreement, Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Owned Shares, except, in each case, to any person or entity who shall agree to be bound by all of the terms and conditions of this Agreement and the Stockholder shall deliver a duly executed copy of the Agreement to Parent to evidence such Agreement prior to any such sale, transfer, pledge, encumbrance, assignment or other disposition, (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

        6.    Further Assurances.    From time to time, at the other party's request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

        7.    Fiduciary Duties.    Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder's capacity as a holder of Covered Shares, (b) if Stockholder or an affiliate of the Stockholder is a director or officer of Parent, nothing herein shall be construed to limit or affect any action or inaction by Stockholder or such affiliate acting in such Stockholder or affiliate's capacity as an officer or director of Parent, and (c) Stockholder and its affiliates shall have no liability to the Company or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder or an affiliate of the Stockholder in such Stockholder's or affiliate's capacity as a director of Parent.

        8.    No Control.    Nothing contained in this Agreement shall give the Company the right to control or direct Parent or Parent's operations.

        9.    Amendment.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        10.    Non-survival of Representations and Warranties.    The respective representations and warranties of Stockholder and the Company contained herein shall not survive the Termination Date.

        11.    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

  if to the Company:

  Xenogen Corporation
  860 Atlantic Avenue
  Alameda, California 94501, USA
  Facsimile: 510- 291-6196
  Attention: President

  With a copy to:

  Heller Ehrman LLP
  333 Bush Street
  San Francisco, CA 94104-2878
  Facsimile: 415-772-6268
  Attention: Karen A. Dempsey, Esq.

  if to Stockholder:

  Bruce Bal
  4 Tyler Rd
  Upton, MA 01568

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

        12.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        13.    Entire Agreement; Assignment.    This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of the

Company; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

        14.    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

        15.    Governing Law.    This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware.

        16.    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        17.    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Company and Stockholder have caused to be executed or executed this Voting Agreement as of the date first written above.

XENOGEN CORPORATION

By:
Name: Title:
STOCKHOLDER
Name: Bruce Bal

SCHEDULE I

Lien Arrangements on Owned Shares

None.

TRA 2116778v.4

ANNEX F

FORM OF CALIPER VOTING AGREEMENT
COMPANY VOTING AGREEMENT

        VOTING AGREEMENT, dated as of February 10, 2006 (this "Agreement"), by and between Caliper Life Sciences, Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of Xenogen Corporation, a Delaware corporation (the "Company").

        WHEREAS, Parent, Caliper Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") and the Company are, contemporaneously with the execution of this Agreement, entering into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which (and subject to the terms and conditions set forth therein), the Company will merge with and into Merger Sub (the "Merger"), and each issued and outstanding share of common stock, par value $0.001 per share, of the Company ("Company Common Stock"), will be converted into the right to receive (i) shares of the common stock, par value $0.001 per share, of Parent ("Parent Common Stock") and (ii) warrants to purchase shares of Parent Common Stock, together with any cash in lieu of fractional shares and warrants, pursuant to the terms of the Merger Agreement;

        WHEREAS, the Board of Directors of the Company has (i) approved and declared advisable the Merger Agreement; (ii) determined that the Merger is advisable to, and in the best interests of, the Company and its stockholders; (iii) resolved to recommend to the stockholders of the Company (the "Board Recommendation") the adoption of the Merger Agreement; and (iv) directed that the Merger Agreement be submitted to the stockholders of the Company for their adoption;

        WHEREAS, as of the date hereof, Stockholder is the record owner (or in the case of shares held in street name, beneficial owner) of, «Shares» shares of Company Common Stock (the "Owned Shares" and, together with any shares of Company Common Stock of which Stockholder acquires record ownership (or with respect to shares held in street name, beneficial ownership) after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise, collectively referred to herein as the "Covered Shares"); and

        WHEREAS, Stockholder acknowledges that Parent is relying on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement in order to induce Parent to enter into the Merger Agreement and proceed with the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Stockholder hereby agree as follows:

        1.    Agreement to Vote.

        (a)   Prior to any termination of this Agreement, Stockholder hereby agrees that it shall, and shall cause any other holder of record of any Covered Shares on any applicable record date to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) appear at such meeting, submit a proxy to vote the Covered Shares at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or cause to be voted) in person or by proxy all Covered Shares in favor of the adoption of the Merger Agreement and any other matters reasonably determined to be necessary for consummation of the transactions contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to Stockholder, and (iii) vote (or cause to be voted) all Covered Shares against any Competing Proposal if and to the extent properly put to a vote of the stockholders of the Company at such meeting, and against any other proposal properly put to a vote of the stockholders of the

F-1

Company that would be reasonably likely to result in or cause a breach of the Company's representations and warranties set forth in the Merger Agreement.. As used in this Agreement, a "Competing Proposal" means any proposal or offer (other than the Merger Agreement and the Merger), whether in writing or otherwise, from any person or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than Parent, Merger Sub or any affiliates thereof, to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (i) assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company, or (ii) twenty percent (20%) or more of any class of equity securities of the Company, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions.

        (b)   STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE CHIEF FINANCIAL OFFICER OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S IRREVOCABLE PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION) TO THE FULL EXTENT OF STOCKHOLDER'S RIGHTS WITH RESPECT TO THE SHARES, TO VOTE THE COVERED SHARES IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN CLAUSE (a) OF THIS SECTION 1, PROVIDED, HOWEVER, THAT THE PROXY GRANTED PURSUANT TO THIS CLAUSE (b) SHALL IMMEDIATELY TERMINATE AND HAVE NO FURTHER FORCE AND EFFECT UPON THE TERMINATION OF THIS AGREEMENT AND ANY ACTION TAKEN BY ANY AUTHORIZED PARTY PURSUANT TO THE PROXY GRANTED HEREBY SHALL PROVIDE THAT STOCKHOLDER MAY REVOKE SUCH ACTION EFFECTIVE UPON TERMINATION OF THIS AGREEMENT. STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN INTEREST. STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE REASONABLY DETERMINED TO BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE COVERED SHARES TO THE EXTENT INCONSISTENT WITH THE TERMS OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THIS IRREVOCABLE PROXY WILL NOT BE EXERCISED BY ANY AUTHORIZED PARTY UNLESS STOCKHOLDER BREACHES ITS OBLIGATIONS UNDER CLAUSE (a) OF SECTION 1 OF THIS AGREEMENT.

        (c)   Except as set forth in clause (a) of this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

        2.    No Inconsistent Agreements.    Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter at any time until the Termination Date, any voting agreement or voting trust with respect to the Covered Shares and (b) has not granted, and shall not grant at any time prior to the Termination Date, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

        3.    Termination.    This Agreement and the Stockholder's obligations hereunder (including, without limitation, the agreement set forth in Section 1(a) and the proxy granted in Section 1(b)) shall automatically terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) August 31, 2006, and (d) written notice of termination of

F-2

this Agreement by Parent to Stockholder, such earliest date being referred to herein as the "Termination Date."

        4.    Representations and Warranties.

        (a)   Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

          (i)    Valid Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

          (ii)   Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

          (iii)  No Conflicts. Except for the applicable requirements of the Exchange Act, no filing with, and no permit, authorization, consent or approval of, any governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, whether federal, state, local or foreign (a "Governmental Authority") is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby.

        (b)   Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

          (i)    Ownership of Securities. As of the date of this Agreement, (A) Stockholder beneficially owns the Owned Shares, (B) Stockholder is the record holder (or, in the case of shares held in street name, beneficial owner) of «Shares» Owned Shares, free and clear of liens (other than liens for taxes not yet due or payable, liens created by this Agreement or in connection with any arrangements set forth on Schedule I attached to this Agreement), (C) Stockholder has sole voting power and sole power of disposition with respect to all Owned Shares, with no restrictions (other than those created by this Agreement or in connection with any arrangements set forth on Schedule I attached to this Agreement), subject to applicable federal securities laws on their rights of disposition pertaining thereto, and (D) Stockholder owns of record warrants (the "Warrants") to purchase 0 shares of Company Common Stock. Other than as created by this Agreement, Stockholder has not appointed or granted any proxy which is still in effect with respect to the Owned Shares. As used in this Agreement, the terms "beneficial owner," "beneficial ownership," "beneficially owns" or "owns beneficially," with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) under the Exchange Act.

          (ii)   Existence, Power; Binding Agreement. If Stockholder is an entity, Stockholder is duly organized, formed or created, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and all necessary corporate or other entity action on behalf of Stockholder has been taken to authorize this Agreement to be entered into on behalf of and to be performed by Stockholder. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights

F-3

  generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at law) (collectively, the "Bankruptcy and Equitable Exceptions"). If Stockholder is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder's spouse, enforceable against such Stockholder's spouse in accordance with its terms, subject to the Bankruptcy and Equitable Exceptions.

          (iii)  No Conflicts. Except for the applicable requirements of the Exchange Act, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (1) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any Covered Shares pursuant to, any contract to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected or (2) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of its properties or assets, except in the case of (2) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

        5.    Certain Covenants.    Stockholder hereby covenants and agrees as follows:

        (a)   No Solicitation. Stockholder agrees that (i) he or it is a "Representative" of the Company for purposes of Section 4.3 of the Merger Agreement, (ii) in such capacity, he or it is subject to the restrictions of Section 4.3 of the Merger Agreement, and (iii) that any breach by Stockholder of the terms of Section 4.3 of the Merger Agreement shall be a breach by Stockholder of this Agreement.

        (b)   Restriction on Transfer, Proxies and Non-Interference. Except in connection with any arrangements set forth on Schedule I attached to this Agreement, Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Owned Shares or Warrants (other than the exercise of Warrants and options to purchase shares of Company Common Stock) except, in each case, to any person or entity who shall agree to be bound by all of the terms and conditions of this Agreement and the Stockholder shall deliver a duly executed copy of the Agreement to Parent to evidence such Agreement prior to any such sale, transfer, pledge, encumbrance, assignment or other disposition, (ii) grant any proxies or powers of attorney, deposit any Owned Shares into a voting trust or enter into a voting agreement with respect to any Owned Shares that is inconsistent with the terms hereof or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

        6.    Further Assurances.    From time to time, at the other party's request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

        7.    Fiduciary Duties.    Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder's capacity as a holder of Covered Shares, (b) if Stockholder, or an affiliate of the Stockholder is a director or officer

F-4

of the Company, nothing herein shall be construed to limit or affect any action or inaction by Stockholder or such affiliate acting in Stockholder's or such affiliate's capacity as an officer or director of the Company and in compliance with Section 4.3 of the Merger Agreement, and (c) Stockholder and its affiliates shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder or an affiliate of the Stockholder in such Stockholder's or affiliate's capacity as a director of the Company and in compliance with Section 4.3 of the Merger Agreement.

        8.    No Control.    Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company's operations.

        9.    Amendment.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        10.    Non-survival of Representations and Warranties.    The respective representations and warranties of Stockholder and Parent contained herein shall not survive the Termination Date.

        11.    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such telecopy, in each case addressed as follows:

  if to Parent:

  Caliper Life Sciences, Inc.
  68 Elm Street
  Hopkinton, MA 01748
  Facsimile: 508-435-3439
  Attention: Chief Financial Officer

  With a copy to:

  Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
  One Financial Center
  Boston, MA 02111
  Facsimile: 617-542-2241
  E-Mail: wtwhelan@mintz.com
  Attention: William T. Whelan, Esq.

  if to Stockholder:

  «NameAddress»
  Facsimile: «Fax»
  E-Mail: «Email»

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication was posted by registered or certified mail, postage prepaid, return receipt requested.

        12.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this

F-5

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        13.    Entire Agreement; Assignment.    This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

        14.    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

        15.    Governing Law.    This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware.

        16.    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        17.    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

F-6

        IN WITNESS WHEREOF, Parent and Stockholder have caused to be executed or executed this Voting Agreement as of the date first written above.

CALIPER LIFE SCIENCES, INC.

By:
Name: Title:
STOCKHOLDER
Name: «Name»

F-7

SCHEDULE I

F-8

ANNEX G

FORM OF WARRANT

STOCK PURCHASE WARRANT

To Purchase            Shares of Common Stock of

CALIPER LIFE SCIENCES, INC.

        THIS STOCK PURCHASE WARRANT CERTIFIES that, for value received,                        (the "Holder"), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after                        , 2006 (the "Initial Exercise Date") and on or prior to the close of business on the fifth anniversary of the Initial Exercise Date (the "Termination Date") but not thereafter, to subscribe for and purchase from Caliper Life Sciences, Inc., a corporation incorporated in the State of Delaware (the "Company"), up to                        shares (the "Warrant Shares") of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"). The purchase price of one share of Common Stock (the "Exercise Price") under this Warrant shall be $            , subject to adjustment hereunder. The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as provided herein.

        1.    Title to Warrant.    Prior to the Termination Date and subject to compliance with applicable laws and Section 7 of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed.

        2.    Authorization of Shares.    The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

        3.    Exercise of Warrant.

  (a)
  Except as provided elsewhere herein, exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the Initial Exercise Date and until 5:00 P.M. (New York City time) on the Termination Date by the surrender of this Warrant and the Notice of Exercise Form annexed hereto duly executed, at the office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company) and upon payment of the Exercise Price of the shares thereby purchased by wire transfer or cashier's check drawn on a United States bank, the Holder shall be entitled to receive the number of Warrant Shares so purchased. As soon as practicable after the exercise of this Warrant and in any event within three Trading Days (as defined herein) thereafter, upon the terms and subject to the conditions of this Warrant, the Company at its expense will cause to be issued in the name of and delivered to the Holder, or as the Holder may direct to a broker or other persons, a certificate or certificates for the number of Shares to which the Holder shall be entitled on such exercise, in such denominations as may be requested by the Holder. In lieu of delivering physical certificates for the Warrant Shares issuable upon any exercise of this Warrant, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the Holder, the Company shall use commercially reasonable efforts to cause its transfer agent electronically to transmit such Warrant Shares by crediting the account of the Holder's broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time limitations herein as for stock certificates shall apply).

    a.
    If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares or electronic transmittal of such Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

    b.
    In lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with notice of such election substantially in the form attached hereto duly completed and executed ("Net Exercise"). The Company shall issue to a Holder who Net Exercises a number of Warrant Shares computed using the following formula:

Y (A-B)
X=
A
Where
	X=	The number of Warrant Shares to be issued to the holder.
Y=
The number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the number of Warrant Shares for which the Warrant is then being exercised (at the date of such calculation).
	A=	The fair market value of one (1) Warrant Share (at the date of such calculation).
	B=	The Exercise Price (as adjusted to the date of such calculation (the "Determination Date")).

        For purposes of this Section 3, the fair market value of a Warrant Share shall mean:

  (i)
  If traded on a securities exchange, the Nasdaq National Market or Nasdaq SmallCap Market, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange or market over the 10 trading days immediately prior to the Determination Date;

  (ii)
  If traded on the Nasdaq Stock Market (other than the Nasdaq National Market or Nasdaq SmallCap Market) or other over-the-counter system, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the 10 trading days immediately prior to the Determination Date; and

  (iii)
  If there is no public market for the Common Stock, the fair market value shall be the price per Warrant Share that the Company could obtain from a willing buyer for Warrant Shares sold by the Company from authorized but unissued Warrant Shares, as such price shall be determined in good faith by the Company's Board of Directors.

        4.    No Fractional Shares or Scrip.    No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

        5.    Charges, Taxes and Expenses.    Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

        6.    Closing of Books.    The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

        7.    Transfer, Division and Combination.

    (a)
    Subject to compliance with any applicable securities laws and the conditions set forth in Section 1 hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

    (b)
    This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 7(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

    (c)
    The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 7.

    (d)
    The Company agrees to maintain, at its aforesaid office, books for the registration and the registration of transfer of the Warrants.

    (e)
    If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act or a "qualified institutional buyer" as defined in Rule 144A promulgated under the Securities Act.

        8.    No Rights as Shareholder until Exercise.    This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

        9.    Loss, Theft, Destruction or Mutilation of Warrant.    The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

        10.    Saturdays, Sundays, Holidays.    If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

        11.    Adjustments of Exercise Price and Number of Warrant Shares.    The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment and dividing by the number of Warrant Shares or other securities of the Company resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

        12.    Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets.    If, at any time while this Warrant is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another entity, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock tender or exchange not less than 50% of the then outstanding shares of Common Stock for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder, (a) upon exercise of this Warrant, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the "Alternate Consideration") receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of Shares for which this Warrant is exercisable immediately prior to such event or (b) if the Company is acquired in an all cash transaction, cash equal to the value of this Warrant as determined in accordance with the Black-Scholes-Merton Pricing Model (as hereafter defined). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant consistent with the foregoing provisions and evidencing the holder's right to exercise such warrant into Alternate Consideration; provided that this Warrant shall have been cancelled or amended to the extent such cancellation or amendment is necessary so that such new warrant does not unjustly or disproportionately enrich the holder of the new warrant relative to a holder of the number of Warrant Shares for which this Warrant is exercisable immediately prior to such event. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 12 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. For purposes hereof, "Black-Scholes-Merton Pricing Model" means the value determined using the Black-Scholes-Merton pricing model assuming that the Warrant had been assumed by the acquiring company and determining volatility on an implied basis using pricing information for trading of options in the stock of the acquiring company as of the date of determination or, if no such pricing information is available, determining volatility on an historical basis for the 12-month period prior to the date of determination.

        13.    Registration Statement; Black Out Period.    The Company shall use its commercially reasonable efforts to keep a registration statement ("Registration Statement") with respect to the issuance and sale of the Warrant Shares continuously effective, supplemented, amended and current until all Warrant Shares have been issued or all Warrants have expired, whichever occurs earlier; provided that such obligation shall expire before such date if the Company delivers to the Holder a written opinion of counsel to the Company that all Holders may resell the Warrant Shares without registration under the Act and without restrictions as to the manner, timing and volume of such sale. Notwithstanding the foregoing, the Company shall not be required to amend or supplement the Registration Statement, any related prospectus or any document incorporated therein by reference and may suspend the availability of the Registration Statement (a "Black Out Period") for a period of time not to exceed 30 days in each instance and an aggregate of 60 days in any calendar year, (i) upon the occurrence or existence of any pending corporate development or any other material event as a result of which the Registration Statement, any related prospectus or any document incorporated by reference therein as then amended or supplemented would, in the Company's good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) (A) the Company determines in good faith and in its reasonable judgment that the disclosure of such event as such time would not be in the best interests of the Company or (B) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed. The Holder understands that, upon receipt of a written notice (without notice of the nature or details of the events) from the Company of the commencement of a Black Out Period (as defined below) (each, a "Black Out Notice"), the Holder will promptly discontinue disposition of the Warrant Shares pursuant to the Registration Statement until the earlier of (i) the end of the Black Out Period and (ii) the date on which the Holder is advised by the Company of the termination of the Black Out Period and the Holder receives copies of a supplemented or amended prospectus (or until the Holder is advised by the Company that the use of the Registration Statement may be resumed). If a Black Out Period is in effect on the Termination Date, then the Termination Date shall be extended for the number of calendar days covered by such Black Out Period.

        14.    Voluntary Adjustment by the Company.    The Company may at any time during the term of this Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

        15.    Notice of Adjustment.    Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall give notice thereof to the Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

        16.    Notice of Corporate Action.    If at any time:

    (a)
    the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

    (b)
    there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with (other than a consolidation or merger in which the Company is the surviving corporation), or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation, or

    (c)
    there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to Holder (i) at least 20 days' prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (y) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (z) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their Warrant Shares for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with Section 18(c).

        17.    Authorized Shares.    The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the principal market upon which the Common Stock may then be traded.

        Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

        18.    Miscellaneous.

    (a)
    Jurisdiction. This Warrant shall constitute a contract under the laws of the State of Delaware, without regard to its conflict of law principles or rules.

    (b)
    Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder's rights, powers or remedies, notwithstanding all rights hereunder terminate on the Termination Date.

    (c)
    Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered by first class mail to Holder at the last address of Holder appearing on the books of the Company; provided upon any permitted assignment of this Warrant, the assignee shall promptly provide the Company with its contact information.

    (d)
    Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

    (e)
    Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

    (f)
    Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the holders of Warrants representing two-thirds of the Warrant Shares issuable under Warrants then outstanding as of the date such consent is sought; provided, however, that no amendment may increase the Exercise

      Price, decrease the number of shares or class of shares obtainable upon exercise of this Warrant or decrease the time period in which this Warrant can be exercised without the written consent of each Holder.

    (g)
    Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

    (h)
    Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

    (i)
    Remedies. Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

********************

        IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: , 2006	CALIPER LIFE SCIENCES, INC.
By:
Name: E. Kevin Hrusovsky Title: President and Chief Executive Officer

NOTICE OF EXERCISE

To:
Caliper Life Sciences, Inc.

(1)
The undersigned hereby elects to purchase            Warrant Shares of Caliper Life Sciences, Inc. pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)
Payment shall take the form of (check applicable box):

☐
wire transfer;

☐
cashier's check; or

☐
Net Exercise (as defined in Section 3 of the Warrant).

(3)
Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following:

[NAME OF PURCHASER]
By:

Name: Title:
Dated:

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

        FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

Dated:	,

Holder's Signature:

Holder's Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

ANNEX H

        Caliper Life Sciences, Inc.
68 Elm Street
Hopkinton, MA 01748

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                       , 2006

CALIPER LIFE SCIENCES, INC.'S BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated                            , 2006 in connection with the Annual Meeting of Stockholders to be held at 10:00 a.m., on                        ,                             , 2006 Eastern Time, at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, and hereby appoints Kevin Hrusovsky and Stephen Creager, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Caliper Life Sciences, Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR Proposals 1 through 5.

In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.

If you wish to vote by telephone or Internet, please read the directions below.

If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse side. You need not mark any boxes.

1.
Proposal to approve the issuance of shares of Caliper common stock and warrants to purchase shares of Caliper common stock pursuant to the Agreement and Plan of Merger, dated as of February 10, 2006, by and among Caliper, Xenogen Corporation, and Caliper Holdings, Inc., as described in the attached Joint Proxy Statement—Prospectus.

☐	FOR	☐	AGAINST	☐	ABSTAIN
2.
Proposal to adjourn Caliper's annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

☐	FOR	☐	AGAINST	☐	ABSTAIN
3.
Proposal to approve an amendment to Caliper's restated certificate of incorporation to increase the number of authorized shares of common stock from 70,000,000 shares to 100,000,000 shares, which represents an additional 30,000,000 shares, as described in the attached Joint Proxy Statement—Prospectus.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4.
Proposal to re-elect two current Caliper directors, Kathryn A. Tunstall and E. Kevin Hrusovsky, as Directors of the Company to hold office until the 2009 Annual Meeting of Stockholders.

Kathryn A. Tunstall	☐	FOR	☐	WITHHOLD VOTE
E. Kevin Hrusovsky	☐	FOR	☐	WITHHOLD VOTE
5.
Proposal to ratify the selection by the Audit Committee of the board of directors of Ernst & Young LLP as the independent registered public accounting firm of Caliper for its fiscal year ending December 31, 2006.

☐	FOR	☐	AGAINST	☐	ABSTAIN
☒
Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4 and 5.

☐
By checking this box, I/we consent to future access and delivery of Annual Reports and Proxy Statement electronically via the Internet. I/We understand that the Company may no longer distribute printed materials to me/us for any future stockholder meetings until this consent that I/we have given is revoked. I/we understand that I/we may revoke this consent to electronic access and delivery at any time.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
Signature:	Date

Signature:	Date

PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE!

YOUR VOTE IS IMPORTANT! YOU CAN VOTE IN ONE OF THREE WAYS:

VOTE BY INTERNET:
24 HOURS A DAY, 7 DAYS A WEEK.

Have your proxy card in hand. You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form. Follow the instructions at our Website Address:
http://www. voteproxy.com/

OR

VOTE BY PHONE:
CALL TOLL-FREE [1-800-PROXIES]
ON A TOUCH TONE TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK.

        Have your proxy card in hand. You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

        OPTION 1: To vote as the Board of Directors recommends on ALL proposals, press 1.

WHEN ASKED, PLEASE CONFIRM BY PRESSING 1

        OPTION 2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

        Proposal 1, Issuance of Shares and Warrants: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

        Proposal 2, Adjourn Caliper's annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

        Proposal 3, Amendment to Caliper's restated certificate of incorporation: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

        Proposal 4, Election of Directors: To vote FOR ALL nominees, press 1, to WITHHOLD FOR ALL nominees, press 9. To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

        Proposal 5, Ratification of Auditors: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

WHEN ASKED, PLEASE CONFIRM BY PRESSING 1

        Press 1 to consent to view future Annual Reports and Proxy Materials for this account via the Internet.

WHEN ASKED, PLEASE CONFIRM BY PRESSING 1

OR

VOTE BY PROXY CARD:
Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

NOTE: If you voted by Internet or telephone, THERE IS NO NEED TO MAIL BACK your proxy card.

THANK YOU FOR VOTING.

ANNEX I

        XENOGEN CORPORATION
SPECIAL MEETING OF STOCKHOLDERS,                        , 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
XENOGEN CORPORATION

        The undersigned stockholder(s) of Xenogen Corporation, a Delaware corporation, hereby revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on                        , 2006 and the Joint Proxy Statement - Prospectus, each dated                        , 2006, and hereby appoints David W. Carter, William A. Albright, Jr. and Jason M. Brady, and each of them, as proxies and attorneys-in-fact of the undersigned, each with full power of substitution, with full authority to vote on behalf of the undersigned at the Special Meeting of Stockholders of Xenogen Corporation to be held at Xenogen Corporation's facility located at 2061 Challenger Drive, Alameda, California, on                        , 2006 at 10:00 a.m., Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the following manner:

        1.     Adoption of the Agreement and Plan of Merger, dated as of February 10, 2006, by and among Caliper Life Sciences, Inc., Xenogen Corporation and Caliper Holdings, Inc. (the "Merger Agreement").

FOR	AGAINST	ABSTAIN
☐	☐	☐

        2.     Adjournment of the special meeting of Xenogen Corporation stockholders, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient voted in favor of adoption of the Merger Agreement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

        It is not expected that any matters other than those described in the Joint Proxy Statement - Prospectus will be presented at the Special Meeting. If any other matters are presented, the proxies are authorized to vote upon such other matters in accordance with their discretion.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2.

        Please date this proxy and sign your name exactly as it appears below. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority. In the case of shares owned by a corporation, an authorized officer should sign and state his or her title. In the case of shares owned by a partnership, an authorized partner or other person should sign. Please return the signed proxy in the enclosed envelope.

        Please be sure to sign and date this Proxy

, 200_

Authorized Signature(s)	Date

Authorized Signature(s)

        Please print the name(s) appearing on each share certificate(s) over which you have voting authority: (Print name(s) on certificate(s)).

I-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware General Corporation Law provides that a corporation may pay expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate), and must reimburse a successful defendant for expenses, including attorney's fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware General Corporation Law provides that indemnification may be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

        The restated certificate of incorporation (the "certificate of incorporation") of Caliper Life Sciences, Inc. ("Caliper") and the by-laws of Caliper (the "by-laws") provide, among other things, that, to the fullest extent under applicable law, Caliper shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, is or was, or has agreed to become, a director or officer of Caliper, or is or was serving, or has agreed to serve, at the request of Caliper, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any such action, suit or proceeding and any appeal therefrom. Caliper has the power to indemnify its other officer, employees and agents.

        Section 43 of the by-laws provides that indemnification may include payment by Caliper of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification.

        Section 43 of the by-laws further provide that Caliper shall have the power to purchase and maintain insurance to insure the officers and directors of Caliper against any liabilities incurred by them in the discharge of their functions as such officers and directors. Caliper has purchased insurance which purports to insure the officers and directors of Caliper against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

        The Delaware General Corporation Law permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of any director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the certificate of incorporation contains provisions limiting the liability of its directors, to the fullest extent currently permitted by the Delaware General Corporation Law for monetary damages for breach of their fiduciary duty as directors.

        While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

        Caliper has entered into indemnity agreements (the "Indemnity Agreements") with certain directors of Caliper. The Indemnity Agreements provide that Caliper will pay any attorneys' fees and all other costs, expenses and obligations which the indemnitee pays or incurs because of claims made against him or her by reason of the fact that he or she is or was a director or officer of Caliper. The payments to be made under the Indemnity Agreements include, but are not limited to, expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties of amounts paid in settlement) of such claims, except Caliper is not obligated to make any payment under the Indemnity Agreements which Caliper is prohibited by law from paying as indemnity, or where (a) indemnification is provided to an indemnitee under an insurance policy, except for amounts in excess of insurance coverage, and (b) the claim is one for which an indemnitee is otherwise indemnified by Caliper. If so requested by the indemnitee, Caliper shall advance all expenses to the indemnitee.

        Under Section 5.11 of the Merger Agreement, for six years after the effective time of the merger, Caliper is required to indemnify former directors and officers of Xenogen Corporation against costs or expenses (including attorney's fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of any act or omissions in such capacity as officer or director prior to the closing. Such indemnification shall be to the extent provided under Xenogen's certificate of incorporation and by-laws in effect immediately prior to the effective time of the merger. If a claim for indemnification asserted within the one year period, all rights to indemnification in respect of such claim will continue until the disposition of all such claims.

Item 21. Exhibits and Financial Statement Schedules

  (a)
  List of Exhibits

Exhibit Number	Description of Document
2.0	Agreement and Plan of Merger dated as of February 10, 2006 among Caliper Life Sciences, Inc. (the "Company," "Caliper" or "Registrant"), Xenogen Corporation, and Caliper Holdings, Inc. (included as Annex A to the Joint Proxy Statement - Prospectus contained in this Registration Statement). Note: As permitted by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this agreement have not been filed herewith. The Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.
2.1(17)	Stock Purchase Agreement by and among Caliper, Berwind Corporation and The Berwind Company LLC, dated June 9, 2003.
2.2(17)	Amendment No. 1 to the Stock Purchase Agreement, by and among Caliper, Berwind Corporation and The Berwind Company LLC, dated July 10, 2003.
2.3(20)	Amendment No. 2 to the Stock Purchase Agreement, by and among Caliper, Berwind Corporation and The Berwind Company LLC, dated April 1, 2004.
2.4(21)	Agreement and Plan of Merger among Caliper Life Sciences, Inc., Caliper Services, Inc. and NovaScreen Biosciences Corporation, dated as of September 7, 2005.
3.1(20)	Amended and Restated Certificate of Incorporation of Caliper.
3.2(9)	Certificate of Designation Of Series A Junior Participating Preferred Stock.
3.3(1)	Restated Bylaws of Caliper.
3.4(18)	Amendment No. 1 to Bylaws of Caliper.

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
4.2(22)	Specimen Stock Certificate.
4.3(10)	Rights Agreement, dated as of December 18, 2001, between Caliper and Wells Fargo Bank Minnesota, N.A., as Rights Agent.
4.4	Form of Warrant to be issued to Xenogen securityholders pursuant to the Merger Agreement. (included as Annex G to the Joint Proxy Statement – Prospectus contained in this registration statement)
5*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding the validity of the securities being registered.
8.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding certain federal income tax consequences relating to the merger.
8.2*	Opinion of Heller Ehrman LLP regarding certain federal income tax consequences relating to the merger.
10.1(2)	Lease Agreement, dated December 1, 1998, between Caliper and 605 East Fairchild Associates, L.P.
10.2(2)(3)	1996 Equity Incentive Plan.
10.3(2)(3)	1999 Equity Incentive Plan.
10.4(2)(3)	1999 Employee Stock Purchase Plan.
10.5(2)(3)	1999 Non-Employee Directors' Stock Option Plan.
10.6(3)(22)	Form of Grant Agreement for 1999 Equity Incentive Plan—Option Awards.
10.7(3)(22)	Form of Grant Agreement for 1999 Equity Incentive Plan—Restricted Stock Unit Awards.
10.8(3)(22)	Form of Grant Agreement for 1999 Non-Employee Directors' Stock Option Plan.
10.9(2)(3)	Form of Indemnification Agreement entered into between Caliper and its directors and executive officers.
10.10(2)(4)	Collaboration Agreement, dated May 2, 1998, between Caliper and Hewlett-Packard Company (now Agilent Technologies, Inc.).
10.11(3)(22)	Form of Stock Option Grant Agreement for Acquisition Equity Incentive Plan.
10.12(3)(22)	Form of Stock Award Agreement for Acquisition Equity Incentive Plan (pro rata vesting).
10.13(3)(22)	Form of Stock Award Agreement for Acquisition Equity Incentive Plan (5 year cliff vesting).
10.17(3)(22)	Non-Employee Directors' Cash Compensation Plan.
10.18(3)(12)	Caliper Performance Bonus Plan.
10.19(3)(22)	Employment Offer Letter dated November 30, 2004 between Caliper and Mr. Thomas T. Higgins.
10.20(3)(12)	Summary Cash Compensation Sheet.
10.23(2)(3)	The Corporate Plan for Retirement Select Plan Adoption Agreement and related Basic Plan Document.
10.29(3)(22)	Key Employee Change of Control and Severance Benefit Plan.
10.30(5)(9)	Cross-License Agreement, dated March 12, 2001 between Aclara Biosciences, Inc. and Caliper.
10.32(4)(7)	Settlement Agreement and Mutual General Release, dated March 12, 2001 between Aclara Biosciences, Inc. and Caliper.
10.39(3)(10)	2001 Non-Statutory Stock Option Plan.
10.46(3)(22)	Form of Grant Agreement for 2001 Non-Statutory Stock Option Plan.
10.48(3)(11)	Key Employee Agreement, dated July 1, 2002, between Caliper and Dr. Daniel Kisner.

10.52(4)(18)	Sole Commercial Patent License Agreement, effective September 1, 1995, between UT-Battelle, LLC, the successor to Lockheed Martin Energy Research Corporation, and Caliper, as amended on November 1, 2002.
10.55(4)(14)	Collaboration Agreement, dated June 4, 2003, between Caliper and Bio-Rad Laboratories, Inc.
10.56(3)(15)	Key Employee Agreement, dated July 14, 2003, between Caliper and E. Kevin Hrusovsky.
10.62(3)(16)	Acquisition Equity Incentive Plan.
10.63(3)(19)	Key Employee Agreement Amendment, dated December 24, 2003, between Caliper and Dr. Daniel L. Kisner.
10.64(3)(19)	Consulting Agreement, dated January 1, 2004, between Caliper and Dr. David V. Milligan.
10.66(4)(19)	Collaboration and Supply Agreement, dated January 9, 2004, among Caliper, Zymark Corporation and Affymetrix, Inc.
10.67(3)	Offer Letter dated September 7, 2005 between Caliper Life Sciences, Inc. and David M. Manyak, Ph.D.
10.80	Form of Company Voting Agreement between Caliper and the undersigned stockholder of Xenogen. (included as Annex E to the Joint Proxy Statement – Prospectus contained in this registration statement)
10.81	Form of Parent Voting Agreement between Caliper and Xenogen. (included as Annex F to the Joint Proxy Statement – Prospectus contained in this registration statement)
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5 to this Registration Statement).
23.4*	Consent of Heller Ehrman LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement).
24.1*	Power of Attorney (reference is made to the signature page of this report).
99.1*	Form of Caliper Proxy Card.
99.2*	Form of Xenogen Proxy Card.
99.3*	Consent of David Carter to serves as a director of Caliper.
99.4*	Consent of Michael Bigham to serve as a director of Caliper.
99.5*	Consent of Cowen and Company, LLC.
99.6*	Consent of Thomas Weisel Partners, LLP (included as Annex C to the Joint Proxy Statement – Prospectus contained in this Registration Statement).

*
Previously filed.

(1)
Previously filed as Exhibit 3.4 to Caliper's Registration Statement on Form S-1, as amended, File No. 333-88827, filed on October 12, 1999 and incorporated by reference herein.

(2)
Previously filed as the like-numbered Exhibit to Caliper's Registration Statement on Form S-1, as amended, File No. 333-88827, filed on October 12, 1999 and incorporated by reference herein.

(3)
Management contract or compensatory plan or arrangement.

(4)
Confidential treatment has been granted for a portion of this exhibit.

(5)
Filed as the like-numbered exhibit to Annual Report of Form 10-K for the year ended December 31, 1999 and incorporated by reference herein.

(6)
Previously filed as the like-numbered Exhibit to Caliper's Registration Statement on Form S-1, as amended, File No. 333-45942, filed on September 15, 2000, and incorporated by reference herein.

(7)
Previously filed as the like-numbered Exhibit to Form 10-Q for the quarterly period ended March 31, 2001 and incorporated by reference herein.

(8)
Previously filed as the like-numbered Exhibit to Form 10-Q for the quarterly period ended September 30, 2001 and incorporated by reference herein.

(9)
Previously filed as Exhibit 99.1 to Current Report on Form 8-K filed December 19, 2001 and incorporated by reference herein.

(10)
Previously filed as Exhibit 99.1 to Caliper's Registration Statement on Form S-8, File No. 333-76636, filed January 11, 2002 and incorporated by reference herein.

(11)
Previously filed as the like-numbered Exhibit to Form 10-Q for the quarterly period ended September 30, 2002 and incorporated by reference herein.

(12)
Previously filed as the like-numbered Exhibit to Current Report on Form 8-K filed March 16, 2005 and incorporated by reference herein.

(13)
Confidential treatment has been requested for a portion of this exhibit.

(14)
Previously filed as the like-numbered Exhibit to Form 10-Q for the quarterly period ended June 30, 2003 and incorporated by reference herein.

(15)
Previously filed as the like-numbered Exhibit to Form 10-Q for the quarterly period ended September 30, 2003 and incorporated by reference herein.

(16)
Previously filed as Exhibit 99.1 to Caliper's Registration Statement on Form S-8, File No. 333-106946, filed June 10, 2003 and incorporated by reference herein.

(17)
Previously filed as the like-numbered Exhibit to Form 8-K filed July 25, 2003 and incorporated by reference herein.

(18)
Previously filed as the like-numbered Exhibit to Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.

(19)
Previously filed as the like-numbered Exhibit to Form 10-K for the year ended December 31, 2003 and incorporated by reference herein.

(20)
Previously filed as the like-numbered Exhibit to Form 10-Q for the quarterly period ended March 31, 2004 and incorporated by reference herein.

(21)
Previously filed as Exhibit 2.1 to Caliper's Registration Statement on Form S-3, File No. 333-129192, filed October 21, 2005 and incorporated by reference herein.

(22)
Previously filed as the like numbered exhibit to Form 10-K for the year ended December 31, 2004 and incorporated by reference herein.

Item 22. Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (2)
  That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To respond to requests for information that is incorporated by reference into the Joint Proxy Statement - Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (4)
  To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (5)
  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      Provided, however, That:

      (A)
      Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

      (B)
      Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities

        Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

      (C)
      Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§239.1100(c)).

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or §210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

  (5)
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

  (i)
  If the registrant is relying on Rule 430B (§230.430B of this chapter):

  (A)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (B)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of 314 securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

      (ii)
      If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (6)
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

    The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkinton, Commonwealth of Massachusetts, on July 7, 2006.

CALIPER LIFE SCIENCES, INC. (Registrant)
By:	/s/ E. KEVIN HRUSOVSKY
Name:	E. Kevin Hrusovsky
Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the registration statement has been signed by the following persons in the capacities held on July 7, 2006.

Signature	Title

/s/ E. KEVIN HRUSOVSKY E. Kevin Hrusovsky	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ THOMAS T. HIGGINS Thomas T. Higgins	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
* Peter F. McAree	Vice President, Finance (Principal Accounting Officer)
* Daniel L. Kisner, M.D.	Chairman of the Board of Directors
* David Milligan, Ph.D	Director
* Robert C. Bishop, Ph.D	Director
* Kathryn Tunstall	Director

* Van Billet	Director
* Allan L. Comstock	Director
/s/ E. KEVIN HRUSOVSKY *Signed by E. Kevin Hrusovsky pursuant to a power of attorney previously granted.

EXHIBIT INDEX

Exhibit Number	Description of Document
2.0	Agreement and Plan of Merger dated as of February 10, 2006 among Caliper Life Sciences, Inc. (the "Company," "Caliper" or "Registrant"), Xenogen Corporation, and Caliper Holdings, Inc. (included as Annex A to the Joint Proxy Statement - Prospectus contained in this Registration Statement). Note: As permitted by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this agreement have not been filed herewith. The Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.
2.1(17)	Stock Purchase Agreement by and among Caliper, Berwind Corporation and The Berwind Company LLC, dated June 9, 2003.
2.2(17)	Amendment No. 1 to the Stock Purchase Agreement, by and among Caliper, Berwind Corporation and The Berwind Company LLC, dated July 10, 2003.
2.3(20)	Amendment No. 2 to the Stock Purchase Agreement, by and among Caliper, Berwind Corporation and The Berwind Company LLC, dated April 1, 2004.
2.4(21)	Agreement and Plan of Merger among Caliper Life Sciences, Inc., Caliper Services, Inc. and NovaScreen Biosciences Corporation, dated as of September 7, 2005.
3.1(20)	Amended and Restated Certificate of Incorporation of Caliper.
3.2(9)	Certificate of Designation Of Series A Junior Participating Preferred Stock.
3.3(1)	Restated Bylaws of Caliper.
3.4(18)	Amendment No. 1 to Bylaws of Caliper.
4.1	Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4.
4.2(22)	Specimen Stock Certificate.
4.3(10)	Rights Agreement, dated as of December 18, 2001, between Caliper and Wells Fargo Bank Minnesota, N.A., as Rights Agent.
4.4	Form of Warrant to be issued to Xenogen securityholders pursuant to the Merger Agreement. (included as Annex G to the Joint Proxy Statement - Prospectus contained in this registration statement)
5*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding the validity of the securities being registered.
8.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding certain federal income tax consequences relating to the merger.
8.2*	Opinion of Heller Ehrman LLP regarding certain federal income tax consequences relating to the merger.
10.1(2)	Lease Agreement, dated December 1, 1998, between Caliper and 605 East Fairchild Associates, L.P.
10.2(2)(3)	1996 Equity Incentive Plan.
10.3(2)(3)	1999 Equity Incentive Plan.
10.4(2)(3)	1999 Employee Stock Purchase Plan.
10.5(2)(3)	1999 Non-Employee Directors' Stock Option Plan.
10.6(3)(22)	Form of Grant Agreement for 1999 Equity Incentive Plan—Option Awards.
10.7(3)(22)	Form of Grant Agreement for 1999 Equity Incentive Plan—Restricted Stock Unit Awards.
10.8(3)(22)	Form of Grant Agreement for 1999 Non-Employee Directors' Stock Option Plan.
10.9(2)(3)	Form of Indemnification Agreement entered into between Caliper and its directors and executive officers.
10.10(2)(4)	Collaboration Agreement, dated May 2, 1998, between Caliper and Hewlett-Packard Company (now Agilent Technologies, Inc.).
10.11(3)(22)	Form of Stock Option Grant Agreement for Acquisition Equity Incentive Plan.
10.12(3)(22)	Form of Stock Award Agreement for Acquisition Equity Incentive Plan (pro rata vesting).

10.13(3)(22)	Form of Stock Award Agreement for Acquisition Equity Incentive Plan (5 year cliff vesting).
10.17(3)(22)	Non-Employee Directors' Cash Compensation Plan.
10.18(3)(12)	Caliper Performance Bonus Plan.
10.19(3)(22)	Employment Offer Letter dated November 30, 2004 between Caliper and Mr. Thomas T. Higgins.
10.20(3)(12)	Summary Cash Compensation Sheet.
10.23(2)(3)	The Corporate Plan for Retirement Select Plan Adoption Agreement and related Basic Plan Document.
10.29(3)(22)	Key Employee Change of Control and Severance Benefit Plan.
10.30(5)(9)	Cross-License Agreement, dated March 12, 2001 between Aclara Biosciences, Inc. and Caliper.
10.32(4)(7)	Settlement Agreement and Mutual General Release, dated March 12, 2001 between Aclara Biosciences, Inc. and Caliper.
10.39(3)(10)	2001 Non-Statutory Stock Option Plan.
10.46(3)(22)	Form of Grant Agreement for 2001 Non-Statutory Stock Option Plan.
10.48(3)(11)	Key Employee Agreement, dated July 1, 2002, between Caliper and Dr. Daniel Kisner.
10.52(4)(18)	Sole Commercial Patent License Agreement, effective September 1, 1995, between UT-Battelle, LLC, the successor to Lockheed Martin Energy Research Corporation, and Caliper, as amended on November 1, 2002.
10.55(4)(14)	Collaboration Agreement, dated June 4, 2003, between Caliper and Bio-Rad Laboratories, Inc.
10.56(3)(15)	Key Employee Agreement, dated July 14, 2003, between Caliper and E. Kevin Hrusovsky.
10.62(3)(16)	Acquisition Equity Incentive Plan.
10.63(3)(19)	Key Employee Agreement Amendment, dated December 24, 2003, between Caliper and Dr. Daniel L. Kisner.
10.64(3)(19)	Consulting Agreement, dated January 1, 2004, between Caliper and Dr. David V. Milligan.
10.66(4)(19)	Collaboration and Supply Agreement, dated January 9, 2004, among Caliper, Zymark Corporation and Affymetrix, Inc.
10.67(3)	Offer Letter dated September 7, 2005 between Caliper Life Sciences, Inc. and David M. Manyak, Ph.D.
10.80	Form of Company Voting Agreement between Caliper and the undersigned stockholder of Xenogen. (included as Annex C to the Joint Proxy Statement - Prospectus contained in this registration statement)
10.81	Form of Parent Voting Agreement between Caliper and Xenogen. (included as Annex F to the Joint Proxy Statement - Prospectus contained in this registration statement)
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.3*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in the opinion filed as Exhibit 5 to this Registration Statement).
23.4*	Consent of Heller Ehrman LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement).
24.1*	Power of Attorney (reference is made to the signature page of this report).
99.1*	Form of Caliper Proxy Card.
99.2*	Form of Xenogen Proxy Card.
99.3*	Consent of David Carter to serves as a director of Caliper.
99.4*	Consent of Michael Bigham to serve as a director of Caliper.
99.5*	Consent of Cowen and Company, LLC.
99.6*	Consent of Thomas Weisel Partners, LLP (included as Annex C to the Joint Proxy Statement – Prospectus contained in this Registration Statement).

*
Previously filed.

(1)
Previously filed as Exhibit 3.4 to Caliper's Registration Statement on Form S-1, as amended, File No. 333-88827, filed on October 12, 1999 and incorporated by reference herein.

(2)
Previously filed as the like-numbered Exhibit to Caliper's Registration Statement on Form S-1, as amended, File No. 333-88827, filed on October 12, 1999 and incorporated by reference herein.

(3)
Management contract or compensatory plan or arrangement.

(4)
Confidential treatment has been granted for a portion of this exhibit.

(5)
Filed as the like-numbered exhibit to Annual Report of Form 10-K for the year ended December 31, 1999 and incorporated by reference herein.

(6)
Previously filed as the like-numbered Exhibit to Caliper's Registration Statement on Form S-1, as amended, File No. 333-45942, filed on September 15, 2000, and incorporated by reference herein.

(7)
Previously filed as the like-numbered Exhibit to Form 10-Q for the quarterly period ended March 31, 2001 and incorporated by reference herein.

(8)
Previously filed as the like-numbered Exhibit to Form 10-Q for the quarterly period ended September 30, 2001 and incorporated by reference herein.

(9)
Previously filed as Exhibit 99.1 to Current Report on Form 8-K filed December 19, 2001 and incorporated by reference herein.

(10)
Previously filed as Exhibit 99.1 to Caliper's Registration Statement on Form S-8, File No. 333-76636, filed January 11, 2002 and incorporated by reference herein.

(11)
Previously filed as the like-numbered Exhibit to Form 10-Q for the quarterly period ended September 30, 2002 and incorporated by reference herein.

(12)
Previously filed as the like-numbered Exhibit to Current Report on Form 8-K filed March 16, 2005 and incorporated by reference herein.

(13)
Confidential treatment has been requested for a portion of this exhibit.

(14)
Previously filed as the like-numbered Exhibit to Form 10-Q for the quarterly period ended June 30, 2003 and incorporated by reference herein.

(15)
Previously filed as the like-numbered Exhibit to Form 10-Q for the quarterly period ended September 30, 2003 and incorporated by reference herein.

(16)
Previously filed as Exhibit 99.1 to Caliper's Registration Statement on Form S-8, File No. 333-106946, filed June 10, 2003 and incorporated by reference herein.

(17)
Previously filed as the like-numbered Exhibit to Form 8-K filed July 25, 2003 and incorporated by reference herein.

(18)
Previously filed as the like-numbered Exhibit to Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.

(19)
Previously filed as the like-numbered Exhibit to Form 10-K for the year ended December 31, 2003 and incorporated by reference herein.

(20)
Previously filed as the like-numbered Exhibit to Form 10-Q for the quarterly period ended March 31, 2004 and incorporated by reference herein.

(21)
Previously filed as Exhibit 2.1 to Caliper's Registration Statement on Form S-3, File No. 333-129192, filed October 21, 2005 and incorporated by reference herein.

(22)
Previously filed as the like numbered exhibit to Form 10-K for the year ended December 31, 2004 and incorporated by reference herein.

QuickLinks

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT
TABLE OF CONTENTS
CHAPTER ONE—THE MERGER QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
RISK FACTORS
Risks Relating to the Merger
RISKS RELATING TO CALIPER AND XENOGEN AS A COMBINED COMPANY
Risks Related to the Business of Caliper and the Combined Entity
Risks Related to the Business of Xenogen and the Combined Entity
Risks Related to Owning Caliper's Common Stock
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE MERGER TRANSACTION
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
CALIPER LIFE SCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet as of March 31, 2006 (In thousands)
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the Three Months Ended March 31, 2006 (In thousands, except per share data)
Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations for the Year Ended December 31, 2005 (In thousands, except per share data)
INTERESTS OF CERTAIN PERSONS IN THE MERGER
THE MERGER AGREEMENT
CHAPTER TWO—INFORMATION ABOUT THE MEETINGS AND VOTING
CHAPTER THREE—OTHER INFORMATION REGARDING CALIPER BUSINESS OF CALIPER
CHAPTER FOUR—OTHER INFORMATION REGARDING XENOGEN BUSINESS OF XENOGEN
CHAPTER FIVE—CERTAIN LEGAL INFORMATION COMPARISON OF STOCKHOLDER RIGHTS
DESCRIPTION OF CALIPER CAPITAL STOCK
LEGAL MATTERS
EXPERTS
CHAPTER SIX—CALIPER ANNUAL MEETING PROPOSALS ITEM 1—MERGER PROPOSAL
ITEM 2—AMENDMENT OF CALIPER'S CERTIFICATE OF INCORPORATION
ITEM 3—ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
ITEM 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE OFFICERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION OF DIRECTORS
COMPENSATION OF EXECUTIVE OFFICERS
REPORT OF THE COMPENSATION COMMITTEE OF THE CALIPER BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(1)
EQUITY COMPENSATION PLAN INFORMATION
PERFORMANCE MEASUREMENT COMPARISON1
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
CHAPTER SEVEN—XENOGEN SPECIAL MEETING PROPOSAL ITEMS 1 AND 2—XENOGEN MERGER PROPOSALS
CHAPTER EIGHT—ADDITIONAL INFORMATION FOR STOCKHOLDERS FUTURE STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO XENOGEN FINANCIAL STATEMENTS
XENOGEN CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS In thousands, except share data) (Unaudited)
XENOGEN CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share data) (Unaudited)
XENOGEN CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)
XENOGEN CORPORATION NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
XENOGEN CORPORATION AUDITED FINANCIAL STATEMENTS REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
XENOGEN CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share amounts)
XENOGEN CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share amounts)
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
XENOGEN CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
XENOGEN CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended December 31, 2005, 2004 and 2003
  Schedule II
Xenogen Corporation Valuation and Qualifying Accounts and Reserves Years Ended December 31, 2005, 2004 and 2003 (in thousands)
  Annex A
  ANNEX B
OPINION OF COWEN AND COMPANY, LLC
  ANNEX C
OPINION OF THOMAS WEISEL PARTNERS LLP FINANCIAL ADVISORS
  ANNEX D
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
  Annex E
  ANNEX G
FORM OF WARRANT
NOTICE OF EXERCISE
ASSIGNMENT FORM
  ANNEX H
CALIPER LIFE SCIENCES, INC.'S BOARD OF DIRECTORS SOLICITS THIS PROXY
  ANNEX I
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX